As filed with the Securities and Exchange Commission on November 4, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Intelsat Subsidiary Holding Company, Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	4899	98-0446524
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda

(441) 294-1650

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Intelsat, Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	4899	98-0346003
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda

(441) 294-1650

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Intelsat (Bermuda), Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	4899	98-0348066
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda

(441) 294-1650

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Intelsat Holdings LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4899	98-0348066
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda

(441) 294-1650

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Intelsat LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4899	98-0348066
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda

(441) 294-1650

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Intelsat Global Sales & Marketing Ltd.

(Exact Name of Registrant as Specified in Its Charter)

England and Wales	4899	98-0375636
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Building 3, Chiswick Park, 566 Chiswick High Road, London W4 54A, United Kingdom

(+44) 2088-996035

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Intelsat USA Sales Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4899	52-2334388
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3400 International Drive, N.W., Washington, D.C. 20008

(202) 944-6800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Intelsat USA License Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4899	02-0558637
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3400 International Drive, N.W., Washington, D.C. 20008

(202) 944-6800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Intelsat Global Service Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	4899	52-2293595
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3400 International Drive, N.W., Washington, D.C. 20008

(202) 944-6800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Phillip L. Spector, Esq.

Executive Vice President and General Counsel

Intelsat, Ltd.

Wellesley House North, 2nd Floor

90 Pitts Bay Road

Pembroke HM 08, Bermuda

(441) 294-1650

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Arnold B. Peinado, III, Esq.

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, New York 10005

(212) 530-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Floating Rate Senior Notes due 2012	$1,000,000,000	100%	$1,000,000,000	$117,700
Guarantees of the Floating Rate Senior Notes due 2012	$1,000,000,000	100%	$1,000,000,000		(2)
8 1/4% Senior Notes due 2013	$875,000,000	100%	$875,000,000	$102,988
Guarantees of the 8 1/4% Senior Notes due 2013	$875,000,000	100%	$875,000,000		(2)
8 5/8% Senior Notes due 2015	$675,000,000	100%	$675,000,000	$79,448
Guarantees of the 8 5/8% Senior Notes due 2015	$675,000,000	100%	$675,000,000		(2)

(1)	Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(2)	No additional registration fee is due for guarantees pursuant to Rule 457(n) under the Securities Act of 1933.

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                         , 2005

PROSPECTUS

Exchange Offer for

Floating Rate Senior Notes due 2012

8 1/4% Senior Notes due 2013

8 5/8% Senior Notes due 2015

This is an offer to exchange any Floating Rate Senior Notes due 2012 that you now hold for newly issued Floating Rate Senior Notes due 2012, to exchange any 8 1/4% Senior Notes due 2013 that you now hold for newly issued 8 1/4% Senior Notes due 2013, and to exchange any 8 5/8% Senior Notes due 2015 that you now hold for newly issued 8 5/8% Senior Notes due 2015. This offer will expire at 5:00 p.m. New York City time on            , 200  , unless we extend the offer. You must tender your original notes by this deadline in order to receive the new notes. We do not currently intend to extend the expiration date.

The original notes were issued by Intelsat (Bermuda), Ltd. Since that time, Intelsat (Bermuda), Ltd. transferred substantially all its assets to its direct wholly-owned subsidiary, Intelsat Subsidiary Holding Company, Ltd., and Intelsat Subsidiary Holding Company, Ltd. at that time assumed substantially all of Intelsat (Bermuda), Ltd.’s obligations, including its obligations in respect of the original notes. Accordingly, Intelsat Subsidiary Holding Company, Ltd. is currently the obligor on the original notes and will be issuing any new notes issued in exchange therefore pursuant to this exchange offer.

The exchange of outstanding original notes for exchange notes in the exchange offer should not constitute a taxable event for U.S. federal income tax purposes. The terms of the exchange notes to be issued in the exchange offer are substantially identical to the original notes, except that the exchange notes will be freely tradeable and will not benefit from the registration and related rights pursuant to which we are conducting this exchange offer. All untendered original notes will continue to be subject to the restrictions on transfer set forth in the original notes and in the applicable indenture

There is no existing public market for your original notes, and there is currently no public market for the new notes to be issued to you in the exchange offer.

See “ Risk Factors” beginning on page 30 for a description of the business and financial risks associated with the new notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2005.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to exchange the notes only in jurisdictions where these offers and exchanges are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

Consent under the Exchange Control Act 1972 of Bermuda, as amended, and its related regulations has been given by the Bermuda Monetary Authority for the issue and transfer of the new notes between non-residents of Bermuda. Prior to this offering, we intend, if required, to file this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or performance or any default of our business, or for the correctness of any of the statements made or opinions expressed in this prospectus or the registration statement of which this prospectus forms a part.

The Floating Rate Senior Notes due 2012 are referred to as the floating rate notes, the 8 1/4% Senior Notes due 2013 are referred to as the 2013 notes and the 8 5/8% Senior Notes due 2015 are referred to as the 2015 notes. The 2013 notes and the 2015 notes are referred to collectively as the fixed rate notes. The floating rate notes and the fixed rate notes are referred to collectively as the notes. Unless we indicate differently, when we use the term “notes,” “new notes,” “floating rate notes,” “2013 notes” or “2015 notes,” we mean the new notes that we will issue to you if you exchange your original notes.

PROSPECTUS SUMMARY

Intelsat Subsidiary Holding Company, Ltd. will be the obligor under the notes offered hereby. You should read the following summary together with the more detailed information and financial statements and their notes included elsewhere in this prospectus. Investing in the notes involves significant risks, as described in the “Risk Factors” section. Unless otherwise indicated, or the context otherwise requires, financial information identified in this prospectus as pro forma gives effect to the consummation of the Transactions, as defined below in “—The Transactions,” in the manner described under “Unaudited Pro Forma Condensed Consolidated Financial Information.” In this prospectus, unless otherwise indicated or the context otherwise requires, all references to (1) the terms “we,” “us,” and “our” refer to Intelsat, Ltd.’s predecessor, the IGO, with respect to periods prior to July 18, 2001 and otherwise to Intelsat, Ltd. and its currently existing subsidiaries on a consolidated basis, (2) the term “Intelsat Bermuda” refers to Intelsat (Bermuda), Ltd., Intelsat, Ltd.’s direct wholly owned subsidiary, (3) the term “Intelsat Sub Holdco” refers to Intelsat Subsidiary Holding Company, Ltd., Intelsat Bermuda’s direct wholly owned subsidiary and the obligor of the senior secured credit facilities and the notes offered for exchange hereby, (4) the term “Intelsat Holdings” refers to our parent, Intelsat Holdings, Ltd. (formerly Zeus Holdings Limited) and (5) the term “PanAmSat Acquisition Transactions” means the proposed acquisition of PanAmSat Holding Corporation and the related transactions discussed in this Prospectus Summary. We refer to our purchase of the North American satellites and related customer contracts and other assets from Loral Space & Communications Corporation and certain of its affiliates in March 2004 as the Intelsat Americas Transaction and to the satellites that we acquired as the Intelsat Americas, or IA, satellites. We refer to the satellites that we owned prior to the closing of the Intelsat Americas Transaction as the IS satellites. In this prospectus, unless the context otherwise requires, all references to transponder capacity or demand refer to transponder capacity or demand in the C-band and Ku-band only. Unless otherwise indicated, the description of us and our business does not give effect to, nor reflects the impact of, our acquisition of PanAmSat Holding Corporation, which could close in the second or third quarter of 2006.

Our Company

We are a leading provider of fixed satellite services, with customers that include leading telecommunications companies, multinational corporations, Internet service providers, media broadcasters and government/military organizations. Founded in 1964, we have provided communications capacity for milestone events in the 20th century, including transmitting worldwide the video signals of the first moon walk, providing the “hot line” connecting the White House and the Kremlin and transmitting live television coverage of every Olympics since 1968.

Our goal is to connect people and businesses around the world with reliable, flexible and innovative communications services. We supply voice, data and video connectivity in over 200 countries and territories for over 700 customers, many of which we have had relationships with for over 30 years. We operate in an attractive, well-developed segment of the satellite communications industry that is characterized by steady and predictable contracted revenue streams and strong free cash flows, which represent cash flows from operating activities less capital expenditures. In 2004, the global fixed satellite services, or FSS, sector generated revenue of approximately $7.05 billion, and by that measure we were the second largest operator, according to Euroconsult. We generate revenue primarily from leasing capacity on our satellites, which is generally contracted for periods of up to 15 years. Our backlog, which is our expected actual future revenue under our customer contracts, was approximately $3.7 billion as of June 30, 2005, 99% of which relates to contracts that are non-cancellable or cancellable only upon payment of substantial termination fees.

We believe that we have one of the largest, most flexible and reliable satellite fleets. Our in-orbit satellite fleet, which covers 99% of the world’s population, includes 28 satellites and leased capacity on one additional satellite, excluding our ownership interest in the Marisat-F2 satellite, which we acquired as part of the COMSAT General Transaction. Many of our satellites have steerable beams that can be reconfigured to provide different areas of coverage, and many of our satellites can be relocated to other orbital locations. The flexibility of our fleet allows us to respond quickly to changes in market conditions and customer demand. During the past 30 years, excluding the IS-804 satellite, each of the station-kept satellites we launched or acquired in the Intelsat Americas Transaction has exceeded, or is expected to exceed, its design life. Our satellite fleet is operated via ground facilities used to monitor and control our satellites and is complemented by a terrestrial network of teleports, points of presence and leased fiber links for the provision of our managed solutions.

We have invested heavily in our communications network over the past several years. Consequently, we expect our capital expenditures to be significantly reduced to maintenance levels in the near to mid term. We have spent approximately $2.6 billion on nine satellite launches since June 2001 in connection with our most recent satellite fleet renewal and deployment cycle, which was completed with the launch of our IA-8 satellite on June 23, 2005. We have no other satellite launch plans in the near term. The average remaining orbital maneuver life of our satellites was twelve years as of June 30, 2005, weighted on the basis of available capacity for the 23 station-kept satellites of the 28 satellites we own.

In 2004, we completed two transactions in growing segments of the FSS sector. In March 2004, we completed the Intelsat Americas Transaction. The satellites and related assets acquired in the Intelsat Americas Transaction have further strengthened our leading position in the FSS sector by enhancing our capabilities for video, corporate network and government/military applications. We also purchased the business of COMSAT General Corporation and certain of its affiliates in October 2004. This transaction, which we refer to as the COMSAT General Transaction, has further strengthened our leading position in providing services for government and other military service applications.

On January 28, 2005, Intelsat Holdings acquired Intelsat, Ltd. for total cash consideration of approximately $3 billion. See “The Transactions—The Acquisition Transactions” for a description of the transaction agreement with Intelsat Holdings.

On August 28, 2005, Intelsat Bermuda entered into a Merger Agreement with PanAmSat Holding Corporation and Proton Acquisition Corporation, a wholly owned subsidiary of Intelsat Bermuda, pursuant to which Intelsat Bermuda agreed to acquire PanAmSat Holding Corporation for total cash consideration of approximately $3.2 billion. As part of this transaction, approximately $3.2 billion in debt of PanAmSat Holding Corporation and its subsidiaries will either be refinanced or remain outstanding. See “—The Transactions—The PanAmSat Acquisition Transactions” and “The PanAmSat Acquisition Transactions” for more information concerning this pending transaction.

Our Service Sectors

We provide satellite capacity and related communications services for the transmission of voice, data and video connectivity. Our customer contracts offer different service commitment types, which fall primarily into four categories: (1) leases, (2) channel, which is primarily for voice services, (3) managed solutions and (4) mobile satellite services. Our leases and channel service commitments provide wholesale satellite capacity to our customers. Our managed solutions, which have grown rapidly since being introduced in 2001, combine satellite capacity, teleports, satellite communications hardware, fiber optic cable and other ground facilities to provide broadband, video and private network services to our customers. Our services are used to serve three sectors: (1) network services and telecom, (2) media and (3) government (for which we began tracking and reporting on January 1, 2003), each of which is described below.

Network Services and Telecom

The network services and telecom sector represented 61.0% of our revenue for the six months ended June 30, 2005 and 67.4% of our revenue for the year ended December 31, 2004. We provide satellite capacity and managed solutions to telecommunications carriers, Internet service providers, or ISPs, and multinational corporations to support voice and data applications, including point-to-point and point-to-multipoint connections between telecommunication hubs. Highlights include the following:

•	We were the leading provider of satellite capacity for voice and data applications in 2004, derived from data presented by Euroconsult.

•	We believe that the demand for satellite capacity for certain niche voice and data applications will grow. For example, the proliferation of wireless services worldwide has created demand to use satellite services for backhaul and network extensions in developing regions, due to unreliable or non-existent terrestrial infrastructure.

•	Our revenue from voice and data applications is highly predictable and benefits from primarily non-cancelable contracts. Based on our backlog at December 31, 2004, we expected to recognize $346.7 million in voice and data applications revenue for the six months ended June 30, 2005, and we ultimately recognized $355.4 million in actual revenue for that period from these applications.

•	We provide point-to-multipoint connections for corporate network applications, including very small aperture terminals, or VSATs.

Media

The media sector represented 17.2% of our revenue for the six months ended June 30, 2005 and 18.7% of our revenue for the year ended December 31, 2004. Video applications currently use more FSS capacity than any other application, representing about 61% of total global FSS transponder demand in 2004, with North America being the largest user of satellite capacity for video applications, according to Northern Sky Research. We currently offer three types of services to our media customers:

•	video distribution services, which include the transmission of television programming for broadcasters, cable networks and other redistribution systems;

•	video contribution services, which include the transmission of news, sports and other video programming from various locations to a central video production studio; and

•	direct-to-home, or DTH, services, which include the transmission of television channels for household reception.

Highlights include the following:

•	In North America, we believe that we are a leading provider of FSS capacity for the distribution of broadcast video. We also believe that we are one of the leading providers of FSS capacity for ethnic programming distribution in North America, with over 150 channels broadcast.

•	We are a leading provider of FSS capacity for DTH services, delivering programming to millions of viewers and supporting 11 DTH platforms around the world.

•	Global transponder demand for FSS video applications is forecasted to grow overall at a compound annual growth rate, or CAGR, of approximately 4.1% from 2005 to 2010, according to Northern Sky Research.

Government

The government sector represented 21.5% of our revenue for the six months ended June 30, 2005 and 13.6% of our revenue for the year ended December 31, 2004. We provide satellite capacity and managed solutions for a number of applications to various government and military entities, including the U.S. government and its defense and civilian agencies, as well as NATO members. Highlights include the following:

•	We were the largest FSS provider of government satellite services in 2004, according to Euroconsult.

•	The reliability of, and the ability to reconfigure, our fleet allow us to address changing demand for satellite coverage and provide mission-critical communications capability.

•	The U.S. government and military is the largest end user of commercial FSS satellites for government/military applications on a global basis. We currently serve more than 60 U.S. government and military users and NATO entities, either directly or as a sub-contractor.

•	Demand for transponder capacity on commercial FSS satellites to support U.S. government and military applications is expected to grow at a CAGR of approximately 8.4% between 2005 and 2010, according to Northern Sky Research.

Our Strengths

Our business is characterized by the following key strengths:

Strong Free Cash Flow and Near-Term Revenue Visibility

We believe that our increasing revenues, combined with our modest capital expenditures profile, low tax obligations and limited working capital requirements, will result in the generation of significant free cash flow. The FSS sector requires sizable up-front investment to develop and launch satellites. However, once satellites are operational, the costs of sales and operations do not vary significantly as usage of our system increases and are, with sufficient scale, low relative to the revenue that may be generated, typically resulting in high margins and strong free cash flow. We have spent approximately $2.6 billion on nine satellites launched since June 2001 in connection with our most recent satellite fleet renewal and deployment cycle, which was completed with the launch of our IA-8 satellite on June 23, 2005, and approximately $967.1 million to acquire four operational satellites and other assets in the Intelsat Americas Transaction. We currently have no launches planned in the near term. As a result, we expect to significantly reduce capital expenditures to maintenance levels of less than $100 million per year over the near to mid term. Due to available capacity in our fleet, we have the potential to add customers and increase revenue without near term satellite investment or a significant increase in our costs of operations, which should increase cash flow.

Our backlog was approximately $3.7 billion as of June 30, 2005. We currently expect to deliver services associated with $848 million, or 23%, of our June 30, 2005 backlog over the twelve months ending June 30, 2006. Our backlog provides significant near-term revenue visibility, particularly since 99% of our total backlog relates to contracts that either are non-cancelable or have substantial termination fees. In each of the last three years, the revenue that we expected to generate from our backlog at the beginning of the year represented in excess of 80% of that year’s actual revenue.

Fleet of Reliable, Flexible, Healthy Satellites

We believe that we have one of the most technologically advanced and largest fleets of satellites in the FSS sector. Other than the IS-804 satellite which recently experienced an anomaly resulting in a total loss, the average remaining orbital maneuver life of our satellites was twelve years as of June 30, 2005, weighted on the basis of available capacity for the 23 station-kept satellites of the 28 satellites we own. Our state-of-the-art engineering standards, with built-in redundancies on all of our satellites, provide for a reliable, flexible, healthy fleet. For the 365-day period ended June 30, 2005, the transponder availability rate for satellites owned and operated by us, as of that date, including the IS and Intelsat Americas satellites and taking into account the IA-7 and IS-804 anomalies, was 99.9916%. During the past 30 years, other than the IS-804 satellite, each of our station-kept satellites has exceeded, or is expected to exceed, its design life.

Our satellites cover 99% of the world’s population, and we provide satellite capacity in the C- and Ku-bands in over 200 countries and territories. With the launch of our IA-8 satellite, we will also be able to provide satellite capacity in the Ka-band. Our fleet includes satellites in prime orbital locations with coverage of key regions such as North America and the Middle East. We also have terrestrial assets consisting of teleports, points of presence and leased fiber connectivity that complement our satellite network and enable us to provide customized managed services.

We believe that the flexibility of our satellite fleet provides us with an advantage relative to other satellite providers. Many of our satellites are equipped with steerable beams that can be moved to cover areas with higher demand. In addition, many of our satellites can be relocated to different orbital locations. The design flexibility of our satellites enables us to respond rapidly to changing market conditions and to changes in demand for satellite capacity. As an example, in 2004, the consolidation of our fleet in the Pacific Ocean Region and deployment of the 10-02 satellite to 359°E resulted in the release of two Intelsat satellites that were redeployed to address the increased demand for satellite capacity in the Africa and Middle East regions.

Diversified Revenue and Backlog

Our revenue and backlog are diversified among service sectors, geographic regions, satellites and customers. None of our satellites generated more than 10% of our revenue for the six-month period ended June 30, 2005, and no single customer accounted for more than approximately 5% of our revenue during this period. The diversity of our revenue allows us to benefit from changing market conditions and minimizes our risk from fluctuations in any one of these categories and from difficulties that any one customer may experience. By service sector and region, our backlog as of June 30, 2005 was as follows:

Note:	Backlog data is calculated based on our backlog as of June 30, 2005. Regional designation for backlog is based on customer billing addresses.

Established Relationships with Premier Customers

We provide satellite services to over 700 customers, including many of the world’s leading telecommunications companies, multinational corporations, ISPs, media broadcasters and government/military organizations. We have served many of our largest customers, including the majority of our top ten customers and their predecessors, for over 30 years. The following table includes examples of our customers for each service sector:

Service Sector Category	Customers
Network Services and Telecom	Central Bank of the Russian Federation, Equant, Hughes Network Services, Schlumberger, United Nations, World Bank

AT&T, British Telecommunications, China Telecom, Global Crossing, Vodacom

Cable and Wireless, Link Africa, Sprint

Media	BBC World, Canal Digital, CBS, CNN International, MTV3, Playboy Entertainment

Government	U.S. Department of Defense’s Armed Forces Radio & Television Service, Artel, National Oceanic and Atmospheric Administration, U.S. Department of State, U.S. Navy

Strong Position in Growing Customer Sectors

We have strong positions in areas of the FSS sector that are experiencing growth, such as data applications, primarily for corporate and broadband data, government/military applications and video.

We were the leading provider of capacity for satellite voice and data services worldwide in 2004, derived from data presented by Euroconsult. Global transponder demand for all voice and data services is forecasted to grow at a CAGR of approximately 1.9% from 2005 to 2010, according to Northern Sky Research. Of this growth, the majority is expected to come from enterprise and small and medium enterprise, SME, broadband Internet protocol-based, or IP, VSAT services, which is forecasted to grow at a CAGR of approximately 12.4% from 2004 to 2009, according to Northern Sky Research. We expect growth in the use of VSATs to continue as businesses further globalize and realize the benefits of communicating via a comprehensive satellite-based network. We also believe growth in this business will be facilitated by the continued growth of virtual private networks, referred to as VPNs, and emerging applications such as voice over Internet protocol and video over Internet protocol. Satellites are inherently well suited to deliver multiregional Internet protocol-based, or IP, networks due to their multicasting capabilities and large geographic footprints.

We were the largest FSS provider of government satellite services in 2004, according to Euroconsult. U.S. government and military demand for capacity on commercial FSS satellites is expected to grow at a CAGR of approximately 8.4% between 2005 and 2010, according to Northern Sky Research. As a result of the current geopolitical environment and the increasing homeland security requirements of the U.S. government, government/military customers are expected to require greater commercial communications capacity for mission-critical defense and civilian applications. We attribute our strength in this area to the flexibility of our satellite fleet and the reliability of our satellites in transmitting mission-critical communications.

We are a leading provider of FSS capacity for broadcast video distribution in North America and for video contribution and DTH services around the world. Global transponder demand for FSS video applications is forecasted to grow overall at a CAGR of approximately 4.1% from 2005 to 2010, according to Northern Sky Research. High definition television, or HDTV, programming, which requires significantly more satellite capacity to transmit a given amount of content than digital programming requires, is expected to grow rapidly in the near to mid term, especially in North America. As one of the leaders in serving North American broadcast networks, we are using our position to enable early high-definition adopters, such as CBS Sports, to move high-definition content from the creation source to their studios via our satellite network and terrestrial networks. We believe that our Intelsat Americas satellites are well positioned to serve both the cable and broadcast communities. In addition, ethnic programming in the United States has increased dramatically in the last few years to over 300 channels. Our IA-5 satellite carries over 150 channels offering such programming, including many that are brought to the United States on our system, and we believe that IA-5 carries more non-English and non-Spanish language programming than any other satellite in North America. We believe that we are well positioned in another growing video application, the distribution of DTH programming around the world. Currently, our network supports 11 DTH platforms, providing content to millions of households. We will continue our focus on developing our DTH platform business in higher-growth regions including Eastern Europe, Africa and parts of Asia, where we believe that we are well positioned.

Our Business Strategy

Our goal is to sustain our leadership position in the FSS sector and enhance our free cash flow by pursuing the following key business strategies:

Grow Our Business in the Network Services and Telecom, Media and Government Sectors

We believe that the network services and telecom, media, and government sectors represent opportunities for revenue growth over the long term for operators in FSS services. We intend to focus our resources on penetrating these sectors further in order to increase our revenue and cash flow and to continue to diversify our customer base.

Network Services and Telecom

We believe the primary growth area for voice and data customers will be our managed solutions business. Customers are increasingly looking for more integrated services to meet their communications needs. We intend to use our leadership in providing voice and data services, as well as our flexible and reliable network, technical expertise and well-established customer relationships, to offer new services, such as our managed solutions, to existing customers and to broaden the types of customers we serve.

We are also focusing on providing capacity for niche voice and data applications, such as connectivity services for wireless operators in newly deregulated regions. We believe new carrier companies and providers of competitive services, such as wireless communications and Internet services, in these regions are seeking to introduce their services quickly and independently of the established local carriers. There are still many regions of the world that lack direct access to cable interconnects or whose internal infrastructure either does not exist or is unreliable. We intend to increase our focus on customers requiring satellite capacity for reliable connections between low-traffic communications hubs in smaller cities and from cable interconnects and communications hubs to telecommunications central offices in remote and underserved areas where we can provide a critical portion of the telecommunications infrastructure.

Media

We believe that we are well positioned to grow both the distribution and contribution portions of our video business, including capturing growth from the expected increase in demand from HDTV programming. We also intend to continue to expand our ability to offer high-definition programmers an end-to-end service, using our terrestrial network with points of presence at sports stadiums and top media centers to capture content in high definition, or HD, at the creation source and to transport it through our satellite network and terrestrial networks. This strategy has proven particularly successful in supporting HD coverage of major professional sports such as baseball and basketball. In the six months ended June 30, 2005, we supported more than 100 transmissions in HD on our North America video fiber network.

We believe that the acquisition of the Intelsat Americas fleet has strengthened our position in the North America media sector, particularly in the areas of broadcast contribution and distribution, as well as the distribution of niche and ethnic programming. We also believe we have the ability to further strengthen our position in the distribution of ethnic programming. Our IA-5 satellite carries over 150 such channels, including many that are brought to the United

States on our system, and we believe that IA-5 carries more non-English and non-Spanish language programming than any other satellite in North America. We intend to expand the ethnic programming neighborhood on our IA-5 satellite to accommodate demand. In addition, many U.S. cable operators are increasingly faced with the need to offer ethnic programming to compete effectively with providers of direct broadcast satellite services in the United States. We believe we can offer cable operators a rebroadcast package of international channels that is attractive from the standpoint of both cost and technical efficiency.

Additionally, we will continue to develop our DTH platform business, targeting Eastern Europe, Africa and regions within Asia where we can use our available capacity and the flexibility of our satellite fleet to capture opportunities.

Government

We were the largest provider of wholesale commercial satellite capacity to the U.S. government and military in 2004, according to Euroconsult. We believe that the defense and civilian agencies of various governments are experiencing an increased need for commercial satellite communications services, due in part to anti-terrorism efforts, conflicts in the Middle East and increased worldwide military activity. We believe we are well positioned to increase our leading position in the growing area of commercial satellite-based government/military service applications as we continue to capitalize on our strong government relationships, serving more than 60 U.S. government and NATO users, and our flexible and reliable network.

We believe that our acquisition of the Intelsat Americas fleet has strengthened our position in this sector by providing us with greater coverage of North America, which allows us to offer additional satellite capacity and services to various defense and civilian agencies of the U.S. government. The COMSAT General Transaction further strengthened our leading position serving this customer segment with the addition of certain managed solutions capabilities and high-level personnel who have security clearances and long-standing government customer relationships.

Capitalize on Opportunities in the Next Phase of our Transition from an IGO

We are the successor to the IGO, which was created in 1964. In July 2001, the IGO privatized by transferring substantially all of its assets and liabilities to Intelsat, Ltd. and its subsidiaries. Prior to the privatization, as the IGO, we were restricted in terms of both the services we could offer and the pricing for our services. Since privatization, we have sought to expand our service offerings, improve our sales and marketing organization and diversify our revenue through targeted acquisitions in growth areas. We believe actions in the last 24 months, many of which have only recently begun to translate into financial results, have positioned us to improve our commercial operations. We believe there are significant opportunities yet to be achieved as we enter the next phase of our transition from an IGO under private equity ownership.

Our sales and marketing team was strengthened through increased technical skills and substantially reorganized in April 2003 to better focus on capturing a larger amount of the demand in growing customer applications, where we are well positioned with the necessary capacity, and on growing our managed solutions business, which we were previously restricted in offering. The continuing decline in our channel business over the last twelve months has been largely offset in terms of backlog, which we attribute primarily to the improved performance of our sales and marketing team, expanded market opportunities as a result of the

Intelsat Americas Transaction and the success of our managed solutions business, which has grown rapidly since its introduction in 2001.

We intend to manage our operating expenses to optimize margins and free cash flow. During the last few years, we had higher staffing levels than we believe are required today to efficiently run our business. At June 1, 2004, we had 981 full-time regular employees. By the end of June 2005, we had 801 full-time regular employees, or 18% fewer employees than we had at June 1, 2004.

Build on Proven Track Record to Pursue a Disciplined Acquisition Strategy

Over the past several years, the FSS sector has been, and continues to be, reshaped as a result of consolidation, deregulation, privatization and, more recently, the increase in private equity ownership of satellite operators. Post-privatization, we have sought to strengthen our business through targeted acquisitions, and we have a successful track record of executing strategic transactions. For example, the Intelsat Americas Transaction provided us with comprehensive coverage of North America, which has significantly enhanced our video business, and the COMSAT General Transaction is strengthening our ability to provide services to government and other customers. In connection with our acquisition of the Intelsat Americas assets, we have integrated the acquired customers and assumed full control and operation of the acquired satellites with minimal increases in operational and sales staff and ahead of schedule. We have also pursued the strategic acquisition of rights to operate at certain new orbital locations, and have recently entered into a merger agreement with PanAmSat Holding Corporation. See “—The Transactions—The PanAmSat Acquisition Transactions” and “The PanAmSat Acquisition Transactions.” We intend to continue to evaluate and pursue strategic transactions that can broaden our customer base, provide enhanced geographic presence, provide complementary technical and commercial capabilities, further utilize our infrastructure and create operational efficiencies.

The Transactions

The Acquisition Transactions

On January 28, 2005, Intelsat, Ltd. was acquired by Intelsat Holdings for total cash consideration of approximately $3 billion with pre-acquisition debt of approximately $1.9 billion remaining outstanding. Intelsat Holdings is a Bermuda company which was formed at the direction of funds advised by or associated with Apax Partners Worldwide LLP and Apax Partners, Inc., referred to jointly as Apax Partners, Apollo Management V, L.P., referred to as Apollo, MDP Global Investors Limited, referred to as MDP Global, and Permira Advisers LLC, referred to as Permira. Each of Apax Partners, Apollo, MDP Global and Permira is referred to as a Sponsor and the funds advised by or associated with each Sponsor are referred to as an Investor group. The Investor groups collectively are referred to as the Investors. As part of the Acquisition Transactions, the Investors and certain members of management purchased preferred and ordinary shares of Intelsat Holdings, referred to as the equity contributions. Prior to the Acquisition Transactions, funds advised by or associated with MDP Global transferred less than 0.1% of their interest in Intelsat Holdings to an unaffiliated investment partnership. References to the Investors include this partnership. In connection with this acquisition transaction, the following transactions, referred to as the Amalgamation Transactions, occurred:

•	Zeus Merger 1, a wholly owned direct subsidiary of Intelsat Holdings, amalgamated with Intelsat, Ltd., with the resulting company being a direct wholly owned subsidiary of

Intelsat Holdings and being named Intelsat, Ltd.; upon this amalgamation, Intelsat, Ltd.’s equity holders immediately prior to the amalgamation ceased to hold shares or other equity interests in Intelsat, Ltd.; and

•	Zeus Merger 2, a wholly owned direct subsidiary of Zeus Merger 1, amalgamated with Intelsat Bermuda, which is the direct or indirect parent of all of our operating subsidiaries, with the resulting company being a direct wholly owned subsidiary of resulting Intelsat, Ltd. and being named Intelsat (Bermuda), Ltd.

Intelsat Holdings, Zeus Merger 1 and Zeus Merger 2 were Bermuda companies that were newly formed for the purpose of consummating the Acquisition Transactions.

In connection with the completion of the Amalgamation Transactions, Zeus Merger 2, which later amalgamated with Intelsat Bermuda, established a new $300 million revolving credit facility and borrowed approximately $150 million under a new $350 million term loan facility, referred to together as the senior secured credit facilities, and issued the original notes. The proceeds from the equity contributions, borrowings under the senior secured credit facilities and the issuance of the original notes offered, together with cash on hand, were used to consummate the transactions described above and to pay related fees and expenses.

The Amalgamation Transactions occurred concurrently with the establishment of the senior secured credit facilities and the issuance of the original notes. Following the consummation of the Amalgamation Transactions, Intelsat Bermuda became the borrower under the senior secured credit facilities and the obligor under the original notes. Following the consummation of the Amalgamation Transactions, the original notes and the senior secured credit facilities were guaranteed by Intelsat, Ltd. and certain subsidiaries of Intelsat Bermuda.

The acquisition transactions and related financings described above are referred to collectively in this prospectus as the Acquisition Transactions.

On February 28, 2005, Intelsat Bermuda, drew $200 million under the $350 million term loan facility to fund the payment of Intelsat, Ltd.’s then existing $200 million of Eurobond 8 1/8% notes due 2005, referred to herein as the 2005 Eurobond Notes, at maturity in February 2005.

Approximately $1.7 billion of Intelsat, Ltd.’s existing debt remained outstanding following the Acquisition Transactions and repayment at maturity of the 2005 Eurobond Notes. This existing debt of Intelsat, Ltd. is not, and is not expected to be, guaranteed by Intelsat Bermuda or any of its subsidiaries. Approximately $57 million of Intelsat Bermuda’s and its subsidiaries’ existing debt, including capital lease obligations, remained outstanding following the Acquisition Transactions.

The Transfer Transactions

Following the Acquisition Transactions, Intelsat, Ltd. formed a new wholly owned subsidiary, Zeus Special Subsidiary Limited (which we refer to as Finance Co.), and Intelsat Bermuda formed a new wholly owned subsidiary, Intelsat Sub Holdco. On February 11, 2005, Finance Co. issued $478.7 million aggregate principal amount at maturity of 9 1/4% Senior Discount Notes due 2015, referred to as the discount notes, which yielded approximately $305 million of net proceeds at issuance.

Following the issuance of the discount notes and the deposit of the gross proceeds by Finance Co. in a special account established by Finance Co., the following transactions took place:

•	we filed applications with the FCC for approval of the pro forma indirect transfer of control of, and the change in indirect foreign ownership of, the five subsidiaries of our company holding FCC authorizations;

•	on March 3, 2005, Intelsat Bermuda transferred substantially all of its assets to Intelsat Sub Holdco and Intelsat Sub Holdco assumed substantially all of the then-existing liabilities of Intelsat Bermuda, including the original notes; and Intelsat Bermuda also became a guarantor of the senior secured credit facilities and the original notes upon the consummation of the Transfer Transactions; and

•	Finance Co. amalgamated with Intelsat Bermuda, with the resulting company being named Intelsat (Bermuda), Ltd. and Intelsat Bermuda becoming the obligor on the discount notes.

Following consummation of these transactions, the proceeds of the offering of the discount notes, together with cash on hand, were used to pay a dividend from Intelsat Bermuda to its parent, Intelsat, Ltd., which Intelsat, Ltd. used to make a return of capital distribution equal to the amount of the dividend to its parent, Intelsat Holdings, which in turn used those funds to repurchase a portion of the outstanding preferred shares of Intelsat Holdings. The repurchased preferred shares were held by the Investors and certain members of our management. We refer to all of these transactions collectively as the Transfer Transactions.

Ownership and Corporate Structure

The following chart summarizes our ownership, corporate structure and principal amount of indebtedness outstanding as of June 30, 2005.

(dollars in millions)

(1)	Intelsat, Ltd.’s senior notes were issued at discounts. The amounts shown here do not reflect the issuance discounts. The amounts shown here do not reflect Intelsat, Ltd.’s obligations as co-obligor on the discount notes.
(2)	Intelsat, Ltd. is co-obligor on the discount notes.
(3)	This amount will accrete to approximately $478.7 million aggregate principal amount at February 1, 2010.
(4)	Total facility size of $300 million.
(5)	The term loan is a $350 million facility.
(6)	This note is guaranteed by Intelsat, Ltd.

The PanAmSat Acquisition Transactions

On August 28, 2005, Intelsat Bermuda entered into a Merger Agreement, referred to as the Merger Agreement, with PanAmSat Holding Corporation, referred to as PanAmSat, and Proton Acquisition Corporation, a wholly owned subsidiary of Intelsat Bermuda and referred to as Merger Sub. Pursuant to the Merger Agreement, Intelsat Bermuda agreed to acquire PanAmSat for total cash consideration of approximately $3.2 billion, with the shareholders of PanAmSat generally being entitled to receive $25.00 per common share (plus a pro rata share of undeclared regular quarterly dividends, if any, for the quarter in which the acquisition is consummated). Merger Sub was newly formed for the purpose of consummating the PanAmSat Acquisition Transactions (as defined below) and currently has no independent operations or assets. As part of this transaction, approximately $3.2 billion in debt of PanAmSat and its subsidiaries will either be refinanced or remain outstanding.

In connection with, and in order to effect, the transactions contemplated by the Merger Agreement and the related financing, the following transactions have occurred or are expected to occur:

•	Intelsat Bermuda has created a new direct wholly owned subsidiary, Intelsat Intermediate Holding Company, Ltd., referred to as Intermediate Holdco;

•	Intelsat Bermuda will transfer substantially all its assets (other than the capital stock of Merger Sub) and liabilities (including the discount notes) to Intermediate Holdco, but will remain a guarantor of the notes and the senior secured credit facilities and will become a guarantor of the discount notes; and

•	Merger Sub will merge with PanAmSat, with PanAmSat continuing as the surviving corporation and being a direct wholly owned subsidiary of Intelsat Bermuda. Upon completion of this merger, referred to as the Merger Transaction, PanAmSat’s equity holders immediately prior to the merger will cease to hold shares or other equity interests in PanAmSat.

Consummation of the Merger Transaction is subject to various closing conditions, including but not limited to the satisfaction or waiver of conditions regarding the receipt of requisite regulatory approvals, the receipt of financing by Intelsat Bermuda and the adoption of the Merger Agreement by a majority of PanAmSat’s stockholders. Under the terms of the Merger Agreement, if the agreement is terminated under specified circumstances relating to our inability to obtain financing or requisite regulatory approvals, we may be required to pay PanAmSat a termination fee of $250 million. Investment vehicles affiliated with Kohlberg Kravis Roberts & Co., the Carlyle Group and Providence Equity Partners together own approximately 58% of PanAmSat’s common stock and agreed to vote in favor of the adoption of the Merger Agreement. On October 26, 2005, PanAmSat informed us that a majority of its stockholders approved and adopted the Merger Agreement. Intelsat believes that the Merger Transaction could close in the second or third quarter of 2006.

Upon completion of the PanAmSat Acquisition Transactions, PanAmSat and Intelsat Sub Holdco will be direct or indirect wholly owned subsidiaries of Intelsat Bermuda, and PanAmSat and its subsidiaries will continue as separate corporate entities.

David McGlade is expected to continue to serve as Chief Executive Officer, or CEO, and a Director of Intelsat, Ltd. following the consummation of the Merger Transaction. Joseph Wright,

the current Chief Executive Officer and a Director of PanAmSat, is expected to become our Chairman upon completion of the Merger Transaction, pending successful negotiation of the terms and conditions of his employment.

Intelsat Bermuda has received financing commitments for the full amount of the purchase price from a group of financial institutions. The funding of the commitments is subject to certain conditions, including satisfaction of the conditions to the Merger Transaction. A substantial portion of the financing for the PanAmSat Acquisition Transactions is expected to be raised by Intelsat Bermuda, with additional financing expected to be raised by PanAmSat, PanAmSat Corporation (a direct subsidiary of PanAmSat) and Intelsat Sub Holdco. A portion of the financing raised by Intelsat Bermuda may be guaranteed by Intelsat Sub Holdco and certain of its subsidiaries. The net proceeds from these funding transactions, together with cash on hand, will be used to consummate the PanAmSat Acquisition Transactions and to pay related fees.

Consummation of the Merger Transaction is expected to result in a change of control under the indentures governing certain outstanding notes of PanAmSat and its subsidiary, PanAmSat Corporation, giving the holders of these notes the right to require the issuers thereof to repurchase these notes at the prices stated in these indentures. We believe, based on current trading levels of these notes, that the holders of these notes are not likely to exercise these rights, although there is no assurance that this will be the case. In addition, consummation of the Merger Transaction will require us to seek consents and obtain certain amendments under our existing senior secured credit facilities and the secured credit facilities of PanAmSat Corporation. We believe we will be able to obtain these consents and amendments, although there is no assurance that this will be the case. The financing commitments referred to above include a commitment from the financial institutions party thereto to provide us with funding to cover these repurchase obligations in the event the holders of these notes exercise these repurchase rights and to provide us and PanAmSat Corporation with replacement credit facilities in the event the required consents and amendments under existing credit facilities are not obtained.

The transactions described above, including the Merger Transaction, the funding transactions and the use of cash on hand, are referred to collectively in this prospectus as the PanAmSat Acquisition Transactions. For more information regarding the PanAmSat Acquisition Transactions, see “The PanAmSat Acquisition Transactions.”

The Acquisition Transactions, the Transfer Transactions and the PanAmSat Acquisition Transactions are referred to collectively in this prospectus as the Transactions.

The following chart summarizes our expected ownership, corporate structure and principal amount of indebtedness outstanding upon completion of the PanAmSat Acquisition Transactions. The amount of existing indebtedness shown below for each of Intelsat, Ltd. and its subsidiaries and PanAmSat and its subsidiaries is as of June 30, 2005.

(dollars in millions)

(1)	Intelsat, Ltd.’s senior notes were issued at discounts. The amounts shown here do not reflect the issuance discounts. The amounts shown here do not reflect Intelsat, Ltd.’s obligations as co-obligor on the discount notes.
(2)	Intelsat, Ltd. is co-obligor on the discount notes.
(3)	The amount of new debt is based on current expectations and is subject to change. The actual amount and type of debt to be incurred by each of Intelsat Bermuda, Intelsat Sub Holdco, PanAmSat Holding Corporation and PanAmSat Corporation will be determined based on market conditions, as well as on cash flows on the closing date of the PanAmSat Acquisition Transactions, and will be issued in a manner consistent with applicable requirements of covenants in indentures and credit facilities. The aggregate amount of new debt to be incurred by these entities in connection with the PanAmSat Acquisition Transactions is not expected to exceed $3.267 billion in aggregate principal amount. This chart also assumes no exercise of the rights of holders of PanAmSat Holding Corporation’s and PanAmSat Corporation’s outstanding notes to require the issuers thereof to repurchase these notes upon a change of control.

(footnotes continued on next page)

(4)	This amount of new debt does not include an additional $357 million of debt that may be issued by Intelsat Bermuda, which debt is expected to be guaranteed by Intelsat Sub Holdco and its subsidiaries that guarantee Intelsat Sub Holdco’s notes.
(5)	This amount will accrete to approximately $478.7 million aggregate principal amount at February 1, 2010.
(6)	Total facility size of $300 million.
(7)	The term loan is a $350 million facility.
(8)	This note is guaranteed by Intelsat, Ltd.
(9)	The amount of new debt to be issued by Intelsat Sub Holdco includes $357 million of debt that may be issued by Intelsat Bermuda and is expected to be guaranteed by Intelsat Sub Holdco and its subsidiaries that guarantee Intelsat Sub Holdco’s notes.
(10)	Intelsat, Ltd. guarantees the debt of Intelsat Sub Holdco.
(11)	Intelsat Bermuda is expected to guarantee the debt of Intermediate Holdco and Intelsat Sub Holdco.
(12)	Intermediate Holdco is expected to guarantee the debt of Intelsat Sub Holdco.
(13)	This amount will accrete to approximately $416 million aggregate principal amount at November 1, 2014.
(14)	Total facility size of $250 million.

Recent Development

On November 4, 2005, Intelsat Sub Holdco paid a dividend of approximately $198.8 million to its parent Intelsat Bermuda, which in turn paid a dividend of that same amount to its parent Intelsat, Ltd., which in turn paid a dividend of that same amount to its parent Intelsat Holdings. On November 4, 2005, Intelsat Holdings used these funds to repurchase all of the outstanding preferred shares of Intelsat Holdings, which were held by the Investors and certain members of our management. The dividend paid by Intelsat Sub Holdco was funded with cash generated from the operating activities of its subsidiaries.

The Sponsors

Apax Partners

Apax Partners, which includes Apax Partners Worldwide LLP, Apax Partners, L.P. and their affiliates, is a leading global private equity firm, with offices in London, Madrid, Menlo Park, Milan, Munich, New York, Paris, Stockholm and Tel Aviv. With over 30 years of experience, Apax Partners focuses on the following industry sectors: information technology, telecommunications, healthcare, media, financial services and retail/consumer. Funds advised by Apax Partners invest in companies at different stages of development from late venture through to buy-out. Apax Partners has funds under advice or management totaling approximately $20 billion globally.

Apollo Management, L.P.

Apollo Management, L.P. was founded in 1990 and is among the most active and successful private investment firms in the United States in terms of both the number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo and its affiliated investment entities have invested in excess of $13 billion in corporate transactions, in a wide variety of industries, both domestically and internationally. Apollo has significant expertise in the satellite sector through investments in Sirius Satellite Radio Inc. and SkyTerra Communications, Inc.

MDP Global Investors Limited

MDP Global Investors Limited is affiliated with Madison Dearborn Partners, LLC, a private equity firm, based in Chicago, referred to as Madison Dearborn Partners. Madison Dearborn Partners is one of the largest and most experienced private equity firms in the United States. Madison Dearborn Partners has $8 billion of equity capital under management and makes new investments through its most recent fund, Madison Dearborn Capital Partners IV, L.P., a $4 billion fund raised in 2001. Madison Dearborn Partners focuses on management buyout and other private equity investments across a broad spectrum of industries, including basic industries, communications, consumer, financial services and healthcare. Over the last decade, Madison Dearborn Partners has been an active investor in the communications sector, with investments in such companies as Clearnet Communications, Nextel Partners, Omnipoint Corporation, Telemundo Communications Group and XM Satellite Radio.

Permira

Permira, which includes Permira Advisers LLC and various other entities which act as advisers and consultants to the Permira funds, is a leading global private equity firm, advising funds of $13 billion. Permira is an independent business with offices in New York, Frankfurt, London, Madrid, Milan, Paris, Stockholm and Tokyo, focusing on buyout transactions across a number of sectors, including technology and telecommunications, consumer, business services, chemicals, industrial products and services, and healthcare. Since 1985, funds advised by Permira have invested in more than 260 transactions and have an investor base comprising principally public and corporate pension funds and other institutions.

The Exchange Offer

Notes Offered for Exchange	We are offering up to:

•	$1,000,000,000 in aggregate principal amount of our new Floating Rate Senior Notes due 2012 in exchange for an equal aggregate principal amount of our original Floating Rate Senior Notes due 2012 on a one-for-one basis;

•	$875,000,000 in aggregate principal amount of our new 8 1/4% Senior Notes due 2013 in exchange for an equal aggregate principal amount of our original 8 1/4% Senior Notes due 2013 on a one-for-one basis; and

•	$675,000,000 in aggregate principal amount of our new 8 5/8% Senior Notes due 2015 in exchange for an equal aggregate principal amount of our original 8 5/8% Senior Notes due 2015 on a one-for-one basis.

The new notes have substantially the same terms as the original notes you hold, except that the new notes have been registered under the Securities Act of 1933, as amended, referred to as the Securities Act of 1933, and therefore will be freely tradable and will not contain the provisions for an increase in the interest rate related to defaults in our agreement to carry out this exchange offer.

The Exchange Offer

We are offering to exchange $1,000 principal amount of new notes for each $1,000 principal amount of your original notes. In order to be exchanged, your original notes must be properly tendered and accepted. All original notes that are validly tendered and not withdrawn will be exchanged.

Ability to Resell Notes

We believe that the new notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if:

•	the notes issued in the exchange offer are being acquired in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement with any person to participate in the distribution of notes issued to you in the exchange offer;

•	you are not an affiliate of ours; and

•	you are not a broker-dealer tendering original notes acquired directly from us for your own account.

By tendering your original notes as described below, you will be making representations to this effect. See “The Exchange Offer—Representations We Need From You Before You May Participate in the Exchange Offer.”

Those Excluded from the Exchange Offer	You may not participate in the exchange offer if you are:

•	a holder of original notes in any jurisdiction in which the exchange offer is not, or your acceptance will not be, legal under the applicable securities or blue sky laws of that jurisdiction; or

•	a holder of original notes who is an affiliate of ours.

Consequences of Failure to Exchange Your Original Notes

After the exchange offer is complete, you will no longer be entitled to exchange your original notes for registered notes. If you do not exchange your original notes for new notes in the exchange offer, your original notes will continue to have the restrictions on transfer contained in the original notes and in the indenture governing the original notes. In general, your original notes may not be offered or sold unless registered under the Securities Act of 1933, unless there is an exemption from, or unless in a transaction not governed by, the Securities Act of 1933 and applicable state securities laws. We have no current plans to register your original notes under the Securities Act of 1933.

Expiration Date	The exchange offer expires at 5:00 p.m., New York City time, on , 200 , the expiration date, unless we extend the offer. We do not currently intend to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer has customary conditions that may be waived by us. There is no minimum amount of original notes that must be tendered to complete the exchange offer.

Procedures for Tendering Your Original Notes

If you wish to tender your original notes for exchange in the exchange offer, you or the custodial entity through which you hold your notes must send to Wells Fargo Bank, National Association, the exchange agent, on or before the expiration date of the exchange offer:

•	a properly completed and executed letter of transmittal, which has been provided to you with this prospectus, together with your original notes and any other documentation requested by the letter of transmittal; and

•	for holders who hold their positions through The Depository Trust Company, referred to as DTC:

•	an agent’s message from DTC stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer;

•	your original notes by timely confirmation of book-entry transfer through DTC; and

•	all other documents required by the letter of transmittal.

Holders who hold their positions through Euroclear and Clearstream, Luxembourg must adhere to the procedures described in “The Exchange Offer—Procedures for Tendering Your Original Notes.”

Special Procedures for Beneficial Owners

If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

Guaranteed Delivery Procedures for Tendering Original Notes

If you wish to tender your original notes and the original notes are not immediately available, or time will not permit your original notes or other required documents to reach Wells Fargo Bank, National Association before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may tender your original notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw the tender of your original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

U.S. Tax Considerations

The exchange of original notes for new notes should not constitute a taxable event for U.S. federal income tax purposes. Rather, the notes you receive in the exchange offer will be treated as a continuation of your investment in the original notes. For additional information regarding U.S. federal income tax considerations, you should read the discussion under “Taxation—United States.”

Use of Proceeds	We will not receive any proceeds from the issuance of the notes in the exchange offer. We will pay all expenses incidental to the exchange offer.

Exchange Agent	Wells Fargo Bank, National Association is serving as the exchange agent. Its address, telephone number and facsimile number are:

Wells Fargo Bank, N.A.

Corporate Trust Services

608 2nd Avenue South

Northstar East Building—12th Floor

Minneapolis, MN 55402

Telephone: (800) 334-5128

Fax: (612) 667-6282

Please review the information under the heading “The Exchange Offer” for more detailed information concerning the exchange offer.

The Notes

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	Intelsat Sub Holdco

The Notes

The terms of the new notes will be identical in all material respect to the terms of the original notes, except that the new notes have been registered and therefore will not contain transfer restrictions and will not contain the provisions for an increase in the interest rate related to defaults in the agreement to carry out this exchange offer.

Maturity	The Floating Rate Notes will mature on January 15, 2012;

The 2013 Notes will mature on January 15, 2013; and

The 2015 Notes will mature on January 15, 2015.

Interest Rate	The Floating Rate Notes will bear interest at a rate per annum equal to LIBOR plus 4 7/8%, with interest on the Floating Rate Notes resetting semi-annually;

The 2013 Notes will bear interest at a rate of 8 1/4% per annum; and

The 2015 Notes will bear interest at a rate of 8 5/8% per annum.

Interest Payment Dates

Interest will be paid on the Floating Rate Notes and the Fixed Rate Notes on each January 15 and July 15, beginning on January 15, 2006, including accrued interest from the most recent date on which interest was paid on the original notes.

Guarantees

Intelsat, Ltd., Intelsat Bermuda, Intermediate Holdco (upon consummation of the PanAmSat Acquisition Transactions) and certain of the direct and indirect subsidiaries of Intelsat Sub Holdco that guarantee Intelsat Sub Holdco’s obligations under the senior secured credit facilities will unconditionally guarantee the notes.

The subsidiaries of Intelsat Sub Holdco that will not guarantee the notes represented approximately 22% of Intelsat Sub Holdco’s consolidated total revenue and approximately 8% of operating income for the period February 1, 2005 to June 30, 2005 and approximately 4% of its consolidated total assets as of June 30, 2005.

In the future, certain other of our subsidiaries may guarantee the notes.

Ranking

The notes will rank equally in right of payment with all of Intelsat Sub Holdco’s existing and future senior unsecured debt. The notes will be effectively subordinated to Intelsat Sub Holdco’s existing and future secured debt to the extent of the assets securing that indebtedness and structurally subordinated to all obligations of each of our existing and future subsidiaries that are not guarantors.

The guarantees of the notes will be the guarantors’ senior unsecured obligations, ranking equally in right of payment with all of each guarantor’s existing and future senior unsecured debt. The guarantees will be effectively subordinated to each guarantor’s existing and future secured debt to the extent of the assets securing that indebtedness and structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not a guarantor.

As of June 30, 2005, Intelsat Sub Holdco and its subsidiaries had approximately $2.95 billion principal amount of total debt, $348.3 million of which was secured debt, and $216.0 million of availability under our revolving credit facility. As of June 30, 2005, Intelsat, Ltd. had approximately $1.7 billion principal amount of indebtedness outstanding, excluding its guarantees of the senior secured credit facilities, the original notes, a note payable to Lockheed Martin Corporation and its obligations as co-obligor on the discount notes. As of June 30, 2005, Intelsat Bermuda had approximately $316 million principal amount of indebtedness outstanding, excluding its guarantees of the senior secured credit facilities and the original notes.

As of June 30, 2005, pro forma for the PanAmSat Acquisition Transactions (assuming the transactions and the related financings close on the terms and in the amounts described herein), (w) Intelsat Sub Holdco and its subsidiaries would have had approximately $3.51 billion principal amount of total debt (including the guarantee by Intelsat Sub Holdco and certain of its subsidiaries of debt issued by Intelsat Bermuda), (x) Intermediate Holdco would have had approximately $316 million principal amount of total debt (excluding guarantees of subsidiary debt), (y) Intelsat Bermuda would have had approximately $1.4 billion principal amount of total debt (excluding guarantees of subsidiary debt and debt issued by Intelsat Bermuda that is guaranteed by Intelsat Sub Holdco and certain of its subsidiaries) and (z) Intelsat, Ltd. would have had approximately $11.4 billion principal amount of total indebtedness on a consolidated basis, $2.7 billion of which would have been secured debt. The amounts of indebtedness described in the previous sentence are estimates only and may change based on market conditions, available cash flows of the issuers and the actual types and amounts of debt outstanding and issued on the closing date. See “—The Transactions — The PanAmSat Acquisition Transactions” and “The PanAmSat Acquisition Transactions.”

Optional Redemption

Intelsat Sub Holdco may redeem all or a portion of the 2013 Notes at any time prior to January 15, 2009 and the 2015 Notes at any time prior to January 15, 2010, in each case at a price equal to 100% of the principal amount thereof plus the make-whole premium described in the “Description of the Notes” section under the heading “Optional Redemption.”

Thereafter, in each of the aforementioned cases, and after July 15, 2005 in the case of the Floating Rate Notes, Intelsat Sub Holdco may redeem all or a portion of the new notes at the redemption prices listed in the “Description of the Notes” section under the heading “Optional Redemption,” plus accrued and unpaid interest.

Optional Redemption After Equity Offerings

At any time, which may be more than once, before January 15, 2008, Intelsat Sub Holdco can choose to redeem up to 35% of the applicable outstanding Fixed Rate Notes with the proceeds of certain equity offerings and capital contributions, as long as:

•	Intelsat Sub Holdco pays a redemption price equal to: 108.25% of the principal amount thereof in the case of the 2013 Notes and 108.625% of the principal amount thereof in the case of the 2015 Notes, in each case, plus accrued and unpaid interest to the date of redemption;

•	the applicable notes are redeemed within 90 days of completing such equity offering or of such capital contribution; and

•	at least 65% of the aggregate principal amount of the applicable series of notes remains outstanding afterwards.

Change of Control Offer	If a change of control of Intelsat Sub Holdco occurs (other than the Acquisition Transactions and any related change in the composition of our Board of Directors), Intelsat

Sub Holdco must give holders of the notes the opportunity to sell Intelsat Sub Holdco their notes at 101% of their face amount, plus accrued interest.

Intelsat Sub Holdco might not be able to pay you the required price for notes you present to us at the time of a change of control, because:

•	Intelsat Sub Holdco might not have enough funds at that time; or

•	the terms of Intelsat Sub Holdco’s other debt may prevent us from paying.

Asset Sale Proceeds

If Intelsat Sub Holdco or its subsidiaries engage in asset sales or receive certain proceeds from certain events of loss, Intelsat Sub Holdco generally must either invest the net cash proceeds from such sales or events of loss in our business within a specified period of time, prepay senior debt or make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued interest.

Certain Indenture Provisions	The indenture governing each series of the notes will contain covenants that, among other things, limit Intelsat Sub Holdco’s and certain of its subsidiaries’ ability to:

•	incur additional debt;

•	pay dividends or distributions on Intelsat Sub Holdco’s ordinary shares or repurchase Intelsat Sub Holdco’s ordinary shares;

•	make certain investments;

•	create liens on their assets to secure debt;

•	enter into transactions with affiliates;

•	merge, consolidate or amalgamate with another company; and

•	transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions.

Risk Factors	Investing in the notes involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following information is only a summary and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and our consolidated audited and unaudited financial statements and their notes included elsewhere in this prospectus, as well as the other financial information included in this prospectus. Because of our disposal of our investment in Galaxy Satellite TV Holdings Limited, referred to as Galaxy, in December 2004, our historical financial information for the years ended December 31, 2003 and 2004 and the six months ended June 30, 2004 has been adjusted to present Galaxy’s activities as discontinued operations.

The summary historical consolidated financial data for Intelsat, Ltd. as of and for the years ended December 31, 2002, 2003 and 2004 has been derived from our audited financial statements for these years, which have been prepared in accordance with U.S. GAAP. The consolidated statement of operations data for each of the years in the three-year period ended December 31, 2004 and the consolidated balance sheet data as of December 31, 2003 and 2004 have been derived from Intelsat, Ltd.’s consolidated financial statements included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2002 has been derived from consolidated financial statements that are not included in this prospectus. The consolidated statement of operations data for the six months ended June 30, 2004, for the periods January 1 to January 31, 2005 (predecessor entity) and February 1 to June 30, 2005 (successor entity) and the consolidated balance sheet data as of June 30, 2005 are derived from unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full year or any future reporting period.

As a result of the consummation of the Acquisition Transactions, the financial results for the first six months of 2005 have been separately presented for the “Predecessor Entity” for the period January 1, 2005 through January 31, 2005 and for the “Successor Entity” for the period February 1, 2005 through June 30, 2005. Although the effective date of the Acquisition Transactions was January 28, 2005, due to the immateriality of the results of operations for the period between January 28, 2005 and January 31, 2005, we have accounted for the consummation of the Acquisition Transactions as if they had occurred on January 31, 2005. The results for the first six months of the prior year are presented under “Predecessor Entity.”

	Predecessor Entity					Successor Entity
	Year Ended December 31,			Six Months Ended June 30	January 1 to January 31	February 1 to June 30
	2002	2003	2004	2004	2005	2005
				(unaudited)		(unaudited)
	(dollars in thousands)					(dollars in thousands)
Consolidated Statement of Operations Data:
Revenue	$991,956	$946,118	$1,043,906	$494,290	$97,917	$485,081
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	117,405	132,172	178,253	79,674	26,939	103,834
Selling, general and administrative	121,077	129,456	152,111	65,263	55,443	61,563
Depreciation and amortization	361,322	400,485	457,372	219,283	39,184	239,798
IS-10-01 termination costs	34,358	(3,000)	—	—	—	—
Impairment of asset value (1)	—	—	84,380	—	69,227	—
Restructuring costs	5,522	(837)	6,640	2,396	263	—

Total operating expenses	639,684	658,276	878,756	366,616	191,056	405,195

Operating income from continuing operations	352,272	287,842	165,150	127,674	(93,139)	79,886
Interest expense	55,223	99,002	143,399	73,652	13,241	167,438
Interest income	170	1,972	4,530	3,282	191	3,306
Other income (expense), net	9,942	18,556	(2,384)	(974)	863	(676)

Income (loss) from continuing operations before income taxes	307,161	209,368	23,897	56,330	(105,326)	(84,922)
Provision for income taxes	33,021	26,129	18,647	11,056	4,400	10,412

Income (loss) from continuing operations	274,140	183,239	5,250	45,274	(109,726)	(95,334)
Loss from discontinued operations, net of tax and minority interest	—	(2,120)	(43,929)	(10,015)	—	—

Net income (loss)	$274,140	$181,119	$(38,679)	$35,259	$(109,726)	$(95,334)

Consolidated Cash Flow Data:
Net cash provided by operating activities	$657,985	$601,209	$659,117	$282,412	$11,384	$235,259
Net cash used in investing activities	(678,222)	(966,525)	(654,444)	(448,041)	37,608	(64,018)
Net cash provided by (used in) financing activities	31,504	955,820	(415,829)	(9,271)	(475)	(6,190)

Other Data:
EBITDA (2)	$723,536	$704,763	$576,209	$335,968	(53,092)	319,008
Capital expenditures—satellites and related	509,418	87,496	211,219	190,873	76	66,506
Capital expenditures—ground segment and other	107,388	115,285	77,370	42,939	877	17,271

Total capital expenditures	$616,806	$202,781	$288,589	$233,812	953	83,777

Backlog (at period end)	$4,021,342	$3,558,227	$3,964,700	$4,031,000	N/A	$3,726,400
Number of satellites (at period end) (3)	23	23	28	28	27	28

	Predecessor Entity					Successor Entity
	Year Ended December 31,			Six Months Ended June 30	January 1 to January 31	February 1 to June 30
	2002	2003	2004	2004 (5)	2005	2005
				(unaudited)		(unaudited)
	(dollars in thousands)					(dollars in thousands)
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$9,466	$576,793	$141,320	$379,440	N/A	$360,174
Adjusted working capital (4)	(36,191)	(389,051)	(200,109)	(422,434)	N/A	(136,246)
Satellites and other property and equipment, net	3,478,055	3,262,870	3,637,357	3,877,383	N/A	3,558,990
Total assets	3,985,911	5,097,304	4,794,256	5,185,672	N/A	5,582,060
Total debt	1,308,466	2,354,348	1,948,135	2,346,029	N/A	4,777,812
Shareholders’ equity	2,150,234	2,344,400	2,305,821	2,379,325	N/A	112,305

(1)	Impairment of asset value in 2004 relates to the non-cash impairment charge recorded in the fourth quarter of 2004 to write down the value of the IA-7 satellite to its fair value after a partial loss of the satellite. The non-cash impairment charge in the period January 1, 2005 to January 31, 2005 relates to the write-off of the IS-804 satellite following its in-orbit failure during January 2005.
(2)	EBITDA consists of net income (loss) before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the FSS sector, and we present our EBITDA to enhance your understanding of our operating performance. We use our EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

Set forth below is a reconciliation of net income to EBITDA.

	Predecessor Entity					Successor Entity	Combined
	Year Ended December 31,			Six Months Ended June 30	January 1 to January 31	February 1 to June 30	Six Months Ended June 30
	2002	2003	2004	2004	2005	2005	2005
	(dollars in thousands)					(dollars in thousands)
Net income (loss)	$274,140	$181,119	$(38,679)	$35,259	$(109,726)	$(95,334)	$(205,060)
Add:
Interest expense	55,223	99,002	143,399	73,652	13,241	167,438	180,679
Provision for income taxes	33,021	26,129	18,647	11,056	4,400	10,412	14,812
Depreciation and amortization	361,322	400,485	457,372	219,283	39,184	239,798	278,982
Subtract:
Interest income	(170)	(1,972)	(4,530)	3,282	191	3,306	3,497

EBITDA	$723,536	$704,763	$576,209	$335,968	$(53,092)	$319,008	$265,916

(3)	Excludes the Marisat F-2 satellite in which we acquired an ownership interest in connection with the COMSAT General Transaction and our leased capacity on a satellite in the Asia-Pacific region.
(4)	Adjusted working capital represents current assets, less cash and cash equivalents, less current liabilities.
(5)	Consolidated Balance Sheet Data as of June 30, 2004 has been restated to reflect the disposal of Galaxy.

RISK FACTORS

You should carefully consider the risks described below before deciding to invest in the notes. The risks described below are not the only ones that we may face. Additional risks that are not currently known to us or that we currently consider immaterial may also impair our business, financial condition or results of operations.

Risk Factors Relating to Our Indebtedness and the Notes

If you do not elect to exchange your original notes for new notes, you will hold securities that are not registered and that contain restrictions on transfer.

The original notes that are not tendered and exchanged will remain restricted securities. If the exchange offer is completed, we will not be required to register any remaining original notes, except in the very limited circumstances described in the registration rights agreement for the original notes. That means that if you wish to offer, sell, pledge or otherwise transfer your original notes at some future time, they may be offered, sold, pledged or transferred only if an exemption from registration under the Securities Act of 1933 is available or, outside of the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act of 1933. Any remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption from registration.

To the extent that original notes are tendered and accepted in connection with the exchange offer, any trading market for remaining original notes could be adversely affected.

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, remain in compliance with debt covenants and make payments on our indebtedness, including the notes.

As of June 30, 2005, Intelsat Sub Holdco and its subsidiaries had $2.95 billion principal amount of indebtedness outstanding and availability of $216.0 million under our revolving credit facility. As of June 30, 2005, excluding Intelsat, Ltd.’s guarantees of the senior secured credit facilities, the original notes and a note payable to Lockheed Martin Corporation, and its obligations as co-obligor with respect to the discount notes, Intelsat, Ltd. had approximately $1.7 billion principal amount of indebtedness outstanding, none of which was guaranteed by Intelsat Sub Holdco or any of its subsidiaries. The indenture governing the notes permits Intelsat Sub Holdco to make payments to Intelsat, Ltd. necessary to make cash interest payments on such indebtedness and to pay off Intelsat, Ltd.’s 2008 Senior Notes, so long as no default or event of default shall have occurred and be continuing or would occur as a consequence thereof. As of June 30, 2005, Intelsat Bermuda had approximately $316 million principal amount of indebtedness outstanding, excluding its guarantee of the senior secured credit facilities and the original notes, none of which was guaranteed by Intelsat Sub Holdco or any of its subsidiaries.

Furthermore, if the PanAmSat Transactions are completed, we will become a significantly more highly leveraged company than we currently are. As part of the PanAmSat Acquisition Transactions, it is expected that Intelsat Bermuda, Intelsat Sub Holdco, PanAmSat and PanAmSat Corporation will incur substantial additional debt, the aggregate principal amount of which is not expected to exceed $3.267 billion. A portion of the financing raised by Intelsat Bermuda may be guaranteed by Intelsat Sub Holdco and certain of its subsidiaries. In addition, PanAmSat is a highly leveraged company and as part of these transactions, approximately $3.2 billion in aggregate principal amount of existing debt of PanAmSat and its subsidiaries will either be refinanced or remain outstanding. As of June 30, 2005, pro forma for the PanAmSat

Acquisition Transactions (assuming the transactions and the related financings close on the terms and in the amounts described herein), (w) Intelsat Sub Holdco and its subsidiaries would have had approximately $3.51 billion principal amount of total debt (including the guarantee by Intelsat Sub Holdco and certain of its subsidiaries of debt issued by Intelsat Bermuda), (x) Intermediate Holdco would have had approximately $316 million principal amount of total debt (excluding guarantees of subsidiary debt), (y) Intelsat Bermuda would have had approximately $1.4 billion principal amount of total debt (excluding guarantees of subsidiary debt and debt issued by Intelsat Bermuda that is guaranteed by Intelsat Sub Holdco and certain of its subsidiaries) and (z) Intelsat, Ltd. would have had approximately $11.4 billion principal amount of total indebtedness on a consolidated basis, $2.7 billion of which would have been secured debt. The amounts of indebtedness described in the previous sentence are estimates only and may change based on market conditions, available cash flows of the issuers and the actual types and amounts of debt outstanding and issued on the closing date. See “Prospectus Summary—The Transactions—The PanAmSat Acquisition Transactions” and “The PanAmSat Acquisition Transactions.”

In addition, notwithstanding the fact that Intelsat Sub Holdco does not guarantee or otherwise agree to be liable for the indebtedness of Intelsat, Ltd. or Intelsat Bermuda, no assurance can be given that a court or other tribunal in a bankruptcy or similar proceeding would not seek to “substantively consolidate” the estates of Intelsat Sub Holdco and/or Intelsat, Ltd or Intelsat Bermuda. “Substantive consolidation” would effectively merge the assets and liabilities of affiliated entities, such as Intelsat, Ltd. and/or Intelsat Bermuda and Intelsat Sub Holdco, in bankruptcy so that they will be treated as though held and incurred by one entity. In the event that a bankruptcy court were to reach such a finding, the notes offered by Intelsat Sub Holdco would no longer be “structurally senior” to any indebtedness of Intelsat, Ltd. or Intelsat Bermuda, as the case may be.

An ad hoc committee of certain holders of outstanding notes of Intelsat, Ltd. delivered to Intelsat, Ltd. a letter dated June 30, 2004 stating, among other things, the ad hoc committee’s belief that the issuance of debt that is “structurally senior” to such outstanding notes of Intelsat, Ltd., which the original notes were, would be “equivalent” to secured debt under the indenture governing such outstanding notes, and that compliance with the “negative pledge” covenant in that indenture would require such outstanding notes of Intelsat, Ltd. to be “secured equally and ratably” with any “new secured debt” in excess of certain limitations in the indenture. Although the letter stated as its goal a consensual resolution of the issues raised therein, the letter also stated that the ad hoc committee and its members reserved all rights and remedies under the indenture and applicable law, including the right to consider taking legal action and the right to seek substantive consolidation of Intelsat, Ltd. and its affiliated entities and thereby to be “treated equally” with creditors of the consolidated entities, which would include holders of the notes offered for exchange hereby. Intelsat, Ltd. is not aware of any formal proceedings instituted by the ad hoc committee with respect to the issues raised in the letter. While we disagree with the assertions set forth in the letter, no assurance can be given that noteholders of Intelsat, Ltd. will not pursue a legal claim.

Our substantial indebtedness, and the substantial indebtedness of PanAmSat if the PanAmSat Acquisition Transactions are consummated, could have important consequences to you. For example, it could:

•	make it more difficult for us and PanAmSat to satisfy obligations with respect to indebtedness, including the notes, and any failure to comply with the obligations of any of our debt instruments, including financial and other restrictive covenants, could result in an event of default under the indenture governing the notes and the agreements governing such other indebtedness;

•	require us and PanAmSat to dedicate a substantial portion of available cash flow to pay principal and interest on debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit flexibility in planning for and reacting to changes in our business and in PanAmSat’s business and in the industry in which we operate;

•	limit our and PanAmSat’s ability to engage in strategic transactions or implement our respective business strategies;

•	limit our and PanAmSat’s ability to borrow additional funds; and

•	place us and PanAmSat at a disadvantage compared to any competitors that have less debt.

Any of the factors listed above could materially and adversely affect our business and, if the PanAmSat Acquisition Transactions are consummated, our combined businesses and our respective results of operations. If we do not have sufficient cash flow to service our debt, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell securities, none of which we can guarantee we will be able to do.

We may be able to incur significant additional indebtedness in the future. Although the indenture governing the notes, the credit agreement governing the senior secured credit facilities and other agreements governing our indebtedness contain restrictions on the incurrence of certain additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. If we incur new indebtedness, including in connection with the PanAmSat Acquisition Transactions, the related risks, including those described above, could intensify.

Repayment of our debt, including the notes, is dependent on cash flow generated by our subsidiaries and these notes are subject to a cross-default in the event that Intelsat, Ltd. defaults on certain of its obligations.

Intelsat Sub Holdco is not the direct owner of the satellites that we currently own. They are owned by Intelsat Sub Holdco’s subsidiaries. Intelsat Sub Holdco is currently a direct wholly-owned subsidiary of Intelsat Bermuda, which is a direct wholly-owned subsidiary of Intelsat, Ltd. Intelsat Sub Holdco’s parent company, Intelsat Bermuda, and indirect parent company, Intelsat, Ltd., are also holding companies and have outstanding indebtedness. Repayment of Intelsat Sub Holdco’s indebtedness, including the notes, is dependent on the generation of cash flow by Intelsat Sub Holdco’s subsidiaries and their ability to make such cash available to Intelsat Sub Holdco, by dividend, debt repayment or otherwise. Likewise, payment on indebtedness of Intelsat, Ltd. and Intelsat Bermuda is dependent on Intelsat Sub Holdco’s ability to make payments to Intelsat Bermuda and Intelsat, Ltd., respectively, because Intelsat, Ltd. currently has no subsidiaries other than Intelsat Bermuda and Intelsat Bermuda currently has no subsidiaries other than Intelsat Sub Holdco. If the PanAmSat Acquisition Transactions are consummated, the cash flow generated by PanAmSat and its subsidiaries, subject to applicable indenture and credit agreement requirements, may be made available to support repayment of indebtedness of Intelsat Bermuda and Intelsat, Ltd., but will not be directly available to support repayment of the indebtedness of Intelsat Sub Holdco and its subsidiaries.

Unless they are guarantors of the notes, Intelsat Sub Holdco’s subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Intelsat

Sub Holdco’s subsidiaries may not be able to, or be permitted to, make distributions to enable Intelsat Sub Holdco to make payments in respect of its indebtedness, including the notes, or to enable Intelsat, Ltd. or Intelsat Bermuda to make payments in respect of its indebtedness, including its guarantee of the notes. Each of Intelsat Sub Holdco’s subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit Intelsat Sub Holdco’s ability to obtain cash from its subsidiaries. While the indenture governing the notes limits the ability of Intelsat Sub Holdco’s subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to Intelsat Sub Holdco, these limitations are subject to certain qualifications and exceptions. In the event that Intelsat Sub Holdco does not receive distributions from its subsidiaries, Intelsat Sub Holdco may be unable to make required principal and interest payments on its indebtedness, including the notes. Additionally, Intelsat Sub Holdco and, if the PanAmSat Acquisition Transactions are consummated, PanAmSat may not be able to make distributions required to service the indebtedness of their respective parents, Intermediate Holdco, Intelsat Bermuda and Intelsat, Ltd. In the event that Intelsat, Ltd. defaults on certain of its obligations, a cross-default under the indenture governing the notes may occur.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

Intelsat Sub Holdco’s and its subsidiaries’ estimated payment obligations with respect to their indebtedness for the twelve months ended June 30, 2007 is comprised of approximately $20 million of principal payments and approximately $260 million of interest payments, excluding payments related to satellite performance incentives due to satellite manufacturers.

Estimated payment obligations with respect to indebtedness of Intelsat, Ltd. and its subsidiaries for the twelve months ended June 30, 2007, which include the payment obligations of Intelsat Sub Holdco and its subsidiaries, are expected to be comprised of approximately $20 million of principal payments and approximately $373 million of interest payments, excluding payments related to satellite performance incentives due to satellite manufacturers.

If the PanAmSat Acquisition Transactions are consummated (assuming the transactions and the related financings close on the terms and in the amounts described herein), estimated payment obligations with respect to indebtedness of Intelsat, Ltd. and its subsidiaries (including Intelsat Sub Holdco and its subsidiaries) for the twelve months after the closing thereof and the assumption and issuance of acquisition debt, are expected to be comprised of $36 million of principal payments and approximately $914 million of interest payments, excluding payments related to satellite performance incentives due to satellite manufacturers.

Intelsat Sub Holdco’s ability to pay interest on and principal of the notes and our ability to satisfy our other debt obligations will depend principally upon our future operating performance. As a result, prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make payments on our indebtedness. If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Our ability to restructure or refinance our debt will depend on the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt instruments, including the senior secured credit facilities, the indenture governing the discount notes and the indenture governing the notes, may restrict us from adopting some of these alternatives. Furthermore, none of the Sponsors or Investors has any obligation to provide us with debt or equity financing in the future. Our inability to generate sufficient cash flow to satisfy our debt service obligations, including Intelsat Sub Holdco’s inability to service the notes or its other debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect, which could be material, on our business, financial position, results of operations and cash flows, as well as on Intelsat Sub Holdco’s and the guarantors’ ability to satisfy their obligations in respect of the notes.

The terms of the senior secured credit facilities, the indenture governing the discount notes and the indenture governing the notes and the terms of our other indebtedness may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

The senior secured credit facilities, the indentures governing the notes and the discount notes and our other outstanding indebtedness contain or will contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants imposing significant operating and financial restrictions on Intelsat Sub Holdco, Intelsat Bermuda, Intelsat, Ltd. and some of its subsidiaries, including restrictions that may limit Intelsat Sub Holdco’s, Intelsat Bermuda’s, Intelsat, Ltd.’s or those subsidiaries’ ability to engage in acts that may be in our long-term best interests. The senior secured credit facilities include financial covenants, including requirements that Intelsat Sub Holdco:

•	maintain a minimum interest coverage ratio;

•	not exceed a maximum senior secured leverage ratio; and

•	not exceed a maximum total leverage ratio.

In addition, the senior secured credit facilities require Intelsat Sub Holdco to use a portion of the proceeds of certain asset sales, in excess of a specified amount, that are not reinvested in our business to repay indebtedness under such facilities.

The senior secured credit facilities also include covenants restricting, among other things, Intelsat Sub Holdco’s or its subsidiaries’ ability to:

•	incur or guarantee additional debt or issue disqualified stock;

•	pay dividends, or make redemptions and repurchases, with respect to ordinary shares or capital stock;

•	create or incur certain liens;

•	make certain loans or investments;

•	engage in mergers, acquisitions, amalgamations, asset sales and sale and leaseback transactions; and

•	engage in transactions with affiliates.

These covenants are subject to a number of qualifications and exceptions.

The indenture relating to the original notes contains covenants including, among other things, restrictions on Intelsat Sub Holdco’s or its subsidiaries’ ability to:

•	incur additional debt;

•	pay dividends or distributions on Intelsat Sub Holdco’s ordinary shares or repurchase Intelsat Sub Holdco’s ordinary shares;

•	make certain investments;

•	create liens on their assets to secure debt;

•	enter into transactions with affiliates;

•	merge, consolidate or amalgamate with another company; and

•	transfer and sell assets.

These covenants are subject to a number of qualifications and exceptions.

The indenture relating to the discount notes also contains covenants including, among other things, restrictions on Intelsat Bermuda’s (or, after the consummation of the PanAmSat Acquisition Transactions, Intermediate Holdco’s) or its subsidiaries’ ability to:

•	incur additional debt;

•	pay dividends or distributions on Intelsat Bermuda’s ordinary shares or repurchase Intelsat Bermuda’s ordinary shares;

•	make certain investments;

•	create liens on their assets to secure debt;

•	enter into transactions with affiliates;

•	merge, consolidate or amalgamate with another company; and

•	transfer and sell assets.

These covenants are subject to a number of qualifications and exceptions.

The operating and financial restrictions and covenants in our existing debt agreements and any future financing agreements, including those that may be entered into in connection with the PanAmSat Acquisition Transactions, may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. A breach of any of the restrictive covenants in our senior secured credit facilities or, if the PanAmSat Acquisition Transactions are consummated, the PanAmSat secured credit facilities could result in a default under the applicable credit facilities. If any such default occurs, the lenders under the applicable credit facilities may elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable, enforce their security interest or require us to apply all available cash to repay these borrowings. If this occurred under our senior secured credit facilities, this would result in an event of default under the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to fund further borrowings. If Intelsat Sub Holdco were unable to repay outstanding borrowings when due, the lenders under the senior secured credit facilities would have the right to proceed against the collateral granted to them to secure the debt owed to them. If the debt under one or both of these secured credit facilities were to be accelerated, the assets of Intelsat, Ltd. and its subsidiaries might not be sufficient to repay such debt in full or to repay the notes and other debt of Intelsat, Ltd. and its subsidiaries. See “Description of Other Indebtedness” and “Description of the Notes.”

The notes and the guarantees are not secured by the assets of Intelsat Sub Holdco or the guarantors, and the lenders under our senior secured credit facilities will be entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

The notes and the guarantees will be Intelsat Sub Holdco and the guarantors’ unsecured obligations. In contrast, Intelsat Sub Holdco’s and the guarantors’ obligations under the senior secured credit facilities will be secured by a perfected lien on, and a pledge of, all of the capital stock of many of our direct and indirect material subsidiaries and substantially all of our tangible and intangible assets. The notes will be effectively subordinated to this secured debt to the extent of the value of the collateral securing such debt. In addition, Intelsat Sub Holdco and the guarantors of the notes may incur additional secured debt, and the notes will be effectively subordinated to any such additional secured debt that Intelsat Sub Holdco or such guarantors may incur to the extent of the value of the collateral securing such debt.

Because the notes and the guarantees will be unsecured obligations, the assets that secure our secured debt will be available to pay obligations on the notes only after all such secured debt has been repaid in full. Accordingly, your right of repayment may be compromised if any of the following situations occurs:

•	we enter into bankruptcy, liquidation, reorganization or other winding-up proceedings;

•	there is a default in payment under the senior secured credit facilities or other secured indebtedness; or

•	there is an acceleration of any indebtedness under the senior secured credit facilities or other secured indebtedness.

If any of these events occurs, the secured lenders could sell those of our assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture for the notes at such time. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the notes.

Value should not be assigned to the guarantee of the notes provided by Intelsat, Ltd., Intelsat Bermuda or Intermediate Holdco and you should not expect Intelsat, Ltd., Intelsat Bermuda or Intermediate Holdco to participate in making any payments in respect of the notes.

The notes will be guaranteed by Intelsat, Ltd. and Intelsat Bermuda, and if the PanAmSat Acquisition Transactions are consummated, Intermediate Holdco, but you should not assign any value to such guarantee. Intelsat, Ltd., Intelsat Bermuda and Intermediate Holdco are holding companies the only assets of which are the shares of their direct wholly-owned subsidiaries. These entities are dependent for the service of their indebtedness on the ability of Intelsat Sub Holdco and its subsidiaries to generate cash flow and make this cash available to Intermediate Holdco, Intelsat Bermuda and Intelsat, Ltd., as the case may be, by dividend, distribution, loan or otherwise. The covenants in the indenture governing the notes apply only to Intelsat Sub Holdco and certain of its subsidiaries and do not apply to any direct or indirect parent of Intelsat Sub Holdco, including Intelsat, Ltd., Intelsat Bermuda and Intermediate Holdco. As noted elsewhere in these “Risk Factors” and elsewhere in this prospectus, Intelsat, Ltd. and Intelsat Bermuda currently have a substantial amount of indebtedness outstanding, and following the consummation of the PanAmSat Acquisition Transactions, Intelsat Ltd., Intelsat Bermuda and Intermediate Holdco will have an even greater amount of indebtedness (including guarantees of subsidiary indebtedness) outstanding. Any direct or indirect parent of the issuer of these notes, including Intelsat, Ltd., Intelsat Bermuda and Intermediate Holdco, may be able to incur significant additional indebtedness in the future, and the indenture governing the notes does not prohibit any such entity from doing so. If any additional indebtedness is incurred by any of these entities, the risks of servicing the indebtedness of these entities will be magnified.

Not all of Intelsat Sub Holdco’s subsidiaries will guarantee the notes, and the assets of Intelsat Sub Holdco’s non-guarantor subsidiaries may not be available to make payments on the notes.

Not all of Intelsat Sub Holdco’s subsidiaries will be required to guarantee the notes. In the event that any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its indebtedness and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the notes will be effectively subordinated to all of the liabilities of Intelsat Sub Holdco’s non-guarantor subsidiaries, including trade payables, and any claims of third-party holders of preferred equity interests, if any, in Intelsat Sub Holdco’s non-guarantor subsidiaries. Intelsat Sub Holdco’s non-guarantor subsidiaries represented approximately 22% of Intelsat Sub Holdco’s consolidated total revenue and approximately 8% of operating income for the period February 1, 2005 to June 30, 2005 and approximately 4% of its consolidated total assets as of June 30, 2005. The non-guarantor subsidiaries include Intelsat General Corporation, which we created in 2003 to be the contracting party for our government customers in North America and Europe. We are still in the process of transferring specified customer contracts to this subsidiary. Had we transferred all of the specified contracts by January 1, 2004, Intelsat Sub Holdco’s non-guarantor subsidiaries would have represented approximately 15% of Intelsat Sub Holdco’s consolidated total revenue for the six months ended June 30, 2005.

U.S. federal and state statutes allow courts, under specific circumstances, to void the notes and the guarantees, subordinate claims in respect of the notes and the guarantees and require noteholders to return payments received from Intelsat Sub Holdco or the guarantors.

Certain of Intelsat Sub Holdco’s subsidiaries will guarantee the obligations under the notes. Additionally, Intelsat Sub Holdco’s indirect and direct parents, Intelsat, Ltd., Intelsat Bermuda and, after the consummation of the PanAmSat Acquisition Transactions, Intermediate Holdco, will guarantee the notes. Intelsat Sub Holdco’s issuance of the notes and the issuance of the guarantees by the subsidiary guarantors may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors or the unpaid creditors of a guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce the notes or a subsidiary guarantor’s guaranty, or may subordinate the notes or such guaranty to our or the applicable subsidiary guarantor’s existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when the notes were issued or when the applicable subsidiary guarantor entered into its guaranty, or, in some states, when payments became due under the notes or such guaranty, the issuer or the applicable subsidiary guarantor received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

A court would likely find that Intelsat Sub Holdco or a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for the notes or such guaranty if Intelsat Sub Holdco or such subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the notes. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, Intelsat Sub Holdco or a subsidiary guarantor, as applicable, would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets; or

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

A court might also void the notes or a guaranty, without regard to the above factors, if the court found that the notes were issued or the applicable subsidiary guarantor entered into its guaranty with actual intent to hinder, delay or defraud its creditors. In addition, any payment by Intelsat Sub Holdco or a subsidiary guarantor pursuant to the notes or its guaranty could be voided and required to be returned to us or such subsidiary guarantor or to a fund for the benefit of our or such guarantor’s creditors, and accordingly the court might direct you to repay any amounts that you had already received from Intelsat Sub Holdco or such subsidiary guarantor.

To the extent a court voids the notes or any of the guarantees as fraudulent transfers or holds the notes or any of the guarantees unenforceable for any other reason, holders of notes would cease to have any direct claim against Intelsat Sub Holdco or the applicable subsidiary guarantor. If a court were to take this action, Intelsat Sub Holdco’s or the applicable guarantor’s assets would be applied first to satisfy Intelsat Sub Holdco’s or the applicable guarantor’s liabilities, if any, before any portion of its assets could be applied to the payment of the notes. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any.

Each subsidiary guaranty will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guaranty to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under applicable fraudulent transfer laws or may reduce the guarantor’s obligation to an amount that effectively makes the guaranty worthless.

The value of the guarantees by Intelsat, Ltd., Intelsat Bermuda, Intelsat Global Sales & Marketing Ltd. and Intermediate Holdco may be limited by applicable Bermuda and English law affecting the rights of creditors.

Intelsat, Ltd., the Bermuda parent company of Intelsat Bermuda, Intelsat Bermuda, the current Bermuda parent company of Intelsat Sub Holdco, and Intelsat Global Sales & Marketing Ltd., a subsidiary of Intelsat Sub Holdco incorporated under the laws of England and Wales, referred to as Intelsat Global Sales, are three of the current guarantors of the obligations under the notes. If the PanAmSat Acquisition Transactions are consummated, Intermediate Holdco will also guarantee the obligations under the notes, and it is also expected to be a Bermuda company. Under English insolvency law, the liquidator or administrator of a company may apply to the court to unwind a transaction entered into by such company at less than fair value if the company was insolvent at the time of, or immediately after, the transaction and entered into a formal insolvency process within two years of the completion of the transaction. Under Bermuda insolvency law, the liquidator, on behalf of the company, may apply to the courts to avoid a transaction entered into by that company on the grounds that the transaction constituted a fraudulent preference if the company was insolvent at the time of, or immediately after, the transaction and entered into a formal insolvency proceeding within six months of completion of the transaction. Under Bermuda law, a transaction at less than fair value and made with the dominant intention of putting property beyond the reach of creditors is voidable after an action is successfully brought by an eligible creditor for a period of up to eight years from the date of the transaction. A transaction might be challenged if it involved a gift by the company or a company received consideration of significantly less value than the benefit given by such company. A Bermuda court or an English court, as the case may be, generally will not intervene, however, if a company entered into the transaction in good faith for the purposes of carrying on its business and there were reasonable grounds for believing the transaction would benefit the company.

In addition, under Bermuda financial assistance law, to which Intelsat, Ltd. and Intelsat Bermuda are subject and Intermediate Holdco will be subject, a company is prohibited from assuming a liability, in the form of a guarantee or otherwise, to assist the acquisition of its own shares where the company is insolvent or would be rendered insolvent as a result of such assistance.

Intelsat, Ltd., Intelsat Bermuda and Intelsat Global Sales believe that their respective guarantees of the original notes were not issued on terms that would amount to a transaction at less than fair value and that such guarantees were entered into in good faith for the purposes of carrying on their respective businesses and that there are reasonable grounds for believing that the transactions would benefit them. Intelsat, Ltd., Intelsat Bermuda and Intelsat Global Sales also believe that they each were solvent of the time of issuance of the original notes and currently are solvent and that their guarantees did not and will not render them insolvent. There can be no assurance, however, that the issue of these guarantees will not be challenged by a liquidator or an administrator of Intelsat, Ltd., Intelsat Bermuda or Intelsat Global Sales, as the case may be, or that a Bermuda court or an English court, as the case may be, would support the analysis described above.

The guarantees of Intelsat, Ltd., Intelsat Bermuda, Intelsat Global Sales and Intermediate Holdco will be limited to the maximum amount that can be guaranteed without rendering the guarantees voidable or otherwise ineffective under applicable laws relating to insolvency, financial assistance, ultra vires or similar laws or regulations affecting the rights of creditors generally. As a result, the liabilities of Intelsat, Ltd., Intelsat Bermuda, Intelsat Global Sales and Intermediate Holdco under their guarantees could be reduced to zero, depending upon the amount of their respective other obligations.

Intelsat Sub Holdco may not be able to repurchase notes upon a change of control.

The indenture for the notes requires Intelsat Sub Holdco to offer to repurchase some or all of the notes when certain change of control events occur. If Intelsat Sub Holdco experiences a change of control, you will have the right to require Intelsat Sub Holdco to repurchase your notes at a purchase price in cash equal to 101% of the principal amount of your notes plus accrued and unpaid interest, if any. The senior secured credit facilities provide that certain change of control events constitute a default. Any future credit agreement or other agreements relating to senior indebtedness to which Intelsat Sub Holdco becomes a party may contain similar provisions. If Intelsat Sub Holdco experiences a change of control that triggers a default under the senior secured credit facilities, Intelsat Sub Holdco could seek a waiver of such default or seek to refinance the senior secured credit facilities. In the event that Intelsat Sub Holdco does not obtain such a waiver or refinance the senior secured credit facilities, such default could result in amounts outstanding under the senior secured credit facilities being declared due and payable. In the event that Intelsat Sub Holdco experiences a change of control that results in Intelsat Sub Holdco having to repurchase notes, Intelsat Sub Holdco may not have sufficient financial resources to satisfy all of Intelsat Sub Holdco’s obligations under the senior secured credit facilities and the notes. In addition, the change of control covenant in the indenture does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. The consummation of the PanAmSat Acquisition Transactions will not constitute a change of control under the indenture for the notes. See “Description of the Notes—Change of Control.”

There has not been, and may not be, a public market for the notes.

The notes will be new issues of securities for which there is currently no market. We cannot guarantee the future development of a market for the notes or the ability of holders to sell, or the price at which holders may be able to sell, their notes. If the notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. The initial purchasers of the original notes have informed us that, subject to applicable laws and regulations, they currently intend to make a market in the notes. However, the initial purchasers are not obligated to do so, and any market making by them may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the notes or, if a market develops, whether it will continue.

We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq.

Because the non-U.S. Intelsat companies are incorporated under the laws of countries outside of the United States, and certain of their directors and officers reside outside of the United States, it may be difficult for you to enforce judgments against the non-U.S. Intelsat companies or their directors and officers.

Certain of the directors and officers of the non-U.S. Intelsat companies reside outside of the United States. As a result, it may be difficult for investors to effect service of process on the non-U.S. Intelsat companies or those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against the non-U.S. Intelsat companies or those persons based on the civil liability provisions of the U.S. securities laws. Uncertainty exists as to whether courts in the jurisdictions of organization of the non-U.S. Intelsat companies will enforce judgments obtained in other jurisdictions, including the United States, against the non-U.S. Intelsat companies or the directors or officers under the securities laws of those jurisdictions or entertain actions in those jurisdictions against the non-U.S. Intelsat companies or the directors or officers under the securities laws of other jurisdictions.

Risk Factors Relating to Our Business

We experience competition both within the FSS sector and from other providers of communications capacity, such as fiber optic cable capacity. For example, we are experiencing erosion of our point-to-point services revenue as a result of the migration of customers to fiber optic cable. Competition from other telecommunications providers could have a material adverse effect on our business and could prevent us from implementing our business strategy and expanding our operations as planned.

We are a leading operator in the FSS sector and provide point-to-point and point-to-multipoint services for voice, data and video communications and for high-speed Internet access. We compete against other satellite operators and against suppliers of ground-based communications capacity. Because some of our competition may have greater financial resources than we do, they may be able to respond more quickly to industry trends.

The FSS sector is subject to consolidation and to competition from other forms of communications technology, such as fiber optic cable. The increasing availability of satellite capacity and capacity from other forms of communications technology has created an excess supply of telecommunications capacity in certain regions that has resulted in a decrease in the prices we are able to charge for certain of our services under new service contracts and thereby negatively affected our profitability. These trends have impacted growth expectations in the FSS sector, which is expected to experience relatively flat to moderate growth over the next few years.

We face challenges to our business apart from these industry trends that our competition may not face. A significant portion of our revenue is derived from channel services. Since fiber optic cable capacity, when available, is at substantially lower prices than satellite capacity for the same routes, competition from fiber optic cable has resulted in a migration of our point-to-point customers from satellite to fiber optic cable on certain routes. We have experienced erosion in our revenue from point-to-point services in recent years due to the build-out of fiber optic cable capacity, and we expect this erosion to continue. Some other FSS operators have service mixes that are less dependent on point-to-point connectivity than our current service mix. Our plan to address this erosion and sustain our business includes expanding our customer base in point-to-multipoint services, such as video, and growing our managed solutions business.

Our ability to increase our share of the video market will also partially depend on our ability to attract customers that do not currently use our system, as well as our ability to develop new product offerings leveraging advances in technology, such as Internet Protocol Television, or IPTV, and Video on Demand, or VoD. Because some other FSS operators have been able to leverage the use of their satellites by a popular broadcaster to attract other broadcasters to their satellites, a significant number of broadcasters, cable systems and consumers may have satellite access equipment already pointed at other FSS operators’ satellites. In addition, popular broadcasters may have long-term agreements with other FSS operators. If we are unable to create new broadcast distribution communities or attract new customers in this segment, we may be unable to offset erosion in our point-to-point services revenue or to achieve future revenue growth.

Our plan to address the erosion in our point-to-point services revenue and to sustain our business also includes providing point-to-point services in areas of the world where fiber optic cable does not yet exist or for which fiber optic cable is believed to be unsuitable and offering integrated satellite/fiber and managed services. However, we may not be able to further penetrate the point-to-point services market in the regions we are targeting. If we continue to experience the erosion of our point-to-point services business and at the same time fail to capture sufficient growth in the market for point-to-multipoint services such as video or fail to increase our revenue by providing point-to-point services in regions where fiber optic cable capacity is unavailable and by offering integrated and managed services, our business could further shrink and our future revenue and profitability would be materially adversely affected.

Failure to compete effectively with other FSS operators or failure to implement our business strategy while maintaining our existing business would result in a loss of revenue and a decline in profitability, a decrease in the value of our business and a downgrade of our credit ratings, which would restrict our access to the capital markets.

The market for fixed satellite services may not grow or may shrink and therefore we may not be able to attract new customers, retain our existing customers or implement our strategies to grow our business. In addition, pricing pressures may have an adverse impact on FSS sector revenues.

The FSS sector, as a whole, is currently expected to experience relatively flat to moderate growth over the next few years. However, the market for fixed satellite services may not grow or may shrink. Competing technologies, such as fiber optic cable, are continuing to adversely affect the point-to-point segment of the FSS sector, which has historically represented the largest component of our revenue. In the point-to-multipoint segment, the global economic downturn, the transition of video traffic from analog to digital and continuing improvements in compression technology have negatively impacted demand for certain fixed satellite services. Developments that we expect to support the growth of the satellite services industry, such as continued growth in data traffic and the proliferation of HDTV and niche programming, may fail to materialize or may not occur in the manner or to the extent we anticipate.

Because the market for fixed satellite services may not grow or may shrink, we may not be able to attract customers for the managed solutions that we are providing as part of our strategy to sustain our business. In addition, reduced growth in the FSS sector may adversely affect our ability to utilize the assets that we acquired in the Intelsat Americas Transaction to achieve our strategic goals of developing a North American franchise and increasing our customer base in the cable television, broadcasting and private data networking segments. Moreover, reduced growth in the FSS sector may adversely affect our ability to retain our existing customers. A shrinking market could reduce the number and value of our customer contracts and would have a material adverse effect on our business and results of operations. In addition, there could be a substantial negative impact on our credit ratings and our ability to access the capital markets.

Pricing trends in recent years have negatively impacted our revenue. In particular, pricing pressure for services in the Asian and Latin American markets has negatively impacted FSS operators’ revenue in these markets. Pricing may not stabilize in the Asian and Latin American markets, which may impact overall revenues for the FSS sector.

We have several large customers, and the loss of any one of them could reduce our revenue and materially adversely affect our business. In addition, our revenue backlog and profitability may be negatively affected as a result of financial difficulties experienced by our customers.

For the six months ended June 30, 2005, our ten largest customers and their affiliates represented approximately 26% of our revenue. The loss of any of these customers could significantly affect our revenue and profitability. In addition, to the extent the credit quality of our customers deteriorates or these customers seek bankruptcy protection, we may not be able to collect our receivables from these customers, which may adversely affect our operating results. Our expected future revenue from customers that are experiencing financial difficulties may be at risk.

If our backlog is reduced due to the financial difficulties of our customers, our revenue and profitability would be further negatively impacted.

We may not be able to complete strategic transactions, including the PanAmSat Acquisition Transactions, or integrate new businesses successfully into our business, which may prevent us from implementing strategies to grow our business.

We have recently entered into a Merger Agreement with PanAmSat, which is subject to a number of conditions and could be completed in the second or third quarter of 2006. See “Prospectus Summary—The Transactions—The PanAmSat Acquisition Transactions” and “The PanAmSat Acquisition Transactions.” We intend to continue to evaluate and pursue strategic transactions that can, among other things, broaden our customer base, provide enhanced geographic presence and provide complementary technical and commercial capabilities. We could be prevented from, or significantly delayed in, achieving our strategic goals if we are unable to complete strategic transactions such as the PanAmSat Acquisition Transactions or to integrate new businesses successfully into our business.

Our ability to engage in strategic transactions depends in the first instance on our ability to identify suitable transactions and partners. Moreover, we may not be able to complete any strategic transaction that we identify. Successful completion of any transaction, including the PanAmSat Acquisition Transactions, depends on a number of factors that are not entirely within our control, including our ability to negotiate acceptable terms, conclude satisfactory agreements and obtain all necessary regulatory approvals. In addition, we may need to finance any strategic transaction that we identify. If so, we may not be able to obtain the necessary financing on satisfactory terms and within the timeframe that would permit a transaction, including the PanAmSat Acquisition Transactions, to proceed. If any of these factors prevents us from completing strategic transactions, we may not be able to implement strategies to expand our business.

We may incur significant costs arising from our efforts to engage in strategic transactions. These costs may exceed the returns that we realize from a given transaction. Moreover, these expenditures may not result in the successful completion of a transaction. In addition, under the terms of the Merger Agreement, if the agreement is terminated under specified circumstances relating to our inability to obtain financing or requisite regulatory approvals, we may be required to pay PanAmSat a termination fee of $250 million. See “The PanAmSat Acquisition Transactions.”

Even if we do complete strategic transactions, including the PanAmSat Acquisition Transactions, we may be unable to integrate successfully the personnel and operations of a new business. In addition, we may be unable to achieve the operational synergies or other benefits that we had anticipated. Moreover, we might fail to discover liabilities of a business or operating or other problems prior to completing a transaction. We could experience adverse accounting and financial consequences, such as the need to make large provisions against the acquired assets or to write down acquired assets. We might also experience a dilutive effect on our earnings. In addition, depending on how any such transaction is structured, there may be an adverse impact on our capital structure.

We may not be able to complete strategic transactions, including the PanAmSat Acquisition Transactions, successfully in accordance with our business strategy, and any strategic transactions that we do complete may not promote our business strategy, may negatively affect the value of our business or may adversely affect our prospects for long-term growth.

We may not be able to raise adequate capital to finance our currently planned business strategy, or we may be able to do so only on terms that significantly restrict our ability to operate our business.

Implementation of our business strategy has required a substantial outlay of capital. For example, in March 2004 we paid $967.1 million for the satellites and related assets that we acquired in the Intelsat Americas Transaction. As we pursue our business strategies and seek to respond to opportunities and trends in our industry, our actual capital expenditures may differ from our expected capital expenditures. Other than in connection with the PanAmSat Acquisition Transactions, we expect that the majority of our liquidity requirements in 2005 will be satisfied by cash on hand and cash generated from our operations. However, if we determine we need to obtain additional funds through external financing and are unable to do so, we may be prevented from fully implementing our business strategy.

The availability and cost to us of external financing depend on a number of factors, including our credit rating and financial performance and general market conditions. Both our credit rating, which was downgraded by Moody’s (as defined in this prospectus under “Description of the Notes”) in February 2005 and by S&P (as defined in this prospectus under “Description of the Notes”) in January 2005, and our ability to obtain financing generally may be influenced by the supply and demand characteristics of the telecommunications sector in general and of the FSS sector in particular. Declines in our expected future revenue under contracts with customers and challenging business conditions faced by our customers are among the other factors that may adversely affect our credit. Other factors that could impact our credit rating include the amount of debt in our current capital structure, the amount of additional debt that will be incurred and assumed in connection with the PanAmSat Acquisition Transactions, activities associated with our strategic initiatives, our expected future cash flows and the capital expenditures required to execute our business strategy. The overall impact on our financial condition of any transaction that we pursue may be negative or may be negatively perceived by the financial markets and ratings agencies and may result in adverse rating agency actions with respect to our credit rating. A credit rating downgrade or deterioration in our financial performance could limit our ability to obtain financing or could result in any such financing being available only at greater cost or on more restrictive terms than might otherwise be available.

The agreements entered into to obtain financing for the Acquisition Transactions, as well as the agreements entered into in connection with the Amalgamation Transactions, as defined in this prospectus, impose restrictions on us that may limit our flexibility in conducting our business and implementing our strategies. For example, the senior secured credit facilities contain financial and operating covenants that, among other things, require us to maintain financial coverage ratios and limit our ability to pledge our assets as security for additional borrowings. Similar restrictions and covenants are likely to be included in the agreements governing the new debt to be incurred in connection with the PanAmSat Acquisition Transactions. These restrictions will likely make it more difficult for us to obtain further external financing if we require it and could significantly restrict our ability to operate our business.

We may experience a launch failure or other satellite damage or destruction during launch, which could result in a total or partial satellite loss. A new satellite could also fail to achieve its designated orbital location after launch. Any such loss of a satellite could negatively impact our business plans and could reduce our revenue.

We may experience launch failures with respect to future satellites that could result in the partial or total loss of a satellite. Satellite construction and launch involve complex processes and technology, and we rely on contractors for both the manufacture and the launch of our satellites. Even if launched into orbit, a satellite may fail to enter into its designated orbital location or we may use more fuel than planned to place a satellite into its orbital location and, as a result, reduce the orbital maneuver life of the satellite.

Since 1975, we and our predecessor, the IGO, have launched 53 satellites. Five of these 53 satellites were destroyed as a result of launch failures. In addition, one of these 53 satellites did not achieve the correct orbit upon its launch but was later rescued and placed into the correct orbit. We also experienced several launch failures during the 1960s and early 1970s. Launch failure rates vary according to the launch vehicle used.

The loss of a satellite due to a launch failure could result in significant delays in revenue anticipated to be generated by the satellite. The construction of a satellite can take two years or longer. Even after the satellite has been manufactured, an appropriate launch date may not be available at that time. Any significant delay in the commencement of service of a satellite due to a launch failure would delay and could potentially permanently reduce the revenue anticipated to be generated by the satellite and could give customers who have purchased or reserved capacity on that satellite a right to terminate their service contracts relating to the satellite. We may not be able to accommodate affected customers on other satellites until a replacement satellite is available. A customer’s termination of its service contracts with us as a result of a launch failure would reduce our contracted backlog. Delay caused by launch failures may also preclude us from pursuing new business opportunities and undermine our ability to implement our business strategy.

We may experience in-orbit satellite failures or degradations in performance that could impair the commercial performance of our satellites, which could lead to lost revenue, an increase in our cash operating expenses, lower operating income or lost backlog.

Satellites utilize highly complex technology and, accordingly, are subject to in-orbit failures after they have been successfully put into operation. Potential in-orbit failures that could affect our satellites include circuit and transponder failures and solar array and battery cell failures. Other potential failures include satellite control system failures and propulsion system failures. Failures can result from manufacturing errors or operational errors and can degrade performance, reduce available capacity or decrease the orbital maneuver lives of the affected satellites. Electrostatic or solar storms and collision with space debris or micro-meteoroids could also damage our satellites. We may experience future failures or performance degradation on any of our satellites as a result of any of these or other events.

We have experienced some technical problems with our current satellite fleet. Most of these problems have been component failures and anomalies, such as the failure of several battery cells on our IS-706 and IS-709 satellites, damage to the north solar array structure of our IS-801 satellite, the central processing unit failures on the IA-6 satellite and recent anomalies in the north electrical distribution system of the IA-7 satellite, and in our IS-804 satellite, described elsewhere in this prospectus. We participated in a failure review board with manufacturer Space Systems/Loral, Inc., referred to as SS/L, to investigate the cause of the IA-7 satellite anomaly. The board identified the likely root cause of the anomaly as a design flaw that is affected by a number of parameters and in some extreme cases can result in an electrical system anomaly. This design flaw exists on two of our satellites—IA-7 and IA-6.

In addition, our IS-804 satellite experienced a sudden and unexpected electrical power system anomaly that resulted in the total loss of the satellite. We have established and are participating in a failure review board with manufacturer Lockheed Martin Corporation to investigate the cause of the IS-804 anomaly. The IS-804 satellite was a Lockheed Martin 7000 series (“LM 7000 series”) satellite, and we operate three other satellites in the LM 7000 series, the IS-801, IS-802 and IS-805 satellites. The failure review board is expected to release its report during the mid fourth quarter of 2005. We currently believe, based on the failure review board’s analysis, that the IS-804 failure is not likely to have been caused by an IS-804 specific workmanship or hardware element, but is most likely caused by a high current event in the battery circuitry triggered by an electrostatic discharge that propagated to cause the sudden failure of the high voltage power system. Further, we believe that although this risk exists for our other LM 7000 series satellites, the risk to any individual satellite is low. We do not currently believe that any operational steps or adjustments to our satellite deployment plan are required to mitigate the risk.

Because our satellites are designed to accommodate an anticipated rate of equipment failure, other than the partial loss of the IA-7 satellite and the loss of the IS-804 satellite, the technical problems experienced with the satellites in our fleet have not had a significant impact on the overall transponder availability in our satellite fleet to date. However, this may not continue to be the case. Our satellites may experience technical problems in the future related either to the component failures or anomalies that have already occurred or to other failures. As described elsewhere in this prospectus, the design flaw that the IA-7 failure review board determined was the likely root cause of the IA-7 electrical system anomaly exists on both IA-7 and IA-6. If any of our satellites suffers a total or partial loss, our ability to generate revenue from the affected satellite may be permanently reduced or eliminated. Additionally, such a total or partial loss may increase our cash operating expenses to the extent we are required to reposition ground equipment in connection with moving customers to other satellites, and to the extent we are required to lease additional capacity on satellites we do not own to maintain service to our customers that were leasing capacity on the affected satellite. Further, to the extent any such total or partial loss is uninsured or less than fully insured, any resulting charge, write-down or write-off would negatively impact our operating income. Our backlog may also be negatively impacted if any such total or partial loss results in the termination of customer contracts.

Insurance for the in-orbit operations of our satellites will not protect against all satellite-related losses. We have in-orbit insurance coverage only for the first 180 days of in-orbit operations of our IA-8 satellite. A total loss of a satellite could have a material adverse effect on our business.

We currently insure only for the first 180 days of in-orbit operations of our IA-8 satellite, which was launched on June 23, 2005. Accordingly, we would have to bear the entire cost of any loss to the 27 satellites for which we do not have in-orbit insurance coverage. For example, the IA-7 satellite and the IS-804 satellite, which experienced anomalies as described in this prospectus, were not insured, and we recorded a non-cash impairment charge of approximately $84 million during the fourth quarter of 2004 to write down the net book value of the IA-7 satellite and a non-cash impairment charge of approximately $69 million during the first quarter of 2005 to write down the net book value of the IS-804 satellite. Giving effect to the loss of the IS-804 satellite, the net book value of the 27 satellites for which we do not have in-orbit insurance coverage as of June 30, 2005 was $2.7 billion. The total or partial loss of an uninsured satellite would cause us to recognize a loss equal to the book value of any such total loss or, in the case of a partial loss, equal to the proportion of the satellite’s book value corresponding to such partial loss.

Even where we have obtained in-orbit insurance for a satellite, this insurance coverage will not protect against all losses to the satellite. Our current insurance policy contains specified exclusions. These exclusions relate to losses resulting from acts of war, insurrection or military action, as well as lasers, directed energy beams, or nuclear or anti-satellite devices. These exclusions also relate to losses resulting from government confiscation and nuclear reaction or radioactive contamination. In addition, our insurance does not protect us against lost or delayed revenue, business interruption or lost business opportunities.

We also maintain third-party liability insurance. This insurance may not be adequate or available to cover all third-party liability damages that may be caused by any of our satellites, and we may not in the future be able to renew our third-party liability coverage on reasonable terms and conditions, if at all.

Compliance with the Sarbanes-Oxley Act is likely to increase our operating expenses. If we fail to comply with the Sarbanes-Oxley Act, our business could be materially adversely affected.

The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, have required, and will require, changes to some of our corporate governance practices. These changes include developing financial and disclosure processes that satisfy Section 404 of the Sarbanes-Oxley Act. We expect that these new rules and regulations will increase our legal and financial compliance costs and will make some activities more difficult, time consuming and costly. We also expect that these new rules and regulations could make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and to attract and retain qualified executive officers. If we are unable to comply with the Sarbanes-Oxley Act and related rules and regulations, our business could be materially adversely affected.

We may become subject to unanticipated tax liabilities that may have a material adverse effect on our results of operations.

Intelsat, Ltd. and certain of its subsidiaries are Bermuda-based companies, and we believe that a significant portion of the income derived from our communications network will not be subject to tax in Bermuda, which currently has no corporate income tax, or in other countries in which we conduct activities or in which our customers are located, including the United States and the United Kingdom. However, this belief is based on the anticipated nature and conduct of our business, which may change. It is also based on our current position under the tax laws of the countries in which we have assets or conduct activities. This position is subject to review and possible challenge by taxing authorities and to possible changes in law that may have retroactive effect. For example, we and our non-U.S. subsidiaries intend to conduct our operations (and believe we have conducted our operations to date) so that we and our non-U.S. subsidiaries will not be (and have not been) engaged in a trade or business within the United States and will not earn (and have not earned) income effectively connected with such a business that would be subject to U.S. federal income tax. However, the U.S. Internal Revenue Service may conclude that we and our non-U.S. subsidiaries have engaged in a trade or business within the United States. Such a determination could result in a substantial unanticipated tax liability for us.

In September 2005, the U.S. Department of the Treasury issued proposed regulations with respect to the source of international and other types of communications income. If the regulations are adopted in the form proposed, under certain circumstances, we may become subject to U.S. tax on a substantial portion of our income that is currently not subject to such taxation, possibly even if we are not found to have engaged in a trade or business within the United States.

The extent to which certain taxing jurisdictions may require us to pay tax or to make payments in lieu of tax cannot be determined in advance. In addition, our operations and payments due to us may be affected by changes in taxation, including retroactive tax claims or assessments of withholding on amounts payable to us or other taxes assessed at the source, in excess of the taxation we anticipate based on business contacts and practices and the current tax regimes. Our results of operations could be materially adversely affected if we become subject to a significant amount of unanticipated tax liabilities.

We are subject to risks due to the unique international nature of our operations.

We provide communications services in over 200 countries and territories, and we believe that this fact distinguishes us from other satellite operators. Accordingly, we may be subject to greater risks than other satellite operators as a result of the international nature of our business operations. We could be harmed financially and operationally by tariffs, taxes and other trade barriers that may be imposed on our services, or by political and economic instability in the countries in which we provide service. If we ever need to pursue legal remedies against our customers or our business partners located outside of Bermuda, the United States or the United Kingdom, it may be difficult for us to enforce our rights against them.

Almost all of our customers are required to pay for our services in U.S. dollars. Fluctuations in the value of non-U.S. currencies may make payment in U.S. dollars more expensive for our non-U.S. customers. In addition, our non-U.S. customers may have difficulty obtaining or exporting U.S. currency due to currency exchange controls. For example, the Argentine government has from time to time imposed restrictions on the remittance of payments abroad. Any such restrictions or any events relating to political uncertainty in Argentina or other countries could put some of our backlog represented by contracts with, or receivables due from, customers in these countries at risk.

Our Investors control us and may have conflicts of interest with you in the future.

The Investors, together with certain members of our existing management, beneficially own nearly 100% of Intelsat Holdings, which owns Intelsat, Ltd. As a result, the Investors have control over our decisions to enter into any corporate transaction and have the ability to prevent any transaction that requires the approval of shareholders. For example, the Investors could cause us to make acquisitions that increase the amount of our indebtedness. Additionally, the Investors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Investors may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. So long as the Investors continue to own a significant amount of the equity of Intelsat Holdings, they will continue to be able to strongly influence or effectively control our decisions.

Risk Factors Relating to Our Privatization

We believe that our business realized certain advantages as a result of being operated by the IGO. Our business no longer enjoys these advantages following the privatization.

Prior to July 18, 2001, our business was operated by the IGO. We believe that our business realized advantages as a result of being operated by the IGO. The loss of these advantages upon our privatization may adversely affect our business.

The IGO’s owners held investment share in the IGO and were the IGO’s principal customers. Our shareholders prior to the consummation of the Acquisition Transactions, most of which were the IGO’s owners before privatization, accounted for approximately 78% in 2002, 53% in

2003 and 43% in 2004. For the six months ended June 30, 2005, our former shareholders accounted for approximately 35% of our revenue. Because the IGO’s owners were able to purchase investment share in the IGO based on their percentage use of the IGO’s satellite system, many of our customers had an incentive to use the IGO’s system. As a result, being operated as an IGO may have provided a competitive advantage to our business. Because ownership of our ordinary shares is no longer connected to our customers’ use of our system, our customers may increase their use of the systems of other telecommunications services providers, which could negatively impact our future revenue and profitability. This risk may be exacerbated as a result of the Acquisition Transactions, as these shareholder customers will no longer have any equity ownership of us.

Some provisions of the service agreements we entered into with customers as part of our privatization are unfavorable to us.

In connection with our privatization, we entered into various contractual arrangements with our customers that contain provisions unfavorable to us. These contractual arrangements may limit our flexibility in marketing our services and introducing new service offerings.

We have agreed to provide most favored customer, or MFC, protection for the customer service commitments that were transferred from the IGO to our Intelsat Global Sales subsidiary pursuant to novation agreements. Approximately 24% of the outstanding customer commitments represented in our June 30, 2005 backlog are MFC-protected. From the date of our privatization through June 30, 2005, our MFC terms had resulted in a cumulative negative impact on revenue and backlog of approximately $200,000. MFC protection continues for up to five years after July 18, 2001.

We have also agreed to provide price protection for some of our customers, primarily those from low income or low teledensity countries, pursuant to lifeline connectivity obligation, or LCO, contracts. Approximately 11% of the outstanding customer commitments represented in our June 30, 2005 backlog are LCO-protected. LCO protection can continue until July 18, 2013.

We also agreed to enter into non-exclusive service distribution agreements with our customers who wanted to be authorized distributors of services ordered from us after privatization. The distribution agreements place conditions on our ability to engage in some types of retail activities, and impose certain non-discriminatory treatment restrictions during the initial five-year term of the agreements. Because customers have the option of renewing the initial five-year term of a distribution agreement for another five years, we may be subject to these restrictions for up to ten years after July 18, 2001.

Because the contractual restrictions described above limit our flexibility in the operation of our business and the execution of our business strategy, they could have a material adverse effect on our ability to compete effectively and to implement our business strategies.

Risk Factors Relating to Regulation

Successful deployment and operation of our satellites depend upon our ability to maintain existing regulatory authorizations to operate our satellites at certain locations and to obtain any required authorizations in the future. If we do not obtain all of the authorizations necessary to complete our satellite deployment plans on schedule, we will not be able to implement our business strategy and expand our operations as we currently plan.

The operation of our existing and currently planned satellites is regulated by the FCC, with two exceptions. Specifically, the BSS portion of our Ku-band operations on one satellite is regulated by the U.K. Office of Communications, referred to as Ofcom, and our C-band operations on another satellite are regulated by the Papua New Guinea Telecommunication Authority, referred to as PANGTEL. We have obtained authorizations from the FCC to operate our existing satellites and have a pending application to construct, launch and operate our planned additional satellite (IA-9).

In addition, some of our existing FCC licenses are subject to Section 310(b)(4) of the Communications Act of 1934, as amended, which requires FCC approval of indirect non-U.S. ownership in our FCC-licensed subsidiaries in excess of 25%. In a December 22, 2004 order approving the Acquisition Transactions, the FCC reviewed the level of non-U.S. ownership of our company that existed upon closing of the Acquisition Transactions and determined that such ownership is not inconsistent with the public interest. In addition, the FCC stated that our FCC-licensed subsidiaries may accept up to and including an additional 25% indirect equity and/or voting interest from Intelsat Holdings’ current foreign investors and from other foreign investors, subject, however, to the condition that no single non-U.S. individual or entity (other than Intelsat Holdings) may acquire a greater-than-25% indirect equity and/or voting interest in our FCC-licensed subsidiaries without prior FCC approval. We are also required to seek prior FCC approval before any investor that is not from a World Trade Organization, referred to as the WTO, member country acquires equity or voting interests in our company that, when aggregated with the current ownership in our company by investors from non-WTO member countries, exceeds 25%. Currently, less than 5% of our equity is indirectly held by individuals or entities from non-WTO member countries, including WTO observer countries. We monitor the non-U.S. ownership in our company, including non-WTO member country ownership, and would, if necessary, periodically seek FCC approval for non-U.S. ownership of our company that is inconsistent with the public interest. However, if we fail to obtain such approvals and we exceed the non-U.S. ownership limitations described above, the FCC may determine that such non-U.S. ownership is inconsistent with the public interest. In connection with such determination, the FCC could revoke or impose conditions on our current authorizations to operate our existing satellites and to construct, launch and operate our planned additional satellites.

If we do not maintain FCC, PANGTEL or Ofcom authorizations for our existing satellites or do not obtain any required authorizations in the future, we would not be able to operate the satellites covered by those authorizations unless we obtained authorization from another licensing jurisdiction. If we do not maintain our existing FCC authorizations, we may not be able to continue as a going concern.

The FCC reserves the right to require a satellite to be relocated to a different orbital location if it determines that relocation is in the public interest. In addition, if we do not place a satellite into service in a designated orbital location by the deadline set by the FCC, our rights to this orbital location could expire or be revoked by the FCC. The majority of the satellites in our fleet receive and transmit signals using two bands of the radio frequency spectrum, called the C-band and the Ku-band. In addition, our IA-8 satellite also transmits and receives signals in the Ka-band, and the Marisat-F2 satellite transmits and receives signals in the UHF-band, L-band and C-band. If we lose our rights to any of our orbital locations licensed by the FCC, such locations could become available for use by another satellite operator. Similarly, if we lose our rights to our orbital location licensed by PANGTEL or orbital locations licensed by Ofcom, those locations could become available for use by another satellite operator. We cannot operate our satellites without a sufficient number of suitable orbital locations in which to place the satellites. The loss of one or more of our orbital locations or frequency assignments licensed by the FCC, PANGTEL or Ofcom could negatively affect our plans and our ability to implement our business strategy. Loss of an orbital location could cause us to lose the revenue from services located at that orbital location to the extent these services cannot be provided by satellites at other orbital locations.

The results of any International Telecommunication Union satellite registration process may interfere with our use of orbital locations for our future satellites or prevent us from operating satellites in those orbital locations as contemplated by our business plan. Also, our rights to orbital locations may change or expire.

We are required to coordinate the use of our satellites at particular orbital locations as part of the satellite registration process of the International Telecommunication Union, referred to as the ITU, in order to prevent harmful radio frequency interference between our satellite system and other existing or planned satellite systems. We must also submit by specified deadlines due diligence and other information required by the registration process. The ITU’s Radio Regulations do not contain mandatory dispute resolution or enforcement mechanisms and we must rely on the governments of the United States, the United Kingdom, Papua New Guinea and Germany to represent our interests before the ITU, including obtaining new rights to use orbital locations, coordinating frequency use and resolving disputes relating to the ITU’s rules and procedures. Consequently, the registration process may negatively impact our ability to provide the services we intend to provide using a satellite located at a given orbital location. In addition, the registration process may result in modifications of our proposed coverage areas or satellite deployment plans. We may be required to accept modifications that significantly restrict our use of a particular orbital location, possibly to the extent that our use of the orbital location would no longer be financially viable. Moreover, the registration of our future satellites may not be successful and may not allow us to operate our satellites in accordance with our desired satellite deployment plans.

In accordance with the ITU’s Radio Regulations, the FCC has reserved on our behalf rights to 27 C-band and Ku-band orbital locations. Our in-orbit satellites do not currently occupy all of these orbital locations. If we are unable to place satellites into currently unused orbital locations by specified deadlines and in a manner that satisfies ITU or FCC requirements, or if we are unable to maintain satellites at the orbital locations that we currently use, we may lose our rights to use these orbital locations and the locations could become available for other satellite operators to use. As noted above, we cannot operate our satellites without a sufficient number of suitable orbital locations in which to place the satellites. The loss of one or more of our orbital locations or frequency assignments licensed by the FCC, PANGTEL or Ofcom for our currently operating satellites could significantly affect our plans and impact our ability to implement our business strategy. Such a loss could therefore have a material adverse effect on our revenue and profitability, as well as on the value of our business.

Furthermore, we have been authorized by the regulatory bodies mentioned above, as well as RegTP, the German regulatory authority for telecommunications and posts, to operate satellites in additional orbital locations and additional frequency bands besides those we currently utilize. We may decide, however, not to place satellites in these additional orbital locations or not to operate in these additional frequencies before specified deadlines. As a result, we may lose our rights to these additional orbital locations and frequencies.

We are subject to regulatory and licensing requirements in each of the countries in which we provide services, and our business is sensitive to regulatory changes in those countries.

The telecommunications industry is highly regulated, and, in connection with operating our business, we need to obtain various local, national and international regulatory approvals from time to time. If we cannot comply with the laws and regulations that apply to us, we could lose our revenue from services provided to the countries and territories covered by these laws and regulations.

We provide wholesale satellite capacity, ground network uplinks, downlinks and other value-added services to our customers. Pursuant to our business strategy, we have expanded our operations to provide these services for some of our customers, and accordingly have become subject to additional regulatory requirements. If we cannot obtain or are delayed in obtaining the regulatory approvals needed to provide new services to our customers and to engage in these operations, we may not be able to implement elements of our business strategy according to our current schedule. If we are not able to expand into new services and operations, or are significantly delayed in doing so, the revenue associated with these new services will also be delayed or may not be realized at all.

We also need to maintain our existing regulatory approvals, and from time to time obtain new regulatory approvals, in connection with the satellite and other services that we provide to our customers. We are subject to the regulatory and licensing requirements of each of the countries in which we provide our services, as well as to certain international regulatory regimes. For example, we are subject to and need to comply with:

•	the laws and regulations administered by the FCC;

•	other U.S. laws and regulations, including U.S. export control laws and U.S. sanctions regulations;

•	regulation by the Bermuda Monetary Authority and the Minister of Finance of Bermuda and other Bermuda laws and regulations;

•	regulation by the U.K.’s OfCom;

•	regulation by PANGTEL;

•	regulation by RegTP;

•	the economic sanctions imposed by the United Nations;

•	licensing regulations in countries in which we operate our own earth stations;

•	the ITU satellite registration process; and

•	the laws and regulations of the over 200 countries and territories in which we provide our services.

Obtaining and maintaining these approvals can involve significant time and expense. If we fail to obtain particular regulatory approvals, this failure may delay or prevent our ability to provide services to our customers. In addition, the laws and regulations to which we are subject could change at any time. Such changes could make it more difficult for us to obtain or maintain our regulatory approvals or could cause our existing authorizations to be revoked or terminated. If we fail to obtain regulatory authorizations important to our current business or our business strategy, this failure could result in decreased revenue, increased costs and a decline in our profitability.

Finally, we are subject to fees associated with the regulatory and licensing requirements discussed above. The countries, territories and institutions that regulate us could change these fees at any time. Significant increases in the fees to which we are subject in a particular jurisdiction could negatively impact our plans to provide services in that jurisdiction or our profitability.

If we do not maintain our existing authorizations or obtain necessary future authorizations under the export control laws and regulations of the United States, we may be unable to export technical information or equipment that we are required to provide to non-U.S. persons and companies under our contracts, including our satellite construction, launch and insurance contracts. Additionally, if we do not maintain our existing authorizations or obtain necessary future authorizations under the trade sanctions laws and regulations of the United States, we may not be able to provide satellite capacity and related administrative services to certain countries subject to U.S. sanctions. Failure to obtain authorizations under the U.S. export control and trade sanctions laws and regulations, or revocation of any of these authorizations, could have a material adverse effect on our business.

Satellites and related equipment, as well as technical information relating to satellites, are regulated under U.S. export control laws and regulations. As a company with subsidiaries located in the United States, we are required to comply with these laws and regulations, and many of our current contracts for the manufacture, launch, operation and insurance of our satellites require the export of satellite hardware or technical information to locations outside of the United States or to non-U.S. persons or companies. U.S. export control laws and regulations require that we obtain a license from the U.S. Department of State’s Directorate of Defense Trade Controls in order to export any satellites or related equipment or technical information to non-U.S. persons or to locations outside of the United States. We also have to obtain licenses from the U.S. Department of Commerce’s Bureau of Industry and Security in connection with the export of certain equipment relating to our satellite network. We have obtained the licenses we currently need in order to export the equipment and information required by our contracts and by our current operations, and we believe that the terms of these licenses are sufficient given the scope and duration of the contracts to which they pertain. However, these licenses could be suspended or revoked for cause. Although we do not currently believe we are at risk of having our current licenses suspended or revoked, the U.S. government could nevertheless determine to suspend or revoke these licenses. In addition, we may not be able, on a timely basis or at all, to renew any licenses that are due to expire but are necessary to our business operations or to obtain any new licenses that we require in the future. The average time it takes to obtain an authorization from the Directorate of Defense Trade Controls or the Bureau of Industry and Security is between 30 and 90 business days, although in specific cases authorization may take longer, and timely receipt of authorizations is often critical to our business operations. There could be delays in the processing of renewal or new license applications that we submit in the future, or our applications could be denied. If in the future we are delayed in obtaining or cannot obtain renewals or new licenses, or if any of the licenses already granted to us are suspended or revoked, it could have a significant negative impact on our ability to acquire new satellites, launch new satellites, insure our satellites or operate the satellites in our network, which would have a material adverse effect on our revenue and profitability.

Many of our employees are non-U.S. nationals. Access to technical information relating to our satellites by these non-U.S. national employees is also regulated by U.S. export control laws and regulations. We have obtained export authorization from the Directorate of Defense Trade Controls to allow all necessary non-U.S. national employees to have access to our technical information that is subject to U.S. export control laws. However, this authorization could be revoked for cause, which could prevent us from obtaining a new authorization in the future. In addition, the authorization requires us to maintain certain internal controls relating to this technical information. If we do not properly manage our internal compliance or if any of our employees violates applicable laws or regulations, we could be exposed to civil and criminal liability or could lose our current export authorization. Because of the broad scope of activities covered by this authorization and the functions performed by our non-U.S. national employees covered by the authorization, the loss of the authorization could materially adversely impact our operations.

In addition, because we conduct management activities from Bermuda, our U.S. suppliers must comply with U.S. export control laws and regulations in connection with their export of satellites and related equipment and technical information to us. Our ability to acquire new satellites, launch new satellites or operate our satellites could also be negatively affected if our suppliers do not obtain required U.S. export authorizations.

Because of our history as an intergovernmental organization prior to privatization, the countries to which we provide satellite capacity include Cuba, Iran and the Sudan. We provide services to these countries pursuant to authorizations that we have received from the U.S. Department of the Treasury’s Office of Foreign Assets Control, referred to as OFAC, as these countries are subject to U.S. trade sanctions. However, these licenses are strictly limited to the provision of public international telecommunications services as defined in the INTELSAT Agreement, which is the treaty that established the IGO. If we were to violate the terms of these authorizations, we could be exposed to criminal and civil liability, or OFAC could suspend or revoke our authorizations to provide services to sanctioned countries, and our business could be adversely affected. Changes in the geopolitical environment could result in the modification or revocation of these OFAC authorizations or the imposition of sanctions on other countries, which could adversely affect our business.

If we do not maintain required security clearances from, and comply with our agreements with, the U.S. Department of Defense, we will not be able to continue to perform our obligations under classified U.S. government contracts.

To be able to participate in classified U.S. government programs, we sought and obtained security clearances for one of our subsidiaries from the U.S. Department of Defense as required under the national security laws and regulations of the United States by entering into a proxy agreement with the U.S. government. If we do not maintain these security clearances, we will not be able to perform our obligations under any classified U.S. government contracts to which our subsidiary is a party, the U.S. government would have the right to terminate our contracts requiring access to classified information and we will not be able to enter into new classified contracts. As a result, our business could be materially adversely affected. Further, if we materially violate the terms of the proxy agreement, which limits our ability to control the operations of this subsidiary, the subsidiary holding the security clearances may be suspended or debarred from performing any government contracts, whether classified or unclassified.

Consummation of the PanAmSat Acquisition Transactions is subject to meeting numerous regulatory requirements.

Consummation of the PanAmSat Acquisition Transactions is subject to meeting numerous regulatory requirements as specified in the Merger Agreement, which include obtaining regulatory consents from the FCC, the U.S. Department of Justice, the Committee on Foreign Investments in the United States, which we refer to as CFIUS, and regulatory authorities in certain other countries. We cannot assure you that the required consents and approvals will be granted in a timely manner or that any of these agencies or authorities will not agree with the views of third parties that may oppose our applications or deny the approvals we seek or impose onerous conditions in connection with granting these approvals such as requiring us or PanAmSat to dispose of specified assets, including satellites. See “The PanAmSat Acquisition Transactions.”

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements that do not directly or exclusively relate to historical facts. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements.

When used in this prospectus, the words “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential” and “continue,” and the negative of these terms, and other similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include, but are not limited to, statements regarding the following: our goal to sustain our leadership position in the fixed satellite services sector and enhance our free cash flow; our plan to expand the broadcast communities on selected satellites in our fleet; our belief that the direct-to-home transmission of television programming via satellite could contribute to future growth in the demand for satellite services as programmers seek to add programming to established networks and as new networks develop; our intent to continue to evaluate and pursue strategic transactions that can broaden our customer base, provide enhanced geographic presence, provide complementary technical and commercial capabilities, further utilize our infrastructure, modify our service application mix, and create operational efficiencies; our belief that our corporate network customers increasingly require managed services best addressed by a network that combines space and terrestrial infrastructure; our expectation that the fixed satellite services sector will experience relatively flat to moderate growth over the next few years; with respect to video contribution, our intent to expand our hybrid infrastructure to grow our business; our expectation that growth in high-definition television programming will increase the demand for wholesale satellite capacity; the trends that we believe will impact our revenue and operating expenses in the future; our intent to utilize our enhanced North American coverage as a result of the Intelsat Americas Transaction, as defined in this prospectus; our expectation that the positive impact of the Intelsat Americas Transaction on our revenue will continue; the length of time it will take for the failure review board established to investigate the cause of the total loss of our IS-804 satellite to reach its conclusion; our current assessment as to how long the IA-7 satellite should be able to provide service on its transponders; our belief that there is no connection between the IS-804 satellite anomaly and the IA-7 satellite anomaly; our current expectation that the IA-7 anomaly and the total loss of the IS-804 satellite will not result in the acceleration of capital expenditures to replace the IA-7 and IS-804 satellites, respectively; our plans for satellite launches in the near term; our expected capital expenditures in 2005 and during the next several years; our belief that our balanced geographic mix provides some protection from adverse regional economic conditions; the impact on our financial position or results of operations of pending legal proceedings; our intent to utilize our enhanced capabilities as a result of the COMSAT General Transaction, as defined in this prospectus, to strengthen our position in the government customer sector; our belief that the COMSAT General Transaction will positively impact our revenue from lease services; the impact of the Acquisition Transactions, the Transfer Transactions and the timing of, ability to consummate and impact of the PanAmSat Acquisition Transactions.

The forward-looking statements made in this prospectus reflect our intentions, plans, expectations, assumptions and beliefs about future events. These forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and other factors, many of which are outside of our control. These factors could cause actual results or developments to differ materially from the expectations expressed or implied in the forward-

looking statements and include known and unknown risks. Known risks include, among others, the risks discussed in “Risk Factors,” the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular.

In connection with our acquisition of the business of COMSAT General Corporation and certain of its affiliates as described in this prospectus under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Party Transactions—Pre-Acquisition Transactions—COMSAT General Transaction,” factors that may cause results or developments to differ materially from the forward-looking statements made in this prospectus include, but are not limited to, the inability to retain and continue to serve successfully customers gained in connection with the transaction and the failure to achieve our strategic or financial objectives for the transaction.

Other factors that may cause results or developments to differ materially from the forward-looking statements made in this prospectus include, but are not limited to:

•	the quality and price of comparable communications services offered or to be offered by other satellite operators; and

•	the perceptions of our business, operations and financial condition and the industry in which we operate by the financial community and ratings agencies.

In connection with our acquisition of PanAmSat as described in this prospectus under “The PanAmSat Acquisition Transactions,” factors that may cause results or developments to differ materially from the forward-looking statements made in this prospectus include, but are not limited to:

•	the failure to complete the proposed Merger Transaction within the time period specified in the Merger Agreement or at all or the need to modify aspects of the proposed Merger Transaction in order to obtain regulatory approvals or satisfy other conditions specified in the Merger Agreement;

•	the possibility that a third party may file an opposition action or an objection with one or more regulatory agencies and authorities reviewing the proposed Merger Transaction;

•	our inability to obtain regulatory approvals or sufficient funds on reasonable and acceptable terms in order to consummate the proposed Merger Transaction;

•	a change in the health of, or a catastrophic loss during the in-orbit operations of, one or more of, the PanAmSat satellites to be acquired; and

•	the failure to achieve our strategic objectives for the acquisition of PanAmSat.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, level of activity, performance or achievements. Because actual results could differ materially from our intentions, plans, expectations, assumptions and beliefs about the future, you are urged not to rely on forward-looking statements in this prospectus and to view all forward-looking statements made in this prospectus with caution. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are incorporated under the laws of Bermuda. In addition, certain of our directors and officers reside outside of the United States and most of our assets and some of their assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. Uncertainty exists as to whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the notes in this exchange offer. We will pay all expenses in connection with the exchange offer.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2005. The table also presents the principal amount of indebtedness outstanding of Intelsat, Ltd. Since the exchange offer will involve an exchange of outstanding securities, it will not have an effect on our capitalization. The table does not give effect to, nor reflects the impact of, the PanAmSat Acquisition Transactions. You should read this table in conjunction with “Use of Proceeds,” “Selected Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and their notes included elsewhere in this prospectus.

Actual
As of June 30, 2005
(dollars in millions)
Cash and cash equivalents	$360

Long-term debt, including current portion:
Senior secured credit facilities (1)	$348
Floating rate notes (2)	1,000
2013 notes (2)	875
2015 notes (2)	675
Capital lease obligations (3)	32
Note payable (4)	20

Total debt of Intelsat Sub Holdco and subsidiaries:	2,950
Senior notes due 2008 (5)	400
Senior notes due 2012 (5)	600
Senior notes due 2013 (5)	700
Discount notes (6)	316

Total long-term debt, including current portion	4,966

Total shareholders’ equity	112

Total capitalization	$5,438

(1)	Represents $348.3 million of outstanding borrowings under the term loan facility of our senior secured credit facilities, for which Intelsat Sub Holdco is the borrower. The senior secured credit facilities also include a revolver facility of $300 million, none of which was outstanding at June 30, 2005.
(2)	Assumes full exchange of original notes for new notes offered hereby.
(3)	Indebtedness of Intelsat Sub Holdco and its subsidiaries.
(4)	Note payable represents a note payable of a subsidiary of Intelsat Sub Holdco, guaranteed by Intelsat, Ltd., to Lockheed Martin Corporation bearing interest at 7%, payable in annual installments of $5.0 million beginning January 1, 2007.
(5)	Indebtedness of Intelsat, Ltd. Intelsat, Ltd.’s senior notes were issued at discounts. The actual amounts shown here do not reflect the aggregate unamortized discount of $5.5 million. The as adjusted amounts shown also do not reflect the $188.3 million reduction in the fair value of those notes resulting from the preliminary application of purchase accounting.
(6)	Indebtedness of Intelsat Bermuda and Intelsat, Ltd. This amount will accrete to approximately $478.7 million aggregate principal amount at February 1, 2010.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with, and is qualified by reference to, our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and consolidated financial statements and their notes included elsewhere in this prospectus. The consolidated statement of operations data for each of the years in the five-year period ended December 31, 2004 and the consolidated balance sheet data as of December 31, 2001, 2002, 2003 and 2004 have been derived from consolidated financial statements audited by KPMG LLP, Independent Registered Public Accounting Firm. The consolidated statement of operations data for the years ended December 31, 2000 and 2001 and the consolidated balance sheet data as of December 31, 2000, 2001 and 2002 have been derived from consolidated financial statements that are not included in this prospectus.

The consolidated statement of operations data for the six months ended June 30, 2004 and the period January 1 to January 31, 2005 (predecessor entity) and the period February 1 to June 30, 2005 (successor entity) and the consolidated balance sheet data as of June 30, 2005 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information set forth herein. Interim financial results are not necessarily indicative of results that may be expected for the full year or any future reporting period.

Because of our disposal of our investment in Galaxy Satellite TV Holdings Limited, all historical consolidated financial information has been adjusted to present Galaxy’s activities as discontinued operations.

As a result of the consummation of the Acquisition Transactions, the financial results for the first six months of 2005 have been separately presented for the “Predecessor Entity” for the period January 1, 2005 through January 31, 2005 and for the “Successor Entity” for the period February 1, 2005 through June 30, 2005. Although the effective date of the Acquisition Transactions was January 28, 2005, due to the immateriality of the results of operations for the period between January 28, 2005 and January 31, 2005, we have accounted for the consummation of the Acquisition Transactions as if they had occurred on January 31, 2005. The results for the first six months of the prior year are presented under “Predecessor Entity.”

	Predecessor Entity													Successor Entity
	Year Ended December 31,										Six Months Ended June 30,		January 1 to January 31,	February 1 to June 30,
	2000		2001		2002		2003		2004		2004		2005	2005
											(unaudited)			(unaudited)
	(dollars in thousands)													(dollars in thousands)
Consolidated Statement of Operations Data:
Revenue	$1,099,751		$1,084,009		$991,956		$946,118		$1,043,906		$494,290		$97,917	$485,081
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	93,162		101,985		117,405		132,172		178,253		79,674		26,939	103,834
Selling, general and administrative	61,900		95,600		121,077		129,456		152,111		65,263		55,443	61,563
Depreciation and amortization (1)	414,250		340,449		361,322		400,485		457,372		219,283		39,184	239,798
Privatization initiative	21,575		33,576		—		—		—		—		—	—
IS-10-01 termination costs	—		—		34,358		(3,000)		—		—		—	—
Impairment of asset value (2)	—		—		—		—		84,380		—		69,227	—
Restructuring costs			7,300		5,522		(837)		6,640		2,396		263	—

Total operating expenses	590,887		578,910		639,684		658,276		878,756		366,616		191,056	405,195

Operating income (loss) from continuing operations	508,864		505,099		352,272		287,842		165,150		127,674		(93,139)	79,886
Interest expense	24,859		13,063		55,223		99,002		143,399		73,652		13,241	167,438
Interest income	—		13		170		1,972		4,530		3,282		191	3,306
Other income (expense), net	20,885		12,293		9,942		18,556		(2,384)		(974)		863	(676)

Income (loss) from continuing operations before income taxes	504,890		504,342		307,161		209,368		23,897		56,330		(105,326)	(84,922)
Provision for income taxes (3)	—		5,359		33,021		26,129		18,647		11,056		4,400	10,412

Income loss from continuing operations	504,890		498,983		274,140		183,239		5,250		45,274		(109,726)	(95,334)
Loss from discontinued operations, net of tax and minority interest	—		—		—		(2,120)		(43,929)		(10,015)		—	—

Net income (loss)	$504,890		$498,983		$274,140		$181,119		$(38,679)		$35,259		$(109,726)	$(95,334)

Consolidated Cash Flow Data:
Net cash provided by operating activities	$933,048		$856,388		$657,985		$601,209		$659,117		$282,412		$11,384	$235,259
Net cash (used in) provided by investing activities	(546,020)		(663,671)		(678,222)		(966,525)		(654,444)		(448,041)		37,608	(64,018)
Net cash (used in) provided by financing activities	(411,828)		(191,161)		31,504		955,820		(415,829)		(9,271)		(475)	(6,190)

Other Data:
EBITDA (4)	$943,999		$857,841		$723,536		$704,763		$576,209		$335,968		$(53,092)	$319,008
Ratio of earnings to fixed charges (5)(7)	6.7	x	5.9	x	3.6	x	2.8	x	1.2	x	1.5	x	N/A	—
Capital expenditures—satellite and related	$478,708		$592,163		$509,418		$87,496		$211,219		$190,873		$76	$66,506
Capital expenditures—ground segment and other	67,312		71,508		107,388		115,285		77,370		42,939		877	17,271

Total capital expenditures	$546,020		$663,671		$616,806		$202,781		$288,589		$233,812		$953	$83,777

	Predecessor Entity					Successor Entity
	As of December 31,					As of June 30, 2005
	2000	2001	2002	2003	2004
	(dollars in thousands)					(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,143	$2,699	$9,466	$576,793	$141,320	$360,174
Working capital (6)	(172,450)	4,907	(36,191)	(389,051)	(200,109)	(136,246)
Satellites and other property and equipment, net	2,888,654	3,237,660	3,478,055	3,262,870	3,637,357	3,558,990
Total assets	3,199,163	3,590,088	3,985,911	5,097,304	4,794,256	5,582,060
Total debt	874,072	1,163,695	1,308,466	2,354,348	1,948,135	4,777,812
Shareholders’ equity	1,701,640	1,995,826	2,150,234	2,344,400	2,305,821	112,305

(1)	As of January 1, 2001, we revised the estimated useful lives for certain satellites. The effect of these revised estimates was to increase the useful lives of substantially all of our Intelsat VII and VIII series satellites and thereby decrease depreciation expense by approximately $60,507 for the year ended December 31, 2001.
(2)	Impairment of asset value in 2004 relates to the non-cash impairment charge recorded in the fourth quarter of 2004 to write down the value of the IA-7 satellite to its fair value after a partial loss of the satellite. The non-cash impairment charge in the period January 1, 2005 to January 31, 2005 relates to the write-off of the IS-804 satellite following its in-orbit failure during January 2005.
(3)	Prior to privatization, the IGO was not subject to income taxes. Upon privatization, Intelsat, Ltd. and its subsidiaries became subject to taxes in various jurisdictions. Results of operations for the period from privatization through June 30, 2005 include a provision for these taxes. Intelsat, Ltd. and its subsidiaries also recognized a deferred tax benefit upon privatization as a result of the change in taxable status.
(4)	EBITDA consists of net income (loss) before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the FSS sector, and we present our EBITDA to enhance your understanding of our operating performance. We use our EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.
(5)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents income from continuing operations before income taxes, less capitalized interest, plus minority interest expense, amortization of capitalized interest and fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest and the portion of operating rental expense that our management believes is representative of the interest component of rent expense.
(6)	Working capital represents current assets, less cash and cash equivalents, less current liabilities.

Set forth below is a reconciliation of net income to EBITDA.

	Predecessor Entity							Successor Entity
	Year Ended December 31,					Six Months Ended June 30,	January 1 to January 31,	February 1 to June 30,
	2000	2001	2002	2003	2004	2004	2005	2005
	(dollars in thousands)
Net income (loss)	$504,890	$498,983	$274,140	$181,119	$(38,679)	$35,259	$(109,726)	$(95,334)
Add:
Interest expense	24,859	13,063	55,223	99,002	143,399	73,652	13,241	167,438
Provision for income taxes	—	5,359	33,021	26,129	18,647	11,056	4,400	10,412
Depreciation and amortization	414,250	340,449	361,322	400,485	457,372	219,283	39,184	239,798
Subtract:
Interest income	—	13	170	1,972	4,530	3,282	191	3,306

EBITDA	$943,999	$857,841	$723,536	$704,763	$576,209	$335,968	$(53,092)	$319,008

(7)	The ratio of fixed charges to earnings is not present for the period February 1, 2005 to June 30, 2005 because earnings were inadequate to cover fixed charges during this period by approximately $200.7 million.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2004 and for the six months ended June 30, 2005, and the unaudited pro forma condensed consolidated balance sheet as of June 30, 2005, are based on our historical consolidated financial statements and the historical financial statements of PanAmSat Holding Corporation, after giving effect to the Acquisition Transactions, the Transfer Transactions and the PanAmSat Acquisition Transactions as if they had occurred on January 1, 2004 for purposes of the pro forma condensed consolidated statements of operations for the year ended December 31, 2004 and for the six months ended June 30, 2005, and after giving effect to the PanAmSat Acquisition Transactions as if they had occurred on June 30, 2005 for purposes of the pro forma condensed consolidated balance sheet as of June 30, 2005. These pro forma financial statements do not give effect to the dividend paid by Intelsat, Ltd. to its parent on November 4, 2005.

As a result of the Acquisition Transactions, our financial results for the first six months of 2005 have been separately presented in our financial statements for the “Predecessor Entity” for the period January 1, 2005 through January 31, 2005 and for the “Successor Entity” for the period February 1, 2005 through June 30, 2005. We have combined the 2005 Predecessor Entity and Successor Entity periods into a combined period from January 1, 2005 through June 30, 2005 in the pro forma financial information below, as we believe this combination is more useful to explain our pro forma results. This combination is not a GAAP measure and it is provided to enhance the reader’s understanding of our pro forma results of operations for the period presented. Our results for the year end December 31, 2004 are from our “Predecessor Entity” in our financial statements.

The Acquisition Transactions have been and the PanAmSat Acquisition Transactions will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations, which is described elsewhere in this prospectus. The purchase price paid by Intelsat Holdings to acquire Intelsat, Ltd. and related purchase accounting adjustments have been “pushed down” and recorded in Intelsat, Ltd. and its subsidiaries’ financial statements. As a result, the purchase price and related costs of the Acquisition Transactions and the PanAmSat Acquisition Transactions have been allocated based on the estimated fair values of the assets acquired and liabilities assumed at the time of each acquisition based on management’s best estimates. The pro forma information presented, including the allocation of the PanAmSat purchase price, is based on preliminary estimates of the fair values of assets acquired and liabilities assumed in connection with the Acquisition Transactions and to be assumed in connection with the PanAmSat Acquisition Transactions, available information and certain assumptions that we consider reasonable and may be revised as additional information becomes available. The preliminary valuation work performed by independent third-party appraisers has been considered in our estimates of the fair values reflected in these unaudited pro forma condensed consolidated financial statements.

The final purchase price allocations for the Acquisition Transactions and the PanAmSat Acquisition Transactions are dependent on the finalization of asset and liability valuations, which may depend in part on prevailing market rates and conditions. A final determination of these fair values will include our consideration of final valuations prepared by an independent third-party appraiser. These final valuations will be based on the actual net tangible and intangible assets that existed as of the closing dates of the Acquisition Transactions and the PanAmSat Acquisition Transactions. Any final adjustments may change the allocations of purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial statements, including additional goodwill.

Pro forma adjustments for the Acquisition Transactions and the Transfer Transactions were made to reflect:

•	changes in deprecation and amortization expense resulting from fair value adjustments to net tangible assets and amortization expense related to amortizable intangible assets in connection with the Acquisition Transactions, and

•	interest expense resulting from the issuance of the notes and the issuance of the $478.7 million of discount notes.

Pro forma adjustments for the PanAmSat Acquisition Transactions were made to reflect:

•	tangible assets, identifiable intangible assets and assumed liabilities at their estimated fair values in connection with the PanAmSat Acquisition Transactions,

•	changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets and amortization expense related to amortizable intangible assets in connection with the PanAmSat Acquisition Transactions,

•	adjustment of sales-type leases to be acquired to service agreements,

•	reclassifications and adjustments related to sales-type leases to conform with our financial statement presentation,

•	issuance of and interest expense resulting from the debt expected to be assumed and incurred in connection with the PanAmSat Acquisition Transactions,

•	other impacts from the PanAmSat Acquisition Transactions, such as elimination of intercompany revenues/expenses, and

•	income tax effects related to the pro forma adjustments.

The pro forma adjustments do not reflect adjustments to conform PanAmSat’s accounting for outright transponder sales to our accounting policies since we do not currently have sufficient information available to determine the effect. Upon obtaining more detailed information, we may have additional pro forma adjustments to conform to our current accounting policies. The impact of such changes could be significant.

PanAmSat’s 2004 results include transaction costs of approximately $155.1 million related to their prior transactions, which we expect to be non-recurring expenses and for which no adjustments have been made. PanAmSat currently pays a periodic dividend and as of June 30, 2005, dividends payable of $47.5 million were recorded on PanAmSat’s balance sheet.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Prospectus Summary—The Transactions—The PanAmSat Acquisition Transactions,” “The PanAmSat Acquisition Transactions,” our historical consolidated financial statements and their notes and the historical financial statements of PanAmSat Holding Corporation and their notes included elsewhere in this prospectus. The unaudited pro forma condensed consolidated financial information is being furnished solely for informational purposes and is not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had these transactions been completed as of the dates and for the periods presented, nor is it necessarily indicative of future results.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2004

(dollars in thousands)

	Historical	Pro Forma Adjustments			Pro Forma Transfer and Acquisition Transactions (Excluding PanAmSat Acquisition Transactions)	Historical	Pro Forma Adjustments
	Intelsat	Acquisition Transactions		Transfer Transactions		PanAmSat	PanAmSat Acquisition Transactions		Total Pro Forma (As Adjusted for PanAmSat Acquisition Transactions)
Revenue	$1,043,906	$—		$—	$1,043,906	$827,070	$25,130	(6)(7)	$1,896,106
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	178,253	—		—	178,253	157,354	(670	)(7)	334,937
Cost of outright sales and sales-type leases	—	—		—	—	2,224	(2,224	)(19)	—
Selling, general and administrative	152,111	9,002	(1)	—	161,113	111,906	—		273,019
Depreciation and amortization	457,372	107,424	(2)	—	564,796	294,822	(38,219	)(8)	821,399
Impairment of asset value	84,380	—		—	84,380	99,946	—		184,326
Restructuring costs	6,640	—		—	6,640	6,192	—		12,832
Gain on sale of teleport	—	—		—	—	(11,113)	—		(11,113)
Transaction related costs	—	—		—	—	155,131	—		155,131
Insurance recovery gain	—	—		—	—	(9,090)	—		(9,090)

Total operating expenses	878,756	116,426		—	995,182	807,372	(41,113)		1,761,441

Operating income from continuing operations	165,150	(116,426)		—	48,724	19,698	66,243		134,665
Interest expense	143,399	213,609	(3)	—	357,008	191,987	331,355	(9)	880,350
Interest expense—accretion of long-term debt	—	25,913	(4)(5)	27,815	53,728	—	—		53,728
Interest income	4,530	—		—	4,530	—	—		4,530
Other income (expense), net	(2,384)	—		—	(2,384)	—	—		(2,384)

Income (loss) from continuing operations before income taxes	23,897	(355,948)		(27,815)	(359,866)	(172,289)	(265,112)		(797,267)
Provision (benefit) for income taxes	18,647	—		—	18,647	(93,301)	(12,500	)(18)	(87,154)

Income (loss) from continuing operations	5,250	(355,948)		(27,815)	(378,513)	(78,988)	(252,612)		(710,113)

INTELSAT, LTD.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2005

(dollars in thousands)

	Historical	Pro Forma Adjustments			Pro Forma Transfer and Acquisition Transactions (Excluding PanAmSat Acquisition Transactions)	Historical	Adjustments
	Intelsat	Acquisition Transactions		Transfer Transactions		PanAmSat	PanAmSat Acquisition Transactions		Total Pro Forma (As adjusted for PanAmSat Acquisition Transactions)
Revenue	$582,998	$—		$—	$582,998	$422,660	$10,158	(6)(7)	$1,015,816
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	130,773	—		—	130,773	68,838	(3,420	)(7)	196,191
Cost of outright sales and sales-type leases	—	—		—	—	(4,303)	4,303	(19)	—
Selling, general and administrative	117,006	770	(1)	—	117,776	49,505	—		167,281
Depreciation and amortization	278,982	7,669	(2)	—	286,651	136,930	(14,302	)(8)	409,279
Impairment of assets	69,227	—		—	69,227	—	—		69,227
Loss on termination of sales-type lease	—	—		—	—	2,307	(2,307	)(19)	—
Restructuring costs	263	—		—	263	3,765	—		4,028
Loss on undesignated interest rate swap	—	—		—	—	18,637	—		18,637

Total operating expenses	596,251	8,439		—	604,690	275,679	(15,726)		864,643

Operating income from continuing operations	(13,253)	(8,439)		—	(21,692)	146,981	25,884		151,173
Interest expense	180,679	16,555	(3)	—	197,234	177,152	165,678	(9)	540,064
Interest expense-accretion of long-term debt	—	2,938	(4)(5)	2,546	5,484	—	—		5,484
Interest income	3,497	—		—	3,497	—	—		3,497
Other income (expense), net	187	—		—	187	—	—		187

Income (loss) from continuing operations before income taxes	(190,248)	(27,932)		(2,546)	(220,726)	(30,171)	(139,794)		(390,691)
Provision for income taxes	14,812	—		—	14,812	902	(9,851	)(18)	5,863

Income (loss) from continuing operations	$(205,060)	$(27,932)		$(2,546)	$(235,538)	$(31,073)	$(129,943)		$(396,554)

INTELSAT, LTD.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2005

(dollars in thousands)

	Historical			Pro Forma Adjustments
	Intelsat	PanAmSat	Combined Company	PanAmSat Acquisition Transactions		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$360,174	$119,490	$479,664	$27,600	(10)	$507,264
Receivables, net of allowance	226,004	61,586	287,590	—		287,590
Net investment in sales-type leases	—	18,735	18,735	(18,735	)(6)	—
Prepaid expenses and other current assets	—	24,715	24,715	—		24,715
Deferred income taxes	10,656	7,817	18,473	—		18,473

Total current assets	596,834	232,343	829,177	8,865		838,042
Satellites and other property and equipment, net	3,558,990	1,906,831	5,465,821	(104,000	)(11)	5,361,821
Net investment in sales-type leases	—	67,452	67,452	(67,452	)(6)	—
Amortizable intangible assets, net	522,313	—	522,313	660,000	(12)	1,182,313
Non-amortizable intangible assets	560,000	—	560,000	1,030,000	(12)	1,590,000
Goodwill	122,653	2,244,131	2,366,784	1,212,606	(13)	3,579,390
Investment in affiliates	48,326	—	48,326	40,398	(16)	88,724
Other assets	172,944	298,030	470,974	(52,657	)(14)(16)	418,317

Total assets	$5,582,060	$4,748,787	$10,330,847	$2,727,760		$13,058,607

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3,500	$12,400	$15,900	$—		$15,900
Accounts payable and accrued liabilities	328,271	124,327	452,598	—		452,598
Deferred satellite performance incentives	7,695	12,260	19,955	—		19,955
Deferred revenue	25,972	17,977	43,949	—		43,949
Dividends Payable	—	47,507	47,507	—		47,507
Capital lease obligations	7,468	—	7,468	—		7,468

Total current liabilities	372,906	214,471	587,377	—		587,377
Long-term debt, net of current portion	4,766,844	3,192,073	7,958,917	3,266,600	(9)	11,225,517
Fair value adjustment to long-term debt	—	—	—	(188,910	)(15)	(188,910)
Deferred satellite performance incentives, net of current portion	42,458	—	42,458	87,109	(16)	129,567
Deferred revenue, net of current portion	163,233	—	163,233	—		163,233
Accrued retirement benefits	107,825	—	107,825	—		107,825
Other long-term liabilities	16,489	316,824	333,313	588,380	(16)(18)	921,693

Total liabilities	5,469,755	3,723,368	9,193,123	3,753,179		12,946,302

Shareholders’ equity:
Common Stock	12	1,226	1,238	(1,226	)(17)	12
Contributed capital	207,697	991,131	1,198,828	(991,131	)(17)	207,697
Retained earnings (deficit)	(95,334)	37,026	(58,308)	(37,026	)(17)	(95,334)
Accumulated other comprehensive (loss) income:	(70)	(293)	(363)	293	(17)	(70)
Other stockholders’ equity	—	(3,671)	(3,671)	3,671	(17)	—

Total shareholders’ equity	112,305	1,025,419	1,137,724	(1,025,419)		112,305

Total liabilities and shareholders’ equity	$5,582,060	$4,748,787	$10,330,847	$2,727,760		$13,058,607

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

(dollars in thousands)

(1)	Reflects the annual monitoring fee paid by Intelsat Sub Holdco to the Sponsors (and their designated entities) and is calculated as the greater of $6,250 and 1.25% of pro forma Covenant EBITDA as described in “Certain Relationships and Related Transactions—Monitoring Fee Agreement and Transaction Fee.”

(2)	Reflects adjustment to depreciation and amortization resulting from estimated fair value adjustments to the satellites, other property and equipment and amortizable intangible assets as a result of the Acquisition Transactions.

(3)	Reflects incremental interest expense related to the incurrence of additional indebtedness, consisting of the issuance of the original notes in the aggregate principal amount of $2,550,000 bearing interest at an assumed interest rate. The adjustment assumes amortization of debt issuance costs using the effective interest method and is net of interest capitalized of $6,957 for the year ended December 31, 2004 and $580 for the six months ended June 30, 2005.

(4)	Reflects additional interest expense resulting from the amortization of the net discount applied to the face value of Intelsat, Ltd.’s outstanding long-term debt as a result of the preliminary application of purchase accounting in connection with the Acquisition Transactions.

(5)	Reflects incremental interest expense related to the incurrence of additional indebtedness related to the issuance of the discount notes in an aggregate principal amount of $478,700 in February 2005.

(6)	Reflects adjustment of sales-type leases to be acquired in the PanAmSat Acquisition Transactions to service agreements following our application of purchase accounting to conform to our current accounting policies.

(7)	Reflects elimination of revenue and direct cost of revenue for intercompany purchases of satellite capacity of $670 for the year ended December 31, 2004 and $3,420 for the six months ended June 30, 2005.

(8)	Reflects adjustment to depreciation and amortization using the straight-line method resulting from estimated fair value adjustments to the satellites, other property and equipment and amortizable intangible assets as a result of the PanAmSat Acquisition Transactions.

(9)	Reflects incremental interest expense and issuance of acquisition debt of $3,266,600 in connection with the PanAmSat Acquisition Transactions, bearing interest at an assumed blended interest rate of 9.3%. This assumed blended rate is an estimate only and may change based on market conditions and the actual types and amounts of acquisition debt issued at the closing date. The interest expense adjustment assumes amortization of debt issuance costs, and is net of interest capitalized of $17,600 for the year ended December 31, 2004 and $8,800 for the six months ended June 30, 2005. For each 1.0% increase or decrease in the assumed blended rate, our annual interest expense would increase or decrease by $32.7 million.

(10)	Reflects cash proceeds from the issuance of acquisition debt in the PanAmSat Acquisition Transactions in excess of the equity purchase price, assuming a June 30, 2005 closing date.

(11)

Reflects adjustments to preliminarily record the tangible assets acquired as part of the PanAmSat Acquisition Transactions at their estimated fair values. The tangible assets and estimated values have been based on a preliminary purchase price allocation performed based on information currently available and the approximately $3.2 billion expected to be paid to PanAmSat equity holders. The purchase price allocation and identified tangible and intangible assets may change upon our receipt of more detailed information and the actual

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION—(Continued)

(dollars in thousands)

closing of the PanAmSat Acquisition Transactions. The preliminary purchase price allocation for the PanAmSat Acquisition Transactions is as follows:

Current Assets	174
Satellites and Other Property and Equipment	1,803
Other Noncurrent Assets	286
Intangible Assets	1,690
Goodwill	3,457
Assumed Debt	(3,016)
Current Liabilities	(202)
Non current Liabilities	(317)
Deferred Tax Liability	(675)

3,200

(12)	Reflects adjustments to preliminarily record the identifiable intangible assets valued as part of the PanAmSat Acquisition Transactions at their estimated fair values. The identifiable intangible assets and estimated values have been based on a preliminary purchase price allocation performed based on management’s best estimate, given the limited information currently available. The purchase price allocation and identified intangible assets may change upon our receipt of more detailed information and the actual closing of the PanAmSat Acquisition Transactions, and such changes as may be significant. These identifiable intangible assets consist of the following:

Identifiable Intangible Assets	Estimated Fair Value	Estimated Useful Lives
Backlog	$460,000	13 years
Customer relationships	200,000	18 years
Orbital slots	1,000,000	Indefinite
Trademarks	30,000	Indefinite

Total	$1,690,000

(13)	Represents net increase in goodwill as a result of the PanAmSat Acquisition Transactions.

(14)	Reflects net adjustments to other assets resulting from $135,000 debt issuance costs incurred in connection with the acquisition debt related to the PanAmSat Acquisition Transactions, reductions of $122,237 for deferred financing costs and $25,000 for customer incentive programs of PanAmSat not assigned values as part of our purchase price allocation, net of $40,398 reclassified from other assets to investments in affiliates.

(15)	Reflects a net discount applied to the face value of outstanding debt to be assumed in the PanAmSat Acquisition Transactions. The estimated values have been based on a preliminary purchase price allocation performed based on information currently available. The purchase price allocation and discount on the assumed debt may change upon our receipt of more detailed information, the actual closing of the PanAmSat Acquisition Transactions, and if all or any portion of the existing debt of PanAmSat is required to be refinanced.

(16)	Reflects balance sheet reclassification to conform to Intelsat’s financial statement presentation.

(17)	Reflects elimination of PanAmSat Holding Corporation equity accounts at acquisition.

(18)	Reflects the estimated tax effect on the historical results of operations of the PanAmSat Acquisition Transactions and the pro forma adjustments, and a net deferred tax liability from the preliminary purchase price allocation. As PanAmSat is a U.S. based corporation, we have utilized an estimated combined federal and state effective tax rate of 40% to both compute the deferred tax assets and liabilities and to record the estimated tax expense or benefit of the PanAmSat Acquisition Transactions. The purchase price allocation may change upon our receipt of more detailed information and the actual closing of the PanAmSat Acquisition Transactions, which would change the estimated tax effect and deferred tax liability associated with the preliminary purchase price allocation.

(19)	Reflects adjustments to cost of outright sales and sales-type leases consistent with adjustment (6) above to conform to our current accounting policies.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our historical consolidated financial statements covers periods before consummation of the Acquisition Transactions and generally does not reflect the impact that the Acquisition Transactions will have on us. Unless otherwise indicated, the following discussion and analysis does not give effect to, nor reflect the impact of, the PanAmSat Acquisition Transactions. This discussion should be read together with the “Selected Consolidated Financial Data,” “Unaudited Pro Forma Condensed Consolidated Financial Information” and our consolidated financial statements and their notes included elsewhere in this prospectus. Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. See “Forward-Looking Statements” and “Risk Factors” for a discussion of factors that could cause our future financial condition and results of operations to be different from those discussed below. Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them. Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and all monetary amounts in this prospectus are presented in, U.S. dollars. Unless otherwise indicated, the financial information contained in this prospectus has been prepared in accordance with accounting principles generally accepted in the United States.

Overview

We are a leading provider of fixed satellite communications services worldwide, supplying voice, data and video connectivity in over 200 countries and territories. Not including the Marisat F-2 satellite in which we acquired an ownership interest in connection with the COMSAT General Transaction, our global communications network includes 28 satellites in orbit, leased capacity on one additional satellite owned by another satellite operator in the Asia-Pacific region and ground facilities related to the operation and control of our satellites. Our network also includes ground network assets consisting of teleports, points of presence and fiber connectivity in locations around the world that we are using to provide managed services. Our network includes the North American satellite assets of Loral and certain of its affiliates that we acquired in March 2004. In October 2004, we acquired an interest in the Marisat F-2 satellite and the business of providing satellite-based communications services to the U.S. government and other customers of COMSAT General Corporation, Lockhead Martin Global Telecommunications, LLC and COMSAT New Services, Inc., referred to together as the COMSAT Sellers. See “—Related Party Transactions—Pre-Acquisition Transactions—COMSAT General Transaction” for a description of this transaction.

In September 2004, we entered into an agreement to dispose of our investment in Galaxy. Accordingly, our consolidated financial statements reflect our investment in Galaxy as a discontinued operation. We completed the disposition of our investment in Galaxy in December 2004. Refer to Note 5 to our consolidated financial statements and Note 4 to our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus for a discussion of our investment in Galaxy. Certain prior period amounts discussed below have been reclassified to conform to the current period’s presentation.

Impact of the Transactions

The Acquisition Transactions

Intelsat Holdings acquired Intelsat, Ltd. for total cash consideration of approximately $3 billion, with pre-acquisition debt of approximately $1.9 billion remaining outstanding.

The Acquisition Transactions, completed on January 28, 2005, have been accounted for under the purchase method of accounting. In accordance with applicable accounting guidelines, the purchase price paid by Intelsat Holdings to acquire Intelsat, Ltd. and related purchase accounting adjustments have been “pushed down” and recorded in Intelsat, Ltd. and its subsidiaries’ financial statements and resulted in a new basis of accounting for the “successor” period beginning on the day after the Acquisition Transactions were consummated. As a result, the purchase price and related costs have been allocated to the estimated fair values of the assets acquired and liabilities assumed at the time of the acquisition based on management’s best estimates, which were based in part on the work of third-party appraisers. More specifically, our assets and liabilities were adjusted to fair value as of the closing date of the Acquisition Transactions. The excess of the fair value of our net assets over the total purchase price was allocated to reduce our non-current tangible and intangible assets. As a result of these adjustments, our depreciation and amortization expense increased significantly, primarily due to increases in the fair value of our amortizable intangible assets. Also, our interest expense increased due to interest on the notes, non-cash interest with respect to the discount notes issued in connection with the Transfer Transactions and non-cash interest from the amortization of the net discount applied to the face value of Intelsat, Ltd.’s outstanding long-term debt. This discount resulted from a lower estimated fair value of this long-term debt under purchase accounting.

We are a highly leveraged company. As part of the Acquisition Transactions, Intelsat Bermuda incurred substantial debt, which has been assumed by Intelsat Sub Holdco in connection with the Transfer Transactions, including debt under the senior secured credit facilities and the notes, which will result in a significant increase in our interest expense in future periods. In addition, Intelsat, Ltd. and Intelsat Bermuda incurred significant additional indebtedness on February 3, 2005, in connection with the issuance of the discount notes, which further increased our interest expense. Payments required to service all of this indebtedness has substantially increased our liquidity requirements in 2005 as compared to prior years, and will do so in future years. For more information regarding our debt structure after the Acquisition Transactions, see “—Liquidity and Capital Resources.”

The PanAmSat Acquisition Transactions

On August 28, 2005, we entered into a Merger Agreement with PanAmSat under the terms of which Intelsat Bermuda will acquire all outstanding shares of PanAmSat for $25.00 per share in cash, or a total cash consideration of approximately $3.2 billion. The Merger Transaction is subject to a number of conditions and could be completed in the second or third quarter of 2006. As part of the PanAmSat Acquisition Transactions, it is expected that Intelsat Bermuda, Intelsat Sub Holdco, PanAmSat and PanAmSat Corporation will incur substantial additional debt, the aggregate principal amount of which is not expected to exceed $3.267 billion. In addition, as part of these transactions, approximately $3.2 billion in debt of PanAmSat and its subsidiaries will either be refinanced or remain outstanding. If the PanAmSat Acquisition Transactions are completed, we will become a significantly more highly leveraged company than we currently are, which will result in a significant increase in our interest expense in future periods. See “Prospectus Summary—The Transactions—The PanAmSat Acquisition Transactions” and “The PanAmSat Acquisition Transactions.”

Revenue

Revenue Overview

We earn revenue primarily by leasing satellite transponder capacity to our customers. Communications satellites, including the satellites in our fleet, have components referred to as transponders that receive communications signals from the ground, convert signal frequency and amplify and retransmit signals back to earth. The number of transponders on a satellite can be used as a measure of the communications capacity of that satellite.

Our customers generally obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. The master customer agreements and related service orders under which we sell services specify, among other things, the amount of satellite capacity to be provided, whether service will be preemptible or non-preemptible and the service term. The service term can vary from occasional use service measured in minutes to periods ranging from one day to as long as 15 years. These agreements offer different service commitment types, including lease, channel, managed solutions and mobile satellite services. The following table describes our primary service commitment types:

Service Commitment Type	Description
Leases	• Commitments by customers to lease capacity on particular designated transponders according to specified technical and commercial terms
Channel	• Commitments by customers to purchase an overall amount or level of service, without committing to particular designated transponders for specified terms within the commitment period
• Services are offered “off the shelf,” so technical terms are not specially tailored to a given customer
Managed Solutions

•      Combine satellite capacity, teleport facilities, satellite communications hardware and fiber optic cable and other ground facilities to provide broadband, video and private network services to customers

• Include monitoring the performance of customers’ networks
Mobile Satellite Services	• Provide equipment and service via resale of mobile satellite services from multiple vendors
• Provide voice, data and video conference service to handheld, transportable and mobile terminals through linking of individual units.

According to transmission plans and traffic information supplied by our customers, we believe that our satellite capacity is used by our customers for various applications. Our customers primarily use leases but also use channel services for point-to-point and point-to-multipoint connections, which are primarily services that use both channel and carrier commitments and leases. In addition, we also provide managed solutions for all customer groups. We believe that the range of services for which our capacity is used contributes to the relatively high level of stability of our business. See “Business—Our Service Sectors” for descriptions of these principal customers and services.

We operate our business on a global basis, with almost every populated region of the world contributing significantly to our revenue. The diversity of our revenue allows us to benefit from changing market conditions and minimizes our risk from revenue fluctuations in our service applications and geographic regions.

Trends Impacting Our Revenue

Our revenue at any given time is partially dependent on the supply of communications capacity available in a geographic region, including capacity from other satellite providers and from competing technologies such as fiber optic cable networks, as well as the level of demand for that capacity. Excluding the increase in our revenue associated with the Intelsat Americas and COMSAT General Transactions, since 2001, we have been experiencing an overall decline in revenue that we expect will continue in the near term. In addition, although they did not have a material impact on our revenue, the recent loss of the IS-804 satellite and of 26 transponders on the IA-7 satellite did contribute to the overall revenue decline. There are a number of factors affecting our revenue, including trends relating to the applications for which our capacity is used and the service commitment types we offer, as well as pricing trends.

Service and Commitment Types

Our revenue from and the use of our capacity for channel services have been declining in recent years. This trend is principally due to the build-out of fiber optic cable capacity, which is generally less expensive for users than satellite capacity when it is available to provide service between two fixed points. We expect this trend to continue. In addition, our revenue from channel services has been negatively impacted by the general downturn in the telecommunications sector, which has impacted a number of telecommunications providers, including our customers MCI, Teleglobe and Verestar. We believe that the market and financial pressures faced by telecommunications providers have resulted in these providers seeking to optimize their networks, in part by consolidating their use of our capacity, particularly their traditional carrier service commitments, into service commitments that are more economical to them and that reduce our revenue. See “Risk Factors” for a discussion of the potential impact of competition on our revenue and a description of the risks associated with our customers that are telecommunications services providers.

We believe we will continue to generate revenue from channel service commitments by, among other things, servicing our backlog, serving customers using satellite capacity for point-to-point and managed solutions connections between low-traffic communications hubs in smaller cities and from cable interconnects and communications hubs to telecommunications central offices in remote and underserved areas, and developing relationships with new customers in deregulating markets. We also believe that we will generate this revenue by providing alternatives to traditional voice and data services and by offering more cost-effective technologies and offering managed solutions. As the IGO, we were restricted solely to providing satellite capacity to our customers to the exclusion of other service offerings, such as managed solutions. As a result of the privatization, we are no longer limited by these restrictions, and we currently provide a number of managed solutions. For the six months ended June 30, 2005, revenue from managed solutions offset the decline in revenue from channel services. We believe that managed solutions will continue to have a positive effect on our revenue over the long term. See “Business—Our Strategy” for a discussion of our strategies with respect to our voice and data service offerings.

Our revenue from our core lease services has also been declining in recent years. This trend is due to a number of factors, including a reduction in the amount of capacity purchased by our distributors for future resale and the reduced capacity requirements for ongoing services of our customers due to the optimization of their networks. However, the Intelsat Americas Transaction has positively impacted our revenue from lease services since we completed the transaction in March 2004, and we expect that this positive impact on our revenue will continue. The COMSAT General Transaction has also positively impacted our revenue from lease services.

The Intelsat Americas Transaction has expanded our customer base in North America, thereby enhancing the geographic diversity of our revenue. In addition, the Intelsat Americas satellites have expanded our coverage of the continental United States. This expanded coverage has enhanced our ability to provide customers with the managed solutions described above.

Pricing

We believe that the flexibility that we have to help our customers optimize their services and in pricing services in new markets has positively affected our revenue. Although the pricing of our services is fixed for the duration of existing service commitments, we have sought to price new service commitments competitively to reflect regional demand and other differentiating factors, subject to the contractual restrictions noted in the paragraph below. We believe that this flexibility in pricing our services will positively affect our revenue from certain geographic regions over the long term. However, pricing trends in recent years have negatively impacted our revenue. For example, pricing pressure for services in the Asian and Latin American markets has negatively impacted FSS operators’ revenue in these markets.

We are subject to contractual restrictions that constrain our ability to price services in some circumstances. These contractual restrictions include the MFC and LCO protection provisions described in “Business—Certain Customer Service Agreements.” From the date of our privatization through June 30, 2005, our MFC terms had resulted in a cumulative negative impact on revenue and backlog of approximately $200,000, and we had not been required to reduce prices for our LCO-protected service commitments. See “Risk Factors—Risk Factors Relating to Our Privatization” for a description of risks relating to these restrictions.

Operating Expenses

Our ongoing operating expenses include direct costs of revenue (exclusive of depreciation and amortization); selling, general and administrative expenses; and depreciation and amortization. Direct costs of revenue (exclusive of depreciation and amortization) and selling, general and administrative expenses have increased substantially in recent years. The increases reflect our transition from the IGO, which was restricted solely to providing satellite capacity and which benefited from certain privileges, exemptions and immunities, including exemption from taxation and limited regulatory oversight, to a shareholder-owned company capable of offering expanded services and addressing new customers and market segments. These new activities require a higher level of operating expenses than those required by our historical business. For example, as discussed below under “—Direct Costs of Revenue (Exclusive of Depreciation and Amortization),” we have incurred additional costs associated with providing our managed solutions. Our managed solutions revenue has grown rapidly since we introduced these services in 2001. At the same time, these services have higher direct costs of revenue and lower margins than those associated with our leases and carrier services.

Depreciation and amortization has also increased in recent years. This increase has been due primarily to depreciation expense associated with the seven Intelsat IX series satellites that we launched during the period from June 2001 through February 2003, the IS-10-02 satellite that we launched in June 2004 and the Intelsat Americas satellites that we acquired in March 2004.

Given the size of our business, we believe that our existing organizational and operational structure is sufficient to implement our current plans to expand our business without incurring significant additional costs. For example, we have added to our business the customer contracts and associated revenue acquired in the Intelsat Americas Transaction with only incremental increases in our operating expenses. As a result, we operate these assets at margins higher than those at which we operate our business as a whole.

Because the business that we acquired from the COMSAT Sellers provides integrated communications services, the overall positive impact on our financial results from the COMSAT General Transaction is associated with proportionately higher operating expenses and significantly lower margins than those associated with our business as a whole. For example, the COMSAT Sellers purchased capacity from a number of satellite operators, including us, and then resold this capacity to their customers. In connection with operating the acquired business, we continue to purchase capacity from other satellite providers in some cases, including in instances where a customer requires alternate capacity. The cost of this capacity increases our operating expenses and results in lower operating margins for this business than the margins associated with our traditional business of leasing wholesale satellite capacity. Our operating expenses have also increased as a result of costs associated with employees we have hired from the COMSAT Sellers in connection with the transaction.

We intend to manage our operating expenses going forward to optimize margins and free cash flow. For example, we have made significant changes in our staffing levels by combining certain positions and eliminating positions in areas of limited growth potential. Staff costs have historically been a major component of our operating expenses. During the last few years, we had higher staffing levels than we believe are required today to efficiently run our business. Our staffing level peaked at June 1, 2004 with 981 full-time regular employees. By the end of June 2005, we had 801 full-time regular employees, or nearly 18% fewer employees than we had at June 1, 2004. We expect to continue to aggressively manage our costs going forward.

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

Direct costs of revenue (exclusive of depreciation and amortization) relate to costs associated with the operation and control of our satellites, our communications network and engineering support and consist principally of salaries and related employment costs, in-orbit insurance premiums, earth station operating costs and facilities costs. Our direct costs of revenue fluctuate based on the number and type of services offered and under development. In connection with our transition to a shareholder-owned company, our direct costs of revenue grew because of increased spending on the development of new services, such as our managed services. In connection with the development of these services, we acquired three teleport facilities in 2002 and built an additional teleport facility in 2003. We also lease fiber capacity to connect these teleports with our satellite network and to provide network connectivity to our managed services customers. We incurred additional personnel, maintenance and other infrastructure costs associated with operating these facilities. We have also incurred costs in connection with designing and implementing customized communications services for our managed services customers, such as establishing a customized broadband service platform for a direct-to-home service provider in the Middle East.

We expect our direct costs of revenue to increase as we add customers, expand our managed solutions and provide customized communications services to our customers. However, with the build-out of our terrestrial infrastructure substantially complete, we expect that this increase will be incremental in nature. Due to the higher costs of providing managed solutions to our customers, managed solutions typically have lower gross margins than the other services we provide. Accordingly, to the extent that we are successful in our strategy to replace part of our declining carrier business with our new managed solutions business, we expect our gross margins to decrease in the future.

We have incrementally increased our direct costs of revenue in order to operate the business acquired in the Intelsat Americas Transaction. For example, we have added antennas and established and staffed a specialized video operations center in order to manage customer transmissions on the IA satellites. In addition, we have obtained technical support and training from Loral. However, some of these expenses are temporary in nature. For example, we assumed full operational control of the Intelsat Americas satellites in orbit, and on March 15, 2005, we terminated our transition services agreement with Loral and ceased making any further payments thereunder. As a result of the COMSAT General Transaction, as described above, we expect that we will continue to purchase capacity from other satellite providers in some instances, including in cases where it is required by a customer, and therefore our direct costs of revenue will increase. Additionally, as a result of the anomalies experienced by our IA-7 and IS-804 satellites, we were required to make certain short-term purchases of capacity from other satellite providers, which will result in an increase in our direct costs of revenue in the near term that is not expected to be significant.

Selling, General and Administrative Expenses

Selling, general and administrative expenses relate to costs associated with our sales and marketing staff and our administrative staff, which includes legal, finance and human resources staff. Selling, general and administrative expenses also include building maintenance and rent expenses and the provision for uncollectible accounts. The staff expenses consist primarily of salaries and related employment costs, travel costs and office occupancy costs. Other costs include advertising expenses and third-party consultant costs associated with sales and marketing and administrative activities.

Selling, general and administrative expenses fluctuate with the number of customers served and the number and types of services offered. These costs also fluctuate with the number of jurisdictions and markets in which we operate, as well as the number of regional offices we operate. However, fluctuations in these expenses are not always directly proportional to changes in these factors, because our systems have been designed to accommodate some level of growth.

Selling, general and administrative expenses increased significantly following privatization. The increases resulted primarily from our efforts to improve our competitive position following the privatization and from changes in our legal structure. These increases were driven by the objectives of decentralizing our marketing activities by expanding regional support offices, expanding the core skill sets of our marketing team by recruiting new sales and marketing staff, including staff acquired in connection with our November 2002 acquisition of COMSAT Corporation’s World Systems business unit, referred to as COMSAT World Systems, as described below, and enhancing brand awareness by engaging in new promotional activities. This decentralization included establishing additional offices, and we now have sales-related offices in 10 different countries. We have also added product management capabilities in order to accelerate the introduction of new services and entry into new markets. In addition, we incurred higher levels of spending on marketing, advertising and other promotional activities. In connection with the Intelsat Americas Transaction, we have added sales staff and incurred other sales and marketing costs in response to the increased level of activity in the North American region. In connection with the COMSAT General Transaction that we completed in October 2004, we incurred costs associated with employees we have hired from the COMSAT Sellers in connection with the transaction.

Depreciation and Amortization

Our capital assets consist primarily of our satellites and associated ground network infrastructure. Included in capitalized satellite costs are the costs for satellite construction and launch services and the insurance premiums for satellite launch and the satellite in-orbit testing period. These costs also include the net present value of satellite performance incentives payable to satellite manufacturers, as described under “—Critical Accounting Policies—Satellites and Other Property and Equipment.” Other expenses directly associated with satellite construction and interest incurred during the period of satellite construction are also included in these costs.

Capital assets are depreciated or amortized on a straight-line basis over their estimated useful lives. These estimates are subject to change. The depreciable lives of our satellites currently range from 11 years to 15 years. As a result of the Intelsat Americas Transaction, our depreciation and amortization costs have increased and will continue to increase, principally due to depreciation costs we incur on the acquired satellites and the amortization of acquired intangible assets. In addition, our depreciation and amortization costs have increased as a result of the Acquisition Transactions primarily due to increases in the fair value of our amortizable intangible assets.

Non-Cash Impairment Charges

As a result of the anomaly on our IA-7 satellite, we recorded a substantial non-cash impairment charge of approximately $84.4 million during the fourth quarter of 2004 to write down the IA-7 satellite, which was not insured, to its estimated fair value following the anomaly. As of June 30, 2005, the net book value of the IA-7 satellite was approximately $47.6 million. As a result of the loss of our IS-804 satellite, we recorded a non-cash impairment charge of approximately $69.2 million during the first quarter of 2005 to write off the value of the IS-804 satellite, which was not insured. See “—Critical Accounting Policies—Satellites and Other Property and Equipment” for a description of how we account for satellite losses.

Insurance

We had in place an insurance policy that covered the in-orbit operations of our seven Intelsat IX series satellites. Under the terms of this policy, we co-insured $150.0 million of the net book value of each covered satellite, and the insurers covered the balance of the net book value of each satellite, excluding capitalized performance incentives relating to the satellites. This insurance expired on March 8, 2005. We also had in place an insurance policy covering our IS-10-02 satellite through June 17, 2005. Under the terms of this policy, we co-insured approximately $53 million relating to our IS-10-02 satellite. We currently have insurance only on the IA-8 satellite. This policy covers the first 180 days of in-orbit operations on the satellite which was launched on June 23, 2005 in an amount approximating the net book value of the satellite. Our currently uninsured satellites had a net book value of $2.7 billion in the aggregate as of June 30, 2005. For a further discussion of the insurance we have relating to our satellites, see “Business—Our Network—Capacity Sparing and Satellite Insurance.”

Insurance premiums related to satellite launches and subsequent in-orbit testing are capitalized and amortized over the lives of the related satellites. In the past three years, in-orbit insurance costs for the period after in-orbit testing have generally ranged from 1.60% to 3.25% of the insured value of a satellite per year.

Backlog

Our backlog, which is our expected actual future revenue under our customer contracts, was approximately $3.6 billion and $3.7 billion as of each of December 31, 2003 and

June 30, 2005. From December 31, 2003 to June 30, 2005, our backlog was positively impacted primarily by the addition of expected future revenue under customer contracts assumed in connection with the Intelsat Americas and COMSAT General Transactions. At the same time, our backlog was negatively impacted during this period as a result of the renewal of contracts under different terms and conditions, including shorter contract durations, the expiration of contracts that were not renewed due to our customers’ optimization of their networks and the migration of our point-to-point customers from satellite to fiber optic cable on certain routes as their contracts expired. As of June 30, 2005, the weighted average remaining duration of the outstanding customer agreements included in our backlog was approximately 4.1 years. We currently expect to deliver services associated with $848 million, or 23%, of our June 30, 2005 backlog over the twelve months ending June 30, 2006.

Backlog includes both non-cancellable contracts and contracts that are cancellable. The amount included in backlog represents the full service charge for the duration of the contract and does not include termination fees. As of June 30, 2005, 99% of our total backlog relates to contracts that either are non-cancellable or have substantial termination fees.

Our expected future revenue under contracts with customers as of June 30, 2005 was approximately as follows:

Period	(dollars in millions)
2005 (July 1 to December 31)	$463
2006	719
2007	564
2008	449
2009 and thereafter	1,531

Total	$3,726

Our backlog by service type as of June 30, 2005 was as follows (in millions, except percentages):

Lease	$2,545	68%
Channel	1,037	28
Managed solutions	144	4

Total	$3,726	100%

Our backlog as of June 30, 2005 reflects the impact of the COMSAT General Transaction. In operating the business that we acquired, the COMSAT Sellers purchased capacity from a number of satellite operators, including us, and then resold this capacity to their customers. Upon the closing of this transaction, we terminated our customer contracts with the COMSAT Sellers and added to our backlog the expected future revenue under the customer contracts of the acquired business. The net change in our backlog was an increase of approximately $55 million upon the closing of this transaction.

Approximately one third of our backlog as of June 30, 2005 was eligible for either MFC protection or LCO protection. Our backlog could potentially be reduced if our MFC or LCO protection obligations are triggered and we are required to lower the prices for certain of our existing customer service commitments. Our backlog could also be impacted by financial difficulties experienced by our customers. See “Risk Factors—Risk Factors Relating to Our Business” for a discussion of the potential risks to our revenue and backlog.

Results of Operations

Three Months and Six Months Ended June 30, 2004 and 2005

As a result of the consummation of the Acquisition Transactions, the financial results for the first six months of 2005 have been separately presented for the “Predecessor Entity” for the period January 1, 2005 through January 31, 2005 and for the “Successor Entity” for the period February 1, 2005 through June 30, 2005. The results for the first six months of the prior year are presented under “Predecessor Entity.” For comparative purposes, we have combined the periods from January 1, 2005 through June 30, 2005 in our discussion below, as we believe this combination is useful to provide the reader a more accurate comparison. This combination is not a GAAP measure and it is provided to enhance the reader’s understanding of the results of operations for the periods presented.

	Predecessor Entity		Successor Entity	Combined
	Six Months Ended June 30, 2004	January 1 to January 31, 2005	February 1 to June 30, 2005	Six Months Ended June 30, 2005
	(dollars in thousands)
Revenue	$494,290	$97,917	$485,081	$582,998
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	79,674	26,939	103,834	130,773
Selling, general and administrative	65,263	55,443	61,563	117,006
Depreciation and amortization	219,283	39,184	239,798	278,982
Impairment of asset value	—	69,227	—	69,227
Restructuring costs	2,396	263	—	263

Total operating expenses	366,616	191,056	405,195	596,251

Operating income (loss) from continuing operations	127,674	(93,139)	79,886	(13,253)
Interest expense	73,652	13,241	167,438	180,679
Interest income	3,282	191	3,306	3,497
Other income (expense), net	(974)	863	(676)	187

Income (loss) from continuing operations before income taxes	56,330	(105,326)	(84,922)	(190,248)
Provision for income taxes	11,056	4,400	10,412	14,812

Income (loss) from continuing operations	45,274	(109,726)	(95,334)	(205,060)
Loss from discontinued operations, net of minority interest	(10,015)	—	—	—

Net income (loss)	$35,259	$(109,726)	$(95,334)	$(205,060)

The following tables set forth our comparative statement of operations data for the three months and six months ended June 30, 2004 and 2005 and the increase or decrease and percentage change between the periods presented:

	Predecessor Entity	Successor Entity
	Three Months Ended June 30,	Three Months Ended June 30,	Three Months Ended June 30, 2005 Compared to Three Months Ended June 30, 2004
	2004	2005	Increase (Decrease)	Percentage Change
	(dollars in thousands)
Revenue	$260,377	$289,824	$29,447	11%

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	46,207	59,997	13,790	30
Selling, general and administrative	32,212	35,083	2,871	9
Depreciation and amortization	115,397	143,845	28,448	25
Restructuring costs	1,972	—	(1,972)	(100)

Total operating expenses	195,788	238,925	43,137	22

Operating income (loss) from continuing operations	64,589	50,899	(13,690)	(21)
Interest expense	33,435	99,475	66,040	198
Interest income	818	2,215	1,397	171
Other income (expense), net	(762)	(222)	540	71

Income (loss) from continuing operations before income taxes	31,210	(46,583)	(77,793)	(249)
Provision for income taxes	6,543	6,826	283	4

Income (loss) from continuing operations	24,667	(53,409)	78,076	317
Loss from discontinued operations, net of tax and minority interest	(6,163)	—	6,163	100

Net income (loss)	$18,504	$(53,409)	$(71,913)	(389)%

		Combined
	Six Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30, 2005 Compared to Six Months Ended June 30, 2004
	2004	2005	Increase (Decrease)	Percentage Change
	(dollars in thousands)
Revenue	$494,290	$582,998	$88,708	18%

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	79,674	130,773	51,099	64
Selling, general and administrative	65,263	117,006	51,743	79
Depreciation and amortization	219,283	278,982	59,699	27
Impairment of asset value	—	69,227	69,227	100
Restructuring costs	2,396	263	(2,133)	(89)

Total operating expenses	366,616	596,251	229,635	63

Operating income from continuing operations	127,674	(13,253)	(140,927)	(110)
Interest expense	73,652	180,679	107,027	145
Interest income	3,282	3,497	215	7
Other income (expense), net	(974)	187	1,161	119

Income (loss) from continuing operations before income taxes	56,330	(190,248)	(246,578)	(438)
Provision for income taxes	11,056	14,812	3,756	34

Income (loss) from continuing operations	45,274	(205,060)	(250,334)	(553)
Loss from discontinued operations, net of tax and minority interest	(10,015)	—	10,015	100

Net income (loss)	$35,259	$(205,060)	$(240,319)	(682)%

The tables below set forth our revenue by service commitment type and the percentage of our total revenue represented by each for the three months and six months ended June 30, 2004 and 2005. The “other services” category below includes revenue from demand-based and other service commitment types.

	Three Months Ended June 30,
	2004		2005
	(dollars in thousands)
Lease	$175,573	67%	$183,014	63%
Channel	66,331	25	57,222	20
Managed solutions	17,760	7	27,743	9
Mobile satellite services	—	—	19,343	7
Other	713	1	2,502	1

Total	$260,377	100%	$289,824	100%

	Six Months Ended June 30,
	2004		2005
	(dollars in thousands)
Lease	$323,200	65%	$372,092	64%
Channel	136,214	27	117,576	20
Managed solutions	33,115	7	53,425	9
Mobile satellite services	—	—	34,572	6
Other	1,761	1	5,333	1

Total	$494,290	100%	$582,998	100%

Revenue

Revenue increased $29.4 million, or 11%, to $289.8 million for the three months ended June 30, 2005 from $260.4 million for the three months ended June 30, 2004. The increase was primarily attributable to increased lease and mobile satellite services revenues related to contracts we acquired as part of the COMSAT General acquisition in October 2004 and growth in our managed solutions throughout all service categories. This increase was partially offset by a decline in our legacy channel services revenue and the loss of our IS-804 satellite in January 2005. The decline in channel services revenue was primarily due to a decline in the volume of capacity sold as channel services, which reflects the continued migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes, the reduced capacity requirements of our customers due to economic factors in certain geographical regions, and the optimization of their networks.

Revenue increased $88.7 million, or 18%, to $582.9 million for the six months ended June 30, 2005 from $494.2 million for the six months ended June 30, 2004. The increase was primarily due to the factors mentioned above in the quarterly comparison. Additionally, the increase resulted from customers acquired with the Intelsat Americas acquisition on March 17, 2004, and six months of revenue from these customers in the current year compared to revenue from the acquisition date through June 30, 2004 in the prior year.

We expect our revenue from channel services to continue to decline as channel customers continue migrating point-to-point satellite traffic to fiber optic cable, which is generally more cost effective.

Operating Expenses

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

Direct costs of revenue (exclusive of depreciation and amortization) increased $13.8 million, or 30%, to $60.0 million for the three months ended June 30, 2005 from $46.2 million for the three months ended June 30, 2004. The increase was principally due to increases in costs of leased capacity from other satellite service companies that provide satellite capacity to selected customers we acquired with the COMSAT General transaction, and additional leased fiber capacity costs due to growth in our managed services. The increase was partially offset by a $4.1 million reduction between periods for in-orbit insurance, which we terminated on March 8, 2005, except on newly launched satellites. The three months ended June 30, 2004 included in-orbit insurance expense for 11 of our satellites.

Direct costs of revenue (exclusive of depreciation and amortization) increased $51.1 million, or 64%, to $130.8 million for the six months ended June 30, 2005 from $79.7 million for the six months ended June 30, 2004. The increase was principally due to the factors mentioned above in the quarterly comparison, increases in employee compensation costs associated with equity incentive plans of $6.3 million and $3.9 million in accrued expense associated with our corporate bonus plan. The increase was partially offset by the in-orbit insurance reductions mentioned above in the quarterly comparison.

We anticipate that our direct costs of revenue (exclusive of depreciation and amortization) are likely to continue to increase as we continue to develop and invest in managed services initiatives, incur costs to purchase satellite capacity from other providers that service customer contracts we acquired with the COMSAT General transaction and accrue expenses under our corporate bonus plan.

Selling, General and Administrative

Selling, general and administrative expenses increased $2.9 million, or 9%, to $35.1 million for the three months ended June 30, 2005 from $32.2 million for the three months ended June 30, 2004. The increase from the prior year period reflects increases in costs associated with equity incentive plans, severance payments and current year accruals under our corporate bonus plan, partially offset by our cost control efforts and staff reductions compared to the same period last year.

Selling, general and administrative expenses increased $51.7 million, or 79%, to $117.0 million for the six months ended June 30, 2005 from $65.3 million for the six months ended June 30, 2004. The increase was due primarily to increases in professional fees of $46.2 million, incurred mainly in connection with the Acquisition Transactions, and partly due to $5.9 million of costs associated with equity incentive plans and $7.6 million of other employee related costs for severance payments, management bonuses, and accruals under our corporate bonus plan. These increases were offset by a decrease of $8.7 million in bad debt expense, resulting from the realization of our MCI/Worldcom receivable (after bankruptcy proceedings) and payments from existing customers, who are also former shareholders of Intelsat, of past due amounts following their receipt of amalgamation proceeds from the Acquisition Transactions. Additionally, savings related to our cost control efforts and staff reductions compared to the same period in the prior year also offset the above increases.

Depreciation and Amortization

Depreciation and amortization increased $28.4 million, or 25%, to $143.8 million for the three months ended June 30, 2005 from $115.4 million for the three months ended June 30,

2004. This increase was primarily due to the increase in the fair value of our depreciable assets upon the closing of the Acquisition Transactions. The new fair values resulted in an increase in depreciation on our satellites of $16.2 million and an increase in amortization on our intangible assets of $7.8 million. Of the increase in depreciation and amortization, $5.3 million was also associated with our IS-10-02 satellite, which went into service in September 2004 and for which no amounts were recorded during the prior year period, and $0.7 million related to ground segment and infrastructure costs. These increases were partially offset by a decrease of $3.5 million in depreciation related to our IS-804 satellite, written off in January 2005, and the partial write-down of our IA-7 satellite in December 2004 following its partial failure, which resulted in lower depreciation expense during the 2005 period compared to the 2004 period.

Depreciation and amortization increased $59.7 million, or 27%, to $279.0 million for the six months ended June 30, 2005 from $219.3 million for the six months ended June 30, 2004. This increase was primarily due to the increase in the fair value of our depreciable assets upon the closing of the Acquisition Transactions. The new fair values resulted in an increase in depreciation on our satellites of $37.7 million and an increase in amortization on our intangible assets of $14.2 million. In addition, there was an increase of $5.4 million related to having six full months of depreciation on our Intelsat Americas satellites, acquired from Loral in March 2004, compared to less than four months in the prior year period. Of the increase in depreciation and amortization, $10.6 million was also associated with our IS-10-02 satellite, which went into service in September 2004, and $1.4 million related to ground segment and infrastructure costs. These increases were partially offset by a decrease of $7.0 million related to our IS-804 satellite, written off in January 2005, and the partial write-down of our IA-7 satellite in December 2004 following its partial failure, which resulted in lower depreciation expense.

Impairment of Asset Value

In January 2005, our IS-804 satellite experienced an unexpected electrical power system anomaly that resulted in the total loss of the satellite. As a result of this anomaly, we recorded a non-cash impairment charge of $69.2 million during the six months ended June 30, 2005 to write off the net book value of the IS-804 satellite of $73.3 million, net of satellite performance incentive obligations of $4.1 million. No other impairment charges were recorded during the six months ended June 30, 2005 or the comparable prior year period.

Restructuring Costs

During the six months ended June 30, 2004, and the period January 1 to January 31, 2005, we incurred restructuring costs of $2.4 million and $0.3 million, respectively, for severance and related benefit costs associated with reductions in our workforce made in connection with the Acquisition Transactions. No restructuring costs were incurred during the period February 1, 2005 through June 30, 2005.

Interest Expense

We incurred $184.7 million of gross interest costs during the six months ended June 30, 2005. Interest expense consists of the gross interest costs we incur less the amount of interest we capitalize related to capital assets under construction. Interest expense increased $107.0 million, or 145%, to $181.0 million for the six months ended June 30, 2005 from $73.7 million for the six months ended June 30, 2004. This increase was principally due to the increase of $91.5 million in interest costs associated with the approximately $2.55 billion of debt we incurred in connection with the Acquisition Transactions and the $478.7 million of debt we incurred in the form of the discount notes issued in February 2005. The increase was also due to the reduction of our capitalized interest during the period, since fewer satellites were under construction during 2005, reflecting the completion of our satellite replacement program in 2004. We expect higher interest expense to continue in future periods while this debt and the debt that is incurred if the PanAmSat Acquisition Transactions are consummated is outstanding.

Interest Income

Interest income of $3.5 million for the six months ended June 30, 2005 increased by $0.2 million from $3.3 million for prior year period.

Other Income (Expense), Net

Other income (expense), net consists of non-operating income less non-operating expenses. Other income (expense), net was $0.2 million for the six months ended June 30, 2005, an increase of $1.2 million from other income (expense), net of ($1.0) million for the six months ended June 30, 2004. The increase was primarily due to late payment penalty income from customers of $1.0 million for the six months ended June 30, 2005.

Income Taxes

Our provision for income taxes totaled $14.8 million for the six months ended June 30, 2005 as compared to $11.1 million for the same period last year. The increase in expense was principally due to taxes on the proceeds received in connection with the MCI/Worldcom bankruptcy. Except for the one time event affecting our current period expense, our level of income tax expense is relatively constant year over year due to the relatively consistent level of taxable income we incur in jurisdictions for which we are subject to income taxes, principally the United States and the United Kingdom.

Because Bermuda does not currently impose an income tax, our statutory tax rate was zero. The difference between tax expense reported in our statements of operations and tax computed at statutory rates was attributable to the provision for foreign taxes, which were principally U.S. and U.K. taxes, as well as withholding taxes on revenue earned in many of our foreign markets.

The U.S. federal income tax returns of Intelsat Global Service Corporation, an indirect subsidiary of Intelsat, for the period July 19, 2001 to December 31, 2001, and the tax years ended December 31, 2002 and 2003, are currently under examination by the Internal Revenue Service. Also, the income tax return for Intelsat Global Sales & Marketing Ltd., a UK indirect subsidiary of Intelsat, for the year ended December 31, 2002 is currently under examination by UK tax authorities. While the ultimate results of such examinations cannot be predicted with certainty, our management believes that the examinations will not have a material adverse effect on our consolidated financial condition or results of operations.

Income (Loss) from Continuing Operations

Loss from continuing operations of $205.0 million for the six months ended June 30, 2005 reflects a decrease of $250.3 million from income from continuing operations of $45.2 million for the six months ended June 30, 2004. The decrease during the period was principally due to higher operating expenses (including the IS-804 impairment charge) and interest expense, partially offset by higher revenue attributable to our Intelsat Americas and COMSAT General acquisitions, as compared to the same period in 2004, as discussed above (see “—Operating Expenses” and “—Interest Expense”).

Loss from Discontinued Operations

For the six months ended June 30, 2004, we incurred a loss from discontinued operations, net of tax and minority interest, of $10.0 million due to the disposal of our investment in Galaxy Holdings in December 2004. No losses from discontinued operations were incurred in the same period in 2005.

Net Income (Loss)

Net loss of $205.1 million for the six months ended June 30, 2005 reflects a decrease of $240.3 million from $35.3 million of net income for the six months ended June 30, 2004. The decrease was primarily due to higher interest expense and higher operating expenses, including the IS-804 impairment charge, partially offset by higher revenue from our Intelsat Americas and COMSAT General acquisitions.

We expect that interest expense associated with the debt incurred with the Acquisition Transactions, the $478.7 million of debt incurred with the discount notes and debt that is incurred if the PanAmSat Acquisition Transactions are consummated will continue to impact our net loss.

EBITDA

EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

EBITDA of $265.9 million for the six months ended June 30, 2005 reflects a decrease of $70.1 million, or 21%, from $336.0 million for the same period in 2004. This decrease was principally due to higher operating expenses (including the $69.2 million IS-804 impairment charge), partially offset by higher revenue, as compared to the same period in 2004. EBITDA of $194.5 million for the three months ended June 30, 2005 reflects an increase of $21.5 million, or 12%, from $173.1 million for the same period in 2004. The increase was principally due to contributions from contracts acquired with the COMSAT General transaction during the 2005 period, which were not present in the 2004 period.

A reconciliation of net income (loss) to EBITDA is as follows:

	Predecessor Entity	Successor Entity	Predecessor Entity	Successor Entity
	Three Months Ended June 30, 2004	Three Months Ended June 30, 2005	Six Months Ended June 30, 2004	Six Months Ended June 30, 2005
	(dollars in thousands)
Net income (loss)	$18,504	$(53,409)	$35,259	$(205,060)
Add:
Interest expense	33,435	99,475	73,652	180,679
Provision for income taxes	6,543	6,826	11,056	14,812
Depreciation and amortization	115,397	143,845	219,283	278,982
Subtract:
Interest income	818	2,215	3,282	3,497

EBITDA	$173,061	$194,522	$335,968	$265,916

Years Ended December 31, 2002, 2003 and 2004

The following table sets forth our comparative statement of operations data for the years ended December 31, 2003 and 2004, and the increase or decrease and percentage change between the periods presented:

	Year Ended December 31,		Year Ended December 31, 2004 Compared to Year Ended December 31, 2003
	2003	2004	Increase (Decrease)	Percentage Change
	(dollars in thousands)
Revenue	$946,118	$1,043,906	$97,788	10%
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	132,172	178,253	46,081	35
Selling, general and administrative	129,456	152,111	22,655	18
Depreciation and amortization	400,485	457,372	56,887	14
IS-10-01 contract termination costs	(3,000)	—	3,000	(100)
Impairment of asset value	—	84,380	84,380	—
Restructuring costs	(837)	6,640	7,477	893

Total operating expenses	658,276	878,756	220,480	33

Operating income from continuing operations	287,842	165,150	(122,692)	(43)
Interest expense	99,002	143,399	44,397	45
Interest income	1,972	4,530	2,558	130
Other income (expense), net	18,556	(2,384)	(20,940)	(113)

Income from continuing operations before income taxes	209,368	23,897	(185,471)	(89)
Provision for income taxes	26,129	18,647	(7,482)	(29)

Income from continuing operations	183,239	5,250	(177,989)	(97)
Loss from discontinued operations, net of minority interest	(2,120)	(43,929)	(41,809)	(1,972)

Net income (loss)	$181,119	$(38,679)	($219,798)	(121%)

The following table sets forth our comparative statement of operations data for the years ended December 31, 2002 and 2003, and the increase or decrease and percentage change between the periods presented:

	Year Ended December 31,		Year Ended December 31, 2003 Compared to Year Ended December 31, 2002
	2002	2003	Increase (Decrease)	Percentage Change
	(dollars in thousands)
Revenue	$991,956	$946,118	$(45,838)	(5)%

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	117,405	132,172	14,767	13
Selling, general and administrative	121,077	129,456	8,379	7
Depreciation and amortization	361,322	400,485	39,163	11
IS-10-01 contract termination costs	34,358	(3,000)	(37,358)	(109)
Restructuring costs	5,522	(837)	(6,359)	(115)

Total operating expenses	639,684	658,276	18,592	3

Operating income from continuing operations	352,272	287,842	(64,430)	(18)
Interest expense	55,223	99,002	43,779	79
Interest income	170	1,972	1,802	1,060
Other income, net	9,942	18,556	8,614	87

Income from continuing operations before income taxes	307,161	209,368	(97,793)	(32)
Provision for income taxes	33,021	26,129	(6,892)	(21)

Income from continuing operations	274,140	183,239	(90,901)	(33)
Loss from discontinued operations	—	(2,120)	(2,120)	—

Net income	$274,140	$181,119	$(93,021)	(34)%

The following table sets forth our revenue by service commitment type and the percentage of our total revenue represented by each.

	Year Ended December 31,
	2002		2003		2004
	(dollars in thousands)
Lease services	$643,479	65%	$600,446	63%	$690,598	66%
Channel and carrier services	339,668	34	306,041	32	264,616	26
Managed services	7,604	<1	35,196	4	75,556	7
Other services	1,205	<1	4,435	1	13,136	1

Total	$991,956	100%	$946,118	100%	1,043,906	100%

Revenue

Revenue increased $97.8 million, or 10%, for the year ended December 31, 2004 from the year ended December 31, 2003. The increase was primarily attributable to an increase in lease service revenue of $90.1 million, which reflected lease services revenue on the Intelsat Americas satellites and incremental revenue from contracts acquired in connection with the COMSAT General Transaction. The increase in lease services revenue was offset by a $40.9 million reduction in revenue due to lease services commitments that expired during the period and were not renewed and to a reduction in the amount of capacity purchased by our distributors for future resale. The increase in revenue was also partially offset by a decline in the volume of capacity sold as channel and carrier services of $41.4 million. This decrease in revenue from channel and carrier services was primarily due to a decline in the volume of capacity sold as channel and carrier services, which reflects the continued migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes, the reduced capacity requirements of our customers due to the general economic downturn and the optimization of their networks. Because fiber connectivity on major point-to-point routes is generally more cost-effective than satellite connectivity, we expect this trend in our channel business to continue. See “Risk Factors” for a discussion of the factors impacting our revenue, such as competition from fiber optic cable. The decline in revenue from channel and carrier services was almost entirely offset by a $40.4 million increase in revenue associated with growth of our managed services, which included $3.9 million associated with the assets acquired in the Intelsat Americas Transaction. See “—Overview—Revenue” above for a discussion of the factors expected to impact our revenue in the future.

Revenue decreased $45.8 million, or 5%, for the year ended December 31, 2003 from the year ended December 31, 2002. Of this decrease in revenue, lease services revenue decreased by $43.0 million during the year as compared to the same period in 2002. The decrease was primarily due to the expiration of lease service agreements since December 31, 2002, lower prices due to price pressure in the Asian and Latin American markets and a decrease in the volume of capacity sold as leases, reflecting the reduced capacity requirements of our customers due to the optimization of their networks. Also contributing to the overall decline was a decrease in revenue from channel and carrier services of $33.6 million. This decrease in revenue from channel and carrier services was primarily due to a decline in the volume of capacity sold as channel and carrier services, which reflects the continued migration of point-to- point satellite traffic to fiber optic cables across transoceanic routes, the reduced capacity requirements of our customers due to the general economic downturn and the optimization of their networks, and a reduction in the amount of capacity held in inventory by distributors for future sale. Partially offsetting the overall decline in our revenue during the year ended December 31, 2003 was a $27.6 million increase in revenue from our managed services and an increase in revenue relating to the COMSAT World Systems transaction. The increase in revenue relating to that transaction is due to the fact that the contracts that COMSAT World Systems assigned to us, although for shorter durations than our contracts with COMSAT World Systems, were for higher values. See “—Overview—Revenue” above for a discussion of the factors expected to impact our revenue in the future.

Operating Expenses

Direct Costs of Revenue (Exclusive of Depreciation and Amortization)

Direct costs of revenue (exclusive of depreciation and amortization) increased $46.1 million, or 35%, for the year ended December 31, 2004 from the year ended December 31, 2003. The increase was principally due to increases in costs of services of $35.1 million that were primarily associated with the COMSAT General transaction and additional leased fiber capacity costs due to growth in our managed services. The increase was also due to compensation costs of $5.0 million related to equity incentive plan expense related to employees and $4.3 million of service fees primarily related to our transition services agreements with Loral. The expenses we incurred under our transition services agreement with Loral were temporary in nature, and we will not incur these expenses beyond mid-2005.

Direct costs of revenue (exclusive of depreciation and amortization) increased $14.8 million, or 13%, for the year ended December 31, 2003 from the year ended December 31, 2002. The increase was principally due to increases in costs of services of $5.0 million, facility and operational costs of $2.5 million, staff costs of $0.8 million and other expenses of $6.5 million. The increase in costs of services was primarily due to costs relating to our lease of communications capacity from third-party providers, as well as expenses incurred during the year for customer incentives and promotional equipment that we did not incur during the year ended December 31, 2002. The increase in facility and operational costs during 2003 are associated primarily with our managed services initiatives, as discussed above under “—Overview—Operating Expenses—Direct Costs of Revenue (Exclusive of Depreciation and Amortization).” These facility and operational costs include the personnel cost of technical support contractors who support these communications services, the cost of operating two tracking, telemetry, command and monitoring stations, referred to as TTC&M stations, and a teleport facility that we acquired during the fourth quarter of 2002 and the cost of activating an additional teleport. The increase in facility and operational costs for the year ended December 31, 2003 from the year ended December 31, 2002 was also due in part to our acquisition of the business of COMSAT World Systems in November 2002. We incurred a full twelve months of operating and maintenance expense during the year ended December 31, 2003 for the facilities we acquired in the COMSAT World Systems transaction. This expense was partially offset by the elimination after the closing of the COMSAT World Systems transaction of the amounts that we incurred in connection with the provision to us of certain services by COMSAT Corporation, referred to as COMSAT, and its lease to us of certain facilities. The increase in staff costs is due in large part to an increase in the number of our employees to support our new service initiatives, as well as higher employee benefit costs associated with these employees. In addition, we incurred increased staff costs due to the completion of our Intelsat IX satellite construction program in 2003. In prior years, some of our employees were directly involved in on-site supervision of the construction of the Intelsat IX satellites, and the costs associated with these employees were considered part of the cost of the satellites and included in the depreciation and amortization expense relating to these satellites. Following the completion of the Intelsat IX satellite construction program in 2003, the role of these employees changed to the maintenance of the satellites’ operations and accordingly costs associated with these employees are now categorized as direct costs of revenue.

We anticipate that our direct costs of revenue (exclusive of depreciation and amortization) will continue to increase as we continue to develop and invest in managed services initiatives. See “—Overview—Operating Expenses—Direct Costs of Revenue (Exclusive of Depreciation and Amortization)” above for a discussion of the expected impact of our provision of managed services on our direct costs of revenue (exclusive of depreciation and amortization), as well as other factors expected to impact our direct costs of revenue (exclusive of depreciation and amortization) in the future such as the COMSAT General Transaction

Selling, General and Administrative

Selling, general and administrative expenses increased $22.7 million, or 18%, for the year ended December 31, 2004 from the year ended December 31, 2003. The increase was due primarily to increases in professional fees of $11.9 million mainly due to the acquisition of us by Intelsat Holdings and the withdrawal during the second quarter of 2004 of our contemplated initial public offering. The increase was also partly due to $6.3 million of equity incentive plan expense related to employees and board members and a $3.0 million increase in sales incentive bonuses.

Selling, general and administrative expenses increased $8.4 million, or 7%, for the year ended December 31, 2003 from the year ended December 31, 2002. The increase was due primarily to increases in staff costs of $8.4 million, the provision for uncollectible accounts of $4.4 million, other expenses of $0.2 million and a $2.5 million charge related to the resolution of a contract dispute. The increase in staff costs was due primarily to an increase in our sales and marketing staff, as we continue to deploy additional sales staff to regional offices to provide increased customer contact, and higher employee benefit costs. In addition, in connection with the COMSAT World Systems acquisition, we added 64 employees to our payroll in 2002 following the closing of the acquisition, for whom we incurred a full twelve months of personnel and benefits costs during the year ended December 31, 2003, as compared to only one month of these expenses during the year ended December 31, 2002. Offsetting these increases in selling, general and administrative expenses was a decrease in professional fees of $7.1 million. The higher professional fees in the year ended December 31, 2002 were due to fees associated with, among other things, merger and acquisition activities and our share purchase agreement with Teleglobe.

Depreciation and Amortization

Depreciation and amortization increased $56.9 million, or 14%, for the year ended December 31, 2004 from the year ended December 31, 2003. This increase was primarily due to depreciation of $38.9 million recorded on the Intelsat Americas satellites acquired from Loral in March 2004 and $4.7 million recorded on an Intelsat IX series satellite that did not become operational until the end of the first quarter of 2003. Also contributing to this increase was depreciation of $7.0 million recorded on the IS-10-02 satellite, which went into service in September 2004. This increase was partially offset by a decrease of $5.1 million attributable to a reduction in satellite performance incentives paid on the Intelsat VII series satellites and an increase in the depreciable life of the IS-801 satellite. Also contributing to the increase in depreciation and amortization was an increase in depreciation of $11.4 million relating to ground segment and infrastructure costs and amortization of intangible assets.

Depreciation and amortization increased $39.2 million, or 11%, for the year ended December 31, 2003 from the year ended December 31, 2002. This increase was primarily due to depreciation of $46.2 million recorded on Intelsat IX series satellites that were not in service during the comparable period in 2002. Partially offsetting this increase was a decrease of $18.1 million attributable to two Intelsat VI series satellites being fully depreciated during 2002. Also contributing to the increase during the period was a net increase in depreciation and amortization expense relating to the ground segment and infrastructure to support our Intelsat IX series satellites and managed services and other satellites and intangible assets totaling $11.1 million.

For a discussion of factors expected to impact depreciation and amortization expense in the future, see “—Overview—Operating Expenses—Depreciation and Amortization

IS-10-01 Contract Termination Costs

In November 2002, we terminated our order for the IS-10-01 satellite, due to the manufacturer’s significant postponement in the delivery date of the satellite. As a result of this termination, we recorded a charge to our consolidated statement of operations of approximately $34.4 million, representing the write-off of capitalized satellite program costs, including satellite construction costs, launch vehicle costs, program office costs, capitalized interest and ground network costs, net of the refund due from the manufacturer of the satellite and the launch vehicle deposit described below. In connection with our decision to terminate our order for the IS-10-01 satellite, we agreed with one of our launch vehicle providers, Sea Launch Limited Partnership, referred to as Sea Launch, to treat most of the payments made for the launch vehicle that could have been used for the launch of the IS-10-01 satellite as a credit for a future launch. We recorded a deposit of the minimum possible credit under our agreement with Sea Launch, net of certain expenses, of approximately $23.2 million. During 2003, we were notified by Sea Launch that under the terms of the Agreement the credit to which we are entitled would not be subject to further reduction. Because our credit with Sea Launch was fixed at an amount greater than the expected credit based on which we recorded our $23.2 million deposit, during the year ended December 31, 2003, we reversed $3.0 million of the $34.4 million charge recorded for the year ended December 31, 2002. In addition, during 2003 and 2004, we paid guarantee payments which resulted in increasing our deposit amount. As of December 31, 2004, we have recorded a deposit of $27.7 million. We also agreed, however, that Sea Launch had the right to terminate our launch services agreement if we did not place an order for a future launch by July 31, 2005. Under our agreement with Sea Launch, as amended as of July 31, 2005, we have the right to extend until January 31, 2009 the deadline for giving notice of the type of satellite to be launched, provided we pay Sea Launch $2 million approximately every six months (beginning August 15, 2005), with such amounts being added to the deposit being held by Sea Launch. The deposit amount (as increased) will be credited by Sea Launch against the launch price when we give our notice relating to the future launch.

Impairment of Asset Value

In November 2004 the Company’s IA-7 satellite experienced an anomaly in its north electrical distribution system that resulted in the partial loss of the satellite. As a result of this anomaly the Company recorded a non-cash impairment charge of $84.4 million during the fourth quarter of 2004 to write down the IA-7 satellite to its estimated fair value. We recorded a non-cash impairment charge of approximately $69 million during the first quarter of 2005 to write off the net book value of the IS-804 satellite

Restructuring Costs

During 2004, we incurred restructuring costs of $6.6 million for severance and related benefit costs as a result of reducing the size of our workforce by 140 employees, or approximately 18% of the employees at June 1, 2004. The workforce reduction resulted from combining certain positions and eliminating positions in areas of limited growth potential

In December 2002, we incurred restructuring costs of $5.5 million for severance and related benefit costs as a result of reducing the size of our workforce by 130 employees, or approximately 12%. Due to a change in estimate of our restructuring costs, during the year ended December 31, 2003, we reversed $0.8 million of the $5.5 million accrued in 2002. All costs were substantially paid by the end of the second quarter of 2003. We believe these actions have improved our competitive position by better aligning the capabilities of our staff to our business strategy.

Interest Expense

We incurred $164.9 million of gross interest costs during 2004. Interest expense consists of the gross interest costs we incur less the amount of interest we capitalize related to capital assets under construction. Interest expense increased $44.4 million, or 45%, for the year ended December 31, 2004 from the year ended December 31, 2003. This increase was principally due to the increase of $57.1 million in interest costs associated with our 5 1/4% Senior Notes due 2008, also referred to as the 2008 Senior Notes, and our 6 1/2% Senior Notes due 2013, also referred to as the 2013 Senior Notes, sold in November 2003 and a $1.9 million write-off of credit facility fees associated with the $400 million term loan portion of our senior secured credit facilities as this amount is no longer available for borrowing. This increase was partially offset by an increase in interest capitalized during the year ended December 31, 2004 as compared to the amount capitalized during the year ended December 31, 2003. The increase in interest capitalized was attributable to the construction-in-progress balances relating to the IA-8 satellite as compared to those balances in 2003, as the IA-8 satellite was acquired in the Loral transaction in 2004 and was not included in our balances in 2003.

Interest expense increased $43.8 million, or 79%, for the year ended December 31, 2003 from the year ended December 31, 2002. This increase was due to a $34.5 million decrease in interest capitalized during the year ended December 31, 2003 as compared to the amount capitalized during the year ended December 31, 2002. The decrease in interest capitalized was attributable to lower construction in progress balances in 2003 as compared to those balances in 2002, principally due to the placement into service during 2002 and 2003 of five Intelsat IX series satellites that were under construction during the year ended December 31, 2002. Also contributing to the increase in interest expense in 2003 was $11.1 million in interest costs associated with our 2008 Senior Notes and our 2013.

Our interest expense has increased significantly as a result of the issuance of the notes in January 2005 in connection with the Acquisition Transactions and the issuance of the discount notes in February 2005 in order for Intelsat Holdings to repurchase a portion of its outstanding preferred shares from its shareholders. For more information regarding our debt structure, see “—Liquidity and Capital Resources.” Additionally, we expect the amount of interest capitalized to decrease as a result of our expected lower construction-in-progress activity.

Interest Income

Interest income of $4.5 million for the year ended December 31, 2004 reflects an increase of $2.6 million, or 130%, from $2.0 million for the same period in the prior year. This increase was principally due to cash on hand prior to the closing of the Intelsat Americas Transaction in 2004 as a result of the issuance in November 2003 of the 2008 Senior Notes and the 2013 Senior Notes.

Interest income of $2.0 million for the year ended December 31, 2003 reflects an increase from $0.2 million for the year ended December 31, 2002. This increase was due to cash on hand prior to the closing of the Intelsat Americas Transaction as a result of the issuance in November 2003 of the 2008 Senior Notes and the 2013 Senior Notes.

Other Income, Net

Other income (expense), net consists of non-operating income less non-operating expenses. Other expense, net of $2.4 million for the year ended December 31, 2004 reflects a decrease of $20.9 million, or 113%, from other income, net of $18.5 million for the year ended December 31, 2003. The decrease was primarily due to other income of $19.8 million recorded in 2003 in connection with a reduction in an obligation payable by us under a share purchase agreement with Teleglobe that was not recorded in 2004. Also contributing to the decrease was an increase in our equity in the losses of an affiliate of $3.6 million.

Other income, net increased $8.6 million, or 87%, for the year ended December 31, 2003 from the year ended December 31, 2002. The increase was principally due to an increase in other income of $13.7 million during the year ended December 31, 2003 in connection with a reduction in an obligation payable by us under our share purchase agreement with Teleglobe. See “—Related Party Transactions—Teleglobe Share Purchase Agreement” for a discussion of our transaction with Teleglobe and Note 23(b) to our audited consolidated financial statements included elsewhere in this prospectus for a discussion of the accounting of this transaction. At December 31, 2003, we have no further obligation payable by us to Teleglobe under the share purchase agreement. The increase in other income, net was partially offset by a decrease of $3.5 million associated with a decrease in rental income as compared to 2002 from our building tenants.

Income Taxes

Our provision for income taxes totaled $18.6 million for the year ended December 31, 2004 as compared to $26.1 million for the prior year. The effective tax rate on taxable income was 73% for 2004 and 13% for 2003. The increase in our effective tax rate was primarily due to the relatively consistent level of pre-tax earnings in the jurisdictions in which we are subject to income taxes, principally the United States and the United Kingdom, despite the overall decline in our consolidated taxable income.

Our provision for income taxes totaled $26.1 million for the year ended December 31, 2003 and $33.0 million for the year ended December 31, 2002. Our effective tax rate was approximately 13% for the year ended December 31, 2003 and approximately 11% for the year ended December 31, 2002. This increase in our effective tax rate for 2003 as compared to 2002 was due to the proportion of our income taxable in higher rate jurisdictions.

Because Bermuda does not currently impose an income tax, our statutory tax rate was zero. The difference between tax expense reported in our statements of operations and tax computed at statutory rates was attributable to the provision for foreign taxes, which were principally U.S. and U.K. taxes.

Income from continuing operations

Income from continuing operations of $5.3 million for the year ended December 31, 2004 reflects a decrease of $178.0 million, or 97%, from income from continuing operations of $183.2 million for the year ended December 31, 2003. The decrease during the period was due to higher operating expenses and interest expense as compared to the same period in 2003, as discussed above (see “—Operating Expenses” and “—Interest Expense”).

Income from continuing operations of $183.2 million for the year ended December 31, 2003 reflects a decrease of $90.9 million, or 33%, from income from continuing operations of $274.1 million for the year ended December 31, 2002. The decrease during the period was due to higher operating expenses and interest expense as compared to the same period in 2002, as discussed above.

Loss from discontinued operations, net of tax and minority interest

Loss from discontinued operations, net of tax and minority interest of $43.9 million for the year ended December 31, 2004 reflects an increase of $41.8 million from $2.1 million for the year ended December 31, 2003. The $43.9 million loss in 2004 includes a $21.5 million charge to write down the long-lived asset group of the discontinued operations to its estimated fair value. There was no loss from discontinued operations for the year ended December 31, 2002 as we had not yet invested in Galaxy Holdings.

Net income (loss)

Net loss of $38.7 million for the year ended December 31, 2004 reflects a decrease of $219.8 million, or 121%, from $181.1 million of net income for the year ended December 31, 2003. The decrease during the period was primarily due to higher operating expenses, the IA-7 impairment charge, higher interest expense, lower other income (expense), net and the loss from discontinued operations, partially offset by higher revenue, as discussed above.

Net income decreased by $93.0 million, or 34%, for the year ended December 31, 2003 from the year ended December 31, 2002. The decrease in net income during the year ended December 31, 2003 was primarily due to lower revenue, higher total operating expenses and higher interest expense as compared to the same period in 2002, as discussed above.

We expect that the Acquisition Transactions and the issuance of the discount notes issued in connection with the Transfer Transactions will negatively impact our net income, principally due to the interest expense associated with the notes and the imputed interest on the discount notes. The impact on our results of operations that we anticipate in connection with the Acquisition Transactions is described above.

EBITDA

EBITDA of $576.2 million for the year ended December 31, 2004 reflects a decrease of $128.6 million, or 18%, from $704.8 million for the same period in 2003. This decrease was principally due to higher operating expenses, the IA-7 impairment charge and lower other income (expense), net, partially offset by higher revenue, as compared to the same period in 2003. The lower other income (expense), net is partially the result of other income of $19.8 million recorded in 2003 in connection with a reduction in an obligation payable by us under a share purchase agreement with Teleglobe that was not recorded in 2004.

EBITDA decreased $18.8 million, or 3%, for the year ended December 31, 2003 from the year ended December 31, 2002. The decrease was primarily due to lower revenue and higher total operating expenses, excluding depreciation and amortization, during the year ended December 31, 2003 as compared to the same period in 2002, as discussed above.

The trends we have experienced in EBITDA and Covenant EBITDA and Indenture EBITDA (each as discussed in “—Liquidity and Capital Resources” below) are a direct result of the trends we have experienced in revenue and operating expenses. See “—Overview—Revenue” for a further explanation of trends in our revenue and “—Overview—Operating Expenses” for a further explanation of trends in our operating expenses. We expect EBITDA, Covenant EBITDA and Indenture EBITDA to continue to be directly impacted by the trends that we experience in revenue and operating expenses and that such trends will have a more pronounced effect on EBITDA, Covenant EBITDA and Indenture EBITDA than on revenue or operating expenses individually.

A reconciliation of net income (loss) to EBITDA for the three-year period ended December 31, 2003 is as follows:

	Year Ended December 31,
	2002	2003	2004
	(dollars in thousands)
Net income (loss)	$274,140	$181,119	$(38,679)
Add:
Interest expense	55,223	99,002	143,399
Provision for income taxes	33,021	26,129	18,647
Depreciation and amortization	361,322	400,485	457,372
Subtract:
Interest income	(170)	(1,972)	(4,530)

EBITDA	$723,536	$704,763	$576,209

We use our EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, EBITDA is not a measure of financial performance under U.S. GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

Liquidity and Capital Resources

Cash Flow Items

Net Cash Provided by Operating Activities

Net cash provided by operating activities of $246.6 million for the six months ended June 30, 2005 reflects a decrease of $35.8 million, or 13%, from $282.4 million for the six months ended June 30, 2004. For the six months ended June 30, 2005, net cash provided by operating activities was principally comprised of $205.1 million in loss from continuing operations, $279.0 million in depreciation and amortization, an impairment charge of $69.2 million, and an increase in cash flows from operating assets and liabilities of $78.8 million. For the six months ended June 30, 2004, net cash provided by operating activities was principally comprised of $45.3 million in income from continuing operations and $219.3 million in depreciation and amortization, partially offset by a decrease in operating assets and liabilities of $6.6 million.

Net cash provided by operating activities of $659.1 million for the year ended December 31, 2004 reflects an increase of $57.9 million, or 10%, from $601.2 million for the year ended December 31, 2003. For the year ended December 31, 2004, net cash provided by operating activities was principally comprised of $5.3 million in income from continuing operations, $457.4 million in depreciation and amortization, an impairment charge of $84.4 million and an increase in cash flows from operating assets and liabilities of $74.8 million. The increase in cash flows from operating assets and liabilities was due in part to a customer prepayment for services of $87.7 million.

Net cash provided by operating activities decreased $56.8 million, or 9%, to $601.2 million for the year ended December 31, 2003 from $658.0 million for the year ended December 31, 2002. The decrease was primarily due to a $40.0 million payment we made to our defined benefit retirement plan in 2003 and reduced customer payments associated with our $45.8 million reduction in revenue during the year ended December 31, 2003 as compared to the prior year. For the year ended December 31, 2003, net cash provided by operating activities was principally comprised of $183.2 million in income from continuing operations and $400.5 million in depreciation and amortization, partially offset by non-cash other income of $19.8 million recorded in connection with a decrease in the amount due to Teleglobe, as discussed above, and a $40.0 million contribution to our defined benefit retirement plan.

We recorded a foreign currency exchange gain of $0.4 million during the six months ended June 30, 2005 and a loss of $0.6 million during the year ended December 31, 2004. The gain and loss in each period was primarily attributable to the conversion of our Brazilian reais cash balances held in Brazil and other working capital account balances to U.S. dollars at the exchange rate in effect on the last day of the applicable period or, with respect to exchange transactions effected during the period, at the time the exchange transactions occurred. Because of continuing business in Brazil under customer contracts denominated in Brazilian reais, our exposure to foreign exchange fluctuations is ongoing. Our Brazilian customers represented approximately 1% of our revenue for the six months ended June 30, 2005 and approximately 1% of our revenue for the year ended December 31, 2004.

Net Cash Used in Investing Activities

Net cash used in investing activities decreased $421.6 million to $26.4 million for the six months ended June 30, 2005 from $448.0 million cash used in investing activities for the six months ended June 30, 2004. This decrease reflects our limited capital expenditures following completion of our satellite replacement cycle in 2004 and net cash outflows in 2004 related to the Intelsat Americas Transaction, including a $50.0 million deposit for future satellite and payments of $32.0 million for rights to orbital locations associated with the transaction. Payments for satellites and other property and equipment during the six month period ending June 30, 2005 included $58.3 million for launch insurance premiums associated with our IA-8 satellite that were returned to us in early 2005 because of launch delays and repaid to the insurers prior to launching IA-8 in June 2005.

Net cash used in investing activities decreased $312.1 million, or 32%, to $654.4 for the year ended December 31, 2004 from $966.5 million for the year ended December 31, 2003. Our investing activities during 2004 consisted primarily of $1,057.6 million paid to acquire assets in the Intelsat Americas and COMSAT General Transactions, $288.6 million of capital expenditures mainly for satellites and associated launch services, a $50.0 million deposit on a future satellite ordered in connection with the Intelsat Americas Transaction, a $32.0 million payment relating to rights to an orbital location and a $58.3 million payment for an insurance receivable. These amounts were partially offset by the elimination of $700.0 million of restricted cash that was no longer restricted following the closing of the Intelsat Americas Transaction and $141.0 million of insurance proceeds received in connection with a receivable acquired as part of the Intelsat Americas Transaction.

Net cash used in investing activities increased $288.3 million, or 43%, to $966.5 million for the year ended December 31, 2003 from $678.2 million for the year ended December 31, 2002. The increase was primarily due to the inclusion of $700.0 million in restricted cash relating to the portion of our senior notes issued in November 2003 that was subject to mandatory redemption as of December 31, 2003. Our investing activities during the year ended December 31, 2003 consisted of $72.9 million of capital expenditures for satellites and associated launch services, $111.9 million of capital expenditures for infrastructure projects and other ground network costs, $17.9 million of capitalized interest, $700.0 million of restricted cash and a $58.0 million investment in WildBlue.

Net Cash Used in or Provided by Financing Activities

Net cash used in financing activities decreased $2.6 million to $6.7 million for the six months ended June 30, 2005 from $9.3 million for the six months ended June 30, 2004. Our financing activities for the six months ended June 30, 2005 included $305.3 million of proceeds from issuance of the discount notes and $200.0 million of term loan borrowings under the senior secured credit facilities. Cash used for financing activities included a $305.9 million payment of a dividend to our sole shareholder, debt repayments of $201.8 million, and $4.35 million of payments for capital lease obligations and deferred satellite performance incentives.

The decrease from the prior year was primarily due to payment of $4.0 million of debt issuance costs during 2004.

Net cash used in financing activities decreased $1,371.6 million to $415.8 million net cash used in financing activities for the year ended December 31, 2004 from $955.8 million net cash provided by financing activities for the year ended December 31, 2003. Our financing activities for 2004 consisted primarily of the repayment of long-term debt of $600.0 million and proceeds from a term loan borrowing of $200.0 million under the senior secured credit facilities. At December 31, 2004, we had no commercial paper borrowings outstanding.

Net cash provided by financing activities increased $924.3 million to $955.8 million for the year ended December 31, 2003 from $31.5 million for the year ended December 31, 2002. This increase was principally due to our issuance of a greater amount of indebtedness during the year ended December 31, 2003 as compared to the prior year, together with the payment during the prior year of $200.0 million in outstanding bonds upon their maturity and $266.1 million in commercial paper borrowings. Our financing activities for the year ended December 31, 2003 consisted primarily of the receipt of $1,097.8 million in net proceeds from the issuance of our 2008 Senior Notes and 2013 Senior Notes, repayments of commercial paper borrowings of $44.0 million and principal payments on deferred satellite performance incentives of $65.8 million. These payments on deferred satellite performance incentives of $65.8 million consisted primarily of a $60.0 million cash payment made under an agreement to extinguish a portion of our deferred satellite performance incentive liability, as discussed below.

Historical Debt and Other Liabilities

At June 30, 2005, we had debt, including the current portion of such debt, of $4,778 million, all of which was denominated in U.S. dollars. Our debt at June 30, 2005 consisted of $400.0 million of 5 1/4% Senior Notes due 2008, $600.0 million of 7 5/8% Senior Notes due 2012, $700.0 million of 6 1/2% Senior Notes due 2013, $32 million in capital lease obligations, a $20.0 million note payable to Lockheed Martin Corporation, $1,000.0 million of Floating Rate Senior Notes due 2012, $875.0 million of 8 1/4% Senior Notes due 2013, $675.0 million of 8 5/8% Senior Notes due 2015, $348.3 million of borrowings under our senior secured credit facilities, and $316.2 million of 9 1/4% Senior Discount Notes. The 2008 Senior Notes, 2012 Senior Notes and 2013 Senior Notes, as well as the Senior Discount Notes, were issued at a discount, representing the difference between the issue price and the face value of the notes on the date of issuance. Both the discounts and the debt issuance costs relating to these notes are amortized as interest expense over the lives of the notes utilizing the effective interest method. The unamortized discount for these notes totaled $188.3 million as of June 30, 2005.

In connection with the Acquisition Transactions in January 2005, Intelsat Bermuda entered into the senior secured credit facilities, including a new $350.0 million term loan facility and a new $300.0 million revolving credit facility. $150.0 million of the term loan facility was drawn in connection with the Acquisition Transactions. On February 28, 2005, Intelsat Bermuda borrowed an additional $200 million under the $350 million term loan facility to fund the payment of $200 million of the 2005 Eurobond Notes. Additionally, in connection with the Acquisition Transactions, Intelsat Bermuda issued the original notes. These notes were originally guaranteed by Intelsat, Ltd. and certain subsidiaries of Intelsat Bermuda. The net proceeds from these borrowings under the senior secured credit facilities and the issuance of the original notes were used as part of the funding to consummate the Acquisition Transactions. On February 11, 2005, Intelsat, Ltd. and Finance Co. issued $478.7 million in aggregate principal amount at maturity of discount notes, which yielded approximately $305 million of net proceeds at issuance. On March 3, 2005, Intelsat Bermuda transferred substantially all of its assets to Intelsat

Sub Holdco. Intelsat Sub Holdco assumed substantially all of the then-existing liabilities of Intelsat Bermuda and Intelsat Bermuda became a guarantor of the obligations under the notes and the senior secured credit facilities. Following the Transfer Transactions, Finance Co. was amalgamated with Intelsat Bermuda. The proceeds of the offering of the discount notes, net of certain fees and expenses, were distributed by Intelsat Bermuda to its parent, Intelsat, Ltd., and by Intelsat, Ltd. to Intelsat Holdings. Intelsat Holdings used those funds to repurchase a portion of the outstanding preferred shares of Intelsat Holdings.

The proceeds from Intelsat, Ltd.’s issuance in November 2003 of the 2008 Senior Notes and the 2013 Senior Notes were approximately $1,074.5 million, net of discount and after deducting $23.3 million of debt issuance costs. We used substantially all of the net proceeds from the sale of the 2008 Senior Notes and the 2013 Senior Notes to finance the Intelsat Americas Transaction and to make our $50.0 million prepayment for a portion of the purchase price of our new IA-9 satellite as described in “—Capital Expenditures.” We used the proceeds from the issuance in April 2002 of the 2012 Senior Notes to repay commercial paper borrowings outstanding at the time of receipt of those proceeds, for general corporate purposes and to repay on August 6, 2002 the $200.0 million principal amount of Eurobond 7 3/8% notes due 2002 that had been outstanding. We incurred debt issuance costs of $7.6 million associated with issuance of the 2012 Senior Notes.

Our cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. We are contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. We capitalize the present value of these payments as part of the cost of the satellites and record a corresponding liability to the satellite manufacturers. This asset is amortized over the useful lives of the satellites and the liability is reduced as the payments are made. Our total satellite performance incentive payment liability was $50.2 million as of June 30, 2005 and $56.8 million as of December 31, 2004.

On June 26, 2003, our Intelsat LLC subsidiary entered into amendments to its satellite construction agreements with SS/L, pursuant to which we extinguished a portion of our liability to SS/L to make satellite performance incentive payments for the Intelsat VII/VIIA and IX series satellites manufactured by SS/L in exchange for a total cash payment of $60.0 million. In connection with this transaction, we recorded a $95.0 million reduction in our total satellite performance incentive payment liability. This transaction with SS/L is discussed further in Note 13 to our audited consolidated financial statements included elsewhere in this prospectus.

Covenant EBITDA and Indenture EBITDA

In addition to EBITDA which is calculated as set forth in “—Results of Operations,” we calculate a measure called Covenant EBITDA, based on the term Consolidated EBITDA, as defined in our credit agreement dated January 28, 2005 establishing the senior secured credit facilities. Covenant EBITDA consists of EBITDA as adjusted to exclude certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under our credit agreement as described in the table and related footnotes below. Covenant EBITDA is presented on a pro forma basis, as if our March 2004 acquisition of the Intelsat Americas assets and October 2004 acquisition of the COMSAT General business had occurred as of January 1, 2004. Covenant EBITDA as presented below is calculated for Intelsat, Ltd. and its subsidiaries. Consolidated EBITDA is a material component of certain covenant ratios in our credit agreement that apply to Intelsat Sub Holdco and its subsidiaries, such as the consolidated interest coverage ratio, senior secured leverage ratio and total leverage ratio. For credit agreement purposes, Consolidated EBITDA is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Covenant EBITDA as presented below includes employee expenses and benefits costs, office expenses, board of directors expenses, intercompany charges and other administrative expenses incurred by Intelsat, Ltd. and Intelsat Bermuda. These Intelsat, Ltd. and Intelsat Bermuda expenses are not included in a calculation of Consolidated EBITDA for Intelsat Sub Holdco and its subsidiaries. These expenses were $31.0 million for the year ended December 31, 2004 and $6.3 million for the combined six months ended June 30, 2005. 2004 expenses include one-time charges to write-off costs associated with our initial public offering that was cancelled.

Under our credit agreement, Intelsat Sub Holdco must maintain a pro forma consolidated interest coverage ratio of at least 1.50 to 1.00, and a pro forma secured leverage ratio not greater than 1.50 to 1.00, at the end of each fiscal quarter, and generally may not incur additional indebtedness (subject to certain exceptions) if the total leverage ratio calculated on a pro forma basis at the time of incurrence would exceed 4.75 to 1.00. In addition, under the investments and dividends covenants contained in the credit agreement, the ability of Intelsat Sub Holdco to make investments and pay dividends is restricted by formulas based on the amount of Consolidated EBITDA.

A measure similar to Covenant EBITDA, which we refer to as Indenture EBITDA, is a material component of certain covenant ratios under our indentures governing the notes and the discount notes, such as the debt to adjusted EBITDA ratio and secured indebtedness leverage ratio, and is used to test the permissibility of certain types of transactions under these indentures. Indenture EBITDA as calculated under the indentures is further adjusted by adding the amount of cash distributed by the issuer of the notes or the discount notes, as applicable, to its parent that is ultimately used by Intelsat, Ltd. to pay cash interest expense on its 2008 Senior Notes, 2012 Senior Notes, 2013 Senior Notes and 2005 Eurobond Notes. Indenture EBITDA as presented below is calculated for Intelsat, Ltd. and its subsidiaries, but for indenture purposes is calculated only with respect to the issuer (Intelsat Sub Holdco or Intelsat Bermuda) under the applicable indenture and its subsidiaries.

Under our indentures governing the notes and discount notes, Intelsat Sub Holdco and Intelsat Bermuda generally may not incur additional indebtedness (subject to certain exceptions) if the debt to adjusted EBITDA ratio calculated on a pro forma basis at the time of such incurrence would exceed 4.75 to 1.00 in the case of an Intelsat Sub Holdco borrowing and 5.25 to 1.00 in the case of an Intelsat Bermuda borrowing, and each such issuer cannot incur certain liens on indebtedness if the secured indebtedness leverage ratio, after giving effect to the incurrence, exceeds 2.00 to 1.00. In addition, under the indenture governing the notes (but not the indenture governing the discount notes), satisfaction of the debt to adjusted EBITDA ratio is generally (subject to certain exceptions) a condition to the making of restricted payments by Intelsat Sub Holdco. Furthermore, under the restricted payments covenants contained in the indentures, the ability of Intelsat Sub Holdco and Intelsat Bermuda, as applicable, to make restricted payments (including the making of investments and the payment of dividends) is restricted by a formula based on the amount of Indenture EBITDA.

Covenant EBITDA was $800.2 million for the year ended December 31, 2004 and $410.6 million for the six months ended June 30, 2005. Indenture EBITDA was $928.7 million for the year ended December 31, 2004 and $469.6 million for the combined six months ended June 30, 2005. A reconciliation of net income (loss) to EBITDA and EBITDA to Covenant EBITDA and Indenture EBITDA for the year ended December 31, 2004 and the combined six months ended June 30, 2005, is as follows:

	Year Ended December 31, 2004	Combined Six Months Ended June 30, 2005
	(dollars in thousands)
Net income (loss)	$(38,679)	$(205,060)
Add:
Interest expense	143,399	180,679
Provision for income taxes	18,647	14,812
Depreciation and amortization	457,372	278,982
Subtract:
Interest income	4,530	3,497

EBITDA	$576,209	$265,916

(Subtract) Add:
Loral pro forma (1)	22,027	—
COMSAT General pro forma (1)	21,473	—
Compensation and benefits adjustment (2)	18,401	14,704
Restructuring costs (3)	6,640	263
Acquisition Transactions-related expenses (4)	7,462	52,428
Equity investment losses (5)	4,670	3,920
Satellite impairment charge (6)	84,380	69,227
Loss from discontinued operations (7)	43,929	—
Non-recurring and unusual gains/losses (8)	15,029	5,569
Non-cash income (9)	—	(1,435)

Covenant EBITDA	$800,220	$410,592

Add:
Intelsat, Ltd. notes interest expense (10)	128,500	58,991

Indenture EBITDA	$928,720	$469,583

(1)	Represents pro forma adjustments to reflect the Intelsat Americas and COMSAT General Transactions as if they had occurred as of January 1, 2004.
(2)	Reflects the portion of the expenses incurred relating to our equity compensation plans, defined benefit pension plan and other post-retirement benefits that are excludable under the definition of Covenant EBITDA.
(3)	Reflects the severance costs associated with headcount reductions that were implemented during 2004.
(4)	Reflects expenses incurred in connection with the Acquisition Transactions, consisting of retention bonuses to key employees and legal and other professional fees, including the monitoring, advisory and consulting fees paid to the Sponsors (and their designated entities) pursuant to the monitoring fee agreement.
(5)	Represents losses incurred under the equity method of accounting relating to our investment in WildBlue Communications, Inc.
(6)	Represents the non-cash impairment charge recorded in the fourth quarter of 2004 to write down the net book value of the IA-7 satellite to its estimated fair value due to the anomaly experienced in November 2004 and to write off the net book value of the IS-804 satellite due to its failure in the first quarter 2005.
(7)	Reflects the loss from discontinued operations of our investment in Galaxy Holdings.
(8)	Covenant EBITDA and Indenture EBITDA include certain non-recurring and unusual gains and losses. The adjustments applied in calculating Covenant EBITDA and Indenture EBITDA principally reflect the write-off of costs relating to a contemplated initial public offering that was withdrawn, temporary expenses incurred for transition services relating to the Intelsat Americas Transaction, a litigation reserve and a net loss from the curtailment of benefit plans.
(9)	Represents non-cash income related to the recognition of deferred revenue on a straight-line basis of prepaid capacity leases.
(10)	Reflects cash interest expense paid during 2004 and the first six months of 2005 on the 2008 Senior Notes, the 2012 Senior Notes, the 2013 Senior Notes and the 2005 Eurobond Notes.

We expect Covenant EBITDA and Indenture EBITDA to be affected by the same trends that affect EBITDA. We use our Covenant EBITDA and Indenture EBITDA as additional criteria for evaluating our performance relative to that of our peers. We believe that Covenant EBITDA and Indenture EBITDA, like EBITDA, are operating performance measures, and not liquidity measures, that provide investors and analysts with additional measures of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Covenant EBITDA and Indenture EBITDA are not measures of financial performance under U.S. GAAP, and our Covenant EBITDA and Indenture EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Covenant EBITDA or Indenture EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

Receivables

Our receivables, net totaled $226.0 million at June 30, 2005 and $228.3 million at December 31, 2004. Of these amounts, our gross trade receivables, consisting of total billed and unbilled service charges, were $241.3 million at June 30, 2005 and $252.3 million at December 31, 2004. The remaining balance in both periods represented the allowance for doubtful accounts and other receivables.

Our pre-privatization billing policy required payments from customers to be made quarterly in arrears. Our billing policy applicable to service agreements entered into after privatization generally requires payments to be made monthly in arrears. We expect a downward trend in receivables as the portion of our services being provided under service agreements with monthly, as compared to quarterly, in arrears payment terms increases. In addition to our billing policy, our collateral profile has changed as a result of the Acquisition Transactions. Previously, the investment share of the Signatories and Investing Entities, which were also our principal customers, was considered to be collateral for services provided. As a result of the Acquisition Transactions, we no longer hold this investment share as collateral. To the extent we are unable to obtain collateral or other financial support for customer receivables, we may see an increase in bad debt.

Liquidity and Capital Resources

We have had significant cash outlays in connection with the Acquisition Transactions, the repurchase of a portion of the outstanding preferred shares of Intelsat Holdings and repayment of Intelsat, Ltd.’s 2005 Eurobond Notes. On February 28, 2005, Intelsat Bermuda borrowed an additional $200 million under the $350 million term loan facility which was used to fund the payment of the 2005 Eurobond Notes at their maturity. We expect our most significant cash outlays for the remainder of 2005 to be the payment of interest on our outstanding debt. We have incurred substantial debt, with payments to service this indebtedness substantially increasing our liquidity requirements as compared to prior years. In connection with the Acquisition Transactions, Intelsat Bermuda issued the notes which are comprised of $1.0 billion of Floating Rate Senior Notes due 2012, $875 million of 8 1/4% Senior Notes due 2013 and $675 million of 8 5/8% Senior Notes due 2015 and entered into the senior secured credit facilities. The senior secured credit facilities, which are the obligation of Intelsat Sub Holdco, are comprised of a $350.0 million term loan facility maturing in 6.5 years and a $300.0 million revolving credit facility maturing in six years. Intelsat Sub Holdco is now the obligor, and Intelsat Bermuda is a guarantor, of each of the notes and of the senior secured credit facilities. The credit agreement relating to the senior secured credit facilities contains financial and operating covenants that, among other things, require Intelsat Sub Holdco to maintain financial coverage ratios, limit

Intelsat Sub Holdco’s ability to pledge assets as security for additional borrowings and limit Intelsat Sub Holdco’s ability to pay dividends on Intelsat Sub Holdco’s ordinary shares. On February 11, 2005, Intelsat and Finance Co. issued $478.7 million in aggregate principal amount at maturity of discount notes, which yielded approximately $305 million of net proceeds at issuance. The discount notes have no cash interest requirement for the first five years. In connection with the Transfer Transactions, Finance Co. was amalgamated with Intelsat Bermuda and Intelsat Bermuda has become an obligor on the discount notes.

Following the closing of the Acquisition Transactions and other than repayment of the 2005 Eurobond Notes at maturity as described above, we expect that our principal liquidity requirements will be for debt service and, to a lesser extent, capital expenditures. Excluding the portion of our deposit on the IA-9 satellite and IA-8 launch insurance deposits described below that are expected to be classified as capital in 2005, we plan to spend approximately $85 million in 2005 for capital expenditures. We intend to fund these requirements through cash on hand, cash provided by operating activities and, if necessary, borrowings under the revolving facility of the senior secured credit facilities.

In March 2004, we paid $967.1 million for the satellites and related assets that we acquired in the Intelsat Americas Transaction. We financed the Intelsat Americas Transaction and our deposit of $50.0 million as prepayment for a portion of the purchase price of our new IA-9 satellite described in “—Capital Expenditures” below with cash on hand from Intelsat, Ltd.’s issuance of the 2008 Senior Notes and the 2013 Senior Notes. Other significant liquidity requirements in 2004 arose in connection with the payment at maturity of the Dragon bond 6 5/8% notes due March 22, 2004 and the 2004 Eurobond Notes and the funding of capital expenditures. In March 2004, we borrowed $200.0 million under the term loan portion of our $800.0 million three-year unsecured credit facility obtained in December 2003 to repay the Dragon bond 6 5/8% notes. We repaid this $200.0 million term loan borrowing in September 2004. We also repaid the 2004 Eurobond Notes and we paid for the assets we acquired in the COMSAT General Transaction using cash on hand. Our other liquidity requirements in 2004 were funded with cash on hand and cash provided by operating activities.

We have historically had and currently have a substantial backlog, which provides some assurance regarding our future revenue expectations. This backlog and the predictable level of non-cash depreciation expense in the FSS sector reduce the volatility of the net cash provided by operating activities more than would otherwise be the case. However, we may have unplanned projects requiring significant capital expenditures or our capital requirements may be greater than we currently anticipate. Accordingly, we may be required to seek additional external financing. In addition, the ongoing consolidation in the FSS sector may require that we obtain funding for currently unplanned strategic transactions.

On August 28, 2005, we entered into a Merger Agreement with PanAmSat under the terms of which Intelsat Bermuda will acquire all outstanding shares of PanAmSat for $25.00 per share in cash. The Merger Transaction is subject to a number of conditions and could be completed in the second or third quarter of 2006. As part of the PanAmSat Acquisition Transactions, it is expected that Intelsat Bermuda, Intelsat Sub Holdco, PanAmSat and PanAmSat Corporation will incur substantial additional debt, the aggregate principal amount of which is not expected to exceed $3.267 billion. In addition, as part of these transactions, approximately $3.2 billion in debt of PanAmSat and its subsidiaries will either be refinanced or remain outstanding. If the PanAmSat Acquisition Transactions are completed, we will become a significantly more highly leveraged company than we currently are. See “Prospectus Summary—The Transactions—The PanAmSat Acquisition Transactions” and “The PanAmSat Acquisition Transactions.”

See “Risk Factors—Risk Factors Relating to Our Business” for a discussion of the factors that could influence our ability to obtain any such financing.

On November 4, 2005, Intelsat Sub Holdco used cash generated from the operating activities of its subsidiaries to pay a dividend of approximately $198.8 million to its parent Intelsat Bermuda, which in turn paid a dividend of that same amount to its parent Intelsat, Ltd., which in turn paid a dividend of that same amount to its parent Intelsat Holdings. Intelsat Holdings used these funds to repurchase all of its outstanding preferred shares on November 4, 2005. See “—Related Party Transactions—Post-Acquisition Transactions—Acquisition and Transfer Transactions; Dividends.”

The following table sets forth the contractual obligations and capital commitments as of June 30, 2005:

	Payments Due By Year
Contractual Obligations (1)	2005	2006	2007	2008	2009	2010 and beyond	Total
	(dollars in thousands)
Intelsat Sub Holdco
Floating Rate Senior Notes due 2012—Principal Payment						$1,000,000	$1,000,000
8 1/4 Senior Notes Due 2013—Principal Payment						875,000	875,000
8 5/8 Senior Notes Due 2015—Principal Payment						675,000	675,000
Floating Rate Senior Notes Due 2012—Interest Payment (2)	$36,423	$88,950	$97,500	$105,000	$105,000	262,500	695,373
8 1/4 Senior Notes Due 2013—Interest Payment	33,487	72,188	72,188	72,188	72,188	252,657	574,896
8 5/8 Senior Notes Due 2015—Interest Payment	27,007	58,219	58,219	58,219	58,219	320,203	580,086

Intelsat SubHold Co Notes	$96,917	$219,357	$227,907	$235,407	$235,407	$3,385,360	$4,400,355
Other Long-term debt
Term loan repayment	875	4,375	3,500	3,500	3,500	332,500	348,250
Term loan interest (3)	4,672	26,548	25,659	27,090	26,810	41,883	152,662
Credit facility fees	358	1,790	1,432	1,432	1,432	1,462	7,906

Senior secured credit facilities	5,905	32,713	30,591	32,022	31,742	375,845	508,818

Capital Leases	1,936	9,260	9,200	9,200	3,817	—	33,413
LMGT note—principal payment			5,000	5,000	5,000	5,000	20,000
LMGT note—interest payment			1,616	2,079	2,575	3,105	9,375

Capital Leases and Lockheed Martin Corporation Note	1,936	9,260	15,816	16,279	11,392	8,105	62,788

Capital Commitments (4)	36,151	72,123	61,352	47,301	63,292	32,703	312,922

Operating leases and other expense commitments	22,085	19,493	6,954	5,309	4,257	23,389	81,487

Total Intelsat Sub Holdco contractual obligations	162,994	352,946	342,620	336,318	346,090	3,825,402	5,366,370
Intelsat Bermuda 9 1/4% Discount Notes due 2015						700,099	700,099

	Payments Due By Year
Contractual Obligations (1)	2005	2006	2007	2008	2009	2010 and beyond	Total
	(dollars in thousands)

Intelsat, Ltd. Notes:
5 1/4% Senior Notes due 2008—Principal Payment				400,000	—	—	400,000
7 5/8% Senior Notes due 2012—Principal Payment						600,000	600,000
6 1/2% Senior Notes Due 2013—Principal Payment						700,000	700,000
5 1/4% Senior Notes Due 2008—Interest Payment	10,500	21,000	21,000	21,000	—	—	73,500
7 5/8% Senior Notes Due 2012—Interest Payment	22,875	45,750	45,750	45,750	45,750	114,375	320,250
6 1/2% Senior Notes Due 2013—Interest Payment	22,750	45,500	45,500	45,500	45,500	182,000	386,750

Total Intelsat, Ltd. contractual obligations	56,125	112,250	112,250	512,250	91,250	1,596,375	2,480,500

Total contractual obligations	$219,119	$465,196	$454,870	$848,568	$437,340	$6,121,876	$8,546,969

(1)	Reflects principal only (unless expressly stated otherwise) for all obligations except for deferred satellite performance incentives, capital leases and the note payable to Lockheed Martin Corporation, for which principal and interest are included.
(2)	Interest rates for $1000M floating rate notes are assumed to average 9.3% in 2006, 10.25% in 2007, 10.5% from 2008 and beyond.
(3)	Interest rate for term loan is assumed to average 6.2% in 2006, 7.5% in 2007 and 8% from 2008 and beyond.
(4)	Includes contractual commitments for satellites and deferred satellite performance incentives.

Capital Expenditures

Our capital expenditures depend on the means by which we pursue our business strategies and seek to respond to opportunities and trends in our industry. Our actual capital expenditures may differ from our expected capital expenditures if, among other things, we enter into any currently unplanned strategic transactions. Levels of capital spending from one year to the next are also influenced by the nature of the satellite life cycle and by the capital-intensive nature of the satellite industry. For example, we incur significant capital expenditures during the years in which we determine to procure new satellites and have satellites under construction. We typically procure a new satellite within a timeframe that would allow the satellite to be deployed at least one year prior to the end of the orbital maneuver life of the satellite to be replaced. As a result, we frequently experience significant variances in our capital expenditures from year to year. The following table compares our satellite-related capital expenditures to total capital expenditures from 2000 through 2004:

Year	Satellite-Related Capital Expenditures	Total Capital Expenditures
	(dollars in thousands)
2000	$478,708	$546,020
2001	592,163	663,671
2002	509,418	616,806
2003	87,496	202,781
2004	213,219	290,589

Total	$1,881,004	$2,319,867

In connection with the recent IA-7 satellite anomaly, we delayed to June 2005 the launch of the IA-8 satellite previously scheduled for December 2004. As a result of this delay, approximately $65 million in deposits for launch insurance for the IA-8 satellite are classified as capital expenditures in 2005 instead of 2004. Excluding the portion of the IA-9 deposit and the IA-8 launch insurance deposits that are expected to be classified as capital in 2005, we plan to spend approximately $85 million in 2005 for capital expenditures. In the mid term, we expect that our level of capital expenditures will be significantly lower than that of the past several years. We have spent nearly $2.6 billion on nine satellite launches since June 2001 in connection with our most recent satellite fleet renewal and deployment cycle, which was completed with the launch of our IA-8 satellite on June 23, 2005. The IA-9 satellite is currently our only satellite under construction, and, as noted above, we have no plans to launch this satellite in the near to mid term. We do not currently expect the IA-7 satellite anomaly or the loss of our IS-804 satellite to result in the acceleration of capital expenditures to replace the IA-7 satellite or the IS-804 satellite. As a result of these factors, excluding the above mentioned IA-8 and IA-9 deposits made in 2004, we expect that our capital expenditures will be reduced to levels of less than $100 million per year in the mid term.

Our capital expenditures totaled $290.6 million in 2004 and consisted of $269.2 million of asset costs and $21.4 million of capitalized interest. Of the total $290.6 million, $134.2 million related to the IS-10-02 satellite launched in June 2004 and placed into service in September 2004, $75.4 million related to the IA-8 satellite launched in June 2005 and $81.0 million related to infrastructure and other projects. These projects primarily related to our integration efforts in connection with the Intelsat Americas transactions as well as teleport and other facilities for our managed services. For the six months ended June 30, 2005, our capital expenditures totaled $134.7 million, of which $116.6 million was satellite-related capital expenditures.

In addition to the capital expenditures described above, in connection with the Intelsat Americas Transaction, in March 2004 we entered into a procurement agreement with SS/L for a new satellite, which we refer to as the IA-9 satellite, and made a $50.0 million deposit on the satellite. This deposit is secured by SS/L’s and its affiliates’ interests in an in-orbit satellite, insurance proceeds relating to the satellite and certain other collateral. The deposit is accounted for in our financial statements in other assets and will only be treated as capital expense to the extent that we actually incur costs under the procurement agreement for the satellite. Approximately $3 million of this deposit was classified as capital expense in 2004, and the remaining $47 million was classified as capital expense in 2005. We currently have no plans to launch the IA-9 satellite in the near to mid term, but we will continue to review the business case for additions to our satellite fleet over time.

Currency and Exchange Rates

Substantially all of our customer contracts, capital expenditure contracts and operating expense obligations are denominated in U.S. dollars. Consequently, we are not exposed to material currency exchange risk. However, our service contracts with our Brazilian customers provide for payment in Brazilian reais. Accordingly, we are subject to the risk of a reduction in the value of the Brazilian real as compared to the U.S. dollar in connection with payments made by Brazilian customers, and our exposure to fluctuations in the exchange rate for Brazilian reais is ongoing. However, the rates payable under our service contracts with Brazilian customers are adjusted annually to account for inflation in Brazil, thereby mitigating our risk. For the six months ended June 30, 2005, our Brazilian customers represented approximately 1% of our revenue.

Transactions in other currencies are converted into U.S. dollars using rates in effect on the dates of the transactions.

Disclosures about Market Risk

We have existing obligations related to our long-term debt agreements. These financial instruments are discussed further in Note 14 to our audited consolidated financial statements included elsewhere in this prospectus. As of June 30, 2005, we did not have significant cash flow exposure to changing interest rates on our fixed-rate long-term debt because the interest rates of those securities are fixed. However, the estimated fair value of the fixed-rate debt is subject to market risk. As of June 30, 2005, we had approximately $3.4 billion in fixed-rate debt. At June 30, 2005, these outstanding fixed-rate borrowings bore interest at rates ranging from 5 1/4% to 9 1/4%. Any changes in interest rates on the floating rate debt we incurred upon the closing of the Acquisition Transactions and the closing of the PanAmSat Acquisition Transactions will impact our results of operations and cash flows.

As of December 31, 2002, we did not have significant cash flow exposure to changing interest rates on our long-term debt because the interest rates of those securities were fixed. As of December 31, 2003, we had approximately $1.1 billion more in long-term fixed-rate debt than we had as of December 31, 2002. Accordingly, any changes in interest rates would be more significant as of December 31, 2003 in comparison to December 31, 2002.

We are subject to interest rate and related cash flow risk in connection with the $1.0 billion floating rate notes issued in January 2005 and borrowings under the senior secured credit facilities in January 2005 in connection with the Acquisition Transactions and February 2005 in connection with the payment at maturity of certain outstanding Eurobond Notes. The $875 million 2013 notes, the $675 million 2015 notes and the $478.7 million discount notes are not subject to interest rate fluctuations because the interest rate is fixed for the term of those notes. The $875 million 2013 notes and the $675 million 2015 notes were issued in January 2005, and the $478.7 million discount notes were issued in February 2005.

Presented below is an analysis of our financial instruments as of June 30, 2005 that are sensitive to changes in interest rates. The tables demonstrate the change in market value of the instruments calculated for an instantaneous parallel shift in interest rates, plus or minus 50 basis points, or BPS, 100 BPS and 150 BPS. With respect to our fixed-rate debt, the sensitivity table below illustrates “market values,” or the price at which the debt would trade should interest rates fall or rise in the range indicated, assuming similar terms and similar assessment of risk by our lenders. Market values are determined using market rates on comparable instruments as of June 30, 2005.

	Interest Rate Risk as of June 30, 2005
	Valuation of Securities Given an Interest Rate Decrease of X Basis Points			No Change in Interest Rates	Valuation of Securities Given an Interest Rate Increase of X Basis Points
	(150 BPS)	(100 BPS)	(50 BPS)	Fair Value	(50 BPS)	(100 BPS)	(150 BPS)
	(dollars in millions)
$478.7 million principal 9 1/4% Senior Notes due 2015	$354.7	$342.6	$330.8	$319.5	$307.1	$294.7	$282.8
$675 million principal 8 5/8% Senior Notes due 2015	$762.2	$748.0	$732.2	$712.1	$692.8	$673.9	$652.8
$700 million principal 6 1/2% Senior Notes due 2013	$621.4	$602.5	$584.4	$567.0	$550.2	$534.1	$518.5
$875 million principal 8 1/4% Senior Notes due 2013	$965.1	$944.3	$923.6	$903.4	$883.8	$862.0	$838.7
$600 million principal 7 5/8% Senior Notes due 2012	$570.1	$555.6	$541.6	$528.0	$514.8	$502.1	$489.7
$1 billion principal Floating Rate Senior Notes due 2012	$1,017.6	$1,017.5	$1,017.5	$1,017.5	$1,017.5	$1,017.5	$1,017.4
$400 million principal 5 1/4% Senior Notes due 2008	$389.6	$383.8	$378.1	$372.5	$367.0	$361.6	$356.3

With respect to our $1.0 billion floating rate notes that were issued in January 2005, an increase or decrease of 100 BPS to our current interest rate would increase or decrease our interest expense by $10 million. This sensitivity analysis provides only a limited, point-in-time view of the market risk sensitivity of certain of our financial instruments. The actual impact of market interest rate changes on our financial instruments may differ significantly from the impact shown in the sensitivity analysis.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

Our significant accounting policies are described fully in Note 2 to our audited consolidated financial statements included elsewhere in this prospectus. We consider a number of accounting policies to be critical to the understanding of our results of operations. These accounting policies relate to revenue recognition, our satellites and other property and equipment, business combinations, goodwill, impairment of long-lived and amortizable intangible assets, income taxes, deferred satellite performance incentives, retirement plans and other postretirement benefits and investments in affiliated companies. The impact of any risks related to these policies on our business operations is discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” where these policies affect our reported and expected financial results. Our preparation of financial statements in accordance with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

We recognize revenue primarily from satellite utilization charges and, to a lesser extent, from providing managed services to our customers. We recognize revenue over the period during which services are provided, as long as collection of the related receivable is reasonably assured. We make estimates regarding the likelihood of collection based upon an evaluation of the customer’s creditworthiness, the customer’s payment history and other conditions or circumstances that may affect the likelihood of payment, such as political and economic conditions in the country in which the customer is located. When we have determined that the collection of payments for satellite utilization or managed services is not reasonably assured at the time the service is provided, we defer recognition of the revenue until such time that collection is believed to be reasonably assured or the payment is received. We also maintain an allowance for doubtful accounts for customers’ receivables where the collection of these receivables is uncertain. If our estimate of the likelihood of collection is not accurate, we may experience lower revenue or an increase in our bad debt expense. We receive payments from some customers in advance of our providing services. Amounts received from customers pursuant to satellite capacity prepayment options are recorded in the financial statements as deferred revenue. These deferred amounts are recognized as revenue on a straight-line basis over the agreement terms. Our revenue recognition policy as described above complies with the criteria set forth in Staff Accounting Bulletin No. 101, Revenue Recognition, as amended by Staff Accounting Bulletin No. 104.

Satellites and Other Property and Equipment

Satellites and other property and equipment are stated at cost. These costs consist primarily of the cost of satellite construction and launch, including premiums for launch insurance and insurance during the period of in-orbit testing, the net present value of performance incentives expected to be payable to the satellite manufacturers, costs directly associated with the monitoring and support of satellite construction and interest costs incurred during the period of satellite construction. Satellite construction and launch services are generally procured under long-term contracts that provide for payments by us over the contract periods. Satellite construction and launch services costs are capitalized to reflect progress toward completion, which typically coincides with contract milestone payment schedules. Insurance premiums related to satellite launches and subsequent in-orbit testing are capitalized and amortized over the lives of the related satellites. Insurance premiums associated with in-orbit operations are expensed as incurred. Performance incentives payable in future periods are dependent on the continued satisfactory performance of the satellites in service.

Satellites and other property and equipment are depreciated and amortized on a straight-line basis over their estimated useful lives. The depreciable lives of our satellites range from 11 years to 15 years. We make estimates of the useful lives of our satellites for depreciation and amortization purposes based upon an analysis of each satellite’s performance, including its orbital design life and its estimated orbital maneuver life. The orbital design life of a satellite is the length of time that the manufacturer has contractually committed that the satellite’s hardware will remain operational under normal operating conditions. In contrast, a satellite’s orbital maneuver life is the length of time the satellite is expected to remain operational as determined by remaining fuel levels and consumption rates. Our in-orbit satellites generally have orbital design lives ranging from 10 years to 13 years and orbital maneuver lives as high as 20 years. The useful depreciable lives of our satellites generally exceed the orbital design lives and are less than the orbital maneuver lives. Although the orbital maneuver lives of our satellites have historically extended beyond their depreciable lives, this trend may not continue. We periodically review the remaining estimated useful lives of our satellites to determine if any revisions to our estimates are necessary based on the health of the individual satellites. Changes in our estimate of the useful lives of our satellites could have a material effect on our financial position or results of operations.

We would charge to operations the carrying value of any satellite lost as a result of a launch or in-orbit failure upon the occurrence of the loss. In the event of a partial failure, we would record an impairment charge to operations upon the occurrence of the loss if the undiscounted future cash flows were less than the carrying value of the satellite. We would measure the impairment charge as the excess of the carrying value of the satellite over its estimated fair value as determined by the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. We would reduce the charge to operations resulting from either a complete or a partial failure by the amount of any insurance proceeds that were either due and payable to or received by us. We would record any insurance proceeds received in excess of the carrying value of the satellite as a gain and no impairment loss would be recognized. In the event the insurance proceeds equal the carrying value of the satellite, neither a gain nor an impairment loss would be recognized.

Business Combinations

Our business combinations are accounted for in accordance with the provisions set forth in SFAS No. 141, Business Combinations, whereby the net tangible and separately identifiable intangible assets acquired and liabilities assumed are recognized at their estimated fair market values at the acquisition date. The portion of the purchase price in excess of the estimated fair market value of the net tangible and separately identifiable intangible assets acquired represents goodwill. The allocation of the purchase price related to our business combinations involves estimates and judgments by our management that may be adjusted during the allocation period, but in no case beyond one year from the acquisition date. These allocations are made on the basis of appraisals prepared by independent third-party appraisers.

Goodwill and Other Intangible Assets

Goodwill arising from our acquisitions represents the excess of costs over the estimated fair value of net tangible and separately identifiable intangible assets acquired. Our goodwill and other intangible assets are accounted for in accordance with the provisions set forth in SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and other intangible assets with indefinite useful lives no longer be amortized and that they instead be tested for impairment at least annually by applying a fair value-based test. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

As of June 30, 2005, there had been no events or changes in circumstances leading us to believe that a possible impairment of the goodwill we recorded in connection with our acquisition of certain assets and liabilities of COMSAT World Systems or our acquisition of the COMSAT General business existed as of that date. We will perform the impairment analysis as required under SFAS No. 142, on an annual basis or more frequently if circumstances indicate a possible impairment has occurred, by assessing the fair value of our acquired assets using a discounted cash flow approach. An impairment loss would be recognized to the extent that the carrying amount of the assets exceeds the amount of the assets’ fair value. We have determined that we have one reporting unit, the enterprise level, under the criteria set forth by SFAS No. 142. If we are required to record an impairment charge in the future because of changes to the acquired business, it could have an adverse impact on our results of operations.

Impairment of Long-Lived and Amortizable Intangible Assets

We review our long-lived and amortizable intangible assets to assess whether an impairment has occurred using the guidance established under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, whenever events or changes in circumstances indicate, in our judgment, that the carrying amount of an asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value.

As of June 30, 2005, other than our $84.4 million writedown of our IA-7 satellite, our $21.5 million writedown of the long-lived asset group of our discontinued operations as a result of our disposal of our investment in Galaxy and our $69.2 million write-off of our IS-804 satellite following its in-orbit failure, there had been no events or changes in circumstances leading us to believe that a possible impairment to any of our long-lived and amortizable intangible assets existed as of that date. Refer to Notes 9 and 5 to our consolidated financial statements and Note 7 to our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus for a discussion of our writedown of the IA-7 satellite, our investment in Galaxy and our write-off of the IS-804 satellite, respectively.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

Deferred Satellite Performance Incentives

Our cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. We are contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. Historically, the satellite manufacturers have earned substantially all of these payments. Therefore, we account for these payments as deferred financing. Consequently, we capitalize the present value of these payments as part of the cost of the satellites and record a corresponding liability to the satellite manufacturers. These costs are amortized over the useful lives of the satellites and the liability is reduced as the payments are made.

Retirement Plans and Other Postretirement Benefits

Defined Benefit Plan

We maintain a noncontributory defined benefit retirement plan called the Intelsat Staff Retirement Plan. This plan covers, among others, substantially all of our employees hired before July 19, 2001. See “Management—Compensation—Pension Benefits” for information regarding the individuals covered by this plan. The cost under this plan is calculated by an actuary using a formula that is based on employees’ remuneration, dates of hire and years of service. In 2001 and 2002, global capital market conditions resulted in negative returns on the plan’s assets. Primarily due to this occurrence and to a reduction in the discount rate assumption for our plan as discussed further below, the plan’s accumulated benefit obligation at September 30, 2002 exceeded the fair value of its assets, which required us to record an additional minimum pension liability in accordance with SFAS No. 87, Employer’s Accounting for Pensions. The effect of this non-cash adjustment was to increase accrued retirement benefits by $23.8 million, increase other assets by $2.3 million and increase other comprehensive loss by $21.5 million, or $12.9 million after tax. During 2003, we made $40.0 million in cash contributions to the plan, which were reflected as reductions in accrued retirement benefits in our consolidated balance sheet at December 31, 2003, to improve the plan’s funded position. However, for our non-qualified pension plan, referred to as the Intelsat Restoration Plan, the accumulated benefit obligation at the end of the plan year in 2003 still exceeded the fair value of its assets. As a result, we adjusted the minimum pension liability such that, as of December 31, 2003, $19.5 million of the net additional minimum pension liability of $21.5 million was reversed along with the $2.3 million recorded in other assets. The effect of this adjustment resulted in us having an additional minimum pension liability of $2.1 million, or $1.3 million after tax, recorded as other comprehensive loss at December 31, 2003. We also recorded an additional minimum pension liability of $0.1 million as of December 31, 2004 related to the Intelsat Restoration Plan. See “Management—Compensation—Pension Benefits” for information regarding the Intelsat Restoration Plan. The amounts provided above and below for our noncontributory defined benefit retirement plan include amounts for the Intelsat Restoration Plan. During 2004, we recorded a curtailment loss related to our 2004 workforce reductions, as discussed in Note 21 to our audited consolidated financial statements, which resulted in a $1.6 million increase in our accrued retirement benefits.

We have historically funded the plan based on actuarial advice using the projected unit credit cost method. Concurrent with our privatization in 2001, our plan became subject to the provisions of the U.S. Employee Retirement Income Security Act of 1974, as amended, and, as such, we expect that our future contributions to the plan will be based on the minimum requirements of the U.S. Internal Revenue Service and on the plan’s funded position.

Other Postretirement Benefits

We currently provide postretirement health benefits for employees hired prior to January 1, 2004 who retire at or after age 60 with five years of consecutive service or after age 55 with ten years of consecutive service. These benefits are paid from our general assets, as they become due, although we have obtained “stop-loss” insurance coverage for significant claims expenses. The cost of these postretirement health benefits is calculated by an actuary based on the level of benefits provided, years of service and other specified factors. Benefits are paid as they become due. A governing body of the IGO adopted a resolution prior to privatization stating that the retirees eligible for these benefits as of the date of our privatization, as well as an additional number of named employees, would continue to receive the level of health benefits provided as of January 1, 2001. See “Business—Legal Proceedings” for a discussion of litigation we are facing in connection with this resolution. In addition, this resolution stated that (1) if the consolidated net worth, referred to in our financial statements as shareholders’ equity, of Intelsat, Ltd. or its successors with continuing obligations under the resolution falls below $500 million, then such obligated entity would be required to establish an irrevocable trust to accept funds for payment of these health benefits and to obtain a letter of credit in an amount equal to 150% of the Financial Accounting Standards Board, or FASB, valuation of the benefit liability and (2) if such obligated entity’s consolidated net worth falls below $300 million, then the trust will exercise this letter of credit. We do not believe that the resolution, including its letter of credit provisions, creates obligations that are enforceable against Intelsat, Ltd. or Intelsat Global Services Corporation. During 2003, we recorded a curtailment gain related to our December 2002 workforce reduction, as discussed in Note 21 to our audited consolidated financial statements, which resulted in a $2.6 million reduction in our accrued retirement benefits. During 2004, we recorded a curtailment gain related to our 2004 workforce reductions, as discussed in Note 21 to our audited consolidated financial statements, which resulted in a $0.9 million reduction in our accrued retirement benefits.

Defined Contribution Plans

We maintain two defined contribution retirement plans in the United States, one such plan in Bermuda and one such plan in the United Kingdom. One of the U.S. plans provides benefits to, among others, employees based in the United States hired before July 19, 2001, and the other U.S. plan provides benefits to employees based in the United States hired on or after July 19, 2001. The Bermuda plan provides benefits to most of our employees based in Bermuda. The U.K. plan provides benefits to our employees based in the United Kingdom. We also maintain a deferred compensation plan for executives. However, benefit accruals under this plan were discontinued during 2001. See “Management—Compensation—Defined Contribution Plans” for information regarding these plans.

Key Plan Assumptions

Net periodic pension and other postretirement benefits costs under our defined benefit and other postretirement benefits plans, as well as the related plan liabilities, are determined each year on an actuarial basis. As part of this process, we review our plans’ actual experience and make adjustments to key plan assumptions, if necessary. Hence, to reflect the decline in long-term interest rates, we lowered the discount rate applicable to both our defined benefit plan and our other postretirement benefits plan as of September 30, 2003, from 7.25% to 6.75% and again as of September 30, 2004 from 6.75% to 6.00% in order to reflect the decline in long-term interest rates that had occurred since October 1, 2001. Our discount rates are based upon an expected benefit payments duration analysis and the equivalent average yield rate for high-quality, fixed-income investments. For our defined benefit plan, we elected to maintain the expected rate of return on pension assets at 9% for the plan years that began October 1, 2002 and October 1, 2003. Our expected rates of return are based on historical capital market performance and on our investment policy. Notwithstanding the negative returns on plan assets that we experienced in 2001 and 2002, we believed at October 1, 2002 and October 1, 2003 that the historical performance of the capital markets indicated that 9% was a reasonable expectation for long-term returns. For our other postretirement benefits plan, we elected to maintain the health care cost trend rate at 7% for the plan years that began October 1, 2002 and October 1, 2003 because our review of claims data and expectations for the future indicated that this assumption was valid. As a result of our assumptions for the plan year ended September 30, 2004, our pension expense as measured in accordance with SFAS No. 87, Employers’ Accounting for Pensions, decreased by $0.2 million, or 6%, to $3.2 million in 2004 from $3.4 million in 2003. In addition, our other postretirement benefits expense as measured in accordance with SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, decreased by $0.8 million, or 10%, to $7.3 million in 2004 from $8.1 million in 2003. Also, increasing the assumed health care cost trend rate by 1% each year would increase the other post-retirement benefits obligation as of September 30, 2004 by approximately $7.0 million. Decreasing this trend rate by 1% each year would reduce the other post-retirement benefits obligation as of September 30, 2004 by approximately $6.2 million. A 1% increase or decrease in the assumed health care cost trend rate would increase or decrease the aggregate service and interest cost components of net periodic other post-retirement benefits cost for 2004 by approximately $0.7 million and $0.6 million, respectively.

Under the accounting guidance for pension plans and other postretirement benefit plans just described, the effects of revisions to assumptions or differences between assumed and actual experience are not immediately recognized as expense in the year of occurrence. Instead, both the favorable and the unfavorable effects of these revisions and differences that fall within an acceptable range are reflected as unrecognized net gains and losses and are amortized into pension expense and other postretirement benefits expense over a predetermined amortization period. For our defined benefit retirement plan, we had an unrecognized net loss of $57.2 million at December 31, 2004, compared to an unrecognized net loss of $56.8 million at December 31, 2003. For our other postretirement benefits plan, we had an unrecognized net gain of $1.2 million at December 31, 2004 compared to an unrecognized net loss of $7.6 million at December 31, 2003. A portion of these unrecognized net losses has been amortized into pension expense and other postretirement benefits expense, respectively, in 2004. However, the impact of the amortization on expense in future years will depend in large part on the actual experience of the plans in those years and, consequently, cannot be estimated.

Investments in Affiliated Companies

We apply the equity method to account for investments in entities that are not variable interest entities under Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, as revised in December 2003 and referred to as FIN 46R, and in which we have an ownership interest of between 20% and 50% and exercise significant influence over operating and financial policies. FIN 46R is described under “—New Accounting Pronouncements” below. Under the equity method, we record our share of an affiliate’s net income or loss in our consolidated financial statements.

We consolidate the financial statements of our affiliates in which we have an ownership stake of greater than 50% and exercise control over operating and financial policies, or which are variable interest entities in which we are the primary beneficiary. We record the minority shareholders’ interests in the net assets of a consolidated affiliate as a minority interest in our consolidated financial statements. We recognize the minority interest’s share of losses in our consolidated financial statements if the minority shareholders have made a commitment to fund the affiliate’s operations.

In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, any goodwill arising from the excess of the cost of our investment over the fair value of net assets acquired at the acquisition date is not amortized. Any decline in value in the investment that is deemed to be other than a temporary decline would result in the recognition of a loss during the period in which the decline in value occurs.

Related Party Transactions

Post-Acquisition Transactions

Acquisition and Transfer Transactions; Dividends

On January 28, 2005, Intelsat was acquired by Intelsat Holdings for total cash consideration of approximately $3 billion with pre-acquisition debt of approximately $2 billion remaining outstanding. Intelsat Holdings was formed at the direction of funds advised by or associated with Apax Partners, Apollo, MDP Global and Permira.

As part of the transactions referred to above, the Investors and certain members of management purchased preferred and ordinary shares of Intelsat Holdings. In addition, in connection with the Acquisition Transactions our wholly owned subsidiary Intelsat Bermuda established a new $300 million revolving credit facility, borrowed approximately $150 million under a new $350 million term loan facility, referred to together as the senior secured credit facilities, and issued the original notes. On February 28, 2005, Intelsat Bermuda borrowed an additional $200 million under the $350 million term loan facility which was used to fund the payment of our previously existing $200 million in 2005 Eurobond Notes. The notes and the senior secured credit facilities are guaranteed by Intelsat and certain of its direct and indirect subsidiaries. The proceeds received by us from the equity contributions and the net proceeds from the borrowing under the senior secured credit facilities and the notes, together with cash on hand, were used to consummate the transactions described above and to pay related fees and expenses. Approximately $1.7 billion of Intelsat’s existing debt remained outstanding following the Acquisition Transactions and after repayment of the 2005 Eurobond Notes.

On February 11, 2005, Intelsat, Ltd. and Finance Co. issued $478.7 million in aggregate principal amount at maturity of discount notes yielding approximately $305 million net proceeds at issuance. On March 3, 2005, Intelsat Bermuda transferred substantially all of its assets to a newly formed wholly owned subsidiary, Intelsat Sub Holdco. Intelsat Sub Holdco assumed substantially all of the then-existing liabilities of Intelsat Bermuda, and Intelsat Bermuda became a guarantor of the obligations under the notes and the senior secured credit facilities. Following the Transfer Transactions, Finance Co. was amalgamated with Intelsat Bermuda, and we refer to the entity surviving that amalgamation as Intelsat Bermuda. The proceeds of the offering of the discount notes, together with cash on hand, were distributed by Intelsat Bermuda to its parent, Intelsat, Ltd., and by Intelsat, Ltd. to Intelsat Holdings. Intelsat Holdings used those funds to repurchase a portion of the outstanding preferred shares of Intelsat Holdings. The repurchased preferred shares were held by the Investors and certain members of our management.

On November 4, 2005, Intelsat Sub Holdco paid a dividend of approximately $198.8 million to its parent Intelsat Bermuda, which in turn paid a dividend of that same amount to its parent Intelsat, Ltd., which in turn paid a dividend of that same amount to its parent Intelsat Holdings. On November 4, 2005, Intelsat Holdings used these funds to repurchase all of the outstanding preferred shares of Intelsat Holdings, which were held by the Investors and certain members of our management. The dividend paid by Intelsat Sub Holdco was funded with cash generated from the operating activities of its subsidiaries.

Monitoring Fee Agreement and Transaction Fee

In connection with the Acquisition Transactions, Intelsat Bermuda entered into a monitoring fee agreement with the Sponsors, or affiliates of, or entities advised by, designated by or associated with, the Sponsors, as the case may be, pursuant to which such entities provide certain monitoring, advisory and consulting services to us. Pursuant to this agreement, we pay an annual fee for services provided. We also paid a transaction and advisory fee upon the closing of the Acquisition Transactions. For further information regarding the monitoring fee agreement and the transaction and advisory fee, see “Certain Relationships and Related Party Transactions—Post-Acquisition Transactions.”

Sponsor Investment

In April 2005, SkyTerra Communications, Inc., an affiliate of Apollo Management, L.P., one of the Sponsors, indirectly acquired 50% of the assets of Hughes Network Systems, one of our corporate network services customers.

FTI Engagement Contract

On June 27, 2005, we entered into an engagement contract with FTI Consulting, Inc., a corporate finance consulting firm, pursuant to which it provides interim management services to us. See “Management—Employee Agreements.”

Pre-Acquisition Transactions

Until the consummation of the Acquisition Transactions on January 28, 2005, certain of our shareholders and their affiliates, as described below, were related parties of ours. Following the Acquisition Transactions, they no longer are.

COMSAT General Transaction

On October 29, 2004, we and certain of our subsidiaries completed our acquisition of the business of providing satellite-based communications services to the U.S. government and other customers of the COMSAT Sellers. We acquired this business for a purchase price of approximately $90 million, net of assumed liabilities of approximately $30 million and transaction costs of approximately $2 million. The $30 million in assumed liabilities includes a $10 million accommodation fee to be paid in connection with our purchase of a launch vehicle from an affiliate of the COMSAT Sellers. We funded the acquisition by using cash on hand. The assets that we acquired include certain customer and vendor contracts and accounts receivable, as well as rights to FCC and other governmental licenses, leased business premises and other related assets, including an ownership interest in a partnership that owns the Marisat-F2 satellite, which operates at 33.9° West, with an orbital inclination in excess of 13 degrees. In addition, we assumed certain contractual commitments related to the business. We believe that this transaction was completed on arm’s-length terms.

Pursuant to our transaction agreement with the COMSAT Sellers, we and the COMSAT Sellers or their affiliates have entered into a number of agreements, including the launch services agreement with an affiliate as noted above and agreements relating to the provision of transition services by the COMSAT Sellers for a specified period of time after the closing of the transaction. See “Business—Our Network—Planned Satellites” for further information regarding the launch services agreement.

WildBlue Subscription Agreement

In December 2002, we entered into an agreement to acquire a minority stake in WildBlue for a purchase price of $58.0 million. On April 21, 2003, we contributed $56.5 million in cash to WildBlue. This amount represented the $58.0 million purchase price net of a loan receivable for interim funding to WildBlue, plus accrued interest, and net of certain expenses we incurred that were reimbursable by WildBlue. In connection with this investment, we have agreed to purchase 50% of any shares sold by one of the minority investors, at the investor’s option, up to a maximum purchase price of $5.0 million. Other investors in this round of financing, which totaled $156.0 million including our investment, included the National Rural Telecommunications Cooperative and Liberty Satellite & Technology, Inc. One of our directors before the closing of the Acquisition Transactions was a director of Liberty Media Corporation, which indirectly owns a minority interest in WildBlue and is the parent company of Liberty Satellite & Technology, Inc. Two of our executive officers are directors of WildBlue.

COMSAT Asset Purchase Agreement

On November 25, 2002, we acquired most of the assets and certain liabilities of COMSAT World Systems, a business unit of COMSAT, and of COMSAT Digital Teleport, Inc., a subsidiary of COMSAT. COMSAT is a wholly owned subsidiary of Lockheed Martin Corporation, which, prior to the consummation of the Acquisition Transactions, was our largest shareholder. COMSAT World Systems was a reseller of our capacity to customers located in the United States. The assets that we acquired included substantially all of COMSAT World Systems’ customer contracts for the sale of our capacity, two earth stations located in Clarksburg, Maryland and Paumalu, Hawaii that provide tracking, telemetry, command and monitoring services for our satellites, and a digital teleport facility located in Clarksburg, Maryland. The purchase price for this transaction consisted of $56.0 million in cash, the assumption of $57.7 million in liabilities and a $20.0 million 7% note payable due in four installments of $5.0 million each on January 1, 2007, 2008, 2009 and 2010. However, if as of the second, third or fourth of such installment payment dates, we are not operating tracking, telemetry, command and monitoring facilities at the Clarksburg, Maryland location and certain triggering events described in the note have occurred, we will not be obligated to pay the $5.0 million installment due on such payment date or any other installment payments that would otherwise become due on subsequent payment dates. In addition, we incurred approximately $1 million in transaction costs in connection with this acquisition. We accounted for the acquisition under the purchase method of accounting, whereby the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. Independent third-party appraisers were engaged to perform valuations of certain of the tangible and intangible assets acquired. The purchase price allocation was finalized during the fourth quarter of 2003. We believe that this transaction was completed on arm’s-length terms. For a further discussion of the asset purchase agreement with COMSAT, see “Certain Relationships and Related Party Transactions—COMSAT Asset Purchase Agreement.”

Teleglobe Share Purchase Agreement

On May 15, 2002, one of our largest customers and, prior to the closing of the Acquisition Transactions, one of our shareholders, Teleglobe filed for creditor protection under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice. As a result, we recorded a reserve of $12.8 million against all of our accounts receivable from Teleglobe as of March 31, 2002, and did not recognize any revenue from Teleglobe from April 1, 2002 through May 15, 2002 because collection was not ensured. Revenue generated from Teleglobe and its affiliates was $35.1 million in 2002 and $28.1 million in 2003.

On September 20, 2002, Intelsat Global Sales acquired Teleglobe’s 6,284,635 shares in Intelsat, Ltd. for $65.0 million. Pursuant to the share purchase agreement and a related escrow agreement, title to the shares acquired from Teleglobe was transferred to an escrow agent, which held the shares in trust for Intelsat Global Sales, subject to specified limited rights of Teleglobe The share purchase agreement provided that, among other things, if we had not conducted a registered offering of our ordinary shares by December 31, 2003, the escrowed shares and any cash held as escrow property would be distributed to Intelsat Global Sales up to the amount that would result in Intelsat Global Sales having received a total amount of shares and cash under the agreement valued at $90.1 million. The share purchase agreement provided that any shares or cash remaining after this distribution to Intelsat Global Sales would be transferred to Teleglobe. We did not conduct a registered offering of our ordinary shares by December 31, 2003 and, pursuant to an amendment to the share purchase agreement entered into in March 2004, the shares held in escrow were valued pursuant to a formula based on the proposed range for the initial public offering price of our ordinary shares set forth on the cover page of the prospectus filed in connection with our contemplated initial public equity offering. Based on this amendment, all of the shares held in escrow were distributed to Intelsat Global Sales in April 2004, and thereafter we and Teleglobe had no remaining rights or obligations under the share purchase agreement. These shares were then transferred to Intelsat Bermuda in June 2004.

We believe that the share purchase transaction between Teleglobe and Intelsat Global Sales was executed on arm’s-length terms. See Note 21(b) to our audited consolidated financial statements included elsewhere in this prospectus for a description of how we accounted for the share purchase transaction with Teleglobe.

Relationships with Prior Shareholders

Prior to privatization, the IGO’s owners made capital contributions to and received capital repayments from the IGO in proportion to their ownership in the IGO. The IGO’s owners were also its principal customers, and they were able to purchase ownership interests in the IGO based on their percentage use of the IGO’s satellite system. As we are the successor entity to the IGO, a significant number of our customers became shareholders in our company. Following completion of the Acquisition Transactions, these customers are no longer our shareholders.

Our customers that were also our shareholders, most of which were formerly the IGO’s owners, accounted for approximately 45% of revenue for the six months ended June 30, 2004 and 35% of revenue for the six months ended June 30, 2005.

Shareholder Collateral and Other Deposits

Included in accounts payable and accrued liabilities in the consolidated balance sheets appearing elsewhere in this prospectus are collateral and other deposits held from customers that were also shareholders prior to the consummation of the Acquisition Transactions in the amounts of $9.6 million at December 31, 2004 and $9.3 million at June 30, 2005. Collateral generally represents cash balances held in accordance with service agreements. Deposits generally represent cash balances held to secure future capacity under right of first refusal arrangements. Associated cash balances contain no restrictions and generally are non-interest bearing.

TT&C Contracts

Some of our customers also provide TT&C services for our ground network or provide us with monitoring or host station facilities and services. We believe that these transactions are on arm’s-length terms and are not significant to our results of operations. See “Business—Our Network—Network Operations and Current Ground Facilities” for additional information regarding the TT&C services.

New Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 123(r), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. This statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. This statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value based measurement method in accounting for share-based payment transactions with employees, with limited exceptions. A non-public entity, as defined in SFAS No. 123(r), also may choose to measure its liabilities under share-based payment arrangements at intrinsic value. This statement is effective for us on January 1, 2006, and we are currently evaluating the impact that adoption of this statement will have on our results of operations and financial position.

In December 2004, the FASB issued Statement No. 153 (FAS 153), Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (APB 29). FAS 153 is based on the principle that nonmonetary asset exchanges should be recorded and measured at fair value of the assets exchanged, with certain exceptions. This standard requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance (as defined). This statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of FAS 153 is not expected to have a material impact on our results of operations or financial position.

Investment in Galaxy

In February 2003, we entered into an agreement to acquire a 51% stake in Galaxy for a total of approximately $69.5 million, comprised of approximately $53 million in cash payable in installments in 2003, 2004 and 2005 and approximately $16.5 million in kind in the form of satellite capacity provided to a subsidiary of Galaxy. This subsidiary is licensed to provide pay television and teleport services in Hong Kong and launched a pay television service in February 2004. TVB Holdings holds the remaining 49% interest in Galaxy.

During September 2004, we reviewed our investment in Galaxy for impairment given our plan to dispose of the investment. As a result of this review, we recorded a charge of approximately $21.5 million to write down the long-lived asset group of the discontinued operations to its estimated fair value. Given Intelsat’s transfer of its right, title and interest in its shares in Galaxy Holdings on December 28, 2004, Intelsat removed all the assets and liabilities of Galaxy Holdings from its books as of December 31, 2004.

On September 16, 2004, we entered into an agreement to dispose of our investment in Galaxy in order to focus on our core business of providing satellite capacity and related communications services. Under this agreement, we transferred to TVB Holdings all of our right, title and interest in our shares in Galaxy on December 28, 2004. In addition, we were no longer required to make a cash contribution of approximately $10.3 million that would have been due in February 2005. An agreement relating to our in-kind contribution of satellite capacity on the IS-709 satellite ended on March 31, 2005.

As a result of the disposition agreement, our unaudited condensed consolidated financial statements reflect the investment in Galaxy as a discontinued operation. We have restated our financial statements for all prior periods contained in this prospectus to reflect Galaxy as a discontinued operation. For further information regarding the disposal of our investment in Galaxy, see Note 5 to our consolidated financial statements and Note 4 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Resolution of ITU Priority Issue

On April 29, 2004, we entered into an agreement with New Skies in order to resolve an ITU priority issue relating to the 121° West orbital location to which we acquired rights in the Intelsat Americas Transaction. Specifically, we agreed to pay New Skies $32 million, in exchange for which New Skies agreed not to use any C-band frequencies at the 120.8° West orbital location that would interfere with our C-band operations at the 121° West location, whether on the IA-13 satellite that we currently operate at this location or on any replacement satellite using the same C-band frequencies as IA-13. Our $32 million payment to New Skies was made on May 6, 2004 and has been accounted for as an addition to an existing intangible asset. In connection with our agreement with New Skies, the Netherlands administration has entered into an intersystem coordination agreement with Papua New Guinea, which is our notifying administration for the 121° West orbital location. Prior to the closing of the Intelsat Americas Transaction, we and Loral had agreed to a reduction in the purchase price for the Intelsat Americas fleet that was intended to represent Loral’s share of the estimated cost of resolving this ITU priority issue. Because our actual cost under the agreement with New Skies was less than we had estimated, we owed Loral $4 million, which was paid on May 14, 2004. This amount has been accounted for as an adjustment to the purchase price allocation.

ABOUT INTELSAT, LTD.

Our History

We are the successor entity to the International Telecommunications Satellite Organization. The IGO was a public intergovernmental organization created on an interim basis by its initial member states in 1964 and formally established in February 1973 upon entry into force of an intergovernmental agreement.

The member states that were party to the treaty governing the IGO designated certain entities, known as the Signatories, to market and use the IGO’s communications system within their territories and to hold investment share in the IGO. Signatories were either private telecommunications entities or governmental agencies of the applicable Party’s country or territory. Some Signatories authorized certain other entities located within their territories that used the IGO’s satellite system, known as the Investing Entities, to invest in the IGO as well. Both Signatories and Investing Entities made capital contributions to the IGO and received capital repayments from the IGO in proportion to their investment share in the IGO. Signatories and Investing Entities were also the IGO’s principal customers. Each Signatory’s and Investing Entity’s investment share in the IGO was based on its level of use of the IGO’s satellite system as compared to the use by other Signatories and Investing Entities.

As a public intergovernmental organization, the IGO was exempt from various taxes and enjoyed privileges, exemptions and immunities in many of its member states. However, due to its status as an intergovernmental organization, the IGO’s business was subject to certain operating restrictions. For example, the IGO could not own or operate its own earth stations or provide retail services directly to end users in certain countries. It also could not set market-based pricing for its services or engage in business relationships with non-Signatories without first obtaining Signatory approval.

The Privatization

Our management began contemplating privatization in the mid-1990s in order to be able to operate our business free of the restrictions described above and to better position us to be responsive to a number of commercial, competitive and regulatory forces. In November 2000, the Assembly of Parties unanimously approved our management’s specific plan for our privatization and set the date of privatization for July 18, 2001. On July 18, 2001, substantially all of the assets and liabilities of the IGO were transferred to us.

The privatization required the amendment of the two formal agreements establishing the IGO. These two agreements were the Agreement Relating to the International Telecommunications Satellite Organization “INTELSAT,” known as the INTELSAT Agreement, and the Operating Agreement Relating to the International Telecommunications Satellite Organization “INTELSAT,” known as the Operating Agreement, which both entered into force in February 1973. Because the process to formally ratify the amendments to the INTELSAT Agreement was expected to be lengthy, the IGO’s Assembly of Parties decided to provisionally apply, or rapidly implement, the amendments on a consensus basis with effect from July 18, 2001, pending their formal ratification. Formal entry into force of the amendments to the INTELSAT Agreement occurred on November 30, 2004.

Upon our privatization, the IGO’s Signatories and Investing Entities became the shareholders of all of the outstanding ordinary shares of Intelsat, Ltd. Ordinary shares were allocated among the IGO’s Signatories and Investing Entities in proportion to their investment share in the IGO. Each Signatory and Investing Entity that executed and delivered the required privatization agreements, including a shareholders agreement, received shares in Intelsat, Ltd. in proportion to its investment share in the IGO. The ordinary shares allocated to those Signatories and Investing Entities that had not executed and delivered the required privatization agreements by July 18, 2001 were transferred to a trust. These former Signatories and Investing Entities generally may receive their shares in Intelsat, Ltd. once they execute and deliver the required agreements and related documentation.

The IGO, referred to post-privatization as ITSO, will continue to exist as an intergovernmental organization for a period of at least 12 years after July 18, 2001, and then may be terminated by a decision of a governing body of ITSO called the Assembly of Parties. Pursuant to an agreement among ITSO and Intelsat, Ltd. and certain of our subsidiaries, we have an obligation to provide our services in a manner consistent with the core principles of global coverage and connectivity, lifeline connectivity and non-discriminatory access, and ITSO monitors our implementation of this obligation. These core principles are described under “Business—Certain Customer Service Agreements—Novation Agreements—Lifeline Connectivity Obligation Contracts.”

Corporate Structure

Intelsat Holdings, a Bermuda company formed at the direction of funds advised by, designated by or associated with the Sponsors, acquired Intelsat, Ltd. on January 28, 2005 for total cash consideration of approximately $3 billion. Nearly all of the share capital of Intelsat Holdings is held by the Investors and certain members of our management team. See “Prospectus Summary—The Transactions—The Acquisition Transactions” for additional information regarding these transactions.

Subsequent to the acquisition of Intelsat, Ltd., Finance Co., a newly formed Bermuda company formed by Intelsat, Ltd., amalgamated with Intelsat Bermuda. On March 3, 2005, Intelsat Bermuda transferred substantially all of its assets to Intelsat Sub Holdco, its newly formed wholly owned subsidiary, and Intelsat Sub Holdco assumed substantially all of the liabilities of Intelsat Bermuda.

The following chart summarizes our current corporate structure. For a chart that describes our corporate structure if the PanAmSat Acquisition Transactions are consummated, see “Prospectus Summary—The Transactions—The PanAmSat Acquisition Transactions.”

Intelsat Holdings is a holding company and the parent company of Intelsat, Ltd.

Intelsat, Ltd. is a holding company and the parent of Intelsat Bermuda.

Intelsat Bermuda is a holding company and the parent of Intelsat Sub Holdco.

Intelsat Sub Holdco is responsible for the oversight of satellite procurement and operational matters. This subsidiary contracts with Intelsat LLC to buy all of Intelsat LLC’s satellite capacity and sells satellite capacity to Intelsat Global Sales and Intelsat General Corporation.

Intelsat Holdings LLC, a limited liability company organized under the laws of Delaware, is a wholly owned subsidiary of Intelsat Sub Holdco that in turn holds all of the membership interests in Intelsat LLC.

Intelsat LLC, a limited liability company organized under the laws of Delaware, directly or indirectly holds our satellites, satellite licenses, rights to use orbital locations and other related assets. Intelsat LLC sells all of its satellite capacity to Intelsat Sub Holdco. Intelsat LLC is wholly owned by Intelsat Holdings LLC.

Intelsat Global Sales & Marketing Ltd., a company organized under the laws of England and Wales, buys all of the satellite capacity that it requires from Intelsat Sub Holdco. Intelsat Global Sales, as the contracting party to most of our customer contracts, sells this satellite capacity directly to our customers and also sells satellite capacity to certain of our subsidiaries. Intelsat Global Sales is a wholly owned subsidiary of Intelsat Sub Holdco.

Intelsat Global Service Corporation, a corporation organized under the laws of Delaware, provides technical, marketing and business support services to Intelsat, Ltd. and its subsidiaries pursuant to intercompany contracts. Intelsat Global Service Corporation is a wholly owned subsidiary of Intelsat Sub Holdco.

Intelsat USA Sales Corp., a corporation organized under the laws of Delaware, is the contracting party with our U.S., Canadian and Caribbean customers. Intelsat USA Sales Corp. is a wholly owned subsidiary of Intelsat Global Sales.

Intelsat USA License Corp., a corporation organized under the laws of Delaware, holds FCC authorizations to provide common carrier services and associated customer contracts that we assumed in connection with the COMSAT World Systems transaction. Intelsat USA License Corp. is a wholly owned subsidiary of Intelsat USA Sales Corp.

Intelsat General Corporation, a corporation organized under the laws of Delaware, is the contracting party for our government customers in North America and Europe. Intelsat General Corporation is a wholly owned subsidiary of Intelsat USA Sales Corp.

BUSINESS

This description of our business does not give effect to, nor reflects the impact of, the PanAmSat Acquisition Transactions. For information on PanAmSat and the PanAmSat Acquisition Transactions, see “The PanAmSat Acquisition Transactions.”

Our Company

We are a leading provider of fixed satellite services, with customers that include leading telecommunications companies, multinational corporations, Internet service providers, media broadcasters and government/military organizations. Founded in 1964, we have provided communications capacity for milestone events in the 20th century, including transmitting worldwide the video signals of the first moon walk, providing the “hot line” connecting the White House and the Kremlin and transmitting live television coverage of every Olympics since 1968.

Our goal is to connect people and businesses around the world with reliable, flexible and innovative communications services. We supply voice, data and video connectivity in over 200 countries and territories for over 700 customers, many of which we have had relationships with for over 30 years. We operate in an attractive, well-developed segment of the satellite communications industry that is characterized by steady and predictable contracted revenue streams and strong free cash flows, which represent cash flows from operating activities less capital expenditures. In 2004, the FSS sector generated revenue of approximately $7.05 billion, and by that measure we were the second largest operator, according to Euroconsult. We generate revenue primarily from leasing capacity on our satellites, which is generally contracted for periods of up to 15 years. Our backlog, which is our expected actual future revenue under our customer contracts, was approximately $3.7 billion as of June 30, 2005, 99% of which relates to contracts that are non-cancelable or cancelable only upon payment of substantial termination fees.

We believe that we have one of the largest, most flexible and reliable satellite fleets in the world. Our in-orbit satellite fleet, which covers 99% of the world’s population, includes 28 satellites and leased capacity on one additional satellite, excluding our ownership interest in the Marisat-F2 satellite, which we acquired as part of the COMSAT General Transaction. Many of our satellites have steerable beams that can be reconfigured to provide different areas of coverage, and many of our satellites can be relocated to other orbital locations. The flexibility of our fleet allows us to respond quickly to changes in market conditions and customer demand. During the past 30 years, other than the IS-804 satellite which experienced an anomaly that resulted in a total loss, each of the station-kept satellites we launched or acquired in the Intelsat Americas Transaction has exceeded, or is expected to exceed, its design life. Our satellite fleet is operated via ground facilities used to monitor and control our satellites and is complemented by a terrestrial network of teleports, points of presence and leased fiber links for the provision of our managed services.

We have invested heavily in our communications network over the past several years. Consequently, we expect our capital expenditures to be significantly reduced to maintenance levels in the near to mid term. We have spent approximately $2.6 billion on nine satellite launches since June 2001 in connection with our most recent satellite fleet renewal and deployment cycle which was completed with the launch of our IA-8 satellite on June 23, 2005. We have no other satellite launch plans in the near term. The average remaining orbital maneuver life of our satellites was twelve years as of June 30, 2005, weighted on the basis of available capacity for the 23 station-kept satellites of the 28 satellites we own.

In 2004, we completed two transactions in growing segments of the FSS sector. In March 2004, we completed the Intelsat Americas Transaction. The satellites and related assets acquired in the Intelsat Americas Transaction have further strengthened our leading position in the FSS sector by enhancing our capabilities for video, corporate network and government/military applications. We also purchased the business of COMSAT General Corporation and certain of its affiliates in October 2004. This transaction has further strengthened our leading position in providing services for government and other military service applications.

On January 28, 2005, Intelsat Holdings acquired Intelsat, Ltd. for total cash consideration of approximately $3 billion. See “The Transactions—The Acquisition Transactions” for a description of the transaction agreement with Intelsat Holdings.

On August 28, 2005, Intelsat Bermuda entered into a Merger Agreement with PanAmSat and Proton Acquisition Corporation, a wholly owned subsidiary of Intelsat Bermuda, pursuant to which Intelsat Bermuda agreed to acquire PanAmSat for total cash consideration of approximately $3.2 billion. See “Prospectus Summary—The Transactions—The PanAmSat Acquisition Transactions” and “The PanAmSat Acquisition Transactions” for more information concerning this pending transaction.

Our Service Sectors

We provide satellite capacity and related communications services for the transmission of voice, data and video connectivity. Our customer contracts offer different service commitment types, which fall primarily into four categories: (1) leases, (2) channel, (3) managed solutions and (4) mobile satellite services. Our services are used to serve three sectors: (1) network services and telecom, (2) media and (3) government (for which we began tracking and reporting on January 1, 2003), each of which is described below.

Network Services and Telecom

The network services and telecom sector represented 61.0% of our pro forma revenue for the six months ended June 30, 2005 and 67.4% of our revenue for the year ended December 31, 2004. We provide satellite capacity and managed solutions to telecommunications carriers, ISPs and multinational corporations to support voice and data applications, including point-to-point and point-to-multipoint connections between telecommunication hubs. Highlights include the following:

•	We were the leading provider of satellite capacity for voice and data applications in 2004, derived from data presented by Euroconsult.

•	We believe that the demand for satellite capacity for certain niche voice and data applications will grow. For example, the proliferation of wireless services worldwide has created demand to use satellite services for backhaul and network extensions in developing regions, due to unreliable or non-existent terrestrial infrastructure.

•	Our revenue from voice and data applications is highly predictable and benefits from primarily non-cancelable contracts. Based on our backlog at December 31, 2004, we expected to recognize $346.7 million in voice and data applications revenue for the six months ended June 30, 2005, and we ultimately recognized $355.4 million in actual revenue for that period from these applications.

•	We provide point-to-multipoint connections for corporate network applications, including VSATs.

Because the IGO was created to provide capacity for international public telecommunications services, the use of our capacity for voice and data applications has historically been our largest source of revenue. However, the market for satellite-based voice and data services has faced, and is expected to continue to face, competition from fiber optic cable. See “Risk Factors—Risk Factors Relating to Our Business” for a discussion of the competition from fiber optic cable. Despite the migration to fiber of our point-to-point carrier customers on certain routes, we believe that we will continue to earn a significant portion of our revenue from our network services and telecom sector in the near term. In addition, we believe that the growth of our managed solutions business will substantially offset the expected decline in this business. For a discussion of our strategy with respect to voice and data services, see “—Our Business Strategy—Network Services and Telecom.”

Media

The media sector represented 17.2% of our revenue for the six months ended June 30, 2005 and 18.7% of our revenue for the year ended December 31, 2004. Video applications currently use more FSS capacity than any other application, representing about 61% of total global FSS transponder demand in 2004, with North America being the largest user of satellite capacity for video applications, according to Northern Sky Research. We currently offer three types of services to our media customers:

•	video distribution services, which include the transmission of television programming for broadcasters, cable networks, DTH service providers and other redistribution systems;

•	video contribution services, which include the transmission of news, sports and other video programming from various locations to a central video production studio; and

•	DTH services, which include the transmission of television channels for household reception.

Highlights include the following:

•	In North America, we believe that we are a leading provider of FSS capacity for the distribution of broadcast video. We also believe that we are one of the leading providers of FSS capacity for ethnic programming distribution in North America, with over 150 channels broadcast.

•	We are a leading provider of FSS capacity for DTH services, delivering programming to millions of viewers and supporting 11 DTH platforms around the world.

•	Global transponder demand for FSS video applications is forecasted to grow overall at a CAGR of approximately 4.1% from 2005 to 2010, according to Northern Sky Research.

Government

The government sector represented 21.5% of our revenue for the six months ended June 30, 2005 and 13.6% for our revenue for the year ended December 31, 2004. We provide satellite capacity and managed solutions for a variety of applications to various government and military entities, including the U.S. government and its defense and civilian agencies, as well as NATO members. Highlights include the following:

•	We were the largest FSS provider of government satellite services in 2004, according to Euroconsult.

•	The reliability of, and the ability to reconfigure, our fleet allow us to address changing demand for satellite coverage and provide mission-critical communications capability.

•	The U.S. government and military is the largest end user of commercial FSS satellites for government/military applications on a global basis. We currently serve more than 60 U.S. government and military users and NATO entities, either directly or as a sub-contractor.

•	Demand for transponder capacity on commercial FSS satellites to support U.S. government and military applications is expected to grow at a CAGR of approximately 8.4% between 2005 and 2010, according to Northern Sky Research.

Our Strengths

Our business is characterized by the following key strengths:

Strong Free Cash Flow and Near-Term Revenue Visibility

We believe that our increasing revenues, combined with our modest capital expenditures profile, low tax obligations and limited working capital requirements, will result in the generation of significant free cash flow. The FSS sector requires sizable up-front investment to develop and launch satellites. However, once satellites are operational, the costs of sales and operations do not vary significantly as usage of our system increases and are, with sufficient scale, low relative to the revenue that may be generated, typically resulting in high margins and strong free cash flow. We have spent approximately $2.6 billion on nine satellites launched since June 2001 in connection with our most recent satellite fleet renewal and deployment cycle, which was completed with the launch of our IA-8 satellite on June 23, 2005, and approximately $967.1 million to acquire four operational satellites and other assets in the Intelsat Americas Transaction. We currently have no launches planned in the near term. As a result, we expect to significantly reduce capital expenditures to maintenance levels of less than $100 million per year over the near to mid term. Due to available capacity in our fleet, we have the potential to add customers and increase revenue without near term satellite investment or a significant increase in our costs of operations, which should increase cash flow.

Our backlog was approximately $3.7 billion as of June 30, 2005. We currently expect to deliver services associated with $848 million, or 23%, of our June 30, 2005 backlog over the twelve months ending June 30, 2006. Our backlog provides significant near-term revenue visibility, particularly since 99% of our total backlog relates to contracts that either are non-cancelable or have substantial termination fees. In each of the last three years, the revenue that we expected to generate from our backlog at the beginning of the year represented in excess of 80% of that year’s actual revenue. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Backlog” for further information regarding our backlog.

Fleet of Reliable, Flexible, Healthy Satellites

We believe that we have one of the most technologically advanced and largest fleets of satellites in the FSS sector. Other than the IS-804 satellite which recently experienced an anomaly resulting in a total loss, the average remaining orbital maneuver life of our satellites was twelve years as of June 30, 2005, weighted on the basis of available capacity for the 23 station-kept satellites of the 28 satellites we own. Our state-of-the-art engineering standards, with built-in redundancies on all of our satellites, provide for a reliable, flexible, healthy fleet.

For the 365-day period ended June 30, 2005, the transponder availability rate for satellites owned and operated by us, as of that date, including the IS and Intelsat Americas satellites and taking into account the IA-7 and IS-804 anomalies, was 99.9916%. During the past 30 years, other than the IS-804 satellite, each of our station-kept satellites has exceeded, or is expected to exceed, its design life.

Our satellites cover 99% of the world’s population, and we provide satellite capacity in the C- and Ku-bands in over 200 countries and territories. With the launch of our IA-8 satellite, we are also able to provide satellite capacity in the Ka-band. Our fleet includes satellites in prime orbital locations with coverage of key regions such as North America and the Middle East. We also have terrestrial assets consisting of teleports, points of presence and leased fiber connectivity that complement our satellite network and enable us to provide customized managed services.

We believe that the flexibility of our satellite fleet provides us with an advantage relative to other satellite providers. Many of our satellites are equipped with steerable beams that can be moved to cover areas with higher demand. In addition, many of our satellites can be relocated to different orbital locations. The design flexibility of our satellites enables us to respond rapidly to changing market conditions and to changes in demand for satellite capacity. As an example, in 2004, the consolidation of our fleet in the Pacific Ocean Region and deployment of the 10-02 satellite to 359º E resulted in the release of two Intelsat satellites that were redeployed to address the increased demand for satellite capacity in the Africa and Middle East regions.

Diversified Revenue and Backlog

Our revenue and backlog are diversified among service sectors, geographic regions, satellites and customers. None of our satellites generated more than 10% of our revenue for the six-month period ended June 30, 2005, and no single customer accounted for more than approximately 5% of our revenue during this period. The diversity of our revenue allows us to benefit from changing market conditions and minimizes our risk from fluctuations in any one of these categories and from difficulties that any one customer may experience. By service sector and region, our backlog as of June 30, 2005 was as follows:

Note:	Backlog data is calculated based on our backlog as of June 30, 2005. Regional designation for backlog is based on customer billing addresses.

Established Relationships with Premier Customers

We provide satellite services to over 700 customers, including many of the world’s leading telecommunications companies, multinational corporations, ISPs, media broadcasters and government/military organizations. We have served many of our largest customers, including the majority of our top ten customers and their predecessors, for over 30 years. The following table includes examples of our customers for each service sector.

Service Sector Category	Customers
Network Services and Telecom:

Central Bank of the Russian Federation, Equant, Hughes Network Services, Schlumberger, United Nations, World Bank

AT&T, British Telecommunications, China Telecom, Global Crossing, Vodacom

Cable and Wireless, Link Africa, Sprint

Media	BBC World, Canal Digital, CBS, CNN International, MTV3, Playboy Entertainment

Government	U.S. Department of Defense’s Armed Forces Radio & Television Service, Artel, National Oceanic and Atmospheric Administration, U.S. Department of State, U.S. Navy

Strong Position in Growing Customer Sectors

We have strong positions in areas of the FSS sector that are experiencing growth, such as data applications, primarily for corporate and broadband data, and government/military applications. We were the leading provider of capacity for voice and data services worldwide in 2004, derived from data presented by Euroconsult. Global transponder demand for all voice and data services is forecasted to grow at a CAGR of approximately 1.9% from 2005 to 2010, according to Northern Sky Research. Of this growth, the majority is expected to come from enterprise and SME broadband IP VSAT services, which is forecasted to grow at a CAGR of approximately 12.4% from 2004 to 2009, according to Northern Sky Research. We expect growth in the use of VSATs to continue as businesses further globalize and realize the benefits of communicating via a comprehensive satellite-based network. We also believe growth in this business will be facilitated by the continued growth of VPNs and emerging applications such as voice over Internet protocol and video over Internet protocol. Satellites are inherently well suited to deliver multiregional IP networks due to their multicasting capabilities and large geographic footprints.

We were the largest FSS provider of government satellite services in 2004, according to Euroconsult. U.S. government and military demand for capacity on commercial FSS satellites is expected to grow at a CAGR of approximately 8.4% between 2005 and 2010, according to Northern Sky Research. Government/military customers currently rely on commercial satellite capacity for a growing portion of their mission-critical communications and customized managed services. As a result of the current geopolitical environment and the increasing homeland security requirements of the U.S. government, government/military customers are expected to require greater commercial communications capacity for mission-critical defense and civilian applications. We attribute our strength in this area to the flexibility of our satellite fleet, and the reliability of our satellites in transmitting mission-critical communications. We intend to utilize our well-established customer relationships, our enhanced capabilities as a result of the COMSAT General Transaction and our enhanced North American coverage as a result of the Intelsat Americas Transaction to strengthen our position in this customer segment.

Strong Position in Growing Media Services

We are a leading provider of FSS capacity for broadcast video distribution in North America and for video contribution and DTH services around the world. Global transponder demand for FSS video applications is forecasted to grow overall at a CAGR of approximately 4.1% from 2005 to 2010, according to Northern Sky Research. We believe that growth will be driven by, among other things, the demand for HDTV and non-English programming in developed countries and the expansion of DTH services in several regions around the world.

HDTV programming, which requires significantly more satellite capacity to transmit a given amount of content than standard-definition programming requires, is expected to grow rapidly in the near to mid term, especially in North America, as programmers seek to increase their audiences by offering high-definition sports and other entertainment programming where the high-definition format can enhance the content. As one of the leaders in serving North American broadcast networks, we are using our position to enable early high-definition adopters, such as CBS Sports, to move high-definition content from the creation source to their studios via our satellite network and terrestrial networks. We believe that our Intelsat Americas satellites are well positioned to serve both the cable and broadcast communities and to meet any expected increase in demand for distribution of HDTV programming.

Non-English language programming in the United States has increased dramatically in the last few years to over 300 channels. The growth in non-English language programming in the United States is driven by the demand for tailored channels from different ethnic groups within the country’s diverse population, including the desire to access sports, news and entertainment programming from non-U.S. countries. Our IA-5 satellite carries over 150 channels offering ethnic programming, including many that are brought to the United States on our system, and we believe that IA-5 carries more non-English and non-Spanish language programming than any other satellite in North America. In addition, our global network carries international programming from the source and delivers it to our North American distribution system for customers that include GlobeCast WorldTV, the largest international content aggregator in North America.

We believe that we are well positioned in another growing video application, the distribution of DTH programming around the world. Currently, our network supports 11 DTH platforms, providing content to millions of households. We will continue our focus on higher-growth regions including Eastern Europe, Africa and parts of Asia, where we believe that we are well positioned. Given the flexible nature of our capacity, including the ability to reconfigure beam coverage on a number of our satellites in response to customer demand, we believe we will be able to respond to new customer requirements as they develop. Our position in the video market is further strengthened by the fact that, on a system-wide basis, Intelsat carries video services which are 90% digital.

Our Business Strategy

Our goal is to sustain our leadership position in the FSS sector and enhance our profitability and free cash flow by pursuing the following key business strategies:

Grow Our Business in the Network Services and Telecom, Media, and Government Sectors

We believe that the network services and telecom, media and government sectors represent opportunities for revenue growth over the long term for operators in FSS services. We intend to focus our resources on penetrating these sectors further in order to increase our revenue and cash flow and to continue to diversify our customer base.

Network Services and Telecom

We believe the primary growth area for voice and data customers will be our managed solutions business. Customers are increasingly looking for more integrated services to meet their communications needs. We intend to use our leadership in providing voice and data services, as well as our flexible and reliable network, technical expertise and well-established customer relationships, to offer new services, such as our managed solutions, to existing customers and to broaden the types of customers we serve. For example, we are offering integrated services to our Tier 1 ISP customers. Tier 1 ISPs are carriers whose Internet traffic is sufficiently large that they exchange traffic at no cost with other carriers of similar size. In addition, we are expanding our marketing directly to regional Tier 2 and Tier 3 ISPs, which must pay Tier 1 providers to exchange their traffic. We are providing these ISPs with complete Internet backbone access services, including hardware from third-party resellers, satellite capacity, Internet backbone connections and network management.

We are also planning to increase our marketing focus on, and to target customers in, newly deregulated regions. We believe new carrier companies and providers of competitive services, such as wireless communications and Internet services, in these regions are seeking to introduce their services quickly and independently of the established local carriers. In addition, there are still many regions of the world that lack direct access to cable interconnects or whose internal infrastructure either does not exist or is unreliable. We intend to increase our focus on customers requiring satellite capacity for reliable connections between low-traffic communications hubs in smaller cities and from cable interconnects and communications hubs to telecommunications central offices in remote and underserved areas where we can provide a critical portion of the telecommunications infrastructure. We also intend to introduce new, more cost-effective technologies and managed solutions to our existing customers, which we believe will enhance our retention rates and provide our customers with more efficient use of our network.

Media

We believe that we are well positioned to grow both the distribution and contribution portions of our video business. We believe that the demand for transponder capacity dedicated to broadcast content distribution will grow as the demand for HDTV programming, as well as for solutions leveraging new technology, such as IPTV and VoD, increases over the next several years, particularly in the United States and Western Europe. We also intend to continue to expand our ability to offer high-definition programmers an end-to-end service, using our terrestrial network with points of presence at sports stadiums and top media centers to capture content in high definition at the creation source and to transport it through our satellite network and terrestrial networks. This strategy has proven particularly successful in supporting HD coverage of major professional sports such as baseball and basketball. In the six months ended June 30, 2005, we supported more than 100 transmissions in HD on our North America video fiber network.

Because broadcasters, cable systems and other television content redistribution systems install a large number of fixed antennas in order to be able to access popular programming for their viewers and subscribers, the use of our satellites by a popular broadcaster could attract other broadcasters to distribute their programming using the same satellites and thereby create distribution neighborhoods on these satellites. As a result of the Intelsat Americas Transaction, we currently operate several neighborhoods for the distribution of broadcast network video content in the United States. We also serve a number of video communities worldwide, including a cable distribution neighborhood in Latin America and DTH platforms in Europe and the Middle East. In Latin America, we successfully created a new cable distribution community on our IS-805 satellite by securing anchor customers such as Telefe of Argentina and TV Globo of Brazil and by providing antennas to facilitate access to the satellite from cable head-ends. By attracting additional broadcasters of popular television programming to selected satellites in our fleet, we plan to expand the broadcast communities on those satellites.

We believe that the acquisition of the Intelsat Americas fleet has strengthened our position in the North America media sector, particularly in the areas of broadcast contribution and distribution, as well as the distribution of niche and ethnic programming. We also believe we have the ability to further strengthen our position in the distribution of ethnic programming. Our IA-5 satellite carries over 150 such channels, including many that are brought to the United States on our system, and we believe that IA-5 carries more non-English and non-Spanish language programming than any other satellite in North America. We intend to expand the non-English language programming neighborhood on our IA-5 satellite to accommodate demand. In addition, many U.S. cable operators are increasingly faced with the need to offer non-English language programming to compete effectively with providers of direct broadcast satellite services in the United States. We believe we can offer cable operators a rebroadcast package of international channels that is attractive from the standpoint of both cost and technical efficiency.

Our satellite system currently distributes DTH programming for a number of regional providers. We will continue to develop our DTH platform business, targeting Eastern Europe, Africa, Latin America and regions within Asia where we can use our available capacity and the flexibility of our satellite fleet to capture opportunities. In particular, we intend to grow our share of the DTH distribution market by building on our success with existing customers as programmers seek to add programming to established networks and as new networks develop.

With respect to video contribution, we intend to expand our hybrid infrastructure and distribution partnerships to grow our business. Our end-to-end, managed contribution service addresses the needs of broadcasters and video programmers and provides customers with the ability, on demand, to move video content around the world using a cost-effective infrastructure that integrates the global coverage of our satellite fleet and our network of teleports and fiber interconnections to major video exchange points. Our North American network infrastructure was further upgraded during the first quarter of 2005 through a partnership with Broadwing Communications to increase our video points of presence to 20 cities. Our upgraded infrastructure provides redundancy for both transmission media and associated equipment and includes updated centralized management and monitoring for both network status and service quality.

Government

We were the largest provider of wholesale commercial satellite capacity to the U.S. government and military in 2004, according to Euroconsult. We believe that the defense and civilian agencies of various governments are experiencing an increased need for commercial satellite communications services, due in part to anti-terrorism efforts, conflicts in the Middle East and increased worldwide military activity. We believe we are well positioned to increase our leading position in the growing area of commercial satellite-based government/military service applications as we continue to capitalize on our strong government relationships, serving more than 60 U.S. government and NATO users, and our flexible and reliable network.

We believe that our acquisition of the Intelsat Americas fleet has strengthened our position in this sector by providing us with greater coverage of North America, which allows us to offer additional satellite capacity and services to various defense and civilian agencies of the U.S. government. The COMSAT General Transaction further strengthened our leading position serving this customer segment with the addition of certain managed solutions capabilities and high-level personnel who have security clearances and long-standing government customer relationships. We believe that our expanded service capability as a result of the Intelsat Americas and COMSAT General Transactions and our emphasis on managed solutions will attract additional government business and enable us to work with a broader scope of government contractors and integrators.

Capitalize on Opportunities in the Next Phase of our Transition from an IGO

We are the successor to the IGO, which was created in 1964. In July 2001, the IGO privatized by transferring substantially all of its assets and liabilities to Intelsat, Ltd. and its subsidiaries. Prior to the privatization, as the IGO, we were restricted in terms of both the services we could offer and the pricing for our services. Since privatization, we have sought to expand our service offerings, improve our sales and marketing organization and diversify our revenue through targeted acquisitions in growth areas. We believe actions in the last 18 to 24 months, many of which have only recently begun to translate into financial results, have positioned us to improve our commercial operations.

Our sales and marketing team was strengthened through increased technical skills and substantially reorganized in April 2003 to better focus on capturing a larger amount of the demand in growing customer applications, where we are well positioned with the necessary capacity, and on growing our managed solutions business, which we were previously restricted in offering. The continuing decline in our channel business over the last twelve months has been largely offset in terms of backlog, which we attribute primarily to the improved performance of our sales and marketing team, expanded market opportunities as a result of the Intelsat Americas Transaction and the success of our managed solutions business, which has grown rapidly since its introduction in 2001.

We intend to manage our operating expenses to optimize margins and free cash flow. During the last few years, we had higher staffing levels than we believe are required today to efficiently run our business. At June 1, 2004, we had 981 full-time regular employees. By the end of June 2005, we had 801 full-time regular employees, or nearly 18% fewer employees than we had at June 1, 2004.

Pursue a Disciplined Acquisition Strategy

Over the past several years, the FSS sector has been, and continues to be, reshaped as a result of consolidation, deregulation, privatization and, more recently, the increase in private equity ownership of satellite operators. Post-privatization, we have sought to strengthen our business through targeted acquisitions, and we have a successful track record of executing strategic transactions. For example, the Intelsat Americas Transaction provided us with comprehensive coverage of North America, which has significantly enhanced our video business, and the COMSAT General Transaction is expected to strengthen our ability to provide services to government and other customers. In connection with our acquisition of the Intelsat Americas assets, we have integrated the acquired customers and assumed full control and operation of the acquired satellites, with minimal increases in operational and sales staff and ahead of schedule. We have also pursued the strategic acquisition of rights to operate at certain new orbital locations, and have recently entered into a Merger Agreement with PamAmSat. See “Prospectus Summary—The Transactions—The PanAmSat Acquisition Transactions” and “The PanAmSat Acquisition Transactions.”

We intend to continue to evaluate and pursue strategic transactions that we believe could:

•	broaden our customer base, including in corporate network, video and government/military applications;

•	provide enhanced landmass coverage of strategic geographic regions, including regions experiencing growth;

•	provide us with complementary technical and commercial capabilities, including a video or a government/military business complementary to the businesses we are seeking to grow organically;

•	further utilize our existing hybrid infrastructure;

•	shift our service application mix to include more point-to-multipoint traffic; and

•	create operational and capital spending efficiencies.

Our Network

Our in-orbit fleet is currently comprised of 28 satellites owned by us and leased capacity on one satellite owned by another satellite operator in the Asia-Pacific region, as well as ground facilities related to the operation and control of our satellites. In the COMSAT General Transaction, we also acquired an ownership interest in a partnership that owns the Marisat-F2 satellite. Our IA-8 satellite was launched June 23, 2005, which will provide additional capacity in the Americas. Our network also includes ground assets consisting of teleports or leased teleport facilities supporting commercial services in Germany, the United States, Australia, China, Colombia, Argentina, UAE, Italy, and South Africa and points of presence in New York, China, Frankfurt, Los Angeles and London. Our satellite operations are supported by ground assets and leased facilities in the United States, Germany, Italy, South Korea, Australia, and South Africa. We upgraded our North American infrastructure in 2004 to include an expanded number of video points of presence as we seek to grow our video business following the completion of the Intelsat Americas Transaction.

Our customers depend on our global communications network and our operational and engineering leadership, including our:

•	41-year operating history and pioneering achievements in satellite communications;

•	highly redundant network;

•	ability to relocate or reconfigure capacity on many satellites to cover different geographic regions; and

•	consistently high transponder availability levels.

We believe that our operational and engineering achievements are due primarily to our satellite procurement and operations philosophy, which we believe has been different from that of other satellite operators. Our operations and engineering staff is involved from the design through the decommissioning of each satellite that we procure. With our own staff working on site to monitor progress, we maintain close technical collaboration with our contractors during the process of designing, manufacturing and launching a satellite. We continue our engineering involvement throughout the operating lifetime of each satellite. Extensive monitoring of earth station operations and around-the-clock satellite control and network operations support ensure our consistent operational quality, as well as timely corrections when problems occur. In addition, we have in place contingency plans for technical problems that may occur during the lifetime of a satellite.

At the time that we acquired the IA satellites from Loral, four of these satellites had already been designed, manufactured and launched and were operating in orbit, and the construction of the IA-8 satellite was nearly complete. Since the closing of the Intelsat Americas Transaction, we have been working closely with Loral to monitor the operations of the IA satellites in orbit and effect an orderly transition of the control and operation of all of these satellites to our network, which was completed on March 1, 2005, ahead of our original schedule.

Satellite Systems

There are three primary types of commercial communications satellite systems: low-earth orbit systems, medium-earth orbit systems and geosynchronous systems. Geosynchronous communications satellites such as ours are located approximately 22,300 miles, or 35,700 kilometers, above the equator. These satellites can receive radio frequency communications from an origination point, relay those signals over great distances and distribute those signals to a single receiver or multiple receivers within the coverage areas of the satellites’ transmission beams.

Geosynchronous satellites send these signals using various parts of the radio frequency spectrum. The satellites in our fleet are designed to provide capacity using the C- and Ku-bands of this spectrum. A third frequency band, the Ka-band, is not widely used at this time, but is being considered for use in new projects, especially broadband services. A Ka-band satellite may be accessed by a smaller antenna, which is an important consideration for residential and small business markets. Our IA-8 satellite has transponders available for transmitting and receiving in the C-, Ku- and Ka-bands.

A geosynchronous satellite is referred to as geostationary, or station-kept, when it is operated within an assigned orbital control, or station-keeping box, which is defined by a specific range of latitudes and longitudes. Geostationary satellites revolve around the earth with a speed that corresponds to that of the earth’s rotation and appear to remain above a fixed point on the earth’s surface at all times. Geosynchronous satellites that are not station-kept are in inclined orbit. The daily north-south motion of a satellite in inclined orbit exceeds the specified range of latitudes of its assigned station-keeping box, and the satellite appears to oscillate slowly, moving above and below the equator every day. An operator will typically operate a satellite in inclined orbit toward the end of its useful life because the operator is able to save significant amounts of fuel by not controlling the north-south position of the satellite and is thereby able to extend substantially the useful life of the satellite. However, the types of services and customers that can access an inclined orbit satellite are limited due to the daily variations in the satellite’s footprint, and we typically offer capacity on these satellites at a discount. As a result, the revenue we can earn from these satellites is limited. In order to extend the orbital maneuver lives of our five Intelsat VI series satellites, we are operating these satellites in inclined orbit and, as a result, are continuing to earn revenue beyond our original estimates for these satellites.

In-Orbit Satellites

With our satellites located over North America and over all of the principal ocean regions—the Atlantic, Pacific and Indian—and leased capacity available in the Asia-Pacific region, we provide coverage of 99% of the world’s population. The following diagram shows the locations as of June 30, 2005 of our 28 satellites, and of the one non-Intelsat satellite on which we currently sell lease capacity.

Our fleet has been designed to provide a high level of redundancy for our customers. The features of our network that provide this redundancy are as follows:

•	most places on the surface of the earth are covered by more than one of our satellites;

•	many of our satellites have flexible design features and steerable beams that enable us to reconfigure capacity to provide different areas of coverage;

•	many of our satellites also have the ability to be relocated to different orbital locations; and

•	subject to availability, our in-orbit fleet includes sparing capacity on operational satellites.

The design flexibility of some of our satellites enables us to meet customer demand and respond to changing market conditions. As noted above, these features also contribute to the redundancy of our network, which enables us to ensure the continuity of service that is important for our customers and to retain revenue in the event that we need to move customers to alternative capacity.

We measure the reliability of our network over a given period of time by calculating the total transponder hours in service for satellites owned and operated by us as a percentage of the total number of potential transponder hours during that time period, including hours during which transponders were not in service due to interruption or other outage. We exclude from this calculation the transponders on our satellites that are unusable due to satellite orbital location, inter-system coordination issues or beam configurations or that are permanently unusable due to the impact of certain anomalies. See “—In-Orbit Satellites” below and “Risk Factors” above for a discussion of anomalies. For the 365-day period ended June 30, 2005, the transponder availability rate for satellites owned and operated by us, including the IS and the Intelsat Americas satellites and taking into account the IA-7 and IS-804 anomalies, was 99.9916%. This availability rate was achieved by accumulating nearly 7.7 million transponder hours in service, with approximately 647 hours of accumulated transponder outage. Our transponder availability rate has averaged 99.997% from 1985 through 2004, and during the past 30 years, other than the IS-804 satellite which had completed more than 70% of its design life before experiencing an anomaly which resulted in a total loss, each of our station-kept satellites has exceeded, or is expected to exceed, its design life.

Our system fill factor represents the percentage of our total available station-kept transponder capacity, including the capacity that we lease, that is in use or that is reserved at a given time. As of June 30, 2005, we had an average system fill factor, including guaranteed reservations for service, of nearly 64.5%. This figure includes the transponders on IS-10-02 sold to Telenor.

As of June 30, 2005, other than our IS-804 satellite which recently experienced an anomaly resulting in a total loss and our IA-8, which was recently launched, our in-orbit fleet had 1,022 and 419 36 MHz equivalent transponders available for transmitting in the C-band and the Ku-band. These totals measure transponders on station-kept satellites, including the transponders that we lease from other satellite operators. Except as otherwise indicated, the table below provides a summary of our in-orbit satellite fleet as of June 30, 2005.

Satellite	Manufacturer	Orbital Location	Launch Date	End of Orbital Design Life	Estimated End of Orbital Maneuver Life (1)
Station Kept:
IS-701	SS/L	180.0°E	10/93	8/04	3/12
IS-702	SS/L	54.85°E (2)(3)	6/94	4/05	10/12
IS-704	SS/L	66.0°E	1/95	11/05	10/11
IS-705	SS/L	310.0°E	3/95	1/06	12/09
IS-706	SS/L	50.25°E (2)(3)	5/95	3/06	1/13
IS-707	SS/L	307.0°E	3/96	1/07	3/13
IS-709	SS/L	85.15°E	6/96	4/07	9/12
IS-801	LMC (4)	328.5°E	3/97	3/07	1/09
IS-802	LMC	32.9°E	6/97	6/07	10/14
IS-805	LMC	304.5°E	6/98	6/08	5/16
IS-901	SS/L	342.0°E	6/01	6/14	7/19
IS-902	SS/L	62.0°E	8/01	8/14	1/20
IS-903	SS/L	325.5°E	3/02	3/15	3/19
IS-904	SS/L	60.0°E	2/02	2/15	3/20
IS-905	SS/L	335.5°E	6/02	6/15	2/21
IS-906	SS/L	64.15°E	9/02	9/15	10/21
IS-907	SS/L	332.5°E	2/03	2/16	10/21
IS-10-02 (5)	EADS Astrium	359.0°E	6/04	8/17	11/21
IA-5	SS/L	97.0°W	5/97	7/09	2/21
IA-6	SS/L	93.0°W	2/99	3/11	7/22
IA-7	SS/L	129.0°W	9/99	11/11	10/15(6)
IA-8	SS/L	89°W	6/05	6/20	5/22
IA-13 (7)	SS/L	121.0°W	8/03	8/18	5/24
APR-1 (8)	ISRO (9)	83.0°E	N/A	N/A	N/A
APR-2 (8)(10)	Alcatel	110.5°E	N/A	N/A	N/A

Inclined Orbit:
IS-601	Hughes (11)	64.25°E	10/91	10/01	4/11
IS-602	Hughes	150.5°E (2)	10/89	10/99	11/08
IS-603	Hughes	340.05°E	3/90	3/00	7/09
IS-604	Hughes	178°E (12)	6/90	6/00	6/06
IS-605	Hughes	174°E	8/91	8/01	7/09

(1)	Engineering estimates as of June 30, 2005 determined by remaining fuel levels and consumption rates and assuming no relocation of the satellite.
(2)	Rights to use this orbital location are held by one of our customers.
(3)	Authorization to operate at this location is limited to operation on a non-interference basis.
(4)	Lockheed Martin Corporation.
(5)	Telenor Inma AS owns 18 of this satellite’s Ku-band transponders.
(6)	The IA-7 satellite recently experienced an anomaly, as described in “—Owned Satellites.” The orbital maneuver life of IA-7 was not materially impacted as a direct result of either the anomaly or our efforts to recover the satellite.
(7)	EchoStar Communications Corporation owns all of this satellite’s Ku-band transponders and a portion of the common elements of the satellite.
(8)	Operated by another satellite operator with capacity leased by us.
(9)	Indian Space Research Organization.
(10)	Lease was terminated effective September 30, 2005. This termination will not have any material impact on our business.
(11)	Hughes Aircraft Company, now Boeing Satellite Systems, Inc.
(12)	The satellite is currently drifting toward the listed orbital location.

In addition to the satellites shown in the table above, we own an interest in Marisat-F2, in an older satellite in inclined orbit that we acquired in the COMSAT General Transaction and that is currently used to provide services to Antarctica.

Owned Satellites. The design life of a satellite is the length of time that the satellite’s hardware is designed by the manufacturer to remain operational under normal operating conditions. In contrast, a satellite’s orbital maneuver life is the length of time the satellite has enough fuel to remain operational. Over the past 30 years, other than the IS-804 satellite which exceeded 70% of its design life before experiencing an anomaly which resulted in a total loss, each of our station-kept satellites we launched or acquired in the Intelsat Americas Transaction has exceeded or is expected to exceed its design life. We believe we have one of the youngest satellite fleets in the FSS sector. The average remaining orbital maneuver life of our satellites was twelve years as of June 30, 2005, weighted on the basis of available capacity for the station-kept satellites we own.

Other than the IS-804 satellite which recently experienced an anomaly resulting in a total loss.

•	we have experienced some technical problems with our current fleet but have been able to minimize the impact of these problems on our customers, our operations and our business.

•	most of these problems have been component failures and anomalies that have had little long-term impact to date on the overall transponder availability in our satellite fleet.

•	all of our satellites have been designed to accommodate an anticipated rate of equipment failures with adequate redundancy to meet or exceed their orbital design lives and to date, this redundancy design scheme has proven effective.

The most notable anomalies, losses and risks to our fleet at this time, and the measures we have taken to minimize the impact of some of these anomalies, are described below.

On January 14, 2005, our IS-804 satellite experienced a sudden and unexpected electrical power system anomaly that resulted in the total loss of the satellite. The IS-804 satellite provided services primarily to telecommunications carriers and government telecommunications administrations in the South Pacific. The IS-804 satellite was manufactured by Lockheed Martin Corporation, and was launched in December 1997. In accordance with our existing satellite anomaly contingency plans, we made alternative capacity available to our IS-804 satellite customers both on other Intelsat satellites and on other operators’ satellites.

We have established a failure review board with manufacturer Lockheed Martin Corporation to investigate the cause of the IS-804 anomaly. The IS-804 satellite was a Lockheed Martin 7000 series (“LM 7000 series”) satellite, and we operate three other satellites in the LM 7000 series, the IS-801, IS-802 and IS-805 satellites. The failure review board is expected to release its report during the mid fourth quarter of 2005. We currently believe, based on the failure review board’s analysis, that the IS-804 failure is not likely to have been caused by an IS-804 specific workmanship or hardware element, but is most likely caused by a high current event in the battery circuitry triggered by an electrostatic discharge that propagated to cause the sudden failure of the high voltage power system. Further, we believe that although this risk exists for our other LM 7000 series satellites, the risk to any individual satellite is low. We do not currently believe that any operational steps or adjustments to our satellite deployment plan are required to mitigate the risk.

We recorded a non-cash impairment charge of approximately $69.2 million, net of deferred performance incentive obligations, during the first quarter of 2005 to write off the net book value of the IS-804 satellite. We do not currently expect the loss of the IS-804 satellite to result in the acceleration of capital expenditures to replace the satellite. The loss of the IS-804 satellite has not had a material impact on our revenue or operating expenses in 2005 or on our backlog.

On November 28, 2004, our IA-7 satellite experienced a sudden anomaly in its north electrical distribution system that resulted in the loss of control of the satellite and the interruption of customer services on the satellite. The IA-7 satellite is one of the in-orbit satellites acquired by us from Loral in March 2004 as part of the Intelsat Americas Transaction and covers the continental United States, Alaska, Hawaii, Canada, Central America and parts of South America. IA-7 is an FS 1300 series satellite manufactured by SS/L and was launched in September 1999. In accordance with our existing satellite anomaly contingency plans, we made alternative capacity available to all of our IA-7 satellite customers, and most of these customers accepted that capacity. We provided alternative capacity primarily on other satellites in the Intelsat Americas fleet and on the IS-707 satellite, and in some cases using capacity that we purchased from other satellite operators. On November 30, 2004, following an intensive recovery effort, our engineers were able to regain command and control of the IA-7 satellite, and it was placed back in service following operational testing.

We have determined that the north electrical distribution system on the IA-7 satellite and the communications capacity associated with it are not operational, but the south electrical distribution system and associated communications capacity are operating normally. In addition, the IA-7 satellite has lost redundancy in nearly all of its components. As a result, the IA-7 satellite faces an increased risk of loss in the future. Currently, 22 of the IA-7 satellite’s 48 C-band and Ku-band transponders, which are all powered by the south electrical distribution system, have been tested, are performing normally and are available for service to our customers. In addition, some of these transponders are currently being used by our customers.

We participated in a failure review board with manufacturer SS/L to investigate the cause of the anomaly. The failure review board has identified the likely root cause of the anomaly as a design flaw that is affected by a number of parameters and in some extreme cases can result in an electrical system anomaly. This design flaw exists on two of our satellites—IA-7 and IA-6. Intelsat presently believes, based on analysis by the IA-7 failure review board, that the probability of a further, similar anomaly occurrence on the IA-7 satellite, or a similar anomaly occurrence on the IA-6 satellite, is low. The IA-7 anomaly did not result in the acceleration of capital expenditures to replace the IA-7 satellite, nor has it had a material impact on our revenue or cash operating expenses for 2005 or on our backlog.

Our IA-8 satellite, also manufactured by SS/L, is a newer generation FS 1300 series satellite than the IA-7 satellite. We delayed the launch of our IA-8 satellite until the causes of the IA-7 anomaly were fully understood. The failure review board determined that the IA-8 satellite did not include the same design flaw that the board identified as the most likely cause of the IA-7 anomaly. We launched the IA-8 satellite on June 23, 2005. The successful launch and placement into service of the IA-8 satellite added 24 C-band and 36 Ku-band transponders to the Intelsat Americas fleet and the ability to provide Ka-band capacity also. As a result of the delay, approximately $65 million in deposits for launch insurance for the IA-8 satellite are classified as capital expenditures in 2005 instead of 2004. The decision to delay the launch of the IA-8 satellite did not result in any customer contract terminations or other penalties.

Our IA-6 satellite has experienced recurring failures of one of its two CPUs, including most recently in January 2004. The IA-6 satellite is currently being operated using its second CPU, with no back-up available from the failed CPU.

Our IS-706 and IS-709 satellites have experienced battery cell failures that have reduced the energy available for operating the satellites during solar eclipse periods. A satellite relies on its battery power during these periods, which occur twice per year and can last up to 72 minutes per day over a 45-day period. Available capacity on our IS-706 satellite has been reduced by approximately 30% during eclipse periods due to its battery cell failures. A limited number of additional battery cell failures on either of these satellites could lead to the affected satellite being able to support only half of its nominal traffic load during eclipse periods.

The spare attitude system processor on our IS-802 satellite has failed, resulting in the loss of redundancy. We have deployed a back-up system for controlling the IS-802 satellite’s attitude, or orientation in space from the ground. This system should allow us to continue operating the satellite in the event the remaining processor fails.

Our IS-904 satellite has experienced the failure of one of its two earth sensors, which are used by the satellite’s on-board control system to keep the satellite pointed in the proper direction. Should the second earth sensor fail, we may not be able to keep the IS-904 satellite pointed properly toward the earth. We have developed a ground-based process that we believe will provide adequate capability to keep the satellite pointed properly should the redundant earth sensor fail.

Our IS-801 satellite experienced an anomaly after its launch and before being put into service that resulted in damage to the satellite’s north solar array structure and a reduction in the satellite’s orbital life. See “—Capacity Sparing and Satellite Insurance” below for a description of an insurance settlement relating to this anomaly. The damage to the north solar array structure has limited our use of certain control equipment on the satellite and necessitated the use of thrusters for continuous attitude corrections. Although there is currently no evidence of further damage to the satellite’s north solar array, it is possible that the damaged array may not continue to perform as it has since the occurrence of the anomaly. In addition, the use of thrusters for continuous attitude corrections may result in premature failure, as they are not designed for this operation. We have made changes in our operation of the IS-801 satellite to minimize the impact on the thrusters and the satellite’s propulsion system. The IS-801 satellite has also experienced degraded performance on four receivers. As a result, one of the satellite’s beams has been configured to use a receiver experiencing degraded performance. This beam is still capable of carrying our current traffic but may be unable to carry additional traffic. The failure of an additional receiver would result in the loss of five or six transponders depending on which receiver fails.

Some of the momentum wheel assemblies on our IS-701, IS-702, IS-704 and IS-709 satellites have been experiencing degraded performance. These wheel assemblies are used to control a satellite’s attitude, and in normal operating mode two of a satellite’s three assemblies must be operating in order for the satellite to use its normal mode of attitude control. We are currently using the redundant momentum wheel assemblies on some of these satellites in order to minimize the risk of wheel failure. In addition, we have developed an alternative thruster control system that would enable us to maintain attitude control, with minimum fuel consumption, in the event that two of a satellite’s three wheels fail. These measures are expected to permit the IS-701, IS-702, IS-704 and IS-709 satellites to exceed their orbital design lives, despite any wheel failures.

See “Risk Factors” for a discussion of the impact of various satellite anomalies on our business.

Leased Satellite Capacity. One of the two satellites on which we leased capacity as of June 30, 2005 is the INSAT 2E, leased pursuant to an agreement with the Government of India, Department of Space, INSAT Programme Office. Under this agreement with the Government of India, we have leased eleven 36 MHz equivalent transponders on INSAT 2E through May 30, 2009. We have the right to extend this lease term until the INSAT 2E has reached the end of its orbital maneuver life, which is currently expected to be May 2012. The other satellite on which we leased capacity was the SINOSAT-1, which we leased pursuant to an agreement with China’s SINO Satellite Communications Company Limited, referred to as SINOSAT. This lease was terminated effective September 30, 2005.

Planned Satellites

We have spent approximately $2.6 billion on nine satellites launched since June 2001 in connection with our most recent satellite fleet renewal and deployment cycle, which was completed with the launch of our IA-8 satellite on June 23, 2005. We believe that these nine satellites have, on average, more transponders and larger coverage areas than many of the satellites of our competitors. We have no launches planned for the near term. In addition, we currently have only one satellite, the IA-9 satellite, under construction.

In connection with the Intelsat Americas Transaction, we have entered into a procurement agreement with SS/L for a new satellite, which we refer to as the IA-9 satellite. SS/L is proceeding with construction of the satellite which is expected to be used in the North American arc.

We would expect to replace existing satellites, as necessary, with more technologically advanced satellites that meet customer needs and that have a compelling economic rationale. We periodically conduct evaluations to determine the current and projected strategic and economic value of our existing and any planned satellites and to guide us in redeploying satellite resources as appropriate.

Construction Agreements. In March 2004, we entered into an agreement with SS/L for the manufacture of the IA-9 satellite and paid to SS/L a deposit in the amount of $50 million as prepayment for a portion of the total satellite purchase price. Loral SpaceCom Corporation, SS/L’s parent company, has provided a guarantee of SS/L’s obligations under this agreement. We are required to pay the majority of the purchase price in the form of progress payments during the period of the satellite’s construction. Our $50 million deposit has been applied against the first $50 million of these progress payments as they are earned by SS/L. The remainder of the purchase price is payable over multiple construction milestones and includes a significant payment that will be due only when the satellite has operated satisfactorily for a specified period of time after the successful completion of in-orbit testing, as well as in the form of incentive payments to SS/L following the launch of the satellite based on the satellite’s orbital performance over its design life. However, the payments described in the preceding sentence will become due and payable to SS/L in the event that we accept the satellite but do not launch it within a specified period of time after acceptance. We are entitled to price reductions or payments by SS/L if it fails to meet agreed-upon milestones in the contract, including in the event of the late delivery of the satellite due to the fault of SS/L. Under this agreement, we have the option to purchase an additional satellite within a specified period of time following the launch of this satellite. SS/L has agreed to defer payment of a portion of the purchase price under the IA-9 construction contract and may waive this payment, subject to specified conditions.

We may terminate the IA-9 satellite procurement agreement with SS/L with or without cause. If we terminate the agreement without cause, we are subject to a substantial termination liability that escalates with the passage of time, but which in the first 18 months after commencement of construction would be substantially less than the cost of completing construction of the satellite. If we terminate for cause, we are entitled to take over any work remaining with respect to the satellite. In this event, SS/L will be required to refund a specified portion of the $50 million deposit we made. In addition, we can recover payments we have made, including the deposit, if the delivery of the satellite has been delayed by more than a specified period of time.

Launch Services Agreements. In connection with the construction agreement for our Intelsat X series satellites, we entered into launch services agreements with Sea Launch and Lockheed Martin Commercial Launch Services, Inc. At the time that we entered into these launch services agreements, we had two Intelsat X series satellites on order, but later terminated our order for the IS-10-01 satellite. In connection with this termination, we amended our launch services agreement with Sea Launch to provide for the launch of an unspecified future satellite. We and Sea Launch agreed that we would treat most of the payments made for the launch vehicle that could have been used for the launch of the IS-10-01 satellite as a credit for the future launch and that the price of the launch vehicle would remain fixed. We also agreed, however, that Sea Launch had the right to terminate our launch services agreement if we did not place an order for a future launch by July 31, 2005. Under our agreement with Sea Launch, as amended as of July 31, 2005, we have the right to extend until January 31, 2009 the deadline for giving notice of the type of satellite to be launched, provided we pay Sea Launch $2 million approximately every six months (beginning August 15, 2005), with such amounts being added to the deposit being held by Sea Launch. The deposit amount (as increased) will be credited by Sea Launch against the launch price when we give our notice relating to the future launch. We currently expect to use this launch, within the timeframe envisioned by the agreement with Sea Launch, as amended, in connection with the launching of a satellite presently under construction.

In connection with the COMSAT General Transaction, we have entered into an agreement with Lockheed Martin Commercial Launch Services for the launch of an unspecified future satellite. This agreement provides that we may terminate it at our option, subject to the payment of a termination fee that is the greater of: (a) 50% of the launch service price and accommodation fee paid or due as of the effective date of the termination; or (b) $30 million.

Network Operations and Current Ground Facilities

We control and operate each of our IS satellites and manage the communications services for which each IS satellite is used from the time of its initial deployment through the end of its operational life, and we believe that our technical skill in performing these critical operations differentiates us from our competition. We provide most of these services from our Washington, D.C.-based satellite control center and network management center. We assumed the control and operation of all of the IA satellites that are currently in orbit by the end of the first quarter of 2005, completing the transition from Loral to us of operations ahead of our original schedule.

We operate a single satellite control center that is responsible for the monitoring and control of our entire satellite fleet 24 hours per day, every day of the year. Our operations philosophy, which we believe has been different from that of other satellite operators, centralizes the global control and operation of our fleet, regardless of the satellite manufacturer or series, in a single facility staffed by specialized personnel. Centralizing these functions enables our staff to become proficient in the management of multiple satellite series, thereby improving our operational redundancy and response times and increasing the cost efficiency of our satellite operations. As a result, we can operate additional satellites with minimal additional cost, a capability that we believe makes our company an attractive platform for future industry consolidation opportunities. Utilizing state-of-the-art satellite command and control hardware and software, the satellite control center analyzes telemetry from our satellites in order to monitor the status and track the location of our satellites. As necessary, our satellite control center sends commands to the satellites for station-keeping maneuvers and equipment reconfigurations.

Our network management center, which includes a specialized video operations center, is responsible for managing the communications services that we provide to our customers and is the first point of contact for customers needing assistance in using our network. Daily tasks include managing uplinks to our satellites and monitoring customer traffic and the quality of our customer communications services. Our network management center also conducts measurements of transponder performance and transmission power and resolves interference issues and other customer concerns. The network management center coordinates satellite configuration changes and satellite transitions, as well as back-up operations for customers’ cable failures. The various monitoring systems that the network management center uses to perform these functions are in continuous, remote-controlled operation 24 hours per day. Our network management center also monitors the end-to-end services that we provide to our customers, including the terrestrial infrastructure used to provide these services. We began to transition the management of customer traffic on the IA satellites to our network management center upon the closing of the Intelsat Americas Transaction. In August 2004, we assumed full control of the management and operations of all customer traffic on the IA satellites without any disruption to our customers. We assumed full control and operation of all IA satellites by March 1, 2005.

Our satellite control center and network management center use a network of ground facilities to perform their functions. This network includes eight primary earth stations that provide TT&C services for our satellites, referred to as our TT&C stations, and various other earth stations worldwide. We also maintain a back-up operations facility and data center a relatively short distance from our Washington, D.C. facility. In addition to housing the full-time operations center that manages uplinks to the Intelsat Americas satellites for satellite news gathering services, this facility provides back-up emergency operational services in the event that our Washington, D.C. operations areas experience interruption. See “—Property, Plant and Equipment” for a description of this property and the locations of our ground network facilities.

In the past few years, we have established a ground network to complement our satellite fleet and to enable us to provide managed services. Communications providers around the world are seeking to optimize their networks and focus resources on their core competencies. Our managed services combine satellite capacity, terrestrial fiber capacity, communications hardware, ground facilities and network performance monitoring services to provide customers with a complete communications solution. Our terrestrial network includes teleports or leased teleport facilities, leased fiber connections and strategically located points of presence, which are drop- off points for our customers’ traffic that are close to major interconnection hubs for telecommunications applications, video transmissions and trunking to the Internet backbone. We manage our terrestrial network infrastructure for high technical performance, and in less than two years have grown the amount of traffic on our ground network to over 4 Gigabits, which is equivalent to the capacity of an entire satellite.

Capacity Sparing and Satellite Insurance

Both in-orbit sparing capability and insurance are important components of our risk mitigation strategy for satellite-related malfunctions. While insurance provides cash proceeds in the event of an insured loss, in-orbit sparing provides capacity to meet customers’ needs in the event of a launch failure or an in-orbit failure.

Capacity Sparing

We believe that the availability of spare capacity, together with the overlapping coverage areas of our satellites and flexible satellite design features described in “—Network—Our Satellites” above, are important aspects of our ability to provide reliable service to our customers. In addition, these factors would enable us to mitigate the financial impact to our operations attributable to the loss of a satellite. Our system accommodates in-orbit sparing through the use of capacity on satellites that are less than fully utilized. In addition, we sell some capacity on a preemptible basis and could preempt the use of this capacity in the event of a loss of a satellite. This approach enables us to optimize our fleet and to minimize potential revenue loss. See “Risk Factors” for a discussion of the impact of a launch or in-orbit failure on our business.

Satellite and Other Insurance

We do not currently have insurance on our in-orbit satellites with the exception of the IA-8 satellite. We have insurance in place to cover the first 180 days of in-orbit operations of our IA-8 satellite, which was launched on June 23, 2005, in an amount approximating the net book value of the satellite. We do not have, and do not intend to obtain, in-orbit insurance coverage for our other satellites in orbit not covered by the insurance policy described above. The aggregate net book value of these 27 satellites as of June 30, 2005 was $2.7 billion. Our current insurance policy contains specified exclusions. These exclusions relate to losses resulting from acts of war, insurrection or military action, as well as lasers, directed energy beams, or nuclear or anti-satellite devices. These exclusions also relate to losses resulting from government confiscation and nuclear reaction or radioactive contamination. In addition, our insurance does not protect us against lost or delayed revenue, business interruption or lost business opportunities.

In addition to the satellite insurance described above, we currently maintain third-party liability insurance up to a limit of $300 million per occurrence or in the aggregate per year for damages for physical injury and property damage to third parties caused by our satellites. Our current policy expires in early June 2006. We do not insure against lost revenue in the event of a total or partial loss of a satellite.

Sales, Marketing and Distribution Channels

Our sales and marketing effort is designed to build long-term relationships with our customers, with the objectives of sustaining and growing our core fixed satellite services business, diversifying our service portfolio and expanding our customer base. As a customer-focused organization, we work with our customers to ensure that we provide services responsive to their needs. Our Intelsat Global Sales subsidiary, located in London, England, is our global sales and marketing headquarters. In addition, we have established local sales and marketing support offices in the following locations around the world:

• Brazil	• Singapore
• China	• South Africa
• France	• the United Arab Emirates
• Germany	• the United States
• India

We have established these local offices in order to be closer to our customers and thereby to enhance our responsiveness as customer needs arise. Our sales force has evolved in recent years to reflect our corporate focus on our three principal service sectors of network services and telecom, government and media. In addition, as we developed and began marketing more managed solutions to our customers, we enhanced our sales team to include greater technical marketing and sales engineering expertise and a sales approach focused on creating integrated solutions for our customers’ communications requirements. By establishing local offices closer to our customers and staffing those offices with experienced personnel, we believe that we are able to provide flexible and responsive service and technical support to our customers.

We believe that we enjoy significant recognition with current and potential users of our satellite services. We use our superior network performance and technical support to market our services to a broad spectrum of customers seeking to communicate globally. We use a range of distribution methods to sell our services, depending upon the region, applicable regulatory requirements and customer application. Our wholesale distributors include the incumbent telecommunications providers in a number of countries, competitive communications providers and network integrators. In addition, we sell our services directly to broadcasters, other media companies, major institutions and other customers, particularly in North America.

Backlog

As of June 30, 2005, we had backlog of approximately $3.7 billion. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Backlog” for additional information regarding our backlog. We currently expect to deliver services associated with $848 million, or 23%, of our June 30, 2005 backlog over the twelve months ending June 30, 2006.

Satellite Communications Industry

Fixed Satellite Services Sector

We compete in the global communications market for the provision of voice, data, video and wholesale Internet connectivity. Communications services are provided using various communications technologies, including satellite networks, which provide services as a substitute for, or as a complement to, the capabilities of terrestrial networks. We currently operate in the FSS sector of the satellite industry. Operators in the FSS sector, which is the most established sector in the satellite industry, provide communications links between fixed points on the earth’s surface. These services include the provision of satellite capacity between two fixed points, referred to as point-to-point services, and the simultaneous provision of satellite capacity from one fixed point to multiple fixed points, referred to as point-to-multipoint services. Point-to-point applications include telephony, video contribution and data transmission, such as Internet backbone connectivity. Point-to-multipoint applications include DTH and corporate networks.

Over the last several years, deregulation, privatization and consolidation have significantly reshaped the FSS sector. The FSS sector has undergone significant changes in ownership over the past several years as intergovernmental organizations such as our predecessor, the IGO, and the European Telecommunications Satellite Organization, or Eutelsat, have privatized. In addition, the sector has undergone consolidation, with regional and national operators being acquired by larger companies and smaller operators exiting the business or seeking to partner with other providers. We believe that these changes are the result of the increasing globalization of the telecommunications market, customers’ demand for more robust distribution platforms with network redundancies and worldwide reach, and the desire of some FSS operators to secure and improve their market access in key regions. In addition, the scarcity of desirable orbital locations may lead operators to seek to acquire other operators with specific coverage or capacity capabilities. Consolidation may also occur because of the economies of scale from operational and capital expenditure and from marketing efficiencies that can be achieved. There has also been a recent increase in private equity ownership of FSS operators, which is expected to lead further consolidation.

Competitive Advantages of Satellites

Satellites provide a number of advantages over terrestrial communications systems that we believe will result in the continued use of fixed satellite services in the global communications market, particularly for point-to-multipoint applications such as video and corporate data networking. These advantages include satellites’ ubiquitous coverage, their ability to broadcast signals to many locations simultaneously and the seamless transmission afforded by the ability of satellites to broadcast directly to telecommunications services providers and avoid points of congestion. These advantages also include the ability of satellites to operate independently of other telecommunications infrastructures, as well as rapid deployment through the quick installation of the terrestrial hardware necessary to access satellite capacity.

Competition

We are a global satellite operator. Our competition includes providers of fixed satellite services of varying size. We also face significant competition from suppliers of terrestrial communications capacity. We compete with other satellite operators for both point-to-multipoint and point-to-point services. We compete with fiber optic cable operators principally for point-to-point services.

Fiber Optic Cables

We compete with providers of terrestrial fiber optic cable capacity on certain routes. As a result, we have been experiencing, and expect to continue to experience, a decline in our channel and carrier product revenue due to the build-out of fiber optic cable capacity. However, we believe that satellites have advantages over fiber optic cables in certain regions and for certain applications. The primary use of fiber optic cables is carrying high-volume communications traffic from point to point, and fiber capacity is available at substantially lower prices than satellite capacity once operational. Consequently, the growth in fiber optic cable capacity on point-to-point transoceanic routes, particularly across the Atlantic Ocean, has led voice, data and video contribution customers that require service between major city hubs to migrate from satellite to fiber optic cable. However, satellite capacity remains competitive for signals that need to be transmitted beyond the main termination points of fiber optic cables, for point-to-multipoint transmissions and for signals seeking to bypass congested terrestrial networks. Satellite capacity is also competitive in parts of the world where providing fiber optic cable capacity is not yet cost-effective or is physically not feasible. We believe that the competition we face from fiber optic cable companies is based primarily on price.

Regulation

We are regulated by the FCC under the Communications Act of 1934, as amended. We also are subject to the requirements of the ORBIT Act and the export control laws, sanctions regulations and other laws and regulations of governmental entities in the countries in which we operate. In addition, we are subject to the satellite registration process of the International Telecommunication Union.

Regulation by the FCC

Except for our use of the BSS portion of the Ku-band on one satellite, which is subject to U.K. regulation as described below, and our use of the C-band on one satellite, which is subject to regulation by PANGTEL, all of our currently operating satellites are licensed in the United States. Our ownership and operation of these satellites is regulated by the FCC, the government agency with primary authority in the United States over the commercial use of satellite radio communications. Violations of the FCC’s rules may result in various sanctions, including fines, loss of authorizations and the denial of applications for new authorizations or the renewal of existing authorizations.

Authorization to Launch and Operate Satellites

The FCC will issue licenses to launch and operate satellites to satellite operators that meet the FCC’s legal and technical requirements. The FCC requires applicants for satellite licenses to demonstrate that their proposed satellites would be compatible with the operations of adjacent satellites and expects adjacent satellite operators to coordinate with one another to avoid or minimize harmful interference. The FCC does not become involved unless the operators are unable to resolve their conflicts.

Changes to our licensed satellite system generally require FCC approval. The FCC, at our request, has previously approved a number of modifications to our licenses. These modifications have included changes in satellite orbital locations and revised orbital relocation dates. The FCC has also granted periodic requests by us for special temporary authority to conduct in-orbit testing of newly launched satellites and to operate our licensed satellites in different orbital locations on a temporary basis.

With the exception of the IS-702 and IS-602 satellites, which are discussed below, the license term for each of our IS satellites that were in operation on the date of a licensing order of the FCC of August 8, 2000 is 15 years or end of life, whichever comes first, with the license term commencing on July 18, 2001. The license term for each of our other U.S.-licensed satellites in orbit, including the IA satellites, is 15 years from the date of certification to the FCC that the satellite had been successfully placed into orbit and that the satellite’s operations conformed to the requirements of the FCC licenses. On March 19, 2004, the FCC modified our license for the IS-702 satellite to allow for its operation at its current orbital location, subject to conditions, and provided for expiration of the license term for such operation on March 8, 2009. On June 30, 2005, the FCC modified our license for the IS-602 satellite to allow for its operation at its current orbital location, subject to conditions, and provided for expiration of the license term for such operation on May 30, 2007.

At the end of a license term, we can request special temporary authorization to continue operating a satellite. The FCC generally grants such authorization after the expiration of the initial license term. However, such authorization is not guaranteed. We can also request licenses to launch and operate replacement satellites. The FCC’s rules do not guarantee that it will grant licenses for replacement satellites. In practice, however, the FCC generally grants requests for replacement satellites. If the FCC does not issue us a license to launch and operate a replacement satellite for any of our satellites that are licensed by the FCC, the relevant orbital location could become available for use by other satellite operators. The FCC is currently considering our request for one replacement satellite, which is the IA-9 satellite that we have on order.

Not including the Marisat-F2 satellite in which we acquired an ownership interest in connection with the COMSAT General Transaction, we own and operate 28 C-band and Ku-band satellites, we lease capacity on one additional satellite and have plans for one additional satellite (IA-9). See “—Our Network—Planned Satellites” for a description of this planned satellite. We must construct, launch and operate additional satellites licensed by the FCC by specified target dates, referred to as milestones. The failure to meet these milestones for a satellite will render our FCC license for that satellite null and void and could result in our losing access to the orbital location associated with that satellite. The FCC imposes these milestones on all U.S.-licensed satellite operators in order to prevent the warehousing of orbital locations. If we experience delays in meeting a milestone, we can apply to the FCC for an extension. The FCC will generally grant an extension if the delays are due to circumstances outside of a satellite operator’s control, such as the late delivery of a satellite by a satellite manufacturer.

Other FCC Authorizations

We have subsidiaries that hold other Title III licenses, including earth station and experimental earth station licenses associated with technical facilities located in several states and in Washington, D.C. In addition, certain of our subsidiaries hold Title II common carrier authorizations. As a result, we are subject to FCC common carrier requirements, including traffic and revenue, international circuit status and international interconnected private line reporting. These requirements also include notification and approval for foreign carrier affiliations, filing of contracts with international carriers and annual financial reports and equal employment opportunity reports. We currently qualify for exemptions from several of these reporting requirements. Finally, we are subject to requirements to provide communications assistance for law enforcement and to maintain customer billing records for 18 months.

FCC Fees

We must pay FCC filing fees in connection with our satellite and earth station applications and annual regulatory fees that are intended to defray the FCC’s regulatory expenses. In addition, we may be subject to universal service contributions in connection with our provision of interstate or international telecommunications services.

FCC Non-U.S. Ownership Restrictions

Some of our existing FCC licenses are subject to Section 310(b)(4) of the Communications Act of 1934, as amended. Section 310(b)(4) establishes a 25% benchmark for indirect ownership by non-U.S. individuals, corporations and governments in U.S. common carrier radio licensees, but grants the FCC the discretion to allow for higher levels of non-U.S. ownership if it determines that such ownership is not inconsistent with the public interest. Accordingly, we were required to obtain, and obtained in the FCC’s December 22, 2004 order approving the Acquisition Transactions, FCC approval of the non-U.S. ownership in our company that existed upon closing of the Acquisition Transactions. In addition, the FCC stated in that order that our FCC-licensed subsidiaries may accept up to and including an additional 25% indirect equity and/or voting interest from Intelsat Holdings’ current foreign investors and from other foreign investors, subject, however, to the condition that no single non-U.S. individual or entity (other than Intelsat Holdings) may acquire a greater-than-25% indirect equity and/or voting interest in our FCC-licensed subsidiaries without prior FCC approval. We are also required to seek prior FCC approval before any investor from a non-WTO member country acquires equity or voting interests in our company that, when aggregated with the current ownership in our company by investors from non-WTO member countries, exceeds 25%. Currently, less than 5% of our equity is indirectly held by individuals or entities from non-WTO member countries, including WTO observer countries. We monitor the non-U.S. ownership in our company and would, if necessary, periodically seek FCC approval that the non-U.S. ownership of our company is not inconsistent with the public interest. The FCC has noted that, with respect to non-U.S. investment by WTO member countries, there is a rebuttable presumption that such investment raises no competitive concerns. See “Risk Factors” for a discussion of the risks associated with exceeding the non-U.S. ownership limitations. Prior to consummation of the Transfer Transactions, we were required to obtain, and obtained, a ruling from the FCC that the level of non-U.S. ownership resulting from the consummation of certain of the Transfer Transactions is not inconsistent with the public interest.

The ORBIT Act

The stated purpose of the ORBIT Act, which entered into force in March 2000, was “to promote a fully competitive global market for satellite communication services for the benefit of consumers and providers of satellite services and equipment by fully privatizing the intergovernmental satellite organizations, INTELSAT and Inmarsat.” The ORBIT Act set forth criteria that the FCC was required to evaluate in considering our license and renewal applications and in connection with customer requests for authorization to use our satellite capacity to provide “non-core services” to, from or within the United States. “Non-core services” were defined in the ORBIT Act as any services other than public-switched voice telephony and occasional use television. We were required to comply with the ORBIT Act in order to obtain required authorizations from the FCC and to avoid limitations on the types of services for which our capacity may be used.

On April 15, 2005, the FCC found Intelsat to be in compliance with all of the requirements of the ORBIT Act. As a result, Intelsat does not face any restrictions on the types of services it may provide to, from or within the United States. On July 12, 2005, the ORBIT Act was amended to, among other things, remove the prohibition of Intelsat affiliation with another fixed satellite services operator, New Skies Satellites B.V.

U.S. Export Control Requirements and Sanctions Regulations

As a company with subsidiaries located in the United States, we must comply with U.S. export control laws and regulations, specifically the Arms Export Control Act, the International Traffic in Arms Regulations, also known as the ITAR, the Export Administration Regulations and the trade sanctions laws and regulations administered by OFAC, in the operation of our business. The export of satellites, satellite hardware, defense services and technical information relating to satellites to non-U.S. satellite manufacturing firms, launch services providers, insurers, customers, employees and other non-U.S. persons is regulated by the U.S. Department of State’s Directorate of Defense Trade Controls under the ITAR. Many of our contracts for the manufacture, launch, operation and insurance of our satellites involve the export to non-U.S. persons of technical data or hardware regulated by the ITAR. Our U.S. subsidiaries have obtained all of the specific Directorate of Defense Trade Controls authorizations currently needed in order to fulfill their obligations under their contracts with non-U.S. entities, and we believe that the terms of these licenses are sufficient given the scope and duration of the contracts to which they pertain.

Because of our history as a public international organization, many of our employees are non-U.S. nationals. Our provision of technical information relating to our satellites to these non- U.S. national employees is also regulated by the ITAR. We have obtained a license from the Directorate of Defense Trade Controls to allow certain of our non-U.S. national employees access to our technical information that is controlled under the ITAR.

Additionally, since Intelsat, Ltd. is based in Bermuda and it and its employees are non-U.S. persons for purposes of the ITAR, some of our suppliers located in the United States must also comply with U.S. export control laws and regulations in order to provide to us ITAR-controlled technical data or hardware.

The U.S. Department of Commerce’s Bureau of Industry and Security also regulates some of our activities under the Export Administration Regulations. The Bureau regulates our export of equipment to earth stations in our ground network located outside of the United States. It is our practice to obtain all licenses necessary for the furnishing of original or spare equipment for the operation of our TT&C earth station facilities in a timely manner in order to facilitate the shipment of this equipment when needed.

With U.S. subsidiaries subject to U.S. laws and regulations, we cannot provide services to certain countries subject to U.S. trade sanctions unless we first obtain the necessary authorizations from the U.S. Department of the Treasury’s Office of Foreign Assets Control. Where required, OFAC has granted our U.S. subsidiaries the authorizations needed to provide satellite capacity and related administrative services to U.S.-sanctioned countries. However, these licenses are strictly limited to the provision of public international telecommunications services as defined in the treaty governing the IGO. The provision of additional telecommunications services would require separate authorization from OFAC.

See “Risk Factors” for a discussion of risks relating to U.S. export control requirements and sanctions regulations.

U.S. Department of Defense Security Clearances

To be able to participate in classified U.S. government programs, we sought and obtained security clearances for one of our subsidiaries from the U.S. Department of Defense under the federal rules and regulations relating to the National Industrial Security Program. Because Intelsat, Ltd. is a Bermuda company, we were required to take action to mitigate the impact of the non-U.S. ownership of the subsidiary seeking these clearances before the U.S. Department of Defense would issue the required security clearances. Specifically, we put in place a proxy agreement relating to the corporate governance of this subsidiary to ensure that its parent companies do not exert influence over decisions that could negatively impact the security of the U.S. government’s classified information. This subsidiary has also established a government security committee that sets procedures to ensure that no classified information is transmitted between it and its affiliates. If we do not maintain the security clearances that we have obtained from the U.S. Department of Defense, we will not be able to perform our obligations under any classified U.S. government contracts to which our subsidiary is a party, the U.S. government would have the right to terminate our contracts requiring access to classified information and we will not be able to enter into new classified contracts. Further, if we materially violate the terms of the proxy agreement, the subsidiary holding the security clearances may be suspended or debarred from performing any government contracts, whether classified or unclassified.

U.K. Regulation

The United Kingdom is the licensing jurisdiction for the BSS portion of the Ku-band on one of our satellites. Satellite operators in the United Kingdom are regulated by the U.K.’s Office of Communications. See “Risk Factors—Risk Factors Relating to Regulation” for a discussion of risks associated with U.K. regulatory requirements.

Papua New Guinea Regulation

One of our orbital locations has been reserved for our use by PANGTEL. Accordingly, this orbital location and the satellite that occupies this location are subject to regulation by PANGTEL. We are required to pay fees to PANGTEL in connection with our use of this orbital location. If we fail to keep a satellite at this location, our rights to use the location could be terminated.

Regulation by Other Countries

As a provider of satellite capacity in over 200 countries and territories, we are subject to the national communications and broadcasting laws and regulations of many countries. Most countries that we serve require us to obtain a license or other form of written authorization from the regulator prior to offering service. We have obtained or are obtaining these licenses or written authorizations in all countries in which they are required.

Many countries have liberalized their regulations to permit multiple entities to seek licenses to provide voice, data or video services. They also increasingly permit multiple entities to seek licenses to own and operate earth station equipment and to choose their providers of satellite capacity. We believe that this trend should continue due to commitments by many WTO members, in the context of the WTO Agreement on Basic Telecommunications Services, to open their satellite markets to competition. Most countries allow authorized telecommunications providers to own their own transmission facilities and to purchase satellite capacity without restriction, facilitating customer access to our services.

Other countries, however, have maintained strict monopoly regimes or otherwise regulate the provision of our services. In these countries, a single entity, often the government-owned telecommunications authority, may hold a monopoly on the ownership and operation of telecommunications facilities or on the provision of communications or broadcasting services to, from or within the country, including via satellite. As a result, end users may be required to access our services through this monopoly entity. In order to provide services in these countries, we may need to negotiate an operating agreement with that monopoly entity that covers the types of services to be offered by each party, the contractual terms for service and each party’s rates.

As we have developed our global communications network and expanded our service offerings, we have been required to obtain additional licenses and authorizations. The type of authorization required, if any, has depended on the type of service provided and the extent to which the ground network component is owned and operated by us. To date, we believe that we have identified and complied with all of the regulatory requirements applicable to us in connection with our ground network and expanded services.

Notwithstanding the variety of regulatory regimes existing in the over 200 countries and territories to which we provide our services, we believe that we comply in all material respects with all applicable laws and regulations governing our operations.

International Telecommunication Union Regulation

Our use of our orbital locations is subject to the frequency coordination and notification process of the International Telecommunication Union, also known as the ITU. In order to protect satellite systems from harmful radio frequency interference from other satellite systems, the ITU maintains a Master International Frequency Register of radio frequency assignments and their associated orbital locations. In order to have a satellite network registered with the ITU, a notifying administration is required by treaty to file, coordinate and give notice of its proposed use of radio frequency assignments and associated orbital locations with the ITU’s Radiocommunication Bureau.

When the coordination part of the process is completed, the ITU formally notifies all proposed users of the frequencies and orbital location in order to protect the registered user of the orbital location from subsequent or nonconforming interfering uses by other nations. The ITU’s Radio Regulations do not contain mandatory dispute resolution or enforcement mechanisms. The Radio Regulations’ arbitration procedure is voluntary and neither the ITU specifically, nor international law generally, provides clear remedies if this voluntary process fails. Only nations have full standing as ITU members. Therefore, we must rely on the governments of the United States, the United Kingdom, Papua New Guinea and Germany to represent our interests before the ITU, including obtaining new rights to use orbital locations and resolving disputes relating to the ITU’s rules and procedures.

Certain Customer Service Agreements

Our Intelsat Global Sales subsidiary is the contracting party for most of our customer service agreements. For regulatory reasons, our Brazilian customers contract with Intelsat Brasil Ltda., a Brazilian subsidiary. Our U.S., Canadian and Caribbean customers enter into agreements with certain of our U.S. subsidiaries. References to “our,” “we” and “us” below in our discussion of our service agreements are to the Intelsat entities that are the actual contracting parties to the service agreements.

Our customers generally obtain satellite capacity from us by placing an order pursuant to one of several master customer service agreements. These agreements offer different service commitment types, including lease, channel and carrier, and managed services. For a description of these service commitment types and a breakdown of our revenue by service commitment type, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”

Most customer service commitments entered into prior to our privatization were transferred to us from the IGO pursuant to novation agreements. Since the privatization, our customers generally order services pursuant to master service agreements. The novation agreements and the master service agreements that we entered into in connection with the privatization contain provisions that restrict certain aspects of our business. These provisions are described below. Following our privatization, we have entered into master service agreements that do not contain these types of restrictions.

Novation Agreements

Each novation agreement sets forth the terms and conditions upon which the service commitments entered into prior to the privatization are provided. The same form of novation agreement was offered to all of the IGO’s customers. Accordingly, the same terms and conditions generally apply to all customer service commitments transferred by the IGO pursuant to a novation agreement. Approximately one-third of the outstanding customer commitments that are represented in our June 30, 2005 backlog are covered by novation agreements and, therefore, are subject either to MFC or LCO protections. MFC protection continues for up to five years after July 18, 2001. LCO protection can continue until July 18, 2013. As of June 30, 2005, approximately 24% of the outstanding customer commitments in our backlog were MFC-protected and approximately 11% of the outstanding customer commitments in our backlog were LCO-protected. Although our backlog could be reduced if our MFC or LCO protection obligations are triggered, neither MFC nor LCO has had a significant impact on our backlog to date. See “Risk Factors—Risk Factors Relating to Our Privatization” for a description of the risks to our business relating to our obligations to provide MFC and LCO protection.

Most Favored Customer Protection

MFC protection is available until up to July 18, 2006. Subject to limited exceptions and a materiality threshold of 5%, MFC protection entitles a customer to the lowest rate on like terms that we charge after July 18, 2001 for satellite capacity having the same or comparable five technical and four commercial parameters. The technical parameters include the applicable satellite and orbital location through which a particular service is provided and uplink and downlink beam combination used to provide the service. The power (either standard or premium), the bandwidth used to provide the service and the service type are also technical parameters. The commercial parameters are the service term, whether a service is preemptible or non-preemptible, whether the service is entitled to an advance reservation discount and whether the capacity being provided is unused capacity or its capacity being used by an anchor tenant. As of June 30, 2005, approximately 24% of the outstanding customer commitments in our backlog were MFC-protected. From the date of our privatization through June 30, 2005, our MFC terms had resulted in a cumulative negative impact on revenue and backlog of approximately $200,000. If it is determined that we have not complied with our MFC protection obligations, we would have to offer the customer service at the applicable rate on like terms. If the customer accepts this offer, we would have to credit the customer for any overcharge, including interest, and also pay a penalty of 20% of the amount overcharged, plus interest.

Lifeline Connectivity Obligation Contracts

In connection with our privatization, customers that novated service commitments and that met specified eligibility criteria had the option of entering into LCO contracts. An LCO contract provides price and capacity protection for a covered service commitment until the earlier of July 18, 2013 or the expiration of the commitment, which may be renewed as many times as required up to July 18, 2013 at a price no higher than the price charged for that service on the privatization date. A service commitment subject to LCO protection is not eligible for MFC protection unless the customer terminates LCO protection for the commitment prior to July 18, 2006. Our customers cannot elect to receive LCO protection on contracts effective after the privatization date, except in limited circumstances. As of June 30, 2005, approximately 11% of the outstanding customer commitments in our backlog were LCO-protected.

The LCO contracts obligate us, in some circumstances, to reduce the prices we charge for covered service commitments. On each anniversary of the privatization date until July 18, 2013, we are obligated to compare the cumulative price increases and decreases of our non-LCO protected service commitments against a specified pricing index. If the weighted average price charged to non-LCO customers for the service commitments specified in the pricing index decreases by a cumulative amount of 15% or more, the LCO contracts obligate us to reduce the prices for LCO-protected service commitments of less than 10 years at the time of privatization by the same percentage. We calculated the price increases and decreases of our non-LCO protected service commitments as of July 18, 2002, 2003 and 2004 in accordance with the LCO contracts and found that the weighted average price charged to non-LCO customers for the specified service commitments had decreased. However, because the cumulative decrease through July 18, 2004 was less than 15%, we were not required to reduce prices for our LCO-protected service commitments.

Pursuant to a Public Services Agreement that we entered into with ITSO in connection with the privatization, ITSO monitors our implementation of the LCO protections. Under the Public Services Agreement, we are obligated to provide our services in a manner consistent with the core principles of global coverage and connectivity, lifeline connectivity and non-discriminatory access. Global coverage and connectivity refers to the principle that our satellite system should provide the maximum coverage of the earth available from satellites in geostationary orbit and that it should have sufficient interconnection capabilities to make communication possible within and between Africa, Asia, Europe, North America and South America. Lifeline connectivity refers to the principle that we should make our satellite system available at protected price levels to users in low income countries, countries with low teledensity and other countries that are dependent on our system for access to international telecommunications services. Non-discriminatory access refers to the principle that all entities should have a fair and equal opportunity to access our satellite system.

Distribution Agreements

In connection with the privatization, we entered into non-exclusive service distribution agreements with many of customers. The distribution agreement is a master agreement that gives customers the right to order capacity, subject to availability, and authorizes our customers to act as distributors of our services. Each distribution agreement provides for an initial term of five years and may be renewed at the customer’s option for an additional five years. The distribution agreements restrict certain aspects of our business, as described below. See “Risk Factors—Risk Factors Relating to Our Privatization” for a description of the risks to our business associated with these restrictions.

The distribution agreements restrict the manner in which we can engage in some types of retail activities during the initial five-year term of the agreements. We are required to engage in these types of retail activities only through a separate business division. This division must maintain an arm’s-length relationship with us, and we may not provide services to it on terms and conditions more favorable than those provided to our distributors. The distribution agreements also require us to treat all similarly situated distributors in a non-discriminatory fashion, subject to commercial considerations and applicable laws and regulations. For example, we are required to provide all of our distributors with comparable opportunities to distribute existing and new services on a non-exclusive basis and to distribute services in any geographic region. If we establish a separate retail business division, we are required to treat it in the same way as any other distributor for the purposes of these non-discrimination principles.

Employees

During the last few years, we had higher staffing levels than we believe are required today to efficiently run our business. At June 1, 2004, we had 981 full-time regular employees. By the end of June 2005, we had 801 full-time regular employees, or nearly 18% fewer employees than we had at June 1, 2004.

These 801 employees consisted of:

•	217 employees in sales, marketing and strategy;

•	430 employees in engineering, operations and information systems; and

•	154 employees in finance, legal and other administrative functions.

As of June 30, 2005, approximately 727 of these employees were located in the United States, 19 were located in London, England and 7 were located in Bermuda. The remainder of our employees were in various other locations around the world.

We believe that our relations with employees are good. None of our employees is represented by a union or covered by a collective bargaining agreement.

Environmental Matters

Our operations are subject to various laws and regulations relating to the protection of the environment, including those governing the management, storage and disposal of hazardous materials and the cleanup of contamination. As an owner or operator of property and in connection with current and historical operations at some of our sites, we could incur significant costs, including cleanup costs, fines, sanctions and third-party claims, as a result of violations of or liabilities under environmental laws and regulations. For instance, some of our operations require continuous power supply, and, as a result, current and past operations at our teleport and other technical facilities include fuel storage and batteries for back-up power systems. However, we believe that our operations are in substantial compliance with environmental laws and regulations.

Property, Plant and Equipment

Most of our employees and satellite operations facilities are located in Washington, D.C. Our Intelsat Global Service Corporation subsidiary owns the building in Washington, D.C. in which these facilities are located, but leases the land underlying the building from the U.S. government pursuant to a lease that expires in 2081. We have an option to purchase the land underlying the building that may be exercised on or after July 18, 2005, provided that the U.S. Congress authorizes legislation to enable the conveyance of the land to us. The building has approximately 917,000 gross square feet, of which approximately 546,500 square feet houses office space and the satellite operations facilities based in the building. See “—Network—Network Operations and Current Ground Facilities” for descriptions of these facilities. The building also houses the majority of our sales and marketing support staff and other administrative personnel. We also lease approximately 15,000 square feet of additional office space at another location in Washington, D.C. and 17,755 square feet in Bethesda, MD.

We use a worldwide ground network to operate our satellite fleet and to manage the communications services that we provide to our customers. This network is comprised of a number of earth station facilities, including eight primary earth stations that perform TT&C and other services, located around the world. Our network also consists of the communications links that connect the earth stations to our satellite control center located at our Washington, D.C. building and to our back-up operations facility.

The eight primary TT&C earth stations in our ground network are located in Australia, Germany, Italy, South Korea, South Africa and three U.S. locations. We own four of the primary TT&C earth stations in our ground network and contract with the owners of the other four primary TT&C stations for the provision of certain services. The contracts with the owners of these four stations have expiration dates ranging from October 21, 2008 to November 30, 2010. Other earth stations in our ground network include earth stations located in Argentina, Australia, Bahrain, the Caribbean, China, Colombia, Costa Rica, India, Italy, South Korea, Russia, South Africa, Tahiti, the United Arab Emirates and another U.S. location.

In addition to providing TT&C services for the operation of our satellite fleet, three of the four earth stations that we own provide teleport services. Two of these three earth stations are in the United States and one is in Germany. We lease teleport facilities in Australia and China. We have also established points of presence connected by leased fiber at key traffic exchange points around the world, including Los Angeles, New York, Hong Kong and London. We lease our facilities at these traffic exchange points. We use our teleports and points of presence in combination with our satellite network to provide our customers with managed services. We have established video points of presence connected by leased fiber at key video exchange points around the world, including Baltimore, Los Angeles, Denver, New York, McLean, Hartford and London. We lease our facilities at these video exchange points. We use our teleports and points of presence in combination with our satellite network to provide our customers with video services.

We have an approximately 39,000 square foot facility located a relatively short distance from our Washington, D.C. facility. We have also leased approximately 18,000 square feet of office space and 9,300 square feet of storage space at this location. This facility includes a full-time operations center managing uplinks to the Intelsat Americas satellites. The facility also includes a back-up facility and data center that we use as back-up for our satellite and other business operations.

We lease office space in Hamilton, Bermuda and London, England. Our Bermuda office was established in 2001 and serves as the headquarters for Intelsat Holdings, Intelsat, Ltd., Intelsat Bermuda and Intelsat Sub Holdco. Our London office houses the employees of Intelsat Global Sales, our sales and marketing subsidiary, and functions as our global sales headquarters. We also lease office space in New York, Brazil, China, France, Germany, India, Singapore, South Africa and the United Arab Emirates for our local sales and marketing support offices.

Legal Proceedings

We are subject to litigation in the normal course of business, but we do not believe that the resolution of any pending proceedings will have a material impact on our financial position or results of operations.

Two putative class action complaints were filed against Intelsat, Ltd. and Intelsat Global Service Corporation in 2004 in the U.S. District Court for the District of Columbia by certain named plaintiffs who are Intelsat retirees, spouses of retirees or surviving spouses of deceased retirees. The original complaints, which arose out of a resolution adopted by the governing body of the IGO prior to privatization, alleged, among other things, that Intelsat, Ltd. wrongfully modified health plan terms to deny coverage to surviving spouses and dependents of deceased Intelsat retirees. Both original complaints claimed breach of fiduciary duty under the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), breach of contract, and estoppel. In addition, one of the complaints also alleged fraudulent misrepresentation. The original complaints sought a declaratory ruling that putative class members would be entitled to unchanged health plan benefits in perpetuity and injunctive relief prohibiting any changes to these benefits. Both of the original complaints also sought monetary damages, which were specified to be $250 million in one of the complaints (but unspecified in the other).

We moved to dismiss the complaints, arguing that the IGO resolution is not enforceable against Intelsat, Ltd. or Intelsat Global Service Corporation; that we have the right to modify the terms of any postretirement health benefits being provided; and that the associated damages claim is without merit. Shortly before the Court’s hearing on our motions to dismiss on May 11, 2005, both groups of plaintiffs filed amended complaints to add certain factual allegations and claims, including a claim for $112.5 million allegedly arising from an obligation under the IGO resolution to fund the plaintiffs’ postretirement health benefits if Intelsat, Ltd.’s consolidated net worth fell below $300 million. In addition, one of the amended complaints increased its claim for compensatory and punitive damages to $500 million.

On August 19, 2005, the Court granted our motion to dismiss plaintiffs’ fraud allegations, except for those plaintiffs who accepted early retirement in October 2001, but denied our motions to dismiss the original and amended complaints on other grounds. The Court also granted the plaintiffs’ motion to file an amended and consolidated complaint but denied (without prejudice) their motions to file discovery or to certify the litigation as a class action.

On September 30, 2005, the plaintiffs filed a third amended and consolidated complaint. Like the original complaints described above, the amended and consolidated complaint alleges claims for estoppel, breach of fiduciary duty under ERISA, and breach of contract. The amended and consolidated complaint also includes claims of fraudulent misrepresentation, fraudulent conveyance, and conspiracy to defraud plaintiffs. Under the amended and consolidated complaint, plaintiffs seek (i) a declaratory judgment that putative class members are entitled, in perpetuity, to health benefits as they existed on January 1, 2001; (ii) injunctive relief to prevent future changes to these benefits and to require continuing coverage for surviving spouses and dependents; (iii) a judgment in the amount of $112.5 million; (iv) compensatory and punitive damages of $1 billion; and (v) attorneys’ fees and costs.

It is our position that the resolution does not create obligations that are enforceable against Intelsat, Ltd. or Intelsat Global Service Corporation. We intend to defend vigorously all allegations made in the amended and consolidated complaint.

THE PANAMSAT ACQUISITION TRANSACTIONS

General

On August 28, 2005, Intelsat Bermuda entered into the Merger Agreement with PanAmSat and Merger Sub. Pursuant to the Merger Agreement, Intelsat Bermuda agreed to acquire PanAmSat for total cash consideration of approximately $3.2 billion, with the shareholders of PanAmSat generally being entitled to receive $25.00 per common share (plus a pro rata share of undeclared regular quarterly dividends if any, for the quarter in which the acquisition is consummated). Merger Sub is a subsidiary of Intelsat Bermuda which was newly formed for the purpose of consummating the PanAmSat Acquisition Transactions and currently has no independent operations or assets. As part of this transaction, approximately $3.2 billion in debt of PanAmSat and its subsidiaries will either be refinanced or remain outstanding.

The Merger and Related Events

In connection with, and in order to effect, the transactions contemplated by the Merger Agreement and the related financing, the following transactions have occurred or are expected to occur:

•	Intelsat Bermuda has created a new direct wholly owned subsidiary, Intermediate Holdco;

•	Intelsat Bermuda will transfer substantially all its assets (other than the capital stock of Merger Sub) and liabilities (including the discount notes) to Intermediate Holdco, but will remain a guarantor of the notes and the senior secured credit facilities and will become a guarantor of the discount notes; and

•	Merger Sub will merge with PanAmSat, with PanAmSat continuing as the surviving corporation and being a direct wholly owned subsidiary of Intelsat Bermuda. Upon completion of the Merger Transaction, PanAmSat’s equity holders immediately prior to the merger will cease to hold shares or other equity interests in PanAmSat.

Consummation of the Merger Transaction is subject to various closing conditions, as described below. Intelsat believes that the Merger Transaction could close in the second or third quarter of 2006.

Upon completion of the PanAmSat Acquisition Transactions, PanAmSat and Intelsat Sub Holdco will be direct or indirect wholly owned subsidiaries of Intelsat Bermuda, and PanAmSat and its subsidiaries will continue as separate corporate entities.

David McGlade is expected to continue to serve as CEO and a Director of Intelsat, Ltd. following the consummation of the Merger Transaction. Joseph Wright, the current Chief Executive Officer and a Director of PanAmSat, is expected to become our Chairman upon completion of the Merger Transaction, pending successful negotiation of the terms and conditions of his employment.

Funding Sources and Related Financings

Intelsat Bermuda has received financing commitments for the full amount of the purchase price from a group of financial institutions. The funding of the commitments is subject to certain conditions, including satisfaction of the conditions to the Merger Transaction. A substantial portion of the financing for the PanAmSat Acquisition Transactions is expected to be raised by Intelsat Bermuda, with additional financing expected to be raised by PanAmSat, PanAmSat Corporation (a direct subsidiary of PanAmSat) and Intelsat Sub Holdco. A portion of the financing raised by Intelsat Bermuda may be guaranteed by Intelsat Sub Holdco and certain of its subsidiaries. The amount of new debt to be incurred by these entities is not expected to exceed $3.267 billion in aggregate principal amount. In addition, PanAmSat will seek consents from the lenders under, and certain amendments to, its existing credit facility and Intelsat Sub Holdco will seek consents from the lenders under, and certain amendments to, its senior secured credit facilities. The net proceeds from these funding transactions, together with cash on hand, will be used to consummate the PanAmSat Acquisition Transactions and to pay related fees and expenses.

Consummation of the Merger Transaction is expected to result in a change of control under the indentures governing certain outstanding notes of PanAmSat and its subsidiary, PanAmSat Corporation, giving the holders of these notes the right to require the issuers thereof to repurchase these notes at the prices stated in these indentures. We believe, based on current trading levels of these notes, that the holders of these notes are not likely to exercise these rights, although there is no assurance that this will be the case. In addition, consummation of the Merger Transaction will require us to seek consents and obtain certain amendments under our existing senior secured credit facilities and the secured credit facilities of PanAmSat Corporation. We believe we will be able to obtain these consents and amendments, although there is no assurance that this will be the case. The financing commitments referred to above include a commitment from the financial institutions party thereto to provide us with funding to cover these repurchase obligations in the event the holders of these notes exercise these repurchase rights and to provide us and PanAmSat Corporation with replacement credit facilities in the event the required consents and amendments under existing credit facilities are not obtained.

The funding of the commitments is subject to the satisfaction or waiver of a number of conditions including, without limitation:

•	the Merger Transaction shall be consummated pursuant to the Merger Agreement and no material provision or condition thereof shall have been waived, amended, supplemented or otherwise modified in a manner that is material and adverse to the lead arrangers or the banks without the prior written consent of the lead arrangers, which shall not be unreasonably withheld or delayed;

•	completion of final documentation;

•	the preparation of offering memoranda related to the issuance of certain notes and the investment banks engaged to publicly offer or privately place the notes having been afforded the opportunity to market such notes pursuant to such offering memoranda and provided certain assistance in respect of such marketing; and

•	certain other customary closing conditions, including delivery of customary legal opinions, the correctness in all material respects of certain representations and warranties, and satisfaction with the results of certain lien and litigation searches.

The funding of the commitments, however, is not subject to the satisfaction of any condition specifying the absence of a material adverse change in the financial markets, a pro forma leverage test for the combined companies, or the absence of a material adverse change in the business of Intelsat.

The Merger Agreement

Conduct Prior to Closing and Conditions to the Consummation of the Merger Transaction

The Merger Agreement contains customary provisions regarding representations and warranties and covenants regarding the conduct of business prior to the closing of the Merger Transaction. In addition, the Merger Transaction is subject to a number of conditions that must be satisfied or waived, including the absence of any governmental order that prohibits the Merger Transaction or any law that prohibits or makes illegal the Merger Transaction, the expiration or termination of all waiting periods applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the HSR Act, and adoption of the Merger Agreement by a majority of the stockholders of PanAmSat, before each party is obligated to effect the Merger Transaction. Investment vehicles affiliated with Kohlberg Kravis Roberts & Co., the Carlyle Group and Providence Equity Partners together own approximately 58% of PanAmSat’s common stock and agreed to vote in favor of the adoption of the Merger Agreement. On October 26, 2005, PanAmSat informed us that a majority of its stockholders approved and adopted the Merger Agreement. The obligations of Intelsat Bermuda and Merger Sub to consummate the Merger Transaction are subject to the satisfaction or waiver of a number of additional conditions, including receipt of all required regulatory approvals, the consummation of the debt financings described above or other satisfactory financing, the absence of any change, development, event, condition occurrence or effect that, individually or in the aggregate would reasonably be expected to have a material adverse effect on PanAmSat and the truth and accuracy of representations and warranties.

Regulatory Approvals

Under the Merger Agreement, Intelsat Bermuda and PanAmSat are required to cooperate with each other in order to take all actions to meet necessary regulatory requirements, which include obtaining the regulatory consents described below.

Regulatory Approvals

FCC. The transfer of control of PanAmSat requires prior FCC approval since certain of PanAmSat’s subsidiaries hold FCC licenses. Therefore, the licensee subsidiaries and/or Intelsat, Ltd. are required to file an application for FCC consent to the transfer of control of the FCC licenses in connection with the Merger Transaction. The requisite FCC application was filed on September 30, 2005. The FCC will then place the applications on public notice for comment. There can be no assurance that petitions, opposition or other comments by third parties will not be received during the public notice period. The FCC generally takes action on an application within 180 days from the initial public notice accepting the application for filing. We cannot assure you that the FCC will grant its consent in a timely manner or that it will not agree with any views of third parties that may oppose the application and deny its approval or impose onerous conditions in connection with granting its approval.

HSR Act. Under the HSR Act, certain types of transactions cannot be consummated until specified information has been furnished to the Antitrust Division of the U.S. Department of Justice, which we refer to as the Antitrust Division, and the U.S. Federal Trade Commission, which we refer to as the FTC, and until certain waiting periods have been terminated or have expired. Intelsat Bermuda and PanAmSat made the initial filings under the HSR Act with the Antitrust Division and the FTC effective on September 26, 2005. The initial 30 day waiting period was extended by a request received from the Antitrust Division for additional information and documentary materials in connection with the Merger Transaction. The waiting period, as extended by the request, will expire 30 days after the parties have substantially complied with the request, unless extended voluntarily or terminated earlier by the Antitrust Division.

Exon-Florio. Intelsat and PanAmSat intend to make a joint filing with CFIUS under the U.S. Defense Production Act of 1950, as amended by the Omnibus Trade and Competitiveness Act of 1988, which we refer to as Exon-Florio, seeking confirmation that the Merger Transaction does not threaten the national security.

Foreign and Certain Other Regulatory Matters. Approvals or clearances from regulatory bodies in certain other countries are conditions to the completion of the Merger Transaction. Government approval or notification of the change in control over licenses or authorizations may be required in countries where PanAmSat and its subsidiaries have received government licenses or other authorizations.

The Merger Transaction may also be subject to the requirements of other U.S. state or federal agencies or of foreign governmental agencies. Satisfaction of certain of these requirements is a condition to the closing of the Merger Transaction.

Notifications

Department of State and Department of Defense. PanAmSat is registered with the U.S. Department of State as a manufacturer or exporter of satellite-related items that are controlled under the International Traffic in Arms Regulations. PanAmSat also has a subsidiary that engages in certain U.S. Government contracting activities that are regulated by the U.S. Department of Defense. In connection with the Merger Transaction, appropriate notice and other filings will be made with the U.S. Department of State and the U.S. Department of Defense.

FCC. Intelsat Bermuda and PanAmSat will notify the FCC, pursuant to its rules, of the proposed change in ownership of the PanAmSat’s non-U.S. licensed satellites that will be caused by the consummation of the Merger Transaction. Foreign-licensed satellites that are authorized to provide service in the United States are required to be placed on the FCC’s Permitted Space Station List in order for U.S.-licensed earth stations to access the satellites without individually obtaining prior FCC consent. Although the FCC generally permits changes in the ownership of satellites on the Permitted Space Station List, if the FCC were to remove any of PanAmSat’s non-U.S. licensed satellites from the Permitted Space Station List as a result of the Merger Transaction, U.S.-licensed earth stations generally would be required individually to seek FCC approval to access such satellites following the closing of the Merger Transaction.

Termination of the Merger Agreement

Intelsat Bermuda and PanAmSat may mutually agree to terminate the Merger Agreement at any time prior to the completion of the Merger Transaction. In addition, the Merger Agreement may be terminated:

•	by PanAmSat or Intelsat Bermuda, if:

•	the transactions contemplated by the Merger Agreement have not been consummated by November 26, 2006, so long as failure of the terminating party to comply with the Merger Agreement has not been the cause of or resulted in the failure of the consummation of such transactions by such date;

•	the FCC has denied, dismissed or designated for hearing any consent application related to the transactions contemplated by the Merger Agreement, other than with respect to immaterial assets or businesses; or

•	five business days have elapsed following a permanent injunction or order of a court or governmental authority (other than the FCC) located in the United States preventing the consummation of the transactions contemplated by the Merger Agreement;

•	by PanAmSat, if:

•	there has been a breach by Intelsat Bermuda of any representation, warranty or covenant in the Merger Agreement, which breach, individually or in the aggregate with all other breaches, would give rise to the failure of any of the applicable closing conditions set forth in the Merger Agreement and the breach has not been cured within 30 days of receipt of notice of the breach (or if earlier, by November 25, 2006);

•	Intelsat Bermuda has failed to obtain the financing contemplated by its debt commitment letter by November 26, 2006 or by the end of an agreed upon marketing period for the financing, if the other conditions to the consummation of merger are satisfied; however, PanAmSat cannot terminate the Merger Agreement if its failure to comply in any material respect with certain obligations caused or materially contributed to the failure to obtain such financing or if Intelsat Bermuda or its relevant financing sources have not received all of the information required to be delivered by the Merger Agreement in connection with the financing and this fact caused or materially contributed to the failure to obtain such financing;

•	Intelsat Bermuda has failed to obtain the requisite regulatory approvals by November 26, 2006, if the other conditions to the consummation of merger are satisfied and as long as (1) PanAmSat did not cause or materially contribute to the failure to obtain such approvals and (2) any lawsuit brought by PanAmSat or any of its stockholders in their capacity as a stockholder does not cause the failure of any of the regulatory-related conditions to be satisfied; or

•	prior to November 26, 2006, a final and non-appealable order of the FCC has been issued that would cause any of the regulatory-related conditions in the Merger Agreement to be incapable of being satisfied, unless (1) Intelsat Bermuda takes actions that it believes in good faith can be taken by it to satisfy such regulatory-related conditions, (2) the marketing period for its financing begins within 20 business days of the issuance of the order, or (3) the conditions to Intelsat Bermuda’s obligation to consummate the Merger Transaction other than those related to financing and regulatory approvals are not satisfied or are incapable of being satisfied;

•	by Intelsat Bermuda, if:

•	there has been a breach by PanAmSat of any representation, warranty or covenant in the Merger Agreement, which breach, individually or in the aggregate with all other breaches, would give rise to the failure of any of the applicable closing conditions set forth in the Merger Agreement and the breach has not been cured within 30 days of receipt of notice of the breach (or if earlier, by November 25, 2006); or

•	a tender offer or exchange offer for 20% or more of PanAmSat’s outstanding shares of common stock is commenced or another competing transaction is otherwise publicly announced, and PanAmSat’s board of directors recommends that its stockholders tender their shares in such tender offer or exchange offer, or otherwise fails to recommend rejecting such tender offer or exchange offer or such competing transaction, within the time periods specified in the Merger Agreement.

Fees and Expenses upon Termination of the Merger Agreement

The Merger Agreement provides that upon a termination in specified circumstances, PanAmSat must pay a termination fee of $64 million to Intelsat Bermuda, plus expenses of up to $5 million incurred by Intelsat Bermuda and Merger Sub.

The Merger Agreement also provides that Intelsat Bermuda must pay a termination fee of $250 million to PanAmSat if:

•	PanAmSat terminates the Merger Agreement in certain circumstances due to Intelsat Bermuda’s failure to obtain the financing by November 26, 2006 or the last day of a 30-business day marketing period for the financing;

•	PanAmSat terminates the Merger Agreement in certain circumstances due to the failure of Intelsat Bermuda to obtain the requisite regulatory approvals, as long as (1) PanAmSat did not cause or materially contribute to (A) the failure to obtain the requisite regulatory approvals or (B) the issuance of an order that would cause any of the regulatory-related conditions to be unsatisfied and (2) any lawsuit brought by PanAmSat or any of its stockholders in their capacity as a stockholder does not cause any of the regulatory-related conditions to be unsatisfied; or

•	Intelsat Bermuda terminates the Merger Agreement in certain circumstances due to failure to obtain the requisite FCC approval or due to the imposition of an injunction or order preventing the transactions contemplated by the Merger Agreement, as long as (1) PanAmSat did not cause or materially contribute to (A) the failure to obtain the requisite regulatory approvals or (B) the issuance of an order that would cause any of the regulatory-related conditions to be unsatisfied and (2) any lawsuit brought by PanAmSat or any of its stockholders in their capacity as a stockholder does not cause any of the regulatory-related conditions to be unsatisfied.

Additional Available Information

Intelsat, Ltd. filed a Current Report on Form 8-K on August 30, 2005 announcing that Intelsat Bermuda had entered into the Merger Agreement with PanAmSat. This Form 8-K contains various exhibits, including the Merger Agreement and the Commitment Letter for the financing commitments described above. Intelsat, Ltd. filed a Current Report on Form 8-K on October 27, 2005, announcing that PanAmSat informed us a majority of its stockholders approved and adopted the Merger Agreement and that we received a request from the Antitrust Division for additional information and documentary materials in connection with the Merger Transaction. PanAmSat is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the SEC. For more information on PanAmSat’s business, see PanAmSat Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004 and PanAmSat Holding Corporation’s and PanAmSat Corporation’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 filed with the SEC. PanAmSat Holding Corporation’s proxy statement dated October 6, 2005 seeking approval and adoption of the Merger Agreement from PanAmSat’s stockholders has also been filed with the SEC.

MANAGEMENT

Executive Officers

Set forth below is information concerning our current executive officers and directors:

Name	Age	Position
David McGlade	44	Director and Chief Executive Officer, Intelsat, Ltd.
Conny Kullman	55	Chairman and Director, Intelsat, Ltd.; Chairman, Director and CEO of Intelsat Bermuda
J. Robert Medlin	52	Acting Chief Financial Officer, Intelsat, Ltd.
Ramu Potarazu	44	Chief Operating Officer, Intelsat, Ltd.
Phillip Spector	55	Executive Vice President, General Counsel and Assistant Secretary, Intelsat, Ltd.
Kevin Mulloy	47	Chairman and President, Intelsat Global Service Corporation
Tony Trujillo, Jr.	48	Senior Vice President, Corporate Services and Government Relations, Intelsat Global Service Corporation
Noah Asher	43	Senior Vice President, Finance, Intelsat Global Service Corporation
Michael Hughes	49	Senior Vice President and Controller, Intelsat Global Service Corporation
G. Randall Bonney, Jr.	50	Treasurer, Intelsat Global Service Corporation
Andrew Africk	39	Director
Douglas Grissom	38	Director
Richard Haight	43	Director
James Perry, Jr.	45	Director
Alan Peyrat	35	Director
Andrew Sillitoe	33	Director
Aaron Stone	32	Director
Nicola Volpi	34	Director

The following is a brief biography of each of our current executive officers:

Mr. McGlade has been the Chief Executive Officer of Intelsat, Ltd. since April 2005. Prior to that, Mr. McGlade was the Chief Executive Officer of O2 UK, the largest subsidiary of mmO2 plc and a leading UK cellular telephone company, a position he took in October 2000. He was also an Executive Director of mmO2 plc. Mr. McGlade is currently a director of Skyworks Solutions, Inc. During his tenure at O2 UK and mmO2, Mr. McGlade was a director of the GSM Association, a trade association for GSM mobile operators, and served as Chairman of its Finance Committee from February 2004 to February 2005. He was also a director of Tesco Mobile from September 2003 to March 2005 and a director of The Link, a distributor of mobile phones and other high technology consumer merchandise, from December 2000 to May 2004. Mr. McGlade was the Chairman of the Board and Chief Executive Officer of Pure Matrix, Inc., a software company that serves the mobile communications market, from December 1999 to September 2000, and a non-executive Chairman to August 2004. Mr. McGlade also served as the President and Chief Executive Officer of CatchTV, an interactive television/Web company, from December 1998 to December 1999. Mr. McGlade was employed by Sprint PCS as West Region

President from February 1996 to July 1998, and as Vice President, Operations from September 1995 to January 1996. Mr. McGlade is currently Executive Director of mmO2 plc, and a director of Tesco Mobile and the GSM Association. Mr. McGlade’s business address is Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Mr. Kullman has been the Chairman of the board of directors of Intelsat, Ltd. since January 2005 and was the Chief Executive Officer of Intelsat, Ltd. from July 2001 to March 2005. Prior to that, Mr. Kullman was Chief Executive Officer of the IGO from October 1998 to July 2001. He has been a director of U.S. Friends of Chalmers University of Technology, Inc. since April 2002. Mr. Kullman previously served as Vice President of Operations and Engineering of the IGO from December 1997 to October 1998, Vice President of Operations of the IGO from April 1996 to December 1997, Vice President and Chief Information Officer of the IGO from September 1994 to April 1996, Director of Operations Plans/Sales Operation of the IGO from July 1992 to September 1994, Director of Systems Operation of the IGO from August 1990 to July 1992 and a systems engineer for the IGO from August 1983 to August 1990. Mr. Kullman’s business address is Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Mr. Medlin has been acting Chief Financial Officer of Intelsat, Ltd. since June 2005. He is also a senior managing director of FTI Palladium Partners, a division of FTI Consulting, Inc. Intelsat has engaged FTI to provide interim management services, including providing the services of Mr. Medlin and providing assistance in the search for a permanent chief financial officer. Prior to joining FTI in 2002, Mr. Medlin was a partner and southwest regional leader of the U.S. division of PricewaterhouseCoopers’ Business Recovery Services practice. Mr. Medlin’s business address is Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Mr. Potarazu has been Chief Operating Officer of Intelsat, Ltd. since March 2003. He previously served as President of Intelsat Bermuda and Managing Director of Intelsat Global Sales & Marketing Ltd. from March 2003 to January 2004; President and Chief Operating Officer of Intelsat Global Service Corporation from July 2001 to March 2003; Vice President, Global Operations and Chief Technical Officer of the IGO from November 2000 to July 2001; Vice President, Commercial Restructuring of the IGO from December 1999 to November 2000; Vice President, Operations and Chief Information Officer of the IGO from December 1998 to December 1999; Director of Information Systems of the IGO from April 1996 to December 1998; and Manager of Business Systems of the IGO from July 1995 to April 1996 and was a satellite software engineer for the IGO from May 1990 to July 1995. Prior to that time, Mr. Potarazu served in a senior technical consultant role with Contel Business Networks, Inc. Mr. Potarazu is currently a director of WildBlue. Mr. Potarazu’s business address is Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Mr. Spector became the Executive Vice President and General Counsel of Intelsat, Ltd. in February 2005. He was previously the managing partner of the Washington, D.C. office of the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP, and chair of the firm’s Communications & Technology Group. He is the former Chairman of the American Bar Association’s International Communications Committee, and served in the U.S. government as Associate Assistant to the President and as a law clerk to a Supreme Court justice. Mr. Spector is a magna cum laude graduate of the Harvard Law School and holds a Master in Public Policy degree from Harvard’s Kennedy School of Government. Mr. Spector’s business address is Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Mr. Mulloy has been President of Intelsat Global Service Corporation since March 2003. He previously served as Senior Vice President, Strategy and Business Development of Intelsat Global Service Corporation from September 2001 to March 2003; Vice President, Strategy and

Business Development of Intelsat Global Service Corporation from July 2001 to September 2001; and Vice President, Strategy and Business Development of the IGO from May 2001 to July 2001. Prior to joining Intelsat Global Service Corporation, Mr. Mulloy was a partner at McKinsey & Company, Inc. from April 1996 to April 2001. Mr. Mulloy’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

Mr. Trujillo has been Senior Vice President, Corporate Services and Government Relations of Intelsat Global Service Corporation since July 2005. He previously served as Executive Vice President and Chief Administrative Officer of Intelsat Global Service Corporation from May 2004 to July 2005, and as Senior Vice President and Chief Administrative Officer of Intelsat Global Service Corporation from March 2003 to May 2004; Senior Vice President, Corporate Services of Intelsat Global Service Corporation from September 2001 to March 2003; Acting Vice President, Corporate Services of Intelsat Global Service Corporation from June 2001 to September 2001; Senior Director of the Corporate Communications and Government Affairs Department of the IGO from December 2000 to June 2001; and Director of Corporate Communications of the IGO from June 1997 to December 2000. Mr. Trujillo’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

Mr. Asher has been Senior Vice President, Finance of Intelsat Global Service Corporation since May 2004. He previously served as Vice President, Finance of Intelsat Global Service Corporation from August 2002 to May 2004. Prior to joining Intelsat Global Service Corporation, Mr. Asher was Vice President, Finance at America Online Inc. from January 2001 through August 2002. He was Chief Financial Officer for RMH Teleservices, Inc. from February 1999 to January 2001. Mr. Asher was Vice President, Latin America Operations at Bell Atlantic International Wireless from September 1996 to February 1999. Mr. Asher’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

Mr. Hughes has been Senior Vice President and Controller of Intelsat Global Service Corporation since September 2005. He previously served as Acting Controller from May 2005 to September 2005, and as Senior Director, Financial Planning and Analysis at Intelsat Global Service Corporation from November 2002 to May 2005. Prior to taking on his responsibilities as head of Financial Planning and Analysis at Intelsat Global Service Corporation, Mr. Hughes served as Vice President, Finance at the Satellite Services division of Lockheed Martin Global Telecommunications from August 2001 to November 2002. Between 1980 and July 2001, Mr. Hughes served in numerous financial functions at COMSAT Corporation, including as Vice President, Finance at COMSAT International from August 2000 to July 2001; Vice President, Finance at COMSAT Satellite Services from 1996 to July 2000; and Controller at COMSAT Satellite Services from 1992 to 1996. Mr. Hughes’ business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

Mr. Bonney has been Treasurer of Intelsat Global Service Corporation since July 2001. He previously served as Treasurer of the IGO from June 1997 to July 2001, Head of Treasury Operations of the IGO from July 1995 to May 1997 and Assistant Treasurer of the IGO from October 1992 to June 1995. Mr. Bonney’s business address is 3400 International Drive, N.W., Washington, D.C. 20008, United States.

Information Regarding the Board of Directors

Intelsat, Ltd. is party to an agreement with Intelsat Holdings pursuant to which, for so long as Intelsat Holdings holds a majority of the outstanding voting stock of Intelsat, Ltd., the board of directors of Intelsat, Ltd. shall consist solely of individuals selected by the shareholders of Intelsat Holdings as being eligible to serve as directors of Intelsat, Ltd. All of the directors of Intelsat, Ltd. have been so selected by the shareholders of Intelsat Holdings. Mr. Kullman serves as a director and Chairman of Intelsat, Ltd.’s and Intelsat Bermuda’s boards of directors.

The following is a brief biography of each of the current directors of Intelsat, Ltd. other than Messrs. McGlade and Kullman:

Mr. Africk is a senior partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds, where he has worked since 1992. He serves on the boards of directors of SkyTerra Communications, Inc., Superior Essex Inc. and Hughes Network Systems.

Mr. Grissom has been employed by Madison Dearborn Partners, LLC, a private equity firm, since 1999 and has served as a Director for more than the past five years. Prior to that, Mr. Grissom was with Bain Capital, Inc., in private equity, McKinsey & Company, Inc., and Goldman, Sachs & Co. He serves on the board of directors of Cbeyond Communications, LLC and Great Lakes Dredge & Dock Corporation.

Mr. Haight has been a Managing Director of Permira Advisers LLC since 2002. Prior to that, Mr. Haight was a Director of Permira Advisers Limited, and he has been employed by Permira since 1989.

Mr. Perry co-founded Madison Dearborn Partners, LLC, a private equity firm, in 1993 and has been Managing Director for more than the past five years. Prior to that, Mr. Perry was employed by First Chicago Venture Capital, and prior to that by The First National Bank of Chicago. He is on the board of directors of Cbeyond Communications, LLC, Cinemark, Inc. and Nextel Partners, Inc.

Mr. Peyrat joined Apax Partners Inc. in 2001 and has been a Principal since 2003. Prior to joining Apax Partners, he earned an MBA degree from Stanford University from 1999 to 2001. Mr. Peyrat was employed by Telephia, a wireless technology company, from 1998 to 1999 and from 1995 through 1998, he was employed by A.T. Kearney, Inc., a management consulting firm.

Mr. Sillitoe joined Apax Partners Limited in 1998 and was a Director thereof from 2003 until June 2005, and has since served as a Partner of Apax Partners Worldwide LLP. Prior to joining Apax Partners Limited, Mr. Sillitoe received an MBA from INSEAD and was a strategy consultant with The L.E.K. Partnership.

Mr. Stone is a partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds, where he has worked since 1997. Prior to joining Apollo, Mr. Stone was a member of the Mergers and Acquisition Group at Smith Barney Inc. Mr. Stone is currently a director of AMC Entertainment Inc., Educate Inc., SkyTerra Communications, Inc. and Hughes Network Systems.

Mr. Volpi has been employed by Permira Advisers, LLC as an investment advisory professional since May 2004. Prior to that, he was Vice President of Brera Capital Partners, a private equity firm, from March 2000 to April 2004.

Other than Mr. Volpi who became a director of Intelsat in March of 2005 and Mr. McGlade who became a director of Intelsat, Ltd. in March of 2005, each of the directors of Intelsat, Ltd. has been a director since the closing of the Acquisition Transactions in January of 2005.

Audit Committee

Intelsat, Ltd. has an audit committee consisting of Messrs. Grissom, Haight, Sillitoe and Stone. The members are not independent since they are associated with the Investor groups.

Pursuant to its charter and the authority delegated to it by the board of directors, the audit committee has sole authority for the engagement, compensation and oversight of our independent auditors. In addition, the audit committee reviews the results and scope of the audit and other services provided by our independent auditors, and also reviews our accounting and control procedures and policies. The audit committee meets as often as it determines necessary but not less than once every fiscal quarter. Our board of directors has determined that each member of the audit committee is an audit committee financial expert.

Compensation Committee

Intelsat, Ltd. has a compensation committee consisting of Messrs. Africk, Grissom, Haight and Sillitoe. The members are not independent since they are associated with the Investor groups. Pursuant to its charter and the authority delegated to it by the board of directors, the compensation committee has responsibility for the approval and evaluation of all of our compensation plans, policies and programs as they affect Intelsat, Ltd.’s Chief Executive Officer and its other executive officers. The compensation committee meets as often as it determines necessary.

Compensation

SUMMARY COMPENSATION TABLE

		Annual Compensation					Long-Term Compensation
							Awards			Payouts
Name and Principal Position	Year	Salary ($)		Bonus ($)(3)	Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Options (#)	LTIP Payout ($)	All Other Compensation ($)
Conny Kullman Chairman, Director and Chief Executive Officer	2004 2003 2002	571,154 550,000 533,077	(1)	323,400 319,575 —		(4) (4) (4)	1,275,000 — —	(7)	665,143 184,143 169,143	— — —	1,011,210 24,827 6,295	(8)

Ramu Potarazu Chief Operating Officer	2004 2003 2002	430,961 335,192 381,560	(2)	244,020 195,354 17,170	80,832 68,078 11,232	(5)	750,000 — —	(7)	374,687 91,859 79,859	— — —	590,685 9,974 6,000	(9)

Kevin Mulloy Chairman and President, Intelsat Global Service Corporation	2004 2003 2002	356,923 305,915 284,526	(2)	165,375 131,122 12,804		(4) (4) (4)	562,500 — —	(7)	270,600 58,479 48,879	— — —	437,869 1,373 —	(10)

David Meltzer (13) General Counsel, Senior Vice President, Government and Regulatory Affairs	2004 2003 2002	330,776 316,169 302,649	(2)	140,470 120,460 13,619		(4) (4) (4)	375,000 — —	(7)	200,673 59,173 51,973	— — —	298,004 6,986 6,000	(11)

William Atkins (14) Executive Vice President and Chief Financial Officer	2004 2003 2002	330,769 — —		235,200 — —	171,884 — —	(6)	649,031 — —	(7)	242,308 — —	— — —	502,358 — —	(12)

(1)	Mr. Kullman ceased to serve as Chief Executive Officer in March 2005, and he was replaced by Mr. McGlade in April 2005.
(2)	On February 24, 2003, Mr. Potarazu’s salary increased from $390,000 to $415,000, Mr. Mulloy’s salary increased from $288,757 to $310,000, and Mr. Meltzer’s salary increased from $306,274 to $318,525. On June 14, 2004, Mr. Mulloy’s salary increased from $310,000 to $375,000. Due to the timing of pay periods, the salaries in 2004 include 27 pay periods.
(3)	2004 bonuses were paid in January 2005.
(4)	Other annual compensation was less than $50,000.
(5)	This amount includes $69,600 for overseas housing allowance and an auto allowance of $11,232.
(6)	This amount includes an auto allowance of $8,856, $66,192 for excludable relocation expenses and $96,836 for taxable relocation expenses.

(7)	Restricted stock awards granted on June 11, 2004 to Messrs. Kullman, Potarazu, Mulloy, Meltzer and Atkins of 68,000, 40,000, 30,000, 20,000 and 34,615 shares, respectively. The amounts shown are based upon a fair value of $18.75 per share on December 31, 2004. Restricted stock awards vest 100% on the third anniversary of the date of the grant.
(8)	This amount includes $985,941 for long-term incentive compensation earned during 2004, $18,181 for key officer life insurance, $6,500 for the company match on 401(k) contributions and $588 for group term life insurance premiums.
(9)	This amount includes $579,732 for long-term incentive compensation earned during 2004, $4,576 for key officer life insurance and $6,387 for the company match on 401(k) contributions.
(10)	This amount includes $434,798 for long-term incentive compensation earned during 2004, $1,989 for key officer life insurance, $946 for the company match on 401(k) contributions and $135 for group term life insurance premiums.
(11)	This amount includes $290,042 for long-term incentive compensation earned during 2004, $1,576 for key officer life insurance and $6,387 for the company match on 401(k) contributions.
(12)	This amount includes $496,674 for long-term incentive compensation earned during 2004, $638 for key officer life insurance and $5,046 for the company match on 401(k) contributions.
(13)	Mr. Meltzer’s employment terminated effective February 14, 2005, and he was replaced by Mr. Spector effective February 15, 2005.
(14)	Mr. Atkins ceased to serve as Executive Vice President and Chief Financial Officer effective as of June 30, 2005, at which time he was replaced by Mr. Medlin, Acting Chief Financial Officer.

Option/SAR Grants in Last Fiscal Year

The following table sets forth certain information concerning stock options granted during fiscal 2004 to the executive officers listed in the Summary Compensation Table above, referred to as Named Executive Officers:

	Number of Securities Underlying Options/ SAR’s Granted	Individual Grants		Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms
		Percent of Total Options/SAR’s Granted to Employees in Fiscal Year	Exercise Price per Share
Name					5%		10%
Conny Kullman	481,000	13.6%	$13.00	June 11, 2014		(1)		(1)
Ramu Potarazu	282,828	8.0%	13.00	June 11, 2014		(1)		(1)
Kevin Mulloy	212,121	6.0%	13.00	June 11, 2014		(1)		(1)
David Meltzer (2)	141,500	4.0%	13.00	June 11, 2014		(1)		(1)
William Atkins (3)	242,308	6.8%	13.00	June 11, 2014		(1)		(1)

(1)	As a result of the Acquisition Transactions, all of the above options will be paid at $18.75 per share giving effect to a maximum realizable value per option of $5.75. Therefore, the potential realized values of the stock options above for Messrs. Kullman, Potarazu, Mulloy, Meltzer and Atkins were $2,765,750, $1,626,261, $1,219,696, $813,625 and $1,393,271, respectively.
(2)	Mr. Meltzer’s employment terminated effective February 14, 2005, and he was replaced by Mr. Spector effective February 15, 2005.
(3)	Mr. Atkins ceased to serve as Executive Vice President and Chief Financial Officer effective as of June 30, 2005, at which time he was replaced by Mr. Medlin, Acting Chief Financial Officer.

Aggregate Option/SAR Exercises in Last Fiscal Year and Fiscal Year—End Option/SAR Values

The following table sets forth certain information concerning the number and value of unexercised options to purchase shares of our common stock held at the end of fiscal 2004 by the Named Executive Officers and the number and value of the shares received from the exercise of options during fiscal 2004 by such Named Executive Officers:

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Securities Underlying Options/SARs Fiscal Year-End (#)Exercisable / Unexercisable	Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($) Exercisable/ Unexercisable (1)(2)
Conny Kullman	—	—	157,143 / 508,000	0 / $	2,854,460
Ramu Potarazu	—	—	71,939 / 302,748	0 / $	1,692,895
Kevin Mulloy	—	—	43,652 / 226,948	0 / $	1,270,141
David Meltzer (3)	—	—	46,746 / 153,927	0 / $	854,831
William Atkins (4)	—	—	0 / 242,308	0 / $	1,393,271

(1)	Based on the value of our ordinary shares on December 31, 2004 of $18.75 per share.
(2)	The amounts paid to the Named Executive Officers in connection with the Acquisition Transactions were as follows: Mr. Kullman ($1,098,897), Mr. Potarazu ($2,442,895), Mr. Atkins ($2,042,302), Mr. Mulloy ($1,832,642) and Mr. Meltzer ($1,229,831). In addition, $3,030,561 will be accrued as deferred compensation for Mr. Kullman.
(3)	Mr. Meltzer’s employment terminated effective February 14, 2005, and he was replaced by Mr. Spector effective February 15, 2005.
(4)	Mr. Atkins ceased to serve as Executive Vice President and Chief Financial Officer effective as of June 30, 2005, at which time he was replaced by Mr. Medlin, Acting Chief Financial Officer.

Employment Agreements

As of the closing of the Acquisition Transactions, each of Messrs. David McGlade, Conny Kullman, Ramu Potarazu, Kevin Mulloy and Tony Trujillo entered into an employment agreement with Intelsat Holdings and one of its affiliates. In addition, Mr. Phillip L. Spector entered into an employment agreement dated as of January 31, 2005 with Intelsat Holdings and Intelsat, Ltd. as described below. Pursuant to the employment agreements, Mr. McGlade serves as Chief Executive Officer of Intelsat, Ltd. Mr. Kullman serves as Chairman of Intelsat, Ltd. and is employed and serves as a director and officer of Intelsat Bermuda; Mr. Potarazu serves as Chief Operating Officer of Intelsat; Mr. Atkins served as Chief Financial Officer of Intelsat, Ltd.; Mr. Mulloy serves as President, Intelsat Global Service Corporation; Mr. Spector serves as Executive Vice President and General Counsel for Intelsat; and Mr. Trujillo served as Executive Vice President and Chief Administrative Officer of Intelsat Global Service Corporation.

Intelsat Holdings and one of our subsidiaries also entered into an employment agreement with Mr. Meltzer for his employment as General Counsel, Senior Vice President, Government and Regulatory Affairs, and which provided for a base salary of $350,000 and annual and discretionary bonuses. Mr. Meltzer was granted restricted shares and provided with the opportunity to purchase preferred and ordinary shares of Intelsat Holdings. On February 14, 2005, Mr. Meltzer’s employment was terminated without cause and he received a severance payment of $923,723 pursuant to this employment agreement, the restricted shares were forfeited and the ordinary and preferred shares of Intelsat Holdings that he had purchased were repurchased at the price he paid for them.

Intelsat Holdings and one of our subsidiaries also entered into an employment agreement with Mr. Atkins for his employment as Chief Financial Officer of Intelsat, Ltd. and which provided for a base salary of $400,000 and annual and discretionary bonuses. Mr. Atkins was also granted restricted shares and provided with the opportunity to purchase preferred and ordinary shares of Intelsat Holdings. In connection with the Transfer Transactions, Mr. Atkins received $430,556 in connection with Intelsat Holdings’ repurchase of certain of Mr. Atkins preferred shares.

On July 20, 2005, Intelsat, Ltd. and Intelsat Holdings and Mr. Atkins entered into an Amendment of Employment Agreement, referred to as the amendment. Under the terms of the amendment, among other things, Mr. Atkins is being employed as a finance consultant of Intelsat, Ltd. from July 21, 2005 through January 20, 2006. Pursuant to the amendment, and subject to certain conditions set forth therein, Mr. Atkins will be entitled to severance and other payments of $1,280,000 in the aggregate, we repurchased all of the remaining shares of equity of Intelsat Holdings held by Mr. Atkins for approximately $300,000, Mr. Atkins forfeited all rights to restricted shares of Intelsat Holdings, and we refunded to Mr. Atkins certain taxes that had been withheld in connection therewith in the amount of approximately $100,000. Mr. Atkins remains eligible to participate at his expense in certain group health plans. Mr. Atkins is entitled to certain outplacement services and reimbursement of certain relocation expenses. Mr. Atkins agreed to release Intelsat, Ltd., Intelsat Holdings and certain other parties from claims in connection with his employment and his separation of employment from Intelsat, Ltd. The confidentiality, non-competition and other restrictive covenants applicable to Mr. Atkins pursuant to the existing employment agreement or other agreements that Mr. Atkins entered into during his employment remain intact.

On June 28, 2005, we reported that William Atkins resigned his position as Chief Financial Officer of Intelsat, Ltd. effective from June 30, 2005. J. Robert Medlin was appointed as acting Chief Financial Officer effective from June 30, 2005. In connection with Mr. Medlin’s appointment, Intelsat, Ltd. entered into an Engagement Contract on June 27, 2005 with FTI Palladium Partners, a division of FTI Consulting Inc., a corporate finance consulting firm, referred to as FTI. Under this contract, FTI provides Intelsat interim management services, including the services of Mr. Medlin as a temporary employee, services of other consultants and subject matter experts as required to support Mr. Medlin, and is assisting in Intelsat’s search for a permanent chief financial officer. FTI receives a monthly fee of $85,000 for the services of Mr. Medlin to Intelsat and hourly fees ranging from $75 to $625 per hour for the other consultants and subject matter experts. FTI will receive an exit fee of at least $150,000 under certain circumstances. Mr. Medlin does not receive a salary or related employee benefits from Intelsat. We have paid FTI approximately $425,000 per month since June 30, 2005.

Term

Each of the agreements (other than Mr. Kullman’s agreement, Mr. Atkins’ amended agreement and the engagement contract with FTI) has an initial term of one year, which will renew automatically for an additional year unless a notice not to renew is provided by either party. Mr. Kullman’s agreement has a two-year term with no automatic renewal feature.

Compensation and Benefits

The employment agreements provide that each of the executives will be paid an annual base salary during the term, which will be reviewed for increase no less frequently than annually. The amount of the annual base salaries for Messrs. McGlade, Kullman, Potarazu, Mulloy, Spector and Trujillo is $750,000, $600,000, $500,000, $400,000, $450,000 and $320,000, respectively. The employment agreements also provide that each of Messrs. McGlade, Kullman, Potarazu, Mulloy, Spector and Trujillo will be eligible for an annual discretionary bonus with a maximum payment of 100%, 100%, 75%, 60%, 65% and 50%, respectively, of each executive’s respective annual base salary, based on meeting pre-established performance targets, except that Mr. Kullman will receive a bonus only for the first year of his agreement pro rated through the date that Mr. McGlade commenced as Chief Executive Officer plus an additional six months. A compensation committee of our board of directors (or the board of directors of the applicable subsidiary), in its sole discretion, may award an additional bonus to each executive of up to 50% of his maximum bonus (or in the case of Messrs. McGlade and Spector, his annual base salary) in the event of significant performance beyond pre-established performance targets. In addition, each of Messrs. Kullman, Potarazu, Mulloy and Trujillo is eligible to receive (or has received) a special cash bonus, based upon the achievement of performance goals. The maximum amount payable under this special cash bonus program to Messrs. Kullman, Potarazu, Mulloy and Trujillo is an amount equal to 145% of such person’s target bonus for 2004. Under Mr. McGlade’s employment agreement, prior to the commencement of his employment, Mr. McGlade received an aggregate initial bonus of $1,500,000, in order to provide him with liquidity in light of our emphasis on compensating our employees with non-cash long-term incentives. As of the closing, Mr. McGlade was paid $520,000 pursuant to the terms of his employment agreement to fund the purchase of ordinary shares and preferred shares of Intelsat Holdings. Mr. Spector received upon commencement of his employment an initial bonus of $120,000. During the employment term, the executives are generally eligible to participate in our employee benefit plans and programs and will receive certain expatriate benefits and perquisites set forth in the employment agreement. In addition, Mr. Potarazu’s agreement specifies that, in the event that during the term an executive is employed by Intelsat, Ltd. (other than a chief executive officer) with an annual base salary, target bonus percentage or grant of restricted shares of Intelsat Holdings that is greater than Mr. Potarazu’s annual base salary, target bonus percentage or grant of restricted shares, Mr. Potarazu’s annual base salary, target bonus percentage or grant of restricted shares, as applicable, shall be increased such that it is no less than that payable or awarded to such executive.

Prior Equity Compensation

Upon closing of the Acquisition Transactions, each of Messrs. Potarazu, Mulloy and Trujillo’s share options and restricted shares that were outstanding as of immediately prior to the closing of the Acquisition Transactions were cancelled in exchange for a payment upon closing of the Acquisition Transactions equal to $18.75 per share, in the case of restricted shares, and the excess, if any, of $18.75 over the per share exercise price of each share option, in the case of share options. Mr. Kullman’s share options and restricted shares were cancelled as described above, except that the amounts otherwise due to Mr. Kullman with respect to his cancelled options that were outstanding under the 2001 Share Option Plan were cancelled in exchange for a cash payment to be paid on January 16, 2006. With respect to 75% of Mr. Kullman’s options and restricted shares under the 2004 Share Incentive Plan, an amount has been credited to a deferred compensation account two-thirds of which will be payable on January 16, 2006, and one-third of which will be payable on the second anniversary of closing of the Acquisition Transactions. With respect to the remainder of Mr. Kullman’s awards, the payment was made as of closing of the Acquisition Transactions. As of the closing, 50% in the case of Messrs. Potarazu, Mulloy and Trujillo; 64.02716% in the case of Mr. Atkins; and 100% in the case of Mr. Kullman; of the after-tax proceeds payable to the executive upon closing of the Acquisition Transactions from his options and restricted shares granted under the 2004 Share Incentive Plan were applied to purchase ordinary shares and preferred shares of Intelsat Holdings. Proceeds from certain management equity contributions were used to purchase preferred shares of Intelsat Holdings.

New Equity Compensation

Under the employment agreements, each of Messrs. McGlade, Kullman, Potarazu, Mulloy, Spector and Trujillo received a grant of ordinary shares of Intelsat Holdings equal to approximately 1.8333%, .4%, 1.22%, .81%, .81% and .41%, respectively, of the outstanding ordinary shares of Intelsat Holdings, as of the closing of the Acquisition Transactions. Except for shares granted to Messrs. McGlade, Kullman and Spector, the employment agreements provide that 40.9% of such shares vest over sixty months with 10% of the shares having vested on August 1, 2005 and the remainder of the shares vest in fifty-four equal monthly installments of 1.66%, with such installments having commenced on September 1, 2005, subject to the executive’s continued employment through each applicable vesting date. In the case of Messrs. McGlade and Spector, the employment agreements provide that 40.9% of such shares vest over sixty months in equal monthly installments, with such installments having commenced on February 28, 2005, subject to the executive’s continued employment through each applicable vesting date. The vesting of these shares will accelerate in the event that the Investors (or other private equity investors) cease to own 40% of Intelsat Holdings. An additional 40.9% of the shares granted to the executives will vest if and when the Investors have received a “cumulative total return” (as defined in the employment agreements) between 2.5 and 3 times the amount invested by the Investors collectively during the period over which the cumulative total return is measured, if any, subject to the executive’s continued employment through the applicable vesting date. The remainder of the shares will vest (less any such percent of shares that have already vested) if and when the Investors have received a cumulative total return between 4 and 4.5 times the amount invested by the Investors, if any, subject to the executive’s continued employment through the applicable vesting date. If the cumulative total return goals have not been achieved by the eighth anniversary of closing, the performance shares will be forfeited. For Mr. Kullman, 50% of the shares vested on August 1, 2005 and the remaining 50% vest during the two-year term of his employment agreement in equal monthly installments, with such installments having commenced on February 27, 2005. In connection with the Transfer Transactions, the following executives received the following amounts in consideration of Intelsat Holdings’ repurchase of certain preferred shares held by such executives: Mr. McGlade ($405,224), Mr. Kullman ($332,619), Mr. Potarazu ($391,210), Mr. Mulloy ($293,408), Mr. Trujillo ($195,686) and Mr. Spector ($448,998).

Severance and Termination Benefits

Except as described below, if an executive’s employment is terminated by his applicable employer without cause (or if we provide a notice of non-renewal) or if he resigns for good reason, subject to his continued compliance with the restrictive covenants described below, the executive will be paid an amount equal to the sum of his annual base salary and maximum bonus amount (and in the case of Mr. Potarazu, two times the sum of his annual base salary and maximum bonus amount). In the event that Mr. McGlade’s or Mr. Spector’s employment is terminated by his applicable employer without cause or by Mr. McGlade or Mr. Spector for good reason within six months after a “change of control” (as defined in the applicable employment agreement), the annual bonus severance component will be the higher of the maximum bonus amount or the executive’s annual bonus for the immediately preceding year.

In the event that any of the payments made to Messrs. Kullman, Potarazu, Mulloy or Trujillo under these agreements or otherwise become subject to the so-called “golden parachute” excise tax imposed under Section 4999 of the U.S. Internal Revenue Code, as amended, the payments under the agreements will be reduced such that the executive will receive the maximum amount that he could receive without being subject to the tax. If, however, the executive would be placed in a better after-tax position by receiving all payments and paying the tax than he would be after having his payments reduced in the manner described in the immediately preceding sentence, then the executive’s payments will not be reduced and, solely in connection with the Acquisition Transactions, the executive will receive an additional payment such that the executive will be placed in the same after-tax position that he would have been in had no excise tax been imposed.

In addition upon a termination of any of the executives’ employment by his applicable employer without cause (or if we provide a notice of non-renewal) or by the executive for good reason, the time-vesting restricted shares will be forfeited unless such termination is within six months following a “change of control” (as defined in the agreement), in which case they will vest in full. Any restricted shares that vest based on performance goals will remain outstanding for 180 days and, if the performance goals are not then met, the shares will be forfeited unless the termination is within six months following certain corporate transactions with entities specified in the agreement, in which case the executive will have the opportunity to earn a portion of his performance shares pro rated through the executive’s date of termination. Upon termination of Mr. Kullman’s employment by his applicable employer without cause or by Mr. Kullman for good reason, Mr. Kullman will be entitled to payment of his deferred compensation account on the later of the date of termination or January 16, 2006. In addition, Mr. Kullman and his spouse will be eligible for retiree medical benefits on the same basis and at the same level as similarly situated senior executives of Intelsat generally for so long as such plan or program remains in effect.

Restrictive Covenants

Each of the employment agreements contains restrictive covenants providing that the executives will not disclose or otherwise use any confidential information concerning us or our businesses and, for a one-year period following termination of employment, will not compete with us and our affiliates and will not solicit our customers or employees.

Pension Plan Table

The table below shows the estimated annual pension annuity benefits payable from the combined qualified and nonqualified pension plans based on years of service and average annual compensation. These amounts assume retirement at December 31, 2004 at age 65. The average annual compensation represents the average base pay for the highest three consecutive years if hired prior to January 4, 1995, and the average base pay for the highest five consecutive years if hired after January 3, 1995.

	Years of Service
Remuneration	5	10	15	20	25	30
$300,000	$25,500	$59,700	$92,700	$125,700	$158,700	$191,700
$350,000	29,750	69,650	108,150	146,650	185,150	223,650
$400,000	34,000	79,600	123,600	167,600	211,600	255,600
$450,000	38,250	89,550	139,050	188,550	238,050	287,550
$500,000	42,500	99,500	154,500	209,500	264,500	319,500
$550,000	46,750	109,450	169,950	230,450	290,950	351,450
$600,000	51,000	119,400	185,400	251,400	317,400	383,400

Pension Benefits

We and our subsidiary, Intelsat Global Service Corporation, maintain a tax-qualified defined benefit pension plan called the Intelsat Staff Retirement Plan, which we refer to as the Pension

Plan. In addition, we and our subsidiary maintain a non-qualified pension plan called the Intelsat Restoration Plan, which we refer to as the Restoration Plan. Eligible participants in the Pension Plan and the Restoration Plan are those employees of Intelsat, Ltd. and our U.S. subsidiaries who were hired before July 19, 2001, or in connection with our November 2002 acquisition of most of the assets of COMSAT World Systems and COMSAT Digital Teleport, Inc., as well as one employee of our Intelsat Bermuda subsidiary.

The estimated aggregate amount accrued by us in 2004 to provide for annual pension benefits under the Pension Plan and the Restoration Plan for our current executive officers, excluding three individuals who were not executive officers as of the date of the actuarial valuation, was $131,549.

Pension Plan

Benefits under the Pension Plan are based on a participant’s years of service and base salary, with differing benefit formulas and vesting schedules that vary depending upon a participant’s date of hire. Benefits payable under the Pension Plan may also be adjusted to reflect amounts transferred from our Supplemental Retirement Income Plan described below and for other adjustments, including after-tax employee contributions and cost-of-living adjustments. The normal retirement date for a participant under the Pension Plan is the first date of the calendar month next following the date the participant attains the age of 65, although participants become fully vested in their accrued benefits by the age of 60. A participant may receive a reduced benefit upon his early retirement if he has completed at least three years of service and has attained the age of 55. The Pension Plan is funded through contributions made to a trust fund held by SEI Private Trust Company.

Restoration Plan

The Restoration Plan provides supplemental benefits to individuals whose benefits under the Pension Plan are limited by the provisions of Section 415 and/or Section 401(a)(17) of the Internal Revenue Code. The benefit payable to a participant under the Restoration Plan is equal to the difference between the benefit actually paid under the Pension Plan and the amount that would have been payable had the applicable Internal Revenue Code limitations not applied. Participants who had retired from the IGO prior to July 19, 2001 also receive an additional “gross-up” payment, which is intended to cover the retiree’s share of Medicare and Social Security taxes due on Restoration Plan benefits, plus any income and employment taxes due on such “gross-up” payment. Although the Restoration Plan is considered an unfunded plan, assets have been set aside in a “rabbi trust” fund held by UBS Trust Company. It is intended that benefits due under the Restoration Plan will be paid from this rabbi trust or from the general assets of the Intelsat entity that employs the participants in the Restoration Plan.

Other Postretirement Benefits

We provide health benefits for employees hired prior to January 1, 2004 who retire at or after age 60 with five years of consecutive service or after age 55 with ten years of consecutive service. We provide these benefits under a plan that is unfunded. Benefits are paid as they become due.

Defined Contribution Plans

We and one of our U.S. subsidiaries maintain two tax-qualified, defined contribution plans: the Intelsat Supplemental Retirement Income Plan, referred to as the Supplemental Retirement Income Plan, and the Intelsat Retirement Savings Plan, referred to as the Retirement Savings

Plan. Intelsat Bermuda maintains a defined contribution plan, called the Golden Accumulator Retirement Plan, for most of our employees based in Bermuda. Our Intelsat Global Sales subsidiary maintains a defined contribution plan, called the Intelsat Global Sales & Marketing Ltd. Stakeholder Pension Plan and referred to as the Stakeholder Pension Plan, for our employees based in the United Kingdom.

The estimated aggregate amount contributed by us in 2004 under our defined contribution plans for our current executive officers was $48,769.

Supplemental Retirement Income Plan

The Supplemental Retirement Income Plan provides benefits only to employees of Intelsat, Ltd. and our U.S. subsidiaries who were hired either before July 19, 2001, or in connection with our November 2002 acquisition of most of the assets of COMSAT World Systems and COMSAT Digital Teleport, Inc., and to one employee of our Bermuda subsidiary.

A participant may defer, on a before- or after-tax basis, up to 16% of his base salary. The employing entity will match 50% of a participant’s deferrals, up to 3% of his base pay. These matching contributions become vested after the employee completes one year of service. All funds under the Supplemental Retirement Income Plan are held in trust by T. Rowe Price Trust Company.

Retirement Savings Plan

The Retirement Savings Plan provides benefits to employees and officers of our U.S. subsidiaries who have been hired on or after July 19, 2001. A participant may defer, on a before- or after-tax basis, up to 15% of his base salary. The employing entity will match 100% of a participant’s deferrals, up to 5% of the participant’s base salary. These matching contributions are fully vested. In addition, the employing entity will make an additional contribution each year equal to 4% of base pay for each participant who is employed on the last day of the year. These additional company contributions vest gradually over a three-year period. All funds under the Retirement Savings Plan are held in trust by T. Rowe Price Trust Company.

Golden Accumulator Retirement Plan

The Golden Accumulator Retirement Plan provides benefits to individuals employed by our Intelsat Bermuda subsidiary. Intelsat Bermuda contributes 10% of each covered employee’s salary, and employees are 100% vested in the employer’s contribution after two years of membership in the plan. The plan’s funds are invested by the plan administrator, BF&M Life Insurance Company Limited.

Stakeholder Pension Plan

The Stakeholder Pension Plan provides benefits to individuals employed by our Intelsat Global Sales subsidiary who have completed at least three months’ service and who elect to participate. The plan is a collection of individual policies, and each employee has his own pension policy within the plan, which he may be able to transfer to a job with a different employer. A participant may defer a percentage of gross earnings, which varies depending upon the participant’s age, up to the earnings cap established by law. Intelsat Global Sales makes a core contribution of 6% of each participating employee’s salary and matches the employee’s contributions, if any, up to 3% of his salary. All employer contributions vest immediately and are invested by the plan administrator, Norwich Union Life and Pensions Limited.

Non-Qualified Deferred Compensation Plan

Supplemental benefits were formerly provided to certain designated executives under a non-qualified deferred compensation plan called the Intelsat Supplemental Executive Retirement Plan, which was redesignated through amendment as the Intelsat Deferred Compensation Plan. This plan provided supplemental benefits based on the average compensation received over a specified period and the number of years of service by such participant. Participants in the Deferred Compensation Plan ceased accruing benefits under this plan as of July 19, 2001. Although the Deferred Compensation Plan is considered unfunded, assets have been set aside in a rabbi trust fund held by UBS Trust Company. It is intended that the benefits due under the Deferred Compensation Plan will be paid from this rabbi trust or from the general assets of the Intelsat entity that employs the participants in this plan.

Share Incentive Plans

Prior to the consummation of the Acquisition Transactions, we had established two share incentive plans for our management and employees, referred to as the 2001 Share Option Plan and the 2004 Share Incentive Plan.

2001 Share Option Plan

Our 2001 Share Option Plan was established after our privatization in 2001 and was approved by our shareholders at a special general meeting of our shareholders held on July 19, 2001. The 2001 Share Option Plan enabled us to make awards of share options to our directors and our and our subsidiaries’ eligible employees, independent contractors, advisors and consultants.

Pursuant to our 2001 Share Option Plan, options for our ordinary shares were granted to our directors and to our executive officers and other employees. As of December 31, 2004, options to acquire a total of 2,877,559 of our ordinary shares were outstanding under the 2001 Share Option Plan. Those individuals serving as our directors and executive officers as of December 31, 2004 held options to purchase an aggregate of 643,910 of our ordinary shares as of that date.

Upon consummation of the Acquisition Transactions, each outstanding option to purchase ordinary shares under the 2001 Share Option Plan was cancelled and automatically converted into the right to receive a cash amount equal to the excess, if any, of the amount per share payable to Intelsat, Ltd.’s shareholders in connection with the Acquisition Transactions over the exercise price of the option. The amount per share payable to Intelsat, Ltd.’s shareholders in connection with the Acquisition Transactions is referred to as the amalgamation consideration. Upon consummation of the Acquisition Transactions on January 28, 2005, the aggregate cash amount for these options under the 2001 Share Option Plan was approximately $2.0 million.

2004 Share Incentive Plan

Our 2004 Share Incentive Plan was established in January 2004 and approved and adopted by our shareholders in March 2004. The 2004 Share Incentive Plan provided for the granting of share options, restricted shares, restricted share units, share appreciation rights, phantom shares and performance awards, referred to collectively in this prospectus as awards, to our and our subsidiaries’ and specified affiliates’ employees, officers and directors.

Pursuant to our 2004 Share Incentive Plan, awards were granted to our directors and to our executive officers and other employees. As of December 31, 2004, 594,269 restricted shares,

128,381 restricted share units and options to purchase 3,540,165 of our ordinary shares were outstanding under the 2004 Share Incentive Plan. Of these amounts, those individuals serving as our directors and executive officers as of December 31, 2004 held 226,240 restricted shares, 94,000 restricted share units and options to purchase a total of 1,597,632 of our ordinary shares. The options to purchase ordinary shares vest in equal one-third installments on each of the first, second and third anniversaries of the date of grant, with 100% vesting upon the occurrence of both a “change in control” of Intelsat, Ltd. and the option holder’s termination without “cause” or resignation for “good reason,” in each case as these terms are defined in the applicable award agreement. The restricted shares and restricted share units granted to employees vest on the third anniversary of the grant date, with pro rata accelerated vesting based on retirement within three years. The restricted shares and restricted share units granted to our employees were subject to accelerated vesting upon the occurrence of both a change in control of Intelsat, Ltd. and the shareholder’s termination without cause or, in the case of our executive officers and other senior employees, the shareholder’s resignation for good reason. The restricted share units granted to our directors vest on the first anniversary of the grant date, with 100% vesting upon the occurrence of a change in control.

At the time of closing of the Acquisition Transactions, each outstanding option to purchase ordinary shares under the 2004 Share Incentive Plan that was not vested at that time was cancelled and automatically converted into the right to receive a cash amount equal to the excess, if any, of the amalgamation consideration over the exercise price of the option, which will be paid out with interest when the option would have otherwise vested pursuant to its original terms. Each outstanding restricted share and restricted share unit granted under the 2004 Share Incentive Plan that was not vested at that time was cancelled and automatically converted into the right to receive a cash amount equal to the amalgamation consideration, which will be paid out with interest when the award would have otherwise vested pursuant to its original terms. The aggregate cash amount for the vested and unvested options, restricted shares and restricted share units under the 2004 Share Incentive Plan was approximately $34.8 million when the Acquisition Transactions closed on January 28, 2005. In addition, at the time of closing of the Acquisition Transactions, each option, restricted share and restricted share unit granted under the 2004 Share Incentive Plan that was vested or that was held by a person whose employment had been terminated in a specified manner designated in the applicable award agreement was cancelled and automatically converted into the right to receive a cash amount. This amount was equal to the excess, if any, of the amalgamation consideration over the exercise price in the case of such options and to the amalgamation consideration for such restricted shares or restricted share units in the case of such awards.

2005 Share Incentive Plan

On May 4, 2005, the 2005 Share Incentive Plan was adopted by the board of directors of Intelsat Holdings. The 2005 Share Incentive Plan provides for the granting of incentive share options, nonqualified share options, restricted shares, restricted share units, share appreciation rights, phantom shares and performance awards, referred to collectively in this prospectus as awards, to our and our subsidiaries’ and specified affiliates’ employees, officers and directors.

Up to 1,124,296 ordinary shares were reserved for the grant of awards to participants in the 2005 Share Incentive Plan. As of June 30, 2005, 1,055,956 restricted shares awarded under the 2005 Share Incentive Plan were outstanding. Of such restricted shares outstanding at June 30, 2005, an aggregate of 832,420 shares were awarded under certain employment agreements to Intelsat Holdings’ and its subsidiaries’ executive officers. These shares are subject to transfer, vesting and other restrictions as set forth in the applicable employment agreements. A portion of these restricted shares generally vest over sixty months, subject to the executive’s continued

employment. The vesting of certain of the shares awarded is also subject to the meeting of certain performance criteria similar in nature to the performance criteria described in the next paragraph. Lastly, a portion of these restricted shares are subject to immediate vesting under certain circumstances.

All of the remaining 223,536 restricted shares outstanding under the 2005 Share Incentive Plan at June 30, 2005 had been granted to Intelsat Holdings’ and its subsidiaries’ employees, including certain of our executive officers, effective as of January 28, 2005 pursuant to restricted share agreements. These restricted share agreements include transfer and other restrictions, and provide for vesting principally as follows: 50% of such restricted shares awarded are time vesting shares, with 7/60 of the time vesting shares vested on each of August 1 and September 1, 2005 and the remainder of the time vesting shares vesting in fifty-two equal monthly installments of 1/60 of the shares per month beginning October 1, 2005; and the remaining 50% of such restricted shares awarded are performance shares that vest if and when, prior to the eighth anniversary of January 28, 2005, the Investors have received a cumulative total return between 2.5 to 3 times the amounts invested by the Investors. Outstanding performance shares not vested by the eighth anniversary of their award shall be forfeited. Recipients of awards who terminate employment with Intelsat Holdings or its subsidiaries will forfeit unvested shares awarded, except that performance shares will remain outstanding for 180 days and will vest if performance vesting criteria are met within 180 days following termination without cause. We may repurchase vested shares following termination of employment of award recipients at fair market value (as defined in the 2005 Share Incentive Plan).

Bonus Plan

Our Bonus Plan was adopted by the board of directors of Intelsat Holdings on May 4, 2005. The Bonus Plan provides that certain of our and our subsidiaries’ employees, including executive officers, may be awarded cash bonuses based on the attainment of specific performance goals and business criteria established by our board of directors for participants in the Bonus Plan. These goals and criteria include certain revenues, covenant EBITDA, cash flow management and backlog targets.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Post-Acquisition Transactions

Voting Agreement

Intelsat, Ltd. is party to an agreement with Intelsat Holdings pursuant to which, for so long as Intelsat Holdings holds a majority of the outstanding voting stock of Intelsat, Ltd., the Board of Directors of Intelsat, Ltd. shall consist solely of individuals selected by the shareholders of Intelsat Holdings as being eligible to serve as directors of Intelsat, Ltd. All of the directors of Intelsat, Ltd. have been so selected by the shareholders of Intelsat Holdings.

Shareholders Agreement

In connection with the Acquisition Transactions, the shareholders of Intelsat Holdings, including each of the Investors and certain members of our management entered into a shareholders agreement relating to Intelsat Holdings, and Intelsat Holdings adopted bye-laws implementing this agreement. The shareholders agreement and these bye-laws are referred to as the Governing Documents. The Governing Documents, among other things, (1) provide for the governance of Intelsat Holdings and its subsidiaries, (2) provide specific rights to and limitations upon the holders of Intelsat Holdings’ share capital with respect to shares held by such holders, such as tag-along and drag along rights, and (3) provide specific rights and limitations with respect to sales of shares of Intelsat Holdings, such as transfer restrictions, registration rights and other rights relating to certain liquidity events. The parties to the shareholders’ agreement hold 100% of the share capital of Intelsat Holdings.

Monitoring Fee Agreement and Transaction Fee

In connection with the closing of the Acquisition Transactions, Intelsat Bermuda entered into a monitoring fee agreement, referred to as the MFA, with the Sponsors, or affiliates of, or entities advised by, designated by or associated with, the Sponsors, as the case may be, referred to collectively as the MFA parties, pursuant to which the MFA parties provide certain monitoring, advisory and consulting services to us. Pursuant to the MFA, we are obligated to pay an annual fee equal to the greater of $6.25 million and 1.25% of Adjusted EBITDA (as defined in the indenture governing the notes), and to reimburse the MFA parties for their out-of-pocket expenses. We have also agreed to indemnify the MFA parties and their directors, officers, employees, agents and representatives for losses relating to the services contemplated by the MFA and the engagement of the MFA parties pursuant to, and the performance by them of the services contemplated by, the MFA. To the extent permitted by the agreements and indentures governing indebtedness of Intelsat Bermuda and its subsidiaries, upon a change of control or qualified initial public offering as defined in the MFA, the MFA parties may at their option receive, in lieu of the annual fee, a lump sum payment equal to the then present value of all then current and future monitoring fees payable, based on certain assumptions, including a termination date of January 28, 2017. Intelsat recorded expense for services associated with the MFA of approximately $9.5 million during the period January 1 to January 31, 2005 and approximately $5.0 million during the period February 1 to June 30, 2005.

In addition, as payment for certain structuring and advisory services rendered, Intelsat Bermuda paid an aggregate transaction and advisory fee of $50 million to the MFA parties, upon the closing of the Acquisition Transactions. On May 13, 2005, the MFA parties waived a portion of the annual fee they were entitled to receive under the MFA with respect to fiscal 2004.

Sponsor Investment

In April 2005, SkyTerra Communications, Inc., an affiliate of Apollo Management, L.P., one of the Sponsors, indirectly acquired 50% of the assets of Hughes Network Systems, one of our corporate network services customers.

Dividends

On February 11, 2005, Intelsat, Ltd. and Finance Co. issued the discount notes. As part of the Transfer Transactions, the proceeds of the offering of the discount notes, together with cash on hand, were used to pay a dividend from Intelsat Bermuda to its parent Intelsat, Ltd., which Intelsat, Ltd. used to make a distribution to its parent Intelsat Holdings, which in turn used those funds to repurchase a portion of the outstanding preferred shares of Intelsat Holdings. The repurchased preferred shares were held by the Investors and certain members of our management.

On November 4, 2005, Intelsat Sub Holdco paid a dividend of approximately $198.8 million to its parent Intelsat Bermuda, which in turn paid a dividend of that same amount to its parent Intelsat, Ltd., which in turn paid a dividend of that same amount to its parent Intelsat Holdings. On November 4, 2005, Intelsat Holdings used these funds to repurchase all of the outstanding preferred shares of Intelsat Holdings, which were held by the Investors and certain members of our management. The dividend paid by Intelsat Sub Holdco was funded with cash generated from the operating activities of its subsidiaries.

FTI Engagement Contract

On June 27, 2005, we entered into an engagement contract with FTI Palladium Partners, a division of FTI Consulting, Inc., a corporate finance consulting firm, pursuant to which it provides interim management services to us. See “Management — Employment Agreements.”

Pre-Acquisition Transactions

Relationships with Prior Shareholders

In connection with the privatization, we entered into several contracts with entities that were at that time shareholders or their affiliates, including Videsh Sanchar Nigam Limited, France Telecom and COMSAT Corporation, a subsidiary of Lockheed Martin Corporation. Prior to the closing of the Acquisition Transactions, as of October 1, 2004, France Telecom, Lockheed Martin Corporation and Tata Sons Limited, which holds a controlling interest in Videsh Sanchar Nigam Limited, each had beneficial ownership of greater than 5% of our outstanding ordinary shares. In addition, on the privatization date, the IGO transferred certain contracts with Videsh Sanchar Nigam Limited, France Telecom and its affiliates, and various subsidiaries and affiliates of Lockheed Martin Corporation to our subsidiaries Intelsat LLC, Intelsat Global Service Corporation and Intelsat Global Sales. We have also entered into several agreements with COMSAT Corporation and other subsidiaries of Lockheed Martin Corporation since the privatization date. Some of these contracts are summarized below. Also described below is an agreement entered into with Teleglobe, one of our shareholders prior to the closing of the Acquisition Transactions, and an agreement entered into with WildBlue. We believe that, in all cases, these contracts were entered into on an arm’s-length basis and on normal commercial terms.

Restructuring Agreement

We entered into the Restructuring Agreement with most of the IGO’s former Signatories and Investing Entities on July 17, 2001. The Restructuring Agreement provided for the transfer by the IGO of substantially all of its assets and liabilities to us and our subsidiaries. In consideration for the transfer of these assets, we issued ordinary shares directly to each former Signatory or Investing Entity that was a party to the Restructuring Agreement in an amount proportional to its investment share in the IGO. Under the terms of the Restructuring Agreement, we agreed to indemnify each Signatory and Investing Entity party thereto for any liability arising out of any activity conducted or authorized by the IGO prior to July 18, 2001.

Pre-Acquisition Transactions Shareholders Agreement

On July 18, 2001, we entered into the Shareholders Agreement with most of the IGO’s former Signatories and Investing Entities. The Shareholders Agreement includes an agreement by each shareholder prior to the closing of the Acquisition Transactions to vote in favor of any action requiring a shareholder vote that is reasonably necessary in connection with the implementation of a timely initial public equity offering that has been recommended by our board of directors. The Shareholders Agreement also contains restrictions on these shareholders’ ability to transfer their ordinary shares and an agreement by them not to sell or otherwise transfer their ordinary shares for a “lock-up” period of 180 days following the date of our initial public equity offering. In addition, the Shareholders Agreement regulates certain other matters of corporate governance and provides these shareholders with certain information rights, including the right to receive periodic reports from management on the business and quarterly and annual financial reports. Under the terms of the Shareholders Agreement, we agreed to provide our services in a manner consistent with the core public service principles of global coverage and connectivity, lifeline connectivity and non-discriminatory access. See “Business—Certain Customer Service Agreements—Novation Agreements—Lifeline Connectivity Obligation Contracts” for a description of these core public service principles.

Novation Agreements

Intelsat Global Sales has entered into novation agreements with Videsh Sanchar Nigam Limited, France Telecom, several France Telecom affiliates and various subsidiaries and affiliates of Lockheed Martin Corporation. For a detailed description of the terms and conditions of the novation agreements, see “Business—Certain Customer Service Agreements—Novation Agreements.”

COMSAT Asset Purchase Agreement

On March 15, 2002, we entered into an asset purchase agreement with COMSAT Corporation and COMSAT Digital Teleport, Inc. On November 25, 2002, pursuant to this agreement, we purchased most of the assets of COMSAT World Systems, a business unit of COMSAT, and of COMSAT Digital Teleport, Inc., a subsidiary of COMSAT. COMSAT is a wholly owned subsidiary of Lockheed Martin Corporation, which, prior to the consummation of the Acquisition Transactions, was our largest shareholder. The assets that we acquired in this transaction include substantially all of COMSAT World Systems’ customer contracts for the sale of our capacity, a digital teleport facility in Clarksburg, Maryland, and earth stations located in Clarksburg, Maryland and Paumalu, Hawaii that provide tracking, telemetry, command and monitoring services for our satellites.

We have also entered into contracts with other Lockheed Martin Corporation entities relating to the provision to these entities of tracking, telemetry, command and monitoring and other services that had been previously provided to these entities by COMSAT or COMSAT Digital Teleport, Inc.

We paid a total purchase price of approximately $135 million for the assets we acquired. This purchase price was comprised of cash, the assumption of net liabilities, a $5 million payment due in 2007 and a contingent payment of $15 million, payable in three installments of $5 million per year in 2008, 2009 and 2010. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Party Transactions—COMSAT Asset Purchase Agreement” for information regarding the total purchase price upon closing and our accounting for the transaction. We will not be required to pay installments of the $15 million contingent payment if we are not operating tracking, telemetry, command and monitoring facilities at the Clarksburg location and potential local development initiatives have occurred that have had or are reasonably expected to have a material adverse effect on our use of the Clarksburg facilities. However, if we relocate a substantial portion of our tracking, telemetry, command and monitoring operations conducted at Clarksburg to another location and no such local development initiatives have occurred, then any unpaid installments of this contingent payment become payable immediately. We have assumed most of the liabilities, including contingent liabilities, relating to the assets we have acquired.

The two earth stations that we have acquired are among the primary TT&C stations used in our ground network. In addition, we have assumed from COMSAT the lease for the building and the land for the Clarksburg earth station, which expires in 2012.

COMSAT General Transaction

On October 29, 2004, we and certain of our subsidiaries completed our acquisition of the business of providing satellite-based communications services to the U.S. government and other customers of the COMSAT Sellers. We acquired this business for a purchase price of approximately $90 million, net of assumed liabilities of approximately $30 million and estimated transaction costs of approximately $2 million. The $30 million of assumed liabilities includes a $10 million accommodation fee to be paid in connection with our purchase of a launch vehicle from an affiliate of the COMSAT Sellers. We funded the acquisition by using cash on hand. The assets that we acquired include certain customer and vendor contracts and accounts receivable, as well as rights to FCC and other governmental licenses, leased business premises and other related assets, including an ownership interest in a partnership that owns the Marisat-F2 satellite, which operates at 33.9° West with an orbital inclination in excess of 13°. In addition, we assumed certain contractual commitments related to the business.

The COMSAT Sellers are directly or indirectly wholly owned by Lockheed Martin Corporation, our largest shareholder before the closing of the Acquisition Transactions. In addition, the COMSAT Sellers were collectively one of our largest customers before the closing of the COMSAT General Transaction. Pursuant to our transaction agreement with the COMSAT Sellers, we and the COMSAT Sellers or their affiliates have entered into a number of agreements, including the launch services agreement with an affiliate noted above and agreements relating to the provision of transition services by the COMSAT Sellers for a specified period of time after the closing of the transaction. See “Business—Our Network—Planned Satellites” for further information regarding the launch services agreement.

Lockheed Launch Support Agreement and Other Lockheed Agreements

On February 13, 2002, we entered into a master ordering agreement with Lockheed Martin Commercial Space Systems, referred to as LMCSS, for our provision to LMCSS of commercial launch support systems, referred to as CLASS, services. LMCSS is an affiliate of Lockheed Martin Corporation, which, prior to the consummation of the Acquisition Transactions, was our largest shareholder. Under this agreement, we will provide in-orbit testing and launch and early orbit phase support of LMCSS’ missions. The agreement will be in effect for four years, through February 12, 2006, and offers a menu of CLASS services at predetermined rates. Our first service order under the agreement was for payload in-orbit testing services for a New Skies satellite built by Lockheed Martin Corporation. In-orbit testing under this service order was completed on May 23, 2002, and final documentation was delivered and accepted.

We have also entered into other agreements with subsidiaries of Lockheed Martin Corporation pursuant to which these subsidiaries provide services to us, including lifecycle testing of some of the batteries used in our satellites and the development and installation of new infrastructure relating to our time division multiple access services.

Teleglobe Share Purchase Agreement

On August 21, 2002, our Intelsat Global Sales subsidiary entered into a share purchase agreement with Teleglobe. Pursuant to this agreement, on September 20, 2002, Intelsat Global Sales acquired Teleglobe’s 6,284,635 shares in Intelsat, Ltd. for $65 million in accordance with the terms set forth in the share purchase agreement. Teleglobe was both a shareholder prior to the closing of the Acquisition Transactions and is one of our largest customers. In addition, at the time the share purchase agreement was entered into, one of our directors was an executive officer of Teleglobe. For a detailed description of the Teleglobe transaction, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Party Transactions—Teleglobe Share Purchase Agreement.”

WildBlue Subscription Agreement

On April 21, 2003, we acquired a minority stake in WildBlue for a purchase price of $58 million. One of our directors before the closing of the Acquisition Transactions was a director of Liberty Media Corporation, which indirectly owns a minority interest in WildBlue, and two of our executive officers are directors of WildBlue. For more information about the WildBlue transaction, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Party Transactions—WildBlue Subscription Agreement.”

We have also entered into agreements pursuant to which we provide services to WildBlue, including consulting services relating to earth station construction.

PRINCIPAL SHAREHOLDERS

Intelsat, Ltd. is 100% owned by Intelsat Holdings. As of October 1, 2005, approximately 92.2% of Intelsat Holdings’ common equity was owned by the Investors and approximately 7.8% of the common equity in Intelsat Holdings (in the form of ordinary shares and restricted shares) was owned by certain members of our management and other designated employees. The members of each of Intelsat, Ltd.’s and Intelsat Bermuda’s board of directors nominated by each of the Investor groups may be deemed to beneficially own shares owned by the Investors in such Investor group. Intelsat, Ltd. owns 100% of Intelsat Bermuda, the original issuer of the notes, which now owns 100% of Intelsat Sub Holdco, the current obligor of the notes. See “Prospectus Summary—The Transactions—The Acquisition Transactions” for a description of the transactions pursuant to which Intelsat Holdings acquired Intelsat, Ltd.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of our outstanding indebtedness. For information regarding our historical debt and other financing arrangements, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,” Note 12 to our audited consolidated financial statements and Note 10 to our unaudited condensed consolidated financial statements included elsewhere in this prospectus. For information regarding indebtedness that may be incurred and assumed in connection with the PanAmSat Acquisition Transactions, see “Prospectus Summary—The Transactions—The PanAmSat Acquisition Transactions” and “The PanAmSat Acquisition Transactions.”

Senior Secured Credit Facilities

In connection with the Amalgamation Transactions, Intelsat Bermuda entered into senior secured credit facilities arranged by Deutsche Bank Securities Inc., Credit Suisse First Boston and Lehman Brothers Inc., as joint lead arrangers. In connection with the Transfer Transactions, Intelsat Sub Holdco became the obligor on these senior secured credit facilities.

The senior secured credit facilities consist of:

•	$350 million senior secured term loan Facility with a six and one half-year maturity; and

•	$300 million senior secured revolving credit facility with a six-year maturity.

Revolving loans under the revolving credit facility will be available so long as the aggregate amount to be incurred, together with other loans outstanding under the term loan facility and certain other debt, does not exceed an amount that is $1,000 less than 15% of our consolidated net tangible assets. The revolving credit facility is available on a revolving basis during the period beginning on the closing date of the Amalgamation Transactions and the initial funding of the senior secured credit facilities and terminates 6 years later. At least $200 million, but not in excess of an amount to be agreed, of the revolving credit facility will be available for issuance of letters of credit. Additionally, a portion of the revolving credit facility will be available for swing line loans. Both the face amount of any outstanding letters of credit and any swing line loans will reduce availability under the revolving credit facility on a dollar for dollar basis.

A $150 million loan under the term loan facility was drawn on the closing date of the Acquisition Transactions and the initial funding of the senior secured credit facilities and $200 million under the term loan facility was drawn in connection with the repayment of the 2005 Eurobond Notes, described below, at maturity in February 2005.

The interest rates with respect to loans under the senior secured credit facilities are based, at the option of Intelsat Sub Holdco, on (i) the higher of (a) the prime rate of Deutsche Bank Trust Company Americas (or an affiliate thereof) and (b) the federal funds effective rate plus 0.5%; in each case plus an applicable margin as determined in accordance with the credit agreement or (ii) the rate (as adjusted) at which eurodollar deposits for one, two, three, six or, if available, nine or twelve months, as selected by Intelsat Sub Holdco, are offered in the interbank eurodollar market, plus an applicable margin as determined in accordance with the credit agreement.

The obligations under the senior secured credit facilities are guaranteed by Intelsat, Ltd., Intelsat Bermuda and certain of Intelsat Sub Holdco’s subsidiaries, although certain subsidiaries may be designated as unrestricted subsidiaries. The obligations under the senior secured credit facilities are secured by a perfected first priority security interest to the extent legally permissible in substantially all of Intelsat Sub Holdco’s and the guarantors’ tangible and intangible assets, with certain exceptions.

Covenants

The senior secured credit facilities contain customary representations, warranties and covenants for the type and nature of the Acquisition Transactions and a borrower such as Intelsat Sub Holdco, including limitations on Intelsat Sub Holdco’s or its subsidiaries’ ability to:

•	incur or guarantee additional debt or issue disqualified stock, subject to certain exceptions;

•	pay dividends, or make redemptions and repurchases, with respect to ordinary shares or capital stock;

•	create or incur certain liens;

•	make certain loans or investments;

•	make acquisitions or investments, engage in mergers, acquisitions, amalgamations, asset sales and sale lease-back transactions; and

•	engage in transactions with affiliates.

The senior secured credit facilities do not contain a limitation on capital expenditures.

Events of Default

The senior secured credit facilities contain events of default with respect to:

•	default in payment of principal when due;

•	default in the payment of interest, fees or other amounts after a specified grace period;

•	material breach of the representations or warranties;

•	default in the performance of specified covenants;

•	failure to make any payment when due, under any indebtedness with a principal amount in excess of a specified amount;

•	certain bankruptcy events;

•	certain ERISA violations;

•	invalidity of any security agreement or guarantee;

•	material judgments; or

•	a change of control (as defined in the senior secured credit facilities).

Senior Discount Notes due 2015

On February 11, 2005, Intelsat, Ltd. and Finance Co. issued $478.7 million in aggregate principal amount at maturity of 9 1/4% Senior Discount Notes due 2015, referred to as the discount notes in a private placement to initial purchasers who resold the notes pursuant to Rule 144A in the United States and in accordance with Regulation S outside of the United States. As part of the Transfer Transactions, Intelsat Bermuda became an obligor on the discount notes in place of Finance Co.

Until February 1, 2010, interest will accrue on the discount notes at the rate of 9 1/4% per annum in the form of an increase in the accreted value (representing amortization of original issue discount) between the date of original issuance and February 1, 2010. Cash interest is payable on the discount notes semi-annually on February 1 and August 1, beginning on August 1, 2010. On and after February 1, 2010, Intelsat Bermuda may redeem some or all of the discount notes at any time at the redemption prices set forth in the discount notes. Intelsat Bermuda may also redeem up to 35% of the outstanding discount notes before February 1, 2008 with the proceeds of certain equity offerings and capital contributions subject to limitations and at redemption prices set forth in the discount notes.

The discount notes are senior unsecured obligations of Intelsat, Ltd. and rank equally with Intelsat, Ltd.’s other senior unsecured indebtedness. Following the Transfer Transactions, the discount notes also became senior unsecured obligations of Intelsat Bermuda and rank equally with Intelsat Bermuda’s other senior unsecured indebtedness.

Covenants

The terms of the discount notes include the following covenants:

•	a limitation on Intelsat Bermuda’s and some of its subsidiaries’ ability to incur additional debt;

•	a limitation on Intelsat Bermuda’s and some of its subsidiaries’ ability to pay dividends or repurchase Intelsat Bermuda’s ordinary shares;

•	a limitation on Intelsat Bermuda’s and some of its subsidiaries’ ability to make certain investments;

•	a limitation on Intelsat Bermuda’s and some of its subsidiaries’ ability to enter into transactions with affiliates;

•	a limitation on merger, consolidation and sale of our assets, applicable to Intelsat Bermuda and some of its subsidiaries;

•	a limitation on Intelsat Bermuda’s and some of its subsidiaries’ ability to incur liens on any of our assets securing other indebtedness, unless the acquisition finance notes are equally and ratably secured; and

•	a limitation on sale leaseback transactions, applicable to Intelsat Bermuda and some of its subsidiaries.

Events of Default

The discount notes contain events of default with respect to:

•	default in payments of interest after a 30-day grace period or a default in the payment of principal when due;

•	default in the performance of any covenant in the indenture that continues for more than 60 days after notice of default has been provided to Intelsat Bermuda;

•	failure to make any payment when due, including applicable grace periods, under any indebtedness for money borrowed by Intelsat Ltd., Intelsat Bermuda or a significant subsidiary thereof having a principal amount in excess of $50 million;

•	the acceleration of the maturity of any indebtedness for money borrowed by Intelsat, Ltd., Intelsat Bermuda or a significant subsidiary thereof having a principal amount in excess of $50 million; or

•	insolvency or bankruptcy of Intelsat, Ltd., Intelsat Bermuda or one of its significant subsidiaries.

If any of these events of default occurs and is continuing with respect to the discount notes, the trustee or the holders of not less than 25% in principal amount of the discount notes may declare the entire principal amount of the discount notes to be immediately due and payable. If any event of default with respect to the discount notes occurs because of events of bankruptcy, insolvency or reorganization, the entire principal amount of the discount notes will be automatically accelerated, without any action by the trustee or any holder.

If the PanAmSat Acquisition Transactions are consummated, as part of the related financing transactions, the discount notes will become senior unsecured obligations of Intermediate Holdco and rank equally with Intermediate Holdco’s other senior unsecured indebtedness, and the covenants and events of default under the discount notes will apply to Intermediate Holdco and Intelsat Bermuda. Intelsat Bermuda will then become a guarantor of the discount notes.

Senior Notes due 2008 and Senior Notes due 2013

On November 7, 2003, Intelsat, Ltd. issued $400 million in aggregate principal amount of our 5 1/4% Senior Notes due 2008, referred to as the Original 2008 Senior Notes, and $700 million in aggregate principal amount of our 6 1/2% Senior Notes due 2013, referred to as the Original 2013 Senior Notes, in each case in a private placement to initial purchasers who resold the notes pursuant to Rule 144A in the United States and in accordance with Regulation S outside of the United States. In February 2004, Intelsat, Ltd. exchanged substantially all of these notes for notes registered under the Securities Act, referred to as the 2008 Senior Notes and the 2013 Senior Notes, respectively, after an exchange offer conducted pursuant to a registration rights agreement we entered into with the initial purchasers of the Original 2008 Senior Notes and the Original 2013 Senior Notes. Interest is payable on the 2008 Senior Notes and the 2013 Senior Notes semi-annually on May 1 and November 1 of each year. Intelsat, Ltd. may redeem some or all of the 2008 Senior Notes and the 2013 Senior Notes at any time at the redemption prices set forth in the 2008 Senior Notes and the 2013 Senior Notes, respectively. Intelsat, Ltd. may also redeem the outstanding 2008 Senior Notes and the 2013 Senior Notes in whole in the event of certain tax changes affecting the Senior Notes, as set forth in the indenture to the 2008 Senior Notes and the 2013 Senior Notes.

The 2008 Senior Notes and the 2013 Senior Notes are senior unsecured obligations of Intelsat, Ltd. and rank equally with Intelsat, Ltd.’s other senior unsecured indebtedness.

Covenants

The terms of the 2008 Senior Notes and the 2013 Senior Notes each include the following covenants:

•	a limitation on merger, consolidation and sale of our assets, applicable to Intelsat, Ltd. and some of its subsidiaries;

•	a limitation on Intelsat, Ltd.’s and some of its subsidiaries’ ability to incur liens on any of our assets securing other indebtedness, unless the 2008 Senior Notes and the 2013 Senior Notes are equally and ratably secured; and

•	a limitation on sale leaseback transactions, applicable to Intelsat, Ltd. and some of its subsidiaries.

Events of Default

The 2008 Senior Notes and the 2013 Senior Notes each contain events of default with respect to:

•	default in payments of interest after a 30-day grace period or a default in the payment of principal when due;

•	default in the performance of any covenant in the indenture that continues for more than 90 days after notice of default has been provided to Intelsat, Ltd.;

•	failure to make any payment when due, including applicable grace periods, under any indebtedness for money borrowed by Intelsat, Ltd. or a significant subsidiary thereof having a principal amount in excess of $50 million;

•	the acceleration of the maturity of any indebtedness for money borrowed by Intelsat, Ltd. or a significant subsidiary thereof having a principal amount in excess of $50 million; or

•	insolvency or bankruptcy of Intelsat, Ltd. or one of its significant subsidiaries.

If any of these events of default occurs and is continuing with respect to the 2008 Senior Notes, the trustee or the holders of not less than 25% in principal amount of the 2008 Senior Notes may declare the entire principal amount of the 2008 Senior Notes to be immediately due and payable. If any event of default with respect to the 2008 Senior Notes occurs because of events of bankruptcy, insolvency or reorganization, the entire principal amount of the 2008 Senior Notes will be automatically accelerated, without any action by the trustee or any holder. Similarly, if any of these events of default occurs and is continuing with respect to the 2013 Senior Notes, the trustee or the holders of not less than 25% in principal amount of the 2013 Senior Notes may declare the entire principal amount of the 2013 Senior Notes to be immediately due and payable. If any event of default with respect to the 2013 Senior Notes occurs because of events of bankruptcy, insolvency or reorganization, the entire principal amount of the 2013 Senior Notes will be automatically accelerated, without any action by the trustee or any holder.

Senior Notes due 2012

On April 15, 2002, Intelsat, Ltd. issued $600 million in aggregate principal amount of our 7 5/8% Senior Notes due April 15, 2012, referred to as the Original 2012 Senior Notes, in a private placement to initial purchasers who resold the notes pursuant to Rule 144A in the United States and in accordance with Regulation S outside of the United States. In January 2003 we exchanged these notes for notes registered under the Securities Act, referred to as the 2012 Senior Notes, after an exchange offer conducted pursuant to a registration rights agreement Intelsat, Ltd. entered into with the initial purchasers of the Original 2012 Senior Notes. Interest is payable on the 2012 Senior Notes semi-annually on April 15 and October 15 of each year. Intelsat, Ltd. may redeem some or all of the 2012 Senior Notes at any time at the redemption prices set forth in the 2012 Senior Notes. Intelsat, Ltd. may also redeem the outstanding 2012 Senior Notes in whole in the event of certain tax changes affecting the 2012 Senior Notes, as set forth in the indenture to the 2012 Senior Notes.

The 2012 Senior Notes are senior unsecured obligations of Intelsat, Ltd. and rank equally with Intelsat, Ltd.’s other senior unsecured indebtedness.

Because the 2012 Senior Notes were issued under the same indenture as the 2008 Senior Notes and the 2013 Senior Notes noted above, the terms of the 2012 Senior Notes include substantially the same covenants and events of default as noted above with respect to the 2008 Senior Notes and the 2013 Senior Notes.

DESCRIPTION OF THE NOTES

General

Capitalized terms used in this “Description of the Notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of the Notes” section, “Issuer,” “we,” “us” and “our” mean Intelsat Subsidiary Holding Company, Ltd. and not any of its Subsidiaries, and “Holdings” means Intelsat, Ltd. and not any of its Subsidiaries. As used in this “Description of the Notes,” (i) “original notes” means the notes issued on January 28, 2005 and (ii) ”exchange notes” means the notes issued pursuant to the exchange offer.

The Issuer issued $2,550,000,000 in aggregate principal amount of original notes and will issue up to an equal aggregate principal amount of exchange notes in exchange therefor, consisting of $875,000,000 aggregate principal amount of original and exchange 8 1/4% senior notes due 2013 (the “2013 notes”), $675,000,000 aggregate principal amount of original and exchange 8 5/8% senior notes due 2015 (the “2015 notes” and, together with the 2013 notes, the “fixed rate notes”) and $1,000,000,000 aggregate principal amount of original and exchange floating rate senior notes due 2012 (together, the “floating rate notes” and, together with the fixed rate notes, the “notes”) under an indenture (the “indenture”), dated as of January 28, 2005, among the Issuer (as successor to Intelsat Bermuda), any Subsidiary Guarantors and Holdings, as Guarantor, and Wells Fargo Bank, National Association, as Trustee. In connection with the Transfer Transactions, Intelsat Bermuda executed a supplemental indenture pursuant to which it became a guarantor of the notes. In connection with the consummation of the PanAmSat Acquisition Transactions, Intermediate Holdco will execute a supplemental indenture pursuant to which it will become a guarantor of the notes. Copies of the indenture may be obtained from the Issuer upon request. The 2013 notes, 2015 notes and floating rate notes that we offered and are offering will each be issued as a separate series, but will be treated as a single class for all purposes under the indenture.

The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA.

We may issue additional 2013 notes (“additional 2013 notes”), additional 2015 notes (“additional 2015 notes”) and additional floating rate notes (“additional floating rate notes” and, together with the additional 2013 and additional 2015 notes, the “additional notes”) from time to time after this offering without notice or the consent of holders of notes. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Issuer as specified in the indenture (which initially shall be the principal corporate trust office of the Trustee), except that, at the option of the Issuer, payment of interest may be made by check mailed to the holders at their registered addresses.

The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

Each series of the notes will be unsecured senior obligations of the Issuer. The notes will not be entitled to the benefit of any mandatory sinking fund.

2013 Notes. The 2013 notes will mature on January 15, 2013 at their principal amount, plus accrued and unpaid interest to, but not including, the maturity date. Interest on the 2013 notes will accrue at the rate per annum shown on the front cover of this prospectus and will be payable semi-annually in arrears on January 15 and July 15, commencing, in the case of the exchange notes, on January 15, 2006. The Issuer will make each interest payment to the holders of record of the 2013 notes on the immediately preceding January 1 and July 1. Interest on the 2013 notes that are exchange notes will accrue from the most recent date to which interest has been paid on the original notes and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2015 Notes. The 2015 notes will mature on January 15, 2015 at their principal amount, plus accrued and unpaid interest to, but not including, the maturity date. Interest on the 2015 notes will accrue at the rate per annum shown on the front cover of this prospectus and will be payable semi-annually in arrears on January 15 and July 15, commencing, in the case of the exchange notes, on January 15, 2006. The Issuer will make each interest payment to the holders of record of the 2015 notes on the immediately preceding January 1 and July 1. Interest on the 2015 notes that are exchange notes will accrue from the most recent date to which interest has been paid on the original notes and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Floating Rate Notes. The floating rate notes will mature on January 15, 2012 at their principal amount, plus accrued and unpaid interest to, but not including, the maturity date. The floating rate notes will bear interest at a rate per annum, reset semi-annually, equal to LIBOR plus 4  7/8%, as determined by the calculation agent (the “Calculation Agent”), which shall initially be the Trustee. Interest on the floating rate notes will be payable semi-annually in arrears on January 15 and July 15, commencing, in the case of the exchange notes, on January 15, 2006. The Issuer will make each interest payment to the holders of record of the floating rate notes on the immediately preceding January 1 and July 1. Interest on the floating rate notes that are exchange notes will accrue from the most recent date to which interest has been paid on the original notes. Interest on the floating rate notes will be computed on the basis of a 360-day year for the actual number of days elapsed.

Set forth below is a summary of certain of the defined terms used in the indenture relating solely to the floating rate notes.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the most recent date to which interest has been paid on the original notes and end on and include January 14, 2006.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of

11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

“London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Representative Amount” means a principal amount of not less than U.S.$1,000,000 for a single transaction in the relevant market at the relevant time.

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

The amount of interest for each day that the floating rate notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the floating rate notes. The amount of interest to be paid on the floating rate notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Optional Redemption

2013 Notes. On and after January 15, 2009, the Issuer may redeem the 2013 notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on January 15 of the years set forth below:

Period	Redemption Price
2009	104.125%
2010	102.063%
2011 and thereafter	100.000%

Prior to January 15, 2009, the Issuer may redeem the 2013 notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the 2013 notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

2015 Notes. On and after January 15, 2010, the Issuer may redeem the 2015 notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on January 15 of the years set forth below:

Period	Redemption Price
2010	104.313%
2011	102.875%
2012	101.438%
2013 and thereafter	100.000%

Prior to January 15, 2010, the Issuer may redeem the 2015 notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the 2015 notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Floating Rate Notes. On and after July 15, 2005, the Issuer may redeem the floating rate notes, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the periods set forth below:

Period	Redemption Price
On or after July 15, 2005 and before July 15, 2006	102.000%
On or after July 15, 2006 and before July 15, 2007	101.000%
July 15, 2007 and thereafter	100.000%

Optional Redemption Upon Equity Offering. Notwithstanding the foregoing, at any time and from time to time on or prior to January 15, 2008, in the case of the fixed rate notes, the Issuer may redeem in the aggregate up to 35% of the original aggregate principal amount of the applicable series of notes (calculated after giving effect to any issuance of the applicable additional notes) in each case, with the net cash proceeds of one or more Equity Offerings by the Issuer or by any Parent of the Issuer, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, or from the cash contribution of equity capital to the Issuer, at a redemption price equal to (i) 108.250% of the principal amount thereof in the case of the 2013 notes and (ii) 108.625% of the principal amount thereof in the case of the 2015 notes, plus, in each case, accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the applicable series of notes (calculated after giving effect to any issuance of any applicable series of additional notes) must remain outstanding after each such redemption; and provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering or cash contribution of equity capital to the Issuer is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

The Issuer, its Subsidiaries or any Parent of the Issuer may at any time and from time to time purchase notes in the open market or otherwise.

Payment of Additional Amounts

Under current Bermuda law, no withholding tax will be imposed upon payments on the notes. If the Issuer (or a Guarantor) is required by law to deduct or withhold taxes imposed by Bermuda or another Relevant Tax Jurisdiction on payments to holders, however, it will pay additional amounts on those payments to the extent described in this section. “Relevant Tax Jurisdiction” means Bermuda, or another jurisdiction in which the Issuer or a Guarantor, or a successor of any of them, is organized, is resident or engaged in business for tax purposes or through which payments are made on or in connection with the notes.

The Issuer (or a Guarantor) will pay to any holder so entitled all additional amounts that may be necessary so that every net payment of interest, principal, premium or other amount on that note will not be less than the amount provided for in that note. “Net payment” refers to the amount the Issuer or its paying agent pays the holder after deducting or withholding an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a taxing authority (including any withholding or deduction attributable to additional amounts payable hereunder).

The Issuer (and Guarantors) will also indemnify and reimburse holders for

•	taxes (including any interest, penalties and related expenses) imposed on the holders by a Relevant Tax Jurisdiction if and to the same extent that a holder would have been entitled to receive additional amounts if the Issuer (or a Guarantor) had been required to deduct or withhold those taxes from payments on the notes; and

•	stamp, court, documentary or similar taxes or charges (including any interest, penalties and related expenses) imposed by a Relevant Tax Jurisdiction in connection with the execution, delivery, enforcement or registration of the notes or other related documents and obligations.

This obligation to pay additional amounts is subject to several important exceptions, however. The Issuer (or a Guarantor) will not pay additional amounts to any holder for or on account of any of the following:

•	any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the holder (or between a fiduciary, settlor, beneficiary, member or shareholder of or possessor of power over the relevant holder if the holder is an estate, nominee, trust, partnership, limited liability company, or corporation) and the jurisdiction imposing the tax (other than the mere receipt of a payment or the acquisition, ownership, disposition or holding of, or enforcement of rights under, a note);

•	any estate, inheritance, gift or any similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge imposed solely because the holder (or if the holder is not the beneficial owner, the beneficial owner) that is legally able to do so fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the taxing jurisdiction of the holder or any beneficial owner of the note, if compliance is required by law or by an applicable income tax treaty to which the jurisdiction imposing the tax is a party, as a precondition to exemption from the tax, assessment or other governmental charge and the Issuer has given the holders at least 60 days’ notice that holders will be required to provide such information and identification;

•	any tax, assessment or other governmental charge with respect to a note presented for payment more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to holders, whichever occurs later, except to the extent that the holder of the note would have been entitled to additional amounts on presenting the note for payment on any date during the 30-day period; and

•	any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to the European Union Directive on the taxation of savings income, which was adopted by the ECOFIN Council on June 3, 2003, or any law implementing or complying with, or introduced in order to conform to, such Directive.

Redemption for Taxation Reasons

The Issuer will be entitled, at its option, to redeem any series of the notes in whole if at any time it becomes obligated to pay additional amounts on any notes on the next interest payment date with respect to such series of notes, but only if its obligation results from a change in, or an amendment to, the laws or treaties (including any regulations or rulings promulgated thereunder) of a Relevant Tax Jurisdiction (or a political subdivision or taxing authority thereof or therein), or from a change in any official position regarding the interpretation, administration or application of those laws, treaties, regulations or rulings (including a change resulting from a holding, judgment or order by a court of competent jurisdiction), that becomes effective or is announced after the Issue Date and provided the Issuer cannot avoid the obligation after taking reasonable measures to do so. If the Issuer redeems the notes in these circumstances, it will do so at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest, if any, and any other amounts due to the redemption date.

If the Issuer becomes entitled to redeem the notes in these circumstances, it may do so at any time on a redemption date of its choice. However, the Issuer must give the holders of the notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date and not more than 90 days before the next date on which it would be obligated to pay additional amounts. In addition, the Issuer’s obligation to pay additional amounts must remain in effect when it gives the notice of redemption. Notice of the Issuer’s intent to redeem the notes shall not be effective until such time as it delivers to the Trustee both a certificate signed by two of its officers stating that the obligation to pay additional amounts cannot be avoided by taking reasonable measures and an opinion of independent legal counsel or an independent auditor stating that the Issuer is obligated to pay additional amounts because of an amendment to or change in law, treaties or position as described in the preceding paragraph.

Selection

In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no notes of $1,000 or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Issuer has deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest on, the notes to be redeemed. Any redemption and notice thereof may, at the Issuer’s discretion, be subject to one or more conditions precedent.

Ranking

The Indebtedness evidenced by the notes is unsecured senior Indebtedness of the Issuer, ranking pari passu in right of payment with all existing and future senior Indebtedness of the Issuer and is senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer. The notes are effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness.

The Indebtedness evidenced by the Guarantees is unsecured senior Indebtedness of the applicable Guarantor, ranking pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor and is senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. The Guarantees are effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At June 30, 2005,

(1) the Issuer and its Subsidiaries that will be Guarantors had $2.95 billion aggregate principal amount of Indebtedness ranking pari passu with the notes and Guarantees (including the notes and the Guarantees) outstanding (excluding unused commitments), $348.25 million of which was Secured Indebtedness;

(2) the Issuer and its Subsidiaries that are Guarantors had no Subordinated Indebtedness outstanding; and

(3) the Issuer’s Subsidiaries that are not Guarantors had no Indebtedness (excluding intercompany liabilities of Subsidiaries that will not be Guarantors and the guarantee by one subsidiary of the senior secured credit facilities).

In addition, at June 30, 2005, Holdings had $1.7 billion aggregate principal amount of Indebtedness (excluding (w) its Guarantee of the notes, (x) its guarantee of Indebtedness and other obligations under the Credit Agreement, (y) Holdings’ guarantee of the Lockheed Note and (z) its obligations as co-obligor with respect to the 9 1/4% Senior Discount Notes due 2015 issued by Intelsat Bermuda. At June 30, 2005, Intelsat Bermuda had $316 million aggregate principal amount of Indebtedness (based on the accreted amount of the 9 1/4% Senior Discount Notes due 2015 as of June 30, 2005 and excluding (x) its Guarantee of the notes and (y) its guarantee of Indebtedness and other obligations under the Credit Agreement.)

As of June 30, 2005, pro forma for the PanAmSat Acquisition Transactions (assuming the transactions and the related financings close on the terms and in the amounts described herein), (w) Intelsat Sub Holdco and its subsidiaries would have had approximately $3.51 billion principal amount of total debt (including the guarantee by Intelsat Sub Holdco and certain of its subsidiaries of debt issued by Intelsat Bermuda), (x) Intermediate Holdco would have had approximately $316 million principal amount of total debt (excluding guarantees of subsidiary debt), (y) Intelsat Bermuda would have had approximately $1.4 billion principal amount of total debt (excluding guarantees of subsidiary debt and debt issued by Intelsat Bermuda that is guaranteed by Intelsat Sub Holdco and certain of its subsidiaries) and (z) Intelsat, Ltd. would have had approximately $11.4 billion principal amount of total indebtedness on a consolidated basis, $2.7 billion of which would have been secured debt. The amounts of indebtedness described in the previous sentence are estimates only and may change based on market conditions, available cash flows of the issuers and the actual types and amounts of debt outstanding and issued on the closing date. See “Prospectus Summary — The Transactions — The PanAmSat Acquisition Transactions” and “The PanAmSat Acquisition Transactions.”

Although the indenture contains limitations on the amount of additional Indebtedness which the Issuer and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Secured Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.”

A significant portion of the operations of the Issuer are conducted through its Subsidiaries. Unless the Subsidiary will be a Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the notes. The notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that will not be Guarantors. Although the indenture limits the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Issuer’s Subsidiaries, such limitation is subject to a number of significant qualifications.

Guarantees

Each of the Issuer’s direct and indirect Restricted Subsidiaries that guarantees Indebtedness under the Credit Agreement (other than any License Subsidiary) jointly and severally irrevocably and unconditionally guarantees on an unsecured senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the indenture and the notes, whether for payment of principal of, premium, if any, or interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Such Guarantors agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Guarantees.

The Guaranteed Obligations are also unconditionally guaranteed by Holdings and Intelsat Bermuda and will be guaranteed by Intermediate Holdco as part of the consummation of the PanAmSat Acquisition Transactions. Holdings, Intelsat Bermuda and Intermediate Holdco are not subject to the covenants in the indenture and you should not assign any value to such guarantees.

Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance, financial assistance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Issuer will cause each Restricted Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that guarantees certain Indebtedness to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the notes on an unsecured senior basis. See “—Certain Covenants—Future Guarantors.”

Each Guarantee will be a continuing guarantee and, subject to the next succeeding paragraph, shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) be binding upon each such Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Guarantee of a Guarantor will be automatically released and discharged upon:

(1) (a) the sale, disposition or other transfer (including through merger, amalgamation or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which an applicable Subsidiary Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Subsidiary Guarantor if such sale, disposition or other transfer is made in compliance with the indenture, or

(b) the Issuer designating a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,” or

(c) in the case of any Restricted Subsidiary which is required to guarantee the notes pursuant to the covenant described under “—Certain Covenants—Future Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the notes, or

(d) the Issuer’s exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if the Issuer’s obligations under the indenture are discharged in accordance with the terms of the indenture; and

(2) in the case of clause (1)(a) above, such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer.

A Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof.

On the date of this prospectus, the Subsidiary Guarantors are Intelsat Holdings LLC, Intelsat LLC, Intelsat Global Sales & Marketing Ltd., Intelsat USA Sales Corp., Intelsat USA License Corp. and Intelsat Global Service Corporation.

Change of Control

Upon the occurrence of any of the following events (each, a “Change of Control”), each holder will have the right to require the Issuer to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem notes as described under “—Optional Redemption”:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuer and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders, and other than any transaction in compliance with the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” where the Successor Company is a Wholly-Owned Subsidiary of a Parent of the Issuer; or

(2) the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer or any Parent of the Issuer; or

(3) individuals who on the Acquisition Date constituted the Board of Directors of Holdings (together with any new directors whose election by such Board of Directors of Holdings or whose nomination for election by the shareholders of Holdings was approved by (a) a vote of a majority of the directors of Holdings then still in office who were either directors on the Acquisition Date or whose election or nomination for election was previously so approved or (b) any of the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of Holdings then in office.

Notwithstanding the foregoing, neither (i) the Acquisition (and any related change in the composition of the Board of Directors of Holdings in connection therewith) nor (ii) any Specified Merger/Transfer Transaction as described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”, shall constitute a Change of Control.

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the notes as described under “—Optional Redemption,” the Issuer shall mail a notice (a “Change of Control Offer”) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuer and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the initial purchasers of the original notes. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure or credit ratings of the Issuer or any of its affiliates. The consummation of the PanAmSat Acquisition Transactions will not constitute a Change of Control.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future senior indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such senior indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the notes could cause a default under such senior indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer’s ability to pay cash to the holders upon a repurchase may be limited by the Issuer’s then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Issuer and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuer to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The indenture contains provisions in respect of certain covenants including, among others, those summarized below:

Suspension of Covenants. During any period of time that: (i) the notes have Investment Grade Ratings from two Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the following provisions of the indenture:

(1) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(2) “—Limitation on Restricted Payments”;

(3) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(4) “—Asset Sales”;

(5) “—Transactions with Affiliates”;

(6) clause (4) of the first paragraph of “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(7) “—Future Guarantors”; and

(8) “—Maintenance of Insurance”

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the Guarantees of the Subsidiary Guarantors will also be suspended as of such date (the “Suspension Date”). In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Guarantees of the Subsidiary Guarantors will be reinstated if such guarantees are then required by the terms of the indenture. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

On the Reversion Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified as having been Incurred or issued pursuant to the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below or one of the clauses set forth in the third paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” below (to the extent such Indebtedness or Disqualified Stock or Preferred Stock would be permitted to be Incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness or Disqualified Stock or Preferred Stock would not be so permitted to be Incurred or issued pursuant to the second or third paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness or Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the Acquisition Date, so that it is classified as permitted under clause (c) of the third paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under “—Limitation on Restricted Payments” will be made as though the covenant described under “—Limitation on Restricted Payments” had been in effect since the Acquisition Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the second paragraph of “—Limitation on Restricted Payments.” As described above, however, no Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Issuer or its Restricted Subsidiaries during the Suspension Period.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

The indenture provides that:

(1) the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) the Issuer will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Issuer and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if the Debt to Adjusted EBITDA Ratio of the Issuer for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would be less than or equal to 4.75 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not exceed $200.0 million at any one time outstanding (the “Non-Guarantor Exception”).

The foregoing limitations will not apply to (collectively, “Permitted Debt”):

(a) the Incurrence by the Issuer or its Restricted Subsidiaries of Indebtedness under any Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $750.0 million outstanding at any one time;

(b) the Incurrence by the Issuer and the Guarantors of Indebtedness represented by the notes (not including any additional notes) and the Guarantees, as applicable (including any exchange notes and guarantees thereof);

(c) Indebtedness of the Issuer and its Restricted Subsidiaries existing on the Acquisition Date (other than Indebtedness described in clauses (a), (b) and (v));

(d) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuer or any of its Restricted Subsidiaries, Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Issuer to finance (whether prior to or within 270 days after) the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of (x) $175.0 million and (y) 3.5% of Total Assets of the Issuer at the time of Incurrence;

(e) Indebtedness Incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(f) Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the Transactions or the disposition of any business, assets or a Subsidiary of the Issuer in accordance with the terms of the indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the obligations of the Issuer under the notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness, and such Indebtedness is owed to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding or (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges;

(k) obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds, completion guarantees and the Lockheed Note provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(l) Indebtedness or Disqualified Stock of the Issuer or any Restricted Subsidiary of the Issuer and Preferred Stock of any Restricted Subsidiary of the Issuer not otherwise permitted hereunder in an aggregate principal amount which, when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $175.0 million at any one time outstanding (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock Incurred or issued under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the second paragraph of this covenant from and after the first date on which the Issuer or the Restricted Subsidiary, as the case may be, could have Incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under the second paragraph of this covenant without reliance upon this clause (l));

(m) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other Obligations by the Issuer or such Restricted Subsidiary is permitted under the terms of the indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Guarantee of such

Restricted Subsidiary, as applicable, any such guarantee of such guarantor with respect to such Indebtedness shall be subordinated in right of payment to the notes or such Guarantor’s Guarantee, as applicable, substantially to the same extent as such Indebtedness is subordinated to the notes or the Guarantee of such Restricted Subsidiary, as applicable;

(n) the Incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Issuer which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock as permitted under the second paragraph of this covenant and clauses (b), (c), (d), (n), (o), (s) and (t) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that was due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the last date of maturity of any notes then outstanding;

(2) has a Stated Maturity which is no earlier than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) one year following the last maturity date of any notes then outstanding;

(3) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the notes or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the notes or the Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness of a Restricted Subsidiary of the Issuer that is not a Subsidiary Guarantor that refinances Indebtedness of the Issuer or a Restricted Subsidiary that is a Subsidiary Guarantor, or (y) Indebtedness of the Issuer or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (t)

and provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding, refinancing or defeasance of (A) the notes or (B) any Secured Indebtedness;

(o) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by the Issuer or any of its Restricted Subsidiaries or merged or amalgamated into the Issuer or a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition, merger or amalgamation; provided, further, however, that after giving effect to such acquisition, merger or amalgamation:

(1) the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the second paragraph of this covenant; or

(2) the Debt to Adjusted EBITDA Ratio of the Issuer would be less than or equal to such ratio immediately prior to such acquisition;

(p) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse (except for Standard Securitization Undertakings) to the Issuer or any Restricted Subsidiary other than a Receivables Subsidiary;

(q) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(r) Indebtedness of the Issuer or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(s) Contribution Indebtedness;

(t) (a) if the Issuer could Incur $1.00 of additional Indebtedness pursuant to the second paragraph hereof after giving effect to such borrowing, Indebtedness of Restricted Subsidiaries that are not Guarantors not otherwise permitted hereunder or (b) if the Issuer could not Incur $1.00 of additional Indebtedness pursuant to the second paragraph hereof after giving effect to such borrowing, Indebtedness of Restricted Subsidiaries that are not Guarantors Incurred for working capital purposes; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of (x) $50.0 million and (y) 10% of the Total Assets of the Restricted Subsidiaries that are not Guarantors;

(u) Indebtedness of the Issuer or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(v) Indebtedness of the Issuer or its Restricted Subsidiaries in respect of the Eurobond Notes.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of one or more of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (a) through (u) above or is entitled to be Incurred pursuant to the second paragraph of this covenant, the Issuer shall, in its sole discretion, divide, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock in any manner that complies with this covenant and such item of Indebtedness, Disqualified Stock or Preferred Stock will be treated as having been Incurred pursuant to one or more of such clauses or pursuant to the second paragraph hereof; provided that all Indebtedness under the Credit Agreement outstanding on the Acquisition Date shall be deemed to have been Incurred pursuant to clause (a). Accrual of interest, the accretion of accreted value, amortization or original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment with respect to such Equity Interests made in connection with any merger, amalgamation or consolidation involving the Issuer (other than (A) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any Equity Interests of the Issuer or any Parent of the Issuer;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Issuer or any Restricted Subsidiary (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the third paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test in the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the difference between (1) the Cumulative Credit and (2) 1.4 times Cumulative Interest Expense.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

(2) (a) the repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Issuer or any Parent of the Issuer or Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor in exchange for, or out of the proceeds of, the substantially concurrent sale (other than the sale of any Disqualified Stock or any Equity Interests sold to a Restricted Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Equity Interests of the Issuer or any Parent of the Issuer or contributions to the equity capital of the Issuer (collectively, including any such contributions, “Refunding Capital Stock”) and

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or any Subsidiary Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b) such Indebtedness is subordinated to the notes, or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) one year following the last maturity date of any notes then outstanding, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the last date of maturity of any notes then outstanding;

(4) the repurchase, retirement or other acquisition (or dividends to any Parent of the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer or any Parent of the Issuer held by any future, present or former employee, director or consultant of the Issuer, any Parent of the Issuer or any Subsidiary of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $20.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum payment (without giving effect to the following proviso) of $35.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer or any Parent of the Issuer (to the extent contributed to the Issuer) to members of management, directors or consultants of the Issuer and its Restricted Subsidiaries or any Parent of the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by the Issuer, any Parent of the Issuer (to the extent contributed to the Issuer) or the Issuer’s Restricted Subsidiaries after the Issue Date;

provided that the Issuer may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date, (b) to any Parent of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any Parent of the Issuer issued after the Issue Date and (c) on Refunding Capital Stock in excess of amounts permitted pursuant to clause (2) of this paragraph; provided, however, that (A) in the case of (a), (b) and (c) of this clause (6), for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuer would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test in the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (B) the aggregate amount of dividends declared and paid pursuant to clauses (a) and (b) of this clause (6) does not exceed the net cash proceeds actually received by the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $50.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on the Issuer’s ordinary shares or common stock (or the payment of dividends to any Parent of the Issuer, as the case may be, to fund the payment by any Parent of the Issuer of dividends on such entity’s ordinary shares or common stock) of up to 6.0% per annum of the net proceeds received by the Issuer from any public offering of ordinary shares or common stock or contributed to the Issuer by any Parent of the Issuer from any public offering of ordinary shares or common stock;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed $75.0 million;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary of the Issuer by, Unrestricted Subsidiaries;

(12) (a) with respect to any tax year or portion thereof that a Tax-affected Investor would be required to recognize on a current basis taxable income attributable to earnings and profits of the Issuer or its Subsidiaries in advance of any distribution of such earnings and profits by the Issuer, an amount equal to the product of (i) the amount of the income so required to be included and (ii) the Presumed Tax Rate; provided that in the case of any such distribution other than a distribution solely on account of any Parent of the Issuer qualifying as a Flow Through Entity, the Trustee shall have received an opinion of nationally recognized tax counsel to the effect that the earnings and profits of the Issuer and its Subsidiaries are subject to inclusion in income of a Tax-affected Investor on a current basis in advance of any distribution of such earnings and profits; and

(b) for any taxable year, payment of dividends or other distributions to any Parent of the Issuer if any Parent of the Issuer is required to file a consolidated, unitary or similar tax return reflecting income of the Issuer or its Restricted Subsidiaries in an amount equal to the portion of such taxes attributable to the Issuer and/or its Restricted Subsidiaries that are not payable directly by the Issuer or its Restricted Subsidiaries, but not to exceed the amount that the Issuer or such Restricted Subsidiaries would have been required to pay in respect of taxes if the Issuer and such Restricted Subsidiaries had been required to pay such taxes directly as standalone taxpayers (or a standalone group separate from such Parent);

(13) the payment of dividends, other distributions or other amounts by the Issuer to, or the making of loans to, any Parent, in amounts required for such Parent to:

(a) pay amounts equal to the amounts required for any Parent of the Issuer to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any Parent of the Issuer and general corporate overhead expenses of any Parent of the Issuer, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Issuer and its Subsidiaries;

(b) pay amounts equal to amounts required for any Parent of the Issuer to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Issuer or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Issuer Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) pay cash interest on the Existing Holdings Notes pursuant to the terms of the agreements governing such Existing Holdings Notes as in effect on the Issue Date and to pay any cash interest on any Indebtedness refinancing the Existing Holdings Notes; provided, that such Indebtedness remains the sole obligation of Holdings and the principal amount of any such Indebtedness redeeming, refinancing or replacing the Existing Holdings Notes does not exceed the principal amount of the Indebtedness refinanced, plus any premiums, fees and expenses payable in connection with such refinancing;

(14) any Restricted Payment used to fund the Transactions and the fees and expenses related thereto or made in connection with the consummation of the Transactions (including pursuant to or as contemplated by the Acquisition Documents, whether on the Issue Date or thereafter), or owed by the Issuer or any Parent of the Issuer or Restricted Subsidiaries of the Issuer to Affiliates, in each case to the extent permitted by the covenant described under “—Transactions with Affiliates”;

(15) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(16) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(17) the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and its Restricted Subsidiaries pursuant to provisions similar to those described under “—Change of Control” and “—Asset Sales”; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by the indenture) has made a Change of Control Offer or Asset Sale Offer, as the case may be, with respect to the notes as a result of such Change of Control or Asset Sale, as the case may be, and has repurchased all notes validly tendered and not withdrawn in connection with such Change of Control Offer or Asset Sale Offer, as the case may be;

(18) any payments made in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

(19) the repurchase, redemption or other acquisition or retirement for value (including repayment at maturity) of (a) Holdings’ Eurobond Notes, (b) Holdings’ 5 1/4% Senior Notes due 2008 and (c) the Lockheed Note (including any payments to any Parent of the Issuer to effect the foregoing); provided that any Indebtedness Incurred in connection with any such redemption, repurchase or other acquisition is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(20) the repurchase, redemption or other acquisition or retirement for value of any of the Existing Holdings Notes from the proceeds of a Specified Sale/Leaseback Transaction (including any payments to any Parent of the Issuer to effect the foregoing);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6) (7), (10), (11), (13(c), (17) and (19), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the date of this prospectus, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if Restricted Payments or Permitted Investments in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Matters Relating to Intelsat General Corporation. The indenture provides that the Issuer will use its commercially reasonable efforts (as may be permitted under that certain proxy agreement (the “Proxy Agreement”) among Intelsat General Corporation (“Intelsat General”)

and the other parties thereto), and will use its commercially reasonable efforts (as may be permitted under the Proxy Agreement) to cause its Restricted Subsidiaries (other than Intelsat General), not to allow or permit, directly or indirectly, Intelsat General to take, or fail to take, any action that would violate the covenants and terms of the indenture governing the notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(b) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date and the Acquisition Date, including pursuant to the Credit Agreement and the other Senior Credit Documents, and pursuant to documents and agreements relating to the Existing Holdings Notes and the Lockheed Note;

(2) the indenture and the notes (and any exchange notes and guarantees thereof);

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) contracts or agreements for the sale of assets, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and other similar agreements (including customary provisions in agreements relating to any Joint Venture);

(9) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing that, in the good faith judgment of the Issuer, are necessary or advisable in connection therewith; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Issuer that is Incurred subsequent to the Issue Date and permitted pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Issuer’s ability to make anticipated principal or interest payments on the notes (as determined by the Issuer in good faith);

(13) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment;

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive as a whole with respect to such encumbrances and restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on ordinary shares shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Issuer or a Restricted Subsidiary of the Issuer to other Indebtedness Incurred by the Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) the Issuer or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of and (y) at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary of the Issuer (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by the Issuer or such Restricted Subsidiary of the Issuer from such transferee that are converted by the Issuer or such Restricted Subsidiary of the Issuer into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 5.0% of Total Assets of the Issuer at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after the Issuer’s or any Restricted Subsidiary of the Issuer’s receipt of the Net Proceeds of any Asset Sale (or Event of Loss Proceeds), the Issuer or such Restricted Subsidiary of the Issuer may apply the Net Proceeds from such Asset Sale (together with any Event of Loss Proceeds), at its option:

(1) to permanently reduce Obligations under Secured Indebtedness or Pari Passu Indebtedness (provided that if the Issuer or any Guarantor shall so reduce Obligations under Pari Passu Indebtedness (other than Pari Passu Indebtedness that is Secured Indebtedness), the Issuer will equally and ratably reduce Obligations under the notes if the notes are then prepayable or, if the notes may not then be prepaid, by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, the pro rata principal amount of notes that would otherwise be prepaid) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer,

(2) to an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), or capital expenditures or assets, in each case used or useful in a Similar Business, and/or

(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of the Issuer), properties or assets that replace the properties and assets that are the subject of such Asset Sale or Event of Loss;

provided that in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment and, in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the Issuer or such Restricted Subsidiary enters into another binding commitment within nine months of such cancellation or termination of the prior binding commitment.

Pending the final application of any such Net Proceeds (or Event of Loss Proceeds), the Issuer or such Restricted Subsidiary of the Issuer may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds (or Event of Loss

Proceeds) in Cash Equivalents or Investment Grade Securities. The indenture provides that any Net Proceeds from any Asset Sale (or Event of Loss Proceeds) that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds (or Event of Loss Proceeds) used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Issuer shall make an offer to all holders of notes (and, at the option of the Issuer, to holders of any Pari Passu Indebtedness) (an “Asset Sale Offer”) to purchase the maximum principal amount of notes (and such Pari Passu Indebtedness) that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $25.0 million by mailing the notice required pursuant to the terms of the indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes (and such Pari Passu Indebtedness) to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

If more notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, the principal amount of the notes (and Pari Passu Indebtedness) to be purchased will be determined pro rata based on the principal amounts so tendered and the selection of the actual notes of each series for purchase will be made by the Trustee on a pro rata basis to the extent practicable; provided, however, that no notes (or Pari Passu Indebtedness) of $1,000 or less shall be purchased in part.

Notice of an Asset Sale Offer shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder’s registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new note in principal amount equal to the unpurchased portion of any note purchased in part will be issued in the name of the holder thereof upon cancellation of the original note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on notes or portions thereof purchased.

Transactions with Affiliates. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell,

lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(a) such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer or any Parent of the Issuer approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1) (a) transactions between or among the Issuer and/or any of its Restricted Subsidiaries and (b) any merger or amalgamation of the Issuer and any direct parent company of the Issuer, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Issuer and such merger or amalgamation is otherwise in compliance with the terms of the indenture and effected for a bona fide business purpose;

(2) (a) Restricted Payments permitted by the provisions of the indenture described above under the covenant “—Limitation on Restricted Payments” and (b) Investments under the definition of “Permitted Investments”;

(3) the entering into of any agreement to pay, and the payment of, management, consulting, monitoring and advisory fees and expenses to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (x) $6.25 million and (y) 1.25% of Adjusted EBITDA of the Issuer and its Restricted Subsidiaries for the immediately preceding fiscal year;

(4) the payment of reasonable and customary fees to, and indemnity provided on behalf of officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary of the Issuer or any Parent of the Issuer;

(5) payments by the Issuer or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are (x) approved by a majority of the Board of Directors of the Issuer in good faith or (y) made pursuant to any agreement described under the caption “Certain Relationships and Related Party Transactions” in this prospectus;

(6) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7) payments or loans (or cancellation of loans) to employees or consultants that are approved by a majority of the Board of Directors of the Issuer in good faith;

(8) any agreement as in effect as of the Issue Date, or Acquisition Date and any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date, or Acquisition Date, as the case may be) or any transaction contemplated thereby;

(9) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Acquisition Documents and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Acquisition Date;

(10) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions, as described in this prospectus or contemplated by the Acquisition Documents;

(11) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable judgment of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party and (b) transactions with Joint Ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(12) any transaction effected as part of a Qualified Receivables Financing;

(13) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder or to any director, officer, employee or consultant of the Issuer or any Parent of the Issuer;

(14) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Issuer or any Parent of the Issuer or of a Restricted Subsidiary of the Issuer, as appropriate, in good faith;

(15) the entering into of any tax sharing agreement or arrangement and any payments permitted by clause (12) of the third paragraph of the covenant described under “—Limitation on Restricted Payments”;

(16) any contribution to the capital of the Issuer;

(17) transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets”;

(18) transactions between the Issuer or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Issuer or any Parent of the Issuer; provided, however, that such director abstains from voting as a director of the Issuer or such Parent, as the case maybe, on any matter involving such other Person;

(19) pledges of Equity Interests of Unrestricted Subsidiaries; and

(20) any employment agreements entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business.

Liens. The indenture provides that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) that secures any obligations under Indebtedness of the Issuer or any Subsidiary Guarantor against or on any asset or property now owned or hereafter acquired by the Issuer or any such Subsidiary Guarantor, or any income or profits therefrom, unless:

(1) in the case of Liens securing Indebtedness that is Subordinated Indebtedness, the notes or such Guarantee of such Subsidiary Guarantor is secured by a Lien on such property or assets that is senior in priority to such Liens; and

(2) in all other cases, the notes or such Guarantee of such Subsidiary Guarantor is equally and ratably secured;

provided that any Lien which is granted to secure the notes or such Guarantee under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the notes or such Guarantee under this covenant.

Reports and Other Information. The indenture provides that notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Issuer will file with the SEC (unless the SEC will not accept such a filing), and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files or, in the case of a Form 8-K, furnishes (or attempts to file or furnish) them with the SEC,

(1) within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC), an annual report (which, if permitted under applicable rules of the SEC, may be the annual report of Holdings) on Form 10-K (or any successor or comparable forms) containing the information required to be contained therein (or required in such successor or comparable form) and

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC), a quarterly report (which, if permitted under applicable rules of the SEC, may be the quarterly report of Holdings) on Form 10-Q or 8-K (or any successor or comparable forms), including a Management’s Discussion and Analysis of Financial Condition and Results of Operations or substantially similar section (whether or not required by such form).

Notwithstanding the foregoing, the Issuer will be deemed to have furnished such reports referred to above to the Trustee and the holders if it or Holdings has filed (or, in the case of a Form 8-K, furnished) such reports with the SEC via the EDGAR filing system and such reports are publicly available.

In the event that any Parent of the Issuer is or becomes a Guarantor of the notes, the indenture permits the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such Parent;

provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent and any of its Subsidiaries other than the Issuer and its Subsidiaries, on the one hand, and the information relating to the Issuer, the Subsidiary Guarantors and the other Subsidiaries of the Issuer on a standalone basis, on the other hand. The indenture specifically permits the Issuer to satisfy this covenant by furnishing financial information relating to Holdings.

Future Guarantors. The Issuer will not permit any of its Restricted Subsidiaries (other than a Receivables Subsidiary formed in connection with a Qualified Receivables Financing and other than any License Subsidiary in connection with any guarantee of the Credit Agreement and the Eurobond Notes) that is not a Subsidiary Guarantor to, directly or indirectly, guarantee the payment of any Indebtedness of the Issuer or any other Restricted Subsidiary of the Issuer (other than: (1) Indebtedness Incurred pursuant to the Non-Guarantor Exception and (2) Permitted Debt of a Restricted Subsidiary of the Issuer), unless such Subsidiary executes and delivers to the Trustee a guarantee or a supplemental indenture in form and substance satisfactory to the Trustee (together with such opinions or certificates reasonably requested in connection therewith) pursuant to which such Subsidiary will guarantee payment of the notes. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance, financial assistance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the indenture described under “—Guarantees.”

Maintenance of Insurance. The Issuer will, and will cause each Restricted Subsidiary to, obtain, maintain and keep in full force and effect at all times (i) with respect to each Satellite procured by the Issuer or any Restricted Subsidiary for which the risk of loss passes to the Issuer or such Restricted Subsidiary at or before launch, and for which launch insurance or commitments with respect thereto are not in place as of the Issue Date, launch insurance with respect to each such Satellite covering the launch of such Satellite and a period of time thereafter, but only to the extent, if at all, and on such terms (including coverage period, exclusions, limitations on coverage, co-insurance, deductibles and coverage amount) as is determined by the Board of Directors of the Issuer, to be in the best interests of the Issuer as evidenced by a resolution of the Board of Directors, (ii) with respect to each Satellite it currently owns or for which it has risk of loss (or, if the entire Satellite is not owned, the portion it owns or for which it has risk of loss), other than any Excluded Satellite, In-Orbit Insurance and (iii) at all times subsequent to the coverage period of the launch insurance described in clause (i) above, if any, or if launch insurance is not procured, at all times subsequent to the initial completion of in-orbit testing, in each case with respect to each Satellite it then owns or for which it has risk of loss (or portion, as applicable), other than any Excluded Satellite, In-Orbit Insurance; provided, however, that at any time with respect to a Satellite that is not an Excluded Satellite, neither the Issuer nor any Restricted Subsidiary shall be required to maintain In-Orbit Insurance in excess of 33% of the aggregate net book value of all in-orbit Satellites (and portions it owns or for which it has risk of loss) insured (it being understood that any Satellite (or portion, as applicable) protected by In-Orbit Contingency Protection shall be deemed to be insured for a percentage of its net book value as set forth in the definition of “In-Orbit Contingency Protection”). In the event that the expiration and non-renewal of In-Orbit Insurance for such a Satellite (or portion, as applicable) resulting from a claim of loss under such policy causes a failure to comply with the proviso to the immediately preceding sentence, the Issuer and its Restricted Subsidiaries shall be deemed to be in compliance with the proviso to the immediately preceding sentence for the 120 days immediately following such expiration or non-renewal, provided that the Issuer or a Restricted Subsidiary, as the case may be, procures such In-Orbit Insurance or provides such In-Orbit Contingency Protection as necessary to comply with the preceding proviso within such 120-day period.

Insurance policies obtained or renewed after the Issue Date required by the foregoing paragraph, shall

(i) contain no exclusions other than

(A) Acceptable Exclusions and such other exclusions or limitations of coverage as may be applicable to a substantial portion of satellites of the same model or relating to systemic failures or anomalies as are then customary in the satellite insurance market and

(B) such specific exclusions applicable to the performance of the Satellite (or portion, as applicable) being insured as are reasonably acceptable to the Board of Directors of the Issuer in order to obtain insurance for a price that is, and on other terms and conditions that are, commercially reasonable and

(ii) provide coverage for all risks of loss of and damage to the Satellite (or portion, as applicable).

The insurance required by this covenant shall name the Issuer or the applicable Restricted Subsidiary as the named insured.

In the event of the unavailability of any In-Orbit Contingency Protection for any reason, the Issuer or a Restricted Subsidiary, as the case may be, shall, subject to the proviso to the first sentence of the first paragraph of this covenant above, within 120 days of such unavailability, be required to have in effect In-Orbit Insurance complying with clause (ii) or (iii) of the first paragraph above, as applicable, with respect to all Satellites (or portions, as applicable), other than Excluded Satellites that the unavailable In-Orbit Contingency Protection was intended to protect and for so long as such In-Orbit Contingency Protection is unavailable, provided that the Issuer and its Restricted Subsidiaries shall be considered in compliance with this insurance covenant for the 120 days immediately following such unavailability.

In the event that the Issuer or any of its Restricted Subsidiaries receives any Event of Loss Proceeds in respect of an Event of Loss, such Event of Loss Proceeds shall be applied in the manner provided for under “—Asset Sales.”

Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets

The indenture provides that the Issuer may not consolidate, amalgamate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions (other than the Acquisition) to, any Person unless:

(1) the Issuer is a surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, under the laws of the jurisdiction of organization of the Issuer or under the laws of any country that is a member of the European Union (the Issuer or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test set forth in the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the Debt to Adjusted EBITDA Ratio for the Successor Company and its Restricted Subsidiaries would be equal to or less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the indenture and the notes; and

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indentures (if any) comply with the indenture.

The Successor Company (if other than the Issuer) will succeed to, and be substituted for, the Issuer under the indenture and the notes, and the Issuer will automatically be released and discharged from its obligations under the indenture and the notes. Notwithstanding the foregoing clauses (3) and (4), (a) the Issuer or any Restricted Subsidiary may consolidate or amalgamate with, merge into, sell, assign or transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Issuer or to another Restricted Subsidiary and (b) the Issuer may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in a (or another) state of the United States, the District of Columbia, any territory of the United States or any country that is a member of the European Union so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby (any transaction described in this sentence a “Specified Merger/Transfer Transaction”).

The indenture further provides that subject to certain limitations in the indenture governing release of a Guarantee upon the sale or disposition of a Restricted Subsidiary of the Issuer that is a Subsidiary Guarantor, each Subsidiary Guarantor will not, and the Issuer will not permit any Subsidiary Guarantor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in this prospectus) unless:

(1) such Subsidiary Guarantor is a surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Subsidiary

Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition is made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, under the laws of the jurisdiction of organization of the Issuer or such Subsidiary Guarantor or under the laws of any country that is a member of the European Union (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”);

(2) the Successor Guarantor (if other than such Subsidiary Guarantor) expressly assumes all the obligations of such Subsidiary Guarantor under the indenture and such Subsidiary Guarantor’s Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing; and

(4) the Successor Guarantor (if other than such Subsidiary Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Subject to certain limitations described in the indenture, the Successor Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under the indenture and such Subsidiary Guarantor’s Guarantee, and such Subsidiary Guarantor will automatically be released and discharged from its obligations under the indenture and such Subsidiary Guarantor’s guarantee. Notwithstanding the foregoing, (1) a Subsidiary Guarantor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating such Subsidiary Guarantor in a (or another) state of the United States, the District of Columbia, any territory of the United States, any country that is a member of the European Union or the jurisdiction of organization of the Issuer, so long as the amount of Indebtedness of the Subsidiary Guarantor is not increased thereby and (2) a Subsidiary Guarantor may merge, amalgamate or consolidate with another Subsidiary Guarantor or the Issuer.

Defaults

An Event of Default is defined in the indenture as:

(1) a default in any payment of interest on any note when due continues for 30 days,

(2) a default in the payment of principal or premium, if any, of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3) the failure by the Issuer or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the notes or the indenture; provided, however, that to the extent such failure relates solely to an action or inaction by Intelsat General, and the Issuer and its Restricted Subsidiaries have otherwise complied with the covenant described under “—Certain Covenants—Matters Relating to Intelsat General Corporation”, no Event of Default shall occur,

(4) the failure by Holdings, the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to a Parent of the Issuer or a Restricted Subsidiary of the Issuer) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $50.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(5) certain events of bankruptcy, insolvency or reorganization of Holdings, the Issuer or a Significant Subsidiary (the “bankruptcy provisions”),

(6) failure by Holdings, the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”), or

(7) any Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor that qualifies as a Significant Subsidiary denies or disaffirms its obligations under the indenture or any Guarantee and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (3) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clause (3) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuer occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any note,

(3) reduce the principal of or change the Stated Maturity of any note,

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption,”

(5) make any note payable in money other than that stated in such note,

(6) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes,

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions,

(8) expressly subordinate the notes or any Guarantee to any other Indebtedness of the Issuer or any Guarantor, or

(9) modify the Guarantees in any manner adverse to the holders.

Notwithstanding the preceding, without the consent of any holder, the Issuer and Trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Corporation, partnership or limited liability company of the obligations of the Issuer under the indenture and the notes, to provide for the assumption by a Successor Guarantor of the obligations of a Subsidiary Guarantor under the indenture and its Guarantee, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the notes, to secure the notes, to add to the covenants of the Issuer or any Parent of the Issuer for the benefit of the holders or to surrender any right or power conferred upon the Issuer or any Parent of the Issuer, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA, to effect any provision of the indenture or to make certain changes to the indenture to provide for the issuance of additional notes.

The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, the Issuer is required to mail to the noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any Equity Interests in the Issuer (other than Holdings) or any Parent of the Issuer, as such, will have any liability for any obligations of the Issuer under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the indenture. The Issuer is not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of notes, as expressly provided for in the indenture) as to all outstanding notes when:

(1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer and/or the Guarantors have paid all other sums payable under the indenture; and

(3) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Issuer at any time may terminate its obligations under certain covenants that are described in the indenture, including the covenants described under “—Certain Covenants,” the operation of the cross-acceleration provision, the bankruptcy provisions with respect to

Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5) (with respect only to Significant Subsidiaries), (6) or (7) under “—Defaults” or because of the failure of the Issuer to comply with the undertakings and covenants contained under “—Change of Control” or “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the applicable issue of notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable federal income tax law). Notwithstanding the foregoing, the Opinion of Counsel required by the immediately preceding sentence with respect to a legal defeasance need not be delivered if all notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable at their Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Concerning the Trustee

Wells Fargo Bank, National Association is the Trustee under the indenture and has been appointed by the Issuer as Calculation Agent, registrar and a paying agent with regard to the notes.

Governing Law

The indenture provides that it and the notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acceptable Exclusions” means

(1) war, invasion or hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by:

(a) any government or sovereign power (de jure or de facto),

(b) any authority maintaining or using a military, naval or air force,

(c) a military, naval or air force, or

(d) any agent of any such government, power, authority or force;

(2) any anti-satellite device, or device employing atomic or nuclear fission or fusion, or device employing laser or directed energy beams;

(3) insurrection, strikes, labor disturbances, riots, civil commotion, rebellion, revolution, civil war, usurpation, or action taken by a government authority in hindering, combating or defending against such an occurrence, whether there be declaration of war or not;

(4) confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the order of any government or governmental authority or agent (whether secret or otherwise or whether civil, military or de facto) or public or local authority or agency;

(5) nuclear reaction, nuclear radiation, or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment;

(6) electromagnetic or radio frequency interference, except for physical damage to the Satellite directly resulting from such interference;

(7) willful or intentional acts of the directors or officers of the named insured, acting within the scope of their duties, designed to cause loss or failure of the Satellite;

(8) an act of one or more individuals, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss, damage or failure resulting therefrom is accidental or intentional;

(9) any unlawful seizure or wrongful exercise of control of the Satellite made by any individual or individuals acting for political or terrorist purposes;

(10) loss of revenue, incidental damages or consequential loss;

(11) extra expenses, other than the expenses insured under such policy;

(12) third party liability;

(13) loss of a redundant component(s) that does not cause a transponder failure; and

(14) such other similar exclusions or modifications to the foregoing exclusions as may be customary for policies of such type as of the date of issuance or renewal of such coverage.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Acquisition” means the transactions pursuant to which Intelsat Holdings Limited (formerly known as Zeus Holdings Limited) became the owner of all of the outstanding share capital of Intelsat, Ltd. pursuant to the Transaction Agreement.

“Acquisition Date” means the date of the consummation of the Acquisition pursuant to the Acquisition Documents.

“Acquisition Documents” means the Transaction Agreement, the Credit Agreement and, in each case, any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

“Adjusted EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense (including any interest expense set forth in clause (4) of the definition thereof, whether or not the same was deducted in calculating Consolidated Net Income); plus

(3) Consolidated Non-cash Charges; plus

(4) the amount of any restructuring charges or expenses (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs or excess pension charges); plus

(5) (a) the amount of any fees or expenses incurred or paid in such period for transition services related to satellites or other assets or businesses acquired and (b) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors or any other Permitted Holder (or any accruals relating to such fees and related expenses) during such period, provided that such amount pursuant to subclause (b) shall not exceed in any four-quarter period the greater of (x) $6.25 million and (y) 1.25% of Adjusted EBITDA of the Issuer and its Restricted Subsidiaries;

less, without duplication,

(6) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means with respect to any fixed rate note on any applicable redemption date, the greater of:

(1) 1.0% of the then outstanding principal amount of such fixed rate note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of such fixed rate note at January 15, 2009, in the case of 2013 notes, or at January 15, 2010, in the case of 2015 notes (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on such fixed rate note through January 15, 2009, in the case of 2013 notes, or January 15, 2010, in the case of 2015 notes (in each case, excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of such fixed rate note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Issuer or any Restricted Subsidiary of the Issuer (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) of any Restricted Subsidiary (other than to the Issuer or another Restricted Subsidiary of the Issuer) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out property or equipment in the ordinary course of business (including the sale or leasing (including by way of sales-type lease) of transponders or transponder capacity and the leasing or licensing of teleports);

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $20.0 million;

(e) any disposition of property or assets or the issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to a Restricted Subsidiary of the Issuer;

(f) any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Similar Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $20.0 million shall be evidenced by an Officers’ Certificate, and (2) $40.0 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuer;

(g) foreclosures on assets or property of the Issuer or its Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) any disposition of inventory or other assets (including transponders, transponder capacity and teleports) in the ordinary course of business;

(j) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(k) a sale of accounts receivable (including in respect of sales-type leases) and related assets (including contract rights) of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(l) a transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(m) the grant in the ordinary course of business of any license of patents, trademarks, know-how and any other intellectual property;

(n) any Event of Loss;

(o) any sale or other disposition of assets or property in connection with a Specified Sale/Leaseback Transaction;

(p) any sale of an Excluded Satellite; provided, that for purposes of this clause (p) of this definition of Asset Sale, references in the definition of Excluded Satellite to $37.5 million shall be deemed to be $25 million; and provided further, that any cash and Cash Equivalents received in connection with the sale of an Excluded Satellite shall be treated as Net Proceeds of an Asset Sale and shall be applied as provided for under the provisions described under “—Certain Covenants—Asset Sales;” and

(q) any transfer or disposition of any assets or equity of Galaxy Satellite TV Holdings Limited or Galaxy Satellite Broadcasting Limited.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement or the other Senior Credit Documents, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

“Capital Stock” means:

(1) in the case of a corporation or a company, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars, pounds sterling, euros, national currency of any participating member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the government of the United States or any country that is a member of the European Union or any agency or instrumentality thereof, in each case with maturities not exceeding two years from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least “A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition; and

(8) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above.

“Code” means the Internal Revenue Code of 1986, as amended.

“Comsat General Transaction” means the acquisition by Intelsat, Ltd. and certain of its subsidiaries of the business of COMSAT General Corporation and certain of its affiliates and the transactions related thereto, as contemplated by the agreement dated May 11, 2004, between Intelsat, Ltd., Intelsat Government Solutions Corporation, Intelsat MTC LLC, COMSAT General Corporation, Lockheed Martin Global Telecommunications, LLC and COMSAT New Services, Inc.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and any interest under Satellite Purchase Agreements);

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than the Issuer and its Restricted Subsidiaries; and

(4) with respect to the Issuer, consolidated interest expense of any Parent of the Issuer for such period with respect to the Existing Holdings Notes or any refinancing thereof to the extent cash interest is paid thereon pursuant to clause (13)(c) of the third paragraph of the covenant described under “—Limitation on Restricted Payments”;

less interest income for such period;

provided, that for purposes of calculating Consolidated Interest Expense, no effect shall be given to the effect of any purchase accounting adjustments in connection with the Transactions;

provided, further, that for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary or nonrecurring or unusual gains or losses (less all fees and expenses relating thereto), or income or expense or charge (including, without limitation, any severance, relocation or other restructuring costs) and fees, expenses or charges related to any offering of equity interests of such Person, Investment, acquisition or Indebtedness permitted to be Incurred by the indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated prior to, on or after the Issue Date shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount of Cumulative Credit, the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) any non-cash impairment charge or asset write-off resulting from the application of Statement of Financial Accounting Standards No. 142 and 144, and the amortization of intangibles arising pursuant to No. 141, shall be excluded;

(10) any non-cash expenses realized or resulting from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(11) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) solely for purposes of calculating the Debt to Adjusted EBITDA Ratio, the costs and expenses after the earliest of the Issue Date or Acquisition Date, as the case may be, related to employment of terminated employees, (d) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (e) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date and the Acquisition Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(12) accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(13) (a)(i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 and related interpretations shall be excluded; and

(14) an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any Parent of such Person in respect of such period in accordance with clause (12) of the third paragraph under “—Certain Covenants—Limitation on Restricted Payments” shall be included as though such amounts had been paid as income taxes directly by such Person for such period.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from the calculation of Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Issuer or a Restricted Subsidiary of the Issuer in respect of or that originally constituted Restricted Investments to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (5) or (6) of the definition of “Cumulative Credit.”

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization, impairment, compensation, rent and other non-cash expenses of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding (i) any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period and (ii) the non-cash impact of recording the change in fair value of any embedded derivatives under Statement of Financial Accounting Standards No. 133 and related interpretations as a result of the terms of any agreement or instrument to which such Consolidated Non-Cash Charges relate.

“Consolidated Taxes” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, provision for taxes based on income, profits or capital,

including, without limitation, state franchise and similar taxes, and including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any Parent of such Person in respect of such period in accordance with clause (12) of the third paragraph under “—Certain Covenants—Limitation on Restricted Payments,” which shall be included as though such amounts had been paid as income taxes directly by such Person.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of the Restricted Subsidiaries, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the Issuer.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means Indebtedness of the Issuer or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer or such Guarantor after the Issue Date (other than any cash contributions in connection with the Transactions), provided that (1) if the aggregate principal amount of such Contribution Indebtedness is greater than the aggregate amount of such cash contributions to the capital of the Issuer or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than Secured Indebtedness) that ranks subordinate to the notes with a Stated Maturity later than the Stated Maturity of the notes, and (2) such Contribution Indebtedness (a) is Incurred within 210 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the date of Incurrence thereof.

“Credit Agreement” means (i) the credit agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, among the Issuer, Holdings, the financial institutions named therein and Deutsche Bank Trust Company Americas (or an affiliate thereof), as Administrative Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any one or more agreements or indentures extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by the Issuer to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Cumulative Credit” means the sum of (without duplication):

(1) cumulative Adjusted EBITDA of the Issuer for the period (taken as one accounting period) from and after the first day of the fiscal quarter during which the Issue Date occurs to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Adjusted EBITDA for such period is a negative, minus the amount by which cumulative Adjusted EBITDA is less than zero), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuer after the Issue Date from the issue or sale of Equity Interests of the Issuer or any Parent of the Issuer (excluding (without duplication) Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries), plus

(3) 100% of the aggregate amount of contributions to the capital of the Issuer received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock, of the Issuer or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for Equity Interests in the Issuer or any Parent of the Issuer (other than Disqualified Stock), plus

(5) 100% of the aggregate amount received by the Issuer or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by the Issuer or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary of the Issuer) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries by any Person (other than the Issuer or any of its Restricted Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the third paragraph of the covenant described under “Certain Covenants—Limitation on Restricted Payments”),

(B) the sale (other than to the Issuer or a Restricted Subsidiary of the Issuer) of the Capital Stock of an Unrestricted Subsidiary or

(C) a distribution, dividend or other payment from an Unrestricted Subsidiary, plus

(6) in the event any Unrestricted Subsidiary of the Issuer has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investments of the Issuer in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable) (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the third paragraph of the covenant described under “Certain Covenants—Limitation on Restricted Payments” or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (2), (3), (4), (5) and (6) above shall be determined in good faith by the Issuer and

(A) in the event of property with a Fair Market Value in excess of $20.0 million, shall be set forth in an Officers’ Certificate or

(B) in the event of property with a Fair Market Value in excess of $40.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer.

“Cumulative Interest Expense” means, in respect of any Restricted Payment, the sum of the aggregate amount of Consolidated Interest Expense of the Issuer and the Restricted Subsidiaries for the period from and after the first day of the fiscal quarter during which the Issue Date occurs to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available and immediately preceding the proposed Restricted Payment.

“Debt to Adjusted EBITDA Ratio” means, with respect to any Person for any period, the ratio of (i) Consolidated Total Indebtedness as of the date of calculation (the “Calculation Date”) to (ii) Adjusted EBITDA of such Person for the four consecutive fiscal quarters immediately preceding such Calculation Date. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Debt to Adjusted EBITDA

Ratio is being calculated but prior to the Calculation Date, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and other operational changes that the Issuer or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated fixed charge obligations and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Debt to Adjusted EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect, among other things, (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, amalgamation, merger or operational change (including, to the extent applicable, from the Transactions) and (2) all adjustments used in connection with the calculation of “Covenant EBITDA” as set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Covenant EBITDA and Indenture EBITDA” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any Parent of the Issuer, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Issuer or any of its Subsidiaries or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in the definition of “Cumulative Credit.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the applicable series of notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Acquisition Date of common stock or ordinary shares or Preferred Stock of the Issuer or any Parent of the Issuer, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or such Parent’s common stock or ordinary shares registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Eurobond Notes” means the 8 1/8% notes due 2005 of Intelsat, Ltd.

“Event of Loss” means any event that results in the Issuer or its Restricted Subsidiaries receiving proceeds from any insurance covering any Satellite, or in the event that the Issuer or any of its Restricted Subsidiaries receives proceeds from any insurance maintained for it by any Satellite Manufacturer or any launch provider covering any of such Satellites.

“Event of Loss Proceeds” means, with respect to any proceeds from any Event of Loss, all Satellite insurance proceeds received by the Issuer or any of the Restricted Subsidiaries in connection with such Event of Loss, after

(1) provision for all income or other taxes measured by or resulting from such Event of Loss,

(2) payment of all reasonable legal, accounting and other reasonable fees and expenses related to such Event of Loss,

(3) payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the Satellite that is the subject of such Event of Loss,

(4) provision for payments to Persons who own an interest in the Satellite (including any transponder thereon) in accordance with the terms of the agreement(s) governing the ownership of such interest by such Person (other than provision for payments to insurance carriers required to be made based on projected future revenues expected to be generated from such Satellite in the good faith determination of the Issuer as evidenced by an Officers’ Certificate), and

(5) deduction of appropriate amounts to be provided by the Issuer or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the Satellite that was the subject of the Event of Loss.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the Cash Equivalents or other assets (valued at their Fair Market Value as determined by the Issuer in good faith) received by the Issuer after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer or any of its Subsidiaries) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by an Officer of the Issuer, which are excluded from the calculation set forth in the definition of the term “Cumulative Credit.”

“Excluded Satellite” means any Satellite (or, if the entire Satellite is not owned by the Issuer or any Restricted Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss) (i) that is not expected or intended, in the good faith determination of the

Board of Directors of the Issuer as evidenced by a resolution of the Board of Directors, to earn revenue from the operation of such Satellite (or portion, as applicable) in excess of $37.5 million for the immediately succeeding 12-month calendar period or (ii) that has a net book value not in excess of $150 million or (iii) that (1) the procurement of In-Orbit Insurance therefor in the amounts and on the terms required by the indenture would not be available for a price that is, and on other terms and conditions that are, commercially reasonable or (2) the procurement of such In-Orbit Insurance therefor would be subject to exclusions or limitations of coverage that would make the terms of the insurance commercially unreasonable, in either case, in the good faith determination of the Board of Directors of the Issuer and evidenced by a resolution of the Board of Directors delivered to the Trustee, or (iv) for which In-Orbit Contingency Protection is available or (v) whose primary purpose is to provide In-Orbit Contingency Protection for the Issuer’s or its Subsidiaries’ other Satellites (or portions) and otherwise that is not expected or intended, in the good faith determination of the Board of Directors of the Issuer as evidenced by a resolution of the Board of Directors, to earn revenue from the operation of such Satellite (or portion, as applicable) in excess of $37.5 million for the immediately succeeding 12-month calendar period.

“Existing Holdings Notes” means (a) the 5 1/4% Senior Notes due 2008, (b) the 7 5/8% Senior Notes due 2012, (c) the 6 1/2% Senior Notes due 2013, in each case, of Intelsat, Ltd. and (d) the Eurobond Notes.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FCC Licenses” shall mean all authorizations, licenses and permits issued by the Federal Communications Commission or any governmental authority substituted therefor to the Issuer or any of its Subsidiaries, under which the Issuer or any of its Subsidiaries is authorized to launch and operate any of its Satellites or to operate any of its TT&C Earth Stations (other than authorizations, orders, licenses or permits that are no longer in effect).

“Flow Through Entity” means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect subsidiary of such Restricted Subsidiary.

“FSS Operators” means each of (i) PanAmSat Corporation, (ii) New Skies Satellites B.V., (iii) SES Global S.A., (iv) Eutelsat S.A. and (v) any successor entities of each of the foregoing (whether by consolidation, amalgamation, merger with or winding up into another Person, or through the sale, transfer, lease, conveyance or other disposition of all or substantially all its equity, assets or properties in one or more related transactions to another Person or otherwise).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuer under the indenture and the notes by any Person in accordance with the provisions of the indenture.

“Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange or interest rate swap agreements, cap agreements and collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

“holder” or “noteholder” means the Person in whose name a note is registered on the registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a current account payable, trade payable or similar obligation Incurred, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to the Issuer and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenue generated by a satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto; (5) Obligations under or in respect of any Qualified Receivables Financing; or (6) any obligations to make progress or incentive payments or risk money payments under any satellite manufacturing contract or to make payments under satellite launch contracts in respect of launch services provided thereunder, in each case, to the extent not overdue by more than 90 days.

Notwithstanding anything in the indenture, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under the indenture but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under the indenture.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

“In-Orbit Contingency Protection” means transponder capacity that in the good faith determination of the Board of Directors of the Issuer as evidenced by a resolution of the Board of Directors, is available on a contingency basis by the Issuer or its Subsidiaries, directly or by another satellite operator pursuant to a contractual arrangement, to accommodate the transfer of traffic representing at least 25% of the revenue-generating capacity with respect to any Satellite (or, if the entire Satellite is not owned by the Issuer or any Restricted Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss) that may suffer actual or constructive total loss and that meets or exceeds the contractual performance specifications for the transponders that had been utilized by such traffic; provided that the Satellite (or portion, as applicable) shall be deemed to be insured for a percentage of the Satellite’s (or applicable portion’s) net book value for which In-Orbit Contingency Protection is available.

“In-Orbit Insurance” means, with respect to any Satellite (or, if the entire Satellite is not owned by the Issuer or any Restricted Subsidiary, as the case may be, the portion of the Satellite it owns or for which it has risk of loss), insurance (subject to a right of co-insurance in an amount up to $150 million) or other contractual arrangement providing for coverage against the risk of loss of or damage to such Satellite (or portion, as applicable) attaching upon the expiration of the launch insurance therefor (or, if launch insurance is not procured, upon the initial completion of in-orbit testing) and attaching, during the commercial in-orbit service of such Satellite (or portion, as applicable), upon the expiration of the immediately preceding corresponding policy or other contractual arrangement, as the case may be, subject to the terms and conditions set forth in the indenture.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s or BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have an Investment Grade Rating, but excluding any debt securities or loans or advances between and among the Issuer and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

“Issue Date” means January 28, 2005, the date on which the original notes were originally issued.

“Joint Venture” means any Person, other than an individual or a Subsidiary of the Issuer, (i) in which the Issuer or a Restricted Subsidiary of the Issuer holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) and (ii) which is engaged in a Similar Business.

“License Subsidiary” shall mean one or more wholly-owned Restricted Subsidiaries of the Issuer (i) that holds, was formed for the purpose of holding or is designated to hold FCC Licenses for the launch and operation of Satellites or for the operation of any TT&C Earth Station (other than any FCC License held by Intelsat General Corporation or any of its Subsidiaries) and (ii) all of the shares of capital stock and other ownership interests of which are held directly by the Issuer or a Subsidiary Guarantor.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any other agreement to give a security interest and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Lockheed Note” means the $20.0 million note, dated November 25, 2002 from Intelsat Global Service Corporation to COMSAT Corporation.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the third paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction (including to obtain any consent therefor), and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Transponder Capacity” means the aggregate transponder capacity for all in-orbit transponders then owned by the Issuer and its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer, any Parent of the Issuer or any of the Issuer’s Restricted Subsidiaries.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, any Parent of the Issuer or any of the Issuer’s Restricted Subsidiaries, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, any Parent of the Issuer or any of the Issuer’s Restricted Subsidiaries, that meets the requirements set forth in the indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Parent” means, with respect to any Person, any direct or indirect parent company of such Person.

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the notes and any Indebtedness which ranks pari passu in right of payment with the notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment with such Guarantor’s Guarantee.

“Permitted Holders” means, at any time, each of (i) the Sponsors and (ii) any FSS Operator; provided, that, with respect to clause (ii), the Debt to Adjusted EBITDA Ratio for the Issuer and its Restricted Subsidiaries would be equal to or less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to the transaction involving such FSS Operator that causes a Change of Control to occur (including any incurrence of indebtedness used to finance the acquisition thereof). Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1) any Investment in the Issuer or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date or on the Acquisition Date and any Investments made pursuant to binding commitments in effect on the Issue Date or on the Acquisition Date;

(6) advances to employees not in excess of $15.0 million outstanding at any one time in the aggregate;

(7) any Investment acquired by the Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under clause (j) of the “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(9) any Investment by the Issuer or any of its Restricted Subsidiaries in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $125.0 million and (y) 2.5% of Total Assets of the Issuer, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Issuer after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Issuer or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $125.0 million and (y) 2.5% of Total Assets of the Issuer at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving and relocation expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of Equity Interests of the Issuer or any Parent of the Issuer (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under the calculation set forth in the definition of the term “Cumulative Credit”;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the third paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2)(a), (6), (7) and (11)(b) of such paragraph);

(14) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15) guarantees not prohibited by or required pursuant to, as the case may be, the covenants described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Certain Covenants—Future Guarantors”;

(16) any Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of the Issuer;

(17) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business;

(18) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19) Investments resulting from the receipt of non-cash consideration in a sale of assets or property that does not constitute an Asset Sale or in an Asset Sale received in compliance with the covenant described under “—Certain Covenants—Asset Sales”;

(20) additional Investments in Joint Ventures of the Issuer or any of its Restricted Subsidiaries existing on the Acquisition Date in an aggregate amount not to exceed $20.0 million outstanding at any one time;

(21) Investments of a Restricted Subsidiary of the Issuer acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with a Restricted Subsidiary of the Issuer in a transaction that is not prohibited by the covenant described under “—Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(22) Investments in Subsidiaries or Joint Ventures formed for the purpose of selling or leasing transponders or transponder capacity to third-party customers in the ordinary course of business of the Issuer and its Restricted Subsidiaries which investments are in the form of transfers to such Subsidiaries or Joint Ventures for fair market value transponders or transponder capacity sold or to be sold or leased or to be leased by such Subsidiaries or Joint Ventures; provided that all such Investments in Subsidiaries and Joint Ventures do not exceed 10% of Net Transponder Capacity; and

(23) any Investment in the notes.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued at the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens securing an aggregate principal amount of Pari Passu Indebtedness not to exceed the greater of (x) the aggregate principal amount of Pari Passu Indebtedness permitted to be Incurred pursuant to clause (a) of the third paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (y) the maximum principal amount of Indebtedness that, as of such date, and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Issuer to exceed 2.00 to 1.00 and (B) Liens securing Indebtedness permitted to be Incurred pursuant to the Non-Guarantor Exception and clauses (b), (d) (provided that such Liens do not extend to any property or assets that are not property being purchased, leased, constructed or improved with the proceeds of such Indebtedness being Incurred pursuant to clause (d)), (l) or (t) of the third paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that in the case of the Non-Guarantor Exception and clause (t), such Lien does not extend to the property or assets of the Issuer or any Subsidiary of the Issuer other than a Restricted Subsidiary that is not a Guarantor;

(7) Liens existing on the Issue Date or Acquisition Date;

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any Subsidiary Guarantor of the Issuer;

(9) Liens on assets or property at the time the Issuer or a Restricted Subsidiary of the Issuer acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Issuer or any Restricted Subsidiary of the Issuer;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary of the Issuer permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations permitted to be Incurred under clause (j) of the third paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens on equipment of the Issuer or any Restricted Subsidiary granted in the ordinary course of business to the Issuer’s client at which such equipment is located;

(17) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(18) deposits made in the ordinary course of business to secure liability to insurance carriers;

(19) Liens on the Equity Interests of Unrestricted Subsidiaries;

(20) grants of software and other technology licenses in the ordinary course of business;

(21) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9),(10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(22) other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed $20.0 million at any one time outstanding; and

(23) Liens securing the Indebtedness in respect of the Eurobond Notes.

“Person” means any individual, corporation, partnership, limited liability company, Joint Venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

“Presumed Tax Rate” means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from the Issuer or any Subsidiary of the Issuer to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary,

(2) all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer), and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness or the Eurobond Notes shall not be deemed a Qualified Receivables Financing.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the notes for reasons outside of the Issuer’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by the Issuer or any Parent of the Issuer as a replacement agency for Moody’s or S&P, as the case may be.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Issuer or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Issuer or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Issuer or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Issuer and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Issuer or any other Subsidiary of the Issuer in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Issuer or any other Subsidiary of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b) with which neither the Issuer nor any other Subsidiary of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, and

(c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of the Notes,” all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuer.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Issuer or a Restricted Subsidiary whereby the Issuer or a Restricted Subsidiary transfers such property to a Person and the Issuer or such Restricted Subsidiary leases it from such Person, other than leases between the Issuer and a Restricted Subsidiary of the Issuer or between Restricted Subsidiaries of the Issuer.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Satellite” means any satellite owned by the Issuer or any of its Restricted Subsidiaries and any satellite purchased by the Issuer or any of its Restricted Subsidiaries pursuant to the terms of a Satellite Purchase Agreement, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Manufacturer” means, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

“Satellite Purchase Agreement” means, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite.

“Satellite Purchaser” means the Issuer or Restricted Subsidiary that is a party to a Satellite Purchase Agreement.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) Adjusted

EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and other operational changes that the Issuer or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and other operational changes (and the change in Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers’ Certificate, to reflect, among other things, (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, merger or operational change (including, to the extent applicable, from the Transactions) and (2) all adjustments used in connection with the calculation of “Adjusted EBITDA” as set forth in footnote 3 to the “Summary Historical and Pro Forma Consolidated Financial Data” under “Prospectus Summary” in this prospectus to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Documents” means the collective reference to any Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC or any successor provision.

“Similar Business” means any business or activity of the Issuer or any of its Subsidiaries currently conducted or proposed as of the Issue Date, or the Acquisition Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto.

“Specified Sale/Leaseback Transaction” means one Sale/Leaseback Transaction pursuant to which the Issuer or its Restricted Subsidiaries sell one Satellite and related assets that is designated as a Specified Sale/Leaseback Transaction pursuant to an Officers’ Certificate.

“Sponsors” means (1) one or more investment funds advised, managed or controlled by Apax Partners Worldwide LLP and Apax Partners, Inc., (2) one or more investment funds advised, managed or controlled by Apollo Management V, L.P., (3) one or more investment funds advised, managed or controlled by Madison Dearborn Partners and (4) one or more investment funds advised, managed or controlled by Permira Advisers LLC and, in each case, (whether individually or as a group) their Affiliates.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Subsidiary Guarantor” means each Subsidiary of the Issuer that is a Guarantor.

“Tax-affected Investor” means any holder of capital stock in any Parent of the Issuer that is subject (or if such holder is a Flow-Through Entity, any partner in which is subject) to a tax regime (for example, as a United States shareholder within the meaning of section 951(b) of the Code) that requires such person to recognize on a current basis taxable income attributable to earnings and profits of the Issuer, or its Subsidiaries in advance of any distribution of such earnings and profits.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, as shown on the most recent balance sheet. Notwithstanding the foregoing, until a consolidated balance sheet of the Issuer is available following the Acquisition, Total Assets of the Issuer shall mean Total Assets of Holdings.

“Transaction Agreement” means the Transaction Agreement and Plan of Amalgamation, dated as of August 16, 2004, among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Zeus Holdings Limited, Zeus Merger One Limited and Zeus Merger Two Limited, as amended, supplemented or modified from time to time.

“Transactions” means the Acquisition and the transactions related thereto as contemplated by the Acquisition Documents (including any Equity Interest payments made in connection therewith (whether on the Issue Date or thereafter)), the offering of the original notes and borrowings made pursuant to the Credit Agreement at the time of closing.

“Treasury Rate” means with respect to the notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to July 15, 2005, in the case of the floating rate notes, January 15, 2009, in the case of 2013 notes, or January 15, 2010, in the case of 2015 notes; provided, however, that if the period from such redemption date to July 15, 2005, in the case of the floating rate notes, January 15, 2009, in the case of 2013 notes, or January 15, 2010, in the case of 2015 notes, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of the indenture.

“Trustee” means the respective party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

“TT&C Earth Station” shall mean any earth station licensed for operation by the FCC or by any international, federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, authority, agency or commission or legislative body or other governmental entity outside of the United States used for the provision of TT&C Services that is owned and operated by the Issuer or any of its Subsidiaries.

“TT&C Services” shall mean the provision of tracking, telemetry and command services for the purposes of operational control of any Satellite.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any newly acquired or newly formed Subsidiary of the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries (other than Equity Interests of Unrestricted Subsidiaries); provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Issuer could Incur $1.00 of additional Indebtedness pursuant to the Debt to Adjusted EBITDA Ratio test described in the second paragraph under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or (2) the Debt to Adjusted EBITDA Ratio for the Issuer and its Restricted Subsidiaries would be less than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

As used in this “Book-Entry; Delivery and Form” section, “exchange notes” means the notes issued pursuant to the exchange offer.

Book-Entry, Delivery and Form

The exchange notes will be represented by one or more global notes in registered, global form without interest coupons (collectively, the “Global Exchange Notes”). The Global Exchange Notes initially will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company, or DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Exchange Notes may not be exchanged for exchange notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Exchange Notes for Certificated Notes.” In addition, transfers of beneficial interests in the Global Exchange Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

The notes may be presented for registration of transfer and exchange at the offices of the registrar.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Exchange Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Exchange Notes; and

(2) ownership of these interests in the Global Exchange Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Exchange Notes).

Investors in the Global Exchange Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Exchange Notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a Global Exchange Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Exchange Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Exchange Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Exchange Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium on a Global Exchange Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Exchange Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Exchange Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Exchange Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Exchange Notes for legended notes in certificated form, and to distribute such notes to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Exchange Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither we, the Trustee nor any agent of us or the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Exchange Notes for Certificated Notes

A Global Exchange Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if DTC (A) notifies us that it is unwilling or unable to continue as depositary for the Global Exchange Notes and a successor depositary is not appointed or (B) has ceased to be a clearing agency registered under the Exchange Act.

In addition, beneficial interests in a Global Exchange Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Exchange Note or beneficial interests in Global Exchange Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Exchange Notes (including principal, premium, if any, interest) by wire transfer of immediately available funds to the accounts specified by the Global Exchange Note holder. We will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Exchange Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer; Registration Rights

On January 28, 2005, we sold the original notes to Deutsche Bank Securities Inc., Credit Suisse First Boston LLC, Lehman Brothers Inc., Banc of America Securities LLC, Bear, Stearns & Co. Inc., BNP Paribas Securities Corp., Merrill Lynch & Co., CIBC World Markets Corp., RBC Capital Markets Corporation, Greenwich Capital Markets, Inc. and SG Americas Securities, LLC, as initial purchasers in a private offering pursuant to a purchase agreement. These initial purchasers subsequently sold the original notes to qualified institutional buyers under Rule 144A under the Securities Act of 1933 and to certain sophisticated investors in offshore transactions in reliance on Regulation S under the Securities Act of 1933. As a condition to the sale of the original notes to the initial purchasers, we entered into a registration rights agreement with those initial purchasers.

The registration rights agreement requires us to file a registration statement under the Securities Act of 1933 offering to exchange your original notes for the new notes. Accordingly, we are offering you the opportunity to exchange your original notes for the same principal amount of new notes. The new notes will be registered and issued without a restrictive legend. The registration rights agreement also requires us to use reasonable efforts to cause the registration statement to be declared effective by the SEC and to complete the exchange offer by January 23, 2006. In the event that we are unable to satisfy these requirements, holders of the original notes would be entitled to additional interest on the original notes at a rate equal to 0.25% per annum for the first 90-day period from and including the specified date and increasing by an additional 0.25% per annum for each subsequent 90-day period. The aggregate amount of the additional interest in respect of each note payable will in no event exceed 1.00% per annum. The registration rights agreement provides that the accrual of additional interest will cease once we satisfy the requirements described above.

A copy of the registration rights agreement has been filed as an exhibit to this registration statement. You are strongly encouraged to read the entire text of the agreement. Except as discussed below, we will have no further obligation to register your original notes upon the completion of the exchange offer.

We believe that the notes issued to you in this exchange offer may be offered for resale, sold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, only if you are able to make these four representations:

•	you are acquiring the notes issued in the exchange offer in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the notes issued to you in the exchange offer;

•	you are not an affiliate, as defined under the Securities Act of 1933, of Intelsat, Ltd.; and

•	you are not a broker-dealer tendering original notes acquired directly from us for your own account.

Our belief is based upon existing interpretations by the SEC’s staff contained in several “no-action” letters to third parties unrelated to us. If you tender your original notes in the exchange offer for the purpose of participating in a distribution of new notes, you cannot rely on these interpretations by the SEC’s staff and you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction.

The SEC considers broker-dealers that acquired original notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the new notes if they participate in the exchange offer. Consequently, these broker-dealers cannot use this prospectus for the exchange offer in connection with a resale of the new notes and, absent an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a resale of the new notes. These broker-dealers cannot rely on the position of the SEC’s staff set forth in the Exxon Capital Holdings Corporation no-action letter (available May 13, 1988) or similar letters.

A broker-dealer that has bought original notes for market-making or other trading activities must deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. The SEC has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes by delivering the prospectus contained in the registration statement for the exchange offer. Accordingly, this prospectus may be used by such a broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send a prospectus to any broker-dealer that requests copies in the notice and questionnaire included in the letter of transmittal accompanying the prospectus for a period of up to 90 days after the date of expiration of this exchange offer. Unless you are required to do so because you are such a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of new notes.

We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

You may suffer adverse consequences if you fail to exchange your original notes. Following the completion of the exchange offer, except as set forth below and in the registration rights agreement, you will not have any further registration rights and your original notes will continue to be subject to certain restrictions on transfer. Accordingly, if you do not participate in the exchange offer, your ability to sell your original notes could be adversely affected.

Under the registration rights agreement, we are required to use reasonable efforts to file a shelf registration statement with the SEC to cover resales of the original notes or the new notes by holders if we are not permitted to consummate the exchange offer because we determine that the exchange offer is not permitted by applicable law or SEC policy, if the exchange offer is not for any reason consummated on or prior to January 23, 2006, or if any holder of registrable securities notifies us prior to the 20th business day following the consummation of the exchange offer that it may not resell the notes acquired by it in the exchange offer to the public without restriction under U.S. federal and state securities laws.

For purposes of the preceding paragraph, “registrable securities” means each original note or new note until the earliest to occur of:

•	the date on which that original note has been exchanged for a new note in the exchange offer;

•	the date on which that original note or new note has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the shelf registration statement;

•	the date on which that original or new note ceases to be outstanding for purpose of the governing indenture; or

•	the date on which that original note or new note is sold by the holder pursuant to Rule 144 under the Securities Act of 1933 or may be sold by the holder pursuant to Rule 144(k) under the Securities Act of 1933.

If we are obligated to file a shelf registration statement, we will be required to keep such shelf registration statement effective for up to two years after the date that the original notes were issued.

Representations We Need From You Before You May Participate in the Exchange Offer

We need representations from you before you can participate in the exchange offer.

These representations are that:

•	the notes that you will acquire in the exchange offer are being obtained in the ordinary course of your business;

•	neither you nor any person you are acting for is engaging in or intends to engage in a distribution of the notes;

•	neither you nor any person you are acting for has an arrangement or understanding with any person to participate in the distribution of notes;

•	neither you nor any person you are acting for is our “affiliate,” as defined under Rule 405 of the Securities Act of 1933;

•	you acknowledge and agree that if you are a broker-dealer registered under the Securities Exchange Act of 1934, as amended, or you are participating in the exchange offer for the purposes of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale of the notes, including the requirement that any secondary resale transaction be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K under the Securities Act of 1933, and you cannot rely on the position of the SEC staff in its no-action letters described above under “—Purpose and Effect of Exchange Offer; Registration Rights”; and

•	if you or any other person you are acting for is a broker-dealer, and you receive notes for your own account in exchange for original notes that were acquired as a result of market-making or other trading activities, you will deliver a prospectus in connection with any resale of such notes.

Terms of the Exchange Offer

We will accept any validly tendered original notes that are not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of your original notes tendered. Holders may tender some or all of their original notes in the exchange offer.

The form and terms of the new notes will be substantially the same as the form and terms of your original notes except that:

•	interest on the new notes will accrue from the last interest payment date on which interest was paid on your original notes, or, if no interest has been paid on the original notes, from the date of the original issuance of your original notes;

•	the new notes have been registered under the Securities Act of 1933 and will not bear a legend restricting their transfer; and

•	the provisions for payment of additional interest in the case of non-registration will be eliminated.

The new notes will be issued under, and entitled to the benefits of, the same indenture governing your original notes.

This prospectus and the documents you received with this prospectus are being sent to you and to others believed to have beneficial interests in the original notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC.

We will have accepted your validly tendered original notes when we have given oral or written notice to Wells Fargo Bank, National Association, referred to as Wells Fargo Bank. Wells Fargo Bank will act as agent for you for the purpose of receiving the notes. If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events or otherwise, certificates sent to Wells Fargo Bank will be returned, without expense, as promptly as practicable after the expiration date to you, unless you request in the letter of transmittal that the notes be sent to someone else.

You will not be required to pay brokerage commissions, fees or transfer taxes in the exchange of your original notes. We will pay all charges and expenses in connection with the exchange offer except for any taxes you may incur in effecting the transfer of your original notes or new notes to some other person, or if a transfer tax is imposed for any reason other than the exchange of notes pursuant to the exchange offer.

Expiration Date; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 200  , unless we extend the exchange offer, in which case the exchange offer shall terminate at 5:00 p.m., New York City time, on the last day of the extension. We do not currently intend to extend the expiration date. In any event, the exchange offer will be held open for at least 20 business days. In order to extend the exchange offer, we will issue a notice by press release or other public announcement.

We reserve the right, in our sole discretion:

•	to delay accepting your original notes;

•	to extend the exchange offer;

•	to terminate the exchange offer, if any of the conditions shall not have been satisfied; or

•	to amend the terms of the exchange offer in any manner.

If we delay, extend, terminate or amend the exchange offer, we will give notice to the exchange agent and issue a press release or other public announcement.

Procedures for Tendering Your Original Notes

Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the original notes may tender original notes in the exchange offer. Except as stated below under “—Book-Entry Transfer,” to tender in the exchange offer:

•	if you do not hold your position through DTC, Euroclear or Clearstream, Luxembourg, you must, on or before the expiration date, deliver a duly completed letter of transmittal to the exchange agent at its address specified in the letter of transmittal, and certificates for your original notes must be received by Wells Fargo Bank along with the letter of transmittal;

•	if you hold your position through DTC, you must instruct DTC and a DTC participant by completing the form “Instruction to Registered Holder from Beneficial Holder” accompanying this prospectus of your intention whether or not you wish to tender your original notes for new notes, and you must in turn follow the procedures for book-entry transfer as set forth below under “—Book-Entry Transfer” and in the letter of transmittal; or

•	if you hold your position through Euroclear or Clearstream, Luxembourg, the form “Instruction to Registered Holder from Beneficial Holder” with respect to original notes held through Euroclear or Clearstream, Luxembourg must be completed by a direct accountholder in Euroclear or Clearstream, Luxembourg, and interests in the original notes must be tendered in compliance with procedures established by Euroclear or Clearstream, Luxembourg.

If you intend to use the guaranteed delivery procedures, you must comply with the guaranteed delivery procedures described below.

Neither Intelsat, Ltd. nor the exchange agent will be responsible for the communication of tenders by holders to the accountholders in DTC, Euroclear or Clearstream, Luxembourg through which they hold original notes or by such accountholders to the exchange agent, DTC, Euroclear or Clearstream, Luxembourg.

Holders will not be responsible for the payment of any fees or commissions to the exchange agent for the original notes.

In no event should a holder submitting a tender for exchange send a letter of transmittal or original notes to any agent of Intelsat, Ltd. other than the exchange agent, or to DTC, Euroclear or Clearstream, Luxembourg.

Holders may contact the exchange agent for assistance in filling out and delivering letters of transmittal and for additional copies of the exchange offer materials.

To be tendered effectively, a letter of transmittal or, as described below under “—Book-Entry Transfer,” an “agent’s message” and other required documents must be received by Wells Fargo Bank at its address set forth under “—Exchange Agent” below prior to the expiration date.

If you do not withdraw your tender before the expiration date, your tender will constitute an agreement between you and us in accordance with the terms and conditions in this prospectus and in the letter of transmittal.

The method of delivery of your original notes, the letter of transmittal and all other required documents to be delivered to Wells Fargo Bank is at your election and risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure delivery to Wells Fargo Bank before the expiration date. No letter of transmittal or original notes should be sent to us. You may request your brokers, dealers, commercial banks, trust companies or nominees to effect these transactions on your behalf.

Procedure if the Original Notes Are Not Registered in Your Name

If your original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes, then you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on behalf of a registered owner, you must, prior to completing and executing a letter of transmittal and delivering the registered owner’s original notes, either make appropriate arrangements to register ownership of the original notes in your name or obtain a properly completed power of attorney or other proper endorsement from the registered holder. We strongly urge you to act immediately since the transfer of registered ownership may take considerable time.

Signature Requirements and Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, referred to as an eligible institution, that is a member of specified signature guarantee programs. Signatures on a letter of transmittal or a notice of withdrawal will not be required to be guaranteed if the original notes are tendered:

•	by a registered holder that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If a letter of transmittal or any notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal unless waived by us.

Conditions to the Exchange Offer

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered notes will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes the acceptance of which would be unlawful in the opinion of us or our counsel. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. Any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine, unless waived by us. Although we intend to notify you of defects or irregularities with respect to tenders of original notes, neither we, Wells Fargo Bank nor any other person shall be under any duty to give such notification or shall incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until all such defects and irregularities have been cured or waived. Any original notes received by Wells Fargo Bank that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by Wells Fargo Bank as soon as practicable following the expiration date to you, unless you request in the letter of transmittal that the notes be sent to someone else.

In addition, we reserve the right in our sole discretion to purchase or make offers for any original notes that remain outstanding after the expiration date and, to the extent permitted by applicable law, to purchase original notes in the open market in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of this exchange offer.

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any original notes, and we may terminate the exchange offer, if:

•	the exchange offer, or the making of any exchange by a holder, violates, in our good faith determination or on the advice of counsel, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

•	any action or proceeding is instituted or threatened in any court or by the SEC or any other governmental agency with respect to the exchange offer that, in our judgment, would impair our ability to proceed with the exchange offer; or

•	we have not obtained any governmental approval which we, in our sole discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

The conditions listed above are for our sole benefit and may be asserted by us at any time, regardless of the circumstances giving rise to any of these conditions, or may be waived by us in whole or in part at any time in our sole discretion. The failure by us to exercise any of our rights shall not be a waiver of our rights. We are required to use reasonable efforts to obtain the withdrawal of any stop order at the earliest possible time.

In all cases, the issuance of new notes for tendered original notes that are accepted for exchange in the exchange offer will be made only after timely receipt by Wells Fargo Bank of:

•	certificates for original notes or a timely confirmation from DTC of such original notes into Wells Fargo Bank’s account at DTC,

•	a properly completed and duly executed letter of transmittal or, with respect to DTC and its participants, an “agent’s message” described further below in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal for such exchange offer, and

•	all other required documents.

If we do not accept your tendered original notes or if you submit original notes for a greater aggregate principal amount than you desire to exchange, then the unaccepted or unexchanged original notes will be returned without expense to you or, in the case of notes tendered by book-entry transfer into Wells Fargo Bank’s account at DTC pursuant to the book-entry transfer procedures described below, such non-exchanged notes will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the original notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of original notes by causing DTC, Euroclear or Clearstream, Luxembourg, as the case may be, to transfer such original notes into the exchange agent’s DTC account in accordance with DTC’s electronic Automated Tender Offer Program procedures for such transfer. The exchange of new notes for tendered original notes will only be made after timely:

•	confirmation of book-entry transfer of the original notes into the exchange agent’s account; and

•	receipt by the exchange agent of an executed and properly completed letter of transmittal or an “agent’s message” and all other required documents specified in the letter of transmittal.

The confirmation, letter of transmittal or agent’s message and any other required documents must be received at the exchange agent’s address listed below under “—Exchange Agent” on or before 5:00 p.m., New York time, on the expiration date of the exchange offer or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures.

As indicated above, delivery of documents to any of DTC, Euroclear or Clearstream, Luxembourg in accordance with its procedures does not constitute delivery to the exchange agent.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering original notes stating:

•	the aggregate principal amount of original notes that have been tendered by the participant;

•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the exchange offer; and

•	that we may enforce such agreement against the participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal are true and correct.

Guaranteed Delivery Procedures

If you wish to tender your original notes and the original notes are not immediately available, or time will not permit your original notes or other required documents to reach Wells Fargo Bank before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•	before the expiration date, Wells Fargo Bank has received from such eligible institution a properly completed and duly executed letter of transmittal, or a facsimile thereof, and notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery. The notice of guaranteed delivery shall state your name and address and the amount of the original notes tendered, shall state that the tender is being made thereby and shall guarantee that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation from DTC of book-entry transfer, the letter of transmittal, or a manually executed facsimile thereof, properly completed and duly executed, and any other documents required by the applicable letter of transmittal will be deposited by the eligible institution with Wells Fargo Bank; and

•	the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation from DTC of book-entry transfer, the properly completed and duly executed letter of transmittal, or a manually executed facsimile thereof, and all other documents required by the applicable letter of transmittal are received by Wells Fargo Bank within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

You may withdraw your tender of original notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal of tendered notes to be effective, a written, or for a DTC participant electronic, notice of withdrawal must be received by Wells Fargo Bank, at its address set forth in the next section of this prospectus entitled “—Exchange Agent,” prior to 5:00 p.m., New York City time, on the expiration date.

Any such notice of withdrawal must:

•	specify your name;

•	identify the original notes to be withdrawn, including, if applicable, the certificate number or numbers and aggregate principal amount of such original notes;

•	be signed by you in the same manner as the original signature on the letter of transmittal by which your original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient for the trustee of your original notes to register the transfer of those notes into the name of the person withdrawing the tender; and

•	specify the name in which you want the withdrawn original notes to be registered, if different from your name.

All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, and our determination shall be final and binding on all parties. Any original notes withdrawn will be considered not to have been validly tendered for exchange for the purposes of the exchange offer. Any notes that have been tendered for exchange but that are not exchanged for any reason will be returned to you without cost as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer relating to such original notes. Properly withdrawn original notes may be retendered by following one of the procedures described above in “—Procedures for Tendering Your Original Notes” at any time on or prior to the expiration date.

Exchange Agent

All executed letters of transmittal should be directed to the exchange agent. We have appointed Wells Fargo Bank, National Association as the exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of the prospectus or letter of transmittal should be directed to the exchange agent at its offices at Corporate Trust Department, 608 2nd Avenue South, Northstar East Building–12th Floor, Minneapolis, MN 55402. The exchange agent’s telephone number is (800) 334-5128 and facsimile number is (612) 667-6282.

Fees and Expenses

We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer, other than to the exchange agent. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by our officers and employees.

The cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $1,500,000, which includes the SEC’s registration fee, fees and expenses of Wells Fargo Bank, as exchange agent, and accounting, legal, printing and related fees and expenses.

Transfer Taxes

If you tender original notes for exchange, you will not be obligated to pay any transfer taxes unless you instruct us to register your new notes in a different name or if a transfer tax is imposed for a reason other than the exchange of notes pursuant to this exchange offer. If you request that your original notes not tendered or not accepted in the exchange offer be returned to a different person, you will be responsible for the payment of any applicable transfer tax.

Consequences of Failure to Properly Tender Original Notes in the Exchange

We will issue new notes in exchange for original notes under the exchange offer only after timely receipt by the exchange agent of the original notes, a properly completed and duly executed letter of transmittal or agent’s message and all other required documents. Therefore, holders of the original notes desiring to tender original notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of original notes for exchange. Upon completion of the exchange offer, specified rights under the registration rights agreement, including registration rights and any right to additional interest, will be either limited or eliminated.

Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining original notes, except in the limited circumstances described under “—Purpose and Effect of Exchange Offer; Registration Rights.” Original notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the following restrictions on transfer:

•	holders may resell original notes only if an exemption from registration under the Securities Act of 1933 is available or, outside of the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act of 1933; and

•	the remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption from registration.

To the extent that original notes are tendered and accepted in connection with the exchange offer, any trading market for remaining original notes could be adversely affected.

TAXATION

Bermuda

This section describes the current material Bermuda tax consequences of owning the notes we are offering. It is the opinion of Appleby Spurling Hunter, our special Bermuda counsel. At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by holders in respect of the notes. Furthermore, each of Intelsat, Ltd., Intelsat Bermuda and Intelsat Sub Holdco has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income or on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not until March 28, 2016 be applicable to it or to any of its operations or to its shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by it in respect of real property or leasehold interests in Bermuda held by it.

United States

This section describes the material U.S. federal income tax consequences to U.S. holders of the exchange of original notes for new notes and the ownership and disposition of the new notes. It is the opinion of Milbank, Tweed, Hadley & McCloy, LLP, our U.S. counsel. It applies to you only if you purchased the original notes at original issue for cash at the issue price, that is, the first price at which a substantial amount of the original notes were sold to persons (other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for money, you hold your original notes and new notes as capital assets for U.S. federal income tax purposes and you are a U.S. holder (as defined below). This section does not address the tax consequences to subsequent purchasers of the original notes or the new notes, and it does not discuss any tax consequences arising under the U.S. federal estate and gift tax laws or the laws of any state, local or other taxing jurisdiction. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a financial institution,

•	a life insurance company,

•	a tax-exempt organization,

•	a partnership or other pass-through entity (or a person who holds the original notes or the new notes through a partnership or other pass-through entity),

•	a foreign person,

•	a person subject to alternative minimum tax,

•	a person that owns original notes or new notes that are a hedge or that are hedged against interest rate risks,

•	a person that owns original notes or new notes as part of a straddle, conversion, constructive sale or other integrated transaction for tax purposes, or

•	a U.S. holder whose functional currency for tax purposes is not the U.S. dollar.

If you purchased your original notes at a price other than the issue price, the amortizable bond premium or market discount rules may also apply to you. You should consult your tax advisor regarding this possibility.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed Treasury regulations, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of exchanging original notes for new notes in the exchange offer and owning new notes, in each case, in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

You are a U.S. holder if you are a beneficial owner of a new note or an original note and you are for U.S. federal income tax purposes:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or a trust that has a valid election in effect to be treated as a U.S. person.

Exchange Offer

The exchange of original notes for new notes in this exchange offer should not constitute a taxable event for U.S. holders. Consequently, a U.S. holder should not recognize gain or loss on the exchange, as the holding period of the new note will include the holding period of the original note and the basis of the new note will be the same as the basis of the original note immediately before the exchange.

Consult your own tax advisor concerning the tax consequences of the exchange arising under state, local or non-U.S. law.

Payments of Interest

The floating rate notes should constitute “variable rate debt instruments” and the interest payments on such notes should be considered “qualified stated interest” under section 1.1275-5 of the Treasury regulations. You will be taxed on stated interest payments on your floating rate note or fixed rate note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for U.S. federal income tax purposes.

Interest paid by us on the new notes is income from sources outside of the United States, but, with certain exceptions, will be “passive income” (or, for taxable years beginning after

December 31, 2006, “passive category income”), which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a U.S. holder. Although we believe that we are not engaged in a trade or business in the United States, if the IRS successfully challenged this position a portion or all of the interest paid by us on the new notes may be income from sources inside the United States for purposes of computing the foreign tax credit allowable to a U.S. holder. The rules governing the foreign tax credit are complex. You are urged to consult your own tax advisor regarding the availability of the foreign tax credit in light of your particular circumstances.

Payment of Additional Amounts

Under the terms of the notes, we may be obligated in certain circumstances to pay amounts in excess of stated interest or principal on the notes. Under Treasury regulations, the possibility of such excess amounts being paid will not affect the amount of interest income you must recognize in advance of the payment of such excess amounts, if there is only a remote chance as of the date the original notes were issued that such amounts will be paid. We intend to take the position that as of the date of the issuance of the original notes, the likelihood that we would be obligated to pay such excess amounts was remote and that any payment of such excess amounts should be taxable to you when received or accrued, in accordance with your regular method of accounting for U.S. federal income tax purposes. Our determination that these contingencies are remote is binding on you unless you disclose a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the Internal Revenue Service. In the event a contingency occurs, it could affect the amount and timing of the income that you must recognize.

Sale, Retirement or other Taxable Disposition of the Notes

Your tax basis in your new notes generally will be the same as the basis of your original notes immediately before the exchange. You will generally recognize capital gain or loss on the sale, retirement or other taxable disposition of your new notes equal to the difference between the amount you realize on such disposition, excluding any amounts attributable to accrued but unpaid interest, and your tax basis in your new notes. Capital gain of a noncorporate U.S. holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

Backup Withholding and Information Reporting

If you are a noncorporate U.S. holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal and interest on a note within the United States, including payments made by wire transfer from outside of the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a note effected at a U.S. office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

CERTAIN ERISA CONSIDERATIONS

Before investing in the notes, the fiduciaries of plans subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code and plans subject to substantially similar federal, state or local law, referred to as Similar Law, should consider, among other matters:

•	ERISA’s fiduciary standards or similar standards under Similar Law,

•	whether an investment in the notes by the plan satisfies the prudence and diversification requirements of ERISA or Similar Law, taking into account the overall investment policy of the plan, the composition of the plan’s portfolio and the limitations on the marketability of the notes,

•	whether such fiduciaries have authority to make such investment in the notes under the applicable plan investment policies and governing instruments, and

•	rules under ERISA and the Internal Revenue Code or similar standards under Similar Law that prohibit plan fiduciaries from causing a plan to engage in certain “prohibited transactions.”

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit fiduciaries of plans subject to the fiduciary responsibility provisions of ERISA, as well as individual retirement accounts and Keogh and other plans subject to Section 4975 of the Internal Revenue Code and any entity whose underlying assets include “plan assets” by reason of any such plan’s or account’s investment in the entity, collectively referred to as the Plans, from, among other things, causing such a Plan to engage in certain transactions involving assets of a Plan with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Internal Revenue Code with respect to such Plan. A violation of these “prohibited transaction” rules or the other fiduciary obligations referred to herein may result in imposition of an excise tax or other liabilities (including reimbursement of a Plan’s losses) and adverse consequences under ERISA and/or Section 4975 of the Internal Revenue Code for the breaching fiduciary, other fiduciaries of the Plan and “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Internal Revenue Code, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under a regulation, referred to as the Plan Assets Regulation, issued by the U.S. Department of Labor (“DOL”), the assets of the Plan would be deemed to include assets of Intelsat, Ltd. for purposes of ERISA and Section 4975 of the Internal Revenue Code if Plans acquire equity interests in Intelsat, Ltd., unless an exception is applicable. An “equity interest” is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Intelsat, Ltd. believes that the notes will be treated as debt and not equity. If, however, it were to be determined that the relationship between the amount of the notes and the amount of nominal equity in Intelsat, Ltd. is disproportionate, or if for any other reason it is determined that the notes constitute equity interests in Intelsat, Ltd. and no other exemption is available, the notes could be considered equity interests for purposes of the Plan Assets Regulation, and the assets of the Plan could be deemed to include the assets of Intelsat, Ltd.

Pursuant to an exception contained in the Plan Assets Regulation, the assets of the Plan would not be deemed to include assets of Intelsat, Ltd. if, immediately after the most recent acquisition of any equity interest in Intelsat, Ltd., less than 25% of the value of each class of equity interests in Intelsat, Ltd. were held by Plans and other employee benefits plans not subject to ERISA or Section 4975 of the Internal Revenue Code. However, no monitoring or other measures will be taken to limit the value of the notes held by Plans and other employee benefit plans not subject to ERISA or Section 4975 of the Internal Revenue Code to less than 25% of the total value of each class of notes, respectively, at the completion of the initial offering or thereafter. Thus, the conditions of the exception may not be satisfied.

Under the terms of the Plan Assets Regulation, if Intelsat, Ltd. were deemed not to be an operating company or otherwise deemed to hold Plan assets by reason of a Plan’s investment in the notes, the Plan assets might include an undivided interest in the assets held by Intelsat, Ltd. In such event, transactions involving such assets would be subject to the fiduciary responsibility provisions of Title I of ERISA (including the liability of Plan fiduciaries for breach of fiduciary responsibility by another fiduciary of the Plan) and the prohibited transaction provisions of ERISA and the Internal Revenue Code.

Each person that acquires the notes or an interest therein will be deemed by such acquisition to have represented and warranted that either: (i) no “plan assets” of any Plan have been used to acquire such notes or (ii) the acquisition and holding of such notes or interest therein are exempt from the prohibited transaction restrictions of ERISA and Section 4975 of the Internal Revenue Code pursuant to one or more administrative prohibited transaction exemptions or will not constitute a prohibited transaction under ERISA and Section 4975 of the Internal Revenue Code.

Federal, state or local laws or regulations governing the investment and management of the assets of some plans partially or completely exempt from ERISA and/or the Internal Revenue Code nonetheless may contain fiduciary and prohibited transaction requirements substantially similar to those under ERISA and the Internal Revenue Code discussed above. Accordingly, fiduciaries of such plans, in consultation with their advisors, should consider the impact of the laws applicable to them on investments in the notes and the considerations discussed herein, to the extent applicable.

No assurance can be given that the possibility that actions taken with respect to the assets of Intelsat, Ltd. may constitute prohibited transactions under ERISA or the Internal Revenue Code has been eliminated.

PLAN OF DISTRIBUTION

Each broker-dealer that receives notes for its own account in this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these notes. This prospectus, including any amendments or supplements to the prospectus that may be issued from time to time, may be used by a broker-dealer in connection with resales of new notes that were received in exchange for original notes where the original notes were acquired as a result of market-making or other trading activities. We have agreed that, for a period of 90 days after the expiration of the exchange offer, we will make available a prospectus that meets the requirements of the Securities Act of 1933 to any broker-dealer for use in this type of resale.

We will not receive any proceeds from any sale of notes by any broker-dealer or any other person Notes received by broker-dealers for their own accounts in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the notes or through a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale of notes may be made directly to purchases or to or through brokers or dealers that may receive compensation in the form of commissions or concessions from any such broker-dealer or from the purchasers of the notes.

Any broker-dealer that resells notes that were received by it for its own account in the exchange offer any broker or dealer that participates in a distribution of these notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and any profit on any such resale of notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

For a period of 90 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to our performance of, or compliance with, our registration rights agreement with the initial purchasers of the original notes. In addition, we will indemnify holders of the original notes, including any broker-dealers, against certain liabilities, including certain liabilities under the Securities Act of 1933.

LEGAL MATTERS

The validity of the new notes and the guarantees will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, special U.S. counsel to Intelsat Sub Holdco, as to New York law, by Appleby Spurling Hunter, special Bermuda counsel to Intelsat Sub Holdco, as to Bermuda law, and by Baker & McKenzie LLP, special U.K. counsel to Intelsat Sub Holdco, as to the laws of England.

EXPERTS

The consolidated financial statements and schedules of Intelsat, Ltd. as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, included herein and in the registration statement have been audited and reported upon by KPMG LLP, independent registered public accounting firm. Certain financial information for the five years ended December 31, 2004, in the table under “Selected Financial Data” included herein has been derived from financial statements audited by KPMG LLP and has been reported upon by KPMG LLP to the extent set forth in its report. Such financial statements, schedules, and selected financial data have been included herein in reliance upon the report of KPMG LLP, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of PanAmSat Holding Corporation and subsidiaries as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to this offering of notes. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the notes, you should refer to the registration statement and the exhibits filed as a part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each of the statements in this prospectus relating to a document that has been filed as an exhibit is qualified in all respects by the filed exhibit.

Intelsat, Ltd. files annual and quarterly reports and other information with the SEC in accordance with the requirements of its indentures. You may inspect a copy of the registration statement, including exhibits thereto, as well as the reports Intelsat, Ltd. has filed with the SEC, without charge at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any part of the registration statement and these reports may be obtained from the public reference room upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web at http://www.sec.gov which contains registration statements, reports and other information regarding registrants that file electronically with the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

INTELSAT, LTD.	Page
Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2003 and 2004	F-3

Consolidated Statements of Operations for the Years Ended December 31, 2002, 2003 and 2004	F-4

Consolidated Statements of Changes in Shareholders’ Equity for the Years Ended December 31, 2002, 2003 and 2004	F-5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2002, 2003 and 2004	F-6

Notes to Consolidated Financial Statements	F-8

Schedule II—Valuation and Qualifying Accounts for the Years Ended December 31, 2002, 2003 and 2004	F-57

Unaudited Condensed Consolidated Balance Sheets as of December 31, 2004 and as of June 30, 2005	F-58

Unaudited Condensed Consolidated Statements of Operations for the Three Months Ended June 30, 2004 and 2005	F-59

Unaudited Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2004, the period January 1 to January 31, 2005 (predecessor entity) and the period February 1 to June 30, 2005 (successor entity)

F-60

Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2004, the period January 1 to January 31, 2005 (predecessor entity) and the period February 1 to June 30, 2005 (successor entity)

F-61

Notes to Unaudited Condensed Consolidated Financial Statements	F-62

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Intelsat, Ltd.

We have audited the accompanying consolidated balance sheets of Intelsat, Ltd. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule as listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of Intelsat’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intelsat as of December 31, 2003 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/    KPMG LLP

McLean, Virginia

March 14, 2005

except for note 26 which is as of September 30, 2005 and

note 27 which is as of October 31, 2005

INTELSAT, LTD.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	As of December 31,
	2003	2004
ASSETS
Current assets:
Cash and cash equivalents	$576,793	$141,320
Restricted cash	700,000	—
Receivables, net of allowance of $32,110 and $35,343, respectively	225,789	228,294
Insurance receivable	—	58,320
Deferred income taxes	14,524	12,854
Assets of discontinued operations	57,680	—

Total current assets	1,574,786	440,788
Satellites and other property and equipment, net	3,262,870	3,637,357
Amortizable intangible assets, net	25,205	104,612
Non-amortizable intangible assets	—	255,002
Goodwill	57,608	130,829
Deferred income taxes	1,943	—
Investment in affiliate	56,916	52,246
Other assets	117,976	173,422

Total assets	$5,097,304	$4,794,256

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable	$1,098,591	$200,000
Accounts payable and accrued liabilities	226,219	246,474
Deferred satellite performance incentives	7,118	7,968
Deferred revenue	27,435	39,566
Capital lease obligations	5,290	5,569
Liabilities of discontinued operations	22,391	—

Total current liabilities	1,387,044	499,577
Long-term debt, net of current portion	1,250,467	1,742,566
Deferred satellite performance incentives, net of current portion	44,691	48,806
Deferred revenue, net of current portion	6,801	123,992
Accrued retirement benefits	48,181	56,016
Other long-term liabilities	605	17,478

Total liabilities	2,737,789	2,488,435

Minority interest of discontinued operations	15,115	—
Commitments and contingencies
Shareholders’ equity:
Preference shares, $3.00 par value, 2,500,000 shares authorized, no shares issued or outstanding	—	—
Ordinary shares, $3.00 par value, 216,666,666 2/3 shares authorized, 166,666,755 and 167,261,024 shares issued and 160,382,120 and 160,382,120 shares outstanding as of December 31, 2003 and 2004, respectively	500,000	500,000
Paid-in capital	1,301,886	1,301,886
Retained earnings	649,199	610,520
Accumulated other comprehensive (loss) income:
Minimum pension liability, net of tax	(1,270)	(1,367)
Unrealized gain on available-for-sale securities, net of tax	1,403	1,600
Ordinary shares purchased by subsidiary, 6,284,635 shares	(106,818)	(106,818)

Total shareholders’ equity	2,344,400	2,305,821

Total liabilities and shareholders’ equity	$5,097,304	$4,794,256

See accompanying notes to consolidated financial statements.

INTELSAT, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Years Ended December 31,
	2002	2003	2004
Revenue	$991,956	$946,118	$1,043,906

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	117,405	132,172	178,253
Selling, general and administrative	121,077	129,456	152,111
Depreciation and amortization	361,322	400,485	457,372
IS-10-01 contract termination costs	34,358	(3,000)	—
Impairment of asset value	—	—	84,380
Restructuring costs	5,522	(837)	6,640

Total operating expenses	639,684	658,276	878,756

Operating income from continuing operations	352,272	287,842	165,150
Interest expense	55,223	99,002	143,399
Interest income	170	1,972	4,530
Other income (expense), net	9,942	18,556	(2,384)

Income from continuing operations before income taxes	307,161	209,368	23,897
Provision for income taxes	33,021	26,129	18,647

Income from continuing operations	274,140	183,239	5,250

Loss from discontinued operations, net of tax and minority interest	—	(2,120)	(43,929)

Net income (loss)	$274,140	$181,119	$(38,679)

Basic and diluted income from continuing operations per ordinary share	$1.66	$1.14	$0.03

Basic and diluted loss from discontinued operations per ordinary share	$—	$(0.01)	$(0.27)

Basic and diluted net income per ordinary share	$1.66	$1.13	$(0.24)

Basic weighted average ordinary shares outstanding	164,893,283	160,382,120	160,382,120

Diluted weighted average ordinary shares outstanding	164,893,283	160,382,120	160,489,035

See accompanying notes to consolidated financial statements.

INTELSAT, LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(in thousands, except share amounts)

	Ordinary Shares				Accumulated Other Comprehensive Income (Loss)	Shares Purchased By Subsidiary	Total Shareholders’ Equity	Total Comprehensive Income (Loss)
	Shares	Amount	Paid-in Capital	Retained Earnings
Balance, December 31, 2001	166,666,755	$500,000	$1,301,886	$193,940	$—	$—	$1,995,826
Purchase of ordinary shares by subsidiary, 6,284,635 shares	(6,284,635)	—	—	—	—	(106,818)	(106,818)
Net income	—	—	—	274,140	—	—	274,140	$274,140
Minimum pension liability, net of tax	—	—	—	—	(12,914)	—	(12,914)	(12,914)

Total comprehensive income	—	—	—	—	—	—	—	$261,226

Balance, December 31, 2002.	160,382,120	500,000	1,301,886	468,080	(12,914)	(106,818)	2,150,234
Net income	—	—	—	181,119	—	—	181,119	$181,119
Change in minimum pension liability, net of tax	—	—	—	—	11,644	—	11,644	11,644
Unrealized gain on available-for-sale securities, net of tax	—	—	—	—	1,403	—	1,403	1,403

Total comprehensive income	—	—	—	—	—	—	—	$194,166

Balance, December 31, 2003	160,382,120	500,000	1,301,886	649,199	133	$(106,818)	2,344,400
Net loss	—	—	—	(38,679)	—	—	(38,679)	$(38,679)
Change in minimum pension liability, net of tax	—	—	—	—	(97)	—	(97)	(97)
Unrealized gain on available-for-sale securities, net of tax	—	—	—	—	197	—	197	197

Total comprehensive loss	—	—	—	—	—	—	—	$(38,579)

Balance, December 31, 2004	160,382,120	$500,000	$1,301,886	$610,520	$233	$(106,818)	$2,305,821

See accompanying notes to consolidated financial statements.

INTELSAT, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2002	2003	2004
Cash flows from operating activities:
Net income (loss)	$274,140	$181,119	$(38,679)
Loss from discontinued operations, net of minority interest	—	2,120	43,929

Income from continuing operations	274,140	183,239	5,250
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	361,322	400,485	457,372
Impairment charge for IA-7 satellite	—	—	84,380
IS-10-01 contract termination costs	34,358	(3,000)	—
Provision for doubtful accounts	9,472	13,897	11,009
Foreign currency transaction loss	4,113	883	562
Deferred income taxes	4,257	18,041	15,105
Amortization of bond discount and issuance costs	658	1,372	5,328
Decrease in amount due to Teleglobe Inc.	(6,080)	(19,780)	—
Equity in losses of affiliate	—	1,084	4,670
Net (gain) loss from curtailment of benefit plans	—	(2,315)	628
Changes in operating assets and liabilities, net of effects of acquisitions and investment in discontinued operations:
Receivables	(13,465)	54,842	16,877
Other assets	(12,978)	1,226	5,329
Accounts payable and accrued liabilities	(3,886)	(25,726)	(27,697)
Deferred revenue	1,629	7,932	67,934
Accrued retirement benefits	4,445	(31,576)	7,110
Other long-term liabilities	—	605	5,260

Net cash provided by operating activities	657,985	601,209	659,117

Cash flows from investing activities:
Payments for satellites and other property and equipment	(616,806)	(202,781)	(288,589)
Payment for future satellite	—	—	(50,000)
Payment for rights to orbital location	—	—	(32,000)
Change in restricted cash	—	(700,000)	700,000
Investment in and advances to affiliate	—	(58,000)	—
Payment for insurance receivable	—	—	(58,320)
Proceeds from insurance receivable	—	—	141,000
Payments for asset acquisitions	(61,416)	—	(1,057,574)
Other	—	(5,744)	(8,961)

Net cash used in investing activities	(678,222)	(966,525)	(654,444)

INTELSAT, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

	Years Ended December 31,
	2002	2003	2004
Cash flows from financing activities:
Repayments of long-term debt	(200,000)	—	(600,000)
Proceeds from bond issuance	595,788	1,097,758	—
Proceeds from (repayments of) commercial paper borrowings, net	(266,144)	(43,978)	—
Proceeds from credit facility borrowings	—	—	200,000
Bond issuance costs	(7,621)	(23,308)	(4,000)
Payments to shareholders	(5,170)	—	—
Purchase of ordinary shares by subsidiary	(65,000)	—	—
Principal payments on deferred satellite performance incentives	(15,271)	(66,419)	(5,107)
Principal payments on capital lease obligations	(5,078)	(8,233)	(6,722)

Net cash provided by (used in) financing activities	31,504	955,820	(415,829)

Effect of exchange rate changes on cash	(4,500)	(883)	(562)
Effect of discontinued operations on cash	—	(22,294)	(23,755)

Net change in cash and cash equivalents	6,767	567,327	(435,473)
Cash and cash equivalents, beginning of year	2,699	9,466	576,793

Cash and cash equivalents, end of year	$9,466	$576,793	$141,320

Supplemental cash flow information:
Interest paid, net of amount capitalized	$40,560	$91,401	$146,750
Income taxes paid	25,902	8,931	5,601
Supplemental disclosure of non-cash investing and financing activities:
Capitalization of deferred satellite performance incentives	$57,019	$10,063	$10,072
Receivables recovered in purchase of ordinary shares by subsidiary	15,958	—	—
Obligation to Teleglobe Inc. arising in consideration of ordinary share purchase	25,860	—	—
Net liabilities assumed in investment in consolidated affiliate, net of cash	—	1,373	—
Minority interest in consolidated affiliate at the date of acquisition	—	17,153	—
Net asset reduction on termination of deferred satellite performance incentive liability	—	36,455	—
Receivables arising from termination of IS-10-01 satellite construction contract	47,828	—	—
Other asset arising from termination of IS-10-01 satellite construction contract	23,150	—	—
Minimum pension liability, net of tax	12,914	1,270	97
Assets acquired in acquisitions	—	4,061	1,095,317
Liabilities assumed in acquisitions	51,541	4,870	95,106
Note payable arising from acquisition	20,000	—	—
Unrealized gain on available-for-sale securities, net of tax	—	1,403	197

See accompanying notes to consolidated financial statements.

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except percentages and share and per share amounts)

Note 1 General

The International Telecommunications Satellite Organization “INTELSAT,” referred to as the IGO, was established on an interim basis in 1964. The IGO was formally established on February 12, 1973 in accordance with the provisions of an intergovernmental agreement, referred to as the INTELSAT Agreement, and an operating agreement, referred to as the Operating Agreement. The parties to the INTELSAT Agreement were the IGO’s 148 member countries and the parties to the Operating Agreement, referred to as the Signatories, were either the member countries or the telecommunications entities they designated to market and use the IGO’s communications system within their territories and to invest in the IGO. Certain Signatories authorized other entities within their countries, referred to as Investing Entities, to access the IGO’s space segment and to invest in the IGO as well. Signatories and Investing Entities, referred to collectively as the IGO’s shareholders, were also the IGO’s principal customers.

Substantially all of the IGO’s assets, liabilities, rights, obligations and operations were transferred to Intelsat, Ltd. and its wholly owned subsidiaries on July 18, 2001, in a transaction referred to as the privatization. The IGO’s shareholders received shares in Intelsat, a company organized under the laws of Bermuda, in proportion to their ownership in the IGO on the privatization date and became holders of 100% of the outstanding ordinary shares of Intelsat. Because of the continuity of ownership, Intelsat accounted for the privatization at historical cost. The accompanying financial statements include the accounts of Intelsat and its subsidiaries. References to Intelsat or to the Company refer to Intelsat, Ltd. and, unless the context requires otherwise, to its subsidiaries.

Through its global communications network of 27 satellites in orbit (which excludes the IS-804 satellite—see Note 9 for discussion), leased capacity on 2 additional satellites owned by other satellite operators in the Asia-Pacific region and ground facilities related to the operation and control of its satellites and the provision of teleport and related traffic management services, Intelsat provides satellite communications services worldwide. These satellite communications services include voice, data and video connectivity services.

As further discussed in Note 3, on January 28, 2005, Intelsat was acquired by Intelsat Holdings, Ltd., a Bermuda company formed by a consortium of four private equity investment groups (“Intelsat Holdings”).

Note 2 Summary of significant accounting policies

(a) Basis of presentation

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements requires management to make estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and (2) the reported amounts of revenue and expenses during the reporting period. Examples include the allowance for doubtful accounts, the estimated useful lives of satellites and other property and equipment, and the fair value of Intelsat’s ordinary shares. Actual results could differ from results based on those estimates and assumptions. The financial statements for all periods presented have been restated to present the results of operations of Galaxy Holdings as discontinued operations (as discussed in Note 5 below).

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

(b) Principles of consolidation

The consolidated financial statements include the accounts of Intelsat its wholly owned subsidiaries and its affiliates in which the Company has an ownership stake greater than 50% and has the ability to exercise control over operating and financial policies, or which are variable interest entities in which Intelsat is the primary beneficiary. All significant intercompany account balances and transactions have been eliminated in consolidation.

(c) Revenue recognition

Revenue results primarily from satellite utilization charges and, to a lesser extent, from providing managed services to Intelsat’s customers. Managed services combine satellite capacity, teleport facilities, satellite communications hardware and fiber optic cable and other ground facilities to provide bundled, broadband and private network services to Intelsat’s customers. Revenue is recognized over the period during which services are provided as long as collection of the related receivable is reasonably assured. Amounts received from customers pursuant to satellite capacity prepayment options are recorded in the consolidated financial statements as deferred revenue. These deferred amounts are recognized as revenue on a straight-line basis over the respective agreement terms. The Company recognizes revenue under revenue share agreements with other fixed satellite service providers in accordance with Emerging Issues Task Force (“EITF”) No. 99-19, Reporting Revenue Gross as a Principal Versus Net as an Agent. The Company maintains an allowance for doubtful accounts for customers’ receivables where the collection of such receivables is uncertain.

(d) Cash and cash equivalents

Cash and cash equivalents include short-term, highly liquid investments with original maturities of 90 days or less. Cash equivalents consist of investments in treasury bills and time deposits with banks. Carrying amounts approximate market value.

(e) Investments

The Company accounts for its investments in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities. All investments have been classified as available-for-sale securities as of December 31, 2004 and are included in other assets in the accompanying consolidated balance sheets. Available-for-sale securities are stated at fair value, with the unrealized gains and losses reported as accumulated other comprehensive income (loss). Realized gains and losses and declines in fair value that are determined to be other than temporary on available-for-sale securities are included in other income, net. The cost of securities sold is based on the specific identification method. Interest and dividends on available-for-sale securities are included in interest expense, net and other income, net, respectively. As of each of December 31, 2003 and 2004, the cost basis of available-for-sale securities was $10,203. As of December 31, 2003 and 2004, the fair value of available-for-sale securities was $12,466 and $13,678, respectively.

(f) Satellites and other property and equipment

Satellites and other property and equipment are stated at cost and consist primarily of the costs of satellite construction and launch, including premiums for launch insurance and

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

insurance during the period of in-orbit testing, the net present value of performance incentives expected to be payable to the satellite manufacturers, costs directly associated with the monitoring and support of satellite construction, and interest costs incurred during the period of satellite construction.

Satellite construction and launch services are generally procured under long-term contracts that provide for payments by Intelsat over the contract periods. Satellite construction and launch services costs are capitalized to reflect progress toward completion. Capitalizing these costs typically coincides with contract milestone payment schedules. Insurance premiums related to satellite launches and subsequent in-orbit testing are capitalized and amortized over the lives of the related satellites. Insurance premiums associated with in-orbit operations are expensed as incurred. Performance incentives payable in future periods are dependent on the continued satisfactory performance of the satellites in service and are accounted for as described in Note 2(u).

Satellites and other property and equipment are depreciated and amortized on a straight-line basis over the following estimated useful lives:

Years
Satellites and related costs	11-15
Ground segment equipment and software	10
Furniture, equipment, computer hardware and software	3-12
Buildings	40

The cost of retired satellites and related assets and the related accumulated depreciation and amortization are removed from the accounts as the satellites are decommissioned. During 2003, the Company decommissioned the last of the Intelsat V series satellites and removed from the accounts $558,495 of satellites and related assets and $558,495 of related accumulated depreciation.

The carrying value of a satellite lost as a result of a launch or in-orbit failure is charged to operations upon the occurrence of the loss. In the event of a partial failure, an impairment charge is recorded to operations upon the occurrence of the loss if the undiscounted future cash flows were less than the carrying value of the satellite. The impairment charge is measured as the excess of the carrying value of the satellite over its estimated fair value as determined by the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved. The charge to operations resulting from either a complete or a partial failure is reduced by insurance proceeds that were either due and payable to or received by Intelsat. Insurance proceeds received in excess of the carrying value of the satellite are recorded as a gain and no impairment loss would be recognized. In the event the insurance proceeds equal the carrying value of the satellite, neither a gain nor an impairment loss is recognized.

During 2004, the Company recorded an impairment charge of $84,380 relating to the anomaly experienced by the IA-7 satellite. The details of the anomaly are described in Note 9.

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

(g) Business combinations

The Company’s business combinations are accounted for in accordance with the provisions set forth in SFAS No. 141, Business Combinations, whereby the net tangible and separately identifiable intangible assets acquired and liabilities assumed are recognized at their estimated fair market values at the acquisition date. The portion of the purchase price in excess of the estimated fair market value of the net tangible and separately identifiable intangible assets acquired represents goodwill. The allocation of the purchase price related to a business combination involves estimates and judgments made by management that may be adjusted during the allocation period, but in no case beyond one year from the date of the business combination.

(h) Goodwill and other intangible assets

Goodwill represents the excess of costs over the estimated fair value of net tangible and separately identifiable intangible assets of businesses acquired. Intelsat accounts for goodwill and other intangible assets in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill and other intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but are tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

(i) Impairment of long-lived and amortizable intangible assets

Intelsat accounts for long-lived and amortizable intangible assets in accordance with SFAS No. 144, which provides a single accounting model for long-lived assets to be held and used or to be disposed of by sale. SFAS No. 144 also changes the criteria for classifying an asset as held for sale, broadens the scope of businesses to be disposed of that qualify for reporting as discontinued operations and changes the timing of recognizing losses on such operations.

In accordance with SFAS No. 144, long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of are separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale are presented separately in the appropriate asset and liability sections of the balance sheet.

Goodwill and other intangible assets not subject to amortization are tested annually for impairment in accordance with SFAS No. 142, and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

recognized to the extent that the carrying amount exceeds the asset’s fair value. Intelsat has determined that it has one reporting unit, the enterprise level, under the criteria set forth by SFAS No. 142. During the fourth quarter of 2004, the Company completed its annual required assessment and determined no impairment of goodwill existed.

(j) Shareholders’ equity

On June 4, 2002, Intelsat amended its bye-laws to decrease the number of authorized ordinary shares from 650,000,000 ordinary shares with a par value of $1.00 per share to 216,666,666 2/3 ordinary shares with a par value of $3.00 per share, and to decrease the number of authorized preference shares from 7,500,000 preference shares with a par value of $1.00 per share to 2,500,000 preference shares with a par value of $3.00 per share. Accordingly, all share and per share amounts in these notes and the accompanying consolidated financial statements have been retroactively adjusted to reflect the share consolidation.

Following the Acquisition Transactions (as defined below), the number of authorized ordinary shares was reduced to 12,000. All of the Company’s shares are owned by Intelsat Holdings.

(k) Income taxes

Intelsat accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. SFAS No. 109 requires that the net deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the net deferred tax asset will not be realized.

(l) Fair value of financial instruments

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires management to disclose the estimated fair value of certain assets and liabilities defined by SFAS No. 107 as financial instruments. Financial instruments are generally defined by SFAS No. 107 as cash, evidence of ownership interest in equity, or a contractual obligation that both conveys to one entity a right to receive cash or other financial instruments from another entity and imposes on the other entity the obligation to deliver cash or other financial instruments to the first entity. Management believes that the carrying values of cash and cash equivalents, accounts receivable and accounts payable and accrued liabilities approximate their fair values because of the short maturity of these financial instruments. The fair values of the Company’s debt instruments are determined based on quoted market prices, as shown in Note 14.

(m) Concentration of credit risk

Intelsat provides satellite services and extends credit to numerous customers in the telecommunications industry, which has experienced a downturn, including a significant number of bankruptcies. To the extent that the credit quality of Intelsat’s customers deteriorates, Intelsat may have exposure to credit losses. Management monitors its exposure to credit losses and maintains allowances for anticipated losses. Management believes it has adequate reserves to cover its exposure.

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

(n) Currency and exchange rates

Substantially all customer contracts, capital expenditure contracts and operating expense obligations are denominated in U.S. dollars. Consequently, Intelsat does not believe that it is exposed to material currency exchange risk. However, contracts with Intelsat’s customers in Brazil are denominated in Brazilian reais. Transactions in other currencies are converted into U.S. dollars using rates in effect on the dates of the transactions.

(o) Comprehensive income

SFAS No. 130, Reporting Comprehensive Income, established standards for the reporting and displaying of comprehensive income and its components. Total comprehensive income for the years ended December 31, 2002, 2003 and 2004 included the Company’s net income (loss), the change in the market value of available-for-sale securities, and changes in the minimum pension liability.

(p) Stock-based compensation

The Company has two stock-based employee compensation plans, the 2001 Share Option Plan and the 2004 Share Incentive Plan, which are described more fully in Note 16. As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company uses the intrinsic method of measuring and recognizing employee stock-based transactions under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. Consequently, as all options granted under the 2001 Share Option Plan had an exercise price equal to the estimated fair value of the underlying ordinary shares on the date of grant, no stock-based employee compensation cost is reflected in net income for the 2001 Share Option Plan. However, stock-based employee compensation cost is reflected in net income for the 2004 Share Incentive Plan as it contained a liquidity mechanism which resulted in variable accounting and the requirement for recognition of compensation expense. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to its stock-based compensation.

	Years Ended December 31,
	2002	2003	2004
Net income (loss), as reported	$274,140	$181,119	$(38,679)
Add: compensation expense recognized in net income (loss), as reported	—	—	8,330
Deduct: total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(2,567)	(2,709)	(5,402)

Pro forma net income (loss)	$271,573	$178,410	$(35,751)

Earnings (loss) per share:
Basic and diluted—as reported	$1.66	$1.13	$(0.24)

Basic and diluted—pro-forma	$1.65	$1.11	$(0.22)

Upon closing of the Acquisition Transactions, all share options, restricted shares and restricted share units were cancelled. In consideration for such cancellation, our employees

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

were paid $15,232 in cash in the aggregate at the closing and up to a maximum of $19,531 will be accrued as deferred compensation and will generally be payable in cash to the employees in accordance with the vesting schedules of the original awards with respect to which the payments will be made. Of this maximum amount, $6,579 was accrued as of the closing date.

(q) Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.

(r) Income per ordinary share

Basic net income per ordinary share includes no dilution and is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Diluted net income per ordinary share includes potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised or converted into ordinary shares. Basic and diluted net income per ordinary share are identical for all periods presented as the dilutive effect of share options outstanding during the respective periods had no effect on earnings per share.

(s) Research and development

Research and development costs are expensed as incurred. These costs were insignificant in 2002, 2003 and 2004.

(t) Advertising costs

Advertising costs are expensed as incurred. These costs were insignificant in 2002, 2003 and 2004.

(u) Deferred satellite performance incentives

The cost of satellite construction includes an element of deferred consideration to satellite manufacturers referred to as satellite performance incentives. Intelsat is contractually obligated to make these payments over the lives of the satellites, provided the satellites continue to operate in accordance with contractual specifications. Historically, the satellite manufacturers have earned substantially all of these payments. Therefore, the Company accounts for these payments as deferred financing. The Company capitalizes the present value of these payments as part of the cost of the satellites and records a corresponding liability to the satellite manufacturers. These costs are amortized over the useful lives of the satellites and the liability is reduced as the payments are made.

(v) New accounting pronouncements

In December 2004, the Financial Accounting Standards Board, referred to as FASB, issued FASB Statement No. 123R (revised 2004), Share-Based Payment (SFAS 123R), which requires that the cost resulting from all share-based payment transactions be recognized in the financial

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

statements. This statement establishes fair value as the measurement objective in accounting for share-based payment arrangements and requires all entities to apply a fair-value-based measurement method in accounting for share-based payment transactions with employees except for equity instruments held by employee share ownership plans. This statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005 for public entities that do not file as a small business; and for nonpublic entities as of the beginning of the first annual reporting period that begins after December 15, 2005. The impact of this statement to Intelsat’s financial condition or results of operations have not yet been determined.

In December 2004, the FASB issued Statement No. 153 (FAS 153), Exchanges of Nonmonetary Assets-an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (APB 29). FAS 153 is based on the principle that nonmonetary asset exchanges should be recorded and measured at fair value of the assets exchanged, with certain exceptions. This standard requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance (as defined). This statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Intelsat does not expect this statement to have a material impact on its financial condition or results of operations.

Note 3 Acquisition of Intelsat by Intelsat Holdings

On January 28, 2005, Intelsat was acquired by Intelsat Holdings, a Bermuda company, for total cash consideration of approximately $3 billion, with pre-acquisition debt of approximately $1.9 billion remaining outstanding. Intelsat Holdings was formed at the direction of funds advised by or associated with Apax Partners Worldwide LLP and Apax Partners, Inc., referred to jointly as Apax Partners, Apollo Management V, L.P., referred to as Apollo, MDP Global Investors Limited, referred to as Madison Dearborn Partners, and Permira Advisers LLC, referred to as Permira. Each of Apax Partners, Apollo, Madison Dearborn Partners and Permira is referred to as a Sponsor and the funds advised by or associated with each Sponsor are referred to as an Investor Group. The Investor Groups collectively are referred to as the Investors and the transactions pursuant to which we were acquired by Intelsat Holdings, including the related financing transactions, are referred to as the Acquisition Transactions. Prior to the Acquisition Transactions, funds advised by or associated with Madison Dearborn Partners transferred less than 0.1% of their interest in Intelsat Holdings to an unaffiliated investment partnership. References to the Investors include this partnership.

As part of the acquisition transaction, the Investors contributed preferred and common equity to Intelsat Holdings. In addition, in connection with the acquisition transaction, Intelsat (Bermuda), Ltd. (“Intelsat Bermuda”) established a new $300,000 revolving credit facility, borrowed approximately $150,000 under a new $350,000 Term Loan B facility, referred to together as the Senior Secured Credit Facilities, and issued $1,000,000 of floating rate senior notes due 2012, $875,000 of 8 1/4% senior notes due 2013 and $675,000 of 8 5/8% senior notes due 2015, referred to collectively as the acquisition finance notes. Intelsat and certain subsidiaries of Intelsat Bermuda guaranteed the acquisition finance notes and the Senior Secured Credit Facilities. The proceeds from this equity contribution and the net proceeds from the borrowing

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

under the Senior Secured Credit Facilities and the acquisition finance notes, together with cash on hand, were used to consummate the transactions described above and to pay related fees and expenses.

On February 11, 2005, Intelsat and one of its subsidiaries, Zeus Special Subsidiary Limited, referred to as Finance Co., issued $478,700 in aggregate principal amount at maturity of 9 1/4% senior discount notes due 2015 yielding approximately $300 million net proceeds at issuance, referred to as the senior discount notes. On March 3, 2005, Intelsat Bermuda transferred substantially all of its assets to Intelsat Subsidiary Holding Company, Ltd. (“Intelsat Subsidiary Holding”). Intelsat Subsidiary Holding assumed substantially all of the then-existing liabilities of Intelsat Bermuda and Intelsat Bermuda became a guarantor of the obligations under the acquisition finance notes described above and the Senior Secured Credit Facilities. Following these transactions, Finance Co. was amalgamated with Intelsat Bermuda, and Intelsat Bermuda became an obligor on the senior discount notes. The proceeds of the offering of the senior discount notes, net of certain fees and expenses, were distributed by Intelsat Bermuda to its parent, Intelsat and by Intelsat to Intelsat Holdings. Intelsat Holdings used those funds to repurchase a portion of the outstanding preferred shares of Intelsat Holdings.

Note 4 Acquisitions

(a) COMSAT General Corporation transaction

On October 29, 2004, Intelsat acquired from COMSAT General Corporation, Lockheed Martin Global Telecommunications, LLC and COMSAT New Services, Inc. (collectively, the “COMSAT Sellers”) the COMSAT Sellers’ business of providing satellite-based communications services to the U.S. government and other customers in order to strengthen our position in providing services for government and other military service applications. Intelsat acquired this business for a purchase price of $90,330, net of assumed liabilities of $30,337 and estimated transaction costs of $1,500. The $30,337 in assumed liabilities includes a $10,000 accommodation fee to be paid in connection with Intelsat’s purchase of a launch vehicle from an affiliate of the COMSAT Sellers. Intelsat funded the acquisition by using cash on hand. The assets Intelsat acquired include certain customer and vendor contracts and accounts receivable, as well as rights to Federal Communications Commission, referred to as the FCC, and other governmental licenses, leased business premises and other related assets, including an ownership interest in a partnership that owns the Marisat-F2 satellite, which operates at 33.9° West with an orbital inclination in excess of 13 degrees. In addition, Intelsat assumed certain contractual commitments related to the business. We believe that this transaction was completed on arm’s-length terms. The financial results associated with the assets acquired in connection with the COMSAT General transaction are included in the Company’s consolidated financial statements beginning on October 29, 2004. In connection with the COMSAT General Transaction, Intelsat LLC entered into an agreement with Lockheed Martin Commercial Launch Services for the launch of an unspecified future satellite. This agreement provides that Intelsat LLC may terminate the agreement at its option, subject to the payment of a termination fee that is the greater of: (a) 50% of the launch service price and accommodation fee paid or due as of the effective date of the termination; or (b) $30,000.

The COMSAT General transaction was accounted for under the purchase method of accounting, whereby the purchase price was allocated to the assets acquired and liabilities

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

assumed based on their estimated fair market values at the date of acquisition. Independent third-party appraisers were engaged to perform valuations of certain of the tangible and intangible assets acquired. Based upon the appraisals received and management’s estimates, the purchase price was preliminarily allocated to the assets and liabilities acquired as follows:

Accounts receivable, net of allowance	$29,336
Customer relationships	19,400
Property and equipment	210
Goodwill	73,221
Accounts payable and accrued liabilities	(30,337)
Transaction costs	(1,500)

Total cash consideration, net of assumed liabilities and transaction costs	$90,330

The customer relationships above are estimated to have useful lives of four years. The goodwill resulting from this transaction is attributed to the value of an established business that provides services to the U.S. government and military.

Pursuant to the transaction agreement, the parties entered into a number of agreements, including the launch services agreement with an affiliate noted above and agreements relating to the provision of transition services by the COMSAT Sellers for a specified period of time after the closing of the transaction.

(b) Agreement to purchase the North American satellite assets of Loral Space & Communications Corporation

On March 17, 2004, Intelsat completed its purchase of certain of the satellites and related assets of Loral Space & Communications Corporation and certain of its affiliates (collectively, “Loral” or the “Sellers”) in order to enhance our global market position by adding full coverage of North America to the Intelsat satellite fleet and expanding our customer base in the broadcasting, cable television, corporate networking and government/military areas. Intelsat acquired these satellites and related assets for a purchase price of $967,063, net of assumed liabilities of $64,769 and transaction costs estimated at $14,538 in connection with the transaction, pursuant to an asset purchase agreement with the Sellers dated as of July 15, 2003. The assets that Intelsat acquired included four in-orbit satellites, one satellite under construction, the rights to six orbital locations and various assets relating to the satellites and the business that the Sellers conducted on the satellites, including customer contracts. In addition, Intelsat assumed certain specified contractual commitments of the Sellers relating to the acquired assets. Intelsat financed the Loral transaction with the proceeds from its issuance in November 2003 of its 5.25% senior notes due 2008 and its 6.50% senior notes due 2013. The financial results associated with the assets acquired in connection with the Loral transaction are included in the Company’s condensed consolidated financial statements beginning on March 17, 2004.

Under the original terms of the asset purchase agreement, Intelsat had also agreed to acquire the Telstar 4 satellite, which was declared a total loss in September 2003 due to a significant anomaly. In October 2003, the asset purchase agreement was amended to provide that Intelsat would not acquire ownership of Telstar 4. The Telstar 4 satellite was insured for $141,000, and in 2003 the Sellers filed an insurance claim for that amount. Under the asset

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

purchase agreement, Intelsat was entitled to any insurance proceeds paid in respect of the Telstar 4 failure, net of warranty payments to customers, and was required to reimburse the Sellers for payments made in respect of warranty claims made after Intelsat’s receipt of these insurance proceeds. Intelsat currently expects the warranty payments owed to customers to be approximately $1,157. At the date of acquisition, Intelsat recorded the $141,000 of expected insurance proceeds as an insurance receivable, and the $1,157 of expected warranty claims were included in accounts payable and accrued liabilities. Intelsat received all $141,000 of the insurance receivable during the second quarter of 2004.

The Loral transaction was accounted for under the purchase method of accounting, whereby the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. Independent third-party appraisers were engaged to perform valuations of certain of the tangible and intangible assets acquired. The purchase price allocation was finalized during the fourth quarter of 2004. Based upon the appraisals received and management’s estimates, the purchase price was allocated to the assets and liabilities acquired as follows:

Insurance receivable	$141,000
Satellites	597,403
Other assets	18,019
Customer relationships	66,946
Orbital locations	223,002
Deferred revenue	(61,388)
Accounts payable and accrued liabilities	(3,381)
Transaction costs	(14,538)

Total cash consideration, net of assumed liabilities and transaction costs	$967,063

The appraised fair value of the assets acquired exceeded the purchase price plus liabilities assumed resulting in negative goodwill, which was allocated proportionately among the acquired long-lived assets.

The customer relationships above are estimated to have useful lives of 14 years. Pursuant to the asset purchase agreement, in March 2004 Intelsat entered into a procurement agreement with Space Systems/Loral, Inc. (“SS/L”) for a new satellite. At the time of the closing of the Loral transaction, Intelsat paid to SS/L a deposit of $50,000, which is recorded in other assets, as prepayment for a portion of the purchase price of the new satellite. SS/L’s obligations under the procurement agreement have been secured by SS/L and its affiliates’ interests in an in-orbit satellite, insurance proceeds relating to the satellite and other collateral.

The unaudited pro forma results of operations provided below for the years ended December 31, 2003 and 2004 are presented as though the Loral and COMSAT General transactions had occurred at the beginning of the periods presented, after giving effect to purchase accounting adjustments relating to depreciation and amortization of the Loral acquired assets, elimination of intercompany revenue and cost of sales for the COMSAT General business and other acquisition-related adjustments in connection with the Loral and COMSAT General transactions. The pro forma results of operations are not necessarily indicative of the combined results that would have

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

occurred had the acquisition been consummated at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

	Year ended December 31, 2003	Year ended December 31, 2004
	(unaudited)
Revenue	$1,204,217	$1,177,435
Income from continuing operations	$198,411	$35,869
Basic and diluted income from continuing operations per ordinary share	$1.24	$0.22

(c) COMSAT World Systems acquisition

On November 25, 2002, Intelsat acquired most of the assets and certain liabilities of COMSAT World Systems, a business unit of COMSAT Corporation (“COMSAT”), and of COMSAT Digital Teleport, Inc., a subsidiary of COMSAT. COMSAT is a wholly owned subsidiary of Lockheed Martin Corporation, which, prior to the consummation of the Acquisition Transactions, was Intelsat’s largest shareholder. COMSAT World Systems was a reseller of Intelsat capacity to customers located in the United States. The assets acquired included substantially all of COMSAT World Systems’ customer contracts for the sale of Intelsat’s capacity; two tracking, telemetry, command and monitoring (TTC&M) stations located in Clarksburg, Maryland and Paumalu, Hawaii; and a digital teleport facility in Clarksburg, Maryland. The purchase price for this transaction consisted of $56,033 in cash, the assumption of $57,687 in liabilities and a $20,000 7% note payable due in four installments of $5,000 each on January 1, 2007, 2008, 2009, and 2010. However, if as of the second, third or fourth of such installment payment dates, we are not operating TTC&M facilities at the Clarksburg, Maryland location and certain triggering events described in the note have occurred, we will not be obligated to pay the $5,000 installment due on such payment date or any other installment payments that would otherwise become due on subsequent payment dates. Additionally, Intelsat incurred $1,047 in transaction costs in connection with this acquisition.

The acquisition was accounted for under the purchase method of accounting, whereby the purchase price was allocated to the assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. Independent third-party appraisers were engaged to perform valuations of certain of the tangible and intangible assets acquired. The purchase price allocation was finalized during the fourth quarter of 2003.

Based upon the appraisals received and management’s estimates, the purchase price was allocated to the assets and liabilities acquired as follows:

Receivables, net of allowance of $13,734	$13,069
Property and equipment	26,812
Deferred tax asset	8,236
Other assets	1,580
Goodwill	57,608
Intangible assets	27,462
Accounts payable and accrued expenses	(57,687)

Total consideration, net of assumed liabilities	$77,080

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

(d) Other acquisitions

During 2002, the Company acquired teleport operations in Riverside, California and Fuchsstadt, Germany, in two separate transactions for a total purchase price of $6,416. In each of these transactions, substantially all of the purchase price was allocated to property and equipment acquired.

Note 5 Disposal of investment in consolidated affiliate

In February 2003, Intelsat Hong Kong LLC (“Intelsat Hong Kong”) entered into a subscription and shareholders agreement with TVB Satellite TV Holdings Limited (“TVB Holdings”) and Galaxy Satellite TV Holdings Limited, referred to as Galaxy Holdings, pursuant to which Intelsat Hong Kong agreed to acquire a 51% stake in Galaxy Holdings. In connection with the agreement, Galaxy Holdings acquired the outstanding shares of Galaxy Satellite Broadcasting Limited, referred to as Galaxy Satellite, which holds licenses to provide pay television and teleport services in Hong Kong and launched a pay television service in February 2004. TVB Holdings held the remaining 49% stake in Galaxy Holdings. Under the agreement, Intelsat Hong Kong’s total contribution was approximately $69,500, comprised of approximately $53,000 in cash payable in installments in 2003, 2004 and 2005 and approximately $16,500 in kind in the form of satellite capacity to be provided to Galaxy Satellite.

On September 16, 2004, Intelsat entered into an agreement to dispose of its investment in Galaxy Holdings in order to focus on its core business of providing satellite capacity and related communications services. Under the agreement, Intelsat transferred to TVB Holdings all of Intelsat’s right, title and interest in its shares in Galaxy Holdings on December 28, 2004. In addition, Intelsat is no longer required to make a cash contribution of approximately $10,300 that would have been due in February 2005. An agreement relating to Intelsat’s in-kind contribution of satellite capacity on the IS-709 satellite will terminate on March 31, 2005.

During September 2004, Intelsat reviewed its investment in Galaxy Holdings for impairment given its plan to dispose of the investment. As a result of this review, Intelsat recorded a non-cash impairment charge of $21,501 to write down the long-lived asset group of the discontinued operations to its estimated fair value. Given Intelsat’s transfer of its right, title and interest in its shares in Galaxy Holdings on December 28, 2004, Intelsat removed all assets and liabilities of Galaxy Holdings from its books as of December 31, 2004.

As a result of the disposition agreement, Intelsat’s condensed consolidated financial statements reflect the investment in Galaxy Holdings as a discontinued operation. TVB Holdings’ interest in the net assets of Galaxy Holdings and Galaxy Satellite is reflected in the consolidated financial statements as a minority interest in discontinued operations. Intelsat has restated its financial statements for all prior periods contained in this annual report to reflect Galaxy Holdings as a discontinued operation.

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

The summary of operating results from discontinued operations is as follows:

	Year ended December 31, 2003	Year ended December 31, 2004
Revenue	$6,770	$9,593
Operating expenses	(7,452)	(46,140)
Depreciation and amortization	(2,749)	(6,477)
Interest and other expense, net	(726)	(1,160)

Net loss	(4,157)	(44,184)
Minority interest	2,037	21,756
Impairment of long-lived assets	—	(21,501)

Net loss from discontinued operations, net of tax and minority interest	$(2,120)	$(43,929)

Assets and liabilities of discontinued operations consisted of the following:

December 31, 2003
Cash and cash equivalents	$24,502
Property, plant and equipment	30,732
Other assets	2,446

Assets of discontinued operations	$57,680

Accounts payable and accrued expenses	$5,280
Deferred revenue	1,201
Loans payable	15,910

Liabilities of discontinued operations	$22,391

Minority interest of discontinued operations	$15,115

Intelsat does not allocate interest to discontinued operations.

Note 6 Restricted cash

Restricted cash as of December 31, 2003 related to $700,000 of the $1,100,000 in aggregate principal amount of Intelsat’s senior notes issued in November 2003 that mature in 2008 and 2013. An aggregate of $700,000 in principal amount of the 2008 notes and 2013 notes was subject to mandatory redemption as at December 31, 2003 upon the occurrence of specified mandatory redemption events. The remaining $400,000 in aggregate principal amount of the 2008 notes and 2013 notes was not subject to mandatory redemption.

As of December 31, 2004, the $700,000 in restricted cash was no longer subject to mandatory redemption, as none of the mandatory redemption events had occurred by the date specified for their occurrence. Substantially all of the proceeds from the Company’s issuance in November 2003 of the 5.25% senior notes due 2008 and the 6.50% senior notes due 2013, including the $700,000 in restricted cash, were used to pay the $967,063 cash purchase price for the Loral transaction and the $50,000 deposit for the new satellite procured from SS/L.

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

Note 7 Receivables

Receivables were comprised of the following:

	As of December 31,
	2003	2004
Service charges:
Unbilled	$87,381	$75,212
Billed	158,821	177,082
Other	11,697	11,343
Allowance for doubtful accounts	(32,110)	(35,343)

Total	$225,789	$228,294

Unbilled satellite utilization charges represent amounts earned and accrued as receivable from customers for their usage of the Intelsat satellite system in the fourth quarter of the year. These amounts were billed in January of the following year.

The insurance receivable of $58,320 represents a refund from insurers in connection with the IA-8 satellite launch insurance. We have in place insurance to cover the launch and 180 days of in-orbit operations of the IA-8 satellite in an amount approximating the net book value of the satellite. This insurance will expire if the satellite is not launched before December 31, 2005. Due to the delay in launching the IA-8 satellite (see Note 9 for further discussion), the insurers agreed to refund 90% of the premiums previously paid. Intelsat received the $58,320 refund during the first quarter of 2005.

Note 8 Satellites and other property and equipment

Satellites and other property and equipment were comprised of the following:

	As of December 31,
	2003	2004
Satellites, launch vehicles and services	$6,329,749	$7,055,520
Information systems and ground segment	681,797	681,252
Washington, D.C. building and other	224,856	235,490

Total cost	7,236,402	7,972,262
Less: accumulated depreciation	(3,973,532)	(4,334,905)

Total	$3,262,870	$3,637,357

Satellites and other property and equipment as of December 31, 2003 and 2004 included construction-in-progress of $197,228 and $227,403, respectively. These amounts relate primarily to satellites under construction and related launch services. Interest costs of $52,406, $17,912 and $21,452 were capitalized in 2002, 2003 and 2004, respectively.

Note 9 Satellite developments

On November 28, 2004, the Company’s IA-7 satellite experienced a sudden anomaly in its north electrical distribution system that resulted in the loss of control of the satellite and the

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

interruption of customer services on the satellite. In accordance with its existing satellite anomaly contingency plan, the Company made alternative capacity available to all of its IA-7 satellite customers, and most of these customers accepted that capacity. The Company provided alternative capacity primarily on other satellites in the Intelsat Americas fleet and on the IS-707 satellite, and in some cases using capacity that it purchased from other satellite operators. On November 30, 2004, following an intensive recovery effort, the Company was able to regain command and control of the IA-7 satellite, and it was placed back in service following extensive testing. The Company has determined that the north electrical distribution system on the IA-7 satellite and the communications capacity associated with it are not operational, but the south electrical distribution system and associated communications capacity are operating normally. In addition, the IA-7 satellite has lost redundancy in nearly all of its components. As a result, the IA-7 satellite faces an increased risk of loss in the future. Currently, 22 of the IA-7 satellite’s 48 C-band and Ku-band transponders, which are all powered by the south electrical distribution system, have been tested, are performing normally and are available for service to Intelsat’s customers. In addition, some of these transponders are currently being used by Intelsat’s customers. The Company recorded an $84,380 non-cash impairment charge during the fourth quarter of 2004 to write down the IA-7 satellite, which was not insured, to its estimated fair value following the anomaly. The estimated fair value of the IA-7 satellite was determined based on a cost method with the assistance of an independent third-party appraiser.

The Company temporarily delayed the launch of the IA-8 satellite (acquired in connection with the Loral transaction described in Note 4 above), previously scheduled for December 2004, pending the outcome of a failure review board investigation of the IA-7 anomaly. The failure review board has determined that the IA-8 satellite does not include the same design flaw that it identified as the likely root cause of the IA-7 anomaly. The Company currently expects the launch of the IA-8 satellite to occur during the second or third quarter of 2005, although the exact launch date has not yet been determined.

On January 14, 2005, the Company’s IS-804 satellite experienced a sudden and unexpected electrical power system anomaly that resulted in the total loss of the satellite. In accordance with its existing satellite anomaly contingency plans, the Company has made alternative capacity available to its IS-804 satellite customers both on other Intelsat satellites and on other operators’ satellites. As a result, the Company has leased capacity from New Skies Satellites N.V. (“New Skies”). The Company expects to record a non-cash impairment charge of approximately $73,000 during the first quarter of 2005 to write off the value of the IS-804 satellite, which was not insured.

Note 10 Termination of Intelsat’s order for the IS-10-01 satellite

In November 2002, Intelsat terminated its order for the IS-10-01 satellite, due to the manufacturer’s significant postponement in the delivery date of the satellite. As a result of this termination, Intelsat recorded a charge to its consolidated statement of operations of $34,358, representing the write-off of capitalized satellite program costs, including satellite construction costs, launch vehicle costs, program office costs, capitalized interest and ground network costs, net of the refund due from the manufacturer of the satellite and the launch vehicle deposit described below. In connection with its decision to terminate its order for the IS-10-01 satellite, Intelsat agreed with one of its launch vehicle providers, Sea Launch Limited Partnership (“Sea Launch”), to treat most of the payments made for the launch vehicle that could have been used

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

for the launch of the IS-10-01 satellite as a credit for a future launch. Intelsat recorded a deposit of the minimum possible credit under its agreement with Sea Launch, net of certain expenses, of $23,150. During 2003, Intelsat was notified by Sea Launch that under the terms of the agreement the credit to which Intelsat is entitled would not be subject to further reduction. Because Intelsat’s credit with Sea Launch was fixed at an amount greater than the expected credit based on which Intelsat recorded the $23,150 deposit, during the year ended December 31, 2003, Intelsat reversed $3,000 of the $34,358 charge recorded for the year ended December 31, 2002, resulting in a deposit of $26,150 as of December 31, 2003. In addition, Intelsat made guarantee payments through December 31, 2004, which are reflected as increases to the deposit, of $1,400 and there was an adjustment made of $100, together resulting in a deposit of $27,650 as of December 31, 2004. However, if Intelsat does not place an order for a future launch by July 31, 2005, Sea Launch has the right to terminate the agreement, in which case Intelsat will incur a termination liability of up to $16,475, in addition to forfeiture of the $27,650 deposit, for a total obligation of not greater than $44,125. We are presently in discussions with Sea Launch regarding an extension of the July 31, 2005 expiration date.

Note 11 Investment in affiliate

In December 2002, Intelsat entered into an agreement with WildBlue Communications, Inc. (“WildBlue”) to acquire a minority stake in WildBlue for a purchase price of $58,000. WildBlue is a company that plans to offer broadband Internet access services in the continental United States via Ka-band satellite capacity. The transaction closed on April 21, 2003, at which time the Company contributed $56,513 in cash to WildBlue. This amount represented the $58,000 total purchase price for the Company’s investment in WildBlue net of a loan receivable for interim funding to WildBlue, plus accrued interest, and net of certain expenses incurred by Intelsat that were reimbursable by WildBlue. Intelsat applies the equity method to account for its investment in WildBlue. Therefore, Intelsat’s share in the losses of WildBlue, which were not significant to the Company’s consolidated results of operations for the years ended December 31, 2003 and 2004, are included in other income, net in Intelsat’s consolidated statements of operations. Intelsat’s consolidated balance sheets at December 31, 2003 and 2004 reflect the investment in WildBlue and the Company’s share of the results of operations of WildBlue from the date of Intelsat’s initial investment through December 31, 2004 as an investment in affiliate.

Note 12 Goodwill and other intangible assets

The carrying amount and accumulated amortization of acquired intangible assets subject to amortization consisted of the following:

	As of December 31,
	2003	2004
Customer relationships	$26,824	$113,170
Business application software	638	638

Subtotal	27,462	113,808
Less: accumulated amortization	(2,257)	(9,196)

Total	$25,205	$104,612

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

During the year ended December 31, 2004, the Company acquired customer relationships in connection with the closing of the Company’s purchase of certain satellites and related assets from Loral (as described in Note 4). These customer relationships were valued at $66,946 as part of the purchase price allocation.

During the year ended December 31, 2004, the Company acquired customer relationships in connection with the closing of the Company’s purchase of COMSAT General (as described in Note 4). These customer relationships were valued at $19,400 as part of the purchase price allocation.

Customer relationships have average lives ranging from four to fourteen years. Business application software has an average life of two years and was fully amortized at December 31, 2004. The Company recorded no amortization expense for the year ended December 31, 2002. The Company recorded amortization expense of $2,257 and $6,939 for the years ended December 31, 2003 and 2004, respectively.

Scheduled amortization charges for the intangible assets as of December 31, 2004 are as follows:

Customer Relationships
2005	$11,521
2006	11,548
2007	11,548
2008	10,739
2009	6,698
2010 and thereafter	52,558

Total	$104,612

The carrying amount of acquired intangible assets not subject to amortization consisted of the following:

	As of December 31,
	2003	2004
Goodwill	$57,608	$130,829
Orbital locations	$—	$255,002

On January 1, 2002, the Company adopted SFAS No. 142, which provides that intangible assets with finite useful lives be amortized and that goodwill and other intangible assets with indefinite lives not be amortized but rather be tested for impairment annually or when a change in circumstances occurs. Intelsat has determined under the criteria set forth by SFAS No. 142 that, for such impairment testing, the Company has only one reporting unit, which is at the enterprise level.

During the year ended December 31, 2004, the Company acquired rights to six orbital locations in connection with the closing of the Loral transaction, as described in Note 4 above. The rights to these orbital locations were valued at $223,002 at the date of acquisition. In addition, as described in Note 24 below, Intelsat paid $32,000 to New Skies to resolve a priority

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

issue relating to rights to one of these orbital locations. Because the rights to these six orbital locations have been deemed to have indefinite useful lives, they will not be subject to amortization expense. However, they will be tested for impairment annually or when a change in circumstances occurs.

During the fourth quarters of 2003 and 2004, the Company completed its required annual assessment of any potential impairment of goodwill and determined that there were no impairments.

Note 13 Termination of portion of deferred satellite performance incentive liability

In June 2003, Intelsat LLC entered into amendments to its satellite construction agreements with SS/L, pursuant to which Intelsat terminated a portion of its liability to SS/L to make satellite performance incentive payments for the Intelsat VII/VIIA and IX series satellites manufactured by SS/L in exchange for a total cash payment of $60,000. Intelsat’s obligation to pay the portions of these incentive payments that are payable by SS/L to its subcontractors has not been terminated, and Intelsat will continue to be required to make payments as due with respect to these portions.

The amendments provide for SS/L to remain liable under its satellite construction agreements with Intelsat LLC for amounts that may become due in connection with SS/L’s failure to provide satellite anomaly support as requested by Intelsat or in connection with other specified matters. As security for SS/L’s obligation to pay any such amounts that become due, $5,000 of the $60,000 cash payment is being held in escrow, and SS/L is obligated to maintain a minimum balance of $5,000 in the escrow account until the orbital design lives of all of the Intelsat VII/VIIA and IX series satellites have ended. Other than with respect to the specified situations in which SS/L remains liable, Intelsat has no further financial recourse to SS/L under the terms of the amended satellite construction agreements. On June 30, 2003, Intelsat paid $53,351 of the $60,000 cash payment due in connection with the amendments to the satellite construction agreements. At the time that this payment was made, Intelsat recorded a $95,051 reduction in its total satellite performance incentive payment liability, a $36,455 net reduction in the cost of its satellites and other property and equipment and a $1,404 reduction in accrued interest. In July 2003, Intelsat paid the $6,649 remaining to be paid of the $60,000 total cash payment.

This accounting treatment reflects the renegotiation of a contract pursuant to which a portion of Intelsat’s existing satellite performance incentive liability was terminated, the portion of the Company’s satellite costs that was attributable to these performance incentives was written off and the amount of the Company’s payment was treated as the renegotiated value of these performance incentives and capitalized as part of the cost of the satellites.

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

Note 14 Notes payable, long-term debt and other financing arrangements

The carrying amounts and estimated fair values of notes payable and long-term debt were as follows:

	As of December 31,
	2003		2004
	Amount	Fair Value	Amount	Fair Value
Commercial paper	$—	$—	$—	$—
Eurobond 8.125% Notes due February 28, 2005	200,000	211,832	200,000	201,100
5.25% Senior Notes due November 1, 2008	400,000	409,968	400,000	385,000
Discount, net of amortization, on the 5.25% Senior Notes due November 1, 2008	(98)	—	(79)	—
7.625% Senior Notes due April 15, 2012	600,000	678,660	600,000	577,500
Discount, net of amortization, on the 7.625% Senior Notes due April 15, 2012	(3,700)	—	(3,368)	—
6.50% Senior Notes due November 1, 2013	700,000	734,020	700,000	626,500
Discount, net of amortization, on the 6.50% Senior Notes due November 1, 2013	(2,117)	—	(1,958)	—
Note payable to Lockheed Martin Corporation, 7%, payable in annual installments of $5,000, beginning January 1, 2007	20,000	20,000	20,000	20,000
Capital lease obligations	40,263	40,263	33,540	33,540

Total long-term debt	$2,354,348	$2,505,615	$1,948,135	$1,843,640

Less:
Commercial paper	—	—	—	—
Current portion of capital lease obligations	5,290	5,290	5,569	5,569
Notes payable	1,098,591	1,140,156	200,000	201,100

Total current portion	$1,103,881	$1,145,446	$205,569	$206,669

Total long-term debt, excluding current portion	$1,250,467	$1,360,169	$1,742,566	$1,636,971

The fair values of the $400,000 in aggregate principal amount of 5.25% senior notes due 2008, the $600,000 in aggregate principal amount of 7.625% senior notes due 2012 and the $700,000 in aggregate principal amount of 6.50% senior notes due 2013 were based on publicly quoted prices. The fair value of the note payable to Lockheed Martin Corporation is assumed to be equal to the book value of such note. The payment of up to $15,000 of the $20,000 note payable to Lockheed Martin Corporation is contingent upon the non-occurrence of certain events that are outside the control of the Company, such as certain governmental actions relating to use of the Clarksburg, Maryland facility that the Company acquired in connection with the COMSAT World Systems transaction (see Note 4(c)). Because of the contingency associated with the note payable to Lockheed Martin Corporation, the Company does not believe that it is practicable to determine the fair value of this note. The Company believes the carrying values of the capital leases approximate their fair value.

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

During 2003, the average daily balance of commercial paper borrowings outstanding was approximately $17,884, at an average effective borrowing rate of 1.4% per annum. During 2004 there were no commercial paper borrowings outstanding. In December 2004, Intelsat canceled its commercial paper program.

In November 2003, Intelsat issued $400,000 in aggregate principal amount of 5.25% senior notes due 2008 and $700,000 in aggregate principal amount of 6.50% senior notes due 2013. Intelsat used the net proceeds from the sale of such notes to finance the Loral transaction and for general corporate purposes. The discount on the senior notes represents the difference between the issue price and the face value of the notes. Additionally, the Company incurred debt issuance costs of approximately $23,600. Both the discount and the debt issuance costs are amortized as interest expense over the life of the senior notes utilizing the effective interest method. An aggregate of $700,000 in principal amount of the senior notes was subject to mandatory redemption at December 31, 2003 upon the occurrence of specified mandatory redemption events. The remaining $400,000 in aggregate principal amount of the senior notes was not subject to mandatory redemption. As of December 31, 2004, the $700,000 was no longer subject to mandatory redemption as none of the mandatory redemption events had occurred by the date specified for their occurrence.

In December 2003, Intelsat entered into a credit agreement with a group of banks for an $800,000 three-year unsecured credit facility, consisting of a $400,000 term loan facility and a $400,000 revolving facility. The credit facility was to expire in March 2007. Upon the closing of the $800,000 credit facility in March 2004, the $400,000 revolving facility replaced a $500,000 three-year unsecured revolving credit facility that Intelsat had previously had in place and under which no funds had been borrowed. Intelsat borrowed $200,000 under the $400,000 term loan facility to repay its $200,000 in principal amount of Dragon bond 6.625% notes due March 22, 2004. This borrowing under the term loan facility was repaid in September 2004 using cash on hand. The Company could only have used the remaining $200,000 of the term loan portion of the facility to repay the $200,000 in principal amount of Eurobond 8.375% notes due October 14, 2004. Instead of borrowing under the term loan portion of the facility, Intelsat repaid the $200,000 in principal amount of Eurobond 8.375% notes due October 14, 2004 using cash on hand. As of December 31, 2004, Intelsat had no borrowings outstanding under the credit facility. Intelsat’s $800,000 credit facility contained financial and operating covenants that, among other things, require the Company to maintain financial coverage ratios, limit the Company’s ability to pledge assets as security for additional borrowings and limit the Company’s ability to pay dividends on its ordinary shares. As of December 31, 2004, Intelsat was in compliance with these covenants.

In January 2005, the $800,000 credit facility was replaced with a $650,000 secured credit facility, consisting of a $350,000 six-and-one-half-year term loan facility and a $300,000 six-year revolving facility. On January 28, 2005, at the close of the Acquisition Transactions, Intelsat borrowed $150,000 under the term loan facility. An additional $200,000 was borrowed on February 28, 2005 under the term loan facility to repay the $200,000 in principal amount of Eurobond 8.125% notes maturing on that day. Intelsat’s $650,000 secured credit facility contains financial and operating covenants that, among other things, require the Company to maintain financial coverage ratios, limit the Company’s ability to pledge assets as security for additional borrowings and limit the Company’s ability to pay dividends on its ordinary shares. The obligations under the $650,000 secured credit facility are guaranteed by Intelsat, Intelsat

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

Bermuda and certain of Intelsat Subsidiary Holding’s subsidiaries. The obligations under the $650,000 secured credit facility are also secured by a perfected first priority security interest to the extent legally permissible in substantially all of Intelsat Subsidiary Holding’s and the guarantors’ tangible and intangible assets, with certain exceptions.

Of Intelsat’s capital leases, one had an obligation of $65,757, incurred in 1999, in connection with a lease agreement to acquire additional satellite capacity. The remaining capital leases are insignificant to the consolidated financial statements. As of December 31, 2004, the remaining capital lease obligations amounted to $33,540, of which $27,971 was long-term and $5,569 was current.

Note 15 Retirement plans and other retiree benefits

(a) Pension and other post-retirement benefits

Intelsat maintains a noncontributory defined benefit retirement plan covering substantially all employees hired prior to July 19, 2001. The cost under the defined benefit retirement plan is calculated by an actuary using a formula based upon employees’ remuneration, dates of hire and years of eligible service. Intelsat has historically funded the defined benefit retirement plan based on actuarial advice using the projected unit credit cost method. Concurrent with Intelsat’s privatization in 2001, the defined benefit retirement plan became subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and, as such, Intelsat expects that its future contributions to the defined benefit retirement plan will be based on the minimum requirements of the Internal Revenue Service and on the plan’s funded position. Employees hired on or after July 19, 2001 are eligible to participate in a defined contribution plan (see Note 15(b)). In addition, Intelsat provides health benefits for employees hired prior to January 1, 2004 who retire at or after age 60 with five years of consecutive service or after age 55 with ten years of consecutive service. The cost under this unfunded plan is calculated by an actuary based on the level of benefits provided, years of service and certain other factors. The Medicare drug program was enacted as part of the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the “Medicare Act”) and generally takes effect on January 1, 2006. Intelsat has not yet assessed the effect of the Medicare Act on the obligations and costs of the retiree medical plan.

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

The following tables provide summaries of the projected benefit obligations, plan assets and funded status of the plans as of December 31, 2003 and 2004 based on valuation dates of September 30, 2003 and 2004.

	Pension Benefits		Other Post-retirement Benefits
	2003	2004	2003	2004
Change in benefit obligation
Benefit obligation, October 1,	$280,269	$308,127	$54,389	$80,538
Service cost	5,765	5,942	5,177	4,179
Interest cost	19,030	18,078	3,780	4,009
Benefits paid	(18,056)	(19,891)	(2,515)	(2,675)
Plan amendments	—	—	(1,733)	(4,411)
Acquisitions	7,149	—	5,154	—
Curtailment	—	1,356	(2,584)	(521)
Actuarial (gain)/loss	13,969	17,695	18,870	(8,847)

Benefit obligation, September 30,	$308,126	$331,307	$80,538	$72,272

Change in plan assets
Plan assets at fair value October 1,	$211,939	$279,034	$—	$—
Actual return on plan assets	38,671	38,147	—	—
Acquisitions	6,031	—	—	—
Contributions by Intelsat	40,000	—	—	—
Benefits paid	(17,607)	(19,441)	—	—

Plan assets at fair value September 30,	$279,034	$297,740	$—	$—

Funded status of the plans
Funded status of the plans	$(29,092)	$(33,567)	$(80,538)	$(72,272)
Unrecognized net (gain)/loss	56,827	57,241	7,609	(1,238)
Unrecognized prior service cost	1,216	948	(1,733)	(4,839)
Unrecognized transition obligation	326	285	—	—
Fourth-quarter contributions to the plans	114	129	699	1,004
Intangible asset	—	—	—	—
Amount included in other comprehensive income	(2,067)	(2,164)	—	—

Accrued benefits costs, December 31,	$27,324	$22,872	$(73,963)	$(77,345)

Discount rate	6.00%	5.75%	6.00%	5.75%
Expected rate of return on plan assets	9.00%	9.00%	—	—
Rate of compensation increase	3.75%	3.50%	—	—

During 2003, the Company made $40,000 in cash contributions to the defined benefit retirement plan. However, the plan’s accumulated benefit obligation at September 30, 2003 still exceeded the fair value of its assets. As a result, the Company adjusted the minimum pension liability such that as of December 31, 2003, $19,457 of the net additional minimum pension liability of $21,524 was reversed along with the $2,340 previously recorded in other assets. The effect of this adjustment resulted in the Company having an additional minimum pension liability of $2,067, or $1,270 after tax, recorded as accumulated other comprehensive loss as of December 31, 2003. During 2004, the Company recorded an additional minimum pension liability of $97.

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

Plan assets include investments in equity and bond funds, U.S. government securities and liquid reserve funds.

The weighted-average asset allocation of our pension plan assets at September 30 were:

Asset Category	2003	2004
Equity securities	63%	66%
Debt securities	33	34
Cash equivalents	4	—

Total 100%	100%	100%

The Company’s pension plan assets are managed in accordance with an investment policy adopted by the pension committee. The investment policy currently includes target allocation percentages of 65% for investments in equity securities and 35% for investments in fixed income securities. There is typically no allocation to cash but there was a cash contribution made on September 30, 2003 to the pension plan assets that had yet to be invested as of that date. There are restrictions on investment managers to prevent the concentration of investments in the securities of any one company or industry, the purchase of tax-exempt securities, direct investments in commodities and short sales and to impose other restrictions. The expected long-term rate of return on plan assets was based on historical returns.

The Company expects to contribute $515 to its defined benefit retirement plan during 2005 and it does not expect to make any contributions to its post-retirement health insurance plan, which is an unfunded plan.

Net periodic pension and other post-retirement benefits costs include the following components for 2002, 2003 and 2004:

	Pension Benefits			Other Post-retirement Benefits
	2002	2003	2004	2002	2003	2004
Service cost	$4,002	$5,765	$5,942	$3,647	$5,177	$4,179
Interest cost	18,943	19,030	18,078	3,706	3,780	4,009
Expected return on plan assets	(22,179)	(22,054)	(23,811)	—	—	—
Amortization of unrecognized transition asset	41	41	41	—	—	—
Amortization of unrecognized prior service cost	66	49	46	—	—	(877)
Amortization of unrecognized net loss (gain)	181	595	2,946	(531)	(809)	—

Total costs	$1,054	$3,426	$3,242	$6,822	$8,148	$7,311

Depending upon actual future health care claims experience, Intelsat’s actual costs may vary significantly from those projected above. As of September 30, 2003, the assumed health care cost trend rate was a constant 7%. As of September 30, 2004, the assumed health care cost trend rate was 10%. This rate was assumed to decrease gradually to 6% by the year 2008 and to remain at that level of annual increase thereafter.

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

Increasing the assumed health care cost trend rate by 1% each year would increase the other post-retirement benefits obligation as of September 30, 2004 by $6,974. Decreasing this trend rate by 1% each year would reduce the other post-retirement benefits obligation as of September 30, 2004 by $6,202. A 1% increase or decrease in the assumed health care cost trend rate would have increased or decreased the net periodic other post-retirement benefits cost for 2004 by $651 and $599, respectively.

The benefits expected to be paid in each of the next five years and in the aggregate for the five years thereafter are as follows:

	Pension Benefits	Other Post- retirement Benefits
2005	$19,100	$3,715
2006	19,844	3,771
2007	20,788	4,111
2008	21,823	4,451
2009	23,523	4,765
2010 and thereafter	155,178	29,620

	$260,256	$50,433

(b) Other retirement plans

Intelsat maintains two defined contribution retirement plans in the United States. One of these plans provides benefits to employees based in the United States who were hired before July 19, 2001, and the other plan provides benefits to employees based in the United States hired on or after July 19, 2001. The Company recognized compensation expense of $2,167, $2,666 and $3,042 during 2002, 2003 and 2004 related to these defined contribution retirement plans. Intelsat also maintains an unfunded deferred compensation plan for executives; however, benefit accruals under the plan were discontinued during 2001. The accrued liability for the deferred compensation plan for executives was $1,542 and $1,544 as of December 31, 2003 and 2004, respectively. Intelsat maintains other defined contribution retirement plans in several non-U.S. jurisdictions.

Note 16 Share option plan

In July 2001, Intelsat established a share option plan. Under the share option plan, employees, directors, independent contractors, advisors and consultants are eligible to receive awards of share options. The maximum number of ordinary shares that may be issued under the share option plan is 3,333,333.

The share option plan enables the holder of options to purchase ordinary shares at a specified exercise price. The exercise price is established on the date of grant and may not be less than the fair market value of the ordinary shares on that date. Options generally vest over a three-year period, in equal one-third installments on each of the first, second and third anniversaries of the date of grant, with a term not to exceed ten years. In general, the options granted, once vested, may be exercised only after the earlier of the first anniversary of Intelsat’s initial public equity offering and the third anniversary of the date of grant. As of December 31, 2004 options to purchase 2,852,538 ordinary shares were outstanding under the share option plan.

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

In January 2004, Intelsat’s board of directors approved a 2004 share incentive plan and the reservation of ordinary shares for issuance under the plan, subject to the approval of the Company’s shareholders. The 2004 share incentive plan, the reservation of ordinary shares for issuance under the plan and the issuance of ordinary shares under the plan were approved by Intelsat’s shareholders at a special general meeting of shareholders held in March 2004. As of December 31, 2004, there were 594,269 restricted shares, 128,381 restricted share units and options to purchase 3,540,165 ordinary shares outstanding under this plan, as amended. The 594,269 restricted shares are included in the accompanying consolidated balance sheet as issued as of December 31, 2004 but are excluded from the computation of basic earnings per share.

The awards under the 2004 share incentive plan provided a liquidity feature whereby the holders of the equity awards could require the Company to repurchase the underlying ordinary shares at any time after vesting at the then estimated fair market value. This liquidity mechanism resulted in variable accounting, measured in accordance with FIN 28, Accounting for Stock Appreciation Rights and other Variable Stock Option or Award Plans, for the equity awards that required the Company to re-measure the intrinsic value of the equity awards at each reporting period and recognize compensation expense, along with a corresponding liability due to the share repurchase features, based on the equity awards’ vesting schedules. In connection with the acquisition of Intelsat by Intelsat Holdings, as described in Note 3, the fair value of these awards was fixed at $18.75 as of December 31, 2004.

Upon closing of the Acquisition Transactions, all share options, restricted shares and restricted share units granted under our 2001 share option plan and 2004 share incentive plan and outstanding as of closing were cancelled. In consideration for such cancellation, Intelsat’s employees were paid $15,232 in cash in the aggregate at the closing and up to a maximum of $19,531 will be accrued as deferred compensation and will generally be payable in cash to the employees in accordance with the vesting schedules of the original awards with respect to which the payments will be made. Of this maximum amount, $6,579 was accrued as of the closing date of the Acquisition Transactions.

A summary of the share option activity is presented below:

	Share Options Outstanding	Weighted- Average Exercise Price
Options outstanding at January 1, 2002	2,937,639	$19.05
Options granted	248,739	$16.17
Options canceled	(279,033)	$19.05

Options outstanding at December 31, 2002	2,907,345	$18.80
Options granted	397,564	$14.90
Options canceled	(76,523)	$18.76

Options outstanding at December 31, 2003	3,228,386	$18.32
Options granted	3,542,268	$13.00
Options canceled	(377,951)	$18.71

Options outstanding at December 31, 2004	6,392,703	$15.35

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

The following table summarizes information about share options outstanding at December 31, 2004:

Option Price Per Share	Share Options Outstanding	Share Options Exercisable	Weighted-Average Remaining Contractual Life (years)
$19.05	2,244,410	2,244,410	6.8
$18.75	3,540,165	—	9.4
$16.17	232,801	—	8.0
$14.90	375,327	—	8.6

	6,392,703	2,244,410	8.4

SFAS No. 123, Accounting for Stock-Based Compensation, defines a “fair value based method” of accounting for stock-based compensation. Under the fair value based method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period. Prior to the issuance of SFAS No. 123, stock-based compensation was accounted for under the “intrinsic value method” as defined by APB Opinion No. 25, Accounting for Stock Issued to Employees. Under the intrinsic value method, compensation is the excess, if any, of the market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. SFAS No. 123 allows an entity to continue to use the intrinsic value method. However, entities electing the accounting in APB Opinion No. 25 are required to make pro forma disclosures as if the fair value based method of accounting had been applied. Intelsat applies APB Opinion No. 25 and the related interpretations in accounting for its stock-based compensation. Accordingly, as all options granted under the Company’s 2001 share option plan had an exercise price equal to the estimated fair value of the underlying ordinary shares on the date of grant, no compensation expense was recognized for the 2001 plan. However, stock-based compensation expense was recognized for the 2004 share incentive plan as it contained a liquidity mechanism which resulted in variable accounting and the requirement for recognition of compensation expense.

The weighted-average fair value per share of the options granted during 2002, 2003 and 2004 was $2.26, $2.78 and $2.58 at the respective grant dates. In determining pro forma net income, the fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model. During the years ended December 31, 2002, 2003 and 2004, Intelsat used the minimum value method for the expected volatility assumption. In addition, the following weighted-average assumptions were used for grants made during the years ended December 31, 2002, 2003 and 2004:

	Years Ended December 31,
	2002	2003	2004
Risk-free interest rate	3.0%	4.2%	4.47%
Expected term	5 years	5 years	5 years
Dividend yield	—	—	—
Expected volatility	—	—	—

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

Note 17 Income taxes

The provision for income taxes from continuing operations consisted of the following:

	Years Ended December 31,
	2002	2003	2004
Current	$28,764	$8,088	$5,947
Deferred	4,257	18,041	12,700

Total provision for income taxes	$33,021	$26,129	$18,647

Because Bermuda does not currently impose an income tax, Intelsat’s statutory tax rate is zero. The difference between tax expense reported in the accompanying consolidated statements of operations and tax computed at statutory rates is attributable to the provision for foreign taxes, which were principally U.S. and U.K. taxes.

The components of Intelsat’s net deferred tax asset were as follows:

	Years Ended December 31,
	2003	2004
Deferred tax assets:
Accrued liabilities	$8,705	$2,920
Bad debt reserve	5,446	9,098
Accrued retirement benefits	18,315	21,582
Net operating loss carry forward	3,176	1,081
Alternative minimum tax credit carryforward	745	745
Other	379	—

Total deferred tax assets	36,766	35,426

Deferred tax liabilities:
Basis difference of depreciation	(17,898)	(30,617)
Basis difference of intangibles	(1,541)	(2,340)
Basis difference of accrued liabilities	—	(245)
Unrealized gain on available-for-sale securities	(860)	(983)

Total deferred tax liabilities	(20,299)	(34,185)

Total net deferred tax asset	$16,467	$1,241

On the balance sheet, current deferred tax assets and liabilities net to a current deferred tax asset of $14,524 and $12,854 as of December 31, 2003 and 2004, respectively, which is separately stated as such under current assets. Non-current deferred tax assets and liabilities net to a non-current deferred tax asset of $1,943 as of December 31, 2003 and a non-current deferred tax liability of $11,613 as of December 31, 2004, which is not separately stated, but instead included in other long-term liabilities. We have fully valued our deferred tax assets as such assets are expected to be realized by the respective taxable entities on which such assets have been recorded.

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

Note 18 Contractual commitments

In the further development and operation of Intelsat’s commercial global communications satellite system, significant additional expenditures are anticipated.

The portion of these additional expenditures represented by contractual commitments as of December 31, 2004 and the expected year of payment are as follows:

	Capital Leases	Satellite performance incentive and other capital	Expenses	Total
2005	$7,712	$181,661	$37,465	$226,838
2006	9,260	58,390	16,547	84,197
2007	9,200	70,102	3,919	83,221
2008	9,200	45,901	1,364	56,465
2009	3,817	44,992	875	49,684
2010 and thereafter	—	32,703	20,498	53,201

	$39,189	$433,749	$80,668	$553,606

Less: amount representing interest on capital lease obligations and deferred satellite performance incentives	(5,649)	(20,705)	—	(26,354)

Total net commitments	$33,540	$413,044	$80,668	$527,252

Due to the nature of its business, Intelsat has large contracts for satellite construction and launch services and pays significant amounts to a limited number of suppliers for assets and services scheduled for future delivery.

In the table above, capital commitments in 2005 include the cash deposit related to termination of Intelsat’s order for the IS-10-01 satellite that will be applied against the cost of a future launch or will be forfeited if Intelsat does not place a launch order by July 31, 2005. See Note 10 for further discussion.

Intelsat leases space in its Washington, D.C. building to various tenants. As of December 31, 2004, the minimum rental income anticipated with respect to these leases is approximately $19,504, of which $9,920 is expected to be received during the next five years. Rental income is included in other income in the accompanying consolidated statements of operations.

Note 19 Contingencies

(a) Insurance

At December 31, 2004, Intelsat had insurance covering the in-orbit operations of seven Intelsat IX series satellites. Under the terms of this policy, Intelsat co-insured $150,000 of the net book value of each satellite, and the insurers covered the balance of the net book value of each satellite, excluding capitalized performance incentives relating to the satellites. This insurance policy expired in March 2005 and was not renewed. Intelsat currently does not have in-orbit insurance coverage for 26 of its 27 satellites (which excludes the IS-804 satellite which recently

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

experienced an anomaly resulting in the total loss of the satellite). These 26 satellites had a net book value in aggregate of $2,568,759 as of December 31, 2004.

At December 31, 2004, the IS-10-02 satellite was insured under a policy covering its launch and first year of in-orbit operations in an amount equal to its cost, excluding satellite performance incentives. This policy expires on June 17, 2005. Under the terms of this policy, Intelsat co-insures approximately $55 million relating to the IS-10-02 satellite.

(b) Litigation and claims

The Company is subject to litigation in the normal course of business, but management does not believe that the resolution of any pending proceedings would have a material adverse effect on the Company’s financial position or results of operations.

Two putative class action complaints regarding postretirement health benefits have been filed against Intelsat in the U.S. District Court for the District of Columbia. The first was filed on June 24, 2004, against Intelsat Global Service Corporation, and the second was filed on September 20, 2004 against Intelsat and Intelsat Global Service Corporation. In each case, the named plaintiffs are Intelsat retirees, spouses of retirees or surviving spouses of deceased retirees. These complaints arise out of the resolution adopted by the governing body of the IGO prior to privatization. The complaints allege, among other things, that Intelsat does not have the right to amend or modify the postretirement health benefits described in the resolution, that the provision in the health plan for these retirees reserving to the Company the right to amend, modify or terminate the benefits is ineffective and contrary to the Company’s alleged obligations under the resolution, and that Intelsat wrongfully modified health plan terms to deny coverage to surviving spouses and dependents of deceased Intelsat retirees. Both groups of plaintiffs also seek a declaratory ruling that putative class members are entitled to receive, in perpetuity, postretirement health plan benefits at the same level that was in effect on January 1, 2001, and that changing the health plan terms would constitute a breach of fiduciary duty under the U.S. Employee Retirement Income Security Act of 1974, as amended, and a breach of contract. Both groups of plaintiffs seek injunctive relief and monetary damages, which are unspecified in the first case. In the later case, plaintiffs also allege fraudulent misrepresentation and estoppel claims and seek compensatory and punitive damages in the amount of $250 million. Intelsat has moved to dismiss both complaints and has argued that the resolution is not enforceable, that Intelsat has the right to modify the terms of any postretirement health benefits being provided, and that the damages claim is without merit. The Company intends to defend vigorously against the claims of both cases. A hearing on the motions to dismiss in both cases has been scheduled for April 12, 2005.

(c) MFC and LCO protections

Most of the customer service commitments entered into prior to the privatization were transferred to Intelsat pursuant to novation agreements. These agreements contain provisions, including provisions for most favored customer (“MFC”) and lifeline connectivity obligation (“LCO”) protections, that constrain Intelsat’s ability to price services in some circumstances. MFC protection entitles eligible customers to the lowest rate Intelsat charges after July 18, 2001 for satellite capacity having substantially the same technical and commercial terms, subject to

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

limited exceptions. MFC protection continues until July 18, 2006. Intelsat management does not believe that the MFC terms significantly restrict the Company’s ability to price services competitively. Intelsat’s LCO contracts require the Company to provide customers with the right to renew their service commitments covered by LCO contracts at prices no higher than the prices charged for those services on the privatization date. Under some circumstances, Intelsat may also be required by an LCO contract to reduce the price for a service commitment covered by the contract. LCO protection may continue until July 18, 2013.

(d) ORBIT Act

Intelsat is subject to the requirements of the Open-Market Reorganization for the Betterment of International Telecommunications Act (the “ORBIT Act”), which sets forth criteria that the FCC must evaluate in considering Intelsat’s license and renewal applications and in connection with customer requests for authorization to use Intelsat’s satellite capacity to provide “non-core services” to, from or within the United States and to provide “additional services.” “Non-core services” are defined in the ORBIT Act as any services other than public-switched voice telephony and occasional use television. The FCC defines “additional services” as direct-to-home or direct broadcast satellite video services or services in the Ka- or V-band. One of the statutory criteria requires Intelsat to make an initial public offering that “substantially dilutes” the ownership interest in it held by the IGO’s former Signatories, which were its primary owners, by June 30, 2005 (which may be extended to December 31, 2005 by the FCC) and to list its shares for trading on one or more major stock exchanges with transparent and effective securities regulation. Pursuant to an amendment to the ORBIT Act that became law in October 2004, Intelsat may forgo an initial public offering and a listing of its shares and still achieve the purposes of the ORBIT Act if Intelsat certifies to the FCC that, among other things, it has achieved substantial dilution of the aggregate amount of financial interest held or controlled by the former Signatories and the FCC determines that Intelsat is in compliance with this certification. If the FCC determines that Intelsat has failed to comply with the requirements of the ORBIT Act, the FCC may impose limitations on or deny Intelsat’s applications for satellite licenses and for the renewal of these licenses and may limit or revoke previous authorizations to provide “non-core services” to, from or within the United States. The FCC may also deny licensing for “additional services.”

The FCC’s order relating to the Loral transaction prohibits Intelsat North America LLC from using the satellites acquired from Loral to provide capacity for direct-to-home (“DTH”) services until Intelsat is deemed to have satisfied the initial public offering requirements of the ORBIT Act. However, the FCC granted special temporary authority to Intelsat North America LLC to provide capacity for DTH services pursuant to the customer contracts acquired in the Loral transaction. This special temporary authority was twice extended and currently expires on April 13, 2005. In March 2004, one of Intelsat’s competitors, SES AMERICOM, Inc. (“SES”), filed an application for review of the FCC’s order relating to the Loral transaction. SES’ application requests that the FCC vacate the special temporary authority to provide capacity for DTH services and requests that the FCC reconsider its decision not to impose conditions on Intelsat’s ability to provide services to the U.S. government using the acquired satellites. The comment period relating to SES’ application has ended, and the FCC has not yet acted on the application. If the FCC’s decision on SES’ application is adverse to Intelsat, the FCC could revoke the special temporary authority under which Intelsat North America LLC is providing capacity for DTH services.

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

Intelsat believes that the acquisition of the Company by Intelsat Holdings, as described in Note 3 above, satisfies the requirements set forth in the ORBIT Act, as amended, and Intelsat provided the FCC with the certification required under the ORBIT Act on December 23, 2004, along with a petition for declaratory ruling seeking an FCC determination that Intelsat is in compliance with the certification requirements of the ORBIT Act. The FCC established deadlines of February 14, 2005 and March 1, 2005 for interested parties to file comments on the petition for declaratory ruling. Two parties filed comments in support of Intelsat’s petition for declaratory ruling, and one party filed comments in opposition thereof. Intelsat filed a reply to the comments in opposition. Intelsat believes that the restriction on Intelsat North America LLC’s ability to provide capacity for DTH services would cease to apply if the FCC determines, after notice and comment, that Intelsat is in compliance with these certification requirements. However, Intelsat cannot be certain how or when the FCC will rule on the petition.

Note 20 Business segment and geographic information

Intelsat operates in a single industry segment, in which it provides satellite services to its communications customers around the world. Intelsat’s shareholders generated approximately 78%, 53% and 43% of revenue in 2002, 2003 and 2004, respectively. Subsequent to the Acquisition Transactions on January 28, 2005, Intelsat does not provide significant services to its shareholders.

The geographic distribution of Intelsat’s revenue was as follows:

	Years Ended December 31,
	2002	2003	2004
North America and the Caribbean	24%	27%	37%
Europe	29%	25%	22%
Asia Pacific	17%	17%	12%
Sub-Saharan Africa	11%	13%	14%
Latin America	13%	11%	9%
Middle East and North Africa	6%	7%	6%

Approximately 12%, 5%, and 4% of Intelsat’s revenue was derived from its largest customer in 2002, 2003 and 2004, respectively. No other single customer accounted for more than 5% of revenue in any of those years. The ten largest customers accounted for approximately 36% of Intelsat’s revenue in 2002, approximately 35% of Intelsat’s revenue in 2003, and approximately 28% of Intelsat’s revenue in 2004. Revenue by region is based on the locations of customers to which services are billed.

Intelsat’s satellites are in geosynchronous orbit, and consequently are not attributable to any geographic location. Of Intelsat’s remaining assets, substantially all are located in the United States.

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

Note 21 Restructuring costs

Accrued restructuring costs, January 1, 2002	$3,700
Restructuring costs charged	5,522
Amounts paid	(4,598)

Accrued restructuring costs, December 31, 2002	4,624
Restructuring costs charged	—
Amounts paid	(3,787)
Reversal of accrual	(837)

Accrued restructuring costs, December 31, 2003	—
Restructuring costs charged	6,640
Amounts paid	(5,146)

Accrued restructuring costs, December 31, 2004	$1,494

In December 2002, Intelsat reduced the size of its workforce by 130 employees, or approximately 12%, reflecting efforts to streamline operations in response to market and industry conditions. As a result of the workforce reduction, severance costs of $5,522 were incurred in 2002. At December 31, 2002, accrued restructuring costs of $4,624 were included in accounts payable and accrued liabilities reflected in the accompanying consolidated balance sheet. Due to a change in estimate of the restructuring costs accrued during 2002, the Company reversed $837 during 2003. All costs were paid by the end of 2003. During 2004, Intelsat had a reduction in its workforce of 140 employees or approximately 18% of employees at June 1, 2004, at which time Intelsat’s staffing level had peaked for 2004. This reduction reflects efforts to further streamline operations. As a result of the workforce reduction, severance costs of $6,640 were incurred in 2004. At December 31, 2004, accrued restructuring costs of $1,494 were included in accounts payable and accrued liabilities reflected in the accompanying consolidated balance sheet.

Note 22 Customer reorganizations

(a) MCI reorganization

In July 2002, WorldCom, Inc., which subsequently changed its name to MCI, Inc. (“MCI”), filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. MCI emerged from bankruptcy protection in April 2004. Intelsat’s revenue generated from MCI and its affiliates as direct customers was $43,200, or 5% of total revenue, for the year ended December 31, 2003 and $41,898, or 4% of total revenue, for the year ended December 31, 2004. As of December 31, 2004, Intelsat had receivables of $11,845 due from MCI and its affiliates, of which $8,416 related to pre-petition receivables and $6,676 was reserved for in the Company’s allowance for doubtful accounts. In connection with MCI’s emergence from bankruptcy protection, Intelsat could receive settlement on pre-petition receivables in excess of the net receivables recorded, which could result in a reduction in bad debt expense in future periods. The Company cannot currently estimate the amount of any such settlement.

(b) Verestar, Inc. reorganization

Verestar, Inc. (“Verestar”), one of Intelsat’s largest customers, filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on December 22, 2003. Revenue

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

generated from Verestar and its affiliates was $19,800, or 2% of total revenue for the year ended December 31, 2002, $24,900, or 3% of total revenue for the year ended December 31, 2003, and $20,735, or 2% of total revenue for the year ended December 31, 2004. As of December 31, 2004, Intelsat had receivables of $2,764 due from Verestar and its affiliates. This amount was not included in Intelsat’s net receivables balance, as revenue from Verestar was being recorded on a cash basis. Intelsat’s competitor SES made a bid to buy substantially all of the assets of Verestar that was approved by the bankruptcy court in April 2004, and the transaction was completed in December 2004. Pursuant to an agreement with SES, Intelsat received $2,000 in August 2004 in satisfaction of any cure costs that Verestar would otherwise have been obligated to pay to Intelsat for amounts owed for periods prior to Verestar’s bankruptcy court filing with respect to contracts with Intelsat that Verestar assumed in its bankruptcy proceeding. Because Intelsat would have been required to return the $2,000 to SES if SES’ acquisition of Verestar had not been successfully completed, Intelsat did not record the $2,000 as revenue until the fourth quarter of 2004, when this contingency was removed.

Note 23 Related party transactions

Until the consummation of the Acquisition Transactions on January 28, 2005, certain of Intelsat’s shareholders and their affiliates, as described below, were related parties of Intelsat. Following the Acquisition Transactions, they no longer are related parties.

(a) Shareholder collateral and other deposits

Included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets are collateral and other deposits held from customers that were also shareholders in the amounts of $18,976 and $14,204 at December 31, 2003 and 2004, respectively. Collateral generally represents cash balances held in accordance with service agreements. Deposits generally represent cash balances held to secure future capacity under right of first refusal arrangements. Associated cash balances contain no restrictions and generally are non-interest bearing.

(b) Teleglobe Insolvency and Share Purchase Agreement

On May 15, 2002, one of Intelsat’s largest customers and one of its shareholders, Teleglobe Inc., referred to as Teleglobe, filed for creditor protection under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice. As a result of financial difficulties experienced by Teleglobe, Intelsat recorded a reserve of $12,836 against all of its account receivable from Teleglobe as of March 31, 2002, and did not recognize any revenue from Teleglobe from April 1, 2002 through May 15, 2002, because collection was not assured. Revenue generated from Teleglobe and its affiliates was approximately $35,100 in 2002, $28,100 in 2003, and $23,558 in 2004.

On September 20, 2002, Intelsat Global Sales & Marketing Ltd. (“Intelsat Global Sales”) acquired Teleglobe’s 6,284,635 shares in Intelsat for $65,000. Pursuant to the share purchase agreement and a related escrow agreement, title to the shares acquired from Teleglobe was transferred to an escrow agent, which held the shares in trust for Intelsat Global Sales, subject to specified limited rights of Teleglobe. The share purchase agreement provided that, among

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

other things, if Intelsat had not conducted a registered offering of its ordinary shares by December 31, 2003, the escrowed shares and any cash held as escrow property would be distributed to Intelsat Global Sales up to the amount that would result in Intelsat Global Sales having received a total amount of shares and cash under the agreement valued at $90,139. The share purchase agreement provided that any shares or cash remaining after this distribution to Intelsat Global Sales would be transferred to Teleglobe. Intelsat did not conduct a registered offering of its ordinary shares by December 31, 2003 and, pursuant to an amendment to the share purchase agreement entered into in March 2004, the shares held in escrow were valued pursuant to a formula and were distributed to Intelsat Global Sales in April 2004. Thereafter Intelsat and Teleglobe had no remaining rights or obligations under the share purchase agreement. These shares were then transferred to Intelsat Bermuda in June 2004.

Intelsat has accounted for the share purchase transaction similar to an acquisition of treasury stock. Under FASB Technical Bulletin No. 85-6, Accounting for a Purchase of Treasury Shares at a Price Significantly in Excess of the Current Market Price of the Shares and the Income Statement Classification of Costs Incurred in Defending against a Takeover Attempt, amounts paid for treasury stock above fair value and additional rights and consideration received are allocated to the various components received. The estimated aggregate market value of the shares acquired by Intelsat Global Sales exceeded the cash payments made to Teleglobe on September 20, 2002 by more than the amounts due to Intelsat Global Sales. As a result, Intelsat was able to recover the $15,958 of receivables owed by Teleglobe, consisting of $12,836 that was fully reserved in the first quarter of 2002 as well as $3,122 related to revenue that had not been previously recognized since its collection was not certain. Intelsat believes that the closing of the share purchase transaction enabled it to change its estimated reserve for uncollectible accounts and recognize the previously unrecognized service fees for which collection was uncertain, in accordance with APB Opinion No. 20, Accounting Changes. The shares acquired by Intelsat Global Sales are deemed not to be outstanding for the purposes of Intelsat’s consolidated financial statements.

Teleglobe’s remaining interest in the shares was deemed to be a free-standing derivative in accordance with Emerging Issues Task Force Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. This resulted in Intelsat recording an obligation to Teleglobe on September 20, 2002 of $25,860, which reflected the estimated fair value of this derivative on that date. On December 31, 2002, the Company reduced its obligation to Teleglobe to $19,780 based on a valuation of the derivative on that date. At December 31, 2003, Intelsat no longer had an obligation to Teleglobe based on a valuation of the derivative on that date, and recorded other income of $19,780 for the year ended December 31, 2003, for the amount of the adjustment, in the accompanying consolidated statement of operations. The distribution of the shares held in escrow as provided under the share purchase agreement with Teleglobe did not impact the Company’s accounting for the share purchase transaction as of December 31, 2003.

(c) Lockheed Launch Support Agreement and Other Lockheed Agreements

On February 13, 2002, Intelsat entered into a master ordering agreement with Lockheed Martin Commercial Space Systems, referred to as LMCSS, for its provision to LMCSS of commercial launch support systems, referred to as CLASS, services. LMCSS is an affiliate of

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

Lockheed Martin Corporation, which, prior to the consummation of the Acquisition Transactions, was Intelsat’s largest shareholder. Under this agreement, Intelsat will provide in-orbit testing and launch and early orbit phase support of LMCSS’ missions. The agreement will be in effect for four years, through February 12, 2006, and offers a menu of CLASS services at predetermined rates. Intelsat’s first service order under the agreement was for payload in-orbit testing services for a New Skies satellite built by Lockheed Martin Corporation. In-orbit testing under this service order was completed on May 23, 2002, and final documentation was delivered and accepted.

Intelsat has also entered into other agreements with subsidiaries of Lockheed Martin Corporation pursuant to which these subsidiaries provide services to Intelsat, including lifecycle testing of some of the batteries used in the Company’s satellites and the development and installation of new infrastructure relating to the Company’s time division multiple access services.

Note 24 Resolution of ITU priority issue

On April 29, 2004, the Company entered into an agreement with New Skies in order to resolve an International Telecommunication Union (“ITU”) priority issue relating to the 121 deg. West orbital location to which the Company acquired rights in connection with the Loral transaction. Specifically, the Company agreed to pay New Skies $32,000, in exchange for which New Skies agreed not to use any C-band frequencies at the 120.8 deg. West orbital location that would interfere with the Company’s C-band operations at the 121 deg. West orbital location, whether on the IA-13 satellite currently operated at this location or on any replacement satellite using the same C-band frequencies as IA-13. The Company’s $32,000 payment to New Skies was made on May 6, 2004 and has been accounted for as an addition to an existing intangible asset.

In connection with the Company’s agreement with New Skies, the Netherlands administration has entered into an intersystem coordination agreement with Papua New Guinea, which is the Company’s notifying administration for the 121 deg. West orbital location. Prior to the closing of the Loral transaction, the Company and Loral had agreed to a reduction in the purchase price for the Loral assets that was intended to represent Loral’s share of the estimated cost of resolving this ITU priority issue. Because the Company’s actual cost under the agreement with New Skies was less than had previously been estimated, the Company owed Loral $4,000, which was paid on May 14, 2004. This amount has been accounted for as an adjustment to the purchase price allocation.

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

Note 25 Quarterly Financial Information—Unaudited

Intelsat’s summary financial information on a quarterly basis for 2004 and 2003 is as follows:

	For the three months ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
Revenue	$233,913	$260,377	$266,247	$283,368
Operating income (loss)	63,085	64,589	64,610	(27,134)
Income (loss) from continuing operations	20,607	24,667	10,714	(50,738)
Loss from discontinued operations	(3,852)	(6,163)	(27,794)	(6,120)
Net income (loss)	16,755	18,504	(17,080)	(56,858)
Income (loss) from continuing operations per share – basic	0.13	0.15	0.07	(0.32)
Income (loss) from continuing operations per share – diluted	0.13	0.15	0.07	(0.31)
Loss from discontinued operations per share – basic and diluted	(0.02)	(0.04)	(0.17)	(0.04)
Net income (loss) per share – basic and diluted	0.10	0.12	(0.11)	(0.35)

	For the three months ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
Revenue	$238,325	$242,406	$235,079	$230,308
Operating income	79,641	77,832	72,258	58,112
Income from continuing operations	64,139	42,934	48,909	27,258
Loss from discontinued operations	(58)	(327)	(538)	(1,198)
Net income (loss)	64,081	42,607	48,371	26,060
Income from continuing operations per share—basic and diluted	0.40	0.27	0.30	0.17
Loss from discontinued operations per share—basic and diluted	—	—	—	(0.01)
Net income per share—basic and diluted	0.40	0.27	0.30	0.16

All periods above reflect Intelsat’s investment in Galaxy Holdings as a discontinued operation.

The Company’s quarterly revenues and operating income are not impacted by seasonality since customer contracts for satellite utilization are generally long-term. The decline in operating income during the quarter ended December 31, 2003 was due to a decline in revenue associated with lower renewals of service agreements and renewals at lower prices in certain markets. Expenses increased as the Company expanded its terrestrial infrastructure for the provisioning of hybrid and managed service offerings. The decline in operating income during the quarter ended December 31, 2004 was due to the one-time charge of approximately $84.4 million related to the partial failure of the IA-7 satellite.

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

Note 26 Subsequent Events

ORBIT Act

On April 15, 2005, the FCC issued an order in which it found that Intelsat had substantially diluted the ownership interests of the former Signatories and, thus, was in compliance with all of the privatization requirements of the ORBIT Act. As such, Intelsat’s FCC licenses no longer contain any ORBIT Act-related restrictions on Intelsat’s ability to provide services to, from, or within the United States. On July 12, 2005, the ORBIT Act was amended to, among other things, remove the prohibition on Intelsat’s reaffiliation with another fixed satellite services operator, New Skies Satellites.

Launch Provider Contract Amendment

As described in note 10, Intelsat has a deposit of $28 million with a launch provider for the launch of a future satellite. Under Intelsat’s agreement with the launch provider, as amended as of July 31, 2005, Intelsat has the right to extend until January 31, 2009, the deadline for giving notice of the type of satellite to be launched, provided Intelsat pays the launch provider $2 million approximately every six months (beginning August 15, 2005), with such amounts being added to the $28 million deposit currently being held by the launch provider. The deposit amount (as increased) will be credited by the launch provider against the launch price when Intelsat gives its notice relating to the future launch. Intelsat currently expects to use this launch, within the timeframe envisioned by the agreement with the launch provider, as amended, in connection with the launching of a satellite presently under construction.

IA-8 Satellite

The Company launched the IA-8 satellite on June 23, 2005 and the satellite was placed into service on July 29, 2005.

Litigation and claims

As described in note 19, two putative class action complaints were filed against Intelsat, Ltd. and Intelsat Global Service Corporation in 2004 in the U.S. District Court for the District of Columbia by certain named plaintiffs who are Intelsat retirees, spouses of retirees or surviving spouses of deceased retirees. The original complaints, which arose out of a resolution adopted by the governing body of the IGO prior to privatization, alleged, among other things, that Intelsat, Ltd. wrongfully modified health plan terms to deny coverage to surviving spouses and dependents of deceased Intelsat retirees. Both original complaints claimed breach of fiduciary duty under the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), breach of contract, and estoppel. In addition, one of the complaints also alleged fraudulent misrepresentation. The original complaints sought a declaratory ruling that putative class members would be entitled to unchanged health plan benefits in perpetuity and injunctive relief prohibiting any changes to these benefits. Both of the original complaints also sought monetary damages, which were specified to be $250 million in one of the complaints (but unspecified in the other).

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

The Company moved to dismiss the complaints, arguing that the IGO resolution is not enforceable against Intelsat, Ltd. or Intelsat Global Service Corporation; that we have the right to modify the terms of any postretirement health benefits being provided; and that the associated damages claim is without merit. Shortly before the Court’s hearing on the Company’s motions to dismiss on May 11, 2005, both groups of plaintiffs filed amended complaints to add certain factual allegations and claims, including a claim for $112.5 million allegedly arising from an obligation under the IGO resolution to fund the plaintiffs’ postretirement health benefits if Intelsat, Ltd.’s consolidated net worth fell below $300 million. In addition, one of the amended complaints increased its claim for compensatory and punitive damages to $500 million.

On August 19, 2005, the Court granted the Company’s motion to dismiss plaintiffs’ fraud allegations, except for those plaintiffs who accepted early retirement in October 2001, but denied the Company’s motions to dismiss the original and amended complaints on other grounds. The Court also granted the plaintiffs’ motion to file an amended and consolidated complaint but denied (without prejudice) their motions to file discovery or to certify the litigation as a class action.

On September 30, 2005, the plaintiffs filed a third amended and consolidated complaint. Like the original complaints described above, the amended and consolidated complaint alleges claims for estoppel, breach of fiduciary duty under ERISA, and breach of contract. The amended and consolidated complaint also includes claims of fraudulent misrepresentation, fraudulent conveyance, and conspiracy to defraud plaintiffs. Under the amended and consolidated complaint, plaintiffs seek (i) a declaratory judgment that putative class members are entitled, in perpetuity, to health benefits as they existed on January 1, 2001; (ii) injunctive relief to prevent future changes to these benefits and to require continuing coverage for surviving spouses and dependents; (iii) a judgment in the amount of $112.5 million; (iv) compensatory and punitive damages of $1 billion; and (v) attorneys’ fees and costs.

The Company intends to defend vigorously all allegations made in the amended and consolidated complaint.

The PanAmSat Acquisition Transactions

On August 28, 2005, Intelsat Bermuda entered into a Merger Agreement with PanAmSat Holding Corporation (“PanAmSat”) and Proton Acquisition Corporation, a wholly owned subsidiary of Intelsat Bermuda. Pursuant to the Merger Agreement, Intelsat Bermuda agreed to acquire PanAmSat for total cash consideration of approximately $3.2 billion. As part of this transaction, approximately $3.2 billion in debt of PanAmSat and its subsidiaries will either be refinanced or remain outstanding.

Intelsat Bermuda has received financing commitments for the full amount of the purchase price from a group of financial institutions. The funding of the commitments is subject to certain conditions, including satisfaction of the conditions to the Merger Agreement. A substantial portion of the financing for the PanAmSat Acquisition Transactions is expected to be raised by Intelsat Bermuda, with additional financing expected to be raised by PanAmSat, PanAmSat Corporation (a direct subsidiary of PanAmSat) and Intelsat Sub Holdco.

INTELSAT, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands, except percentages and share and per share amounts)

Consummation of the merger is subject to various closing conditions, including but not limited to, the satisfaction or waiver of conditions regarding the receipt of requisite regulatory approvals, the receipt of financing by Intelsat Bermuda and the adoption of the Merger Agreement by a majority of PanAmSat’s stockholders. If the Merger Agreement is terminated under specified circumstances relating to Intelsat’s inability to obtain financing or requisite regulatory approvals, Intelsat may be required to pay PanAmSat a termination fee of $250 million. Intelsat anticipates that the Merger Transaction could close in approximately six to twelve months from August 28, 2005.

Note 27—Supplemental Guarantor/Non-Guarantor Financial Information

In connection with the Acquisition Transactions and subsequent amalgamations (see note 3), Intelsat Subsidiary Holding issued $2.55 million of acquisition finance notes. The acquisition finance notes are fully and unconditionally guaranteed, jointly and severally, by the Company, its wholly owned direct subsidiary, Intelsat Bermuda, and certain other wholly owned indirect subsidiaries of the Company (together with Intelsat Bermuda, the “Subsidiary Guarantors”). Separate financial statements of the Subsidiary Guarantors are not presented because management believes that such financial statements would not be material to investors.

Investments in subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

(1)	elimination of investments in subsidiaries:

(2)	elimination of intercompany accounts;

(3)	elimination of intercompany sales between guarantor and non-guarantor subsidiaries; and

(4)	elimination of equity in earnings of subsidiaries.

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2002

(in thousands)

	Intelsat, Ltd.	Subholdco	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$—	$7,895	$7,450	$1,679	$(7,558)	$9,466
Receivables	—	280,170	280,170	2,226	(276,306)	286,260
Deferred income taxes	—	5,679	5,679	—	(5,679)	5,679
Intercompany receivables	—	124,172	—	—	(124,172)	—

Total current assets	—	417,916	293,299	3,905	(413,715)	301,405

Satellites and other property and equipment, net	—	3,464,793	3,464,581	13,262	(3,464,581)	3,478,055
Goodwill	—	84,261	—	—	—	84,261
Deferred income taxes	—	29,260	29,260	—	(29,260)	29,260
Investment in affiliate	3,507,491	(5,456)	(5,456)	—	(3,496,579)	—
Other assets	36,294	60,381	60,381	119	(64,245)	92,930

Total assets	$3,543,785	$4,051,155	$3,842,065	$17,286	$(7,468,380)	$3,985,911

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Commercial paper	$43,724	$254	$254	$—	$(254)	$43,978
Accounts payable and accrued liabilities	50,127	188,048	182,498	1,757	(182,607)	239,823
Deferred satellite performance incentives	—	19,459	19,459	—	(19,459)	19,459
Deferred revenue	—	17,732	17,732	520	(17,732)	18,252
Capital lease obligations	—	6,618	6,618	—	(6,618)	6,618
Intercompany payables	103,707	—	1,124,460	20,465	(1,248,632)	—

Total current liabilities	197,558	232,111	1,351,021	22,742	(1,475,302)	328,130

Long-term debt, net of current portion	1,195,993	61,877	41,878	—	(41,878)	1,257,870
Deferred satellite performance incentives, net of current portion	—	125,161	125,161	—	(125,161)	125,161
Deferred revenue, net of current portion	—	8,052	8,052	—	(8,052)	8,052
Due to Teleglobe	—	19,780	19,780	—	(19,780)	19,780
Accrued retirement benefits	—	96,684	96,684	—	(96,684)	96,684

Total liabilities	1,393,551	543,665	1,642,576	22,742	(1,766,857)	1,835,677

Shareholder's equity:
Ordinary shares	500,000	12	—	25	(37)	500,000
Other shareholders’ equity	1,650,234	3,507,478	2,199,489	(5,481)	(5,701,486)	1,650,234

Total shareholders’ equity	2,150,234	3,507,490	2,199,489	(5,456)	(5,701,523)	2,150,234

Total liabilities and shareholders’ equity	$3,543,785	$4,051,155	$3,842,065	$17,286	$(7,468,380)	$3,985,911

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2003

(in thousands)

	Intelsat, Ltd.	Subholdco	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$569,810	$4,274	$3,326	$2,709	$(3,326)	$576,793
Restricted cash	700,000	—	—	—	—	700,000
Receivables	—	219,405	219,403	3,828	(216,847)	225,789
Deferred income taxes	—	12,272	6,429	3,112	(7,289)	14,524
Assets of discontinued operations	—	—	—	57,680	—	57,680
Intercompany receivables	—	494,098	—	—	(494,098)	—

Total current assets	1,269,810	730,049	229,158	67,329	(721,560)	1,574,786
Satellites and other property and equipment, net	—	3,234,650	3,230,334	28,220	(3,230,334)	3,262,870
Amortizable intangible assets, net	—	25,205	—	—	—	25,205
Goodwill	—	57,608	—	—	—	57,608
Deferred income taxes	—	1,943	1,943	—	(1,943)	1,943
Investment in affiliate	3,829,696	48,174	48,174	—	(3,869,128)	56,916
Other assets	67,476	52,957	52,957	198	(55,612)	117,976

Total assets	$5,166,982	$4,150,586	$3,562,566	$95,747	$(7,878,577)	$5,097,304

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$1,098,591	$—	$—	$—	$—	$1,098,591
Accounts payable and accrued liabilities	60,244	161,881	147,862	5,053	(148,821)	226,219
Deferred satellite performance incentives	—	7,118	7,118	—	(7,118)	7,118
Deferred revenue	—	26,640	26,640	794	(26,641)	27,435
Capital lease obligations	—	5,290	5,290	—	(5,290)	5,290
Liabilities of discontinued operations	—	—	—	22,391	—	22,391
Intercompany payables	453,137	—	1,585,068	63,255	(2,101,460)	—

Total current liabilities	1,611,972	200,929	1,771,978	91,493	(2,289,330)	1,387,044
Long-term debt, net of current portion	1,195,495	54,972	34,972	—	(34,972)	1,250,467
Deferred satellite performance incentives, net of current portion	—	44,691	44,691	—	(44,691)	44,691
Deferred revenue, net of current portion	—	6,801	6,801	—	(6,801)	6,801
Accrued retirement benefits	—	48,181	48,181	—	(48,181)	48,181
Other long-term liabilities	—	605	605	—	(605)	605

Total liabilities	2,807,467	356,179	1,907,228	91,493	(2,424,580)	2,737,789

Minority interest of discontinued operations	—	—	—	15,115	—	15,115
Shareholder’s equity:
Ordinary shares	500,000	12	—	25	(37)	500,000
Other shareholders’ equity	1,859,515	3,794,393	1,655,337	(10,885)	(5,453,960)	1,844,400

Total shareholders’ equity	2,359,515	3,794,405	1,655,337	(10,860)	(5,453,997)	2,344,400

Total liabilities and shareholders’ equity	$5,166,982	$4,150,586	$3,562,566	$95,747	$(7,878,577)	$5,097,304

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF DECEMBER 31, 2004

(in thousands)

	Intelsat, Ltd.	Subholdco	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$130,514	$7,407	$7,276	$3,399	$(7,276)	$141,320
Receivables	—	245,581	245,578	37,233	(241,778)	286,614
Deferred income taxes	—	11,008	5,165	1,846	(5,165)	12,854
Intercompany receivables	—	311,087	—	—	(311,087)	—

Total current assets	130,514	575,083	258,019	42,478	(565,306)	440,788
Satellites and other property and equipment, net	—	3,596,662	3,593,045	40,694	(3,593,044)	3,637,357
Amortizable intangible assets, net	—	86,021	2,000	18,591	(2,000)	104,612
Non-amortizable intangible assets	—	255,002	255,002	—	(255,002)	255,002
Goodwill	—	57,608	—	73,221	—	130,829
Investment in affiliate	4,231,074	44,908	44,908	—	(4,268,644)	52,246
Other assets	60,541	116,200	116,200	504	(120,023)	173,422

Total assets	$4,422,129	$4,731,484	$4,269,174	$175,488	$(8,804,019)	$4,794,256

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$200,000	$—	$—	$—	$—	$200,000
Accounts payable and accrued liabilities	45,734	159,896	148,071	40,845	(148,071)	246,474
Deferred satellite performance incentives	—	7,968	7,968	—	(7,968)	7,968
Deferred revenue	—	37,657	37,656	1,908	(37,655)	39,566
Capital lease obligations	—	5,569	5,569	—	(5,569)	5,569
Intercompany payables	171,013	—	2,653,274	140,074	(2,964,361)	—

Total current liabilities	416,747	211,090	2,852,538	182,827	(3,163,625)	499,577
Long-term debt, net of current portion	1,694,595	47,972	27,971	—	(27,972)	1,742,566
Deferred satellite performance incentives, net of current portion	—	48,806	48,806	—	(48,806)	48,806
Deferred revenue, net of current portion	—	123,992	123,992	—	(123,992)	123,992
Accrued retirement benefits	—	56,016	56,016	—	(56,016)	56,016
Other long-term liabilities	4,966	12,535	12,536	—	(12,559)	17,478

Total liabilities	2,116,308	500,411	3,121,859	182,827	(3,432,970)	2,488,435

Shareholder's equity:
Ordinary shares	500,000	12	—	25	(37)	500,000
Other shareholders’ equity	1,805,821	4,231,061	1,147,315	(7,364)	(5,371,013)	1,805,821

Total shareholders’ equity	2,305,821	4,231,073	1,147,315	(7,339)	(5,371,050)	2,305,821

Total liabilities and shareholders’ equity	$4,422,129	$4,731,484	$4,269,174	$175,488	$(8,804,019)	$4,794,256

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2002

(in thousands)

	Intelsat, Ltd.	Subholdco	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenue	$—	$1,000,423	$1,000,423	$22,558	$(1,031,448)	$991,956

Operating expenses:
Direct cost of revenue	—	207,123	1,091,749	20,420	(1,201,887)	117,405
Selling, general and administrative	21,666	20,284	18,966	—	60,161	121,077
Depreciation and amortization	—	361,030	361,000	295	(361,003)	361,322
IS-10-01 contract termination costs	—	34,358	34,358	—	(34,358)	34,358
Restructuring costs	—	5,522	5,522	—	(5,522)	5,522

Total operating expenses	21,666	628,317	1,511,595	20,715	(1,542,609)	639,684

Operating income (loss) from continuing operations	(21,666)	372,106	(511,172)	1,843	511,161	352,272
Interest expense	41,875	13,308	13,304	1	(13,265)	55,223
Interest income	—	169	169	2	(170)	170
Subsidiary income (loss)	336,557	(4,298)	(4,297)	—	(327,962)	—
Other income (expense), net	1,122	12,400	12,400	(3,634)	(12,346)	9,942

Income (loss) from continuing operations before income taxes	274,138	367,069	(516,204)	(1,790)	183,948	307,161
Provision for income taxes	(2)	30,514	25,111	2,508	(25,110)	33,021

Net income (loss)	$274,140	$336,555	$(541,315)	(4,298)	$209,058	$274,140

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	Intelsat, Ltd.	Subholdco	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenue	$—	$954,246	$948,650	$35,254	$(992,032)	$946,118

Operating expenses:
Direct cost of revenue	—	220,565	1,059,467	29,334	(1,177,194)	132,172
Selling, general and administrative	18,698	31,004	27,920	3,769	48,065	129,456
Depreciation and amortization	—	400,247	397,842	1,880	(399,484)	400,485
IS-10-01 contract termination cost	—	(3,000)	(3,000)	—	3,000	(3,000)
Restructuring costs	—	(837)	(837)	—	837	(837)

Total operating expenses	18,698	647,979	1,481,392	34,983	(1,524,776)	658,276

Operating income (loss) from continuing operations	(18,698)	306,267	(532,742)	271	532,744	287,842
Interest expense	88,879	10,098	8,553	10	(8,538)	99,002
Interest income	1,916	51	51	5	(51)	1,972
Subsidiary income (loss)	286,836	(3,286)	(3,286)	—	(280,264)	—
Other income (expense), net	(56)	19,075	19,172	(480)	(19,155)	18,556

Income (loss) from continuing operations before income taxes	181,119	312,009	(525,358)	(214)	241,812	209,368
Provision for income taxes	—	23,052	16,752	3,077	(16,752)	26,129

Income (loss) from continuing operations	181,119	288,957	(542,110)	(3,291)	258,564	183,239
Loss from discontinued operations	—	—	—	(2,120)	—	(2,120)

Net income (loss)	$181,119	$288,957	$(542,110)	$(5,411)	$258,564	$181,119

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

(in thousands)

	Intelsat, Ltd.	Subholdco	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenue	$—	$1,034,700	$1,034,700	$95,384	$(1,120,878)	$1,043,906

Operating expenses:
Direct cost of revenue	—	262,032	1,150,374	78,854	(1,313,007)	178,253
Selling, general and administrative	42,266	27,142	23,502	6,248	52,953	152,111
Depreciation and amortization	—	453,298	446,431	4,074	(446,431)	457,372
Impairment of asset value	—	84,380	84,380	—	(84,380)	84,380
Restructuring costs	—	6,640	6,640	—	(6,640)	6,640

Total operating expenses	42,266	833,492	1,711,327	89,176	(1,797,505)	878,756

Operating income (loss) from continuing operations	(42,266)	201,208	(676,627)	6,208	676,627	165,150
Interest expense	135,789	7,596	6,194	14	(6,194)	143,399
Interest income	4,497	20	20	13	(20)	4,530
Subsidiary income (loss)	134,878	1,969	1,969	—	(138,816)	—
Other income (expense), net	—	(2,235)	(2,235)	(149)	2,235	(2,384)

Income (loss) from continuing operations before income taxes	(38,680)	193,366	(683,067)	6,058	546,220	23,897
Provision for income taxes	—	14,557	18,433	4,090	(18,433)	18,647

Income (loss) from continuing operations	(38,680)	178,809	(701,500)	1,968	564,653	5,250
Loss from discontinued operations	—	—	—	(43,929)	—	(43,929)

Net income (loss)	$(38,680)	$178,809	$(701,500)	$(41,961)	$564,653	$(38,679)

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2002

(in thousands)

	Intelsat, Ltd.	Subholdco	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities	$(91,387)	$749,513	$749,281	$19,237	$(768,659)	$657,985

Cash flows from investing activities:
Payments for satellites and other property and equipment	—	(622,529)	(622,402)	(13,548)	641,673	(616,806)
Payments for asset acquisitions	—	(61,416)	(61,416)	—	61,416	(61,416)
Advances to/from subsidiaries, net	97,108	(97,108)	(97,108)	—	97,108	—
Investment in subsidiaries	(126,416)	126,416	126,416	—	(126,416)	—

Net cash used in investing activities	(29,308)	(654,637)	(654,510)	(13,548)	673,781	(678,222)

Cash flows from financing activities:
Repayments of long-term debt	(200,000)	—	—	—	—	(200,000)
Proceeds from bond issuance	595,788	—	—	—	—	595,788
Proceeds from (repayments of) commercial paper borrowings, net	(266,144)	—	—	—	—	(266,144)
Bond issuance costs	(7,621)	—	—	—	—	(7,621)
Payments to shareholders	(5,170)	—	—	—	—	(5,170)
Purchase of ordinary shares by subsidiary	—	(65,000)	(65,000)	—	65,000	(65,000)
Principal payment on deferred satellite performance incentives	—	(15,271)	(15,271)	—	15,271	(15,271)
Principal payments on capital lease obligations	—	(5,078)	(5,078)	—	5,078	(5,078)

Net cash provided by (used in) financing activities	116,853	(85,349)	(85,349)	—	85,349	31,504
Effect of exchange rate changes on cash	—	—	—	(4,500)	—	(4,500)

Net change in cash and cash equivalents	(3,842)	9,527	9,422	1,189	(9,529)	6,767
Cash and cash equivalents, beginning of year	3,842	(1,632)	(1,972)	490	1,971	2,699

Cash and cash equivalents, end of year	$—	$7,895	$7,450	$1,679	(7,558)	$9,466

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands)

	Intelsat, Ltd.	Subholdco	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities	$(119,610)	$678,647	$648,687	$46,786	$(653,301)	$601,209

Cash flows from investing activities:
Payments for satellites and other property and equipment	—	(190,668)	(161,211)	(16,835)	165,933	(202,781)
Change in restricted cash	(700,000)	—	—	—	—	(700,000)
Investment in WildBlue	—	(58,000)	(58,000)	—	58,000	(58,000)
Advances to/from subsidiaries, net	476,948	(476,948)	(476,948)	—	476,948	—
Investment in subsidiaries	(118,000)	118,000	118,000	—	(118,000)	—
Other	—	—	—	(5,744)	—	(5,744)

Net cash used in investing activities	(341,052)	(607,616)	(578,159)	(22,579)	582,881	(966,525)

Cash flows from financing activities:
Repayments of long-term debt
Proceeds from bond issuance	1,097,758	—	—	—	—	1,097,758
Proceeds from (repayments of) commercial paper borrowings, net	(43,978)	—	—	—	—	(43,978)
Bond issuance costs	(23,308)	—	—	—	—	(23,308)
Principal payment on deferred satellite performance incentives	—	(66,419)	(66,419)	—	66,419	(66,419)
Principal payments on capital lease obligations	—	(8,233)	(8,233)	—	8,233	(8,233)

Net cash provided by (used in) financing activities	1,030,472	(74,652)	(74,652)	—	74,652	955,820
Effect of exchange rate changes on cash	—	—	—	(883)	—	(883)
Effect of discontinued operations on cash	—	—	—	(22,294)	—	(22,294)

Net change in cash and cash equivalents	569,810	(3,621)	(4,124)	1,030	4,232	567,327
Cash and cash equivalents, beginning of year	—	7,895	7,450	1,679	(7,558)	9,466

Cash and cash equivalents, end of year	$569,810	$4,274	$3,326	$2,709	$(3,326)	$576,793

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED DECEMBER 31, 2004

(in thousands)

	Intelsat, Ltd.		Subholdco	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities	$(169,971)		$768,588	$769,405	$60,400	$(769,305)	$659,117

Cash flows from investing activities:
Payments for satellites and other property and equipment	—		(262,057)	(262,057)	(26,432)	261,957	(288,589)
Payment for future satellite	—		(50,000)	(50,000)	—	50,000	(50,000)
Payment for rights to orbital location	—		(32,000)	(32,000)	—	32,000	(32,000)
Change in restricted cash	700,000		—	—	—	—	700,000
Proceeds from insurance receivable	—		82,680	82,680	—	(82,680)	82,680
Payments for asset acquisitions	(965,063	)(1)	(92,511)	(92,511)	—	92,511	(1,057,574)
Advances to/from subsidiaries, net	574,249		(574,249)	(574,249)	—	574,249	—
Investment in subsidiaries	(174,511)		174,511	174,511	—	(174,511)	—
Other	—		—	—	(8,961)	—	(8,961)

Net cash used in investing activities	134,675		(753,626)	(753,626)	(35,393)	753,526	(654,444)

Cash flows from financing activities:
Repayments of long-term debt	(600,000)		—	—	—	—	(600,000)
Proceeds from credit facility borrowings	200,000		—	—	—	—	200,000
Bond issuance costs	(4,000)		—	—	—	—	(4,000)
Principal payment on deferred satellite performance incentives	—		(5,107)	(5,107)	—	5,107	(5,107)
Principal payments on capital lease obligations	—		(6,722)	(6,722)	—	6,722	(6,722)

Net cash provided by (used in) financing activities	(404,000)		(11,829)	(11,829)	—	11,829	(415,829)
Effect of exchange rate changes on cash	—		—	—	(562)	—	(562)
Effect of discontinued operations on cash	—		—	—	(23,755)	—	(23,755)

Net change in cash and cash equivalents	(439,296)		3,133	3,950	690	(3,950)	(435,473)
Cash and cash equivalents, beginning of year	569,810		4,274	3,326	2,709	(3,326)	576,793

Cash and cash equivalents, end of year	$130,514		$7,407	$7,276	$3,399	$(7,276)	$141,320

Notes:

(1)	On March 17, 2004, Intelsat, Ltd. made a cash payment of approximately $965 million to complete the purchase of certain of the satellites and related assets of Loral Space & Communications. Subsequent to the acquisition, Intelsat, Ltd. transferred the acquired assets and assumed liabilities via non-cash intercompany transaction to certain guarantor companies. These aforementioned assets and liabilities are correctly reflected within the balance sheet subsequent to the acquisition and are thus reflected within the operating activities section above.

(Certain totals may not add due to the effects of rounding)

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

(in thousands, except share amounts)

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions		Adjustments		Balance at End of Period
Year ended December 31, 2002:
Allowance for doubtful accounts	$—	$9,472	$18,628	(1)	$3,277	(2)	$—		$24,823
Other	$—	$—	$—		$—		$3,277	(2)	$3,277
Restructuring reserve	$3,700	$5,522	$—		$4,598		$—		$4,624

Year ended December 31, 2003:
Allowance for doubtful accounts	$24,823	$13,897	$—		$1,716		$(4,894	)(3)	$32,110
Other	$3,277	$—	$—		$3,277	(4)	$—		$—
Restructuring reserve	$4,624	$—	$—		$3,787		$(837	)(5)	$—

Year ended December 31, 2004:
Allowance for doubtful accounts	$32,110	$11,009	$—		$7,798		$22	(6)	$35,343
Restructuring reserve	$—	$6,640	$—		$5,146		$—		$1,494

Six Months ended June 30, 2005:
Allowance for doubtful accounts	$35,343	$(7,566)	$—		$1,263		$—		$26,514
Restructuring reserve	$1,494	263	$—		$1,757		$—		$—

(1)	Allowance for doubtful accounts recorded in connection with the acquisition of assets of COMSAT World Systems.
(2)	Represents reclassification.
(3)	Adjustment to reflect finalization of the allocation of the purchase price in connection with the acquisition of assets of COMSAT World Systems.
(4)	Represents asset written off against reserve.
(5)	Reversal of 2002 restructuring costs due to a change in estimate.
(6)	Adjustment to reflect change in allocation of the purchase price in connection with the COMSAT General transaction.

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

INTELSAT, LTD.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	Predecessor Entity	Successor Entity
	As of December 31, 2004	As of June 30, 2005
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$141,320	$360,174
Receivables, net of allowance of $35,343 and $26,514, respectively	228,294	226,004
Insurance receivable	58,320	—
Deferred income taxes	12,854	10,656

Total current assets	440,788	596,834
Satellites and other property and equipment, net	3,637,357	3,558,990
Amortizable intangible assets, net	104,612	522,313
Non-amortizable intangible assets	255,002	560,000
Goodwill	130,829	122,653
Investment in affiliate	52,246	48,326
Other assets	173,422	172,944

Total assets	$4,794,256	$5,582,060

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$200,000	$3,500
Accounts payable and accrued liabilities	246,474	328,271
Deferred satellite performance incentives	7,968	7,695
Deferred revenue	39,566	25,972
Capital lease obligations	5,569	7,468

Total current liabilities	499,577	372,906
Long-term debt, net of current portion	1,742,566	4,766,844
Deferred satellite performance incentives, net of current portion	48,806	42,458
Deferred revenue, net of current portion	123,992	163,233
Accrued retirement benefits	56,016	107,825
Other long-term liabilities	17,478	16,489

Total liabilities	2,488,435	5,469,755

Commitments and contingencies
Shareholders’ equity:
Preference shares, $3.00 par value, 2,500,000 shares authorized, no shares issued or outstanding	—	—
Ordinary shares, $3.00 par value, 216,666,666 2/3 shares authorized, 167,261,024 shares issued and 160,382,120 shares outstanding as of December 31, 2004	500,000	—
Common stock, $1.00 par value, 12,000 shares authorized, issued and outstanding	—	12
Contributed capital	—	207,697
Paid-in capital	1,301,886	—
Retained earnings (deficit)	610,520	(95,334)
Accumulated other comprehensive (loss) income:
Minimum pension liability, net of tax	(1,367)	—
Unrealized gain (loss) on available-for-sale securities, net of tax	1,600	(70)
Ordinary shares purchased by subsidiary, 6,284,635 shares	(106,818)	—

Total shareholders’ equity	2,305,821	112,305

Total liabilities and shareholders’ equity	$4,794,256	$5,582,060

See accompanying notes to unaudited condensed consolidated financial statements.

INTELSAT, LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended June 30,
	2004	2005
	Predecessor Entity	Successor Entity
	(Unaudited)	(Unaudited)
Revenue	$260,377	$289,824

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	46,207	59,997
Selling, general and administrative	32,212	35,083
Depreciation and amortization	115,397	143,845
Restructuring costs	1,972	—

Total operating expenses	195,788	238,925

Operating income from continuing operations	64,589	50,899
Interest expense	33,435	99,475
Interest income	818	2,215
Other income (expense), net	(762)	(222)

Income (loss) from continuing operations before income taxes	31,210	(46,583)
Provision for income taxes	6,543	6,826

Income (loss) from continuing operations	24,667	(53,409)
Loss from discontinued operations, net of minority interest	(6,163)	—

Net income (loss)	$18,504	$(53,409)

See accompanying notes to unaudited condensed consolidated financial statements.

INTELSAT, LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Predecessor Entity		Successor Entity
	Six Months Ended June 30, 2004	January 1 to January 31, 2005	February 1 to June 30, 2005
	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$494,290	$97,917	$485,081

Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization shown separately below)	79,674	26,939	103,834
Selling, general and administrative	65,263	55,443	61,563
Depreciation and amortization	219,283	39,184	239,798
Impairment of asset value	—	69,227	—
Restructuring costs	2,396	263	—

Total operating expenses	366,616	191,056	405,195

Operating income (loss) from continuing operations	127,674	(93,139)	79,886
Interest expense	73,652	13,241	167,438
Interest income	3,282	191	3,306
Other income (expense), net	(974)	863	(676)

Income (loss) from continuing operations before income taxes	56,330	(105,326)	(84,922)
Provision for income taxes	11,056	4,400	10,412

Income (loss) from continuing operations	45,274	(109,726)	(95,334)
Loss from discontinued operations, net of minority interest	(10,015)	—	—

Net income (loss)	$35,259	$(109,726)	$(95,334)

See accompanying notes to unaudited condensed consolidated financial statements.

INTELSAT, LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Predecessor Entity		Successor Entity
	Six Months Ended June 30, 2004	January 1 to January 31, 2005	February 1 to June 30, 2005
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income (loss)	$35,259	$(109,726)	$(95,334)
Loss from discontinued operations, net of minority interest	10,015	—	—

Income (loss) from continuing operations	45,274	(109,726)	(95,334)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
Depreciation and amortization	219,283	39,184	239,798
Impairment charge for IS-804 satellite	—	69,227	—
Provision for doubtful accounts	5,866	(5,799)	(1,767)
Foreign currency transaction loss	769	75	(441)
Deferred income taxes	—	2,375	(134)
Amortization of bond discount and issuance costs	2,764	430	26,066
Share in loss of affiliate	1,818	402	3,518
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(6,318)	(32,168)	31,513
Other assets	1,290	3,194	(2,811)
Accounts payable and accrued liabilities	16,301	49,932	57,279
Deferred revenue	(8,287)	(2,388)	(22,177)
Accrued retirement benefits	3,652	(27)	2,411
Other long-term liabilities	—	(3,327)	(2,662)

Net cash provided by operating activities	282,412	11,384	235,259

Cash flows from investing activities:
Payments for satellites and other property and equipment	(233,812)	(953)	(83,777)
Payments for future satellite	(50,000)	—	—
Payments for rights to orbital locations	(32,000)	—	—
Increase in restricted cash	700,000	—	—
Proceeds from insurance receivable	141,000	38,561	19,759
Payments for Intelsat Americas acquisition	(965,063)	—	—
Other	(8,166)	—	—

Net cash (used in) provided by investing activities	(448,041)	37,608	(64,018)

Cash flows from financing activities:
Repayment of long-term debt	(200,000)	—	(201,750)
Proceeds from bond issuance	—	—	305,348
Proceeds from credit facility borrowings	200,000	—	200,000
Debt issuance costs	(4,000)	—	—
Principal payments on deferred satellite performance incentives	(2,150)	(475)	(2,008)
Principal payments on capital lease obligations	(3,121)	—	(1,867)
Dividends to shareholder	—	—	(305,913)

Net cash used in financing activities	(9,271)	(475)	(6,190)

Effect of exchange rate changes on cash	(769)	(75)	441
Effect of discontinued operations on cash	(21,684)	—	—

Net change in cash and cash equivalents	(197,353)	48,442	165,492
Cash and cash equivalents, beginning of period	576,793	141,320	194,682

Cash and cash equivalents, end of period	$379,440	$189,762	$360,174

Note: The increase in cash between the predecessor entity ending balance and the successor entity opening balance is due to the retention by Intelsat, Ltd. of approximately $5 million in acquisition financing proceeds.

See accompanying notes to unaudited condensed consolidated financial statements.

INTELSAT, LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

Note 1 Acquisition of Intelsat by Intelsat Holdings, Ltd.

On January 28, 2005, Intelsat, Ltd. (“Intelsat” or the “Company”) was acquired by Intelsat Holdings, Ltd. (“Intelsat Holdings,” formerly known as Zeus Holdings, Limited) for total cash consideration of approximately $3,000,000, with pre-acquisition debt of approximately $1,900,000 remaining outstanding. Intelsat Holdings is a Bermuda company formed at the direction of funds advised by or associated with Apax Partners Worldwide LLP and Apax Partners, Inc. (collectively, “Apax Partners”), Apollo Management V, L.P. (“Apollo”), MDCPIV Global Investments, LLP (“Madison Dearborn Partners”) and Permira Advisers LLC (“Permira”). Each of Apax Partners, Apollo, Madison Dearborn Partners and Permira is referred to as a “Sponsor” and the funds advised by or associated with each Sponsor are referred to as an “Investor Group.” The Investor Groups collectively are referred to as the “Investors.” As part of the Acquisition Transactions defined below, the Investors and certain members of management purchased preferred and ordinary shares of Intelsat Holdings (the “Equity Contributions”). Prior to the Acquisition Transactions, as defined below, funds advised by or associated with Madison Dearborn Partners transferred less than 0.1% of their interest in Intelsat Holdings to an unaffiliated investment partnership. References to the Investors include this partnership. References to “Intelsat” or the “Company” herein refer to Intelsat, Ltd. and, unless the context requires otherwise, to its subsidiaries.

In connection with Intelsat Holdings’ acquisition of Intelsat, the following transactions occurred:

•	Zeus Merger One Limited (“Zeus Merger 1”), a wholly owned direct subsidiary of Intelsat Holdings, amalgamated with Intelsat, with the resulting company being a direct wholly owned subsidiary of Intelsat Holdings and being named Intelsat, Ltd. Upon this amalgamation, Intelsat’s equity holders immediately prior to the amalgamation ceased to hold shares or other equity interests in Intelsat.

•	Zeus Merger Two Limited (“Zeus Merger 2”), a wholly owned direct subsidiary of Zeus Merger 1, amalgamated with Intelsat (Bermuda), Ltd., which at that time was the direct or indirect parent of all of our operating subsidiaries, with the resulting company being a direct wholly owned subsidiary of resulting Intelsat and being named Intelsat (Bermuda), Ltd. (“Intelsat Bermuda”).

Intelsat Holdings, Zeus Merger 1 and Zeus Merger 2 are Bermuda companies that were newly formed for the purpose of consummating the Acquisition Transactions.

In connection with the Acquisition Transactions, Zeus Merger 2, which later amalgamated with Intelsat Bermuda, established a new $300,000 revolving credit facility, borrowed approximately $150,000 under a new $350,000 term loan facility, referred to together as the “Senior Secured Credit Facility,” and issued $1,000,000 of floating rate (7.805% at issuance) senior notes due 2012, $875,000 of 8.25% senior notes due 2013 and $675,000 of 8.625% senior notes due 2015, referred to collectively as the Acquisition Finance Notes. The Acquisition Finance Notes and the Senior Secured Credit Facility are guaranteed by Intelsat and certain direct and indirect subsidiaries of Intelsat. The proceeds from the Equity Contributions, borrowings under the Senior Secured Credit Facility, and the Acquisition Finance Notes, together with cash on hand, were used to consummate the transactions described above and to

INTELSAT, LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

pay related fees and expenses. The amalgamation of Zeus Merger 1 with Intelsat, the amalgamation of Zeus Merger 2 with Intelsat Bermuda, the borrowings under the Senior Secured Credit Facility, the issuance of the Acquisition Finance Notes and the Equity Contributions are referred to collectively as the “Acquisition Transactions.”

On February 11, 2005, Intelsat and one of its subsidiaries, referred to as “Finance Co.,” issued $478,700 in aggregate principal amount at maturity of 9.25% Senior Discount Notes due 2015 (the “Senior Discount Notes”), yielding approximately $305,000 of proceeds at issuance. On March 3, 2005, Intelsat Bermuda transferred substantially all of its assets to a newly formed wholly owned subsidiary, Intelsat Subsidiary Holding Company, Ltd. (“Intelsat Subsidiary Holding”). Intelsat Subsidiary Holding assumed substantially all of the then-existing liabilities of Intelsat Bermuda, and Intelsat Bermuda became a guarantor of the obligations under the Acquisition Finance Notes and the Senior Secured Credit Facility. Following these transactions, Finance Co. was amalgamated with Intelsat Bermuda, and Intelsat Bermuda became an obligor on the Senior Discount Notes. The proceeds of the offering of the Senior Discount Notes were distributed by Intelsat Bermuda to its parent, Intelsat, and by Intelsat to Intelsat Holdings. Intelsat Holdings used those funds to repurchase a portion of the outstanding preferred shares of Intelsat Holdings.

The consummation of the Acquisition Transactions resulted in the following changes to Intelsat’s capital structure:

•	The cancellation of all outstanding ordinary shares

•	The cancellation of all authorized preference shares

•	The cancellation of all share options, restricted shares and restricted share units

•	The issuance of 12,000 shares of common stock of the successor entity

The Acquisition Transactions were accounted for by Intelsat Holdings under the purchase method of accounting, whereby the purchase price (including liabilities assumed) was preliminarily allocated to the assets acquired based on their estimated fair market values at the date of acquisition. Independent third-party appraisers were engaged to perform valuations of certain of the tangible and intangible assets acquired. The preliminary purchase accounting adjustments recorded by Intelsat Holdings have been pushed-down to Intelsat in accordance with SEC Staff Accounting Bulletin No. 54, “Push-Down” Basis of Accounting in Financial Statements of Subsidiaries.

As a result of the consummation of the Acquisition Transactions, a new entity (“successor entity”) was formed. Although the effective date was January 28, 2005, due to the immateriality of the results of operations for the period between January 28, 2005 and January 31, 2005, the Company has accounted for the consummation of the Acquisition Transactions as if they had occurred on January 31, 2005. The condensed consolidated financial statements presented for the three months and six months ended June 30, 2004 and the period January 1 to January 31, 2005 are shown under the “predecessor entity.” The condensed consolidated financial statements for the successor entity show the operations of the successor entity from February 1, 2005, the date the successor entity applied push-down accounting, through June 30, 2005.

INTELSAT, LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

A reconciliation of the preliminary purchase price adjustments recorded in connection with the Acquisition Transactions is presented below: ($ in thousands)

	Predecessor Entity	Transaction Adjustments	Successor Entity
	As of January 31, 2005		As of February 1, 2005
	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$189,762	$4,920	$194,682
Receivables, net of allowance	286,020	(10,511)	275,509
Deferred income taxes	10,479	—	10,479

Total current assets	486,261	(5,591)	480,670
Satellites and other property and equipment, net	3,528,913	122,439	3,651,352
Amortizable intangible assets, net	105,007	433,181	538,188
Non-amortizable intangible assets	255,002	304,998	560,000
Goodwill	130,829	(8,176)	122,653
Investment in affiliate	51,844	—	51,844
Other assets	163,965	58,840	222,805

Total assets	$4,721,821	$905,691	$5,627,512

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable	$200,000	$—	$200,000
Accounts payable and accrued liabilities	294,054	(23,062)	270,992
Deferred satellite performance incentives	7,463	—	7,463
Deferred revenue	38,460	—	38,460
Capital lease obligations	6,201	—	6,201

Total current liabilities	546,178	(23,062)	523,116
Long-term debt, net of current portion	1,742,001	2,506,588	4,248,589
Deferred satellite performance incentives, net of current portion	44,698	—	44,698
Deferred revenue, net of current portion	122,710	50,212	172,922
Accrued retirement benefits	55,989	49,425	105,414
Other long-term liabilities	14,150	5,000	19,150

Total liabilities	2,525,726	2,588,163	5,113,889

Commitments and contingencies
Shareholders’ equity	2,196,095	(1,682,472)	513,623

Total liabilities and shareholders’ equity	$4,721,821	$905,691	$5,627,512

The unaudited pro forma results of operations provided below for the six months ended June 30, 2004 and June 30, 2005 are presented as though the Acquisition Transactions had occurred at the beginning of the periods presented, after giving effect to purchase accounting adjustments relating to depreciation and amortization of the revalued assets, interest expense associated with the Acquisition Finance Notes and Senior Secured Credit Facility, and other

INTELSAT, LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

acquisition-related adjustments in connection with the Acquisition Transactions. The pro forma results of operations are not necessarily indicative of the combined results that would have occurred had the Acquisition Transactions been consummated at the beginning of the periods presented, nor are they necessarily indicative of future operating results.

	Six months ended June 30, 2004	Six months ended June 30, 2005
	(unaudited)	(unaudited)
Revenue	$494,290	$582,998
Loss from continuing operations	$(127,698)	$(244,545)
Net loss	$(137,713)	$(244,545)

Note 2 Basis of presentation

The unaudited condensed consolidated financial statements of Intelsat, Ltd. and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited condensed consolidated financial statements include all adjustments (consisting only of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of these financial statements. The preparation of financial statements requires management to make estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and (2) the reported amounts of revenue and expenses during the reporting period. Examples include the allowance for doubtful accounts and the estimated useful lives of satellites and other property and equipment. The results of operations for the periods presented are not necessarily indicative of operating results for the full year. Certain prior period amounts have been reclassified to conform to the current period’s presentation and the prior periods have been restated to reflect a discontinued operation (see Note 4). These unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in Intelsat, Ltd.’s Annual Report on Form 20-F for the fiscal year ended December 31, 2004 on file with the Securities and Exchange Commission (“Intelsat’s Form 20-F”).

Note 3 Stock-based compensation

The Company had two stock-based employee compensation plans until consummation of the Acquisition Transactions, the 2001 Share Option Plan (the “2001 Plan”) and the 2004 Share Incentive Plan (the “2004 Plan”), which are described more fully in Note 16 to the audited consolidated financial statements included in Intelsat’s Form 20-F. As permitted by SFAS No. 123, Accounting for Stock-Based Compensation, the Company used the intrinsic method of measuring and recognizing employee stock-based transactions under Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees. Consequently, as all options granted under the 2001 Plan had an exercise price equal to the estimated fair value of the underlying ordinary shares on the date of grant, no stock-based employee compensation cost is reflected in net income for the 2001 Plan. However, stock-based employee compensation cost is reflected in net income for the 2004 Plan, as it contained a liquidity mechanism which resulted in variable accounting and the requirement for recognition of compensation expense.

INTELSAT, LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

The following table illustrates the effect on net income (loss) if the Company had applied the fair value recognition provisions of SFAS No. 123 to its stock-based compensation.

	Predecessor Entity
	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004	January 1 to January 31, 2005
Net income (loss), as reported	$18,504	$35,259	$(109,726)
Add compensation expense recognized in net income (loss), as reported, net of related tax effects	732	732	5,977
Deduct total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(615)	(1,490)	(397)

Pro forma net income (loss)	$18,621	$34,501	$(104,146)

At the closing of the Acquisition Transactions, all outstanding awards under the 2001 Plan vested in the money awards were cashed out, and all other awards were cancelled. All outstanding awards made under the 2004 Plan were canceled as part of the Acquisition Transactions, and unvested awards were converted into deferred compensation accounts. The opening balance for each deferred compensation account was the excess, if any, of $18.75 over the exercise price of the relevant award made under the 2004 Plan. Generally, deferred compensation, plus interest, is payable to employees in accordance with vesting schedules in the original 2004 Plan awards, and unvested amounts will be forfeited upon employee termination. Approximately $15.2 million was paid from the deferred compensation accounts as part of the Acquisition Transactions, and for the successor period ended June 30, 2005, $4,020 was paid. As of June 30, 2005, up to $14,736 in deferred compensation remains payable, with vesting through June 2007. The Company records compensation expense over the remaining vesting period following the conversion to deferred compensation, and $3,521 was expensed for the successor period ended June 30, 2005.

The Board of Directors of Intelsat Holdings has adopted the Intelsat Holdings, Ltd. 2005 Share Incentive Plan (the “2005 Share Plan”), pursuant to which up to 1,124,296 ordinary shares may be awarded to employees and directors of Intelsat Holdings and its direct and indirect subsidiaries. The Plan permits granting of awards in the form of incentive share options, nonqualified share options, restricted shares, restricted share units, share appreciation rights, phantom shares and performance awards. As of June 30, 2005, 1,055,956 restricted shares awarded under the 2005 Share Plan were outstanding. Of such restricted shares outstanding at June 30, 2005, an aggregate of 832,420 shares were awarded under certain employment agreements to various executive officers of Intelsat and its subsidiaries. These shares are subject to transfer, vesting and other restrictions as set forth in the applicable employment agreements. A portion of these restricted shares generally vest over sixty months, subject to the executive’s continued employment with the Company. The vesting of certain of the shares awarded is also subject to the meeting of certain performance criteria similar in nature to the performance criteria described in the next paragraph. Lastly, a portion of these restricted shares are subject to immediate vesting under certain circumstances.

All of the remaining 223,536 restricted shares outstanding at June 30, 2005 had been granted to employees of Intelsat and its subsidiaries effective as of January 28, 2005 pursuant to

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FINANCIAL STATEMENTS—(Continued)

restricted share agreements. These restricted share agreements include transfer and other restrictions, and provide for vesting principally as follows: 50% of the shares awarded are time vesting shares, with 7/60 of the time vesting shares vesting on August 1, 2005 and the remainder of the time vesting shares vesting in fifty-three equal monthly installments of 1/60 of the shares per month beginning September 1, 2005; and the remaining 50% of restricted shares awarded are performance shares that vest if and when the Investors have received a cumulative total return between 2.5 to 3 times the amounts invested by the Investors prior to the eighth anniversary of January 28, 2005. Outstanding performance shares not vested by the eighth anniversary of their award shall be forfeited. Awardees who terminate employment with Intelsat Holdings or its subsidiaries will forfeit unvested shares awarded, except that performance shares will remain outstanding for 180 days and will vest if performance vesting criteria are met within 180 days following termination without cause. Intelsat Holdings may repurchase vested shares following termination of employment of awardees at fair market value (as defined in the 2005 Share Plan). Further details of vesting and other restrictions are set forth in the restricted share agreements themselves.

Except for the performance shares described above, the Company recognizes compensation expense and a liability for the share awards over the vesting period based on the fair market value of the shares at the award date. Compensation expense for the three months ended June 30, 2005 was $85. For the three months ended June 30, 2005, the Company did not recognize any compensation expense for performance shares, since there were no shares that met the vesting requirements.

Note 4 Disposal of investment in consolidated affiliate

As discussed more fully in Note 5 to the audited consolidated financial statements included in Intelsat’s Form 20-F, during 2004 Intelsat entered into an agreement to dispose of its investment in Galaxy Satellite TV Holdings Limited (“Galaxy Holdings”). Under the agreement, Intelsat transferred to TVB Satellite TV Holdings Limited all of Intelsat’s right, title and interest in its shares in Galaxy Holdings on December 28, 2004. In addition, Intelsat was not required to make cash contribution of approximately $10,300 that would have been due in February 2005. An agreement relating to Intelsat’s in-kind contribution of satellite capacity on the IS-709 satellite terminated on March 31, 2005. As a result of the disposition agreement, Intelsat has restated its condensed consolidated financial statements for the prior periods contained in this quarterly report to reflect Galaxy Holdings as a discontinued operation.

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FINANCIAL STATEMENTS—(Continued)

Note 5 Receivables

Receivables were comprised of the following:

	Predecessor Entity	Successor Entity
	As of December 31, 2004	As of June 30, 2005
Service charges:
Unbilled	$75,212	$77,536
Billed	177,082	163,721
Other	11,343	11,261
Allowance for doubtful accounts	(35,343)	(26,514)

Total	$228,294	$226,004

Unbilled satellite utilization charges represent amounts earned and accrued as receivable from customers for their usage of the Intelsat satellite system prior to the end of the period. These amounts were billed at the beginning of the following period.

The insurance receivable of $58,320 at December 31, 2004 represents a refund from insurers in connection with the IA-8 satellite launch insurance. Due to the delay in launching the IA-8 satellite (see Note 9 of Intelsat’s Form 20-F for further discussion), the insurers agreed to return 90% of the premiums previously paid, with Intelsat not required to pay these premiums until 30 days prior to launch. Intelsat received $58,320 of premiums in the first quarter of 2005 and repaid this amount to the insurers in the second quarter of 2005 prior to launching IA-8.

Note 6 Satellites and other property and equipment

Satellites and other property and equipment were comprised of the following:

	Predecessor Entity	Successor Entity
	As of December 31, 2004	As of June 30, 2005
Satellites, launch vehicles and services	$7,055,520	$3,260,534
Information systems and ground segment	681,252	353,501
Washington, D.C. building and other	235,490	168,783

Total cost	7,972,262	3,782,818
Less: accumulated depreciation	(4,334,905)	(223,828)

Total	$3,637,357	$3,558,990

Satellites and other property and equipment as of December 31, 2004 and June 30, 2005 included construction-in-progress of $227,403 and $360,551, respectively. These amounts relate primarily to satellites under construction and related launch services, including the recently launched IA-8 satellite that remained in construction-in-progress until it was formally placed in

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FINANCIAL STATEMENTS—(Continued)

service on July 29, 2005. Interest costs of $10,704 were capitalized during the six months ended June 30, 2004, and interest costs of $92 and $4,002 were capitalized during the periods January 1 to January 31, 2005 and February 1 to June 30, 2005, respectively.

Note 7 Satellite developments

The Company launched the IA-8 satellite on June 23, 2005 and the satellite was placed into service on July 29, 2005. The book value of the IA-8 satellite, including capitalized interest, was $271,826 as of June 30, 2005.

On January 14, 2005, the Company’s IS-804 satellite experienced a sudden and unexpected electrical power system anomaly that resulted in the total loss of the satellite. In accordance with its existing satellite anomaly contingency plans, the Company has made alternative capacity available to its IS-804 satellite customers both on other Intelsat satellites and on other operators’ satellites. As a result, the Company has entered into a revenue share agreement with New Skies Satellites B.V. (“New Skies”) for alternate capacity provided to certain customers. Under the terms of the arrangement, affected customers remain under contract with Intelsat, and Intelsat shares in the revenue generated from the services now provided on the NSS-5 satellite. The agreement also gives Intelsat the option to provide reciprocal services to New Skies should it experience an anomaly in a New Skies satellite and seek restoration capacity for its own customers’ services. The Company recorded a net non-cash impairment charge of $69,227 in the period January 1 to January 31, 2005 to write off the value of the IS-804 satellite, which was not insured, and related deferred performance incentive obligations.

The Company established a failure review board (“FRB”) with the manufacturer of IS-804, Lockheed Martin Corporation, to investigate the cause of the anomaly. The IS-804 satellite was a Lockheed Martin 7000 series (“LM 7000 series”) satellite, and the Company operates three other satellites in the LM 7000 series, the IS-801, IS-802 and IS-805 satellites. While the FRB is not expected to complete its analysis until the end of September 2005, the Company currently believes, based on the FRB’s analysis to date, that the IS-804 failure is not likely to have been caused by an IS-804 specific workmanship or hardware element, but is more likely related to the LM 7000 Series design under certain operational and environmental conditions. The FRB’s analysis is expected to include an assessment of the overall risk level for our other LM 7000 series satellites, and a determination of whether any operational steps can be taken to mitigate the risk. The Company is also analyzing its satellite deployment plan and may make adjustments to this plan upon review of the FRB’s findings. The Company does not believe that any of its satellites other than those described above is affected by the IS-804 anomaly or the FRB findings.

Note 8 Launch deposit

As previously disclosed, Intelsat has a deposit of $28,000 with a launch provider for the launch of a future satellite. Under Intelsat’s agreement with the launch provider, as amended as of July 31, 2005, Intelsat has the right to extend until January 31, 2009, the deadline for giving notice of the type of satellite to be launched, provided Intelsat pays the launch provider $2,000 approximately every six months (beginning August 15, 2005), with such amounts being added to the $28,000 deposit currently being held by the launch provider. The deposit amount (as

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FINANCIAL STATEMENTS—(Continued)

increased) will be credited by the launch provider against the launch price when Intelsat gives its notice relating to the future launch. Intelsat currently expects to use this launch, within the timeframe envisioned by the agreement with the launch provider, as amended, in connection with the launching of a satellite presently under construction.

Note 9 Goodwill and other intangible assets

As part of the Acquisition Transactions, the Company’s intangible assets were revalued with the assistance of an independent third party. The allocation of purchase price has not been finalized. The carrying amount and accumulated amortization of acquired intangible assets subject to amortization consisted of the following:

	Predecessor Entity	Successor Entity
	As of December 31, 2004	As of June 30, 2005
Customer relationships	$113,170	$138,188
Backlog	—	390,000
Technology	—	10,000
Business application software	638	—

Subtotal	113,808	538,188
Less: accumulated amortization	(9,196)	(15,875)

Total	$104,612	$522,313

Customer relationships have estimated lives ranging from four to twenty years. Backlog has an estimated life of 15 years, and technology has an estimated life of 8 years. The Company recorded amortization expense of $2,580, $936 and $15,875 for the six months ended June 30, 2004, for the period January 1 to January 31, 2005 and for the period February 1 to June 30, 2005, respectively.

Scheduled amortization charges for the intangible assets as of June 30, 2005 are as follows:

2005	$19,050
2006	38,100
2007	38,100
2008	37,292
2009	33,250
2010 and thereafter	356,521

Total	$522,313

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FINANCIAL STATEMENTS—(Continued)

The carrying amount of acquired intangible assets not subject to amortization consisted of the following:

	Predecessor Entity	Successor Entity
	As of December 31, 2004	As of June 30, 2005
Goodwill	$130,829	$122,653

Tradename	$—	$30,000

Orbital locations	$255,002	$530,000

Note 10 Notes payable, long-term debt and other financing arrangements

The carrying amounts of notes payable and long-term debt were as follows:

	Predecessor Entity	Successor Entity
	As of December 31, 2004	As of June 30, 2005
Senior Secured Credit Facility, 5.25% interest rate as of June 30, 2005	$—	$348,250
Eurobond 8.125% Notes due February 28, 2005	200,000	—
5.25% Senior Notes due November 1, 2008	400,000	400,000
Discount, net of amortization, on the 5.25% Senior Notes due November 1, 2008	(79)	(22,300)
Floating Rate Senior Notes, 7.805% interest rate as of June 30, 2005, due January 15, 2012	—	1,000,000
7.625% Senior Notes due April 15, 2012	600,000	600,000
Discount, net of amortization, on the 7.625% Senior Notes due April 15, 2012	(3,368)	(53,859)
8.25% Senior Notes due January 15, 2013	—	875,000
6.50% Senior Notes due November 1, 2013	700,000	700,000
Discount, net of amortization, on the 6.50% Senior Notes due November 1, 2013	(1,958)	(112,144)
8.625% Senior Notes due January 15, 2015	—	675,000
9.25% aggregate principal at maturity of $478.7 million Senior Notes due February 1, 2015	—	316,192
Note payable to Lockheed Martin Corporation, 7%, payable in annual installments of $5,000, beginning January 1, 2007	20,000	20,000
Capital lease obligations	33,540	31,673

Total long-term debt	1,948,135	4,777,812

Less:
Current portion of capital lease obligations	5,569	7,468
Current portion of long-term debt	200,000	3,500

Total current portion	205,569	10,968

Total long-term debt, excluding current portion	$1,742,566	$4,766,844

As part of the Acquisition Transactions, Intelsat’s pre-acquisition long-term debt was revalued based on quoted market prices, resulting in a net decrease of $193,412. These discounts will be amortized over the remaining term of the notes. The allocation of purchase price has not been finalized.

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FINANCIAL STATEMENTS—(Continued)

In connection with the Acquisition Transactions, the previous $800,000 credit facility was replaced with a $650,000 Senior Secured Credit Facility, consisting of a $350,000 term loan facility maturing in July 2011 and a $300,000 revolving loan facility maturing in January 2011. On January 28, 2005, at the close of the Acquisition Transactions, Intelsat Bermuda borrowed $150,000 under the term loan facility. On February 28, 2005, an additional $200,000 was borrowed under the term loan facility to repay $200,000 due at maturity of the Company’s Eurobond 8.125% Notes. The term loan facility requires quarterly principal repayments of $875 thousand, with the remaining unpaid balance due at the maturity of the loan. As a result of the Transfer Transactions described below, Intelsat Subsidiary Holding assumed the liabilities of Intelsat Bermuda under the Senior Secured Credit Facility. No amounts were outstanding under the revolving loan facility as of June 30, 2005; however, $20.1 million in letters of credit issued and outstanding under the facility and limitations under covenants contained in the credit agreement governing the Senior Secured Credit Facility (the “Credit Agreement”) reduced borrowing availability under the revolving loan facility to $216.0 million. The Senior Secured Credit Facility is secured by a substantial portion of the Company’s assets. In addition, the Credit Agreement contains financial and operating covenants that, among other things, require Intelsat Subsidiary Holding to maintain financial coverage ratios, limit Intelsat Subsidiary Holding’s ability to pledge assets as security for additional borrowings and limit Intelsat Subsidiary Holding’s ability to pay dividends on its ordinary shares.

Also in connection with the Acquisition Transactions, Intelsat Bermuda issued $1,000,000 of floating rate (7.805% interest rate as of June 30, 2005) senior notes due 2012, $875,000 of 8.25% senior notes due 2013 and $675,000 of 8.625% senior notes due 2015 (the “Acquisition Finance Notes”). The net proceeds from the borrowings under the Senior Secured Credit Facility and the Acquisition Finance Notes, together with the Equity Contribution and cash on hand, were used to consummate the Acquisition Transactions described in Note 1 above and to pay related fees and expenses.

On February 11, 2005, Intelsat and Finance Co. issued $478,700 in aggregate principal amount at maturity of 9.25% Senior Discount Notes due 2015 (the “Senior Discount Notes”), yielding $305,348 in proceeds at issuance. On March 3, 2005, Intelsat Bermuda transferred substantially all of its assets to a newly formed wholly owned subsidiary, Intelsat Subsidiary Holding. Intelsat Subsidiary Holding assumed substantially all of the then-existing liabilities of Intelsat Bermuda, and Intelsat Bermuda became a guarantor of the obligations under the Acquisition Finance Notes and the Senior Secured Credit Facilities. Finance Co. was then amalgamated with Intelsat Bermuda. The proceeds of the offering of the Senior Discount Notes were then distributed by Intelsat Bermuda to its parent, Intelsat, and by Intelsat to Intelsat Holdings. Intelsat Holdings used those funds to repurchase a portion of the outstanding preferred shares of Intelsat Holdings. These transactions are referred to collectively as the Transfer Transactions.

Note 11 Retirement plans and other retiree benefits

Note 15 to the consolidated financial statements included in Intelsat’s Form 20-F indicated that Intelsat expected to contribute $515 to its defined benefit pension plan during 2005 and it did not expect to make any contributions to its post-retirement health insurance plan, which is an unfunded plan. Intelsat contributed $283 to its pension plan during the period January 1 to June 30, 2005.

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FINANCIAL STATEMENTS—(Continued)

Net periodic pension and other post-retirement benefits costs include the following components for the six months ended June 30, 2004 and the periods January 1 to January 31, 2005 and February 1 to June 30, 2005:

	Pension Benefits			Other Post-retirement Benefits
	Predecessor Entity		Successor Entity	Predecessor Entity		Successor Entity
	Six Months Ended June 30, 2004	January 1 to January 31, 2005	February 1 to June 30, 2005	Six Months Ended June 30, 2004	January 1 to January 31, 2005	February 1 to June 30, 2005
Service cost	$1,485	$373	$1,969	$2,206	$313	$1,564
Interest cost	4,519	1,583	7,774	2,126	338	1,698
Expected return on plan assets	(5,953)	(1,823)	(10,649)	—	—	—
Amortization of unrecognized prior service cost	12	3	—	(343)	(89)	—
Amortization of unrecognized net loss	737	424	—	—	—	—
Amortization of unrecognized transition asset	14	3	—	—	—	—

Total costs (benefit)	$814	$563	$(906)	$3,989	$562	$3,262

Note 12 Contingencies

(a) Insurance

As of June 30, 2005, Intelsat did not have in-orbit insurance coverage for 27 of its 28 satellites. These 27 satellites had a net book value in aggregate of $2,568,759 as of December 31, 2004 and $2,722,963 as of June 30, 2005. At June 30, 2005, the IA-8 satellite was insured for the satellite’s approximate net book value under a policy covering its launch and first 180 days of in-orbit operations. This policy expires on December 20, 2005.

(b) Litigation and claims

The Company is subject to litigation in the normal course of business, but management does not believe that the resolution of any pending proceedings would have a material adverse effect on the Company’s financial position or results of operations.

As previously disclosed, two putative class action complaints have been filed against Intelsat in the U.S. District Court for the District of Columbia. The first was filed on June 24, 2004, and the second was filed on September 20, 2004. In each case, the named plaintiffs are Intelsat retirees, spouses of retirees or surviving spouses of deceased retirees. The complaints arise out of a resolution adopted by the governing body of the IGO prior to privatization. They allege, among other things, that Intelsat wrongfully modified health plan terms to deny

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FINANCIAL STATEMENTS—(Continued)

coverage to surviving spouses and dependents of deceased Intelsat retirees. Intelsat has moved to dismiss the complaints, arguing that the resolution is not enforceable, that Intelsat has the right to modify the terms of any postretirement health benefits being provided, and that the associated damage claims are without merit.

On May 4, 2005 and again on May 9, 2005, one of the plaintiff groups filed an amended complaint (including a motion for leave to file the second amended complaint) to add certain factual allegations and claims. On May 5, 2005, the other plaintiff group filed an amended complaint. Among other things, the amended complaints contain a new claim based on language in the resolution which states that if the Company’s consolidated net worth falls below $500,000, it would be required to establish an irrevocable trust to accept funds for payment of these health benefits and to obtain a letter of credit in an amount equal to 150% of the then current Financial Accounting Standards Board, or FASB, valuation of the benefit liability, and that if the Company’s consolidated net worth falls below $300,000, the trust can and will exercise this letter of credit, with the funds to be paid into the trust. As set forth elsewhere in this report, the Company’s consolidated net worth is currently less than $300,000.

It is the Company’s position that the resolution, including its irrevocable trust provision, does not create obligations that are enforceable against Intelsat or Intelsat Global Service Corporation. A hearing on Intelsat’s motions to dismiss in both cases was conducted on May 11, 2005, at which time the court consolidated the two cases but did not make a final determination on the motions. The Company intends to defend vigorously against any claims in the consolidated case that may remain after the court’s decision on our motions to dismiss.

(c) MFC and LCO protections

Most of the customer service commitments entered into prior to the privatization were transferred to Intelsat pursuant to novation agreements. These agreements contain provisions, including provisions for most favored customer (“MFC”) and lifeline connectivity obligation (“LCO”) protections, which constrain Intelsat’s ability to price services in some circumstances. MFC protection entitles eligible customers to the lowest rate Intelsat charges after July 18, 2001 for satellite capacity having substantially the same technical and commercial terms, subject to limited exceptions. MFC protection continues until July 18, 2006. Intelsat management does not believe that the MFC terms significantly restrict the Company’s ability to price services competitively. Intelsat’s LCO contracts require the Company to provide customers with the right to renew their service commitments covered by LCO contracts at prices no higher than the prices charged for those services on the privatization date. Under some circumstances, Intelsat may also be required by an LCO contract to reduce the price for a service commitment covered by the contract. LCO protection may continue until July 18, 2013. As of June 30, 2005, Intelsat had not been required to reduce prices for its LCO-protected service commitments. However, there can be no assurances that Intelsat will not be required to reduce prices in the future under its MFC and LCO commitments.

(d) ORBIT Act

On April 15, 2005, the FCC issued an order in which it found that Intelsat had substantially diluted the ownership interests of the former Signatories and, thus, was in compliance with all of the privatization requirements of the Open-Market Reorganization for the Betterment of International Telecommunications Act (the “ORBIT Act”). As such, Intelsat’s FCC licenses no

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FINANCIAL STATEMENTS—(Continued)

longer contain any ORBIT Act-related restrictions on Intelsat’s ability to provide services to, from, or within the United States. On July 12, 2005, the ORBIT Act was amended to, among other things, remove the prohibition on Intelsat’s reaffiliation with another fixed satellite services operator, New Skies Satellites.

(e) Income tax matters

The U.S. federal income tax returns of Intelsat Global Service Corporation, an indirect subsidiary of the Company, for the period July 19, 2001 to December 31, 2001 and the tax years ended December 31, 2002 and 2003 are currently under examination by the Internal Revenue Service. Also, the income tax return for Intelsat Global Sales & Marketing Ltd., a UK indirect subsidiary of the Company, for the year ended December 31, 2002 is currently under examination by UK tax authorities. While the ultimate results of such examinations cannot be predicted with certainty, the Company’s management believes that the examinations will not have a material adverse effect on its consolidated financial condition or results of operations.

The Indian tax authorities have recently issued a tax assessment to the Company which asserts a higher tax rate than the rate which the Company’s customers in India have been withholding with respect to sales to India-based customers. The Company has appealed this assessment with the Indian tax authorities. While the outcome of this appeal cannot be predicted with certainty, the Company believes that its probability of ultimately prevailing with respect to this issue does not warrant accruing any additional tax, although the appeals process may take up to 15 years. Accordingly, no provision has been recognized for the additional tax assessment asserted by the Indian tax authorities in the Company’s financial statements.

Note 13 Business segment and geographic information

Intelsat operates in a single industry segment, in which it provides satellite services to its communications customers around the world. Subsequent to the Acquisition Transactions on January 28, 2005, Intelsat does not provide significant services to its shareholders.

The geographic distribution of Intelsat’s revenue was as follows:

	Predecessor Entity	Successor Entity
	Three Months Ended June 30, 2004	Three Months Ended June 30, 2005
North America and Caribbean	37%	45%
Europe	22%	20%
Asia Pacific	12%	9%
Sub-Saharan Africa	13%	12%
Latin America	10%	8%
Middle East and North Africa	6%	6%

Revenue by region is based on the locations of customers to which services are billed. Intelsat’s satellites are in geosynchronous orbit, and consequently are not attributable to any geographic location. Of Intelsat’s remaining assets, substantially all are located in the United States. The increase in North America and Caribbean distribution is primarily attributable to our Intelsat Americas and COMSAT General acquisitions in 2004.

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FINANCIAL STATEMENTS—(Continued)

Note 14 Customer reorganization

In July 2002, WorldCom, Inc., which subsequently changed its name to MCI, Inc. (“MCI”), filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code. MCI emerged from bankruptcy protection in April 2004. In connection with MCI’s emergence from bankruptcy protection in April 2004, Intelsat received consideration of $11,203 in April 2005, consisting of $9,612 in cash and $1,591 in stock, related to settlement of pre-bankruptcy receivables. With regard to this settlement, during the period January 1 to January 31, 2005, Intelsat recorded $2,714 of revenue and reversed $6,676 of bad debt expense previously recorded. During the period February 1 to June 30, 2005, Intelsat recognized $460 in other income to record the value of the payments received related to the pre-bankruptcy receivable.

Note 15 Related party transactions

(a) Shareholders agreement

The shareholders of Intelsat Holdings, including recipients of restricted stock awards of Intelsat Holdings, have entered into a shareholders agreement relating to Intelsat Holdings. The shareholders agreement and the bye-laws of Intelsat Holdings provide, among other things, for the governance of Intelsat Holdings and its subsidiaries and provide specific rights to and limitations upon the holders of Intelsat Holdings’ share capital with respect to shares held by such holders.

(b) Monitoring fee agreement and transaction fee

In connection with the closing of the Acquisition Transactions, Intelsat entered into a monitoring fee agreement (“MFA”) with Intelsat Holdings and the Sponsors, or affiliates of, or entities advised by, designated by or associated with, the Sponsors as the case may be (collectively, the “MFA parties”), pursuant to which the MFA parties provide certain monitoring, advisory and consulting services to Intelsat. Pursuant to the MFA, the Company is obligated to pay an annual fee equal to the greater of $6,250 and 1.25% of adjusted EBITDA (as defined in the indenture governing the Acquisition Finance Notes), and to reimburse the MFA parties for their out-of-pocket expenses. Intelsat has also agreed to indemnify the MFA parties and their directors, officers, employees, agents and representatives for losses relating to the services contemplated by the MFA and the engagement of the MFA parties pursuant to, and the performance by them of the services contemplated by, the MFA. To the extent permitted by the agreements and indentures governing indebtedness of Intelsat Bermuda and its subsidiaries, on a change of control or qualified initial public offering, the Sponsors may at their option receive a lump sum payment equal to the then present value of all then current and future monitoring fees payable, assuming a termination date of January 28, 2017. Intelsat recorded expense for services associated with these fees of $9,460 during the period January 1 to January 31, 2005 and $5,041 during the period February 1 to June 30, 2005.

As payment for certain structuring and advisory services rendered, Intelsat paid an aggregate transaction and advisory fee of $50,000 to the MFA parties upon the closing of the Acquisition Transactions.

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FINANCIAL STATEMENTS—(Continued)

(c) Sponsor investment

In April 2005, SkyTerra Communications, Inc., an affiliate of Apollo, one of the Sponsors, indirectly acquired 50% of the assets of Hughes Network Systems, one of Intelsat’s corporate network services customers.

(d) Dividends

As previously mentioned, on February 11, 2005, Intelsat and Finance Co. issued the Senior Discount Notes, which yielded $305,348 in proceeds. The proceeds of the offering were distributed by Intelsat Bermuda to its parent, Intelsat, and by Intelsat to Intelsat Holdings. Intelsat Holdings used those funds to repurchase a portion of the outstanding preferred shares of Intelsat Holdings, some of which were held by certain members of Intelsat management. See Note 1 for further discussion.

(e) Ownership by management

As part of the Acquisition Transactions, certain members of management purchased preferred and common equity of Intelsat Holdings and were granted restricted common equity of Intelsat Holdings (see Note 3).

Note 16 New accounting pronouncements

In December 2004, the FASB issued SFAS No. 123R (revised 2004), “Share-Based Payment.” SFAS 123R replaced SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123), and superseded Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). In March 2005, the U.S. Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 107 (SAB 107), which expresses views of the SEC staff regarding the interaction between SFAS 123R and certain SEC rules and regulations, and provides the staff’s views regarding the valuation of share-based payment arrangements for public companies. SFAS 123R will require compensation cost related to share-based payment transactions to be recognized in the financial statements. SFAS 123R required public companies to apply SFAS 123R in the first interim or annual reporting period beginning after June 15, 2005. In April 2005, the SEC approved a new rule that delays the effective date, requiring public companies to apply SFAS 123R in their next fiscal year, instead of the next interim reporting period, beginning after June 15, 2005. As permitted by SFAS 123, the Company elected to follow the guidance of APB 25, which allowed companies to use the intrinsic value method of accounting to value their share-based payment transactions with employees. SFAS 123R requires measurement of the cost of share-based payment transactions to employees at the fair value of the award on the grant date and recognition of expense over the requisite service or vesting period. SFAS 123R requires implementation using a modified version of prospective application, under which compensation expense of the unvested portion of previously granted awards and all new awards will be recognized on or after the date of adoption. SFAS 123R also allows companies to adopt SFAS 123R by restating previously issued financial statements, basing the amounts on the expense previously calculated and reported in their pro forma footnote disclosures required under SFAS 123. The Company will adopt SFAS 123R in the first interim period of fiscal 2006 and is currently evaluating the impact that the adoption of SFAS 123R will have on its results of operations and financial position.

INTELSAT, LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets,” to address the measurement of exchanges of nonmonetary assets. It eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in APB Opinion No. 29, “Accounting for Nonmonetary Transactions,” and replaces it with an exception for nonmonetary exchanges that do not have commercial substance. This statement specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The impact of the adoption of SFAS No. 153 is not expected to be material to our consolidated statements of operations or consolidated balance sheets.

In May 2005, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 154, Accounting Changes and Error Corrections (SFAS 154). SFAS 154 requires retrospective application to prior-period financial statements of changes in accounting principles, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also redefines “restatement” as the revising of previously issued financial statements to reflect the correction of an error. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not believe that the adoption of SFAS 154 will have a material impact on its consolidated financial statements.

Note 17—Subsequent Events

On August 28, 2005, Intelsat Bermuda entered into a Merger Agreement with PanAmSat Holding Corporation (“PanAmSat”) and Proton Acquisition Corporation, a wholly owned subsidiary of Intelsat Bermuda. Pursuant to the Merger Agreement, Intelsat Bermuda agreed to acquire PanAmSat for total cash consideration of approximately $3.2 billion. As part of this transaction, approximately $3.2 billion in debt of PanAmSat and its subsidiaries will either be refinanced or remain outstanding.

Intelsat Bermuda has received financing commitments for the full amount of the purchase price from a group of financial institutions. The funding of the commitments is subject to certain conditions, including satisfaction of the conditions to the Merger Agreement. A substantial portion of the financing for the PanAmSat Acquisition Transactions is expected to be raised by Intelsat Bermuda, with additional financing expected to be raised by PanAmSat, PanAmSat Corporation (a direct subsidiary of PanAmSat) and Intelsat Sub Holdco.

Consummation of the merger is subject to various closing conditions, including but not limited to, the satisfaction or waiver of conditions regarding the receipt of requisite regulatory approvals, the receipt of financing by Intelsat Bermuda and the adoption of the Merger Agreement by a majority of PanAmSat’s stockholders. Approximately 58% of PanAmSat’s common stock shareholders agreed to vote in favor of the adoption of the Merger Agreement. On October 26, 2005, PanAmSat informed Intelsat that a majority of its stockholders approved and adopted the Merger Agreement. If the Merger Agreement is terminated under specified circumstances relating to Intelsat’s inability to obtain financing or requisite regulatory approvals, Intelsat may be required to pay PanAmSat a termination fee of $250 million. Intelsat anticipates that the Merger Transaction could close in approximately six to twelve months from August 28, 2005.

INTELSAT, LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

On November 4, 2005, Intelsat Subsidiary Holding paid a dividend of approximately $198.8 million to its parent Intelsat Bermuda, which in turn paid a dividend of that same amount to its parent Intelsat, which in turn paid a dividend of that same amount to its parent Intelsat Holdings. On November 4, 2005, Intelsat Holdings used those funds to repurchase all of the outstanding preferred shares of Intelsat Holdings, some which were held by certain members of Intelsat management. The dividend paid by Intelsat Subsidiary Holding was funded with cash generated from the operating activities of its subsidiaries.

Note 18—Supplemental Guarantor/Non-Guarantor Financial Information

In connection with the Acquisition Transactions and subsequent amalgamations (see note 1), Intelsat Subsidiary Holding issued $2.55 million of Acquisition Finance Notes. The Acquisition Finance Notes are fully and unconditionally guaranteed, jointly and severally, by the Company, its wholly owned direct subsidiary, Intelsat Bermuda, and certain other wholly owned indirect subsidiaries of the Company (together with Intelsat Bermuda, the “Subsidiary Guarantors”). Separate financial statements of the Subsidiary Guarantors are not presented because management believes that such financial statements would not be material to investors.

Investments in subsidiaries in the following condensed consolidating financial information are accounted for under the equity method of accounting. Consolidating adjustments include the following:

(1)	elimination of investments in subsidiaries:

(2)	elimination of intercompany accounts;

(3)	elimination of intercompany sales between guarantor and non-guarantor subsidiaries; and

(4)	elimination of equity in earnings of subsidiaries.

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF JUNE 30, 2005

(in thousands)

	Intelsat, Ltd.	Subholdco	Guarantors	Non-Guarantors	Eliminations	Consolidated
ASSETS:
Current assets:
Cash and cash equivalents	$57	$345,445	$7,047	$13,534	$(5,909)	$360,174
Receivables	—	175,670	176,049	46,069	(171,785)	226,004
Deferred income taxes	—	8,810	5,165	1,846	(5,165)	10,656
Intercompany receivables	—	1,035,531	576,798	—	(1,612,329)	—

Total current assets	57	1,565,456	765,059	61,449	(1,795,188)	596,834

Satellites and other property and equipment, net	—	3,507,636	3,503,044	51,354	(3,503,044)	3,558,990
Amortizable intangible assets, net	398	505,748	—	16,167	—	522,313
Non-amortizable intangible assets	—	560,000	—	—	—	560,000
Goodwill	—	49,432	—	73,221	—	122,653
Investment in affiliate	2,474,523	53,026	53,026	—	(2,532,249)	48,326
Other assets	22,106	150,707	64,094	432	(64,395)	172,944

Total assets	$2,497,084	$6,392,005	$4,385,223	$202,623	$(7,894,876)	$5,582,060

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$—	$3,500	$—	$—	$—	$3,500
Accounts payable and accrued liabilities	43,131	249,063	137,792	36,538	(138,253)	328,271
Deferred satellite performance incentives	—	7,695	7,695	—	(7,695)	7,695
Deferred revenue	—	76,137	76,137	45	(126,347)	25,972
Capital lease obligations	—	7,468	7,468	—	(7,468)	7,468
Intercompany payables	824,640	—	—	160,884	(985,524)	—

Total current liabilities	867,771	343,863	229,092	197,467	(1,265,287)	372,906

Long-term debt, net of current portion	1,511,946	2,938,704	340,399	—	(24,205)	4,766,844
Deferred satellite performance incentives, net of current portion	—	42,458	42,458	—	(42,458)	42,458
Deferred revenue, net of current portion	—	163,233	163,233	—	(163,233)	163,233
Accrued retirement benefits	—	107,825	107,850	—	(107,850)	107,825
Other long-term liabilities	5,062	11,428	14,753	—	(14,754)	16,489

Total liabilities	2,384,779	3,607,511	897,784	197,467	(1,617,787)	5,469,755

Shareholder’s equity:
Ordinary shares	12	12	—	25	(37)	12
Other shareholders’ equity	112,293	2,784,482	3,487,439	5,131	(6,277,052)	112,293

Total shareholders’ equity	112,305	2,784,494	3,487,439	5,156	(6,277,089)	112,305

Total liabilities and shareholders’ equity	$2,497,084	$6,392,005	$4,385,223	$202,623	$(7,894,876)	$5,582,060

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2004

(in thousands)

	Intelsat, Ltd.	Subholdco	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenue	$—	$501,190	$501,190	$22,058	$(530,148)	$494,290

Operating expenses:
Direct cost of revenue	—	117,294	584,465	21,140	(643,225)	79,674
Selling, general and administrative	20,368	12,515	10,866	2,579	18,935	65,263
Depreciation and amortization	—	217,703	216,041	1,580	(216,041)	219,283
Restructuring costs	—	2,396	2,396	—	(2,396)	2,396

Total operating expenses	20,368	349,908	813,768	25,299	(842,727)	366,616

Operating income (loss) from continuing operations	(20,368)	151,282	(312,578)	(3,241)	312,579	127,674

Interest expense	69,889	3,750	3,748	13	(3,748)	73,652
Interest income	3,097	11	10	6	158	3,282
Subsidiary income (loss)	122,254	(5,913)	(5,913)	—	(110,428)	—
Other income (expense), net	165	(510)	(493)	(460)	324	(974)

Income (loss) from continuing operations before income taxes	35,259	141,120	(322,722)	(3,708)	206,381	56,330
Provision for income taxes	—	8,850	8,286	2,206	(8,286)	11,056
Income (loss) from continuing operations	35,259	132,270	(331,008)	(5,914)	214,667	45,274
Loss from discontinued operations	—	—	—	(10,015)	—	(10,015)

Net income (loss)	$35,259	$132,270	$(331,008)	$(15,929)	$214,667	$35,259

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD JANUARY 1 TO JANUARY 31, 2005

(in thousands)

	Intelsat, Ltd.	Subholdco	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenue	$—	$86,449	$86,449	$19,524	$(94,505)	$97,917

Operating expenses:
Direct cost of revenue	—	31,833	98,769	15,545	(119,208)	26,939
Selling, general and administrative	47,584	(5,421)	(5,421)	897	17,804	55,443
Depreciation and amortization	—	38,384	37,924	800	(37,924)	39,184
Impairment of asset value	—	69,227	69,227	—	(69,227)	69,227
Restructuring costs	—	263	263	—	(263)	263

Total operating expenses	47,584	134,286	200,762	17,242	(208,818)	191,056

Operating income (loss) from continuing operations	(47,584)	(47,837)	(114,313)	2,282	114,313	(93,139)

Interest expense	12,685	553	553	3	(553)	13,241
Interest income	191	—	—	—		191
Subsidiary income (loss)	(49,648)	2,011	2,011	—	45,626	—
Other income (expense), net		734	734	77	(682)	863

Income (loss) from continuing operations before income taxes	(109,726)	(45,645)	(112,121)	2,356	159,810	(105,326)
Provision for income taxes	—	4,052	462	348	(462)	4,400

Net income (loss)	$(109,726)	$(49,697)	$(112,583)	$2,008	$160,272	$(109,726)

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

FOR THE PERIOD FEBRUARY 1 TO JUNE 30, 2005

(in thousands)

	Intelsat, Ltd.	Subholdco	Guarantors	Non-Guarantors	Eliminations	Consolidated
Revenue	$—	$429,094	$429,094	$105,621	$(478,728)	$485,081

Operating expenses:
Direct cost of revenue	—	232,766	335,277	92,189	(556,398)	103,834
Selling, general and administrative	9,658	5,426	33,297	3,328	9,854	61,563
Depreciation and amortization	—	232,106	224,467	3,672	(220,447)	239,798

Total operating expenses	9,658	470,298	593,041	99,189	(766,991)	405,195

Operating income (loss) from continuing operations	(9,658)	(41,204)	(163,947)	6,432	288,263	79,886

Interest expense	69,647	81,626	32,754	420	(17,009)	167,438
Interest income	—	17,098	498	6	(14,296)	3,306
Subsidiary income (loss)	(16,030)	2,764	2,764	—	10,502	—
Other income (expense), net	—	532	(1,108)	(1,208)	1,108	(676)

Income (loss) from continuing operations before income taxes	(95,335)	(102,436)	(194,547)	4,810	302,586	(84,922)
Provision for income taxes		7,766	11,957	2,046	(11,357)	10,412

Net income (loss)	$(95,335)	$(110,202)	$(206,504)	$2,764	$313,943	$(95,334)

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2004

(in thousands)

	Intelsat, Ltd.		Subholdco	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities	$(67,244)		$319,040	$319,565	$32,480	$(321,429)	$282,412

Cash flows from investing activities:
Payments for satellites and other property and equipment	—		(233,812)	(233,812)	—	233,812	(233,812)
Payment for future satellite	—		(50,000)	(50,000)	—	50,000	(50,000)
Payment for rights to orbital location	—		(32,000)	(32,000)	—	32,000	(32,000)
Increase in restricted cash	700,000		—	—	—	—	700,000
Proceeds from insurance receivable	—		141,000	141,000	—	(141,000)	141,000
Payments for Intelsat Americas acquisition	(965,063	)(1)	—	—	—	—	(965,063)
Advances to/from subsidiaries, net	58,850		(58,850)	(58,850)	—	58,850	—
Investment in subsidiaries	82,000		(82,000)	(82,000)	—	82,000	—
Other	—		—	—	(8,166)	—	(8,166)

Net cash provided by (used in) investing activities	(124,213)		(315,662)	(315,662)	(8,166)	315,662	(448,041)

Cash flows from financing activities:
Repayment of long-term debt	(200,000)		—	—	—	—	(200,000)
Proceeds from credit facility borrowings	200,000		—	—	—	—	200,000
Debt issuance costs	(4,000)		—	—	—	—	(4,000)
Principal payment on deferred satellite performance incentives	—		(2,150)	(2,150)	—	2,150	(2,150)
Principal payments on capital lease obligations	—		(3,121)	(3,121)	—	3,121	(3,121)

Net cash provided by (used in) financing activities	(4,000)		(5,271)	(5,271)	—	5,271	(9,271)
Effect of exchange rate changes on cash	—		—	—	(769)	—	(769)
Effect of discontinued operations on cash					(21,684)	—	(21,684)

Net change in cash and cash equivalents	(195,457)		(1,893)	(1,368)	1,861	(496)	(197,353)

Cash and cash equivalents, beginning of period	569,810		4,274	3,326	2,709	(3,326)	576,793

Cash and cash equivalents, end of period	$374,353		$2,381	$1,958	$4,570	$(3,822)	$379,440

Notes:

(1)	On March 17, 2004, Intelsat, Ltd. made a cash payment of approximately $965 million to complete the purchase of certain of the satellites and related assets of Loral Space & Communications. Subsequent to the acquisition, Intelsat, Ltd. transferred the acquired assets and assumed liabilities via non-cash intercompany transaction to certain guarantor companies. These aforementioned assets and liabilities are correctly reflected within the balance sheet subsequent to the acquisition and are thus reflected within the operating activities section above.

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD JANUARY 1 TO JANUARY 31, 2005

(in thousands)

	Intelsat, Ltd.	Subholdco	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities	$(8,085)	$61,087	$42,008	$1,813	$(85,439)	$11,384

Cash flows from investing activities:
Payments for satellites and other property and equipment	—	(953)	(953)	—	953	(953)
Advances to/from subsidiaries	(5,133)	5,133	—	—	—	—
Investment in subsidiaries	(155,800)	155,800	—	—	—	—
Proceeds from insurance receivable	38,561	(38,561)	(38,561)	—	77,122	38,561

Net cash used in investing activities	(122,372)	121,419	(39,514)	—	78,075	37,608

Cash flows from financing activities:
Principal payment on deferred satellite performance incentives	—	(475)	(475)	—	475	(475)

Net cash provided by (used in) financing activities	—	(475)	(475)	—	475	(475)
Effect of exchange rate changes on cash	—	—	—	(75)	—	(75)

Net change in cash and cash equivalents	(130,457)	182,031	2,019	1,738	(6,889)	48,442
Cash and cash equivalents, beginning of period	130,514	7,407	7,276	3,399	(7,276)	141,320

Cash and cash equivalents, end of period	$57	$189,438	$9,295	$5,137	$(14,165)	$189,762

(Certain totals may not add due to the effects of rounding)

INTELSAT, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE PERIOD FEBRUARY 1 TO JUNE 30, 2005

(in thousands)

	Intelsat, Ltd.	Subholdco	Guarantors	Non-Guarantors	Eliminations	Consolidated
Cash flows from operating activities	$(82,235)	$286,485	$323,310	$29,656	$(321,957)	$235,259

Cash flows from investing activities:
Payments for satellites and other property and equipment	—	(83,777)	(83,777)	—	83,777	(83,777)
Advances to/from subsidiaries	—	21,700	(257,100)	(21,700)	257,100	—
Investment in subsidiaries	282,235	(282,235)	—	—	—	—
Proceeds from insurance receivable	—	19,759	19,759	—	(19,759)	19,759

Net cash used in investing activities	282,235	(324,553)	(321,118)	(21,700)	321,118	(64,018)

Cash flows from financing activities:
Repayments of long-term debt	(200,000)	(1,750)	—	—	—	(201,750)
Proceeds from bond issuance	—	—	305,348	—	—	305,348
Proceeds from credit facility borrowings	—	200,000	—	—	—	200,000
Principal payment on deferred satellite performance incentives	—	(2,008)	(2,008)	—	2,008	(2,008)
Principal payments on capital lease obligations	—	(1,867)	(1,867)	—	1,867	(1,867)
Dividend to shareholder	—	—	(305,913)	—	—	(305,913)

Net cash provided by (used in) financing activities	(200,000)	194,375	(4,440)	—	3,875	(6,190)
Effect of exchange rate changes on cash	—	—	—	441	—	441

Net change in cash and cash equivalents	—	156,307	(2,248)	8,397	3,036	165,492
Cash and cash equivalents, beginning of period	57	189,138	9,295	5,137	(8,945)	194,682

Cash and cash equivalents, end of period	$57	$345,445	$7,047	$13,534	$(5,909)	$360,174

Note: The increase in cash between the predecessor entity ending balance and the successor entity opening balance is due to the retention by Intelsat, Ltd. of approximately $5 million in acquisition financing proceeds.

(Certain totals may not add due to the effects of rounding)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of PanAmSat Holding Corporation

We have audited the accompanying consolidated balance sheets of PanAmSat Holding Corporation and subsidiaries (the “Company”) as of December 31, 2003 and 2004, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss), and of cash flows for each of the three years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of PanAmSat Holding Corporation and subsidiaries as of December 31, 2003 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

Stamford, Connecticut

February 17, 2005

(November 1, 2005 as to Note 17)

PANAMSAT HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except per Share Data)

	Years Ended December 31,
	2002	2003	2004
REVENUES:
Operating leases, satellite services and other	$792,691	$814,006	$811,124
Outright sales and sales-type leases	19,599	17,005	15,946

Total revenues	812,290	831,011	827,070

OPERATING COSTS AND EXPENSES:
Cost of outright sales and sales-type leases	—	—	2,224
Depreciation and amortization	335,717	312,833	294,822
Direct operating costs (exclusive of depreciation and amortization)	126,387	149,696	157,354
Selling, general and administrative expenses	101,983	86,081	111,906
Satellite impairment loss	—	—	99,946
Facilities restructuring and severance costs	13,708	4,227	6,192
Gain on insurance claims	(40,063)	—	(9,090)
Loss on termination of sales-type leases	18,690	—	—
Gain on sale of teleport	—	—	(11,113)
Transaction-related costs	—	—	155,131

Total operating costs and expenses	556,422	552,837	807,372

INCOME FROM OPERATIONS	255,868	278,174	19,698
INTEREST EXPENSE—Net	142,470	143,632	191,987

INCOME (LOSS) BEFORE INCOME TAXES	113,398	134,542	(172,289)
INCOME TAX EXPENSE (BENEFIT)	28,350	35,010	(93,301)

NET INCOME (LOSS)	$85,048	$99,532	$(78,988)

NET INCOME (LOSS) PER SHARE—basic and diluted	$0.20	$0.23	$(0.26)

See notes to consolidated financial statements.

PANAMSAT HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

	December 31,
	2003	2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$176,087	$38,982
Short-term investments	374,097	—
Accounts receivable—net	77,006	69,380
Net investment in sales-type leases	23,068	24,776
Prepaid expenses and other (principally prepaid insurance)	20,428	26,595
Deferred income taxes	7,688	7,817
Insurance claim receivable	260,000	—
Assets held for sale	—	3,300

Total current assets	938,374	170,850

SATELLITES AND OTHER PROPERTY AND EQUIPMENT—Net	2,306,705	1,955,664
NET INVESTMENT IN SALES-TYPE LEASES	116,653	74,990
GOODWILL	2,243,611	2,244,131
DEFERRED CHARGES AND OTHER ASSETS—Net	129,534	326,296

TOTAL ASSETS	$5,734,877	$4,771,931

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$71,794	$69,456
Current portion of long-term debt	3,500	4,100
Current portion of satellite incentive obligations	12,654	13,148
Accrued interest payable	45,462	45,589
Deferred gains and revenues	22,436	26,618
Dividend payable	—	—

Total current liabilities	155,846	158,911

LONG-TERM DEBT	1,696,500	3,859,038
DEFERRED INCOME TAXES	430,512	31,779
DEFERRED CREDITS AND OTHER (principally customer deposits, deferred revenue and incentive payments)	273,261	271,100

TOTAL LIABILITIES	2,556,119	4,320,828

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value—1,150,751,215 and 131,697,822 shares authorized, at December 31, 2003 and 2004, respectively, and 431,879,417 and 72,580,647 shares outstanding at December 31, 2003 and 2004, respectively	4,319	726
Additional paid-in capital	2,538,515	131,690
Retained earnings	645,625	320,883
Accumulated other comprehensive (loss) income	(1,567)	1,222
Other stockholders’ equity	(8,134)	(3,418)

Total stockholders’ equity	3,178,758	451,103

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,734,877	$4,771,931

See notes to consolidated financial statements.

PANAMSAT HOLDING CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME (LOSS)

(In Thousands, Except Share Data)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income(loss), net of tax	Other Stockholders’ Equity	Treasury Stock, at Cost		Total
	Shares	Par Value Amount					Shares	Amount		Comprehensive Income (Loss)
BALANCE, JANUARY 1, 2002	431,161,336	$4,311	$2,527,245	$461,045	$—	$(41)	—	$—	$2,992,560
Additional issuance of common stock	276,802	3	2,316	—	—	—	—	—	2,319
Unrealized loss on cash flow hedge	—	—	—	—	(1,546)	—	—	—	(1,546)	$(1,546)
Unrealized gain on short-term investments	—	—	—	—	1	—	—	—	1	1
Foreign currency translation adjustment	—	—	—	—	(840)	—	—	—	(840)	(840)
Deferred compensation	—	—	9	—	—	(9)	—	—	—	—
Net income	—	—	—	85,048	—	—	—	—	85,048	85,048

BALANCE, DECEMBER 31, 2002	431,438,138	4,314	2,529,570	546,093	(2,385)	(50)	—	—	3,077,542	$82,663

Additional issuance of common stock	441,279	5	2,289	—	—	—	—	—	2,294
Unrealized gain on cash flow hedge	—	—	—	—	204	—	—	—	204	$204
Unrealized loss on short-term investments	—	—	—	—	(2)	—	—	—	(2)	(2)
Foreign currency translation adjustment	—	—	—	—	616	—	—	—	616	616
Acquisition of Hughes Global Services	—	—	—	—	—	(3,418)	—	—	(3,418)	—
Deferred compensation	—	—	6,622	—	—	(6,752)	—	—	(130)	—
Amortization of deferred compensation	—	—	34	—	—	2,086	—	—	2,120	—
Net income	—	—	—	99,532	—	—	—	—	99,532	99,532

BALANCE, DECEMBER 31, 2003	431,879,417	4,319	2,538,515	645,625	(1,567)	(8,134)	—	—	3,178,758	$100,350

(continued)

PANAMSAT HOLDING CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME (LOSS) (Continued)

(In Thousands, Except Share Data)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income(loss), net of tax	Other Stockholders’ Equity	Treasury Stock, at Cost		Total
	Shares	Par Value Amount					Shares	Amount		Comprehensive Income (Loss)
Additional Issuances of common stock	891,246	9	6,265	—	—	—	—	—	6,274
Purchase of treasury shares	—	—	(57)	—	—	—	(360,190,016)	(2,783,742)	(2,783,799)
Retirement of treasury shares	(275,440,151)	(2,754)	(2,088,702)	—	—	—	275,440,151	2,091,456	—
Cancellation of treasury shares	(84,749,865)	(848)	(691,438)	—	—	—	84,749,865	692,286	—
Realized and unrealized net gain on cash flow hedge	—	—	—	—	2,002	—	—	—	2,002	$1,452
Unrealized gain on short-term investments	—	—	—	—	1	—	—	—	1	1
Foreign currency translation adjustment	—	—	—	—	786	—	—	—	786	786
Deferred compensation	—	—	—	—	—	(197)	—	—	(197)	—
Stock compensation	—	—	478	—	—	1,929	—	—	2,407	—
Net customer guarantee received pursuant to the Transactions and related tax effect	—	—	3,623	—	—	—	—	—	3,623	—
Transaction costs capitalized to equity	—	—	(8,776)	—	—	—	—	—	(8,776)	—
Modification of options	—	—	1,237	—	—	—	—	—	1,237	—
Tax basis step-up and tax indemnification	—	—	377,068	—	—	—	—	—	377,068	—
Dividends paid to stockholders	—	—	—	(245,754)	—	—	—	—	(245,754)	—
Cashing out of restricted stock units	—	—	(6,523)	—	—	2,984	—	—	(3,539)	—
Net loss	—	—	—	(78,988)	—	—	—	—	(78,988)	(78,988)

BALANCE, DECEMBER 31, 2004	72,580,647	$726	$131,690	$320,883	$1,222	$(3,418)	—	$—	$451,103	$(76,749)

See notes to consolidated financial statements.

PANAMSAT HOLDING CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE INCOME (LOSS) (Continued)

(In Thousands)

OTHER STOCKHOLDERS’ EQUITY:

	December 31, 2003	December 31, 2004
Excess of purchase price over historical cost basis of net assets acquired	$(3,418)	$(3,418)
Deferred compensation, net	(4,716)	—

TOTAL OTHER STOCKHOLDERS’ EQUITY	$(8,134)	$(3,418)

See notes to consolidated financial statements.

PANAMSAT HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Years Ended December 31,
	2002	2003	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$85,048	$99,532	$(78,988)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	335,717	312,833	294,822
Deferred income taxes	38,107	14,722	(99,969)
Amortization of debt issuance costs and other deferred charges	12,474	9,731	14,203
Provision for uncollectible receivables	12,616	(1,632)	31,226
Loss on early extinguishment of debt	3,309	10,663	25,751
Satellite impairment loss	—	—	99,946
Gain on sale of teleport	—	—	(11,113)
Accretion on senior discount notes	—	—	5,110
Effect of Galaxy 10R XIPS anomaly	—	—	9,090
Reversal of sales-type lease liabilities	—	—	(3,727)
Other non-cash items	—	2,756	(2,290)
Gain on disposal of fixed assets	—	—	(1,332)
Gain on insurance claims	(40,063)	—	(9,090)
Loss on termination of sales-type leases	18,690	—	—
Facilities restructuring and severance costs	13,708	4,227	6,093
Changes in assets and liabilities, net of acquired assets and liabilities:
Collections on investments in sales-type leases	22,523	22,858	25,770
Operating lease and other receivables	(3,840)	(19,949)	760
Prepaid expenses and other assets	(10,888)	21,946	(648)
Accounts payable and accrued liabilities	27,123	(11,465)	(14,513)
Deferred gains and revenues	4,723	7,159	4,182

NET CASH PROVIDED BY OPERATING ACTIVITIES	519,247	473,381	295,283

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(294,313)	(104,082)	(178,713)
Net sales (purchases) of short-term investments	(378,416)	21,318	374,097
Insurance proceeds from satellite recoveries	215,000	102,649	362,230
Proceeds from sale of teleport	—	—	14,370
Proceeds from satellite manufacturer	—	69,500	1,264
Acquisitions, net of cash acquired	—	(20,151)	(549)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(457,729)	69,234	572,699

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of long-term debt	1,800,000	—	3,762,643
Repayments of long-term debt	(1,771,542)	(850,000)	(1,604,615)
Dividends to stockholders	—	—	(245,754)
Capitalized transaction and debt issuance costs	(41,355)	(1,456)	(157,594)
New incentive obligations	22,706	5,642	20,824
Repayments of incentive obligations	(10,717)	(11,781)	(12,645)
Repurchase of common stock	—	—	(2,783,799)
Capital contributed by affiliate	—	—	9,200
Other equity related transactions	2,328	2,328	5,721

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1,420	(855,267)	(1,006,019)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(839)	374	932

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	62,099	(312,278)	(137,105)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	426,266	488,365	176,087

CASH AND CASH EQUIVALENTS, END OF PERIOD	$488,365	$176,087	$38,982

See notes to consolidated financial statements.

PANAMSAT HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation, Formation and Description of Business

Basis of Presentation

Within these consolidated financial statements, PanAmSat Holding Corporation and its subsidiaries are referred to as “Holdco”, “we”, “us” and “our”. The term “PanAmSat” refers to PanAmSat Corporation.

On September 22, 2004, Holdco was formed by the then existing stockholders of PanAmSat. On October 8, 2004, all of PanAmSat’s outstanding common stock held by its then existing stockholders was contributed to Holdco in exchange for an equal number of shares of Holdco common stock, par value $.01 per share. As a result of, and immediately following that contribution, PanAmSat’s then existing stockholders owned Holdco in equal proportion to their prior ownership interest in PanAmSat, and PanAmSat became a wholly-owned subsidiary of Holdco.

The contribution of PanAmSat to Holdco was accounted for as a recapitalization because neither a change in control nor a business combination occurred and Holdco was not a substantive operating entity. Accordingly, there was no change in the basis of the assets and liabilities of PanAmSat. Therefore, all operations of PanAmSat prior to the contribution to Holdco are reflected herein at their historical amounts.

Formation

Effective May 16, 1997, PanAmSat International Systems, Inc. (then operating under its previous name, PanAmSat Corporation) and the Galaxy Satellite Services division of Hughes Communications, Inc. (a wholly-owned subsidiary of General Motors Corporation, or GM), were merged (the “1997 Merger”). The merged company was renamed PanAmSat Corporation. The DIRECTV Group (formerly Hughes Electronics Corporation) indirectly owned approximately 80.4% of our then outstanding common stock.

On April 9, 2003, GM, The DIRECTV Group and The News Corporation Limited, or The News Corporation, announced the signing of definitive agreements that provided for, among other things, the split-off of The DIRECTV Group from GM and the indirect acquisition by The News Corporation of approximately 34% of the outstanding capital stock of The DIRECTV Group, or The News Corporation Transactions. These transactions were consummated on December 22, 2003. Upon completion of these transactions, The News Corporation transferred its interest in The DIRECTV Group to its 82% owned subsidiary, Fox Entertainment Group, Inc., or Fox Entertainment.

On April 20, 2004, PanAmSat entered into a definitive transaction agreement with The DIRECTV Group, Inc., or The DIRECTV Group, PAS Merger Sub, Inc., or Merger Sub, a wholly-owned subsidiary of The DIRECTV Group, and Constellation, LLC, or Constellation, an affiliate of Kohlberg Kravis Roberts & Co. L.P., or KKR, for the merger of PanAmSat with Merger Sub, or the Merger, and subsequent sale to Constellation. On May 17, 2004, Constellation assigned the right to purchase a portion of the shares of PanAmSat’s common stock to limited liability companies affiliated with The Carlyle Group, or Carlyle, and Providence Equity Partners, Inc., or Providence, and Providence, who together with KKR and Carlyle, are referred to as the Sponsors. On August 12, 2004, The DIRECTV Group entered into a letter agreement with the

PANAMSAT HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Sponsors which amended certain terms of the transactions, including the purchase price paid to The DIRECTV Group. The Merger, the purchase transactions, the related financing transactions and the related contractual arrangements entered into with The DIRECTV Group described below are referred to collectively as the “Recapitalization.”

Pursuant to the terms of the transaction agreement, on August 18, 2004, Merger Sub merged with and into us, with PanAmSat as the surviving entity. As of the effective time of the Merger, holders of shares of our common stock (other than The DIRECTV Group and members of management who agreed not to have certain of their equity interests cashed out in the Merger) had no further ownership interest in us. Instead, such holders of our common stock received $23.50 in cash per share of our common stock. The $23.50 per share paid to certain holders of our common stock was $8.17 per share after giving effect to the approximately 4.37 to 1 stock split effected on August 20, 2004 and the 1 for approximately 1.52 reverse stock split effected on March 1, 2005.

On August 20, 2004, as part of the Recapitalization, a portion of the shares of our common stock beneficially owned by The DIRECTV Group was repurchased by us at a purchase price of $21.84 in cash per share. Following the repurchase, The DIRECTV Group sold all of its remaining shares of our common stock to the Sponsors at a purchase price of $21.84 in cash per share. The $21.84 per share purchase price was $7.59 per share after giving effect to the approximately 4.37 to 1 stock split effected on August 20, 2004 and the 1 for approximately 1.52 reverse stock split effected on March 1, 2005. Following that sale, The DIRECTV Group and The News Corporation, were no longer related parties of ours. (See Note 3 “PanAmSat Merger, Subsequent Sale and Related Transactions”).

As a result of and immediately following the Recapitalization, entities affiliated with KKR owned approximately 44% of our common stock, entities affiliated with Carlyle and Providence each owned approximately 27% of our common stock and certain executive officers and directors had beneficial ownership of the remainder of our common stock.

On October 8, 2004, all of PanAmSat’s outstanding common stock held by its then existing stockholders was contributed to Holdco in exchange for an equal number of shares of Holdco common stock, par value $0.01 per share. In addition, options and other equity rights for PanAmSat common stock were converted to similar rights for Holdco common stock. As a result of, and immediately following, that contribution, PanAmSat’s then existing stockholders owned Holdco in equal proportion to their prior ownership interest in PanAmSat, and PanAmSat became a wholly-owned subsidiary of Holdco. On October 11, 2004, certain members of PanAmSat’s management purchased additional shares of Holdco common stock and were granted options to purchase Holdco common stock.

On October 19, 2004, Holdco issued $416.0 million aggregate principal amount at maturity of 10 3/8% Senior Discount Notes pursuant to Rule 144A under the Securities Act of 1933, as amended. PanAmSat is not an obligor under or a guarantor of these notes and Holdco is structurally junior in right of payment to all of PanAmSat’s existing and future indebtedness. All of the proceeds of the offering of the Senior Discount Notes, less discounts, commissions and expenses, or approximately $245.8 million, were paid on October 19, 2004 as a dividend to the stockholders of Holdco.

On October 19, 2004, we reduced the option exercise price of existing stock options by $3.39 per share to reflect the decrease in fair value of the underlying stock that resulted from the

PANAMSAT HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

additional debt incurred and dividend paid as described above. There are no changes to previously estimated compensation expense as a result of this modification.

Description of the Business—Holdco is a Delaware corporation, which was formed on September 22, 2004 and is owned by affiliates of KKR, Carlyle and Providence and certain members of PanAmSat Corporation’s management and board of directors. Holdco does not have, apart from its ownership of PanAmSat Corporation, any independent operations.

PanAmSat is a leading global provider of video, corporate, Internet, voice and government communications services with a large and modern fleet of 23 satellites currently in-orbit. PanAmSat leases transponder capacity on our satellites, which it owns and operates, and delivers entertainment and information to cable television systems, television broadcasters, direct-to-home, or DTH, television operators, Internet service providers, or ISPs, telecommunications companies, governments and other corporations. PanAmSat also provides satellite services and related technical support for live transmissions for news and special events coverage. In addition, PanAmSat provides satellite services to telecommunications carriers, corporations and ISPs for the provision of satellite-based communications networks, including private corporate networks employing very small aperture antennas and international access to the U.S. Internet backbone.

With 23 satellites currently in orbit, including two in-orbit backup satellites, PanAmSat has one of the world’s largest commercial geostationary earth orbit, or GEO, satellite networks, capable of reaching over 98% of the world’s population. PanAmSat is one of only a few companies worldwide capable of servicing a global footprint through an owned fleet of satellites. PanAmSat has one of the most sophisticated ground infrastructure networks available to support the needs of its customers. PanAmSat has seven technical facilities in the U.S., which provide transmission, monitoring and control services for operating their fleet and transmission and other services for their customers. PanAmSat leases such services outside of the United States to support the remainder of their worldwide satellite fleet.

2. Significant Accounting Policies

Principles of Consolidation—The consolidated financial statements include our accounts and those of our subsidiary PanAmSat. All significant intercompany balances and transactions have been eliminated.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from those estimates.

Revenue Recognition—We enter into contracts to provide satellite capacity and related services. Revenues are generated from outright sale, sales-type lease and operating lease contracts with customers to provide satellite transponders and transponder capacity and, in certain cases, earth station and teleport facilities, for periods typically ranging from one year to the life of the satellite. Almost all contracts stipulate payment terms in U.S. dollars.

PANAMSAT HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pursuant to an outright sale contract, all rights and title to a transponder are purchased. In connection with an outright sale, we recognize the sale amount as revenue and the cost basis of the transponder is charged to cost of outright sales and sales-type leases.

Lease contracts qualifying for capital lease treatment (typically based, among other factors, on the term of the lease) are accounted for as sales-type leases. For sales-type lease transactions, we recognize as revenue the net present value of the future minimum lease payments. The cost basis of the transponder is charged to cost of outright sales and sales-type leases. During the life of the lease, we recognize as revenue in each respective period, that portion of each periodic lease payment deemed to be attributable to interest income. The balance of each periodic lease payment, representing principal repayment, is recognized as a reduction of the net investment in sales-type leases. Interest income from sales-type leases of approximately $19.6 million, $17.0 million and $15.9 million is included in sales-type lease revenues for the years ended December 31, 2002, 2003 and 2004, respectively.

Lease contracts that do not qualify as sales-type leases are accounted for as operating leases. Operating lease revenues are generally recognized on a straight-line basis over the lease term unless collectability is not reasonably assured (refer to “Accounts Receivable” below). Differences between operating lease payments received and revenues recognized are deferred as, or amortized from, operating lease receivables. Revenues for occasional services are recognized as services are performed. We have certain obligations, including providing spare or substitute capacity if available, in the event of satellite service failure under certain long-term agreements. If no spare or substitute capacity is available, the agreements may be terminated. Except for certain deposits, we are not obligated to refund operating lease payments previously made.

Sales-type lease agreements and contracts for the sale of transponders typically include a telemetry, tracking and control (“TT&C”) service agreement with the customer, which require the customer to pay monthly service fees which are recognized and billable as the services are performed. We also earn revenues for TT&C services in relation to our operating lease agreements with customers. Fees for such services are either included in the customer’s monthly lease payment or billed separately.

We also record revenues related to equipment sales to customers. These equipment sales represent equipment purchased, constructed or developed on behalf of our customers. We recognize revenue related to these equipment sales upon the transfer to the customer of title to the equipment.

During 2003, we entered into a long-term construction arrangement with a customer to construct an L-Band navigational payload on our Galaxy 1R replacement satellite (Galaxy 15). We recognize revenue utilizing the percentage-of-completion accounting method for such long-term construction contracts, which extend beyond one year. Revenue in relation to these contracts is recognized based upon the completion of pre-established milestones. The costs incurred to meet these milestones are recognized upon the completion of each milestone.

Fair Value of Financial Instruments—The carrying amounts of cash, accounts receivable, short-term investments, accounts payable and accrued liabilities approximate their fair values generally due to the short maturity of these items. The carrying amount of the net

PANAMSAT HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

investment in sales-type leases approximates fair value based on the interest rates implicit in the leases.

At December 31, 1997, in connection with debt refinancing activities at that time, we entered into certain U.S. Treasury rate lock contracts to reduce our exposure to fluctuations in interest rates. The aggregate nominal value of these contracts was $375.0 million and these contracts were accounted for as hedges because they were applied to a specific refinancing plan that was consummated shortly after December 31, 1997. The cost to unwind these instruments in 1998 was $9.1 million. As of December 31, 2004, $4.3 million of these costs and the related accumulated amortization of $2.2 million are recorded within deferred charges and other assets within our consolidated balance sheet and are being amortized to interest expense over the terms of the related debt securities.

Derivative Instruments and Hedging Activities—We account for derivative instruments under Statement of Financial Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” (SFAS 133). SFAS 133 requires all derivatives to be recorded on the balance sheet at fair value. SFAS 133 also establishes rules for hedging instruments which, depending on the nature of the hedge, require that changes in the fair value of the derivatives either be offset against the change in fair value of assets or liabilities through earnings, or be recognized in other comprehensive income until the hedged item is recognized in earnings. We use derivative financial instruments, including interest rate swaps to manage market risks. We entered into a three-year interest rate swap agreement in relation to $100.0 million of the outstanding borrowings under our old senior secured credit facility during the third quarter of 2002. In June of 2004, in connection with the repayment of our old term B facility, our cash flow hedge became undesignated and therefore changes in the fair value of the interest rate swap have been recorded within earnings from that time (See Note 8 “Long-Term Debt” and Note 17 “Subsequent Events—Interest Rate Hedge Agreement”).

Concentration of Credit Risk—We provide satellite transponders and related services and extend credit to a large number of customers in the commercial satellite communications market. Management monitors the exposure to credit losses and maintains allowances for anticipated losses that are charged to selling, general and administrative expenses and allowances for customer credits that are charged against revenues (see “Accounts Receivable” below). Revenues derived from affiliates of The DIRECTV Group and The News Corporation comprised approximately 15% and 11%, respectively, of total revenues in 2004. No other customers provide us with revenues in excess of 10% of total revenues.

Cash and Cash Equivalents—Cash and cash equivalents consists of cash on hand and highly liquid investments with maturities at date of acquisition of three months or less.

Supplemental cash flow information for 2002, 2003 and 2004 is as follows (in thousands):

	Year Ended December 31,
	2002	2003	2004
Cash received from interest	$17,999	$13,603	$7,640

Cash paid for interest	$142,723	$158,723	$166,951

Cash paid for taxes	$2,668	$4,846	$5,498

Cash received from tax refunds	$21,220	$13,042	$804

PANAMSAT HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Short-Term Investments—We had short-term investments of $374.1 million and $0 at December 31, 2003 and 2004, respectively. The short-term investments primarily consisted of commercial paper and auction rate securities representing funds available for current operations. In accordance with Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” we classified these short-term investments as available-for-sale. These securities were carried at estimated fair market value. The aggregate unrealized gains and losses related to these investments, net of taxes, were reflected as a part of other comprehensive income within stockholders’ equity.

For all periods presented herein investments in auction rate certificates have been reclassified from cash and cash equivalents to short-term investments on the consolidated balance sheet. The reclassification was effected because the certificates had stated maturities beyond three months. The amount of the investments in auction rate certificates as of December 31, 2001, 2002, 2003 and 2004 was $17.0 million, $295.6 million, $335.2 million and $0.0 million, respectively. The reclassification resulted in changes in the consolidated statements of cash flows within the net sales (purchases) of short-term investments and the cash and cash equivalents balances.

Accounts Receivable—Accounts receivable include amounts earned under service agreements and occasional services which are billable as performed. An allowance for doubtful accounts is maintained in the amount of approximately $6.4 million and $4.1 million at December 31, 2003 and 2004, respectively. If collectability of the receivable is not reasonably assured at the time services are performed, we do not initially record the revenue, but rather record an allowance for customer credits to offset the receivable. If there is a change in the customer’s financial status or the receivable is collected, revenue is recorded at that time. During the years ended December 31, 2003 and 2004, we recorded $5.1 million and $5.2 million, respectively, of net customer credits. The total allowance for customer credits was $18.1 million and $8.9 million as of December 31, 2003 and 2004, respectively. Approximately $14.4 million of the allowance for customer credits was written-off in 2004 in connection with contractual arrangements that were entered into in relation to the Recapitalization. (See Note 3 “PanAmSat Merger, Subsequent Sale and Related Transactions”).

Satellites and Other Property and Equipment—Satellites and other property and equipment are stated at historical cost, or in the case of certain satellites acquired in connection with the 1997 Merger, the fair value at the date of acquisition. The capitalized cost of satellites includes all construction costs, incentive obligations, launch costs, launch insurance, and capitalized interest. Substantially all other property and equipment consists of our teleport facilities.

Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the respective assets as follows:

Estimated Lives (Years)
Satellite systems under construction	—
Satellites in service	12-15
Communications equipment	3-15
General support equipment	5-10
Buildings	25
Leasehold improvements	3-12

PANAMSAT HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The estimated useful lives of our satellites are based upon the lower of the satellite’s design life or the estimated life of the satellite as determined by an engineering analysis performed during initial in-orbit testing. As the telecommunications industry is subject to rapid technological change and our satellites have been subject to certain health related anomalies, we may be required to revise the estimated useful lives of our satellites and communications equipment or to adjust their carrying amounts. Accordingly, the estimated useful lives of our satellites are periodically reviewed using current engineering data. If a significant change in the estimated useful lives of our satellites is identified, we account for the effects of such changes on depreciation expense on a prospective basis. Reductions in the estimated useful lives of our satellites would result in additional depreciation expense in future periods. If the reduction in the estimated useful life of a satellite results in undiscounted future cash flows for the satellite, which are less than the carrying value of the satellite and other associated costs grouped together, an impairment charge would be recorded.

Deferred Charges and Other Assets—net—Our Deferred Charges and Other Assets are summarized as follows (in millions):

	December 31,
	2003	2004
Long-Term Receivables-net	$54.8	$102.0
Customer Incentive Programs-net	26.0	25.4
Debt Issuance Costs-net	25.3	138.2
Other Assets-net	15.0	13.1
Prepaid Insurance	4.7	2.0
Investments	3.7	45.6

Total Deferred Charges and Other Assets	$129.5	$326.3

Long-Term Receivables—net—Our long-term receivables primarily represent long-term receivables due from The DIRECTV Group of approximately $73 million in relation to tax indemnification agreements entered into in connection with the Recapitalization (see Note 3 “PanAmSat Merger, Subsequent Sale and Related Transactions”), receivables with payment terms extending beyond one year and receivables from operating leases with escalating payment terms that are recognized on a straight-line basis into revenue over the lease term. Differences between operating lease payments received and revenues recognized are deferred as, or amortized from, operating lease receivables. These long-term receivables are net of an allowance for doubtful accounts of approximately $4.9 million and $0.6 million as of December 31, 2003 and 2004, respectively.

Customer Incentive Programs—net—Deferred charges related to customer incentive programs are amortized against revenue over the terms of the respective customer contracts. Deferred charges related to customer contracts were $33.0 million and $34.7 million at December 31, 2003 and 2004, respectively. These costs primarily represent the cost of antennas provided to cable operators without charge pursuant to certain customer contractual arrangements as well as certain other contractual costs incurred by us in order to secure customer leases. These costs are being amortized against the related revenue recorded pursuant to the terms of the contracts and the accumulated amortization at December 31, 2003 and 2004 amounted to $7.0 million and $9.3 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Debt Issuance Costs—net—Debt issuance costs of $53.9 million and $148.0 million as of December 31, 2003 and 2004, respectively, represent costs incurred by us to secure debt financing. These costs are being amortized to interest expense on a straight-line basis over the life of the related indebtedness. Accumulated amortization related to these debt issuance costs at December 31, 2003 and 2004 amounted to $28.6 million and $9.8 million, respectively. Debt issuance costs capitalized in 2003 and 2004 were $1.5 million and $148.8 million, respectively. Included in interest expense during 2003 and 2004 were approximately $10.7 million and $25.8 million, respectively, associated with the write-offs of unamortized debt issuance costs as a result of debt prepayments made in 2003 and 2004 (See Note 8 “Long-term Debt”).

Other Assets—net—Other assets-net consists of prepayments of installation at the facilities of third parties that provide TT&C services to us under long-term service agreements, as well as identifiable intangible assets and other miscellaneous deferred charges and other assets. The prepaid installation costs are necessary for third parties to provide services to us over the term of the related services agreement. These prepaid costs are amortized on a straight-line basis over the respective contract periods. Included in other assets-net as of December 31, 2003 and 2004 are $3.2 million and $1.2 million, respectively, of customer lists. Also included in other assets—net are $1.6 million for Indefeasible Rights of Use Agreements, or IRUs, at December 31, 2004. As of December 31, 2003 and 2004, customer lists and IRUs are net of accumulated amortization of $0.6 million and $1.6 million, respectively. See “Identifiable Intangible Assets” below.

Prepaid Insurance—We amortize prepaid insurance costs to expense over the terms of the respective insurance policies.

Investments—We have investments in certain equity securities, which represent less than a 10% ownership interest. These investments are accounted for by us under the cost method and are carried at the lower of cost or market. The carrying value of our cost method investments was $3.7 million at each of December 31, 2003 and 2004. In addition, we have an investment in Horizons, our joint venture with JSAT International, Inc., which we account for under the equity method. The carrying value of our investment in this joint venture at December 31, 2004 was $41.9 million. We recorded our portion of the losses on this investment of approximately $0.1 million within selling, general and administrative expenses in our 2004 consolidated statement of operations.

Goodwill—We adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (SFAS 142) effective January 1, 2002. Pursuant to SFAS 142, we discontinued the amortization of goodwill beginning January 1, 2002. SFAS 142 also requires at least an annual assessment of recorded goodwill for impairment. The initial annual impairment test had to be completed by December 31, 2002. Any impairment charges resulting from an annual impairment test would be recorded in operating results. We have established the fourth quarter of each year as the timeframe for annual impairment assessment. No impairment charges were recorded in 2002, 2003 or 2004 as a result of these assessments (See Note 7 “Goodwill”).

As of both December 31, 2003 and 2004, we had goodwill of approximately $2.244 billion. Goodwill increased slightly during 2004 by approximately $0.5 million. This increase was attributable to adjustments to the purchase accounting for our Esatel Communications, Inc. and Sonic Telecommunications International Ltd. acquisitions completed in August and November 2003 (See Note 10 “Acquisitions”).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Identifiable Intangible Assets—Our identifiable intangible assets include customer lists and IRUs. We amortize our customer lists and IRUs using the straight-line method over their estimated useful lives ranging from 6 to 36 months and approximately 16 years, respectively. Amortization expense for identifiable intangible assets was $0, $0.6 million and $1.1 million for 2002, 2003 and 2004, respectively (See “Deferred Charges and Other Assets-net” above).

Evaluation of Long-Lived Assets—We evaluate potential impairment loss relating to long-lived assets, including satellites, annually or when a change in circumstances occurs, by assessing whether the unamortized carrying amount can be recovered over the remaining life through undiscounted future expected cash flows generated by the underlying assets (excluding interest payments). If the undiscounted future cash flows were less than the carrying value of the asset or group of assets, an impairment charge would be recorded. We assess the recoverability of certain of our deferred charges and other assets by comparing the remaining net book value of the deferred charges and other assets at each period end with the expected future undiscounted cash flows to be generated pursuant to the customer contract that gave rise to the deferred charges. The recoverability analysis is performed for each individual deferred charge and the undiscounted cash flows are the cash flows associated with the specific customer contract that gave rise to the deferred charges. The undiscounted cash flows, as determined within the specific contractual arrangement with that customer, would be utilized to assess the recoverability of the deferred charge. The impairment charge would be measured as the excess of the carrying value of the asset or group of assets over the present value of estimated expected future cash flows related to the asset or asset group using a discount rate commensurate with the risks involved.

We also assess the recoverability of our long-lived assets pursuant to paragraph 10 of Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144). The costs of specific satellites are grouped together with other associated assets when assessing recoverability. Periodically and when a change in circumstances occurs, this group of assets is compared with the expected future undiscounted cash flows to be generated by us from the related satellite. Any excess of the net book value for this group of assets over the expected future undiscounted cash flows of the related satellite would result in an impairment charge that would be recorded within our consolidated statement of operations in the period the determination is made. The impairment charge would be measured as the excess of the carrying value of the asset or group of assets over the present value of estimated expected future cash flows related to the asset or asset group using a discount rate commensurate with the risks involved.

In the event a portion of a satellite was rendered inoperative and/or incapable of performing its intended function, we would apply SFAS 144 in the determination of whether an impairment loss had occurred. If an impairment loss were indicated, such amount would be recognized in the period of occurrence, net of any insurance proceeds to be received so long as such amounts are determinable and receipt is probable. If no impairment loss was indicated in accordance with SFAS 144 and we received insurance proceeds, the proceeds would offset the carrying value of the satellite. In the event that the insurance proceeds received exceeded the carrying value of the satellite, the excess of the proceeds over the carrying value of the satellite would be recognized in the consolidated statement of operations.

Deferred Revenues, Credits and Other—We enter into agreements with our customers under which they make prepayments for services to be rendered over a specific period.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Payments received are deferred and amortized over the periods of performance. Deposits we have received from customers are deferred and are recognized as revenue in the last month of the customer’s contractual service period or applied against amounts owed by the customer for services provided. Also included in this account category are satellite performance incentive obligations, reserves for tax contingencies (most of which are indemnified by The DIRECTV Group) and deferred compensation liabilities.

Transponder Insurance—We accrue an obligation for the present value of estimated in-orbit performance insurance costs on transponder sales, sales-type leases and other agreements with performance warranty provisions, concurrently with the recognition of the related revenue. We also purchase insurance for certain of our owned satellites for all or some portion of the satellite’s book value (See Note 14 “Commitments and Contingencies”). Premiums paid relative to such insurance are amortized to expense over the insurance policy terms, which are typically one to five years.

Other Comprehensive Income (Loss)—Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under accounting principles generally accepted in the United States of America are included in other comprehensive income (loss) but are excluded from net income (loss) as these amounts are recorded directly as an adjustment to stockholders’ equity, net of tax. Our other comprehensive income (loss) is composed of unrealized gains and losses on available-for-sale securities, unrealized losses on our cash flow hedge, and foreign currency translation adjustments.

Foreign Currency Translation—Assets and liabilities of our foreign subsidiaries, where the functional currency is the local currency, are translated into U.S. dollars using year-end exchange rates. Revenues and expenses of foreign subsidiaries are translated at the average exchange rates in effect during the year. Adjustments resulting from financial statement translations are included as a component of stockholders’ equity. Gains and losses resulting from foreign currency transactions are recorded within the consolidated statement of operations when recognized.

Income Taxes—The provision for income taxes is based upon reported income before income taxes. Deferred income tax assets and liabilities reflect the impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes, as measured by applying currently enacted tax rates.

Beginning on May 1, 1998 through December 22, 2003, our subsidiaries joined with The DIRECTV Group and GM in filing a consolidated U.S. Federal income tax return. On December 22, 2003, The DIRECTV Group split-off from GM and as a result The DIRECTV Group no longer files a U.S. federal income tax return with GM. Up to the date of the Transactions (See Note 3 “PanAmSat Merger, Subsequent Sale and Related Transactions”), under the tax sharing agreements with The DIRECTV Group, the portion of the The DIRECTV Group’s consolidated tax amounts recorded by us is generally equivalent to the amounts we would have incurred on a separate return basis. In accordance with such agreements, we provided for current and deferred income taxes as if we were the common parent of an affiliated group that is not included in the consolidated federal income tax return that includes The DIRECTV Group. As of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the date of the Transactions, PanAmSat is no longer part of The DIRECTV Group and no longer files tax returns on that basis.

During 2004 subsequent to the Recapitalization, we incurred net operating losses and expect to incur net operating losses in the future. These net operating losses were primarily the result of transaction costs incurred in connection with the Recapitalization, accelerated depreciation on our satellites currently in-orbit, the extraterritorial income exclusion related to certain of our satellites and interest expense deductions. Management does not believe a valuation allowance is necessary as of December 31, 2004.

Concurrently with the execution of the transaction agreement in April 2004, we entered into a tax separation agreement with The DIRECTV Group that superseded four earlier tax-related agreements among ourselves, The DIRECTV Group and certain of its affiliates. We and The DIRECTV Group have agreed to handle tax matters with respect to the tax periods covered by the tax separation agreement, including tax return preparation, audits, appeals and litigation, in a manner consistent with the past practice of The DIRECTV Group and ourselves before the acquisition. In addition, we and The DIRECTV Group have agreed to cooperate in any tax audits, litigation or appeals that involve, directly or indirectly, periods ending on or prior to the day of the closing of the PanAmSat Recapitalization.

Pursuant to the tax separation agreement, The DIRECTV Group has agreed to indemnify us for all federal and consolidated state and local income taxes a taxing authority may attempt to collect from us regarding any liability for the federal or consolidated state or local income taxes of GM and The DIRECTV Group, except those income taxes we are required to pay under the tax separation agreement. In addition, The DIRECTV Group has agreed to indemnify us for any taxes (other than those taxes described in the preceding sentence) related to any periods or portions of such periods ending on or prior to the day of the closing of the PanAmSat Recapitalization in amounts equal to 80% of the first $75.0 million of such other taxes and 100% of any other taxes in excess of the first $75.0 million. As a result, our tax exposure after indemnification related to these periods is capped at $15.0 million.

The tax separation agreement with DIRECTV was effective from the day of the closing of the Transactions until the expiration of the statute of limitations with respect to all taxes to which the tax separation agreement relate.

PanAmSat was deconsolidated from The DIRECTV Group consolidated tax group upon consummation of the PanAmSat Recapitalization. As a result of the deconsolidation, during the third quarter of 2004, our net operating losses and foreign tax credits (net of valuation allowances) were eliminated and the tax basis in our satellites was increased resulting in a substantial net decrease to our net deferred tax liabilities. Also, our tax basis in our satellites was increased through a taxable transfer of our satellites to newly formed operating companies prior to the Recapitalization. The total net decrease in our deferred tax liabilities resulting from the Recapitalization was approximately $301.9 million.

At December 31, 2004, our balance sheet includes a deferred tax asset in the amount of $87.7 million, attributable to the future benefit from the utilization of certain net operating tax loss carryforwards generated subsequent to the PanAmSat Recapitalization and alternative minimum tax credits.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our income tax provision, prior to and including 2004, includes estimates of potential tax expense for the possible reduction upon the Internal Revenue Service (“IRS”) audit of the tax benefits we derived from a deduction for the Extraterritorial Income Exclusion (“ETI”) and its predecessor regime (the Foreign Sales Corporation) as well as for the potential tax expense that may arise from an adverse outcome from our foreign tax withholding issues. For all years prior to and including 2004, we have assessed our minimum and maximum exposure for federal tax issues, including Foreign Sales Corporation and ETI issues, as well as foreign tax withholding issues, and have provided taxes in the amount of our estimated exposure.

Various foreign governments have asserted that we are subject to income withholding taxes on the revenue derived from broadcasters who are outside their territory, broadcast into their territory and remit payments directly to us in the United States. We have vigorously contested these assertions under all applicable U.S. and foreign tax laws. We provided additional taxes in 2004 that affected our effective tax rate. We consider our accruals adequate for any exposure we may have for potential income withholding taxes on this broadcaster revenue. If we are unsuccessful in our defense of any such claims, we could be exposed to a substantial cash payment liability.

Business Segment and Geographic Information—We have organized our business into two operating segments based upon the types of customers served, services provided and economic characteristics of each segment. Our operating segments are our Fixed Satellite Services segment and our Government Services segment (“G2 Satellite Solutions” or “G2”) (See Note 15 “Operating Segments”).

Substantially all of our operating facilities are located in the United States. The geographic distribution of our revenues for the years ended December 31, 2002, 2003 and 2004 as follows:

	Year Ended December 31,
	2002	2003	2004
United States	42%	44%	44%
Latin America	23	19	17
Asia	16	15	13
Africa	8	9	10
Other	11	13	16

	100%	100%	100%

Revenue By Service Type—For the years ended December 31, 2002, 2003 and 2004, our revenues were $812.3 million, $831.0 million, and $827.1 million, respectively. Our revenues were derived from the following service areas:

	Year Ended December 31,
	2002	2003	2004
Video services	66%	60%	57%
Network services	24	25	26
Government services	3	9	10
Other services	7	6	7

Total	100%	100%	100%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Earnings Per Share—We report our earnings per share in accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share”. Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share is calculated by adding the potentially dilutive weighted average number of shares of common stock from stock options, restricted stock and other forms of deferred stock-based compensation during the period to the basic weighted average number of common shares outstanding.

In connection with the Recapitalization, on August 20, 2004, PanAmSat’s Board of Directors effected an approximately 4.37 for 1 stock split of PanAmSat common stock. On March 1, 2005, we amended and restated our certificate of incorporation to effect a 1 for approximately 1.52 reverse stock split of our common stock. All share and per share amounts, as well as the par value amounts and additional paid in capital amounts related to these shares within these consolidated financial statements have been restated for all periods to give retroactive effect to the stock split and the reverse stock split.

A summary of the weighted average number of shares of common stock outstanding used to calculate earnings (loss) per share during the years ended December 31, 2002, 2003 and 2004 follows:

	December 31,
	2002	2003	2004
Basic weighted average shares of common stock outstanding	431,319,959	431,702,014	301,469,392
Dilutive effect of stock options, restricted stock units and other deferred stock-based compensation	9,439	748,860	—

Diluted weighted average shares of common stock outstanding	431,329,398	432,450,874	301,469,392

The inclusion of the weighted average effect of the dilutive stock options, restricted stock units and other deferred stock-based compensation had no impact on earnings (loss) per share.

For the purpose of calculating diluted loss per share for the year ended December 31, 2004, the impact on weighted average shares outstanding of 762,372 stock options, 30,021 restricted stock units (outstanding through October 7, 2004) and 202,213 shares related to other deferred compensation arrangements have been excluded from the calculation of weighted average shares outstanding, as their inclusion would have had an anti-dilutive effect on diluted loss per share.

Stock-Based Compensation—Effective January 1, 2003, we adopted the fair value recognition provision of Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation,” (SFAS 123) prospectively, to all employee awards granted on or after January 1, 2003, pursuant to Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (SFAS 148). Therefore, we recorded compensation expense for employee stock options granted after December 31, 2002, but not in relation to previous awards granted. Awards granted prior to January 1, 2003 were accounted for in accordance with Accounting Principles Board Opinion No. 25,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

“Accounting for Stock Issued to Employees” (APB 25). (See Note 12 “Retirement and Incentive Plans”).

Recent Accounting Pronouncements—In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (Revised), “Share Based Payment” (SFAS 123(R)), which requires that compensation costs relating to share-based payment transactions be recognized in the financial statements and includes implementation guidance on measuring the fair value of share-based payments. SFAS 123(R) replaces SFAS 123, and supersedes SFAS 148 and APB 25. The provisions of SFAS 123(R) will be effective for the Company’s financial statements issued after June 15, 2005. The adoption of SFAS 123(R) will not have a material impact on the Company’s consolidated financial statements.

Reclassifications—Certain prior period amounts have been reclassified to conform with the current period’s presentation.

3. PanAmSat Merger, Subsequent Sale and Related Transactions

On August 20, 2004, we completed the Recapitalization, as described above in Note 1. “Basis of Presentation, Formation and Description of Business”. As a result of and immediately following the Recapitalization, entities affiliated with KKR owned approximately 44% of our common stock, entities affiliated with Carlyle and Providence each owned approximately 27% of our common stock and certain executive officers and directors had beneficial ownership of the remainder of our common stock.

Immediately following the Recapitalization, each stock option issued and outstanding under our 1997 Long-Term Incentive Plan, whether or not then vested, was canceled and converted into the right to receive a payment from us (subject to any applicable withholding taxes) equal to the product of (a) the total number of shares of our common stock subject to such stock option and (b) the excess of $23.50 per share over the option exercise price for such stock option, payable in cash. Immediately before the effective time of the Merger, all restrictions on restricted shares and restricted stock units granted under our 1997 Long-Term Incentive Plan lapsed, and the unvested restricted shares and restricted stock units vested and were canceled and the holders of those securities received $23.50 per share, less applicable withholding taxes. The $23.50 per share paid to certain holders of our common stock was $8.17 per share after giving effect to the stock split and the reverse stock split. Certain members of our management agreed not to have certain of their equity interests cashed out in the Merger; existing options, restricted shares and restricted stock units granted to such individuals remained outstanding as options and shares.

The Recapitalization has been accounted for as a leveraged recapitalization, whereby the historical basis of our assets and liabilities have been maintained.

Also in connection with the Recapitalization, we (i) entered into senior secured credit facilities consisting of an $800.0 million Term Loan A Facility, a $1,660.0 million Term Loan B Facility and a $250.0 million revolving credit facility, of which $42.6 million was drawn; (ii) issued $1,010.0 million of our 9% senior notes due 2014 pursuant to Rule 144A under the Securities Act of 1933, as amended; (iii) terminated and repaid our old senior secured credit facility (the “Old Credit Facility”); (iv) completed a tender offer for substantially all of our $275.0

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

million 6.125% Notes due 2005 and our $800.0 million 8 1/2% Senior Notes due 2012; and (v) completed the redemption of our remaining 6.125% Notes due 2005 in October 2004 (See Note 8 “Long-term Debt”).

We incurred approximately $306.2 million of costs related to the Recapitalization, of which approximately $155.1 million have been expensed within Transaction-related costs in our consolidated statement of operations during the year ended December 31, 2004, with the remainder being capitalized to debt issuance costs and stockholders’ equity within our consolidated balance sheet. Transaction-related costs for the year ended December 31, 2004 consist of $138.4 million of costs related to our debt tender offers, $9.5 million of costs resulting from the cashing out of restricted stock units and stock options, $5.0 million of costs from transaction related bonuses paid to certain of our executives and $2.2 million of costs related to the proxy solicitation and other costs.

Concurrently with the execution of the transaction agreement, we entered into a tax separation agreement with The DIRECTV Group that superseded four earlier tax-related agreements among ourselves, The DIRECTV Group and certain of its affiliates (See Note 2 “Significant Accounting Policies—Income taxes”).

Also in connection with the Recapitalization, we entered into new contractual arrangements with affiliates of The DIRECTV Group at rates, which we believe, approximate market rates. These contractual arrangements include the extension of transponder lease agreements with Hughes Network Systems, Inc., or HNS, the extension of The DIRECTV Group guarantees of our transponder lease agreements with DIRECTV Latin America LLC, or DTVLA, the purchase of additional transponder capacity for direct-to-home, or DTH, services in Latin America, and the extension of existing and the entering into of new telemetry, tracking and control, or TT&C, service agreements with DIRECTV Operations LLC. In addition, in connection with the Recapitalization, The DIRECTV Group paid us for certain past due receivables from, and guaranteed certain future obligations of, our customer Sky Multi-Country Partners, an affiliate of The News Corporation. Certain of the new contractual arrangements we entered into in connection with the Recapitalization increased our contracted backlog by approximately $687 million. Management believes that these guarantees and other contractual arrangements will substantially reduce credit risks associated with the two Latin American DTH platforms in our contracted backlog and protect us against the possible impact of future consolidation of those platforms.

Certain of our executives have change-in-control severance agreements, which provide for, among other things, the payment of severance and other benefits upon the termination of the executive without cause or for good reason within three years after a change in control of PanAmSat, as defined in their respective agreements. In addition, our Severance Pay Plan allows for the payment of enhanced severance to employees laid off or who resign for good reason (as defined in such plan) due to, and within two years following, a change-in-control (See Note 14 “Commitments and Contingencies”).

On August 20, 2004, in conjunction with the Recapitalization, our board of directors approved the retirement of the 275,440,151 shares of our common stock repurchased from affiliates of The DIRECTV Group and cancelled 84,749,865 shares of our common stock repurchased from other stockholders.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. Operating Leases and Net Investment in Sales-type Leases

Future minimum lease payments due from customers under long-term operating leases on satellites in service and to be launched are as follows (in thousands):

December 31, 2004
2005	$713,223
2006	635,228
2007	548,251
2008	458,083
2009	383,212
2010 and thereafter	1,964,738

Total	$4,702,735

The components of the net investment in sales-type leases are as follows (in thousands):

	December 31,
	2003	2004
Total minimum lease payments	$238,229	$191,986
Less: unearned interest income	89,654	83,791
Less: allowance for doubtful accounts	8,854	8,430

Total net investment in sales-type leases	139,721	99,765
Less current portion	23,068	24,775

	$116,653	$74,990

Included in the unearned interest income balance as of December 31, 2004 is approximately $34.9 million of insurance proceeds related to the Galaxy 4R and Galaxy 10R insurance claim settlements. We offset a portion of the proceeds from the Galaxy 4R and Galaxy 10R insurance settlements against the net investment in sales-type leases, which were insured. The reduction to the net investment in sales-type leases results in additional unearned interest income which will be recognized over the term of the lease agreement (See Note 14 “Commitments and Contingencies—Satellite Insurance”).

Future minimum payments due from customers under sales-type leases and related service agreements (primarily TT&C and in-orbit performance protection) as of December 31, 2004 are as follows (in thousands):

	Minimum Lease Payments	Service Agreement Payments
2005	$38,649	$3,450
2006	24,119	880
2007	21,211	420
2008	20,041	420
2009	19,651	420
2010 and thereafter	68,315	1,469

	$191,986	$7,059

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In July of 2004, we terminated our transponder lease agreements with one of our customers due to non-payment of the customer’s obligations to us through June 30, 2004. As a result, in the second quarter of 2004, we recorded a pre-tax charge of approximately $29.6 million within selling, general and administrative expense in our consolidated statement of operations related to the write-off of current and long-term receivable balances due from this customer. Prior to the termination, contracted future backlog and remaining 2004 revenues related to this customer were $80.4 million and $5.0 million, respectively.

On March 29, 2002, we entered into an agreement with one of our customers regarding the revision of the customer’s sales-type lease agreements as well as certain other trade receivables. This agreement resulted in the termination of the customer’s sales-type leases and the establishment of new operating leases in their place. As a result, we recorded a non-cash charge in our consolidated statement of operations during 2002 of $18.7 million.

Future cash payments expected from customers under all long-term contractual agreements (backlog) described above, including operating leases, sales-type leases and related service agreements, aggregated approximately $4.90 billion as of December 31, 2004. Future minimum lease payments due from customers related to satellites in service and satellites to be launched totaled approximately $3.48 billion and $1.42 billion, respectively. Included in the amounts above are 96 contracts representing total contracted backlog of $624.2 million, of which $219.8 million of contracted backlog may be terminated by the customers pursuant to certain contractual termination rights.

5. Satellites and Other Property and Equipment—Net

Our satellites and other property and equipment are summarized as follows (in thousands):

	December 31,
	2003	2004
Satellites in service	$3,117,241	$2,760,711
Satellite systems under development	314,951	357,346
Buildings and leasehold improvements	104,035	88,801
Machinery and equipment	301,460	308,112
Other	19,008	16,786

	3,856,695	3,531,756
Less: accumulated depreciation	1,549,990	1,576,092

	$2,306,705	$1,955,664

Satellite contracts typically require that we make progress payments during the period of the satellite’s construction and orbital incentive payments (plus interest) over the orbital life of the satellite. The incentive obligations may be subject to reduction or refund if the satellite fails to meet specific technical operating standards. As of December 31, 2003 and 2004, we had $125.4 million and $112.3 million recorded in relation to satellite incentive obligations. During 2004 we wrote-off approximately $20.5 million of incentive obligations as a result of reductions in the economic lives of our Galaxy 10R, PAS-9 and PAS-1R satellites as described below. During 2004, we also recorded approximately $16.3 million of incentive obligations in relation to

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

our Galaxy 13/Horizons satellite, which was placed in-service in January 2004. Annual maturities of these incentives as of December 31, 2004 are as follows (in thousands):

2005	$13,150
2006	12,874
2007	13,074
2008	12,841
2009	12,121
2010 and thereafter	48,200

Total	$112,260

The satellite construction contracts contain provisions that allow us to terminate the contracts with or without cause. If terminated without cause, we would forfeit our progress payments and be subject to termination payments that escalate with the passage of time. If terminated for cause, we would be entitled to recover any payments it made under the contracts and certain liquidated damages as specified in the contracts.

We have entered into launch contracts for the launch of both specified and unspecified future satellites. Each of our launch contracts provides that we may terminate such contract at our option, subject to payment of a termination fee that increases in magnitude as the applicable launch date approaches. In addition, in the event of a failure of any launch, we may exercise the right to obtain a replacement launch within a specified period following our request for re-launch.

6. Satellite Technology

We have experienced various technical incidents on a number of our in-orbit satellites. These incidents generally have resulted in one or more of the following: (i) a limitation or total loss of the satellite’s ability to provide the full complement of services that it was designed to provide, (ii) a material reduction to the satellite’s expected orbital life, or (iii) a reduction in certain of the satellite’s on-board redundant systems exposing it to potential damage in the event of an additional incident. Whenever we experience a satellite anomaly or failure, we conduct an investigation of the cause of the event and determine the effects, if any, that the anomaly may have on the carrying value of our satellites and other assets and liabilities.

PAS-6 Impairment Loss

On March 17, 2004, our PAS-6 satellite, an FS 1300 model satellite built by Space Systems/Loral, suffered an anomaly resulting in a loss of power. Following that event, we moved the satellite to a storage orbit while we and the manufacturer evaluated the problem. On April 1, 2004, this satellite experienced another anomaly and more significant loss of power. Neither of these losses was anticipated. We maintained communications with, and control of, this satellite and, as a result of the second anomaly, took the necessary steps to de-orbit it.

PAS-6 had previously been taken out of primary service and was used as a backup for another satellite, PAS-6B. Accordingly, these events did not affect service to any of our customers and we anticipate that they will not affect our revenues in 2005. We do not plan to replace this satellite. As a result of the March 17 event, we recorded a non-cash impairment

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

charge within income from operations of approximately $99.9 million in the first quarter of 2004. This resulted in an after-tax non-cash charge to net loss of approximately $63.3 million. PAS-6 was uninsured and we will not collect insurance proceeds as a result of these events.

BSS 601 HP XIPS

The BSS 601 HP satellite uses a Xenon Ion Propulsion Systems, or XIPS, as its primary propulsion system. There are two separate XIPS on each BSS 601 HP, each one of which is capable of maintaining the satellite in its orbital position. The satellite also has a completely independent bi-propellant propulsion system as a backup to the XIPS. As a result, a single failure of a XIPS on a BSS 601 typically would have no effect on the satellite’s performance or its operating life. A failure of a second XIPS on a satellite would also have no impact on the performance of that satellite. However, such a failure would require the use of the backup bi-propellant propulsion system, which could result in a shorter operating life for the satellite depending on the amount of bi-propellant fuel remaining. XIPS failures do not typically result in a catastrophic failure of the satellite or affect the communications capability of the satellite.

Certain of our BSS 601 HP satellites have experienced various problems associated with XIPS. We currently operate seven BSS 601 HP satellites, excluding Galaxy 8-i. Galaxy 8-i experienced failures of both XIPS in 2000 and continued to operate using bi-propellant until it de-orbited in February 2004. Three of our currently operated BSS 601 HP satellites have experienced failures of both XIPS.

The first of the currently operated satellites with failure of both primary and secondary XIPS is Galaxy 4R. This satellite is operating as designed on its backup bi-propellant propulsion system. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite’s estimated remaining useful life, based on the bi-propellant fuel on board, was reduced to approximately 3.5 years on June 28, 2003, the date of the secondary XIPS failure. The C-band capacity of this and other satellites is backed up by in-orbit satellites with immediately available capacity. We believe that this problem will not affect revenues from the customers on this satellite or our total contracted backlog, as the satellite’s backup bi-propellant propulsion system has sufficient fuel to provide time to seamlessly transition customers to a new or replacement satellite. We have determined that the satellite’s net book value and our net investments in sales-type leases on this satellite are fully recoverable.

We began accelerating depreciation on Galaxy 4R beginning in the third quarter of 2003 to coincide with the satellite’s revised estimated useful life. As a result, we recorded additional depreciation expense of $7.7 million during 2003. As of March 2004, following the final insurance settlement on this satellite, depreciation on Galaxy 4R has been approximately equal to the monthly depreciation on this satellite before the anomaly occurred. We expect to launch a replacement for Galaxy 4R in 2006.

The second satellite with failure of both primary and secondary XIPS is PAS-6B. We and the manufacturer of this satellite have determined that the XIPS on this satellite are no longer available. As a result, this satellite’s estimated remaining useful life, based on the bi-propellant fuel on board, was reduced to approximately 4.9 years on July 9, 2003, the date of the secondary XIPS failure. We do not expect this problem to affect service to our customers or to affect revenues from the customers on this satellite over the remaining life of the satellite. We

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plan to construct and launch a replacement satellite for PAS-6B prior to the end of its useful life, although no commitment has been made for the procurement of this satellite at this time. As a result of this XIPS failure, our total contracted backlog was reduced by approximately $360.0 million. The insurance policy on this satellite has an exclusion for XIPS-related anomalies and, accordingly, this was not an insured loss.

We began accelerating depreciation on PAS-6B beginning in the third quarter of 2003 to coincide with the satellite’s revised estimated useful life. As a result, we recorded additional depreciation expense of $6.6 million during 2003.

The third satellite with failure of both primary and secondary XIPS is Galaxy 10R. On August 3, 2004, the secondary XIPS on this satellite permanently failed. The primary XIPS on this satellite had previously failed. The satellite is operating normally on its back-up bi-propellant propulsion system, which has proven to be a highly reliable propulsion system with extensive flight experience. This satellite is expected to operate normally on its available bi-propellant fuel for over three years. Prior to this event, Galaxy 10R was scheduled to have an estimated end of useful life in 2015. We do not expect this event to affect service to our customers or to affect revenues from the customers on this satellite over the remaining life of the satellite and there should be no material impact on services, revenues or satellite operations. This event will result in acceleration to the 2005-2007 timeframe of planned capital expenditures to replace this satellite.

On August 31, 2004, we filed a proof of loss under the insurance policy for Galaxy 10R. We received all of the expected insurance proceeds for our claim on Galaxy 10R, or approximately $75 million during the fourth quarter of 2004.

As a result of this event, we recorded approximately $9.1 million of losses in the third quarter of 2004 related primarily to a customer warranty obligation payable at the satellite’s end of life and a non-cash write off of a portion of a sales-type lease receivable. These losses and warranty obligations are substantially covered by the Galaxy 10R insurance policies. In connection with the Galaxy 10R insurance settlement, a gain of approximately $9.1 million was recorded during the fourth quarter of 2004, resulting in no impact to net loss for the year. The expected additional depreciation expense resulting from Galaxy 10R’s revised estimated useful life will be approximately $3 million per year.

Of our four remaining BSS 601 HP satellites, PAS-5 has a book value of zero and is no longer in primary customer service. The other three continue to have XIPS available as their primary propulsion system. However, no assurance can be given that we will not have further XIPS failures that result in shortened satellite lives or that such failures will be insured if they occur. For two of these three satellites, the available bi-propellant life ranges exceed 6 years from December 31, 2004. The third satellite, Galaxy 13/Horizons 1, which was placed into service in January 2004, has available bi-propellant of approximately 11.9 years from December 31, 2004.

In December 2004, after reviewing the operating time to failure and other data from failed BSS 601 HP XIPS systems in our fleet and from similar systems owned by others, as reported to us by the manufacturer, we recently reduced our estimate of the end of useful life of PAS-9, from 2015 to 2013. This will result in an increase in our annual depreciation expense of $3.4 million beginning in the fourth quarter of 2004. This estimate is based on currently available data from satellite systems similar to PAS-9 and reflects our current expectations for these

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systems. We plan to replace this satellite prior to the end of its useful life. Because some of our customer contracts do not require their service to continue onto a replacement satellite, this reduction in our estimate of useful life will result in a reduction in our contracted backlog of approximately $61 million. However, given the nature of our customers’ use of this satellite, we expect many of these customers will elect to renew their contracts onto a replacement satellite. We believe that the net book value of this satellite is fully recoverable. Along with the manufacturer, we continually monitor the performance of our satellites that use these systems and will, as warranted, reevaluate our expectations.

BSS 702 solar arrays

All of our satellites have solar arrays that power their operating systems and transponders and recharge the batteries used when solar power is not available. Solar array performance typically degrades over time in a predictable manner. Additional power margins and other operational flexibility are designed into satellites to allow for such degradation without loss of performance or operating life. Certain BSS 702 satellites have experienced greater than anticipated and unpredictable degradation of their solar arrays resulting from the design of the solar arrays. Such degradation, if continued, results in a shortened operating life of a satellite or the need to reduce the use of the communications payload.

We currently operate three BSS 702 satellites, two of which are affected by accelerated solar array degradation. On February 19, 2003, we filed proofs of loss under the insurance policies for two of our BSS 702 satellites, Galaxy 11 and PAS-1R, for constructive total losses based on degradation of the solar panels. Service to existing customers has not been affected, and we expect that both of these satellites will continue to serve these existing customers until we replace or supplement them with new satellites. Along with the manufacturer, we continually monitor the problem to determine its cause and its expected effect. In December 2004, after reviewing available solar array degradation data on our BSS 702 satellites, we reduced our estimate of the end of the useful life of our Galaxy 11 satellite from 2015 to 2009 and of our PAS-1R satellite from 2016 to 2010, which will result in an increase in our annual depreciation expense of $24.5 million beginning in the fourth quarter of 2004. These estimates are based on data available at this time and reflect our current expectations for these systems. We plan to replace these satellites prior to the point at which the solar array degradation would affect operation of the core communications payload. This will accelerate capital expenditures planned for their replacement. Pursuant to our contracts with our customers, a substantial portion of our customer activity on these satellites will continue onto replacement satellites and the reduced estimate of their useful lives will not result in a material reduction in our contracted backlog. We believe that the net book values of these satellites are fully recoverable.

The third BSS 702 satellite we operate, Galaxy 3C, was launched after the solar array anomaly was identified, and it has a substantially different solar array design intended to eliminate the problem. This satellite has been in service since September 2002 and has not experienced similar degradation problems.

SCP

Many of our satellites use an on-board SCP to provide advanced orientation control and fault protection functions. SCPs are a critical component in the operation of such satellites. Each such satellite has a backup SCP, which is available in the event of a failure. Certain BSS 601

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

satellites, including our Galaxy 3R and PAS-4 satellites, have experienced primary SCP failures and are operating on their backup SCPs. Galaxy 3R has limited fuel remaining and is operating in an inclined orbit. PAS-4 is operated as a backup satellite that also provides short-term services. We do not anticipate that a failure of the remaining SCP on either Galaxy 3R or PAS-4 will cause an interruption of our business or require replacement of a satellite.

We currently operate three additional BSS 601 satellites. PAS-2 and PAS-3R are both in primary service and are in a group of satellites that has been identified as having heightened susceptibility to the SCP problem. The risk of SCP failure appears to decline as these satellites age. PAS-2 and PAS-3R have been in continuous operation since 1994 and 1996, respectively. Both primary and backup SCPs on these satellites are monitored regularly and remain fully functional. Accordingly, we do not expect SCP failures to occur nor do we anticipate an interruption in business or to require early replacement of these satellites. HGS-3 is no longer in primary service and has a book value of less than $1.0 million.

In October 2001, we filed a proof of loss under the insurance policy on PAS-7 related to circuit failures, which occurred in September 2001 and resulted in a reduction of 28.9% of the satellite’s total power available for communications. Service to existing customers was not affected, and we expect that PAS-7 will continue to serve these customers. The insurance policy was in the amount of $253.4 million and included a provision for us to share 25% of future revenues on PAS-7 with the insurers. In the first quarter of 2002, our insurers confirmed to us their agreement to settle the PAS-7 insurance claim by payment to us of $215 million. Pursuant to this agreement, no future revenue share payments will be required to be made in relation to PAS-7. During the first quarter of 2002, we recorded a gain of approximately $40.1 million related to the PAS-7 insurance claim, which reflected the net proceeds agreed to by the insurers less the net book value of the PAS-7 satellite, including incentive obligations. We received the $215 million of insurance proceeds in 2002.

As a result of the termination of the Galaxy 8-iR satellite construction contract, we received $69.5 million from the satellite manufacturer in December 2003, which represents amounts previously paid to the manufacturer (of approximately $58.8 million), liquidated damages and interest owed to us under the construction agreement. In addition, we agreed with the Galaxy 8-iR launch vehicle provider to defer our use of the launch to a future satellite. We expect to use this launch for one of our satellites currently under construction.

7. Goodwill

On January 1, 2002, we adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (SFAS 142). Among other things, SFAS 142 provides that intangible assets with finite useful lives be amortized and that goodwill and intangible assets with indefinite lives not be amortized, but rather be tested for impairment annually or when a change in circumstances occurs. We have determined that, for such impairment testing, we have only two reporting units, our FSS operating segment and our Government Services operating segment.

SFAS 142 requires the use of fair value in determining the amount of impairment, if any, for recorded goodwill. In conjunction with our annual goodwill impairment assessment in the fourth quarter of 2004, we utilized a combined discounted cash flow and market approach in our

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

assessment of the fair value of our FSS operating Segment and a discounted cash flow approach alone for our assessment of the fair value of our G2 operating segment due to the specialized nature of its operations. Our assessment resulted in a fair value for the reporting units which exceeded the carrying value of their net assets and, as such, no impairment charge was required in 2002, 2003 or 2004. The amount of any loss resulting from future impairment tests could be material to our results of operations.

8. Long-term Debt

As of December 31, 2003 and 2004, long-term debt consisted of the following (in thousands):

	2003		2004
	Book Value	Fair Market Value	Book Value	Fair Market Value
6 1/8% Notes due 2005	$275,000	$279,125	$—	$—
6 3/8% Notes due 2008	150,000	153,000	150,000	154,875
Old Term Loan B-1 due 2010	350,000	350,000	—	—
8 1/2% Notes due 2012	800,000	880,000	1,190	1,190
6 7/8% Notes due 2028	125,000	125,625	125,000	117,500
Transaction Related Financing:
Revolving Credit Facility	—	—	—	—
Term Loan A due 2009	—	—	674,310	670,938
Term Loan B due 2011	—	—	1,647,500	1,650,087
9% Senior Notes due 2014	—	—	1,010,000	1,126,150
10 3/8% Senior Discount Notes due 2014	—	—	255,138	288,080

	1,700,000	1,787,750	3,863,138	4,008,820
Less: current maturities	3,500	3,500	4,100	4,106

Total Long-Term Debt	$1,696,500	$1,784,250	$3,859,038	$4,004,714

Fair value amounts were determined based on quoted market prices for the Notes or on current rates available to us for debt with similar maturities and similar terms.

On October 19, 2004, Holdco issued $416.0 million aggregate principal amount at maturity of 10 3/8% Senior Discount Notes due 2014 pursuant to Rule 144A under the Securities Act of 1933, as amended, or the Senior Discount Notes. All of the proceeds of that offering, less discounts, commissions and expenses, or approximately $245.8 million, were paid on October 19, 2004 as a dividend to the Holdco’s stockholders. The Senior Discount Notes accrete at the rate of 10 3/8% per annum, compounded semi-annually to, but not including, November 1, 2009. From and after November 1, 2009, cash interest on the Senior Discount Notes will accrete at the rate of 10 3/8% per annum, and will be payable semiannually in arrears on May 1 and November 1 of each year, commencing on May 1, 2010, until maturity. As of December 31, 2004, the accreted balance of approximately $255.1 million was outstanding in relation to these notes.

Holdco incurred approximately $6.5 million of deferred financing costs in relation to the issuance of the Senior Discount Notes. These deferred financing costs were capitalized and are being amortized to interest expense over the 10 year life of the Senior Discount Notes.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Holdco’s primary source of liquidity will be cash flow generated from the operations of its subsidiaries, including PanAmSat. Holdco’s ability to pay dividends on its common stock and make payments on its Senior Discount Notes is dependent on the earnings and the distribution of funds from PanAmSat. The agreements governing PanAmSat’s senior secured credit facilities and 9% senior notes are the two contractual obligations of PanAmSat that significantly restrict its ability to pay dividends or otherwise transfer assets to Holdco. Payment of dividends is also subject to compliance with Delaware law.

In connection with the Recapitalization, we (i) entered into senior secured credit facilities consisting of an $800.0 million Term Loan A Facility, a $1,660.0 million Term Loan B Facility and a $250.0 million revolving credit facility, of which $42.6 million was drawn; (ii) issued $1,010.0 million of our 9% senior notes due 2014; (iii) terminated and repaid our Old Credit Facility; (iv) completed a tender offer for substantially all of our $275.0 million 6.125% Notes due 2005 and our $800.0 million 8 1/2% Senior Notes due 2012; and (v) completed the redemption of our remaining 6.125% Notes due 2005 in October 2004. In September 2004, we repaid the outstanding balance under our revolving credit facility.

Concurrent with the completion of our initial public offering, we intend to amend PanAmSat’s senior secured credit facilities. The amendment of the senior secured credit facilities and this offering are conditioned upon each other.

Borrowings under PanAmSat’s senior secured credit facilities will bear interest at the borrower’s option at either adjusted LIBOR plus an applicable margin or the alternate base rate plus an applicable margin. Borrowings under the senior secured credit facilities will be subject to adjustment based on a pricing grid.

Our senior secured credit facilities are comprised of a $250.0 million revolving credit facility, which will terminate in August 2009, or the Revolving Facility, an $800.0 million Term Loan A Facility, which matures in August 2009, or the Term Loan A Facility, and a $1,660.0 million Term Loan B Facility, which matures in August 2011, or the Term Loan B Facility. At December 31, 2004, the interest rates on the Term Loan A Facility and Term Loan B Facility were LIBOR plus 2.50% and LIBOR plus 2.75%, respectively, and the Revolving Facility was undrawn. These rates are subject to change based upon our total leverage ratio. In addition, we are required to pay a commitment fee for the unused commitments under the Revolving Facility and the Term Loan A Facility, if any, which, as of December 31, 2004 on an annual basis was 0.50%. As of December 31, 2004 we had outstanding letters of credit totaling $36.1 million and issued $6.9 million of additional letters of credit in February 2005. Outstanding letters of credit reduce our ability to borrow against the Revolving Facility by an equivalent amount. Any amounts borrowed under the Revolving Facility would bear interest at LIBOR plus 2.50% as of December 31, 2004, although this interest rate is subject to adjustment based on our total leverage ratio. Fees charged by the lenders were capitalized as debt issuance costs and are amortized over the terms of the Revolving Facility, the Term Loan A Facility, and the Term Loan B Facility.

Obligations under the senior secured credit facilities are, or will be, as the case may be, unconditionally and irrevocably guaranteed jointly and severally by PanAmSat’s current and future domestic subsidiaries and are secured by substantially all of our assets and substantially all of the assets of each of our current and future domestic subsidiaries.

The $1,010.0 million senior notes bear interest at an annual rate of 9.0%. Fees charged by the lenders were capitalized as debt issuance costs and are amortized over the term of the 9%

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

senior notes. The 9% senior notes require interest payments to be made semi-annually, mature on August 15, 2014, are unsecured, and are, or will be, as the case may be, unconditionally guaranteed by each of PanAmSat’s existing and certain subsequently acquired or organized domestic restricted subsidiaries.

On August 22, 2004, we completed a tender offer and consent solicitation to purchase any and all of the outstanding $800.0 million aggregate principal amount of our 8 1/2% Senior Notes due 2012 for cash. Not all of these notes were tendered and, as a result, approximately $1.2 million aggregate principal amount will remain outstanding through the original maturity date. As required by our senior secured credit facilities, we repaid our Term A Facility by the amount of the 8 1/2% Senior Notes that remained outstanding after the tender offer. The remaining 8 1/2% Senior Notes due 2012 are unsecured, and are unconditionally guaranteed by each of PanAmSat’s existing domestic restricted subsidiaries.

On August 22, 2004, we completed a tender offer to purchase any and all of the outstanding $275.0 million aggregate principal amount of our 6 1/8% Notes due 2005 for cash. On October 22, 2004, we completed a redemption of our remaining $24.2 million 6 1/8% Notes due 2005 that were not purchased in the tender offer from cash on hand.

In conjunction with the Recapitalization, in the third quarter of 2004, we wrote-off debt issuance costs and recorded a charge within interest expense of $15.1 million related to the prepayment of our pre-existing debt. Also in conjunction with the Recapitalization, we capitalized approximately $142.3 million to debt issuance costs and approximately $8.8 million to equity. The debt issuance costs are classified on our balance sheet within Deferred Charges and Other Assets and will be amortized to interest expense over the terms of the related debt obligations.

On November 19, 2004, proceeds from our Galaxy 10R insurance claim received through that date of approximately $69 million, along with cash on hand, were utilized to make a voluntary prepayment of approximately $137 million under our senior secured credit facilities. Approximately $124.5 million of this prepayment was applied to the Term Loan A Facility, while the remaining $12.5 million was applied to the Term Loan B Facility. Through November 30, 2004, we received all of the expected insurance proceeds for our claim on Galaxy 10R, or approximately $75 million. In connection with this repayment, in the fourth quarter of 2004, we wrote-off related debt issuance costs and recorded a charge within interest expense of approximately $5.2 million.

In June 2004, we repaid from available cash on hand the $349.1 million outstanding balance under the Term Loan B-1 Facility of our Old Credit Facility. In conjunction with this repayment, we recorded a charge of $5.5 million within interest expense as a result of the write-off of unamortized debt issuance costs related to that loan facility and a charge of $0.5 million within interest expense representing the amount accumulated within other comprehensive income (loss) related to our $100.0 million interest rate hedge on that loan facility entered into during the third quarter of 2002. The hedge liability was not impacted by the repayment of that facility. The fair value of the outstanding interest-rate hedge agreement as of December 31, 2004, based upon quoted market prices from the counterparty, reflected a hedge liability of approximately $0.2 million. Upon expiration of the current agreement on August 30, 2005, we will not be required to enter into an interest rate hedge agreement. See Note 17 “Subsequent Events —Interest Rate Hedge Agreement”.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In July and December 2003, we made optional pre-payments of $350 million and $300 million, respectively, against our Old Credit Facility from available cash on hand. During the third and fourth quarters of 2003, we recorded non-cash charges of approximately $5.7 million and $5.0 million to write-off debt issuance costs associated with the portions of the credit facility that were prepaid.

As of December 31, 2004, we also had outstanding 10 and 30-year fixed rate notes totaling $275.0 million which were issued in January 1998. The outstanding principal balances, interest rates and maturity dates for these notes as of December 31, 2004, are $150.0 million at 6.375% due 2008 and $125.0 million at 6.875% due 2028, respectively. Principal on these notes is payable at maturity, while interest is payable semi-annually.

We are required to maintain certain financial covenants and are also subject to restrictive covenants under our borrowings. As of December 31, 2004, we were in compliance with all such covenants.

Annual maturities of long-term debt as of December 31, 2004, including accretion of interest to be paid at maturity on our 10 3/8% Senior Discount Notes due 2014, are as follows (in thousands):

Amount Due
2005	$4,100
2006	150,910
2007	176,600
2008	351,600
2009	211,600
2010 and thereafter	3,129,190

$4,024,000

Interest expense for 2002, 2003 and 2004 is presented net of interest income of $15.2 million, $13.3 million and $7.4 million, respectively, and net of capitalized interest for 2002, 2003 and 2004 of $27.3 million, $13.9 million and $8.5 million, respectively. Included in interest expense during 2002, 2003 and 2004 were approximately $3.3 million, $10.7 million and $25.8 million, respectively, associated with the write-offs of unamortized debt issuance costs related to the repayment of debt during those years.

9. Income Taxes

The income tax provision (benefit) consisted of the following (in thousands):

	Year Ended December 31,
	2002	2003	2004
Taxes currently (receivable) payable:
U.S. federal	$(32,405)	$—	$—
Foreign	1,618	1,560	1,500
State and local	1,000	1,421	1,250

Total	(29,787)	2,981	2,750

Deferred tax (benefits) liabilities:
U.S. federal	54,342	8,801	(91,545)
Foreign	2,164	16,387	555
State and local	1,631	(573)	(5,061)
Change in valuation allowance	—	7,414	—

Total	58,137	32,029	(96,051)

Total income tax provision (benefit)	$28,350	$35,010	$(93,301)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The income tax provision was different than the amount computed using the U.S. statutory income tax rate for the reasons set forth in the following table (in thousands):

	Year Ended December 31,
	2002	2003	2004
Expected tax at U.S. statutory income tax rate	$39,689	$47,090	$(60,302)
U.S. state and local income tax rates—net of federal income tax effect	1,710	551	(2,477)
Extraterritorial income exclusion tax benefit	(17,885)	(36,620)	(27,328)
Foreign withholding taxes	2,164	16,387	1,012
Change in valuation allowance	—	7,414	—
Other	2,672	188	(4,206)

Total income tax provision (benefit)	$28,350	$35,010	$(93,301)

Temporary differences that give rise to deferred tax assets and liabilities are as follows (in thousands):

	2003		2004
	Deferred Tax Assets	Deferred Tax Liabilities	Deferred Tax Assets	Deferred Tax Liabilities
Basis differences in satellites and other property, plant and equipment	$—	$662,201	$—	$211,317
Performance incentives	31,124	—	37,451	—
Customer deposits	28,070	—	30,082	—
Accruals and advances	10,195	—	41,381	—
Tax credit carryforwards	23,678	—	17,343	—
Net operating loss carryforwards	135,700	—	70,368	—
Other	20,496	2,472	2,668	11,938

Gross deferred taxes	249,263	664,673	199,293	223,255
Valuation Allowance	(7,414)	—	—	—

Net deferred taxes	$241,849	$664,673	$199,293	$223,255

At December 31, 2004, we had non-current deferred tax liabilities of $223.3 million and deferred tax assets of $199.3 million, of which $7.8 million of the deferred tax asset was classified as current. Included in the non-current deferred tax assets at December 31, 2004 was $17.3 million of alternative minimum tax credits that can be carried forward indefinitely. Also included in non-current deferred tax assets was $70.4 million of deferred tax assets relating to federal and state net operating losses generated subsequent to the PanAmSat Recapitalization that expire in varying amounts over the period of 2014-2024 if not utilized. Management does not believe a valuation allowance is necessary as of December 31, 2004. During 2004, our net deferred tax liability decreased significantly resulting from the Recapitalization and deconsolidation from the DIRECTV consolidated tax group. (See Note 2 “Significant Accounting Policies—Income Taxes”).

Issues regarding our taxability in foreign jurisdictions have been raised by various tax authorities. Such authorities have proposed tax adjustments and we have vigorously contested them. In 2004, we increased our income tax provision for these adjustments and, in management’s opinion, adequate provision has been made for all open years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During 2002, the Internal Revenue Service commenced an examination of the GM consolidated tax group for the years 1998-2000 of which we are a member. As a result, our federal income tax returns for those years are currently under examination. Management believes that adequate provision has been made for any adjustment which might be assessed as a result of these examinations. Any amounts that would be payable under this examination are fully indemnified under the tax separation agreement with The DIRECTV Group.

10. Acquisitions

On March 7, 2003, we acquired substantially all of the assets of Hughes Global Services, Inc. (“HGS”) from our affiliate, The DIRECTV Group, for approximately $8.4 million in cash and the assumption of certain related liabilities. In connection with this transaction, the HGS-3, HGS-5 and Leasat satellites are now operated as part of our fleet. The historical cost of the net assets acquired was $3.1 million. Since we and HGS were under the common control of The DIRECTV Group, the excess purchase price over the historical cost of the net assets acquired of approximately $5.3 million was recorded as a reduction to our stockholders’ equity on the accompanying consolidated balance sheet as of December 31, 2003 net of deferred income taxes of approximately $1.9 million.

On August 27, 2003, as part of our strategic initiative to expand our government service offerings, we acquired a telecommunications firm based outside of Washington, D.C. that specializes in providing end-to-end services and solutions to the U.S. Government, Esatel Communications, Inc. (“Esatel”) and its related entity, Silver Springs Teleport, LC.

To complement our ground infrastructure, in November 2003, we purchased Sonic Telecommunications International Ltd. (“Sonic”), a provider of international high-definition multimedia transmission services and business applications.

The aggregate purchase price for the Esatel and Sonic acquisitions was $12.2 million. The net assets acquired included receivables, property, plant and equipment, customer lists, IRUs and goodwill as well as certain assumed liabilities.

The results of Esatel and HGS have been included in our Government Service segment from the date of acquisition. The results of Sonic have been included in our Fixed Satellite Services segment from the date of acquisition.

11. Certain Relationships and Related Transactions Prior to and as a Result of the Completion of the Recapitalization

Transactions with The DIRECTV Group and its Affiliates

Until the consummation of the Recapitalization on August 20, 2004, The DIRECTV Group and its affiliates were related parties of ours.

We provide satellite capacity, TT&C and other related services and facilities to several subsidiaries of The DIRECTV Group and purchase certain services and equipment from a subsidiary of The DIRECTV Group. Additionally, for the period prior to the consummation of the Recapitalization, we reimbursed The DIRECTV Group for the allocated costs of certain jointly incurred expense items, principally relating to administrative and other expenses. Revenues derived from The DIRECTV Group and its affiliates were $82.3 million from January 1, 2004 through August 19, 2004, or 15.1% of our revenues for that same period.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During the fourth quarter of 2003, we agreed to amend our transponder lease agreements with DIRECTV Latin America, or DTVLA. This amendment became effective in February 2004 upon DTVLA’s emergence from the Chapter 11 bankruptcy process. In conjunction with these amendments we agreed to accept reduced cash payments in the early years, most of which we expect to recapture in later years, and The DIRECTV Group has agreed to guarantee all of the transponder lease agreements with DTVLA for a period of five years.

We entered into new contractual arrangements with affiliates of The DIRECTV Group in connection with the Recapitalization at rates which, we believe, approximate market rates. These contractual arrangements include the extension of transponder lease agreements with HNS, the extension of The DIRECTV Group guarantees of our transponder lease agreements with DTVLA, the purchase of additional transponder capacity for DTH services in Latin America, and the extension of existing and the entering into of new TT&C services agreements with DIRECTV Operations LLC. In addition, in connection with the Recapitalization, The DIRECTV Group paid us $9.2 million for certain past due receivables from, and guaranteed certain future obligations of, our customer Sky Multi-Country Partners, an affiliate of The News Corporation.

During 2003, we transferred an authorization for a Ka-band orbital slot to Hughes Network Systems, Inc., or HNS, an affiliate, in exchange for a contingent payment of approximately $2.1 million. The payment is payable upon the launch of a satellite by HNS to such orbital slot. The Federal Communications Commission has approved the transfer of this authorization.

On April 20, 2004, PanAmSat entered into a definitive transaction agreement with The DIRECTV Group, Merger Sub, a wholly-owned subsidiary of The DIRECTV Group, and Constellation, an affiliate of KKR for the Recapitalization (See Note 3 “PanAmSat Merger, Subsequent Sale and Related Transactions”).

In June 2004, we paid The DIRECTV Group $28.5 million to reimburse them in full for amounts they previously paid on our behalf to the manufacturer of the Galaxy 16 satellite (See Note 5 “Satellites and Other Property and Equipment—Net”).

The aggregate amounts of related party transactions with The DIRECTV Group and its affiliates for the years ended December 31, 2002, 2003 and the period from January 1, 2004 through August 19, 2004 are summarized below (in thousands):

	2002	2003	Period From January 1, 2004 Through August 19, 2004
Satellite Services Revenues:
Operating lease revenues	$140,835	$114,292	$75,372
Other satellite services	25,657	14,641	6,929

Total Satellite Services Revenues	$166,492	$128,933	$82,301

Purchased Services and Equipment	$—	$4,150	$3,213

Allocations of administrative and other expenses	$1,445	$1,906	$1,306

Interest expense	$6,533	$—	$—

PANAMSAT HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In addition, The DIRECTV Group leases to us office space in Long Beach, California and land for our teleport in Castle Rock, Colorado, and permits the participation by us and our employees in certain discount programs. Prior to the Recapitalization, The DIRECTV Group provided general liability insurance and certain administrative services to us, including the provision of certain advisory and audit services. During the years ended December 31, 2002, 2003, and for the period from January 1, 2004 through August 19, 2004, we incurred expenses related to such arrangements with The DIRECTV Group of approximately $1.4 million, $1.9 million and $1.3 million, respectively.

Tax Matters

Concurrently with the execution of the transaction agreement, PanAmSat entered into a tax separation agreement with The DIRECTV Group that supersedes four earlier tax-related agreements among ourselves, The DIRECTV Group and certain of its affiliates. (See Note 2 “Significant Accounting Policies—Income taxes”).

Transactions with The News Corporation and its Affiliates (Other than The DIRECTV Group)

Until the consummation of the Recapitalization on August 20, 2004, The News Corporation and its affiliates were related parties of ours.

We are a party to agreements with The News Corporation and certain of its subsidiaries and affiliates pursuant to which we provide satellite capacity, TT&C and other related services. Revenues derived from The News Corporation and its affiliates were $55.1 million from January 1, 2004 through August 19, 2004, or 10.1% of our revenues for that same period.

In January 2004, Fox Entertainment Group, Inc., a subsidiary of The News Corporation, and we signed a multi-year, multi-satellite agreement, the terms of which provide that Fox Entertainment will consolidate its entire suite of U.S. cable and broadcast programming onto our global fleet for 15 years and move a significant portion of its international traffic onto the fleet for the next decade. Fox Entertainment will now be one of our largest media customers and one of our top five global customers.

Effect of the Recapitalization

As a result of the Recapitalization, effective August 20, 2004, The DIRECTV Group and The News Corporation were no longer related parties of ours and the Sponsors and their affiliates became related parties of ours.

Transactions with The Sponsors and Their Affiliates

The Sponsors provide management and advisory services to us pursuant to management services agreements executed at the closing of the Recapitalization. The Sponsors charge us an aggregate management fee of $2.0 million annually for the provision of these services, subject to an annual increase of three percent. From August 20, 2004 through December 31, 2004, we recorded approximately $0.7 million of expense for these management fees, of which $0.1 million was paid through December 31, 2004. In addition, in consideration for structuring

PANAMSAT HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

services rendered in connection with the Recapitalization, which services included financial advisory services and capital structure review, the Sponsors received an aggregate transaction fee of $50.0 million and were reimbursed for out-of-pocket expenses of approximately $1 million. The annual advisory fee does not include and the Sponsors may receive additional compensation for providing investment banking or other advisory services provided in connection with any specific acquisition or divestiture transactions or in the event the Sponsors perform services above and beyond those called for by the agreements.

In connection with our contemplated initial public offering, each of the Sponsors has agreed to terminate their respective management services agreements effective upon completion of the offering for an aggregate consideration of $10.0 million.

During 2004, we retained Capstone Consulting to provide us with consulting services, primarily to identify and advise on potential opportunities to reduce our costs and identify other potential opportunities to grow our business. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone, KKR has provided financing to Capstone. We recorded approximately $0.3 million of expenses during 2004 to Capstone Consulting, of which, approximately $0.2 million was paid through December 31, 2004.

Certain compensated members of our board of directors are principals of or are affiliated with the Sponsors.

We provide satellite capacity, TT&C and other related services to affiliates of certain of the Sponsors. Revenues for these services were $3.7 million for the year ended December 31, 2004. As of December 31, 2004, we had receivables related to these affiliates of approximately $0.1 million.

Included in our total contracted backlog of $4.90 billion as of December 31, 2004 is $5.1 million of contracted backlog from affiliates of the Sponsors. Contracted backlog represents future cash payments expected from customers under all long-term contractual agreements.

The following table provides summary information relative to our accounts receivable from and accounts payable to The Sponsors and their affiliates (in thousands):

December 31, 2004
Due from affiliates	$74

Due to affiliates	$831

12. Retirement and Incentive Plans

Employee Benefit Plans:

Generally, cash compensation of our directors, executive officers and other employees are provided by PanAmSat and equity based compensation is provided by PanAmSat Holding Corporation. PanAmSat Holding Corporation assumed all of PanAmSat’s equity based retirement and incentive plans, which plans benefit PanAmSat’s employees.

PANAMSAT HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Defined Contribution Plans 401(k) Plan—We have a 401(k) plan for qualifying employees for which it matches a portion of the employee contributions. Prior to the Recapitalization, PanAmSat made this match in the form of shares of its common stock; since the Recapitalization, we have made this match in the form of cash. The number of shares contributed to the plan and the respective market values were 276,802, 389,992 and 196,491 shares and $1.8 million, $2.1 million and $1.4 million for 2002, 2003 and 2004, respectively. The amount of cash contributed to the plan for 2004 was $0.6 million.

Deferred Compensation Plan—We have a Supplemental Savings Plan and a Deferred Compensation Plan for eligible employees. Under both plans, executives and other highly compensated employees are entitled to defer a portion of their compensation to future years. The annual amount that can be deferred is subject to certain limitations, and a portion of the employee’s contribution may be matched if the employee elected to defer the maximum amount permissible under the 401(k) plan and the Internal Revenue Code of 1986, as amended. The maximum annual match under the 401(k) plan is limited to an aggregate level of 4% of annual compensation. The matched portion of the Supplemental Savings Plan consists of “credits” which vest when awarded. Contributions that receive employer matching are required to be deferred until termination of employment, and any non-matched contributions may be deferred over a period selected by the employee. In addition, PanAmSat, at its discretion, may make contributions to the Deferred Compensation Plan and the Supplemental Savings Plan for the benefit of any participant as supplemental compensation. The Deferred Compensation Plan and the Supplemental Savings Plan are unfunded plans, and the deferrals and matching credits will receive earnings based upon rates set by the Compensation Committee of PanAmSat’s board of directors (the “Compensation Committee”), but in no event will these amounts earn less than 100% of the Moody’s Corporate Bond Index Rate. In July 2004, PanAmSat’s board of directors amended the Deferred Compensation Plan and the Supplemental Savings Plan to permit certain senior executives to elect to have all or part of their accounts under the plans invested in deferred stock units, each of which represented the notional right to receive a share of common stock in PanAmSat.

1997 Stock Incentive Plan—On May 5, 1997, PanAmSat’s board of directors adopted the PanAmSat Corporation Long-Term Stock Incentive Plan (the “1997 Stock Plan”), which provides for the granting of nonqualified stock options, incentive stock options, alternate appreciation rights, restricted stock, performance units and performance shares to executive officers, other employees, directors and its independent contractors. Awards were granted at the discretion of the Compensation Committee on such terms as the committee decided. Effective December 7, 2000, PanAmSat amended the 1997 Stock Plan to provide that, upon a “Change-in-Control” (as defined) of it, all unvested stock options and other awards granted under the 1997 Stock Plan would immediately vest and become exercisable, and restrictions on any awards such as restricted stock would immediately lapse. Also effective December 7, 2000, the 1997 Stock Plan was amended to eliminate the portability of unvested options for employees transferring to non-controlled affiliates, such as The DIRECTV Group.

As approved by PanAmSat’s board of directors in December 2000 and as subsequently ratified by its stockholders in June 2001, and as adjusted for the August 20, 2004 stock split and the March 1, 2005 reverse stock split, the maximum number of shares of common stock that could be issued under the 1997 Stock Plan was increased to 50,219,186. Upon consummation of the Recapitalization, which constituted a change-in-control as defined in the 1997 Stock Plan, all

PANAMSAT HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

outstanding employee stock options vested and became exercisable, and all outstanding restricted shares and restricted stock units vested immediately prior to the Merger. PanAmSat recorded a charge of approximately $8.3 million within Transaction-related costs in its consolidated statement of operations in relation to the acceleration of vesting of these options, restricted shares and restricted stock units. Also in conjunction with the Recapitalization, the exercise prices of certain employee options were modified. As a result of these modifications, PanAmSat recorded additional expense of approximately $1.2 million within Transaction Costs in its consolidated statement of operations. Holders of options and restricted stock units were entitled to receive (i) with respect to in-the-money options, cash equal to the difference between the exercise price and the $23.50 per share price paid in the Recapitalization, and (ii) with respect to restricted shares and restricted stock units cash in the amount of $23.50 per share, or $8.17 per share after giving effect to the stock split and the reverse stock split. All out-of-the-money stock options were cancelled without payment. Certain members of PanAmSat’s management agreed not to have certain of their equity interests cashed out in the Recapitalization; existing options, restricted shares and restricted stock units granted to such individuals remain outstanding as options and shares.

In October 2004, Holdco assumed the 1997 Stock Plan, and the outstanding stock options were converted into an aggregate of 762,372 options to purchase shares in Holdco common stock. The maximum number of shares of Holdco common stock that may be issued pursuant to the plan is 762,372 shares. The 1997 Stock Plan is administered by the Compensation Committee. As of December 31, 2004, nonqualified options for 762,372 shares of common stock (net of options expired or terminated) have been granted under the 1997 Stock Plan. Such options were granted with an exercise price equal to 100% of the fair market value at the date of grant and vest ratably over three to four years. These options have since been modified. In 2002, 2003 and 2004, we issued 5,509,509, 141,542 and 139,097 options, respectively, under the existing annual grant program with ratable vesting over three years. No new awards have been made under the 1997 Stock Plan since March 31, 2004.

2004 Stock Option Plan—On August 20, 2004, PanAmSat’s board of directors adopted the 2004 Stock Option Plan for Key Employees of PanAmSat Corporation (the “2004 Stock Plan”), which provides for the granting of stock options, stock appreciation rights and dividend equivalent rights to executive officers, other employees, and others having a relationship with it or its subsidiaries. In 2004, PanAmSat granted options to purchase 3,578,836 shares of common stock.

In October 2004, Holdco assumed the 2004 Stock Plan in connection with the Contribution and all outstanding options became options of Holdco. Subsequently, Holdco granted 702,608 options. As of December 31, 2004, nonqualified options for 4,281,444 shares of common stock (net of options expired or terminated) have been granted under the 2004 Stock Plan since the Recapitalization. The 2004 Stock Plan is administered by the Compensation Committee. The maximum number of shares that can be issued under the 2004 Stock Plan is 9,500,000.

In October 2004, the exercise price of all outstanding options granted under the 1997 Stock Plan and the 2004 Stock Plan was reduced by $3.39 to reflect the decrease in per share value arising from the issuance of Holdco’s Senior Discount Notes and the payment of dividends to its stockholders.

PANAMSAT HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Activity in the 1997 Stock Plan and the 2004 Stock Plan during the past three years is summarized below:

	Shares	Weighted Average Exercise Price	Range
1997 Stock Plan
Outstanding at January 1, 2002	16,454,286	$12.74	$7.61-$21.99
Options granted	5,509,509	7.35	5.09-8.14
Options exercised	—	—	—
Options expired or terminated	(2,501,019)	12.65	6.03-21.99

Outstanding at December 31, 2002	19,462,776	$11.22	$5.09-$21.99
Options granted	141,542	5.54	4.91-7.49
Options exercised	(4,934)	6.82	6.03-7.38
Options expired or terminated	(1,481,316)	11.34	5.03-21.99

Outstanding at December 31, 2003	18,118,068	$11.18	$4.91-$21.99
Options granted	139,097	8.50	8.50
Options exercised	(313,013)	7.35	5.09-8.11
Options expired or terminated	(1,172,903)	12.10	4.91-21.99
Options cancelled due to Recapitalization	(12,011,648)	12.67	8.50-21.99
Options cashed out due to Recapitalization	(3,997,229)	7.33	4.91-8.14

Outstanding at December 31, 2004	762,372	3.46	$3.43-$4.04

Options exercisable at December 31, 2002	7,908,616	$12.63	$7.61-$21.99

Options exercisable at December 31, 2003	11,840,442	$11.89	$5.09-$21.99

Options exercisable at December 31, 2004	762,372	$3.46	$3.43-$4.04

2004 Stock Plan
Outstanding at January 1, 2004	—	$—	$—
Options granted	4,281,444	4.21	4.21

Outstanding at December 31, 2004	4,281,444	$4.21	$4.21

Options exercisable at December 31, 2004	—	$—	$—

Range of Exercise Prices	Options Outstanding at December 31, 2004	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price of options outstanding	Options Exercisable As of December 31, 2004	Weighted Average Exercise Price of options exercisable
1997 Stock Plan
$2.26-$2.66	762,372	9.64	$3.46	762,372	$3.46

2004 Stock Plan
$2.77	4,281,444	9.67	$4.21	—	$—

Effective January 1, 2003, PanAmSat adopted the fair value recognition provision of FASB Statement No. 123, “Accounting for Stock Based Compensation,” prospectively, to all employee awards granted on or after January 1, 2003, pursuant to FASB Statement No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure”. Therefore, we recorded

PANAMSAT HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

compensation expense for employee stock options granted after December 31, 2002, but not in relation to previous awards granted. The following table illustrates the effect on net income (loss) as if the fair value based method had been applied to all outstanding and unvested awards in each period (in thousands).

	Year Ended December 31,
	2002	2003	2004
Net income (loss) as reported	$85,048	$99,532	$(78,988)
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—	1,157	7,909
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(9,151)	(8,875)	(10,318)

Pro forma net income (loss)	$75,897	$91,814	$(81,397)

Earnings (loss) per share:
Basic and diluted—as reported	$0.20	$0.23	$(0.26)

Basic and diluted—pro forma	$0.18	$0.21	$(0.27)

The pro forma amounts for compensation cost may not necessarily be indicative of the effects on operating results for future periods

During 2003 and 2004, we issued the following awards:

Quarterly Grants:	Employee Stock Options Granted	Restricted Stock Units Granted
March 31, 2003	34,235	—
June 30, 2003	33,228	1,146,436
September 30, 2003	61,421	—
December 31, 2003	12,658	5,754
March 31, 2004	139,097	5,754
June 30, 2004	—	—
September 30, 2004	3,578,836	—
December 31, 2004	702,608	—

Prior to the consummation of the Recapitalization, employee stock options granted by PanAmSat before June 30, 2004 were scheduled to vest ratably over three to four years. The stock options granted in the third and fourth quarters of 2004 by both PanAmSat and Holdco vest over five to eight years. Certain of the awards granted in the third and fourth quarters of 2004 vest over a five-year period based upon the passage of time and the remainder vest over an eight year period, which may be reduced if certain pre-established company operating performance targets are achieved. Compensation expense for these nonqualified stock options is based on the fair value of the options at the respective grant dates utilizing the Black-Scholes model for estimating fair value.

PANAMSAT HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under the intrinsic value method used for reporting prior to January 1, 2003, no compensation expense had been recognized on options granted through December 31, 2002, as the exercise price of the options granted equaled the fair value of our common stock on the date of grant for all prior grants.

Prior to the consummation of the Recapitalization, restricted stock units granted in 2004 and 2003 by PanAmSat were scheduled to vest 50% on the second anniversary of the grant date and the remaining 50% on the third anniversary. On April 30, 2003, PanAmSat’s Compensation Committee approved the issuance of up to 1,438,439 restricted stock units under the 1997 Stock Plan. In April 2003 and November 2003 PanAmSat issued 1,146,436 and 5,754, respectively, of these restricted stock units under the 1997 Stock Plan to certain employees. In March 2004, it issued 5,754 of these restricted stock units to certain employees. Stock compensation expense was being recognized over the vesting period based on the fair value per option on the April 2003, November 2003 and March 2004 grant dates of $6.01, $7.46 and $8.50, respectively. We recorded compensation expense related to the restricted stock units of approximately $1.8 million for the year ended December 31, 2003 and $1.7 million during the year ended December 31, 2004.

The weighted average fair value per option granted in 2002, 2003 and 2004 by PanAmSat was $3.02, $1.97 and $1.75, respectively. The weighted average fair value of options granted in 2004 was $1.69. These estimates were based on the Black-Scholes option pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2002	2003	2004
Risk free rate	4.3%	2.8%	3.7%
Dividend yield	0%	0%	0%
Expected life	5 years	5 years	6.8 years
Stock volatility	39.3%	35.0%	1.29%

Subsequent to the Recapitalization on August 20, 2004, we calculated fair value pursuant to the minimum value method, as described in SFAS 123.

On December 7, 2000, PanAmSat’s board of directors approved a compensation program for each member of its board of directors who is not an employee of it or its affiliates (“Non-Employee Director”), the PanAmSat Corporation Non-Employee Directors Fee Plan. Effective January 1, 2001, each Non-Employee Director was eligible to receive an annual fee of $50,000 for services rendered as a member of the board of directors and an additional annual $5,000 fee for each member who serves as a chairperson of a committee of the board of directors. Each Non-Employee Director may elect to receive up to 50% of the aggregate amount of the fee in cash. Any amount not paid to a Non-Employee Director in cash will be paid in restricted shares of our common stock. The number of shares issued in payment of the fees was calculated based on the average daily closing price of PanAmSat’s common stock on NASDAQ during the month prior to the date of grant. The shares vest 100% on the first anniversary of the date the shares are granted; prior to being fully vested, such shares will be subject to forfeiture upon the termination of a board member’s services. Directors may also elect to defer the fees, payable in stock, in the form of units of our common stock, to the PanAmSat Corporation 1999 Non-

PANAMSAT HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Employee Directors Compensation Deferral Plan. In 2001, Non-Employee Directors were granted 6,021 restricted shares and 12,379 restricted units were deferred at a price of $13.33 per share and cash of $25,000. During 2002, Non-Employee Directors were granted 10,314 restricted shares and 10,647 restricted units that were deferred at a price of $7.52 per share and cash of $57,500.

On February 28, 2003, PanAmSat’s board of directors approved a revised compensation program for Non-Employee Directors under the PanAmSat Corporation Non-Employee Directors Fee Plan (the “Revised Compensation Program”). Pursuant to the Revised Compensation Program, effective January 1, 2003, each Non-Employee Director was eligible to receive an annual fee of $75,000 for services rendered as a member of the board of directors, which is payable at each director’s election either (a) all in restricted stock granted under the 1997 Stock Plan or (b) up to 40% ($30,000) in cash and the balance in restricted stock. Additionally, under the Revised Compensation Program, the Non-Employee Director chairing the audit committee was eligible to receive an additional annual fee of $15,000 and each Non-Employee Director who serves as a chairperson of a committee of the board of directors other than the audit committee was eligible to receive an additional annual fee of $10,000. Each of these additional fees are payable at such director’s election either (a) all in restricted stock granted under our 1997 Stock Plan or (b) up to 50% in cash. The number of shares to be issued in payment of the fees was calculated based on the average daily closing price of PanAmSat’s common stock on NASDAQ during the month prior to the date of grant. The shares vested 100% on the first anniversary of the date the shares are granted; prior to being fully vested, such shares were subject to forfeiture upon the termination of a board member’s services. Directors also could elect to defer the fees payable in stock, in the form of units of our common stock, to the PanAmSat Corporation 1999 Non-Employee Directors Compensation Deferral Plan. During 2003, Non-Employee Directors were granted 22,477 restricted shares and 18,429 restricted units were deferred at a price of $5.56 per share and cash of $107,500. During 2004, Non-Employee Directors were granted 12,969 restricted shares and 13,993 restricted units were deferred at a price of $7.32 per share and cash of $138,000. In connection with the Recapitalization, all restricted shares and restricted units held by Non-Employee Directors were accelerated, and $695,000 (representing $23.50 per share, or $8.17 per share after giving effect to the stock split and the reverse stock split) was paid to the Non-Employee Directors, upon which all the restricted shares and restricted units were cancelled.

On September 16, 2004, PanAmSat’s Board of Directors approved a revised compensation program for our Non-Employee Directors. Each Non-Employee Director is entitled to annual cash compensation of $50,000, and was also granted options to purchase 65,849 shares of common stock. The chairman of its Board of Directors receives an additional annual fee of $100,000 and was granted options to purchase an additional 65,849 shares. Holdco has assumed this program and the options are now for Holdco stock at the modified price of $4.21.

13. Facilities Restructuring and Severance Costs

Our Facilities Restructuring and Severance Costs accrual includes our Teleport Consolidation Plan, Facilities Restructuring Plans and our 2001, 2003 and 2004 Severance Plans. Facilities restructuring and severance costs were $13.7 million, $4.2 million and $6.2 million for the years ended December 31, 2002, 2003 and 2004, respectively.

PANAMSAT HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Teleport Consolidation Plan

In January 2003, our management approved a plan to consolidate certain of our teleports in order to improve customer service and reduce operating costs. This teleport consolidation plan includes the closure of certain owned teleports and the reduction of services at our Fillmore and Castle Rock teleports. Under this plan, our Homestead, Florida teleport was closed in 2003 and in June 2004 we closed our Spring Creek, New York teleport. We sold our Spring Creek teleport on October 28, 2004 (see below). During the years ended December 31, 2003 and 2004, we recorded charges of $4.2 million and $1.8 million, respectively, related to this teleport consolidation plan, representing severance costs, costs to relocate equipment and losses on the sale of equipment.

In addition to the fourth quarter gain on the sale of our Spring Creek teleport described below, this teleport consolidation plan resulted in approximately $6.0 million of costs from January 2003 through the end of 2004. These costs primarily consist of severance-related costs for which the employees will be required to perform future services. Severance-related costs associated with this consolidation plan include compensation and benefits, outplacement services and legal and consulting expenses related to the reduction in workforce of approximately 40 employees.

On October 28, 2004, we completed the sale of our Spring Creek teleport for approximately $14.4 million, net of associated selling costs. As a result of the completion of this sale, we recorded a pre-tax gain on the disposal of land, buildings and equipment of approximately $11.1 million in October 2004.

In December 2004, we entered into an agreement to sell our Homestead teleport for approximately $3.3 million, net of associated selling costs. As of December 31, 2004, the assets of the Homestead teleport have been reflected as “Assets Held for Sale” in our consolidated balance sheet. We expect to complete the sale of the Homestead teleport in the first quarter of 2005.

The Spring Creek and Homestead teleports are not significant to our consolidated operating results or financial position.

Facilities Restructuring Plans

On March 29, 2002, our management approved a plan to restructure several of our United States locations and close certain facilities, some of which are currently being leased through 2011. We recorded a non-cash charge of $13.9 million in our consolidated statement of operations during 2002. This charge reflects future lease costs, net of estimated future sublease revenues related to unused facilities and the write-off of leasehold improvements. In 2003, we recorded restructuring credits of $1.4 million related to the signing of sublease agreements for amounts higher than originally estimated.

In an effort to further streamline our operations, in the first quarter of 2004, we consolidated our Manhattan Beach, El Segundo and Long Beach, California facilities. As a result, we recorded a non-cash charge of $1.4 million reflecting future lease costs related to approximately 18,000 square feet of unused facilities in Manhattan Beach. Additionally, in the third quarter of 2004 we

PANAMSAT HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

recorded a non-cash charge of approximately $2.3 million due to a reduction in future anticipated sublease income related to one of our idle facilities.

Severance Plans

The Company recorded severance costs of $8.2 million during the year ended December 31, 2001 and $1.3 million during the first quarter of 2002 related to the Company’s expense reduction and NET-36 (now webcast services) restructuring plan that began in the third quarter of 2001. These costs were primarily comprised of employee compensation and employee benefits, outplacement services and legal and consulting expenses associated with the cumulative reduction in workforce of 164 employees and the resignation of our former Chief Executive Officer in August 2001. In the third quarter of 2002, the Company recorded a restructuring credit of $1.5 million for the reversal of prior period severance charges due to actual costs being lower than originally estimated.

As part of our continuing effort to improve operational efficiencies, in October 2003 and October 2004 our management approved plans to reduce our workforce by approximately 45 employees and 25 employees, respectively. As a result, we recorded severance charges of approximately $1.4 million and $0.6 million, in the fourth quarters of 2003 and 2004, respectively. These severance costs were primarily related to employee compensation, benefits and outplacement services.

The following table summarizes the recorded accruals and activity related to these teleport consolidation, facilities restructuring and severance charges (in millions):

	Facilities Restructuring Plans	Teleport Consolidation Plan	Severance Plans	Total
Balance as of December 31, 2001	$—	$—	$2.9	$2.9
2002 restructuring charges (credits)	13.9	—	(0.2)	13.7
Less: net cash payments in 2002	(2.2)	—	(2.7)	(4.9)
Less: non-cash items in 2002	(4.1)	—	—	(4.1)

Balance as of December 31, 2002	7.6	—	—	7.6
2003 restructuring charges (credits)	(1.4)	4.2	1.4	4.2
Less: net cash payments in 2003	(1.6)	(2.4)	(0.7)	(4.7)

Balance as of December 31, 2003	4.6	1.8	0.7	7.1
Restructuring charges	3.7	1.8	0.6	6.1
Net cash payments	(2.0)	(3.3)	(0.8)	(6.1)

Balance as of December 31, 2004	$6.3	$0.3	$0.5	$7.1

14. Commitments and Contingencies

We have commitments for operating leases primarily relating to equipment and our executive office facilities in Wilton, Connecticut and various other locations. These leases contain escalation provisions for increases as a result of increases in real estate taxes and operating expenses. Minimum annual rentals of all leases, exclusive of potential increases in

PANAMSAT HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

real estate taxes, operating assessments and future sub-lease income, are as follows (in thousands):

2005	$5,903
2006	5,355
2007	4,922
2008	4,678
2009	4,032
2010 and thereafter	7,194

$32,084

Rental expenses under the operating leases were $6.4 million in 2002, $5.9 million in 2003 and $6.2 million in 2004.

Satellite incentive obligations

Satellite construction contracts typically require that we make progress payments during the period of the satellite’s construction and orbital incentive payments (plus interest) over the orbital life of the satellite. The incentive obligations may be subject to reduction if the satellite fails to meet specific technical operating standards. As of December 31, 2004 we had $112.3 million of liabilities recorded in relation to these satellite incentive obligations. Certain of our satellite construction contracts also provide that certain amounts paid by us during the construction phase are subject to refund (with interest) if the satellite fails to meet these technical operating standards. (See Note 5 “Satellites and Other Property and Equipment—Net”).

Satellite Commitments

As of December 31, 2004, we had approximately $103.1 million of capital expenditures remaining under existing satellite construction contracts and $9.9 million remaining under existing satellite launch contracts. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to thirty days prior to the satellite’s launch. As of December 31, 2004, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

In April 2004, we committed to construct a new satellite, Galaxy 16, which will serve as an on-ground spare for Galaxy 11 and will also be available as a replacement in the event of a launch failure of Galaxy 17 or Galaxy 18. In June 2004, we paid The DIRECTV Group $28.5 million to fully reimburse amounts previously paid on our behalf to the manufacturer of this satellite. Also in June 2004, we executed a definitive agreement for the procurement of Galaxy 17, which will replace Galaxy 4R. In February 2005, we entered into an agreement for the construction of Galaxy 18.

The manufacturer of Galaxy 16 and 18 is in the process of emerging from Chapter 11 bankruptcy. The effectiveness of the Galaxy 18 construction agreement is contingent upon approval by the bankruptcy court on or before April 11, 2005. The Galaxy 16 construction contract has been approved by the bankruptcy court. Construction of Galaxy 18, which will serve as a replacement satellite for Galaxy 10R, began in 2005. Our agreements for the construction of Galaxy 16 and Galaxy 18 contain financial covenants applicable to the

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manufacturer, including a requirement that all payments made or to be made to the manufacturer be utilized for the construction of these satellites. We also have a security interest in the satellites under construction by this manufacturer.

In October 2003, we amended our launch and construction contracts related to the Galaxy 1R replacement satellite to allow for the construction of a navigation payload on this satellite. This navigation payload will utilize L-band frequencies and will function independently from the C-band payload. Included in the amount of satellite commitments above as of December 31, 2004, were approximately $6.2 million related to this navigation payload. We have entered into an agreement with a customer for the sale and use of this L-band payload.

Through December 31, 2004, we had made approximately $171.3 million of capital expenditures in relation to Galaxy 14 and Galaxy 15. We also spent $65.8 million for launch costs originally intended for Galaxy 8-iR and $6.0 million for another future launch. As a result of the termination of the Galaxy 8-iR construction contract, we expect to use this launch for one of our satellites currently under construction.

We plan to construct and launch replacement satellites for PAS-6B, PAS-9 and PAS-2 prior to the end of their useful lives, although no commitments have been made for the procurement.

After signing the Galaxy 18 contract in February 2005, the aggregate remaining capital expenditures for our satellites under construction were approximately $200 million as of February 2005, the majority of which will be paid over the next two years.

Satellite Insurance

On February 19, 2003, we filed proofs of loss under the insurance policies for two of our BSS 702 satellites, Galaxy 11 and PAS-1R, for constructive total losses based on degradation of the solar panels. On December 29, 2003, we reached a final settlement of these insurance claims for payment of $260.0 million. We will continue to own and operate these satellites free and clear of any claims of these insurers. We offset the proceeds from this settlement against the carrying value of the satellites. In the first quarter of 2004, we received the $260.0 million settlement amount.

On July 31, 2003, we filed a proof of loss under the insurance policy for our Galaxy 4R satellite after the secondary XIPS on this satellite ceased working. In 2003, we settled with and received $102.6 million from insurers representing approximately 83% of the insurance coverage on the satellite. In March 2004, we reached an agreement with and received $26.9 million from the insurer representing the remaining 17% of the insurance coverage on this satellite. The settlement with the insurer representing 17% coverage includes a future sharing of revenues actually received from the satellite. We proportionately offset the proceeds from these settlements against the insured carrying value of the satellite and the net investment in sales-type lease. We are constructing a replacement satellite for Galaxy 4R, which is scheduled to be launched in 2006, prior to the end of its useful life.

On August 31, 2004 we filed a proof of loss under the insurance policy for our Galaxy 10R Spacecraft after the secondary XIPS on this satellite permanently failed. Through November 30, 2004, we received all of the expected insurance proceeds for our claim on Galaxy 10R, or

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

approximately $75 million. On November 19, 2004 proceeds of approximately $69 million received through that date, along with cash on hand, were utilized to make a voluntary prepayment of approximately $137 million under our senior secured credit facilities. Approximately $124.5 million of this prepayment was applied to the Term Loan A Facility, while the remaining $12.5 million was applied to the Term Loan B Facility. We proportionately offset the proceeds from this insurance claim against the insured carrying value of the satellite and the net investment in sales-type leases and recorded a credit to cost of sales-type leases within our consolidated statement of operations of approximately $6.3 million related to an insured customer warranty obligation that had previously been charged to cost of sales upon the occurrence of the anomaly. Additionally, we recorded a credit to selling, general and administrative expenses within our consolidated statement of operations of approximately $2.9 million related to an insured sales-type lease on Galaxy 10R that that was partially written off as a result of the anomaly.

As of December 31, 2004, we had in effect launch and in-orbit insurance policies covering seven satellites in the aggregate amount of approximately $690.1 million. As of such date, these insured satellites had an aggregate net book value and other insurable costs of $820.6 million. We had 17 uninsured satellites in orbit as of December 31, 2004. In January 2005, one of these satellites, Galaxy 5, was replaced by our Galaxy 12 satellite and was deorbited. As of December 31, 2004, Galaxy 5 had zero net book value and other insurable costs. Also in January 2005, the insurance policy on our Galaxy 10R satellite expired and was not replaced. As a result, Galaxy 10R is no longer insured. As of December 31, 2004, Galaxy 10R had approximately $98 million of net book value and other insurable costs as well as insurance coverage. Our currently uninsured satellites are: PAS-4, which is used as a backup satellite; PAS-5 and PAS-7, for which we received insurance proceeds for constructive total losses; Galaxy 1R, Galaxy 3R, and SBS-6, which are approaching the ends of their useful lives; Galaxy 11 and PAS-1R, for which we received insurance proceeds for partial losses; PAS-2, PAS-3R, PAS-6B, PAS-8 and Galaxy 9, for which we determined that insurance was not available on commercially reasonable terms; and HGS-3, HGS-5 and Leasat, which have an aggregate book value of less than $1.0 million. Our Galaxy 9 satellite currently serves as an in-orbit backup for the C-band portions of Galaxy 1R, Galaxy 3C, Galaxy 4R, Galaxy 5, Galaxy 10R, Galaxy 11, Galaxy 12 and Galaxy 13/ Horizons 1 (See Note 5 “Satellites and Other Property and Equipment—Net”). The C-band portion of the satellites that are currently covered by C-band in-orbit backups had an aggregate net book value of approximately $269.3 million as of December 31, 2004.

Of the insured satellites, as of December 31, 2004, three were covered by policies with substantial exclusions or exceptions to coverage for failures of specific components identified by the underwriters as at risk for possible failure, or Significant Exclusion Policies. The exclusions reduce the probability of an insurance recovery in the event of a loss on these satellites. One of the satellites, PAS-9, has operational redundancies available for the systems on which exclusions have been imposed. We believe that this redundancy allows for uninterrupted operation of the satellite in the event of a failure of the component subject to the insurance exclusion. The second such satellite, Galaxy 4R, for which we have received insurance proceeds, has a remaining policy covering $19.4 million of investments in sales-type leases that also has a policy exclusion for XIPS related anomalies. Galaxy 4R is currently operating on its backup bi-propellant propulsion system. The third satellite, Galaxy 13/Horizons 1, which was placed in service in January 2004 and is insured by a policy with an exclusion for XIPS related anomalies, continues to have fully redundant XIPS as its primary propulsion system. Certain

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

enhancements have been made to the XIPS on this satellite to make the systems more robust. In addition, this satellite has available backup bi-propellant of approximately 11.9 years.

At December 31, 2004, the uninsured satellites and the satellites insured by Significant Exclusion Policies had a total net book value and other insurable costs of approximately $971.7 million. Of this amount, $706.6 million related to uninsured satellites and $265.1 million related to satellites insured by Significant Exclusion Policies. Additionally, our Galaxy 10R satellite, which was insured as of December 31, 2004, is no longer insured. As of December 31, 2004 Galaxy 10R had approximately $98 million of net book value and other insurable costs as well as insurance coverage.

Upon the expiration of the insurance policies, there can be no assurance that we will be able to procure new policies on commercially reasonable terms. New policies may only be available with higher premiums or with substantial exclusions or exceptions to coverage for failures of specific components.

An uninsured failure of one or more of our satellites could have a material adverse effect on our financial condition and results of operations. In addition, higher premiums on insurance policies will increase our costs, thereby reducing our income from operations by the amount of such increased premiums.

Customer and Vendor Obligations

We have certain contracts with our customers, which require us to provide equipment, services and other support to these customers during the course of the related contracts. As of December 31, 2004, we had commitments to provide equipment, services and other support under these customer contracts, which aggregated approximately $48.9 million related to the provision of equipment, services and other support.

We have certain long-term contractual obligations with service providers primarily for the operation of certain of our satellites. As of December 31, 2004, we have commitments under these vendor contracts which aggregated approximately $60.1 million related to the provision of equipment, services and other support.

Change-in-Control Obligations

Upon consummation of the Recapitalization, all outstanding employee stock options vested and became exercisable, and all outstanding restricted shares and restricted stock units vested immediately prior to the merger. We recorded a charge of approximately $8.3 million within Transaction-related costs in our consolidated statement of operations in the third quarter of 2004 in relation to the acceleration of vesting of these options, restricted shares and restricted stock units. Also in conjunction with the Recapitalization, the exercise prices and periods of certain employee options were modified. As a result of these modifications, we recorded additional expense of approximately $1.2 million within Transaction Costs in our condensed consolidated statement of operations in the third quarter of 2004. Holders of options and restricted stock units were entitled to receive (i) with respect to in-the-money options, cash equal to the difference between the exercise price and the $23.50 per share price paid in the Recapitalization, and (ii) with respect to restricted shares and restricted stock units cash in the amount of $23.50 per share. All out-of-the-money stock options were cancelled without

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

payment. The $23.50 per share paid to certain holders of our common stock was $8.17 per share after giving effect to the stock split and the reverse stock split. Certain members of our management agreed not to have certain of their equity interests cashed out in the Recapitalization; existing options, restricted shares and restricted stock units granted to such individuals remain outstanding as options and shares.

Certain of our senior executives are party to change-in-control severance agreements, which provide for payment of severance and other benefits in the event of an involuntary termination of the executive’s employment (as defined in such agreements) within three years after a change in control. The requisite changes of control required under these agreements have occurred and therefore these agreements will apply if an involuntary termination of an executive occurs during the periods specified by the agreements. Based upon current compensation levels, if all of these executives receive the termination related benefits as specified by their respective agreements, the aggregate cost to us would be up to $10.6 million (net of tax benefits of $6.1 million).

In addition, our Severance Pay Plan allows for the payment of enhanced severance to employees laid off or who resign for good reason (as defined in such plan) due to, and within two years following, a change in control.

As more fully described in Note 12 “Retirement and Incentive Plans”, the Company has granted stock options to certain employees subsequent to the Recapitalization. In addition, certain employees also acquired our common stock. The vesting of the stock options accelerate in the event of certain changes in control of Holdco. Pursuant to contractual obligations, we could be obligated to make payments for vested options and to repurchase shares held by certain employees in the event of the death or qualifying disability of any such employee. In all other circumstances, we have the right, but not the obligation, to call the common stock held by employees and therefore no contingent obligation would exist.

Foreign Withholding Taxes

We have outstanding tax claims related to withholding taxes assessed on revenues derived from broadcasters inside and outside of India who broadcast from or into India. The Indian government has assessed approximately $8.8 million, including interest, against one of our subsidiaries for the Indian tax year ended March 31, 1997. This assessment is being appealed to the Income Tax Appeals Tribunal. For Indian tax years ended March 31, 1996, 1998, 1999, 2000 and 2001, the Indian government has assessed approximately $39.2 million in the aggregate against us, including interest. This assessment has been appealed to the Commissioner of Income Tax (Appeals). We are contesting the imposition of such taxes. While this contest proceeds, we have been required to advance cash and provide a bank guarantee for a total of approximately $43.1 million. To date, we have paid cash of approximately $1.2 million related to these assessment years. If unsuccessful in our contest, we could be subject to comparable claims for subsequent years. In connection with the Transactions, The DIRECTV Group agreed to indemnify us for these and certain other taxes related to any periods or portions of such periods ending on or prior to the day of the closing of the Transactions in amounts equal to 80% of the first $75.0 million of such taxes and 100% of such taxes in excess of the first $75.0 million. As a result, our net tax liability related to these periods is capped at $15.0 million (See Note 2 “PanAmSat Merger, Subsequent Sale and Related Transactions” above).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Other

Boeing Satellite Systems, Inc., formerly Hughes Space and Communications Company, has security interests in certain transponders on our PAS-2, PAS-3, PAS-4 and PAS-5 satellites to secure incentive payments owed by us pursuant to satellite construction contracts.

As of December 31, 2004 we had total outstanding letters of credit of $36.1 million and issued $6.9 million of additional letters of credit in February 2005.

We are involved in litigation in the normal course of our operations. Management does not believe the outcome of such matters will have a material effect on the consolidated financial statements.

15. Operating Segments

Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information” (SFAS No. 131) establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. We have organized our company into two operating segments based upon the types of customers served, services provided and the economic characteristics of each segment. Our operating segments are:

Fixed Satellite Services (“FSS”): Through FSS, we lease transponder capacity to customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and DTH television and provide TT&C and network services to customers.

Government Services (“G2”): Through G2, we provide global satellite and related telecommunications services to the federal government, international government entities, and their contractors.

The DIRECTV Group and The News Corporation, which are customers of our FSS segment, comprised approximately 15% and 11%, respectively, of our total revenue in 2004.

Prior to the third quarter of 2004, we utilized net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, or EBITDA, to measure the operating performance of our operating segments and as a measure of segment performance for incentive compensation purposes.

As a result of the Recapitalization, we began utilizing Segment EBITDA as a measure of performance for our operating segments beginning in the third quarter of 2004. We evaluate the performance of our operating segments based on several factors, of which the primary financial measure is segment net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude non-recurring items and other non-cash adjustments largely outside of the segment operating managers’ control (“Segment

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

EBITDA”). Segment EBITDA is presented herein because our chief operating decision maker evaluates and measures each business unit’s performance based on its Segment EBITDA results.

Selected information for our operating segments is as follows (in thousands):

	Year Ended December 31,
	2002	2003	2004
Revenues:
FSS	$806,272	$775,009	$762,892
G2	24,074	74,550	85,864
Eliminations	(18,056)	(18,548)	(21,686)

Total Revenues	$812,290	$831,011	$827,070

Depreciation and Amortization Expense:
FSS	$335,717	$312,105	$293,420
G2	—	728	1,402

Total Depreciation and Amortization Expense	$335,717	$312,833	$294,822

Income from Operations:
FSS	$249,850	$269,573	$8,523
G2	6,018	8,601	11,452
Parent	—	—	(277)

Total Income from Operations	$255,868	$278,174	$19,698

Segment EBITDA
FSS	$615,011	$623,718	$612,089

G2	$6,018	$9,329	$12,854

Capital Expenditures:
FSS	$294,313	$104,082	$178,660
G2	—	—	53

Total Capital Expenditures	$294,313	$104,082	$178,713

	December 31,
	2003	2004
Assets:
FSS	$5,716,365	$4,724,964
G2	39,859	39,531
Parent	—	707,386
Eliminations	(21,347)	(699,950)

Total Assets	$5,734,877	$4,771,931

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth a reconciliation of Income from operations to Segment EBITDA for our FSS operating segment and our G2 operating segment for the periods indicated.

	Year Ended December 31,
	2002	2003	2004
FSS Operating Segment:
Reconciliation of income from operations to Segment EBITDA:
Income from operations	$249,850	$269,573	$8,523
Depreciation and amortization	335,717	312,105	293,420

EBITDA	585,567	581,678	301,943
Adjustment of sales-type leases to operating leases (a)	22,442	22,858	25,771
Loss on termination of sales-type leases (b)	18,690	—	—
Effect of Galaxy 10R XIPS anomaly (c)	—	—	9,090
Satellite impairment (d)	—	—	99,946
Gain on satellite insurance claims (e)	(40,063)	—	(9,090)
Restructuring charges (f)	13,708	4,227	6,192
Reserves for long-term receivables and sales-type lease adjustments (g)	5,750	(632)	24,419
Reversal of allowance for customer credits (h)	—	8,100	7,200
Investments (i)	5,000	1,800	—
Transaction-related costs (j)	—	—	155,131
Gain on sale of teleport (k)	—	—	(11,113)
Other items (l)	3,917	5,687	2,600

Segment EBITDA	$615,011	$623,718	$612,089

G2 Operating Segment:
Reconciliation of income from operations to Segment EBITDA:
Income from operations	$6,018	$8,601	$11,452
Depreciation and amortization	—	728	1,402

Segment EBITDA	$6,018	$9,329	$12,854

(a)	For all periods presented, adjustment of sales-type leases to operating leases represents the principal portion of the periodic sales-type lease payments that are recorded against the principal balance outstanding. These amounts would have been recorded as operating lease revenues if these agreements had been accounted for as operating leases instead of sales-type leases. These adjustments have the effect of including the principal portion of our sales-type lease payments in the period during which cash is collected.
(b)	For fiscal 2002, loss on termination of sales-type leases represents the non-cash loss of $18.7 million incurred upon the conversion of one of our customer’s sales-type lease agreements to operating leases. The loss includes the write-off of the related sales-type lease receivable less the cost of the transponder recorded on our books as satellites upon the termination. (See Note 4 “Operating Leases and Net Investment In Sales-type Leases”).
(c)	For fiscal 2004, amount represents certain non-cash charges resulting from the August 2004 XIPS anomaly on Galaxy 10R recorded during the third quarter of 2004.
(d)	For fiscal 2004, satellite impairment represents the pre-tax impairment charge related to the anomalies experienced by our PAS-6 satellite during the first quarter of 2004, which resulted in this satellite being de-orbited on April 2, 2004. (See Note 6 “Satellite Technology”).
(e)	For fiscal 2002, gain on satellite insurance claims represents the gain recorded during the three months ended March 31, 2002 related to the PAS-7 insurance claim. This gain reflects insurance proceeds of $215.0 million less the write-off of approximately $175.0 million of net assets related to the PAS-7 satellite. For fiscal 2004, gain on satellite insurance claims represents the gain recorded for the Galaxy 10R insurance proceeds. (See Note 6 “Satellite Technology”).

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(f)	For all periods presented, restructuring charges represent severance costs, leasehold termination costs and/or other facility closure costs. (See Note 13 “Facilities Restructuring and Severance Costs”).
(g)	For all periods presented, reserves for long-term receivables and sales-type lease adjustments represent the amount of customer-related long-term receivables that were evaluated as uncollectible and were partially or fully reserved for during the period. In addition, in 2002, additional reserves for sales-type leases were recorded based on the credit evaluation of certain customers. The fiscal 2003 amount represents the receipt of customer payments related to balances previously reserved for, as well as reductions in the reserves for sales-type leases due to our belief that certain customers had improved their credit outlook. These 2003 reserve reductions and collections were partially offset by amounts reserved for in 2003. For fiscal 2004, the adjustment represents the write-off of the long-term receivable balances due from a customer of $28.1 million, partially offset by the reversal of reserves established in relation to our sales-type leases during this period.
(h)	For fiscal 2003 and 2004, we recorded an allowance for customer credits related to receivables from a customer affiliated with The News Corporation, as collectibility was not reasonably assured. (See Note 3 “PanAmSat Merger, Subsequent Sale and Related Transactions”). The adjustments represent the amount of revenues that would have been recognized had the allowance for customer credits not been recorded.
(i)	For fiscal 2002 and 2003, we reserved for investments that are accounted for using the cost method to reflect our assessment of their current market value.
(j)	For fiscal 2004, amounts represent the costs incurred in relation to the Recapitalization. These costs consisted of $138.4 million related to our debt tender offers, $9.5 million resulting from the cashing out of restricted stock units and stock options, $5.0 million of transaction related bonuses paid to certain of our executives, and $2.2 million relating to the proxy solicitation and other costs.
(k)	For fiscal 2004, amount represents an $11.1 million gain recorded during the fourth quarter of 2004 in relation to the sale of our Spring Creek Teleport. (See Note 13 “Facilities Restructuring and Severance Costs”).
(l)	For fiscal 2002, other items consist of (i) $2.2 million of loss on disposal of assets and (ii) $1.7 million of transaction costs related to acquisitions not consummated. For fiscal 2003, other items consist of (i) $2.2 million of management retention bonuses, (ii) $1.8 million of non-cash stock compensation expense, (iii) $1.6 million of transaction costs related to acquisitions not consummated and (iv) $1.5 million of loss on disposal of assets, offset by $1.4 million of gain related to the termination of the Galaxy 8-iR construction contract. For fiscal 2004, other items consist of (i) $2.6 million of non-cash stock compensation expense (ii) $0.7 million of expenses for management advisory services from the Sponsors, (iii) $0.2 million loss on disposal of assets and (iv) $0.3 million of transaction costs related to acquisitions not consummated and (v) $0.1 million loss from an investment accounted for by the equity method partially offset by (x) $1.3 million of non-cash reserve adjustments.

16. Quarterly Financial Information—Unaudited

Summary financial information on a quarterly basis for us in 2003 and 2004 follows (in thousands, except per share amounts):

	Three Months Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
Revenues	$205,430	$206,825	$207,095	$207,720
Income (loss) from operations	(28,923)	44,517	(86,224)	90,328
Net income (loss)	(31,929)	10,666	(76,655)	18,930
Net income (loss) per share—basic and diluted	(0.07)	0.02	(0.28)	0.26

	Three Months Ended
	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
Revenues	$199,756	$203,593	$210,080	$217,582
Income from operations	76,275	74,451	66,449	60,999
Net income	30,858	30,298	20,996	17,380
Net income per share—basic and diluted	0.07	0.07	0.05	0.04

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

17. Subsequent Events

Initial Public Offering

On March 22, 2005, we consummated an initial public offering of 50 million shares of our common stock at $18 per share to repay a portion of the borrowings under the Term Loan A Facility, redeem a portion of our 9% Senior Notes due 2014 and pay a dividend to our preexisting stockholders. On March 22, 2005 we repaid approximately $265.0 million of the borrowings under the Term Loan A Facility, paid a $200 million dividend to our then preexisting stockholders and paid other expenses associated with the initial public offering with a portion of the proceeds from our initial public offering. On April 1, 2005, we redeemed $353.5 million, or 35%, of PanAmSat’s 9% senior notes with a portion of the proceeds from our initial public offering and paid a redemption premium of $31.8 million to holders of those notes. Our Board of Directors has adopted a dividend policy, which became effective upon the closing of our initial public offering, that reflects an intention to distribute a portion of the cash generated by our business in excess of operating expenses and working capital requirements, interest and principal payments on our indebtedness and capital expenditures as regular quarterly dividends to our stockholders. In connection with and contingent upon our initial public offering, PanAmSat’s senior secured credit facilities were amended to, among other things:

•	Increase the amount of permitted dividends;

•	Eliminate the requirement that PanAmSat repay the term loans under the senior secured credit facilities with excess cash flow;

•	Lower the maximum required total leverage ratio covenant;

•	Convert the Term Loan B Facility to a new Term Loan B-1 Facility under the existing senior secured credit facilities, with lower applicable margins;

•	Permit the payment of the management fee payable to the Sponsors in connection with the termination of the management services agreement. (See Note 11, “—Certain Relationships and Related Transactions Prior to and as a Result of the Completion of the Recapitalization—Transactions With The Sponsors and Their Affiliates”); and

•	Conform the change of control definition to the change of control definition in the indenture governing PanAmSat’s senior notes.

Satellite Commitments

In February 2005, the Company signed a contract for the construction of Galaxy 18 as the expected replacement for Galaxy 10R.

On April 12, 2005, we entered into an agreement for the construction of PAS-11, which will be located at 43 degrees west longitude and will serve as a replacement for our PAS 6B Ku-band satellite and the C-band portion of our PAS-3R satellite.

In July 2005, PanAmSat Corporation signed an agreement for the launch of our PAS-11 satellite in the first quarter of 2007. This contract, along with previous contractual obligations for

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

satellite construction and launch agreements, brought the aggregate remaining capital expenditures for satellites under construction through the execution date of this contract to approximately $320 million.

Amended and Restated Certificate of Incorporation

On March 1, 2005, we amended and restated our certificate of incorporation to (i) effect a reverse stock split of our outstanding shares of common stock on a one for 1.518628 basis reducing the number of outstanding shares from 110,223,003 to 72,580,647 and (ii) increase the number of authorized shares from 200 million to 450 million, consisting of 400 million shares of common stock and 50 million shares of preferred stock. The amended and restated certificate of incorporation provides that our board of directors is authorized to provide for one or more series of preferred stock and fix the number of shares, voting power, preferences and other special rights in each series. No such series of preferred stock have been designated and no shares of preferred stock have been issued. All share and per share amounts, as well as the par value amount and additional paid in capital amount related to these shares within these consolidated financial statements, have been restated to give retroactive effect to the reverse stock split.

Letters of Credit

Since December 31, 2004, the company has issued $13.1 million of additional letters of credit in relation to our India tax withholding issues.

Interest Rate Hedge Agreement

On March 14, 2005, PanAmSat entered into a five year interest rate swap agreement to hedge interest expense on a notional amount of $1.25 billion. The notional amount will amortize down to $625 million on March 14, 2008 until expiration on March 15, 2010. In relation to this swap agreement, PanAmSat exchanged its floating-rate obligation on $1.25 billion of its Term Loan B-1 facility for a fixed-rate obligation, subject to scheduled rate increases based on the LIBOR rate used. The counterparties to this agreement are highly rated financial institutions. In the unlikely event that the counterparties fail to meet the terms of the interest rate swap agreement, PanAmSat’s exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreements. We do not anticipate non-performance by the counterparties.

Exchange Offer—10 3/8% Senior Discount Notes Due 2014

On October 19, 2004, pursuant to Rule 144A under the Securities Act of 1933, as amended, we issued $416.0 million aggregate principal amount at maturity of our Senior Discount Notes. On April 18, 2005, we commenced an offer to exchange all outstanding Senior Discount Notes for an equal amount of 10 3/8% senior discount notes due 2014, which are registered under the Securities Act of 1933 and which have substantially similar terms. We completed the exchange of all outstanding Senior Discount Notes on May 31, 2005.

Prepayments—Term Loan A Facility

On March 22, 2005, we made a $25.0 million voluntary debt prepayment on our Term Loan A facility from available cash on hand.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On June 17, 2005, we made a voluntary prepayment of $28.4 million under its Term Loan A facility from available cash on hand.

Dividend Policy

The Company’s board of directors has adopted a dividend policy reflecting an intention to distribute a substantial portion of the cash generated by its business in excess of operating expenses and working capital requirements, interest and principal payments on its indebtedness and capital expenditures as regular quarterly dividends to its stockholders.

On March 21, 2005 our board of directors declared a partial quarterly dividend for the period from March 22, 2005 to March 31, 2005 in the amount of $0.043056 per share, or an aggregate of approximately $5.28 million, which was paid on April 15, 2005, to stockholders of record as of March 31, 2005.

On June 20, 2005 our board of directors declared a quarterly dividend for the period from April 1, 2005 to June 30, 2005 in the amount of $0.3875 per share, or an aggregate of approximately $47.5 million, which was paid on July 15, 2005, to stockholders of record as of June 30, 2005.

On September 19, 2005 our board of directors declared a quarterly dividend for the period from July 1, 2005 to September 30, 2005 in the amount of $0.3875 per share, or an aggregate of approximately $47.5 million, which was paid on October 14, 2005, to stockholders of record as of September 30, 2005.

Other Subsequent Events

On June 3, 2005, we completed the sale of our Homestead teleport for approximately $3.2 million, net of associated selling costs.

In July 2005, PanAmSat signed an agreement with Alcatel, a French communications company, for the acquisition of multiple European orbital slots, as well as a satellite with European, Middle Eastern, African and Asian coverage. The satellite acquired, formerly known as Europe*Star I, was renamed PAS-12, and is capable of providing a broad range of enhanced services to European customers for program distribution, broadcast contribution and enterprise networking. The agreement provides for purchase price installments and performance payment installments contingent on the future performance of the satellite. This acquisition closed on August 31, 2005 for a purchase price of approximately $60.2 million plus liabilities and costs incurred in relation to the acquisition of approximately $13.3 million, including $9.0 million of performance payments due to Alcatel in addition to the purchase price.

In July 2005, we signed an agreement with a customer in which PanAmSat is a subcontractor and the customer is the prime contractor to its end user customer. In exchange for PamAmSat’s engagement as a subcontractor on this project, PanAmSat has agreed to guarantee the prime contractor’s $8.8 million performance bond.

On August 1, 2005, PanAmSat formed its second 50-50 joint venture with JSAT International, Inc., or JSAT, a leading satellite operator in the Asia-Pacific region, that will build

PANAMSAT HOLDING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

and launch a Ku-band satellite to replace our SBS-6 satellite at 74 degrees west longitude. The joint venture is named Horizons-2. The satellite will support digital video, high-definition television (HDTV) and IP-based content distribution networks to broadband Internet and satellite news gathering services (SNG) in the United States. This Horizons-2 satellite will be constructed over the next two years and is expected to be in service by late 2007. The total investment in this joint venture is expected to be approximately $160 million, of which each of the joint venture partners is required to fund their 50% share beginning in early 2008. Our investment in this joint venture is being accounted for using the equity method.

On August 14, 2005, we successfully launched our Galaxy 14 satellite into orbit. This satellite is now co-located with Galaxy 12 at 125 degrees west longitude.

On August 29, 2005, we and Intelsat, Ltd. announced that the two companies have signed a definitive merger agreement under which Intelsat will acquire us for $25 per share in cash, or $3.2 billion, plus the assumption of all outstanding debt. Under the agreement, which was approved unanimously by the Boards of Directors of both companies, Intelsat will acquire all of our outstanding common shares. Also in connection with the merger, our Board of Directors approved the adoption of a severance plan, on terms similar to our previous severance plan, and authorized a retention pool of up to $10 million for non-senior management employees.

On October 26, 2005, our shareholders approved and adopted the merger agreement. Consummation of the merger remains subject to various conditions, including satisfaction of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), waiting period, receipt of Federal Communications Commission approvals, receipt of financing and other conditions. Also on October 26, 2005, we received a request from the United States Department of Justice (the “DOJ”) for additional information and documentary materials in connection with the merger. The effect of this request is to extend the waiting period imposed by the HSR until 30 days after the parties have substantially complied with the request, unless that period is terminated earlier by the DOJ or extended voluntarily. If the conditions to the merger are satisfied or waived (to the extent permitted by applicable law), we expect to consummate the merger in the second or third quarter of 2006.

On October 13, 2005, we successfully launched our Galaxy 15 satellite into orbit. This satellite will be co-located with Galaxy 1-R at 133 degrees west longitude.

PANAMSAT HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED JUNE 30, 2004 AND 2005

(IN THOUSANDS, EXCEPT SHARE DATA)

	June 30, 2004	June 30, 2005
REVENUES:
Operating leases, satellite services and other	$202,732	$210,345
Outright sales and sales-type leases	4,093	3,507

Total revenues	206,825	213,852

OPERATING COSTS AND EXPENSES:
Cost of outright sales and sales-type leases	—	(1,450)
Depreciation and amortization	71,312	67,165
Direct operating costs (exclusive of depreciation and amortization)	40,167	33,891
Selling, general and administrative expenses	49,756	20,307
Loss on undesignated interest rate swap	—	18,637
Facilities restructuring and severance costs	573	416
Transaction-related costs	500	—

Total operating costs and expenses	162,308	138,966

INCOME FROM OPERATIONS	44,517	74,886
INTEREST EXPENSE—Net	33,623	101,626

INCOME (LOSS) BEFORE INCOME TAXES	10,894	(26,740)
INCOME TAX EXPENSE	228	5,434

NET INCOME (LOSS)	$10,666	$(32,174)

NET INCOME (LOSS) PER SHARE—Basic and Diluted	$0.02	$(0.26)

See notes to the unaudited condensed consolidated financial statements.

PANAMSAT HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2005

(IN THOUSANDS, EXCEPT SHARE DATA)

	June 30, 2004	June 30, 2005
REVENUES:
Operating leases, satellite services and other	$403,897	$415,546
Outright sales and sales-type leases	8,358	7,114

Total revenues	412,255	422,660

OPERATING COSTS AND EXPENSES:
Cost of outright sales and sales-type leases	—	(4,303)
Depreciation and amortization	146,647	136,930
Direct operating costs (exclusive of depreciation and amortization)	79,835	68,838
Selling, general and administrative expenses	67,305	39,061
Loss on undesignated interest rate swap	—	18,637
Sponsor management fees	—	10,444
Loss on termination of sales-type lease	—	2,307
Transaction-related costs	500	—
Facilities restructuring and severance costs	2,428	3,765
Satellite impairment loss	99,946	—

Total operating costs and expenses	396,661	275,679

INCOME FROM OPERATIONS	15,594	146,981
INTEREST EXPENSE—Net	64,709	177,152

LOSS BEFORE INCOME TAXES	(49,115)	(30,171)
INCOME TAX EXPENSE (BENEFIT)	(27,852)	902

NET LOSS	$(21,263)	$(31,073)

NET LOSS PER SHARE—Basic and Diluted	$(0.05)	$(0.31)

See notes to the unaudited condensed consolidated financial statements.

PANAMSAT HOLDING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31, 2004	June 30, 2005
		(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,982	$119,490
Accounts receivable—net	69,380	61,586
Net investment in sales-type leases	24,776	18,735
Prepaid expenses and other current assets	26,595	24,715
Deferred income taxes	7,817	7,817
Assets held for sale	3,300	—

Total current assets	170,850	232,343
SATELLITES AND OTHER PROPERTY AND EQUIPMENT—Net	1,955,664	1,906,831
NET INVESTMENT IN SALES-TYPE LEASES	74,990	67,452
GOODWILL	2,244,131	2,244,131
DEFERRED CHARGES AND OTHER ASSETS—Net	326,296	298,030

TOTAL ASSETS	$4,771,931	$4,748,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$69,456	$88,248
Current portion of long-term debt	4,100	12,400
Current portion of satellite incentive obligations	13,148	12,260
Accrued interest payable	45,589	36,079
Dividends payable	—	47,507
Deferred gains and revenues	26,618	17,977

Total current liabilities	158,911	214,471
LONG-TERM DEBT	3,859,038	3,192,073
DEFERRED INCOME TAXES	31,779	31,188
DEFERRED CREDITS AND OTHER (principally customer deposits, satellite incentive obligations and deferred revenue)	271,100	285,636

TOTAL LIABILITIES	4,320,828	3,723,368

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock; 0 shares and 50,000,000 shares authorized at December 31, 2004 and June 30, 2005, respectively, and 0 shares outstanding at both December 31, 2004 and June 30, 2005	—	—
Common stock $0.01 par value; 131,697,822 and 400,000,000 shares authorized, at December 31, 2004 and June 30, 2005, respectively, and 72,580,647 and 122,598,093 shares outstanding at December 31, 2004 and June 30, 2005, respectively	726	1,226
Additional paid-in-capital	131,690	991,131
Retained earnings	320,883	37,026
Accumulated other comprehensive income (loss)	1,222	(293)
Other stockholders’ equity	(3,418)	(3,671)

TOTAL STOCKHOLDERS’ EQUITY	451,103	1,025,419

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,771,931	$4,748,787

See notes to the unaudited condensed consolidated financial statements.

PANAMSAT HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN

STOCKHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2005

(IN THOUSANDS, EXCEPT SHARE DATA)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), net of tax	Other Stockholders’ Equity	Total	Comprehensive Income (Loss)
	Shares	Amount
BALANCE, JANUARY 1, 2005	72,580,647	$726	$131,690	$320,883	$1,222	$(3,418)	$451,103
Fractional share payment—reverse stock split	(24)	—	—	—	—	—	—
Additional issuances of common stock—initial public offering	50,000,000	500	899,500	—	—	—	900,000
Foreign currency translation adjustment	—	—	—	—	253	—	253	$253
Unrealized loss on interest rate hedge	—	—	—	—	(1,768)	—	(1,768)	(1,768)
Transaction costs capitalized to equity	—	—	(40,923)	—	—	—	(40,923)	—
Stock compensation	—	—	514	—	—	—	514	—
Issuance of restricted shares	17,470	—	350	—	—	(350)	—	—
Amortization of deferred compensation	—	—	—	—	—	97	97	—
Dividends to stockholders	—	—	—	(252,784)	—	—	(252,784)	—
Net loss	—	—	—	(31,073)	—	—	(31,073)	(31,073)

BALANCE, JUNE 30, 2005	122,598,093	$1,226	$991,131	$37,026	$(293)	$(3,671)	$1,025,419	$(32,588)

Other Stockholders’ Equity:

	January 1, 2005	June 30, 2005
Excess of purchase price over historical cost basis of net assets acquired	$(3,418)	$(3,418)
Deferred compensation, net	—	(253)

TOTAL OTHER STOCKHOLDERS’ EQUITY	$(3,418)	$(3,671)

See notes to the unaudited condensed consolidated financial statements.

PANAMSAT HOLDING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE SIX MONTHS ENDED JUNE 30, 2004 AND 2005

(IN THOUSANDS)

	June 30, 2004	June 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(21,263)	$(31,073)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	146,647	136,930
Deferred income taxes	(30,528)	736
Amortization of debt issuance costs and other deferred charges	3,962	10,063
Loss on undesignated interest rate swap	—	18,637
Accretion on senior discount notes	—	13,235
Provision for uncollectible receivables	30,456	33
Loss on early extinguishment of debt	5,455	24,161
Satellite impairment loss	99,946	—
Facilities restructuring and severance costs	2,021	3,765
Reversal of sales-type lease liabilities	—	(4,303)
Loss on termination of sales-type lease	—	2,307
Other non-cash items	(3,208)	(1,052)
Changes in assets and liabilities:
Collections on investments in sales-type leases	12,427	13,219
Operating leases and other receivables	(1,183)	7,145
Prepaid expenses and other assets	(4,517)	4,083
Accounts payable and accrued liabilities	(22,308)	(22,095)
Deferred gains and revenues	4,352	(8,641)

NET CASH PROVIDED BY OPERATING ACTIVITIES	222,259	167,150

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures (including capitalized interest)	(83,886)	(65,802)
Insurance proceeds from satellite recoveries	286,915	—
Net sales of short-term investments	170,659	—
Proceeds from sale of teleport	—	3,161
Acquisitions, net of cash acquired	(522)	—

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	373,166	(62,641)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock—initial public offering	—	900,000
Repayments of long-term debt	(350,000)	(671,900)
Dividends to stockholders	—	(205,278)
Capitalized costs of initial public offering	—	(40,923)
Capitalized debt issuance costs	—	(725)
New incentive obligations	16,250	—
Repayments of incentive obligations	(6,818)	(6,441)
Other equity related transactions	3,493	19

NET CASH USED IN FINANCING ACTIVITIES	(337,075)	(25,248)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(136)	1,247

NET INCREASE IN CASH AND CASH EQUIVALENTS	258,214	80,508
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	176,087	38,982

CASH AND CASH EQUIVALENTS, END OF PERIOD	$434,301	$119,490

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash received for interest	$4,752	$1,510

Cash paid for interest	$64,882	$151,828

Cash received for taxes	$109	$65

Cash paid for taxes	$1,833	$6,007

See notes to the unaudited condensed consolidated financial statements.

PANAMSAT HOLDING CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS

(1) Basis of Presentation

Within these consolidated financial statements, PanAmSat Holding Corporation and its subsidiaries are referred to as “Holdco”, “we”, “us” and “our”. The term “PanAmSat” refers to PanAmSat Corporation, our wholly-owned subsidiary.

These unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and the instructions to Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The condensed consolidated financial statements include all normal and recurring adjustments that management considers necessary to present fairly the financial position as of June 30, 2005, results of operations for the three and six months ended June 30, 2004 and 2005 and cash flows for the six months ended June 30, 2004 and 2005. Certain prior period amounts have been reclassified to conform to the current period’s presentation. Operating results for the three and six months ended June 30, 2004 and 2005 are not necessarily indicative of the operating results for the full year. For further information, refer to the consolidated financial statements and footnotes thereto included in our audited financial statements for the year ended December 31, 2004 included in our registration statement on Form S-1 (File No. 333-121463) filed with the SEC, as such registration statement became effective on March 16, 2005, and all of our other filings filed with the SEC from March 16, 2005 through the current date pursuant to the Securities Exchange Act of 1934.

On August 20, 2004, affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR, The Carlyle Group, or Carlyle, and Providence Equity Partners, Inc., or Providence, completed a series of transactions resulting in an entity affiliated with KKR owning approximately 44% of PanAmSat’s outstanding common stock and entities affiliated with Carlyle and Providence each owning approximately 27% of PanAmSat’s common stock, with the remainder held by certain members of management and our board of directors. We collectively refer to KKR, Carlyle and Providence as the “Sponsors” in this quarterly report. We refer to the August 20, 2004 series of transactions through which the Sponsors acquired and recapitalized PanAmSat as the “Recapitalization”.

On September 22, 2004, Holdco was formed by the then existing stockholders of PanAmSat. On October 8, 2004, all of PanAmSat’s outstanding common stock held by its then existing stockholders was contributed to Holdco in exchange for an equal number of shares of Holdco common stock, par value $.01 per share. As a result of and immediately following that contribution, PanAmSat’s then existing stockholders owned Holdco in equal proportion to their prior ownership interest in PanAmSat, and PanAmSat became a wholly-owned subsidiary of Holdco.

The contribution of PanAmSat to Holdco was accounted for as a recapitalization because neither a change in control nor a business combination occurred and Holdco was not a substantive operating entity. Accordingly, there was no change in the basis of the assets and liabilities of PanAmSat. Therefore, all operations of PanAmSat prior to the contribution to Holdco are reflected herein at their historical amounts.

(2) Initial Public Offering

On March 22, 2005, we consummated an initial public offering of 50 million shares of our common stock and used the net proceeds to make an equity contribution to PanAmSat of

PANAMSAT HOLDING CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

approximately $658.4 million and to pay a $200 million dividend to our then pre-existing stockholders. PanAmSat used this equity contribution to repay approximately $265.0 million of the borrowings under its Term Loan A Facility and on April 1, 2005, it redeemed $353.5 million, or 35%, of its 9% senior notes and paid a redemption premium of $31.8 million to holders of those notes. In connection with and contingent upon our initial public offering, PanAmSat’s senior secured credit facilities were amended to, among other things:

•	increase the amount of permitted dividends;

•	eliminate the requirement that PanAmSat repay the term loans under the senior secured credit facilities with excess cash flow;

•	lower the maximum required total leverage ratio covenant;

•	convert the Term Loan B Facility to a new Term Loan B-1 Facility under the existing senior secured credit facilities, with lower applicable margins;

•	permit the payment of the management fee payable to the Sponsors in connection with the termination of the management services agreement. (See Note 11 “Certain Relationships and Related Transactions Prior to and as a Result of the Completion of the Recapitalization—Transactions With The Sponsors and Their Affiliates”); and

•	conform the change of control definition to the change of control definition in the indenture governing PanAmSat’s senior notes.

(3) Dividend Policy

Our board of directors adopted a dividend policy that became effective upon the closing of our initial public offering. Our dividend policy reflects an intention to distribute a substantial portion of the cash generated by our business in excess of operating expenses and working capital requirements, interest and principal payments on our indebtedness and capital expenditures as regular quarterly dividends to our stockholders. On March 21, 2005 our board of directors declared a partial quarterly dividend for the period from March 22, 2005 to March 31, 2005 in the amount of $0.043056 per share, or an aggregate of approximately $5.28 million, which was paid on April 15, 2005, to stockholders of record as of March 31, 2005. On June 20, 2005 our board of directors declared a quarterly dividend for the period from April 1, 2005 to June 30, 2005 in the amount of $0.3875 per share, or an aggregate of approximately $47.5 million, which was paid on July 15, 2005, to stockholders of record as of June 30, 2005. On September 19, 2005 our board of directors declared a quarterly dividend for the period from July 1, 2005 to September 30, 2005 in the amount of $0.3875 per share, or an aggregate of approximately $47.5 million, which was paid on October 14, 2005, to stockholders of record as of September 30, 2005.

(4) Stock Split, Reverse Stock Split and Amended and Restated Certificate of Incorporation

In connection with the Recapitalization, on August 20, 2004, PanAmSat’s board of directors effected an approximately 4.37 for 1 stock split of PanAmSat’s common stock. In addition, on March 1, 2005, we amended and restated our certificate of incorporation to (i) effect a reverse stock split of our outstanding shares of common stock on a one for 1.518628 basis and (ii) increase the number of authorized shares from 200 million to 450 million, consisting of 400 million shares of common stock and 50 million shares of preferred stock. The amended and

PANAMSAT HOLDING CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

restated certificate of incorporation provides that our board of directors is authorized to provide for one or more series of preferred stock and fix the number of shares, voting power, preferences and other special rights in each series. No such series of preferred stock has been designated and no shares of preferred stock have been issued. All share and per share amounts, as well as the par value amount and additional paid in capital amount related to these shares within these condensed consolidated financial statements, have been restated to give retroactive effect to the stock split and the reverse stock split.

(5) Long-Term Debt

With a portion of the proceeds from our initial public offering, we made an equity contribution to PanAmSat of approximately $658.4 million, which PanAmSat used to repay approximately $265.0 million of the borrowings under its Term Loan A Facility on March 22, 2005, redeem $353.5 million, or 35%, of its 9% senior notes and pay a redemption premium of $31.8 million to holders of these notes on April 1, 2005. In addition, PanAmSat also repaid an additional $25.0 million of the Term Loan A facility with cash on hand on March 22, 2005. On June 17, 2005 PanAmSat made a voluntary prepayment of $28.4 million under its Term Loan A facility from available cash on hand.

During the six months ended June 30, 2005, we recorded non-cash charges totaling approximately $24.2 million for unamortized debt issuance costs written off as a result of the $353.5 redemption of PanAmSat’s 9% senior notes in April 2005 and the $318.4 million of voluntary debt repayments made on PanAmSat’s Term Loan A facility during this period.

As of December 31, 2004 and June 30, 2005, long-term debt consisted of the following (in thousands):

	December 31, 2004	June 30, 2005
6 3/8% Notes due 2008	$150,000	$150,000
8 1/2% Notes due 2012	1,190	1,190
6 7/8% Notes due 2028	125,000	125,000
Transaction Related Financing:
Revolving Credit Facility	—	—
Term Loan A due 2009	674,310	355,910
Term Loan B / Term Loan B-1 due 2011	1,647,500	1,647,500
9% Senior Notes due 2014	1,010,000	656,500
10 3/8% Senior Discount Notes due 2014	255,138	268,373

	3,863,138	3,204,473
Less: current maturities	4,100	12,400

Total Long-Term Debt	$3,859,038	$3,192,073

At June 30, 2005, we had total debt outstanding of approximately $3.2 billion, including current maturities of $12.4 million related to our Term Loan B-1 facility due 2011.

On October 19, 2004, pursuant to Rule 144A under the Securities Act of 1933, as amended, Holdco issued $416.0 million aggregate principal amount at maturity of its 10 3/8% senior discount notes due 2014. All of the proceeds of that offering, less discounts, commissions and

PANAMSAT HOLDING CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

expenses, or approximately $245.8 million, were paid on October 19, 2004 as a dividend to our stockholders. On May 31, 2005, we exchanged all the outstanding notes for an equal amount of 10 3/8% senior discount notes due 2014, or Senior Discount Notes, which are registered under the Securities Act of 1933 and which have substantially similar terms. The Senior Discount Notes accrete at the rate of 10 3/8% per annum, compounded semi-annually to, but not including, November 1, 2009. From and after November 1, 2009, cash interest on the Senior Discount Notes will accrue at the rate of 10 3/8% per annum, and will be payable semiannually in arrears on May 1 and November 1 of each year, commencing on May 1, 2010, until maturity. As of June 30, 2005, the accreted balance of approximately $268.4 million was outstanding in relation to these notes.

Holdco’s primary source of liquidity is cash flow generated from the operations of its subsidiaries, including PanAmSat. Holdco’s ability to pay dividends on its common stock and make payments on its Senior Discount Notes is dependent on the earnings and the distribution of funds from PanAmSat. The agreements governing PanAmSat’s senior secured credit facilities and 9% senior notes are the two contractual obligations of PanAmSat that significantly restrict its ability to pay dividends or otherwise transfer assets to Holdco. Payment of dividends is also subject to compliance with Delaware law.

Concurrent with the completion of our initial public offering, we amended PanAmSat’s senior secured credit facilities. Borrowings under PanAmSat’s senior secured credit facilities bear interest at the borrower’s option at either adjusted LIBOR plus an applicable margin or the alternate base rate plus an applicable margin, and are subject to adjustment based on a pricing grid.

PanAmSat’s senior secured credit facilities are comprised of a $250.0 million revolving credit facility, which will terminate in August 2009, the $800.0 million Term Loan A Facility, which matures in August 2009, and the $1,647.5 million Term Loan B-1 Facility, which matures in August 2011. At June 30, 2005, the interest rates on the Term Loan A Facility and Term Loan B-1 Facility were 1 month LIBOR of 3.24% plus 1.75% and 3 month LIBOR of 3.40% plus 2.25%, respectively, and the revolving credit facility was undrawn. These rates are subject to change based upon our total leverage ratio. In addition, we are required to pay a commitment fee for the unused commitments under the revolving credit facility, if any, which, as of June 30, 2005 on an annual basis was 0.25%. As of June 30, 2005 we had outstanding letters of credit totaling $43.2 million. Outstanding letters of credit reduce our ability to borrow against the revolving credit facility by an equivalent amount. Any amounts borrowed under the revolving credit facility would bear interest at 1 month LIBOR plus 1.75% as of June 30, 2005, although this interest rate is subject to adjustment based on our total leverage ratio.

Obligations under the senior secured credit facilities are, or will be, as the case may be, unconditionally and irrevocably guaranteed jointly and severally by PanAmSat’s current and future domestic subsidiaries and are secured by substantially all of PanAmSat’s assets and substantially all of the assets of each of its current and future domestic subsidiaries.

The 9% senior notes require interest payments to be made semi-annually, mature on August 15, 2014, are unsecured, and are, or will be, as the case may be, unconditionally guaranteed by each of PanAmSat’s existing and certain subsequently acquired or organized domestic restricted subsidiaries.

PANAMSAT HOLDING CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

As of June 30, 2005, PanAmSat had outstanding 10 and 30-year fixed rate notes totaling $275.0 million which were issued in January 1998. The outstanding principal balances, interest rates and maturity dates for these notes as of June 30, 2005, are $150.0 million at 6.375% due 2008 and $125.0 million at 6.875% due 2028, respectively. Principal on these notes is payable at maturity, while interest is payable semi-annually.

As of June 30, 2005, PanAmSat also had outstanding $1.2 million of its 8 1/2% senior notes due 2012. These notes are unsecured, and are unconditionally guaranteed by each of PanAmSat’s existing domestic restricted subsidiaries.

We are required to maintain certain financial covenants and are also subject to restrictive covenants under our borrowings. As of June 30, 2005, we were in compliance with all such covenants.

(6) Interest Rate Swap Agreements

In accordance with the agreement governing PanAmSat’s old senior secured credit facilities that were repaid in 2004, PanAmSat is party to an interest rate swap agreement for a fixed rate payment of 5.64% on $100.0 million through August 30, 2005. If the counterparty fails to meet the terms of the interest rate swap agreement, PanAmSat’s exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreements. We do not anticipate non-performance by the counterparty. The fair value of the interest rate swap agreement is the estimated amount that PanAmSat would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates, the market expectation for future interest rates and our current creditworthiness. The fair value of the outstanding interest rate swap agreement as of June 30, 2005, based upon quoted market prices from the counterparty, reflected a short-term asset of approximately $46 thousand. In June of 2004, in connection with the repayment of the term loan B-1 facility of PanAmSat’s old credit facility, PanAmSat’s cash flow hedge became undesignated and therefore changes in the fair value of the interest rate swap have been recorded within our consolidated statement of operations from that time.

On March 14, 2005, PanAmSat entered into a five year interest rate swap agreement to hedge interest expense on a notional amount of $1.25 billion. The notional amount will amortize down to $625 million on March 14, 2008 until expiration on March 15, 2010. In relation to this swap agreement, PanAmSat exchanged its floating-rate obligation on $1.25 billion of its Term Loan B-1 facility for a fixed-rate obligation, subject to scheduled rate increases based on the LIBOR rate used. The counterparties to this agreement are highly rated financial institutions. In the unlikely event that the counterparties fail to meet the terms of the interest rate swap agreement, PanAmSat’s exposure is limited to the interest rate differential on the notional amount at each quarterly settlement period over the life of the agreements. We do not anticipate non-performance by the counterparties.

The fair value of the interest rate swap agreement is the estimated amount that we would pay or receive to terminate the agreement at the reporting date, taking into account current interest rates, the market expectation for future interest rates and our current creditworthiness. The fair value of the outstanding interest rate swap agreement as of June 30, 2005, based upon quoted market prices from the counterparties, reflected a long-term liability of approximately $22.1 million. Through May 24, 2005, the interest rate swap was undesignated and therefore

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changes in its fair value through May 24, 2005 have been recorded within operating costs and expenses in our consolidated statement of operations. As of May 25, 2005, the swap was considered a designated cash flow hedge and deemed effective, and therefore qualifies for hedge accounting treatment under SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). At the end of each fiscal quarter, the Company must measure any ineffectiveness of the hedged transaction, and record this as an adjustment to interest expense in the consolidated statement of operations. Quarterly changes in the hedged asset or liability after May 24, 2005, representing effectiveness of the hedge, will be recorded within comprehensive income (loss) in our consolidated balance sheet and will be reclassified into interest expense in the period in which the hedge affects earnings. At June 30, 2005, $630 thousand of hedge ineffectiveness was recorded as additional interest expense.

On the interest rate reset date of June 14, 2005, the interest rate which the counterparties will utilize on September 14, 2005 to compute interest due to PanAmSat was determined to be 3.40%. This will result in PanAmSat paying the counterparties approximately $473 thousand on September 14, 2005 (the difference between the rate PanAmSat must pay of 3.548% and the rate it will receive from the counterparties of 3.40%).

(7) Stock-Based Compensation

Effective January 1, 2003, we adopted the fair value recognition provision of FASB Statement No. 123, “Accounting for Stock Based Compensation,” prospectively, to all employee awards granted on or after January 1, 2003, pursuant to FASB Statement No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”, as revised by FASB Statement No. 123(R) “Share-Based Payment” (“SFAS No. 123R”) issued in December 2004. Since December 31, 2004, we have issued the following awards (after giving effect to the August 20, 2004 stock split and the March 1, 2005 reverse stock split):

Outstanding At:	Employee Stock Options Granted	Deferred Stock Units Granted
December 31, 2004	5,043,816	202,213
2005 grants	26,339	—

June 30, 2005	5,070,155	202,213

PanAmSat issued stock options to purchase its common stock to certain employees and directors subsequent to the Recapitalization. These stock options were assumed by Holdco on October 8, 2004. All in-the-money employee stock options and all restricted stock units granted prior to the Recapitalization were cashed out in the Recapitalization. All out-of-the-money stock options were cancelled without payment. Certain members of our management agreed not to have certain of their equity interests cashed out in the Recapitalization; existing options, restricted shares and restricted stock units granted to such individuals remain outstanding as options and deferred stock units.

Employee stock options granted prior to the Recapitalization in August 2004 were scheduled to vest ratably over three years. The stock options granted after the Recapitalization vest over five to eight years. Portions of these awards vest over a five-year period based upon the passage of time and portions vest over an eight year period, which may be reduced if certain pre-established company operating performance targets are achieved. Compensation expense

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for these nonqualified stock options is based on the fair value of the options at the respective grant dates utilizing the Black-Scholes model for estimating fair value and the amount of compensation is charged to expense over the vesting period of the options. We recorded compensation expense related to our outstanding stock options of approximately $63 thousand and $263 thousand for the three months ended June 30, 2004 and 2005, respectively and $82 thousand and $514 thousand for the six months ended June 30, 2004 and 2005, respectively.

Prior to the consummation of the Recapitalization, restricted stock units granted in 2003 and 2004 were scheduled to vest 50% on the second anniversary of the grant date and the remaining 50% on the third anniversary. Stock compensation expense was being recognized over the vesting period based on our stock price on the grant date. We recorded compensation expense related to the restricted stock units of approximately $0.7 million and $1.3 million during the three and six months ended June 30, 2004.

In connection with, and as a result of, the Recapitalization, 202,213 deferred stock units were granted to certain of PanAmSat’s employees. These deferred stock units were granted under PanAmSat’s deferred compensation plan and are payable in our common stock. As of June 30, 2005, all of these deferred stock units were outstanding. We recorded compensation expense related to these deferred stock units of approximately $0.1 million and $0.6 million, respectively, during the three and six months ended June 30, 2005.

The following table illustrates the effect on net income as if the fair value based method had been applied to all outstanding and unvested awards in each period (in thousands):

	Three Months Ended:		Six Months Ended:
	June 30, 2004	June 30, 2005	June 30, 2004	June 30, 2005
Net income (loss), as reported	$10,666	$(32,174)	$(21,263)	$(31,073)
Add: Stock-based employee compensation expense included in reported net income (loss), net of related tax effects	449	217	892	736
Deduct: Total stock-based employee compensation expense determined under fair value based methods for all awards, net of related tax effects	(1,766)	(217)	(3,301)	(736)

Pro forma net income (loss)	$9,349	$(32,174)	$(23,672)	$(31,073)

Net income (loss) per share:
Basic—as reported	$0.02	$(0.26)	$(0.05)	$(0.31)

Basic—pro forma	$0.02	$(0.26)	$(0.05)	$(0.31)

Diluted—as reported	$0.02	$(0.26)	$(0.05)	$(0.31)

Diluted—pro forma	$0.02	$(0.26)	$(0.05)	$(0.31)

The pro forma amounts for compensation cost may not necessarily be indicative of the effects on operating results for future periods.

On June 8, 2005, the Compensation Committee of our board of directors and that of PanAmSat approved a combined compensation program for non-employee directors. Costs of

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this compensation program are shared equally by us and PanAmSat. Non-employee directors are compensated $70,000 per term, $35,000 paid in cash, quarterly and as earned, and $35,000 paid in shares of our common stock, calculated using the closing price of our common stock on the day prior to the grant date.

For the initial board term following the closing of the initial public offering of our common stock on March 22, 2005, the $35,000 in compensation paid in shares of our common stock was calculated as above and granted on the date the plan was approved. Accordingly, each non-employee director was granted 1,747 shares on June 8, 2005.

In addition to compensation for service on our board, Audit Committee members are paid $7,500 per term, Compensation Committee members $5,000 per term, the Chairman of the board $100,000 per term, the Audit Committee Chairman $20,000 per term, and the Compensation Committee Chairman $10,000 per term, each payable quarterly in cash and as earned.

Common stock issued to non-employee directors as compensation is not transferable until vested. The common stock granted on June 8, 2005, will vest on March 22, 2006. Subsequent issuances of common stock will vest one year after issuance. In the event a non-employee director’s term ends prior to the vesting date, the shares will vest on a pro-rata basis based on the number of days served.

During the three and six months ended June 30, 2005 we recorded expense of approximately $0.1 million and $0.2 million, respectively, related to this compensation program.

(8) Facilities Restructuring and Severance Costs

Facilities restructuring and severance costs were $0.6 million and $0.4 million for the three months ended June 30, 2004 and 2005, and $2.4 million and $3.8 million for the six months ended June 30, 2004 and 2005, respectively.

In January 2003, our management approved a plan to consolidate certain of our teleports in order to improve customer service and reduce operating costs. This teleport consolidation plan included the closure of certain owned teleports and the reduction of services at our Fillmore and Castle Rock teleports. Under this plan, our Homestead, Florida teleport was closed in 2003 and in June 2004 we closed our Spring Creek, New York teleport. Our Spring Creek teleport was sold on October 28, 2004. On June 3, 2005, we completed the sale of our Homestead teleport for approximately $3.2 million, net of associated selling costs. During the three months ended June 30, 2004 and 2005, we recorded charges of $0.5 million and $0, respectively, and during the six months ended June 30, 2004 and 2005 we recorded charges of $1.0 million and $2.5 million, respectively, related to this teleport consolidation plan, representing severance costs in 2004 and certain costs incurred in relation to equipment transferred to other locations in 2005.

On March 29, 2002, our management approved a plan to restructure several of our United States locations and close certain facilities, some of which are currently being leased through 2011. In an effort to further streamline our operations, in the first quarter of 2004, we consolidated our Manhattan Beach, El Segundo and Long Beach, California facilities. As a result, we recorded a non-cash charge of $1.4 million during the first quarter of 2004 reflecting future lease costs related to approximately 18,000 square feet of unused facilities in Manhattan Beach. We recorded a non-cash charge of approximately $0.4 million in the first quarter of 2005 in relation to increased future lease costs related to one of our idle facilities.

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In October 2003 and October 2004, our management approved plans to reduce our workforce by approximately 45 employees and 25 employees, respectively. During the three months ended June 30, 2004 and 2005, we recorded severance charges of $0 and $0.4 million, respectively, and during the six months ended June 30, 2004 and 2005, we recorded charges of $0 and $0.8 million, respectively, in relation to these plans. These severance costs were primarily related to employee compensation, benefits and outplacement services.

The following table summarizes the recorded accruals and activity related to our teleport consolidation, facilities restructuring and severance charges during the six months ended June 30, 2005 (in millions):

	Facilities Restructuring	Teleport Consolidation	Severance Costs	Total
Balance as of January 1, 2005	$6.3	$0.3	$0.5	$7.1
Restructuring charges	0.5	2.5	0.8	3.8
Less: non-cash items	—	(2.5)	—	(2.5)
Less: net cash payments	(0.9)	(0.2)	(0.6)	(1.7)

Balance as of June 30, 2005	$5.9	$0.1	$0.7	$6.7

We expect to pay the $0.8 million of liabilities related to our severance costs and teleport consolidation plans within the next year and we expect to pay the $5.9 million of liabilities related to our facilities restructuring plan over the next six years.

(9) Interest Expense—Net

Interest expense for the three months ended June 30, 2004 and 2005 is recorded net of capitalized interest of $1.9 million and $6.2 million, respectively and interest income of $3.2 million and $0.7 million, respectively. Interest expense for the six months ended June 30, 2004 and 2005 is recorded net of capitalized interest of $2.2 million and $11.0 million, respectively and interest income of $5.1 million and $1.3 million, respectively. Included in interest expense for the three and six months ended June 30, 2004 is the write-off of approximately $5.5 million of unamortized debt issuance costs related to the June 2004 prepayment under PanAmSat’s old term loan B-1 facility of $349.1 million. Included in interest expense for the three and six months ended June 30, 2005 is approximately $46.5 million and $56.0 million, respectively, of unamortized debt issuance costs which were written-off as a result of the prepayment of $290.0 million on PanAmSat’s senior secured credit facilities on March 22, 2005, the redemption of $353.3 million, or 35%, of PanAmSat’s 9% senior notes on April 1, 2005, including a redemption premium of $31.8 million paid to the holders of these notes, and the voluntary prepayment of $28.4 million on June 17, 2005 under PanAmSat’s Term Loan A facility from available cash on hand.

(10) Commitments and Contingencies

Satellite Incentive Obligations

Satellite contracts typically require that we make progress payments during the period of the satellite’s construction and orbital incentive payments (plus interest) over the orbital life of the satellite. The incentive obligations may be subject to reduction if the satellite fails to meet

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specific technical operating standards. Certain of our satellite construction contracts also provide that certain amounts paid by us during the construction phase are subject to refund (with interest) if the satellite fails to meet these technical operating standards. As of June 30, 2005, we had $104.4 million of liabilities recorded in relation to these satellite incentive obligations.

Satellite Commitments

As of June 30, 2005, we had approximately $222.4 million of expenditures remaining under existing satellite construction contracts and $67.2 million remaining under existing satellite launch contracts. Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to thirty days prior to the satellite’s launch. As of June 30, 2005, we did not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

In April 2004, we committed to construct a new satellite, Galaxy 16 and in February 2005, we entered into an agreement for the construction of Galaxy 18. These satellites, together with our Galaxy 17 satellite already under construction, will serve as replacements for Galaxy 4R, Galaxy 10R and Galaxy 11. The construction program contemplates the availability of one of these satellites as an on-ground backup against launch failure or substantial delay of either of the other two satellites. Construction of Galaxy 18 began in 2005 and we plan to launch this satellite in the second quarter of 2007.

The manufacturer of Galaxy 16 and 18 is in the process of emerging from Chapter 11 bankruptcy. Both the Galaxy 16 and Galaxy 18 construction contracts have been approved by the bankruptcy court. Our agreements for the construction of Galaxy 16 and Galaxy 18 contain financial covenants applicable to the manufacturer, including a requirement that all payments made or to be made to the manufacturer be utilized for the construction of these satellites. We also have a security interest in the satellites under construction by this manufacturer. In June 2005, we entered into launch agreements for these two satellites. Pursuant to these agreements, $65.8 million previously paid for the launch of Galaxy 8-iR will be applied to the launch of our Galaxy 16 satellite.

On April 12, 2005, we entered into an agreement for the construction of PAS-11, which will be located at 43 degrees west longitude and will serve as a replacement for our PAS-6B Ku-band satellite and the C-band portion of our PAS-3R satellite.

Satellite Insurance

In December 2003, we reached a final settlement of insurance claims on our PAS-1R and Galaxy 11 satellites for payment of $260.0 million, which related to solar panel anomalies on those satellites. We will continue to own and operate these satellites free and clear of any claims of these insurers. We offset the proceeds from this settlement against the carrying value of the satellites. In the first quarter of 2004, we received the $260.0 million settlement amount.

In July 2003, we filed a proof of loss under the insurance policy for our Galaxy 4R satellite after the secondary xenon-ion propulsion system, or XIPS, on this satellite ceased working. In 2003, we settled an insurance claim on our Galaxy 4R satellite related to the failure of its propulsion system and received $102.6 million from insurers representing approximately 83% of the insurance coverage on the satellite. In March 2004, we reached an agreement with and

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received $26.9 million from the insurer representing the remaining 17% of the insurance coverage on this satellite. The settlement with the insurer representing 17% coverage includes a future sharing of revenues actually received from the satellite. We proportionately offset the proceeds from these settlements against the insured carrying value of the satellite and the net investment in sales-type lease. We are constructing a replacement satellite for Galaxy 4R, which is scheduled to be launched in 2006, prior to the end of Galaxy 4R’s useful life.

As of June 30, 2005, we had in effect launch and in-orbit insurance policies covering four satellites in the aggregate amount of approximately $447.3 million. As of such date, these insured satellites had an aggregate net book value and other insurable costs of $594.4 million. We had 19 uninsured satellites in orbit as of June 30, 2005. Our currently uninsured satellites are: PAS-4, which is used as a backup satellite; PAS-5 and PAS-7, for which we received insurance proceeds for constructive total losses; Galaxy 1R, Galaxy 3R, and SBS-6, which are approaching the ends of their useful lives; Galaxy 4R, Galaxy 10R, Galaxy 11 and PAS-1R, for which we received insurance proceeds for partial losses; PAS-2, PAS-3R, PAS-6B, PAS-8, Galaxy 9 and Galaxy 12, for which we determined that insurance was not available on commercially reasonable terms; and HGS-3, HGS-5 and Leasat, which have an aggregate book value of approximately $0.5 million. Our Galaxy 9 satellite currently serves as an in-orbit backup for the C-band portions of Galaxy 1R, Galaxy 3C, Galaxy 4R, Galaxy 10R, Galaxy 11 and Galaxy 13/ Horizons 1. The C-band portion of the satellites that are currently covered by C-band in-orbit backups had an aggregate net book value of approximately $241.2 million as of June 30, 2005.

Of the insured satellites, as of June 30, 2005, two were covered by policies with substantial exclusions or exceptions to coverage for failures of specific components identified by the underwriters as at risk for possible failure, or Significant Exclusion Policies. The exclusions reduce the probability of an insurance recovery in the event of a loss on these satellites. One of the satellites, PAS-9, has operational redundancies available for the systems on which exclusions have been imposed. We believe that this redundancy allows for uninterrupted operation of the satellite in the event of a failure of the component subject to the insurance exclusion. The second satellite, Galaxy 13/ Horizons 1, which was placed in service in January 2004 and is insured by a policy with an exclusion for XIPS related anomalies, continues to have fully redundant XIPS as its primary propulsion system. Certain enhancements have been made to the XIPS on this satellite to make the systems more robust. In addition, Galaxy 13/Horizons 1 has available backup bi-propellant of approximately 11.6 years.

At June 30, 2005, the uninsured satellites and the satellites insured by Significant Exclusion Policies had a total net book value and other insurable costs of approximately $1.05 billion. Of this amount, $798.5 million related to uninsured satellites and $247.2 million related to satellites insured by Significant Exclusion Policies.

Upon the expiration of the insurance policies, there can be no assurance that we will be able to procure new policies on commercially reasonable terms. New policies may only be available with higher premiums or with substantial exclusions or exceptions to coverage for failures of specific components.

An uninsured failure of one or more of our satellites could have a material adverse effect on our financial condition and results of operations. In addition, higher premiums on insurance policies will increase our costs, thereby reducing our income from operations by the amount of such increased premiums.

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Operating Leases

We have commitments for operating leases primarily relating to our executive office facilities in Wilton, Connecticut and other locations. These leases contain escalation provisions for increases as a result of increases in real estate taxes and operating expenses. As of June 30, 2005, minimum annual rentals of all leases, exclusive of potential increases in real estate taxes, operating assessments and future sub-lease income aggregated $29.0 million.

Customer and Vendor Obligations

We have contracts with certain of our customers which require us to provide equipment, services and other support during the term of the related contracts with us. As of June 30, 2005, we had commitments to provide equipment, services and other support under these customer contracts, which aggregated approximately $38.9 million.

In July 2005, PanAmSat signed an agreement with a customer in which PanAmSat is a subcontractor and the customer is the prime contractor to its end user customer. In exchange for PanAmSat’s engagement as a subcontractor on this project, PanAmSat has agreed to guarantee the prime contractor’s $8.8 million performance bond.

We have long-term contractual obligations with service providers primarily for the operation of certain of our satellites. As of June 30, 2005, we have commitments under these vendor contracts which aggregated approximately $51.6 million related to the provision of equipment, services and other support.

Change-in-Control Obligations

Certain of our senior executives are party to change-in-control severance agreements which provide for payment of severance and other benefits in the event of an involuntary termination of the executive’s employment (as defined in such agreements) within three years after a change in control. The requisite changes of control required under these agreements have occurred and these agreements will apply if an involuntary termination of an executive occurs during the periods specified by the agreements. Based upon current compensation levels, if all of these executives receive the termination related benefits as specified by their respective agreements, the aggregate cost to us would be up to $10.9 million (net of tax benefits of $6.3 million).

In addition, our Severance Pay Plan allows for the payment of enhanced severance to employees laid off or who resign for good reason (as defined in such plan) due to, and within two years following, a change in control.

As more fully described in Note 7 “Stock Based Compensation”, PanAmSat and Holdco granted stock options to certain employees subsequent to the Recapitalization. The options granted by PanAmSat were assumed by us in October 2004. In addition, certain employees also acquired common stock of Holdco. The vesting of the stock options accelerates in the event of certain changes in control of Holdco. Pursuant to contractual obligations, we could be obligated to make payments for vested options and to repurchase shares held by certain employees in the event of the death or qualifying disability of any such employee. In all other circumstances, we have the right, but not the obligation, to call the common stock held by employees and, therefore, no contingent obligation would exist for us.

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Foreign Withholding Taxes

We have outstanding tax claims related to withholding taxes assessed on revenues derived from broadcasters inside and outside of India who broadcast from or into India. For the Indian tax year ended March 31, 1997, the Indian government has assessed approximately $9.3 million, including interest, against one of our subsidiaries. This assessment is being appealed to the Income Tax Appeals Tribunal. For Indian tax years ended March 31, 1996, 1998, 1999, 2000 and 2001, the Indian government has assessed approximately $41.6 million in the aggregate against us, including interest. This assessment has been appealed to the Commissioner of Income Tax (Appeals). The Indian government has since assessed tax and interest for the tax year ended March 31, 2002 of approximately $6.2 million. The total amount assessed for all periods is approximately $57.1 million. We are contesting the imposition of such taxes. While this contest proceeds, we have been required to advance cash and provide a bank guarantee for a total of approximately $43.2 million. To date, we have paid cash of approximately $1.2 million related to these assessment years. If unsuccessful in our contest, we could be subject to comparable claims for subsequent years. In connection with the Recapitalization, The DIRECTV Group agreed to indemnify us for these and certain other taxes related to any periods or portions of such periods ending on or prior to the day of the closing of the Recapitalization in amounts equal to 80% of the first $75.0 million of such taxes and 100% of such taxes in excess of the first $75.0 million. As a result, our net tax liability related to these periods is capped at $15.0 million.

(11) Certain Relationships and Related Transactions Prior to and as a Result of the Completion of the Recapitalization

Transactions with The DIRECTV Group and its Affiliates

Until the consummation of the Recapitalization on August 20, 2004, The DIRECTV Group and its affiliates were related parties of ours.

In relation to the tax separation agreement we entered into with The DIRECTV Group as part of the Recapitalization, we have recorded an $81.7 million receivable related to foreign withholding tax claims made against us by the Indian government, the related payments made to date by us on those claims, and for certain other foreign and domestic tax claims against us and tax payments made by us.

We provide satellite capacity, telemetry, tracking and control, or TT&C, and other related services and facilities to several subsidiaries of The DIRECTV Group and purchase certain services and equipment from a subsidiary of The DIRECTV Group. Additionally, for the period prior to the consummation of the Recapitalization, we reimbursed The DIRECTV Group for the allocated costs of certain jointly incurred expense items, principally relating to administrative and other expenses. Revenues derived from The DIRECTV Group and its affiliates were $33.3 million and $63.8 million for the three and six months ended June 30, 2004, respectively, or 16.1% and 15.5% of our total revenues for the respective periods.

In addition, The DIRECTV Group leases office space to us in Long Beach, California and land for our teleport in Castle Rock, Colorado, and permits the participation by us and our employees in certain discount programs. Prior to the Recapitalization, The DIRECTV Group provided general liability insurance and certain administrative services to us, including the provision of certain advisory and audit services. During the three and six months ended June 30, 2004, we

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incurred expenses related to such arrangements with The DIRECTV Group of approximately $0.4 and $1.0 million. In addition, during the three and six months ended June 30, 2004, we purchased services and equipment from the DIRECTV Group of approximately $0.9 million and $1.0 million, respectively.

Transactions with The News Corporation and its Affiliates (Other than The DIRECTV Group)

Until the consummation of the Recapitalization on August 20, 2004, The News Corporation and its affiliates were related parties of ours.

We are a party to agreements with The News Corporation and certain of its subsidiaries and affiliates pursuant to which we provide satellite capacity, TT&C and other related services. Revenues derived from The News Corporation and its affiliates were $20.6 million and $41.0 million for the three and six months ended June 30, 2004, respectively, or 10.0% of our total revenues for both periods.

Effect of the Recapitalization

As a result of the Recapitalization, effective August 20, 2004, The DIRECTV Group and The News Corporation were no longer related parties of ours and the Sponsors and their affiliates became related parties of ours.

Transactions with The Sponsors and Their Affiliates

The Sponsors provided management and advisory services to us pursuant to management services agreements executed at the closing of the Recapitalization. The Sponsors charged us an aggregate management fee of $2.0 million annually for the provision of these services, subject to an annual increase of three percent. In connection with, and effective upon completion of, our initial public offering on March 22, 2005, each of the Sponsors terminated their respective management services agreements for an aggregate consideration of $10.0 million. For the period from January 1, 2005 through March 22, 2005, we recorded approximately $10.4 million of expense for these management fees (including the termination payment). The annual advisory fee did not include, and the Sponsors may receive, additional compensation for providing investment banking or other advisory services provided in connection with any specific acquisition or divestiture transactions or in the event the Sponsors perform services above and beyond those previously called for by the agreements.

During 2004, we retained Capstone Consulting to provide us with consulting services, primarily to identify and advise on potential opportunities to reduce our costs and identify other potential opportunities to grow our business. Although neither KKR nor any entity affiliated with KKR owns any of the equity of Capstone, KKR has provided financing to Capstone. We recorded approximately $0.3 million and $0.5 million of expenses during the three and six months ended June 30, 2005, respectively, to Capstone Consulting, all of which was paid through June 30, 2005.

Certain members of our board of directors whose services are compensated are principals of or are affiliated with the Sponsors.

We provide satellite capacity, TT&C and other related services to affiliates of one of the Sponsors. Revenues for these services were $0.6 million and $1.2 million for the three and six

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months ended June 30, 2005, respectively. As of June 30, 2005, we had a customer receivable related to one of these affiliates of approximately $0.1 million.

Included in our total contracted backlog of $4.68 billion as of June 30, 2005 is approximately $4.1 million of contracted backlog from these affiliates of the Sponsors. Contracted backlog represents future cash payments expected from customers under all long-term contractual agreements.

During the three and six months ended June 30, 2005, we procured $0.1 million and $0.9 million, respectively, of insurance and insurance-related services from an affiliate of one of the Sponsors.

(12) Operating Segments

Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information” (SFAS No. 131) establishes standards for reporting information about operating segments in annual financial statements of public business enterprises and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker(s) of an enterprise. We have organized our company into two operating segments based upon the types of customers served, services provided and the economic characteristics of each segment. Our operating segments are:

Fixed Satellite Services (“FSS”): Through FSS, we lease transponder capacity to customers for various applications, including broadcasting, news gathering, Internet access and transmission, private voice and data networks, business television, distance learning and Direct-to-Home, or DTH, television and provide TT&C and network services to customers.

Government Services (“G2”): Through G2, we provide global satellite and related telecommunications services to the federal government, international government entities, and their contractors.

The DIRECTV Group and The News Corporation, which are customers of our FSS segment, comprised approximately 16.2% and 12.2% respectively, of our total revenues for the three months ended June 30, 2005 and approximately 16.2% and 12.6%, respectively, of our total revenues for the six months ended June 30, 2005.

As a result of the Recapitalization, we began utilizing Segment EBITDA as a measure of performance for our operating segments beginning in the third quarter of 2004. We evaluate the performance of our operating segments based on several factors, of which the primary financial measure is segment net income (loss) plus net interest expense, income tax expense (benefit) and depreciation and amortization, further adjusted to exclude non-recurring items and other non-cash adjustments largely outside of the segment operating managers’ control (“Segment EBITDA”). Segment EBITDA is presented herein because our chief operating decision maker evaluates and measures each business unit’s performance based on its Segment EBITDA results.

PANAMSAT HOLDING CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

Selected information for our operating segments is as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2005	June 30, 2004	June 30, 2005
Revenues:
FSS	$188,782	$198,448	$378,209	$392,317
G2	22,605	22,522	44,421	42,981
Eliminations	(4,562)	(7,118)	(10,375)	(12,638)

Total Revenues	$206,825	$213,852	$412,255	$422,660

Depreciation and Amortization Expense:
FSS	$70,970	$66,875	$145,867	$136,350
G2	342	290	780	580

Total Depreciation and Amortization Expense	$71,312	$67,165	$146,647	$136,930

Income from Operations:
FSS	$40,942	$72,126	$10,269	$141,618
G2	3,575	3,502	5,325	6,504
Parent	—	(742)	—	(1,141)

Total Income from Operations	$44,517	$74,886	$15,594	$146,981

Segment EBITDA:
FSS	$151,252	$163,316	$303,054	$323,365

G2	$3,917	$4,068	$6,105	$7,490

Capital Expenditures:
FSS	$62,202	$43,290	$83,886	$64,555
G2	—	465	—	1,247

Total Capital Expenditures	$62,202	$43,755	$83,886	$65,802

	December 31, 2004	June 30, 2005
Assets:
FSS	$4,736,428	$4,719,801
G2	39,531	38,538
Parent	707,386	1,346,235
Eliminations	(711,414)	(1,355,787)

Total Assets	$4,771,931	$4,748,787

PANAMSAT HOLDING CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

The following table sets forth a reconciliation of Income from operations to Segment EBITDA for our FSS operating segment and our G2 operating segment for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
FSS Operating Segment:
Reconciliation of income from operations to Segment EBITDA:
Income from operations	$40,942	$72,126	$10,269	$141,618
Depreciation and amortization	70,970	66,875	145,867	136,350

EBITDA	111,912	139,001	156,136	277,968
Adjustment of sales-type leases to operating leases(a)	6,313	6,677	12,403	13,210
Loss on termination of sales-type leases(b)	—	—	—	2,307
Satellite impairment(c)	—	—	99,946	—
Restructuring charges(d)	573	140	2,428	3,359
Reserves for long-term receivables(e)	28,146	(1,450)	28,146	(4,303)
Reversal of allowance for customer credits(f)	2,700	—	5,400	—
Transaction-related costs(g)	500	12	500	10,545
Loss on undesignated interest rate swap(h)	—	18,637	—	18,637
Other items(i)	1,108	299	(1,905)	1,642

Segment EBITDA	$151,252	$163,316	$303,054	$323,365

G2 Operating Segment:
Reconciliation of income from operations to Segment EBITDA:
Income from operations	$3,575	$3,502	$5,325	$6,504
Depreciation and amortization	342	290	780	580

EBITDA	3,917	3,792	6,105	7,084
Restructuring charges(d)	—	276	—	406

Segment EBITDA	$3,917	$4,068	$6,105	$7,490

(a)	For all periods presented, adjustment of sales-type leases to operating leases represents the principal portion of the periodic sales-type lease payments that are recorded against the principal balance outstanding. These amounts would have been recorded as operating lease revenues if these agreements had been accounted for as operating leases instead of sales-type leases. These adjustments have the effect of including the principal portion of our sales-type lease payments in the period during which cash is collected.
(b)	For the six months ended June 30, 2005, loss on termination of sales-type leases represents the non-cash loss of $2.3 million incurred upon the conversion of one of our customer’s sales-type lease agreements to an operating lease agreement in the first quarter of 2005.
(c)	For the six months ended June 30, 2004, satellite impairment represents the pre-tax impairment charge related to the anomalies experienced by our PAS-6 satellite during the first quarter of 2004, which resulted in this satellite being de-orbited on April 2, 2004.
(d)	Restructuring charges represent severance costs, leasehold termination costs and/or other facility closure costs. (See Note 8 “Facilities Restructuring and Severance Costs”).

PANAMSAT HOLDING CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(e)	For the three and six months ended June 30, 2004, amount represents the pre-tax charge for long-term receivable balances due from a customer of $28.1 million which was recorded within our provision for uncollectible receivables. For the three months ended June 30, 2005, amount represents the reversal of approximately $1.5 million of in-orbit insurance liabilities, representing previously recorded expenses for sales-type leases on our Galaxy 4R satellite that are no longer insured. For the six months ended June 30, 2005, amount represents the reversal of approximately $4.3 million of in-orbit insurance liabilities, representing previously recorded expenses for sales-type leases on our Galaxy 4R and Galaxy 10R satellites that are no longer insured. During the six months ended June 30, 2005, the insurance policies covering our Galaxy 4R and Galaxy 10R satellites expired and were not replaced and, as a result, these satellites and their related assets are no longer insured.
(f)	For the three and six months ended June 30, 2004, we recorded an allowance for customer credits related to receivables from a customer affiliated with The News Corporation, as collectibility was not reasonably assured. The adjustment represents the amount of revenues that would have been recognized had the allowance for customer credits not been recorded.
(g)	For the three and six months ended June 30, 2004, amount represents costs incurred in relation to the Recapitalization. These costs consisted of $0.5 million relating to proxy solicitation costs. For the three and six months ended June 30, 2005, amount represents (i) $10.0 million paid to the Sponsors on March 22, 2005 in relation to the termination of their respective management services agreement with us and (ii) non-capitalizable third party costs.
(h)	For the three and six months ended June 30, 2005, loss on undesignated interest rate swap represents changes in the fair value of the interest rate swap prior to the swap being designated as a hedge and qualifying for hedge accounting treatment.
(i)	For the three months ended June 30, 2004, other items consist of (i) $0.8 million of non-cash stock compensation expense, (ii) $0.1 million loss from an investment accounted for by the equity method and (iii) $0.2 million of transaction costs related to acquisitions not consummated. For the three months ended June 30, 2005, other items consist of (i) $0.1 million of expenses for management advisory services from the Sponsors, (ii) $0.1 million of non-cash stock compensation expense, (iii) $0.1 million of acquisition fees, and (iv) $0.2 million of loss from discontinued operations, offset by $0.1 million gain on disposal of fixed assets, and $0.1 million gain from an equity investment. For the six months ended June 30, 2004, other items consist of (i) $2.6 million of non-cash reserve adjustments and (ii) $1.4 million gain on the disposal of assets, partially offset by (x) $1.5 million of non-cash stock compensation expense, (y) $0.3 million loss from an investment accounted for by the equity method and (z) $0.3 million of transaction costs related to acquisitions not consummated. For the six months ended June 30, 2005, other items consist of (i) $0.5 million of expenses for management advisory services from the Sponsors, (ii) $0.1 million loss on disposal of fixed assets, (iii) $0.6 million of non-cash stock compensation expense, (iv) $0.4 million loss from discontinued operations and (v) $0.1 million of acquisition costs, less $0.1 million of gains on equity investment.

(13) Short-Term Investments

For all periods presented herein investments in auction rate certificates have been reclassified from cash and cash equivalents to short-term investments on the consolidated balance sheet. The reclassification was effected because the certificates had stated maturities beyond three months. The amounts of the investments in auction rate certificates as of December 31, 2003 and 2004 and June 30, 2004 and 2005 were $335.2 million, $0, $193.5 million and $0, respectively. The reclassification resulted in changes in the 2004 consolidated statement of cash flows within the net sales (purchases) of short-term investments and the cash and cash equivalents balances.

PANAMSAT HOLDING CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

(14) Earnings Per Share

The following table sets forth the computation of net income (loss) per share for the three and six months ended June 30, 2004 and 2005 (in thousands, except share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2005	2004	2005
Net income (loss)	$10,666	$(32,174)	$(21,263)	$(31,073)

Weighted Average number of common shares outstanding during the period	432,267,000	122,585,000	432,150,000	100,483,000
Add: common share equivalents	1,607,000	—	—	—

Total	433,874,000	122,585,000	432,150,000	100,483,000

Amounts per basic common share:
Net income (loss)	$0.02	$(0.26)	$(0.05)	$(0.31)

Amounts per fully diluted common share:
Net income (loss)	$0.02	$(0.26)	$(0.05)	$(0.31)

For the six months ended June 30, 2004 options and restricted stock units on approximately 402,000 and 1,132,000 shares, respectively, of common stock were not included in the calculation of weighted average shares for diluted earnings per share because their effects were anti-dilutive. For both the three and six months ended June 30, 2005, options and deferred stock units on approximately 2,500,000 and 202,000 shares, respectively, of common stock were not included in the calculation of weighted average shares for diluted earnings per share because their effects were anti-dilutive.

(15) New Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 154 “Accounting Changes and Error Corrections” (“SFAS No. 154”). SFAS No. 154 replaces APB Opinion No. 20 and FASB Statement No. 3. This Statement provides guidance on the accounting for and reporting of accounting changes and error corrections. It requires retrospective application as the required method for reporting a change in accounting principle in the absence of explicit transition requirements specific to the newly adopted accounting principle. SFAS No. 154 carries forward without change the guidance contained in APB No. 20 for reporting the correction of an error in previously issued financial statements and a change in accounting estimate. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 will not have a material impact on our consolidated financial statements.

On April 15, 2005, the SEC announced the adoption of a new rule that amends the compliance dates for SFAS No. 123R “Share-Based Payment”. Under SFAS No. 123R, registrants would have been required to implement the standard as of the beginning of the first

PANAMSAT HOLDING CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

interim or annual period that begins after June 15, 2005. The SEC’s new rule requires companies to implement SFAS No. 123R at the beginning of their first fiscal year beginning on or after June 15, 2005, instead of the first reporting period that begins after June 15, 2005. This means that our financial statements must comply with SFAS No. 123R beginning with the interim financial statements for the first quarter of 2006. The SEC’s new rule does not change the accounting required by SFAS No. 123R; it changes only the dates for compliance with the standard. The adoption of SFAS No. 123R will not have a material impact on our consolidated financial statements.

On March 29, 2005, the SEC released Staff Accounting Bulletin No. 107 (“SAB No. 107”). SAB No. 107 provides an interpretation of SFAS No. 123R and its interaction with certain SEC rules and regulations and provides the SEC’s views regarding the valuation of share-based payment arrangements for public companies. The SAB provides guidance with regard to share-based payment transactions with non-employees, the transition from nonpublic to public entity status, valuation methods (including assumptions such as expected volatility and expected term), the accounting for certain redeemable financial instruments issued under share-based payment arrangements, the classification of compensation expense, non-GAAP financial measures, first-time adoption of SFAS No. 123R, the modification of employee share options prior to adoption of SFAS No. 123R and disclosures in Management’s Discussion and Analysis subsequent to the adoption of SFAS No. 123R. We have already adopted the fair value recognition provision of SFAS No. 123, effective January 1, 2003, on a prospective basis. Therefore, we have determined that the adoption of SAB 107 will not have an impact on our consolidated financial statements.

(16) Subsequent Events

On October 13, 2005, we successfully launched our Galaxy 15 satellite into orbit. This satellite will be co-located with Galaxy 1-R at 133 degrees west longitude.

Since June 30, 2005, the Company has issued $6.1 million of additional letters of credit in relation to our India tax withhholding issues.

On March 14, 2005, PanAmSat entered into a five year interest rate swap agreement to hedge interest expense on a notional amount of $1.25 billion. On the interest rate reset date of September 14, 2005, the interest rate which the counterparties will utilize on December 14, 2005 to compute interest due to PanAmSat was determined to be 3.86%. This will result in PanAmSat paying the counterparties approximately $206 thousand on December 14, 2005 (the difference between the rate PanAmSat must pay of 3.92% and the rate it will receive from the counterparties of 3.86%). See Footnote 6 “Interest Rate Swap Agreements”.

On August 29, 2005, we and Intelsat, Ltd. announced that the two companies have signed a definitive merger agreement under which Intelsat will acquire us for $25 per share in cash, or $3.2 billion. Under the agreement, which was approved unanimously by the Boards of Directors of both companies, Intelsat will acquire all of our outstanding common shares. Also in connection with the merger, our Board of Directors approved the adoption of a severance plan, on terms similar to our previous severance plan, and authorized a retention pool of up to $10 million for non-senior management employees.

PANAMSAT HOLDING CORPORATION

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED

FINANCIAL STATEMENTS—(Continued)

On October 26, 2005, our shareholders approved and adopted the merger agreement. Consummation of the merger remains subject to various conditions, including satisfaction of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”), waiting period, receipt of Federal Communications Commission approvals, receipt of financing and other conditions. Also on October 26, 2005, we received a request from the United States Department of Justice (the “DOJ”) for additional information and documentary materials in connection with the merger. The effect of this request is to extend the waiting period imposed by the HSR until 30 days after the parties have substantially complied with the request, unless that period is terminated earlier by the DOJ or extended voluntarily. If the conditions to the merger are satisfied or waived (to the extent permitted by applicable law), we expect to consummate the merger in the second or third quarter of 2006.

On August 14, 2005, we successfully launched our Galaxy 14 satellite into orbit. This satellite is now co-located with Galaxy 12 at 125 degrees west longitude.

On August 1, 2005, PanAmSat Corporation formed its second 50-50 joint venture with JSAT Corporation, or JSAT, a leading satellite operator in the Asia-Pacific region, that will build and launch a Ku-band satellite to replace our SBS-6 satellite at 74 degrees west longitude. The joint venture is named Horizons-2. The satellite will support digital video, high-definition television (HDTV) and IP-based content distribution networks to broadband Internet and satellite news gathering services (SNG) in the United States. This Horizons-2 satellite will be constructed over the next two years and is expected to be in service by late 2007. The total investment in this joint venture is expected to be approximately $160 million, of which each of the joint venture partners is required to fund its 50% share beginning in early 2008. Our investment in this joint venture is being accounted for using the equity method.

In July 2005, PanAmSat signed an agreement for the launch of our PAS-11 satellite in the first quarter of 2007. This contract, along with previous contractual obligations for satellite construction and launch agreements, brought the aggregate remaining capital expenditures for satellites under construction through the execution date of this contract to approximately $320 million.

In July 2005, PanAmSat signed an agreement with Alcatel, a French communications company, for the acquisition of multiple European orbital slots, as well as a satellite with European, Middle East, Africa and Asia coverage. The satellite to be acquired, formerly known as Europe*Star I, will be renamed PAS-12, and is capable of providing a broad range of enhanced services to European customers for program distribution, broadcast contribution and enterprise networking. The agreement provides for purchase price installments and performance payment installments contingent on the future performance of the satellite. This acquisition closed on August 31, 2005 for a purchase price of approximately $60.2 million plus liabilities and costs incurred in relation to the acquisition of approximately $13.3 million, including $9.0 million of performance payments due to Alcatel in addition to the purchase price.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Intelsat Subsidiary Holding Company, Ltd., Intelsat, Ltd. and Intelsat (Bermuda), Ltd.

Applicable Laws of Bermuda

Intelsat Subsidiary Holding Company, Ltd. (“Intelsat Sub Holdco”), the issuer of the Floating Rate Senior Notes due 2012, the 8 1/4 Senior Notes due 2013 and the 8 5/8 Senior Notes due 2015 (collectively, the “Notes”), Intelsat (Bermuda), Ltd. (“Intelsat Bermuda”), the direct parent of Intelsat Sub Holdco and a guarantor of the Notes, and Intelsat, Ltd., the direct parent of Intelsat Bermuda and a guarantor of the Notes, are incorporated under the laws of Bermuda. The Companies Act 1981 of Bermuda provides that a Bermuda company may indemnify its directors and officers in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and a director or officer, indemnifying the director or officer against any liability that would attach to him in respect of his fraud or dishonesty will be void.

Intelsat Sub Holdco, Intelsat Bermuda and Intelsat, Ltd. have provided in their bye-laws that their directors and officers and their heirs, executors and administrators will be indemnified and held harmless to the fullest extent permitted by law out of the assets of such registrants for all actions, costs, charges, losses, damages and expenses they will or may incur or sustain by reason of any act done, concurred in or omitted to be done in the execution of their duties, other than in the case of their fraud or dishonesty.

The directors and officers of Intelsat Sub Holdco, Intelsat Bermuda and Intelsat, Ltd. are covered by directors’ and officers’ insurance policies maintained by such registrants.

Intelsat Holdings LLC, Intelsat LLC, Intelsat USA Sales Corp., Intelsat USA License Corp. and Intelsat Global Service Corporation

Applicable Laws of Delaware

Intelsat Holdings LLC and Intelsat LLC, the direct subsidiaries of Intelsat Sub Holdco and guarantors of the Notes, are formed under the laws of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides, subject to standards and restrictions set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The limited liability company agreements of Intelsat Holdings LLC and Intelsat LLC provide for the indemnification of their members, directors and officers and their heirs, executors and administrators to the fullest extent permitted by law for any loss, claim, damage or liability arising out of or resulting from the fact that the person or the person’s testator or intestate is or was, or serves or served as a member, director or officer of Intelsat Holdings LLC or Intelsat LLC, except with respect to any loss, claim, damage or liability resulting from bad faith. The limited liability company agreements, however, prohibit the indemnification of an officer that, in his or her capacity as an officer, authorizes or approves a contract or transaction between the company and his or her affiliate, if the officer failed to act in good faith and in a manner believed to be in or not opposed to the best interests of the company, and with respect to any criminal action or proceedings, if the officer had reasonable cause to believe his or her conduct was unlawful.

Intelsat USA Sales Corp., Intelsat USA License Corp. and Intelsat Global Service Corporation, the direct subsidiaries of Intelsat Sub Holdco and guarantors of the Notes, are incorporated under the laws of Delaware. Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify officers, directors, employees and agents of the corporation (“person”) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement that are actually and reasonably incurred by them in connection with any specified acts, suits or proceedings whether civil, criminal, administrative or investigative, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, if they had no reasonable cause to believe that their conduct was unlawful.

Section 145(b) of the DGCL provides that the corporation may indemnify a person who is a party to any proceeding by or in the right of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification shall not be made where such person has been found liable to the corporation unless and only to the extent a court determines that such person is fairly and reasonably entitled to indemnity for such expenses.

Under Section 145(c) of the DGCL, a corporation shall indemnify a person that has been successful on the merits or otherwise in defense of any proceeding described in the preceding paragraphs, or in defense of any claim, issue or matter therein. Such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

The right to indemnification and to receive payment of expenses incurred under the DGCL is not exclusive of other indemnification that may be granted by any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by the DGCL, Intelsat USA Sales Corp., Intelsat USA License Corp. and Intelsat Global Service Corporation have provided in their certificates of incorporation and by-laws for the indemnification of any of their directors and officers and their heirs, executors and administrators to the fullest extent permitted by law for any loss, claim, damage or liability arising out of or resulting from the fact that the person or the person’s testator or intestate is or was, or serves or served as a director or officer of Intelsat USA Sales Corp., Intelsat USA License Corp. or Intelsat Global Service Corporation.

The directors and officers of Intelsat Holdings LLC, Intelsat LLC, Intelsat USA Sales Corp., Intelsat USA License Corp. and Intelsat Global Service Corporation are covered by directors’ and officers’ insurance policies maintained by such registrants.

Intelsat Global Sales & Marketing Ltd.

Applicable Laws of England and Wales

Intelsat Global Sales & Marketing Ltd., a direct subsidiary of Intelsat Sub Holdco and a guarantor of the Notes, is incorporated under the laws of England and Wales and subject to the Companies Act 1985, as amended. Section 310 of the Companies Act 1985 provides:

“(1)	This section applies to any provision, whether contained in a company’s articles or in any contract with the company or otherwise, for exempting any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company.

(2)	Except as provided by the following subsection, any such provision is void.

(3)	This section does not prevent a company:

(a)	from purchasing and maintaining for any such auditor insurance against any such liability, or

(b)	from indemnifying any such auditor against any liability incurred by him:

(i)	in defending any proceedings (whether civil or criminal) in which judgement is given in his favor or he is acquitted, or

(ii)	in connection with any application under section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court.”

Section 727 of the Companies Act 1985 provides:

“(1)	If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)	If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)	Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole and in part from the jury and forthwith direct judgement to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

The Articles of Association of Intelsat Global Sales & Marketing Ltd. provide for the indemnification of its directors and officers. Every director and officer of Intelsat Global Sales & Marketing Ltd. will be indemnified out of the assets of Intelsat Global Sales & Marketing Ltd. against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in connection with any application under section 727 of the Companies Act 1985 in which relief is granted by the court and every director and officer shall be entitled to be indemnified by Intelsat Global Sales & Marketing Ltd. against all costs, charges, losses, expenses and liabilities incurred by him in the execution and discharge of his duties or in relation thereto.

The directors and officers of Intelsat Global Sales & Marketing Ltd. are covered by directors’ and officers’ insurance policies maintained by such registrants.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit No.	Document Description

2.1	Transaction Agreement and Plan of Amalgamation, dated as of August 16, 2004, by and among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat Holdings, Ltd. (formerly Zeus Holdings Limited), Zeus Merger One Limited and Zeus Merger Two Limited (incorporated by reference to Exhibit 99.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

2.2	Merger Agreement, dated as of August 28, 2005, by and among Intelsat (Bermuda), Ltd., Proton Acquisition Corporation and PanAmSat Holding Corporation (incorporated by reference to Exhibit 2.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on August 30, 2005).

2.3	Asset Purchase Agreement, dated as of July 15, 2003, among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Loral Space & Communications Corporation, Loral SpaceCom Corporation and Loral Satellite, Inc., as amended (incorporated by reference to Exhibit 1 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended June 30, 2003, File No. 000-50262, filed on August 14, 2003 and Exhibits 1, 2 and 3 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended September 30, 2003, File No. 000-50262, filed on October 29, 2003).

2.4	Amendment No. 4, dated as of March 5, 2004, to Asset Purchase Agreement among Intelsat, Ltd., Intelsat (Bermuda), Ltd., and Loral Space & Communications Corporation, Loral SpaceCom Corporation and Loral Satellite, Inc. (incorporated by reference to Exhibit 4.35 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2003, File No. 000-50262, filed on March 15, 2004). (1)

3.1	Certificate of Incorporation of Intelsat Subsidiary Holding Company, Ltd.*

3.2	Memorandum of Association of Intelsat Subsidiary Holding Company, Ltd.*

3.3	Bye-laws of Intelsat Subsidiary Holding Company, Ltd.*

3.4	Certificate of Incorporation of Intelsat, Ltd. (incorporated by reference to Exhibit 3.1 of Intelsat, Ltd.’s Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

3.5	Memorandum of Association of Intelsat, Ltd. (incorporated by reference to Exhibit 1.2 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

3.6	Amended and Restated Bye-laws of Intelsat, Ltd. (incorporated by reference to Exhibit 3.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on March 7, 2005).

3.7	Certificate of Incorporation of Intelsat (Bermuda), Ltd., as amended.*

3.8	Memorandum of Association of Intelsat (Bermuda), Ltd.*

3.9	Bye-laws of Intelsat (Bermuda), Ltd.*

3.10	Certificate of Formation of Intelsat Holdings LLC.*

3.11	Second Amended and Restated Limited Liability Company Agreement of Intelsat Holdings LLC.*

3.12	Certificate of Formation of Intelsat LLC.*

3.13	Amended and Restated Limited Liability Company Agreement of Intelsat LLC.*

Exhibit No.	Document Description
3.14	Memorandum and Articles of Association of Intelsat Global Sales & Marketing Ltd.*

3.15	Certificate of Incorporation of Intelsat USA Sales Corp., as amended.*

3.16	By-laws of Intelsat USA Sales Corp.*

3.17	Certificate of Incorporation of Intelsat USA License Corp.*

3.18	By-laws of Intelsat USA License Corp.*

3.19	Certificate of Incorporation of Intelsat Global Service Corporation, as amended.*

3.20	Amended and Restated By-laws of Intelsat Global Service Corporation.*

4.1	Indenture, dated as of January 28, 2005, by and among Zeus Merger Two Limited, as Issuer, Zeus Merger One Limited, as Parent Guarantor, and Wells Fargo, as Trustee (incorporated by reference to Exhibit 4.1 of Intelsat Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

4.2	Form of Original Floating Rate Senior Notes due 2012 (included in Exhibit 4.1).

4.3	Form of Original 8 1/4% Senior Notes due 2013 (included in Exhibit 4.1).

4.4	Form of Original 8 5/8% Senior Notes due 2015 (included in Exhibit 4.1).

4.5	Form of Floating Rate Senior Notes due 2012 (included in Exhibit 4.1).

4.6	Form of 8 1/4% Senior Notes due 2013 (included in Exhibit 4.1).

4.7	Form of 8 5/8% Senior Notes due 2015 (included in Exhibit 4.1).

4.8	Supplemental Indenture, dated as of January 28, 2005, by and among Intelsat Holdings LLC, Intelsat LLC, Intelsat Global Sales & Marketing Ltd., Intelsat USA Sales Corp., Intelsat USA License Corp., Intelsat Global Service Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 2.6 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

4.9	Second Supplemental Indenture, dated as of March 3, 2005, by and among Intelsat Subsidiary Holding Company, Ltd., Intelsat (Bermuda), Ltd., Intelsat, Ltd., Intelsat Holdings LLC, Intelsat LLC, Intelsat Global Sales & Marketing Ltd., Intelsat USA Sales Corp., Intelsat USA License Corp., Intelsat Global Service Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 2.7 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262 filed on March 15, 2005).

4.10	Third Supplemental Indenture, dated as of March 3, 2005, by and among Intelsat (Bermuda), Ltd., Intelsat Subsidiary Holding Company, Ltd. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 2.8 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

4.11	Registration Rights Agreement, dated as of January 28, 2005, by and among Zeus Merger One Limited, Zeus Merger Two Limited and the other parties named therein (incorporated by reference to Exhibit 4.2 of Intelsat’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

4.12	Form of Exchange Agent Agreement by and between Intelsat Subsidiary Holding Company, Ltd. and Wells Fargo Bank, National Association.*

4.13	Indenture, dated as of April 1, 2002, between Intelsat, Ltd. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

Exhibit No.	Document Description

4.14	Officers’ Certificate dated April 15, 2002 relating to Intelsat, Ltd.’s 7 5/8% Senior Notes due 2012 (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

4.15	Form of 7 5/8% Senior Notes due 2012 (incorporated by reference to Exhibit 4.4 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

4.16	Officers’ Certificate dated November 7, 2003 relating to Intelsat, Ltd.’s 5 1/4% Senior Notes due 2008 and its 6 1/2% Senior Notes due 2013, including the forms of Notes (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form F-4, File No. 333-110671, filed on November 21, 2003).

4.17	Indenture, dated as of February 11, 2005, by and among Zeus Special Subsidiary Limited, Intelsat, Ltd. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 2.11 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

4.18	Form of 9 1/4% Senior Discount Notes due 2015 (included in Exhibit 4.17).

4.19	Supplemental Indenture, dated as of March 3, 2005, by and among Intelsat (Bermuda), Ltd., Intelsat, Ltd. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 2.12 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

4.20	Registration Rights Agreement, dated as of February 11, 2005, among Zeus Special Subsidiary Limited, Intelsat and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 2.13 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

5.1	Form of Opinion of Appleby Spurling Hunter as to the validity of the securities being registered.*

5.2	Form of Opinion of Milbank, Tweed, Hadley & McCloy LLP as to the validity of the securities being registered.*

5.3	Form of Opinion of Baker & McKenzie LLP as to the validity of the securities being registered.*

8.1	Form of Opinion of Appleby Spurling Hunter as to certain Bermuda tax matters.*

8.2	Form of Opinion of Milbank, Tweed, Hadley & McCloy LLP as to certain U.S. tax matters.*

9.1	Voting Agreement, dated as of August 28, 2005, by and among Intelsat (Bermuda), Ltd., Proton Acquisition Corporation, PanAmSat Holding Corporation and the stockholders of PanAmSat Holding Corporation named therein (incorporated by reference to Exhibit 99.1 of Intelsat Ltd.’s Report on Form 8-K, File No. 000-50262, filed on August 30, 2005).

10.1	Credit Agreement dated as of January 28, 2005 among Zeus Merger One Limited, Zeus Merger Two Limited and the other parties named therein (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

Exhibit No.	Document Description

10.2	Commitment Letter, dated as of August 28, 2005, by and among Intelsat (Bermuda), Ltd., Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Credit Suisse First Boston, Cayman Islands Branch, Lehman Commercial Paper Inc., and Lehman Brothers Inc. (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on August 30, 2005).

10.3	Headquarters Land Lease, dated as of June 8, 1982, between the International Telecommunications Satellite Organization and the U.S. Government, as amended (incorporated by reference to Exhibit 10.16 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

10.4	Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat (Bermuda), Ltd. and Conny Kullman (incorporated by reference to Exhibit 10.2 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

10.5	Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat, Ltd. and William Atkins (incorporated by reference to Exhibit 10.3 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

10.6	Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat, Ltd. and Ramu Potarazu (incorporated by reference to Exhibit 10.4 of Intelsat, Ltd.’s report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

10.7	Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat Global Service Corporation and Kevin Mulloy (incorporated by reference to Exhibit 10.5 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

10.8	Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat Global Service Corporation and Tony Trujillo (incorporated by reference to Exhibit 10.6 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

10.9	Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat Global Service Corporation and David Meltzer (incorporated by reference to Exhibit 10.7 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

10.10	Employment Agreement, dated as of January 28, 2005, between Intelsat Holdings, Ltd. and David McGlade (incorporated by reference to Exhibit 3.13 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

10.11	Letter Agreement, dated as of December 22, 2004, between Zeus Holdings Limited and David McGlade (incorporated by reference to Exhibit 3.14 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

10.12	Letter Agreement, dated as of February 25, 2005, between Zeus Holdings Limited and David McGlade (incorporated by reference to Exhibit 3.15 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

Exhibit No.	Document Description

10.13	Employment Agreement, dated as of January 31, 2005, between Intelsat Holdings, Ltd., Intelsat, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.8 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

10.14	Amendment and Acknowledgement, dated June 21, 2005, to Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat (Bermuda), Ltd. and Conny Kullman (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, File No. 000-50262, filed on August 11, 2005).

10.15	Amendment and Acknowledgement, dated June 21, 2005, to Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat, Ltd. and William Atkins (incorporated by reference to Exhibit 10.2 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, File No. 000-50262, filed on August 11, 2005).

10.16	Amendment and Acknowledgement, dated June 21, 2005, to Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat, Ltd. and Ramu Potarazu (incorporated by reference to Exhibit 10.3 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, File No. 000-50262, filed on August 11, 2005).

10.17	Amendment and Acknowledgement, dated June 21, 2005, to Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat Global Service Corporation and Kevin Mulloy (incorporated by reference to Exhibit 10.4 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, File No. 000-50262, filed on August 11, 2005).

10.18	Amendment and Acknowledgement, dated June 20, 2005, to Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat Global Service Corporation and Tony Trujillo (incorporated by reference to Exhibit 10.5 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, File No. 000-50262, filed on August 11, 2005).

10.19	Amendment and Acknowledgement, dated June 21, 2005, to Employment Agreement, dated as of January 28, 2005, between Intelsat Holdings, Ltd. and David McGlade (incorporated by reference to Exhibit 10.6 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, File No. 000-50262, filed on August 11, 2005).

10.20	Amendment and Acknowledgement, dated June 21, 2005, to Employment Agreement, dated as of January 31, 2005, between Intelsat Holdings, Ltd., Intelsat, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.7 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, File No. 000-50262, filed on August 11, 2005).

10.21	Business Transition Services Agreement, dated as of July 15, 2003, among Intelsat (Bermuda), Ltd., Loral Space & Communications Corporation and Loral SpaceCom Corporation (incorporated by reference to Exhibit 3.17 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

10.22	TT&C Transition Services Agreement, dated as of July 15, 2003, among Intelsat (Bermuda), Ltd., Loral Space & Communications Corporation and Loral SpaceCom Corporation (incorporated by reference to Exhibit 3.18 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

Exhibit No.	Document Description

10.23	Transaction and Monitoring Fee Agreement, dated as of January 28, 2005, by and among Zeus Merger Two Limited and the other parties names therein (incorporated by reference to Exhibit 3.20 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

10.24	Subsidiary Flow Through Voting Agreement, dated as of January 28, 2005, by and between Zeus Holdings Limited and Intelsat, Ltd. (incorporated by reference to Exhibit 3.21 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

10.25	Engagement Contract, dated June 27, 2005, between Intelsat, Ltd. and FTI Palladium Partners, a division of FTI Consulting, Inc. (incorporated by reference to Exhibit 10.8 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, File No. 000-50262, filed on August 11, 2005).

10.26	Intelsat Holdings, Ltd. 2005 Share Incentive Plan (incorporated by reference to Exhibit 10.1 to Intelsat Ltd.’s Current Report on Form 8-K dated May 10, 2005).

10.27	Form of Restricted Share Agreement under Intelsat Holdings, Ltd. 2005 Share Incentive Plan (incorporated by reference to Exhibit 10.2 to Intelsat Ltd.’s Current Report on Form 8-K dated May 10, 2005).

10.28	Intelsat Holdings, Ltd. Bonus Plan (incorporated by reference to Exhibit 10.3 to Intelsat Ltd.’s Current Report on Form 8-K dated May 10, 2005).

10.29	Amendment of Employment Agreement, Separation Agreement and Release of Claims, dated as of July 20, 2005, by and among William Atkins, Intelsat Holdings, Ltd. and Intelsat, Ltd.*

12.1	Statement of computation of earnings to fixed charges.*

21.1	List of subsidiaries (incorporated by reference to Exhibit 8.1 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

23.1	Consent of Appleby Spurling Hunter (included in Exhibits 5.1 and 8.1).

23.2	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibits 5.2 and 8.2).

23.3	Consent of Baker & McKenzie LLP (included in Exhibit 5.3)

23.4	Consent of KPMG LLP.*

23.5	Consent of Deloitte & Touche LLP.*

24.1	Powers of Attorney (included on signature pages).

25.1	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Registered Holders.*

99.4	Form of Letter to the Depository Trust Company Participants.*

99.5	Form of Letter to Clients.*

99.6	Form of Instruction to Registered Holder from Beneficial Owner.*

*	Filed herewith.
(1)	Portions of this exhibit have been omitted pursuant to an order of the Securities and Exchange Commission granting confidential treatment with respect thereto.

(b) Financial Statement Schedules

Schedule II “Valuation and Qualifying Accounts” is filed herewith on page F-57.

Item 22. Undertakings.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, District of Columbia, on November 4, 2005.

INTELSAT SUBSIDIARY HOLDING COMPANY, LTD.

By:	/S/ CONNY KULLMAN
Name:	Conny Kullman
Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Conny Kullman and Phillip Spector, and each of them, his or her attorneys-in-fact, each with full power of substitution for him or her in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CONNY KULLMAN Conny Kullman	Chief Executive Officer, Chairman and Director (Principal Executive Officer)	November 4, 2005

/S/ ELIZABETH SCHEID Elizabeth Scheid	Director	November 4, 2005

/S/ PHILLIP SPECTOR Phillip Spector	Director	November 4, 2005

/S/ PHILLIP SPECTOR Phillip Spector	Authorized Representative in the United States	November 4, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, District of Columbia, on November 4, 2005.

INTELSAT, LTD.

By:	/s/ DAVID MCGLADE
Name:	David McGlade
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Robert Medlin, Phillip Spector and Michael Hughes, and each of them, his attorneys-in-fact, each with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID MCGLADE David McGlade	Chief Executive Officer and Director (Principal Executive Officer)	November 4, 2005

/s/ J. ROBERT MEDLIN J. Robert Medlin	Acting Chief Financial Officer (Principal Financial Officer)	November 4, 2005

/s/ MICHAEL HUGHES Michael Hughes	Senior Vice President and Controller (Principal Accounting Officer)	November 4, 2005

/s/ CONNY KULLMAN Conny Kullman	Chairman and Director	November 4, 2005

/s/ ANDREW AFRICK Andrew Africk	Director	November 4, 2005

/s/ DOUGLAS GRISSOM Douglas Grissom	Director	November 4, 2005

/s/ RICHARD HAIGHT Richard Haight	Director	November 4, 2005

James Perry, Jr.	Director

Signature	Title	Date

/s/ ALAN PEYRAT Alan Peyrat	Director	November 4, 2005

Andrew Sillitoe	Director

/s/ AARON STONE Aaron Stone	Director	November 4, 2005

/s/ NICOLA VOLPI Nicola Volpi	Director	November 4, 2005

/s/ MICHAEL HUGHES Michael Hughes	Authorized Representative in the United States	November 4, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, District of Columbia, on November 4, 2005.

INTELSAT (BERMUDA), LTD.

By:	/s/ CONNY KULLMAN
Name:	Conny Kullman
Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Conny Kullman and Phillip Spector, and each of them, his or her attorneys-in-fact, each with full power of substitution for him or her in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CONNY KULLMAN Conny Kullman	Chief Executive Officer, Chairman and Director (Principal Executive Officer),	November 4, 2005

/s/ ELIZABETH SCHEID Elizabeth Scheid	Director	November 4, 2005

/s/ PHILLIP SPECTOR Phillip Spector	Director	November 4, 2005

/s/ PHILLIP SPECTOR Phillip Spector	Authorized Representative in the United States	November 4, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, District of Columbia, on November 4, 2005.

INTELSAT HOLDINGS LLC

By:	/s/ CONNY KULLMAN
Name:	Conny Kullman
Title:	Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Conny Kullman and Phillip Spector, and each of them, his or her attorneys-in-fact, each with full power of substitution for him or her in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CONNY KULLMAN Conny Kullman	Chairman and Manager (Principal Executive Officer)	November 4, 2005

/s/ ELIZABETH SCHEID Elizabeth Scheid	Manager	November 4, 2005

/s/ PHILLIP SPECTOR Phillip Spector	Manager	November 4, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, District of Columbia, on November 4, 2005.

INTELSAT LLC

By:	/S/ CONNY KULLMAN
Name:	Conny Kullman
Title:	Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Conny Kullman and Phillip Spector, and each of them, his or her attorneys-in-fact, each with full power of substitution for him or her in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CONNY KULLMAN Conny Kullman	Chairman and Manager (Principal Executive Officer)	November 4, 2005

/S/ ELIZABETH SCHEID Elizabeth Scheid	Manager	November 4, 2005

/S/ PHILLIP SPECTOR Phillip Spector	Manager	November 4, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, District of Columbia, on November 4, 2005.

INTELSAT GLOBAL SALES & MARKETING LTD.

By:	/S/ CONNY KULLMAN
Name:	Conny Kullman
Title:	Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Conny Kullman and Ramu Potarazu, and each of them, his attorneys-in-fact, each with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CONNY KULLMAN Conny Kullman	Chairman and Director (Principal Executive Officer)	November 4, 2005

/S/ RAMU POTARAZU Ramu Potarazu	Director	November 4, 2005

/S/ ANDREW STIMSON Andrew Stimson	Director	November 4, 2005

/S/ RAMU POTARAZU Ramu Potarazu	Authorized Representative in the United States	November 4, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, District of Columbia, on November 4, 2005.

INTELSAT USA SALES CORP.

By:	/s/ STEPHEN SPENGLER
Name:	Stephen Spengler
Title:	Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen Spengler and Patricia Casey, and each of them, his or her attorneys-in-fact, each with full power of substitution for him or her in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEPHEN SPENGLER Stephen Spengler	Chairman and Director (Principal Executive Officer)	November 4, 2005

/s/ PATRICIA CASEY Patricia Casey	Director	November 4, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, District of Columbia, on November 4, 2005.

INTELSAT USA LICENSE CORP.

By:	/s/ STEPHEN SPENGLER
Name:	Stephen Spengler
Title:	Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen Spengler and Patricia Casey, and each of them, his or her attorneys-in-fact, each with full power of substitution for him or her in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEPHEN SPENGLER Stephen Spengler	Chairman and Director (Principal Executive Officer)	November 4, 2005

/s/ PATRICIA CASEY Patricia Casey	Director	November 4, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the undersigned co-registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Washington, District of Columbia, on November 4, 2005.

INTELSAT GLOBAL SERVICE CORPORATION

By:	/S/ KEVIN MULLOY
Name:	Kevin Mulloy
Title:	President and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin Mulloy, Patricia Casey and Michael Hughes, and each of them, his or her attorneys-in-fact, each with full power of substitution for him or her in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ KEVIN MULLOY Kevin Mulloy	President, Chairman and Director (Principal Executive Officer)	November 4, 2005

/S/ PATRICIA CASEY Patricia Casey	Director	November 4, 2005

Exhibit Index

Exhibit No.	Document Description

2.1	Transaction Agreement and Plan of Amalgamation, dated as of August 16, 2004, by and among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Intelsat Holdings, Ltd. (formerly Zeus Holdings Limited), Zeus Merger One Limited and Zeus Merger Two Limited (incorporated by reference to Exhibit 99.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

2.2	Merger Agreement, dated as of August 28, 2005, by and among Intelsat (Bermuda), Ltd., Proton Acquisition Corporation and PanAmSat Holding Corporation (incorporated by reference to Exhibit 2.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on August 30, 2005).

2.3	Asset Purchase Agreement, dated as of July 15, 2003, among Intelsat, Ltd., Intelsat (Bermuda), Ltd., Loral Space & Communications Corporation, Loral SpaceCom Corporation and Loral Satellite, Inc., as amended (incorporated by reference to Exhibit 1 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended June 30, 2003, File No. 000-50262, filed on August 14, 2003 and Exhibits 1, 2 and 3 of Intelsat, Ltd.’s Quarterly Report on Form 6-K for the period ended September 30, 2003, File No. 000-50262, filed on October 29, 2003).

2.4	Amendment No. 4, dated as of March 5, 2004, to Asset Purchase Agreement among Intelsat, Ltd., Intelsat (Bermuda), Ltd., and Loral Space & Communications Corporation, Loral SpaceCom Corporation and Loral Satellite, Inc. (incorporated by reference to Exhibit 4.35 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2003, File No. 000-50262, filed on March 15, 2004). (1)

3.1	Certificate of Incorporation of Intelsat Subsidiary Holding Company, Ltd.*

3.2	Memorandum of Association of Intelsat Subsidiary Holding Company, Ltd.*

3.3	Bye-laws of Intelsat Subsidiary Holding Company, Ltd.*

3.4	Certificate of Incorporation of Intelsat, Ltd. (incorporated by reference to Exhibit 3.1 of Intelsat, Ltd.’s Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

3.5	Memorandum of Association of Intelsat, Ltd. (incorporated by reference to Exhibit 1.2 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

3.6	Amended and Restated Bye-laws of Intelsat, Ltd. (incorporated by reference to Exhibit 3.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on March 7, 2005).

3.7	Certificate of Incorporation of Intelsat (Bermuda), Ltd., as amended.*

3.8	Memorandum of Association of Intelsat (Bermuda), Ltd.*

3.9	Bye-laws of Intelsat (Bermuda), Ltd.*

3.10	Certificate of Formation of Intelsat Holdings LLC.*

3.11	Second Amended and Restated Limited Liability Company Agreement of Intelsat Holdings LLC.*

3.12	Certificate of Formation of Intelsat LLC.*

3.13	Amended and Restated Limited Liability Company Agreement of Intelsat LLC.*

3.14	Memorandum and Articles of Association of Intelsat Global Sales & Marketing Ltd.*

Exhibit No.	Document Description

3.15	Certificate of Incorporation of Intelsat USA Sales Corp., as amended.*

3.16	By-laws of Intelsat USA Sales Corp.*

3.17	Certificate of Incorporation of Intelsat USA License Corp.*

3.18	By-laws of Intelsat USA License Corp.*

3.19	Certificate of Incorporation of Intelsat Global Service Corporation, as amended.*

3.20	Amended and Restated By-laws of Intelsat Global Service Corporation.*

4.1	Indenture, dated as of January 28, 2005, by and among Zeus Merger Two Limited, as Issuer, Zeus Merger One Limited, as Parent Guarantor, and Wells Fargo, as Trustee (incorporated by reference to Exhibit 4.1 of Intelsat Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

4.2	Form of Original Floating Rate Senior Notes due 2012 (included in Exhibit 4.1).

4.3	Form of Original 8 1/4% Senior Notes due 2013 (included in Exhibit 4.1).

4.4	Form of Original 8 5/8% Senior Notes due 2015 (included in Exhibit 4.1).

4.5	Form of Floating Rate Senior Notes due 2012 (included in Exhibit 4.1).

4.6	Form of 8 1/4% Senior Notes due 2013 (included in Exhibit 4.1).

4.7	Form of 8 5/8% Senior Notes due 2015 (included in Exhibit 4.1).

4.8	Supplemental Indenture, dated as of January 28, 2005, by and among Intelsat Holdings LLC, Intelsat LLC, Intelsat Global Sales & Marketing Ltd., Intelsat USA Sales Corp., Intelsat USA License Corp., Intelsat Global Service Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 2.6 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

4.9	Second Supplemental Indenture, dated as of March 3, 2005, by and among Intelsat Subsidiary Holding Company, Ltd., Intelsat (Bermuda), Ltd., Intelsat, Ltd., Intelsat Holdings LLC, Intelsat LLC, Intelsat Global Sales & Marketing Ltd., Intelsat USA Sales Corp., Intelsat USA License Corp., Intelsat Global Service Corporation and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 2.7 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262 filed on March 15, 2005).

4.10	Third Supplemental Indenture, dated as of March 3, 2005, by and among Intelsat (Bermuda), Ltd., Intelsat Subsidiary Holding Company, Ltd. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 2.8 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

4.11	Registration Rights Agreement, dated as of January 28, 2005, by and among Zeus Merger One Limited, Zeus Merger Two Limited and the other parties named therein (incorporated by reference to Exhibit 4.2 of Intelsat’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

4.12	Form of Exchange Agent Agreement by and between Intelsat Subsidiary Holding Company, Ltd. and Wells Fargo Bank, National Association.*

4.13	Indenture, dated as of April 1, 2002, between Intelsat, Ltd. and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

4.14	Officers’ Certificate dated April 15, 2002 relating to Intelsat, Ltd.’s 7 5/8% Senior Notes due 2012 (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

Exhibit No.	Document Description

4.15	Form of 7 5/8% Senior Notes due 2012 (incorporated by reference to Exhibit 4.4 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

4.16	Officers’ Certificate dated November 7, 2003 relating to Intelsat, Ltd.’s 5 1/4% Senior Notes due 2008 and its 6 1/2% Senior Notes due 2013, including the forms of Notes (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form F-4, File No. 333-110671, filed on November 21, 2003).

4.17	Indenture, dated as of February 11, 2005, by and among Zeus Special Subsidiary Limited, Intelsat, Ltd. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 2.11 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

4.18	Form of 9 1/4% Senior Discount Notes due 2015 (included in Exhibit 4.17).

4.19	Supplemental Indenture, dated as of March 3, 2005, by and among Intelsat (Bermuda), Ltd., Intelsat, Ltd. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 2.12 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

4.20	Registration Rights Agreement, dated as of February 11, 2005, among Zeus Special Subsidiary Limited, Intelsat and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 2.13 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

5.1	Form of Opinion of Appleby Spurling Hunter as to the validity of the securities being registered.*

5.2	Form of Opinion of Milbank, Tweed, Hadley & McCloy LLP as to the validity of the securities being registered.*

5.3	Form of Opinion of Baker & McKenzie LLP as to the validity of the securities being registered.*

8.1	Form of Opinion of Appleby Spurling Hunter as to certain Bermuda tax matters.*

8.2	Form of Opinion of Milbank, Tweed, Hadley & McCloy LLP as to certain U.S. tax matters.*

9.1	Voting Agreement, dated as of August 28, 2005, by and among Intelsat (Bermuda), Ltd., Proton Acquisition Corporation, PanAmSat Holding Corporation and the stockholders of PanAmSat Holding Corporation named therein (incorporated by reference to Exhibit 99.1 of Intelsat Ltd.’s Report on Form 8-K, File No. 000-50262, filed on August 30, 2005).

10.1	Credit Agreement dated as of January 28, 2005 among Zeus Merger One Limited, Zeus Merger Two Limited and the other parties named therein (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

10.2	Commitment Letter, dated as of August 28, 2005, by and among Intelsat (Bermuda), Ltd., Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc., Citigroup Global Markets Inc., Credit Suisse First Boston, Cayman Islands Branch, Lehman Commercial Paper Inc., and Lehman Brothers Inc. (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on August 30, 2005).

Exhibit No.	Document Description

10.3	Headquarters Land Lease, dated as of June 8, 1982, between the International Telecommunications Satellite Organization and the U.S. Government, as amended (incorporated by reference to Exhibit 10.16 of the Registration Statement on Form F-4, File No. 333-99189, filed on September 5, 2002).

10.4	Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat (Bermuda), Ltd. and Conny Kullman (incorporated by reference to Exhibit 10.2 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

10.5	Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat, Ltd. and William Atkins (incorporated by reference to Exhibit 10.3 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

10.6	Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat, Ltd. and Ramu Potarazu (incorporated by reference to Exhibit 10.4 of Intelsat, Ltd.’s report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

10.7	Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat Global Service Corporation and Kevin Mulloy (incorporated by reference to Exhibit 10.5 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

10.8	Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat Global Service Corporation and Tony Trujillo (incorporated by reference to Exhibit 10.6 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

10.9	Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat Global Service Corporation and David Meltzer (incorporated by reference to Exhibit 10.7 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

10.10	Employment Agreement, dated as of January 28, 2005, between Intelsat Holdings, Ltd. and David McGlade (incorporated by reference to Exhibit 3.13 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

10.11	Letter Agreement, dated as of December 22, 2004, between Zeus Holdings Limited and David McGlade (incorporated by reference to Exhibit 3.14 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

10.12	Letter Agreement, dated as of February 25, 2005, between Zeus Holdings Limited and David McGlade (incorporated by reference to Exhibit 3.15 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

10.13	Employment Agreement, dated as of January 31, 2005, between Intelsat Holdings, Ltd., Intelsat, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.8 of Intelsat, Ltd.’s Report on Form 8-K, File No. 000-50262, filed on February 4, 2005).

10.14	Amendment and Acknowledgement, dated June 21, 2005, to Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat (Bermuda), Ltd. and Conny Kullman (incorporated by reference to Exhibit 10.1 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, File No. 000-50262, filed on August 11, 2005).

Exhibit No.	Document Description

10.15	Amendment and Acknowledgement, dated June 21, 2005, to Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat, Ltd. and William Atkins (incorporated by reference to Exhibit 10.2 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, File No. 000-50262, filed on August 11, 2005).

10.16	Amendment and Acknowledgement, dated June 21, 2005, to Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat, Ltd. and Ramu Potarazu (incorporated by reference to Exhibit 10.3 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, File No. 000-50262, filed on August 11, 2005).

10.17	Amendment and Acknowledgement, dated June 21, 2005, to Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat Global Service Corporation and Kevin Mulloy (incorporated by reference to Exhibit 10.4 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, File No. 000-50262, filed on August 11, 2005).

10.18	Amendment and Acknowledgement, dated June 20, 2005, to Employment Agreement, dated as of January 28, 2005, by and among Intelsat Holdings, Ltd., Intelsat Global Service Corporation and Tony Trujillo (incorporated by reference to Exhibit 10.5 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, File No. 000-50262, filed on August 11, 2005).

10.19	Amendment and Acknowledgement, dated June 21, 2005, to Employment Agreement, dated as of January 28, 2005, between Intelsat Holdings, Ltd. and David McGlade (incorporated by reference to Exhibit 10.6 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, File No. 000-50262, filed on August 11, 2005).

10.20	Amendment and Acknowledgement, dated June 21, 2005, to Employment Agreement, dated as of January 31, 2005, between Intelsat Holdings, Ltd., Intelsat, Ltd. and Phillip Spector (incorporated by reference to Exhibit 10.7 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, File No. 000-50262, filed on August 11, 2005).

10.21	Business Transition Services Agreement, dated as of July 15, 2003, among Intelsat (Bermuda), Ltd., Loral Space & Communications Corporation and Loral SpaceCom Corporation (incorporated by reference to Exhibit 3.17 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

10.22	TT&C Transition Services Agreement, dated as of July 15, 2003, among Intelsat (Bermuda), Ltd., Loral Space & Communications Corporation and Loral SpaceCom Corporation (incorporated by reference to Exhibit 3.18 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

10.23	Transaction and Monitoring Fee Agreement, dated as of January 28, 2005, by and among Zeus Merger Two Limited and the other parties names therein (incorporated by reference to Exhibit 3.20 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

10.24	Subsidiary Flow Through Voting Agreement, dated as of January 28, 2005, by and between Zeus Holdings Limited and Intelsat, Ltd. (incorporated by reference to Exhibit 3.21 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

Exhibit No.	Document Description

10.25	Engagement Contract, dated June 27, 2005, between Intelsat, Ltd. and FTI Palladium Partners, a division of FTI Consulting, Inc. (incorporated by reference to Exhibit 10.8 of Intelsat, Ltd.’s Quarterly Report on Form 10-Q for the period ended June 30, 2005, File No. 000-50262, filed on August 11, 2005).

10.26	Intelsat Holdings, Ltd. 2005 Share Incentive Plan (incorporated by reference to Exhibit 10.1 to Intelsat Ltd.’s Current Report on Form 8-K dated May 10, 2005).

10.27	Form of Restricted Share Agreement under Intelsat Holdings, Ltd. 2005 Share Incentive Plan (incorporated by reference to Exhibit 10.2 to Intelsat Ltd.’s Current Report on Form 8-K dated May 10, 2005).

10.28	Intelsat Holdings, Ltd. Bonus Plan (incorporated by reference to Exhibit 10.3 to Intelsat Ltd.’s Current Report on Form 8-K dated May 10, 2005).

10.29	Amendment of Employment Agreement, Separation Agreement and Release of Claims, dated as of July 20, 2005, by and among William Atkins, Intelsat Holdings, Ltd. and Intelsat, Ltd.*

12.1	Statement of computation of earnings to fixed charges.*

21.1	List of subsidiaries (incorporated by reference to Exhibit 8.1 of Intelsat, Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2004, File No. 000-50262, filed on March 15, 2005).

23.1	Consent of Appleby Spurling Hunter (included in Exhibits 5.1 and 8.1).

23.2	Consent of Milbank, Tweed, Hadley & McCloy LLP (included in Exhibits 5.2 and 8.2).

23.3	Consent of Baker & McKenzie LLP (included in Exhibit 5.3)

23.4	Consent of KPMG LLP.*

23.5	Consent of Deloitte & Touche LLP.*

24.1	Powers of Attorney (included on signature pages).

25.1	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association.*

99.1	Form of Letter of Transmittal.*

99.2	Form of Notice of Guaranteed Delivery.*

99.3	Form of Letter to Registered Holders.*

99.4	Form of Letter to the Depository Trust Company Participants.*

99.5	Form of Letter to Clients.*

99.6	Form of Instruction to Registered Holder from Beneficial Owner.*

*	Filed herewith.
(1)	Portions of this exhibit have been omitted pursuant to an order of the Securities and Exchange Commission granting confidential treatment with respect thereto.